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                       BUSINESS PROCESS SERVICES AGREEMENT

                                     BETWEEN

                     THE DUN & BRADSTREET CORPORATION (D&B)

                                       AND

                INTERNATIONAL BUSINESS MACHINES CORPORATION (IBM)

                       ----------------------------------

                                OCTOBER 15, 2004

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                               TABLE OF CONTENTS

1.       OBJECTIVES..............................................................................................      1
   1.1     Background, Goals, and Objectives.....................................................................      1
2.       DEFINITIONS.............................................................................................      2
   2.1     Certain Defined Terms.................................................................................      2
   2.2     Other Defined Terms...................................................................................      6
3.       SERVICES................................................................................................      6
   3.1     General...............................................................................................      6
   3.2     Implied Services......................................................................................      7
   3.3     Services Evolution....................................................................................      7
   3.4     Services Variable in Scope and Volume.................................................................      7
   3.5     Services Performed by D&B or Third Parties............................................................      7
   3.6     Permitted Users of the Services.......................................................................      8
   3.7     Service Locations.....................................................................................      8
   3.8     Relationship and Agreement Structure..................................................................      8
4.       TERM OF AGREEMENT.......................................................................................      9
   4.1     Term..................................................................................................      9
   4.2     Extension of Term.....................................................................................      9
5.       TRANSITION AND TRANSFORMATION...........................................................................     10
   5.1     Transition and Transformation, Generally..............................................................     10
6.       PERSONNEL...............................................................................................     10
   6.1     Key IBM Positions.....................................................................................     10
   6.2     IBM Project Executive.................................................................................     11
   6.3     Qualifications, Retention and Removal of IBM Personnel................................................     11
   6.4     Restrictive Covenant..................................................................................     12
7.       HUMAN RESOURCES.........................................................................................     13
8.       RESPONSIBILITY FOR RESOURCES............................................................................     13
   8.1     Generally.............................................................................................     13
   8.2     Acquired Assets.......................................................................................     13
   8.3     [Reserved]............................................................................................     13
   8.4     [Reserved]............................................................................................     13
   8.5     D&B Facilities........................................................................................     13
9.       RIGHTS IN MATERIALS.....................................................................................     14
   9.1     D&B Materials.........................................................................................     14
   9.2     Commercially Available IBM Materials..................................................................     14
   9.3     Non-Commercially Available IBM Materials..............................................................     15
   9.4     Developed Materials...................................................................................     16
   9.5     Certain D&B Rights Following the Term.................................................................     17
   9.6     Residual Knowledge....................................................................................     17
10.      REQUIRED CONSENTS.......................................................................................     18
11.      PERFORMANCE STANDARDS/SERVICE LEVELS....................................................................     18
   11.1       General............................................................................................     18
   11.2       Priority of Recovery Following Interruption of Services............................................     18
   11.3       User Satisfaction..................................................................................     18
   11.4       Periodic Reviews...................................................................................     19
12.      ACCEPTANCE..............................................................................................     19
13.      governance..............................................................................................     19
   13.1       Reports............................................................................................     20
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
   13.2       Procedures Manual..................................................................................     20
   13.3       Change Control.....................................................................................     21
   13.4       Subcontractors.....................................................................................     22
   13.5       Quality Assurance and Improvement Programs.........................................................     22
14.      AUDITS; RECORD RETENTION................................................................................     22
   14.1       Audit Rights.......................................................................................     22
   14.2       IBM Audits.........................................................................................     23
   14.3       Records Retention..................................................................................     24
15.      D&B RESPONSIBILITIES....................................................................................     24
   15.1       Designation of Certain D&B Personnel...............................................................     24
   15.2       D&B Retained Functions.............................................................................     24
   15.3       Savings Clause.....................................................................................     24
16.      CHARGES.................................................................................................     24
17.      SAFEGUARDING OF DATA; CONFIDENTIALITY...................................................................     25
   17.1       D&B Information....................................................................................     25
   17.2       Safeguarding D&B Data..............................................................................     25
   17.3       Confidential Information...........................................................................     26
   17.4       Obligations in Connection with Confidential Information............................................     26
18.      REPRESENTATIONS, WARRANTIES AND COVENANTS...............................................................     27
   18.1       Work Standards.....................................................................................     27
   18.2       Efficiency and Cost Effectiveness..................................................................     27
   18.3       Deliverables.......................................................................................     27
   18.4       Technology.........................................................................................     27
   18.5       Non-Infringement...................................................................................     27
   18.6       Ownership and Use of Software and Related Material.................................................     28
   18.7       Authorization and Other Consents...................................................................     28
   18.8       Inducements........................................................................................     28
   18.9       Viruses............................................................................................     28
   18.10      Disabling Code.....................................................................................     29
   18.11      DISCLAIMERS........................................................................................     29
19.      INSURANCE...............................................................................................     29
20.      INDEMNITIES.............................................................................................     29
   20.1       IBM Indemnities....................................................................................     29
   20.2       D&B Indemnities....................................................................................     31
   20.3       Additional Indemnities.............................................................................     31
   20.4       Infringement.......................................................................................     32
   20.5       Indemnification Procedures.........................................................................     32
   20.6       Subrogation........................................................................................     33
21.      LIABILITY...............................................................................................     33
   21.1       General Intent.....................................................................................     33
   21.2       Liability Restrictions.............................................................................     33
   21.3       Direct Damages.....................................................................................     34
   21.4       Duty to Mitigate...................................................................................     34
   21.5       Force Majeure......................................................................................     34
22.      DISPUTE RESOLUTION......................................................................................     35
   22.1       Dispute Resolution Process.........................................................................     35
   22.2       Consolidation of Disputes..........................................................................     36
   22.3       Continued Performance..............................................................................     37
   22.4       Governing Law......................................................................................     37
23.      TERMINATION.............................................................................................     37
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
   23.1       Termination For Cause By D&B.......................................................................     37
   23.2       Termination by IBM.................................................................................     38
   23.3       Termination for Convenience by D&B.................................................................     38
   23.4       Termination for Change of Control..................................................................     39
   23.5       Special Termination Conditions.....................................................................     39
   23.6       Extension of Termination Effective Date............................................................     39
   23.7       Termination/Expiration Assistance..................................................................     40
   23.8       Equitable Remedies.................................................................................     41
24.      COMPLIANCE WITH LAWS....................................................................................     41
   24.1       Compliance with Laws and Regulations Generally.....................................................     41
   24.2       Equal Employment Opportunity.......................................................................     41
   24.3       Occupational Safety and Health Act.................................................................     42
   24.4       Gramm-Leach-Bliley Act and Similar Laws............................................................     42
   24.5       Fair Labor Standards Act...........................................................................     42
25.      GENERAL.................................................................................................     42
   25.1       Binding Nature and Assignment......................................................................     42
   25.2       Public Disclosures.................................................................................     43
   25.3       Non-Solicitation...................................................................................     43
   25.4       No Third Party Beneficiaries.......................................................................     43
   25.5       Entire Agreement...................................................................................     43
   25.6       Amendments.........................................................................................     43
   25.7       Consents and Approvals.............................................................................     44
   25.8       Waiver.............................................................................................     44
   25.9       Remedies Cumulative................................................................................     44
   25.10      Priority of Documents..............................................................................     44
   25.11      Headings...........................................................................................     45
   25.12      Section References.................................................................................     45
   25.13      Schedule References................................................................................     45
   25.14      Use of Certain Words...............................................................................     45
   25.15      Statutory References...............................................................................     46
   25.16      Severability.......................................................................................     46
   25.17      Counterparts.......................................................................................     46
   25.18      Covenant of Good Faith.............................................................................     46
   25.19      Notices............................................................................................     46
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                  SCHEDULES, EXHIBITS, ATTACHMENTS AND ANNEXES

Schedule A        IBM Services and Solutions
         Exhibit A-1 Contact Center Services Statement of Work
         Exhibit A-2 Data Programming Services Statement of Work
                  Attachment A-2-1 Postal Data Cleansing
                  Attachment A-2-2 Data Programming Quality Checklists
                           Annex A-2-2a SMS Data Normalization Project Quality
                             Checklist
                           Annex A-2-2b SMS Spend Analysis Quality Checklist
                           Annex A-2-2c SMS MWOB Quality Checklist
                           Annex A-2-2d SMS Supply Optimizer Quality Checklist
                           Annex A-2-2e SMS Supply Optimizer Refresh Quality
                             Checklist
         Exhibit A-3 Transaction Processing Services Statement of Work
                  Attachment A-3-1 Transaction Processing Data Sources
                  Attachment A-3-2 Transaction Processing Workflows
         Exhibit A-3 Transaction Processing Services Statement of Work
                  Attachment A-3-1 Transaction Processing Data Sources
                  Attachment A-3-2 Transaction Processing Workflows
         Exhibit A-4 Finance Processing Services Statement of Work
         Exhibit A-5 Cross Functional Services Statement of Work
                  Attachment A-5-1 IBM Personnel Background Checks and Screening
         Exhibit A-6 IBM Solutions
                  Attachment A-6-1 Contact Center Solution
                           Annex A-6-1a EU File Update Solution
                  Attachment A-6-2 Data Programming Solution
                  Attachment A-6-3 Transaction Processing Solution
                  Attachment A-6-4 Finance Processing Solution
                  Attachment A-6-5 Technology Solution
         Exhibit A-7 Transition and Transformation
                  Attachment A-7-1 Transition Solution
                  Attachment A-7-3 Transition Schedule
                  Attachment A-7-2 Transformation Solution

Schedule B        Service Levels
         Exhibit B-1 Contact Center Service Levels
                  Attachment B-1-1 Record Completeness Score Point Values
         Exhibit B-2 Data Programming Service Levels
                  Attachment B-2-1 Delivery Project Commitment Dates -
                    Standard Projects
         Exhibit B-3 Transaction Processing Service Levels
         Exhibit B-4 Finance Processing Service Levels
         Exhibit B-5 Critical Service Levels
         Exhibit B-6 Mission Critical Service Failures
         Exhibit B-7 Revenue Commitment Service Levels
                  Attachment B-7-1 Revenue Commitment Service Level Computation

Schedule C        Charges
         Exhibit C-1 Transaction Types and Transaction Volume Measurement
         Exhibit C-2 Pricing Tables

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         Exhibit C-3 T&M Rate Schedule
         Exhibit C-4 Transaction Baselines
         Exhibit C-5 Transition Reimbursement
         Exhibit C-6 Finance Processing Gain-Share
         Exhibit C-7 Minimum Annual Service Charges
         Exhibit C-8 Financial Responsibilities
                  Attachment C-8-1 Financial Responsibilities Matrix
         Exhibit C-9 Price Benchmarking
         Exhibit C-10 Economic Change Adjustment
                  Attachment C-10-1 Inflation Sensitivity Factors
         Exhibit C-11 Termination Charges
                  Attachment C-11-1 Termination Charges Schedule
         Exhibit C-12 Transition Delay Credits
         Exhibit C-13 Invoice Template

Schedule D        Key IBM Positions

Schedule E        Human Resources
         Exhibit E-1 Affected Personnel
         Exhibit E-2 Transitioned Personnel
         Exhibit E-3 Key Transitioned Personnel
         Exhibit E-4 [Reserved]
         Exhibit E-5 [Reserved]
         Exhibit E-6 [Reserved]
         Exhibit E-7 Job Descriptions

Schedule F        Governance
         Exhibit F-1 IBM and D&B Organization Structures
         Exhibit F-2 Draft Procedures Manual Table of Contents
         Exhibit F-3 Reports

Schedule G        Other Country Locations
         Exhibit G-1 Canada Services Agreement
         Exhibit G-2 Europe Services Agreement
                  Attachment G-2-1 United Kingdom Affected Employees

Schedule H        Data Privacy and Data Protection Laws
         Exhibit H-1 Offshore Processing
         Exhibit H-2 Qualifications to the Standard Contractual Clauses
         Exhibit H-3 Model Contract

Schedule I [Reserved]

Schedule J Termination/Expiration Assistance

Schedule K Approved Subcontractors

Schedule L Insurance

Schedule M Existing D&B Resources

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         Exhibit M-1 Software

Schedule N [Reserved]

Schedule O D&B Competitors

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                          GENERAL TERMS AND CONDITIONS

      BUSINESS PROCESS SERVICES AGREEMENT (the "Agreement"), made and effective as of October 15, 2004 (the "Effective Date"), by and between The Dun &
Bradstreet Corporation ("D&B"), a Delaware corporation with its principal place of business located at 103 JFK Parkway, Short Hills, New Jersey 07078-2708, and
International Business Machines Corporation ("IBM"), a New York corporation with its principal place of business located at Route 100, Somers, NY 10589.

1. OBJECTIVES

      1.1 BACKGROUND, GOALS, AND OBJECTIVES.

      D&B and IBM agree upon the following specific background, goals, and objectives for the Agreement:

            (a) D&B desires to enter into an outsourcing arrangement in order to transform and optimize performance of certain call center, data programming, transaction processing and financial activities. D&B's guiding principles for this arrangement are as follows:

                  (i) recognize substantial and sustained cost savings over what it would have cost D&B to provide the services for itself, without sacrificing quality of the services, both initially and on an on-going basis;

                  (ii) treat fairly and equitably all D&B team members;

                  (iii) maintain the quality of D&B data, implement effective controls, and comply with all relevant privacy, financial, and other applicable controls, laws, rules and regulations; and

                  (iv) deliver to D&B world class, evolving services, including through the provision of information technology skills, methods, practices and standards.

            (b) D&B desires for the outsourcing arrangement to align with the foregoing guiding principles by:

                  (i) enabling D&B to focus on its core competencies and on those activities that provide it with a competitive advantage, recognizing that D&B's core business is dependent on D&B being able to deliver information and related services to its customers;

                  (ii) enabling D&B to increase revenues as further described in the Agreement;

                  (iii) establishing a flexible framework within which to quickly respond to evolving technologies, competitive conditions, and changing
D&B business needs;

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                  (iv) attaining transparency and variability of IBM's charging structures, permitting D&B to fully understand IBM's charges and to implement a consumption-based expense structure where actual demand for the Services drives the charges;

                  (v) identifying means to improve the Services and reduce costs to D&B and to enable D&B to improve and expand its information/database capabilities;

                  (vi) providing the transitioning of responsibility for performing the Services from D&B and its contractors to IBM in such a manner so that any disruptions to D&B are planned, minimal, and controlled; and

                  (vii) providing the transitioning of responsibility for performing the Services back to D&B or its designee(s) in connection with termination or expiration of the Agreement in such a manner so that any disruptions to D&B are planned, minimal, and controlled.

2. DEFINITIONS

      2.1 CERTAIN DEFINED TERMS.

            (a) "Affiliate" shall mean, with respect to any entity, any other entity Controlling, Controlled by, or under common Control with, such entity at the time in question. At D&B's option, (i) an entity shall be deemed to remain an Affiliate of D&B for up to twenty-four (24) months after the date it ceases to be controlled by D&B and (ii) the purchaser of all or substantially all the assets of any line of business of D&B or its Affiliates shall be deemed an Affiliate of D&B for up to twenty-four (24) months after the date of purchase, but only with respect to the business acquired.

            (b) "Agreement" shall mean this Agreement, including its schedules, exhibits, and other attachments, as amended by the Parties from time to time in accordance with its terms.

            (c) "Approved Subcontractors" shall mean IBM's Affiliates, those subcontractors of IBM approved by D&B prior to the Effective Date and identified in the Agreement, and any other subcontractor(s) approved by D&B during the Term in accordance with the provisions in Section 13.4, unless and until approval of such subcontractor is rescinded by D&B.

            (d) "Change" shall have the meaning given in Section 13.3(a).

            (e) "Change Management Process" shall have the meaning given in
Section 13.3(a).

            (f) "Change Order" shall mean a written document executed by a duly authorized representative of both Parties and issued under the Agreement authorizing IBM to carry out a Change.

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            (g) "Claim" shall mean any demand, or any civil, criminal, administrative, or investigative claim, action, or proceeding (including arbitration) asserted, commenced or threatened against an entity or person.

            (h) "Commercially Reasonable Efforts" shall mean taking such steps and performing in such a manner as a well managed business would undertake where such business was acting in a determined, prudent and reasonable manner to achieve a particular desired result for its own benefit.

            (i) "Confidential Information" shall have the meaning given in
Section 17.3.

            (j) "Control" and its derivatives mean with regard to any entity the legal, beneficial or equitable ownership, directly or indirectly, of: (i) fifty percent (50%) or more of the capital stock (or other ownership interest, if not a stock corporation) of such entity ordinarily having voting rights; (ii)(A) twenty percent (20%) or more of the capital stock (or other ownership interest, if not a stock corporation) and (B) either (1) a greater percentage than any other juridical person or (2) actual management control by agreement or otherwise; or (iii) with respect to an entity not domiciled in the United
States, Control and its derivatives shall have the meaning given in Section 416 of the United Kingdom's Income and Corporation Taxes Act 1988.

            (k) "Country Locations" shall mean the countries in which D&B and its Affiliates that are Eligible Recipients are located.

            (l) "D&B Competitor" shall mean the entities listed in Schedule O
(D&B Competitors), and all Affiliates of such entities.

            (m) "D&B Data" shall mean all data, whether or not Confidential
Information, collected by or on behalf of IBM (or its Affiliates) in performing the Services, as well as data provided by D&B (or its Affiliates) or D&B's third party vendors, and includes D&B customer data as well as business related data, and all data derived from any of the foregoing, including as stored in or processed through the Equipment or Software.

            (n) "D&B Information" shall mean all information, including D&B
Data, in any form, furnished or made available directly or indirectly to IBM by D&B or its Affiliates or otherwise obtained by IBM from D&B or its Affiliates
(including data collected on behalf of D&B by IBM Personnel in the course of performing the Services, but excluding other information first provided directly or indirectly by IBM Personnel).

            (o) "D&B Materials" shall mean Materials owned by D&B or its Affiliates.

            (p) "D&B Retained Functions" shall mean any functions expressly set forth in the Agreement as functions to be performed by D&B.

            (q) "Deliverable" shall mean any tangible work product produced for D&B or its Affiliates by or on behalf of IBM in the course of performing the Services that is listed or described as a Deliverable in the Agreement or a document executed by the Parties under the Agreement.

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            (r) "Developed IBM Materials" shall have the meaning given in
Section 9.4(b).

            (s) "Developed Materials" shall have the meaning given in Section
9.4(a).

            (t) "Effective Date" shall mean the date set forth in the introductory paragraph of the Agreement.

            (u) "Eligible Recipients" shall have the meaning given in Section
3.6.

            (v) "End Users" shall mean users of the Services.

            (w) "Equipment" shall mean the computer and telecommunications equipment (without regard to which entity owns or leases such equipment) used by IBM to provide the Services.

            (x) "Force Majeure Event" shall have the meaning given in Section
21.5(a).

            (y) "IBM Materials" shall mean Materials that are owned or distributed by IBM, any Approved Subcontractors, or any of their respective
Affiliates.

            (z) "IBM Personnel" shall mean the employees, officers, consultants, contractors and agents of IBM and its Approved Subcontractors assigned to perform the Services pursuant to the Agreement.

            (aa) "IBM Project Executive" shall have the meaning given in Section
6.2.

            (bb) "Intellectual Property Rights" shall have the meaning given in
Section 9.4(a).

            (cc) "Local Adoption Agreement" shall have the meaning given in
Section 3.8.

            (dd) "Losses" shall mean all losses, liabilities, damages and claims, and all related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties) suffered or incurred by a person or entity as a result of or in connection with a claim or demand by a third party.

            (ee) "Major Market" shall mean any the United States, Canada or
Europe.

            (ff) "Major Market Agreement" shall have the meaning given in
Section 3.8.

            (gg) "Materials" shall mean software and non-software materials used in performing the Services or otherwise in connection with the Agreement.

            (hh) "Notice of Election" shall have the meaning given in Section
20.5.

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            (ii) "Out-of-Pocket Expenses" shall mean reasonable, demonstrable and actual out-of-pocket expenses incurred by IBM for equipment, materials, supplies or services provided to or for D&B or its Affiliates as identified in the Agreement and which are reimbursable to IBM under the terms of the
Agreement, but not including IBM's overhead costs (or allocations thereof), administrative expenses or other mark-ups. In determining IBM's expenses, IBM's actual, incremental expense shall be used and shall be net of all rebates, discounts, and allowances received by IBM.

            (jj) "Party" shall mean either D&B or IBM and "Parties" shall mean both D&B and IBM. With respect to a Local Country Agreement, "Party" shall mean either signatory to it and "Parties" shall mean both signatories to it.

            (kk) "Performance Standards" shall mean, individually and collectively, the quantitative and qualitative performance standards and commitments for the Services contained in the Agreement, including Service
Levels.

            (ll) "Procedures Manual" shall have the meaning given in Section
13.2.

            (mm) "Required Consents" shall mean such consents as may be required or agreed by both Parties to be desirable for the novation or assignment to IBM, or the grant to IBM of rights of use, of resources otherwise provided for in the Agreement.

            (nn) "Service Commencement Date" shall mean, for each Service type, the date on which IBM meets the applicable acceptance criteria for completion of Transition of the applicable Service type, and first assumes contractual responsibility for performance of such Services. In cases where, pursuant to Attachment A-7-1, IBM assumes contractual responsibility for a Service type or category in progressive stages (i.e., a certain percentage on one date, an additional percentage on a later date, etc.), the Service Commencement Date shall be deemed to have occurred only for that portion of the Services for which IBM has assumed contractual responsibility.

            (oo) "Service Levels" shall have the meaning given in Section
11.1(b).

            (pp) "Software" shall (unless a more specific reference is provided) mean all software used by IBM to provide the Services, and all related materials, including methodologies, tools, documentation, materials and media related thereto (without regard to which entity owns or licenses such software and related materials).

            (qq) "Subscription Agreements" shall have the meaning given in
Section 3.8.

            (rr) "Term" shall mean the period during which the Agreement is in force.

            (ss) "Termination/Expiration Assistance" shall have the meaning given in Section 23.7(a).

            (tt) "Third Party Contractor" shall mean a contractor, other than IBM, IBM's Affiliates and Approved Subcontractors, who provides services similar to or that replace the Services to D&B and Eligible Recipients.

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            (uu) "Third Party Materials" shall mean Materials owned by third parties.

            (vv) "Third Party Service Contracts" shall mean those agreements pursuant to which a third party was, immediately prior to the Effective Date, furnishing or providing services to D&B or its Affiliates similar to the Services, including agreements for the services of non-employee personnel to provide services similar to the Services prior to the Effective Date.
Notwithstanding the foregoing, Third Party Service Contracts do not include licenses, leases and other agreements under the Software provisions of this Agreement.

            (ww) "Transition" shall mean the process (and associated time period) of migrating performance of the in-scope functions from D&B's operating environment to IBM's initial service delivery environment, making the initial planned improvements to the service delivery infrastructure and effectuating any required knowledge transfer from D&B personnel to IBM Personnel.

            (xx) "Transformation" shall mean the reengineering/innovation activities to be planned and undertaken by IBM during the Term to transform the Services and associated business processes of D&B from their respective then-current states to a state that will be compliant with D&B's long-term objectives and IBM's solution as described in the Exhibits to Schedule A (IBM
Services and Solutions) and to otherwise cause the Services to meet D&B's evolving business requirements.

            (yy) "Use" shall mean, in the context of Software, to use, copy, maintain, modify, enhance, distribute, or create derivative works.

            (zz) "Virus" shall have the meaning given in Section 18.9.

      2.2 OTHER DEFINED TERMS.

            (a) Other terms used in the Agreement are defined in the context in which they are used and have the meanings indicated.

3. SERVICES

      3.1 GENERAL.

      Commencing on the Effective Date (or the applicable Service Commencement
Date in the case a specific service), IBM will provide the following services, functions and responsibilities, as they may evolve during the Term and as they may, subject to the Change Management Process, be supplemented, enhanced, modified or replaced ("Services"):

            (a) the services, functions and responsibilities described in the Agreement (including its schedules, exhibits and attachments);

            (b) the services, functions and responsibilities reasonably related to the in-scope Services to the extent performed during the twelve (12) months preceding the Effective Date by D&B's (and its Affiliates') personnel (including employees and

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contractors) who are displaced or whose functions were displaced as a result of the Agreement, even if the service, function or responsibility so performed is not specifically described in the Agreement; and

            (c) any services not described in the Agreement or its schedules but that are incidental to performance of the Services.

      3.2 IMPLIED SERVICES.

      If any services, functions, or responsibilities are required for the proper performance and provision of the Services, regardless of whether they are specifically described in the Agreement, they shall be deemed to be implied by and included within the scope of the Services to be provided by IBM to the same extent and in the same manner as if specifically described in the Agreement.
Except as otherwise expressly provided in the Agreement, IBM shall be responsible for providing the facilities, personnel, and other resources as necessary to provide the Services.

      3.3 SERVICES EVOLUTION.

      IBM shall cause the Services to evolve and to be modified, enhanced, supplemented and replaced as necessary for the Services to keep pace with technological advances and advances in the methods of delivering services, where such advances are at the time pertinent in general use within the industry or, as identified by D&B, among D&B's competitors. As an example, Services evolution shall include addition of functionality by IBM as is made possible with new
Equipment and Software utilized by IBM during the Term. Adjustments in Services in accordance with this Section shall be deemed to be included within the scope of the Services to the same extent and in the same manner as if expressly described in the Agreement.

      3.4 SERVICES VARIABLE IN SCOPE AND VOLUME.

      The Services are variable in scope and volume. Such variations are provided for in the pricing mechanisms set forth in Schedule C (Charges). IBM shall not be entitled to receive an adjustment to the charges except as set forth therein.

      3.5 SERVICES PERFORMED BY D&B OR THIRD PARTIES.

            (a) Subject to Schedule C (Charges), D&B retains the right to perform itself, or retain third parties to perform, any of the Services. D&B will provide IBM with at least sixty (60) days' notice prior to withdrawing any substantial portion of the Services from the scope of Services under the Agreement.

            (b) In the case of D&B's withdrawal of Services under Section
3.5(a), IBM's charges shall be adjusted as provided in Schedule C (Charges) to reflect those Services that are no longer required.

            (c) If D&B performs any of the Services itself, or retains third parties to do so, IBM shall cooperate with D&B or such third parties as reasonably necessary for D&B or the third party to perform such Services. Such cooperation shall include: (i) providing reasonable access to the D&B or other facilities being used by IBM to

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provide the Services; (ii) providing reasonable access to the Equipment and
Software (to the extent permitted under any underlying agreements with unaffiliated third parties); and (iii) providing such information regarding the operating environment, system constraints and other operating parameters as a person with reasonable commercial skills and expertise would find reasonably necessary for D&B or a third party to perform its work. Such cooperation shall be subject to the third party's compliance with IBM's reasonable security and confidentiality policies. For the avoidance of doubt, the Parties acknowledge that this provision is not intended to require IBM to furnish IBM resources for third parties to use in performing services comparable to the Services.

      3.6 PERMITTED USERS OF THE SERVICES.

      The Services may be used by D&B and, as directed by D&B, its Affiliates, and those third parties (such as customers, suppliers, and joint venturers) with whom D&B or any Affiliate has a bona fide commercial relationship that is broader than mere resale of the Services (collectively, "Eligible Recipients").
Services provided to Eligible Recipients shall be deemed to be Services provided to D&B.

      3.7 SERVICE LOCATIONS.

      The Parties have agreed upon and identified in Schedule A the locations, as of the Effective Date, at which IBM will perform the Services (subject, in the case of any Service locations outside the United States, to the execution of any prerequisite Major Market Service Agreements and/or Local Adoption
Agreements). Any changes in the Service locations or the types of Services provided at a Service location will be subject to the Change Management Process.

      3.8 RELATIONSHIP AND AGREEMENT STRUCTURE.

            (a) The Agreement provides for and governs the provision of Services to D&B and its Affiliates in the United States. By executing the Agreement, D&B and IBM contract to implement the Agreement in relation to the United States.

            (b) It is also the intention of the Parties that the Agreement provide for the provision of Services to D&B Affiliates in the Major Markets of Canada and Europe. Simultaneously with the execution of the Agreement by D&B and IBM in the United States, D&B's and IBM's respective Affiliates in Canada are subscribing to and joining in the Agreement, thereby activating it in relation to Canada, by executing a Major Market Services Agreement for Canada in the form set forth as Exhibit G-1 (Canada Services Agreement). In addition, D&B's and
IBM's respective Affiliates in the United Kingdom are subscribing to and joining in the Agreement, thereby activating it in relation to the United Kingdom, by executing a Major Market Services Agreement for Europe in the form set forth as Exhibit G-2 (Europe Services Agreement).

            (c) The Europe Services Agreement provides a framework and contractual vehicle by which other D&B and IBM Affiliates in Europe may subscribe to and join in the Agreement if they choose to do so. The Europe
Services Agreement will not be activated or effective in relation to European countries other than the United Kingdom unless and until the local IBM and D&B
Affiliates in the applicable country

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choose to participate in the Agreement. If they choose to participate in the
Agreement, they may subscribe to and join in the Agreement by negotiating and executing a local agreement issued under the Europe Services Agreement for the provision and receipt of the Services in relation to the country in which they operate (a "Local Adoption Agreement"). If D&B and IBM Affiliates in a European country choose to enter into a Local Adoption Agreement, they will do so in compliance with all relevant legal requirements in their home country, including national legislation implementing the ARD.

            (d) Without D&B's consent, no Major Market Services Agreement or
Local Adoption Agreement (collectively "Subscription Agreements") shall alter the aggregate net amounts to be received by IBM (including IBM Affiliates), expand the geographic scope of, or otherwise alter the Parties' respective rights and obligations under the Agreement.

            (e) No amendment to an executed Subscription Agreement shall be effective unless it is approved by the D&B Global Project Executive and the IBM
Project Executive.

            (f) The applicable D&B Affiliate may, subject to the terms of
Section 23, terminate any Subscription Agreement without affecting the other
Subscription Agreements or the Agreement.

            (g) In relation to a Subscription Agreement, all references in the Agreement to D&B or IBM shall, be regarded as references to the corresponding
D&B or IBM Affiliate(s) in the relevant jurisdiction unless the context requires otherwise.

            (h) The Parties agree that the UN Convention on the International
Sale of Goods shall not apply to any Subscription Agreement.

4. TERM OF AGREEMENT

      4.1 TERM.

      Subject to extensions made pursuant to Section 4.2, the Term of the Agreement will start on the Effective Date and expire at midnight (U.S. Eastern
Time) on March 31, 2012.

      4.2 EXTENSION OF TERM.

      By giving written notice to IBM no less than six (6) months prior to the then-existing expiration date of the Agreement, D&B shall have the right to extend the Term of the Agreement for up to one (1) year on the terms and conditions then in effect, including those terms, if any, that provide mechanisms by which the IBM's price is to be adjusted. D&B shall have three (3) such extension options of up to one (1) year each.

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5. TRANSITION AND TRANSFORMATION

      5.1 TRANSITION AND TRANSFORMATION, GENERALLY.

            (a) IBM will perform all functions and services necessary to accomplish the Transition and Transformation on schedule and otherwise in accordance with Exhibit A-7 (Transition and Transformation).

            (b) IBM will plan and perform the Transition and Transformation in a way that controls and minimizes disruption to D&B and its Affiliates.

            (c) IBM's responsibilities with respect to the Transition and Transformation will include: (i) establishing communications lines and network connections, and providing Equipment, Software, tapes, records and supplies, as made necessary by the Transition and Transformation; (ii) maintaining the Services with minimal disruption to D&B's business operations; (iii) paying all costs associated with the Transition and Transformation, including communications lines costs (both installation and ongoing); and (iv) otherwise performing such tasks as are necessary to enable IBM to carry out the Transition and Transformation in accordance with Exhibit A-7 (Transition and Transformation) and provide the Services, including following the Transition and Transformation.

            (d) No functionality of the operations being transitioned to IBM shall be disabled until IBM demonstrates to D&B's reasonable satisfaction that it has fully tested and implemented equivalent capabilities for such functionality at its new location. Communications bandwidth for new locations, if any, shall support or improve the response times experienced by End Users prior to the Transition and Transformation.

            (e) D&B may monitor, test and otherwise participate in the Transition and Transformation. IBM shall immediately notify D&B if such monitoring, testing or participation has caused (or in IBM's reasonable opinion may cause) a problem or delay in the Transition and/or Transformation, and shall work with D&B to prevent or circumvent such problem or delay.

6. PERSONNEL

      6.1 KEY IBM POSITIONS.

            (a) IBM shall cause each of the IBM Personnel filling the Key IBM
Positions set forth in Schedule D (Key IBM Positions) to devote substantially full time and effort to the provision of the Services to D&B except as otherwise specified in Schedule D (Key IBM Positions). These individuals will be expected to remain on the D&B account for at least twenty-four (24) consecutive months from the time they initially assume their position.

            (b) D&B may from time to time change the positions designated as Key
IBM Positions upon at least sixty (60) days prior written notice to IBM, provided that without IBM's consent, the number of Key IBM Positions shall not exceed the number initially specified in the Agreement. D&B acknowledges that if it newly designates a

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position as a Key IBM Position, the person IBM nominates to fill that position going forward may be different from the person who then occupies the position.

            (c) D&B will have the right to interview and/or approve any personnel proposed by IBM to fill a Key IBM Position.

            (d) Except at D&B's request, IBM may not transfer any individual filling a Key IBM Position until D&B has approved a suitable replacement. No transfers may occur at a time or in a manner that would have an adverse impact on delivery of the Services.

            (e) So long as an individual is assigned to a Key IBM Position, and for twelve (12) months thereafter, IBM shall not assign such individual to perform services for the benefit of any D&B Competitor.

            (f) IBM shall establish and maintain an up-to-date succession plan for the individuals filling Key IBM Positions.

      6.2 IBM PROJECT EXECUTIVE.

      IBM shall designate an individual to serve as "IBM Project Executive." The
IBM Project Executive shall: (i) be one of the Key IBM Positions; (ii) serve as the single point of accountability for IBM for the Services; (iii) have day-to-day authority for undertaking to ensure customer satisfaction; (iv) receive compensation that includes significant financial incentives based on D&B's satisfaction with the Services, (i.e., not less than thirty-five percent
(35%) of his or her total targeted compensation); and (v) be located at a location reasonably designated by D&B from time to time.

      6.3 QUALIFICATIONS, RETENTION AND REMOVAL OF IBM PERSONNEL.

            (a) Notwithstanding any specific IBM Personnel staffing plans set out or described in the schedules, exhibits and attachments to the Agreement, IBM shall be responsible for providing an adequate number of IBM Personnel to perform the Services in accordance with the requirements of the Agreement, including as necessary to accommodate spikes in demand for Services, to resolve backlogs, to achieve the Service Levels, and to meet applicable customer and month-end deadlines. IBM Personnel shall be properly educated, trained and fully qualified for the Services they are to perform. D&B shall have the right to review and approve the job descriptions of IBM Personnel to be recruited to perform the Services and the right to validate the language skills of IBM
Personnel.

            (b) D&B and IBM agree that it is in their best interests to keep the turnover rate of IBM Personnel to a reasonably low level. As part of its monthly reporting, IBM shall report on turnover of personnel assigned to D&B's account.
If D&B believes that IBM's turnover rate may be excessive and so notifies IBM, IBM shall provide data concerning its turnover rate and shall meet with D&B to discuss the reasons for, and impact of, the turnover rate. If appropriate, IBM shall submit to D&B its proposals for reducing the turnover rate, and the Parties shall mutually agree on a program to bring the turnover rate down to an acceptable level. In any event, IBM shall use Commercially Reasonable Efforts to keep the turnover rate to a reasonably

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low level, and notwithstanding transfer or turnover of IBM Personnel, IBM remains obligated to perform the Services without degradation and in accordance with the Agreement.

            (c) While at D&B's premises (or the premises of others receiving the Services under the Agreement), IBM Personnel shall (i) comply with reasonable requests, rules, and regulations regarding personal and professional conduct
(including the wearing of an identification badge and adhering to general safety, dress, behavior, and security practices or procedures) generally applicable to such premises; and (ii) otherwise conduct themselves in a businesslike and professional manner.

            (d) If D&B determines in good faith that the continued assignment to D&B's account of one or more IBM Personnel is not in the best interests of D&B, then IBM shall promptly replace that person with another person of suitable ability and qualifications.

            (e) Prior to being assigned to perform Services, all IBM Personnel must successfully complete a background screening in accordance with the provisions of Attachment A-5-1 (IBM Personnel Background Checks and Screening).
If D&B requires, IBM Personnel shall not be assigned to particular Services or projects until they successfully complete additional background screening, drug testing, and similar requirements. IBM shall staff the D&B account with a sufficient number of employees who are willing to agree to and able to pass background screening, drug tests, and similar requirements as necessary to meet the requirements of D&B's business.

            (f) With respect to Services which are to be performed at locations other than those exclusively under the control of IBM, IBM shall be responsible for: (i) being fully informed of the working conditions under which the Services will be performed; (ii) employing such labor and such means and methods of carrying out the Services as required by such conditions; (iii) using
Commercially Reasonable Efforts to maintain labor harmony in providing the Services in order to avoid and prevent strikes, walkouts, work stoppages, slowdowns, boycotts and other labor difficulties, disharmony, and discord; and
(iv) any costs (including costs of delays) incurred as a result of failing to meet the obligations under this Section. Without limiting the generality of the foregoing, IBM shall use Commercially Reasonable Efforts to provide IBM
Personnel for its labor force that will be compatible with other workers at the applicable location, and shall not permit any disruption in the provision of the Services on account of IBM Personnel.

      6.4 RESTRICTIVE COVENANT.

      While IBM Personnel are assigned to perform Services under the Agreement, they shall not be assigned or permitted to perform services for or on behalf of any D&B Competitors until after they have ceased to perform any Services under the Agreement. For the avoidance of doubt, it is acknowledged that IBM Personnel filling the Key IBM Positions are subject to additional restrictions under
Section 6.1(e).

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7. HUMAN RESOURCES

      Schedule E (Human Resources) sets forth the terms and conditions applicable to the transfer of personnel from D&B (and its Affiliates) to IBM
(and its Affiliates) pursuant to the Agreement.

8. RESPONSIBILITY FOR RESOURCES

      8.1 GENERALLY.

      Except to the extent specifically provided elsewhere in the Agreement, IBM shall be responsible for providing all resources (including Equipment and Software) necessary or desirable to provide the Services and will only recover the cost of providing such resources through the corresponding charges in Schedule C (Charges). Any Equipment and Software furnished by IBM that provides a means of access to D&B systems or D&B Data shall comply with D&B's then-current IT architecture and security policies.

      8.2 ACQUIRED ASSETS.

      As of the Effective Date, D&B hereby sells and conveys to IBM for use in providing the Services, for nominal consideration of one US dollar (US$ 1.00), the DUNSVoice Assistance Equipment described in Schedule M (Existing D&B
Resources).

      8.3 [RESERVED]

      8.4 [RESERVED]

      8.5 D&B FACILITIES.

            (a) As described in Schedule A (IBM Services and Solutions), D&B has agreed to provide workspace at D&B facilities during agreed timeframes
(generally, during the Transition) for use by in-scope D&B personnel who are hired by IBM and its Affiliates pursuant to the Agreement. IBM may only use the D&B facilities for the sole and exclusive purpose of providing the Services. Use of D&B facilities by IBM and its Affiliates does not constitute a leasehold or other property interest in favor of IBM and its Affiliates.

            (b) IBM and its Affiliates will use the D&B facilities efficiently, in a manner that is coordinated with D&B and does not interfere with D&B's business operations, and which does not damage D&B facilities. IBM will cause
IBM Personnel to comply with D&B's policies and procedures made available to IBM regarding access to and use of the D&B facilities, including procedures for physical security. IBM will permit D&B and its agents and representatives to enter into those portions of the D&B facilities occupied by IBM Personnel at any time to perform inspections, audits or facilities-related services. IBM acknowledges that when IBM Personnel are present at D&B facilities, they are subject to the same limitations on privacy that are applicable to D&B personnel at that facility.

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            (c) When D&B facilities are no longer required for performance of the Services, or in any event upon expiration or termination of the Agreement
(or the applicable lease term, if shorter), IBM will vacate and return them to
D&B's use in substantially the same condition as when IBM began use of them, subject to reasonable wear and tear.

9. RIGHTS IN MATERIALS

      This Section 9 addresses the Parties' respective rights in Materials.

      9.1 D&B MATERIALS.

            (a) D&B retains all right, title and interest in and to D&B
Materials. If D&B makes any D&B Materials available to IBM for use in providing the Services, D&B grants to IBM a worldwide, fully paid-up, nonexclusive, non-transferable license during the Term to Use such D&B Materials solely to the extent necessary for performing the Services with the right to grant sub-licenses to Approved Subcontractors thereunder only for such purposes and subject to all applicable provisions of the Agreement. D&B Materials will be made available to IBM in such form and on such media as exists on the Effective
Date or as is later obtained by D&B. Except as otherwise specifically set forth in the Agreement, D&B Materials made available to IBM are made available on an "AS IS" basis, with no warranties whatsoever.

            (b) IBM shall not be permitted to (and shall not permit any Approved
Subcontractors to) Use D&B Materials for the benefit of any entities other than D&B and its Affiliates without the prior written consent of D&B, which may be withheld at D&B's discretion. IBM shall (and shall procure that its Approved
Subcontractors shall) install, operate and support (and otherwise treat in the same manner as D&B Materials existing as of the Effective Date) additional D&B
Materials that D&B may designate from time to time during the Term. Except as otherwise requested or approved by D&B, IBM shall (and shall procure that its Approved Subcontractors shall) cease all use of D&B Materials upon expiration or termination of the Agreement.

      9.2 COMMERCIALLY AVAILABLE IBM MATERIALS.

      With respect to commercially available IBM Materials (and any modifications and enhancements that are not developed specially for D&B or according to D&B's specifications):

            (a) IBM hereby grants to D&B and the Eligible Recipients a license on standard terms and conditions no less favorable than those offered generally by IBM to other commercial customers to use such IBM Materials during the Term to permit D&B and the Eligible Recipients to receive, use and enjoy fully the benefits of the Services;

            (b) IBM hereby grants to D&B and the Eligible Recipients a license on standard terms and conditions no less favorable than those offered generally by IBM to other commercial customers to use such IBM Materials following the expiration or termination of the Term or termination of the Service(s) for which such IBM Materials

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were used; provided that, in all events, such terms and conditions must be at least broad enough to permit D&B and the Eligible Recipients to use such IBM
Materials to provide for themselves, or have provided for them by third party contractors, services similar to the Services, and for D&B and the Eligible
Recipients to receive such services;

            (c) IBM (A) shall deliver a copy of such IBM Materials to D&B and the Eligible Recipients, (B) shall deliver source code and/or object code to the extent such IBM Materials include source code or object code and such code is customarily provided to commercial customers licensing such IBM Materials, and
(C) if IBM fails to offer or provide upgrades, maintenance, support or other services for such IBM Materials as provided, shall deliver source code and object code for such IBM Materials to the extent such IBM Materials include source code, together with the right to modify, enhance and create derivative works of such IBM Materials (provided that, in such event, the licensed IBM
Materials shall thereafter be provided on an "as is" basis); and

            (d) IBM shall offer to provide to D&B and the Eligible Recipients upgrades, maintenance, support and other services for such IBM Materials on IBM's then-current standard terms and conditions for such services.

            (e) Unless D&B has otherwise agreed in advance, D&B and the Eligible
Recipients shall not be obligated to pay any license or transfer fees in connection with its receipt of the licenses and other rights above. IBM shall not use any such IBM Materials for which it is unable to offer such license or other rights without D&B's prior written approval (and absent such approval, IBM's use of any such IBM Materials shall obligate IBM to provide, at no additional cost to D&B, such license and other rights to D&B, the Eligible
Recipients and D&B's designees).

      9.3 NON-COMMERCIALLY AVAILABLE IBM MATERIALS.

      With respect to IBM Materials that are not commercially available, unless otherwise agreed prior to the first use of such IBM Materials:

            (a) IBM hereby grants to D&B and the Eligible Recipients a worldwide, perpetual, irrevocable, non-exclusive, non-transferable fully paid-up license, to use, execute, reproduce, display, perform, and distribute such IBM
Materials following the expiration or termination of the Term or termination of the Service(s) for which such IBM Materials were used. Such license shall be limited to the use of such IBM Materials by D&B and the Eligible Recipients to provide for themselves and, to have provided for them by Third Party
Contractors, services similar to the Services and for D&B and the Eligible
Recipients to receive, use and fully enjoy the benefits of such services.
Nothing in this Agreement will require D&B or the Eligible Recipients to cease conducting their respective businesses, or to prohibit Third Party Contractors from assisting D&B or the Eligible Recipients, in accordance with any business processes or manners of conducting business that have been implemented by IBM and nothing in this Agreement will preclude D&B or the Eligible Recipients (or
Third Party Contractors while providing services to D&B or the Eligible
Recipients) from continued use of such processes or manners of conducting business.

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            (b) IBM shall not use any IBM Materials for which it is unwilling to grant all of the license and other rights described above without D&B's prior written approval.

            (c) IBM hereby grants to Third Party Contractors designated by D&B a worldwide, irrevocable, non-exclusive, non-transferable, fully paid-up license to use, execute, reproduce, display, perform, and distribute such IBM Materials for up to twelve (12) months following the expiration or termination of the Term or, if later, the cessation of the Service(s) for which such IBM Materials were used. Such license shall be limited to the use of such IBM Materials by such Third Party Contractors to provide services similar to the Services to D&B and the Eligible Recipients. The Third Party Contractors shall not be obligated to pay any license or transfer fees in connection with their receipt of the licenses and other rights specified above. However, if the Third Party
Contractors require such licenses and other rights for longer than the stated period, IBM will provide the licenses solely for the continuation of the services to D&B and its Affiliates for a price that * . At D&B's request, IBM shall provide upgrades, maintenance, support and other services for such IBM
Materials on reasonable commercial terms and conditions, which shall include pricing no less favorable than the pricing customarily charged to other commercial customers receiving equivalent services. If IBM fails to offer or provide upgrades, maintenance, support or other services, IBM shall deliver source code and object code for such IBM Materials to the extent such IBM
Materials are Software and include source code, together with the right to modify, enhance and create derivative works of such IBM Materials (provided that, in such event, the licensed IBM Materials shall thereafter be provided on an "as is" basis).

      9.4 DEVELOPED MATERIALS.

            (a) "Developed D&B Materials" shall mean the following Materials developed pursuant to this Agreement by IBM Personnel (alone or jointly with others): (i) modifications to, or upgrades or enhancements (derivative works) of, D&B Materials; (ii) newly developed Materials that do not modify or enhance then existing D&B Materials but are developed specially for D&B or according to D&B's specifications; and (iii) modifications to, or enhancements (derivative works) of, IBM Materials or Third Party Materials that are developed specially for D&B or according to D&B's specifications. As between D&B and IBM, D&B shall own all patent (including rights to patent applications), copyright, trademark, trade secret, design, database, transferable moral and other intellectual property rights (collectively, "Intellectual Property Rights") in and to Developed D&B Materials. In the case of item (iii) above, D&B's ownership shall be subject to and limited by the terms of any license agreement entered into by D&B with respect to the IBM Materials or Third Party Materials from which the Developed D&B Materials are derived; provided, however, that if IBM Personnel incorporate any pre-existing Third Party Materials or IBM Materials into any Developed D&B Materials without first notifying D&B of their nature and entering into with D&B, or obtaining for D&B, a license to use the pre-existing Third
Party Materials or IBM Materials on terms that are acceptable to D&B, IBM hereby grants to D&B and Eligible Recipients a perpetual, irrevocable, non-exclusive, worldwide, paid-up right and license to use such pre-existing Third Party
Materials or IBM Materials as part of the Developed D&B Materials in their businesses and to authorize others to do the same on their behalf. Any representations, warranties, and covenants of IBM, and any

D&B / IBM Confidential

                                     - 16 -

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


rights of D&B under the Agreement, that are applicable to Developed D&B Materials shall apply equally to any Third Party Materials or IBM Materials incorporated into the Developed D&B Materials. To the extent required by applicable law, IBM shall do all such things and shall execute all such documents as may be necessary to effect an assignment or transfer (as the case may be) of all such Intellectual Property Rights. D&B will grant IBM a non-exclusive license during the Term to Use Developed D&B Materials solely to perform the Services. The Parties will mutually agree upon, and IBM will include in the Procedures Manual, a process to ensure written documentation of any agreement of the Parties pursuant to which IBM will develop any Materials "specially for D&B or according to D&B's specifications."

            (b) "Developed IBM Materials" shall mean modifications to, or upgrades or enhancements (derivative works) of, IBM Materials developed pursuant to this Agreement by IBM Personnel (alone or jointly with others) that are not developed specially for D&B or according to D&B's specifications. As between IBM and D&B, IBM shall own all Intellectual Property Rights in the Developed IBM Materials. D&B's license rights in and to Developed IBM Materials shall be the same as D&B's license rights in and to the underlying IBM Materials from which they are derived, as provided Sections 9.2 and 9.3, whichever is applicable under the circumstances.

      9.5 CERTAIN D&B RIGHTS FOLLOWING THE TERM.

      To the extent D&B and/or its Affiliates use or practice IBM Intellectual Property Rights in accordance with the terms of the Agreement during the Term, IBM (on its own behalf and on behalf of its Affiliates) covenants not to assert against or sue D&B and its Affiliates during or at any time following the Term any claim for infringement of any patent owned or exclusively licensed by IBM or its Affiliates where D&B's or its Affiliate's use or practice which constitutes such infringement began during the Term.

      9.6 RESIDUAL KNOWLEDGE.

      Nothing contained in the Agreement shall restrict a Party from the use of any general ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques retained in the unaided mental impressions of such Party's personnel relating to the Services which either Party, individually or jointly, develops or discloses under the Agreement, provided that in doing so such Party does not infringe the Intellectual Property Rights of the other Party or third parties who have licensed or provided materials to the other Party. For the avoidance of doubt, the Parties acknowledge and agree that the provisions of this Section 9.6 do not apply to any of the following: (i) D&B Data; (ii) information concerning the operations, affairs and businesses of D&B (or its Affiliates), the financial affairs of D&B (or its Affiliates), and the relations of D&B (or its Affiliates) with their respective, employees and service providers (including customer lists, customer information, account information, consumer markets and other information regarding D&B's (or its Affiliates') business planning, operations, or marketing activities); or (iii) D&B Materials and Third Party Materials licensed by D&B (or its Affiliates).

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10. REQUIRED CONSENTS

      IBM and its Affiliates shall be responsible, with D&B's and its Affiliates' reasonable co-operation, for obtaining the Required Consents for third party contracts and licenses as necessary to perform the Services, and IBM shall be responsible for those fees (including transfer or upgrade fees, additional licenses, sublicenses, and maintenance fees) required to obtain such Required Consents. The Parties shall cooperate with each other so as to minimize such costs. As and to the extent consent is obtained for IBM and its Affiliates to manage and utilize the Software or a contract but the relevant license or such contract remains in D&B's or an Affiliate's name, D&B and its Affiliates shall exercise termination, extension, and other rights thereunder as IBM, after consultation with D&B, reasonably directs. If a Required Consent is not obtained, then, unless and until such Required Consent is obtained, IBM shall determine and promptly adopt, subject to D&B's prior written approval, such alternative approaches as are necessary and sufficient to provide the Services without such Required Consents.

11. PERFORMANCE STANDARDS/SERVICE LEVELS

      11.1 GENERAL.

            (a) IBM shall perform the Services at least at the same level and with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and efficiency as was provided prior to the Effective Date by or for D&B.

            (b) Quantitative Performance Standards for certain of the Services ("Service Levels"), are set forth in Schedule B (Service Levels).

            (c) At all times IBM's level of performance shall be at least equal to the Service Levels and to standards satisfied by well-managed, world-class operations performing services similar to the Services.

      11.2 PRIORITY OF RECOVERY FOLLOWING INTERRUPTION OF SERVICES.

      IBM will give the recovery of its capabilities to perform the Services and the resumption of its actual performance of the Services the same or greater priority it gives to recovering its capabilities to perform services and resuming its performance of those services for any other customer of IBM (and IBM's own operations).

      11.3 USER SATISFACTION.

      IBM and D&B will conduct a survey at agreed-to intervals (not less than annually) of an agreed upon percentage of the D&B user community. The surveys shall be designed to determine the level of user satisfaction and areas where user satisfaction can be improved. Such surveys shall include representative samples of each major category of user within D&B and an agreed upon number of in-depth face-to-face or telephone interviews. IBM and D&B will mutually agree on the form and content of the surveys, which shall be no less thorough than IBM's customary user satisfaction program. The Parties will jointly review the results of the surveys, and IBM will develop and implement a plan to improve user satisfaction in areas where

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user satisfaction is low. D&B's satisfaction shall be an element of IBM employees' personal measurements and a key factor in determining business unit success. Such factors shall comprise a significant percentage of the variable incentive compensation pay of each individual holding a Key IBM Position.

      11.4 PERIODIC REVIEWS.

      Within twelve (12) months after the Effective Date and at least annually thereafter, D&B and IBM will review the Service Levels and will make adjustments to them as appropriate to reflect improved performance capabilities associated with advances in technology, processes and methods. The Parties expect and understand that the Service Levels will be improved over time without impacting the agreed pricing. As new technologies and processes are introduced, additional Service Levels reflecting industry best practices for those technologies and processes will be established by the Parties. Without limiting the generality of this Section 11.4, Section 5.3 of Schedule B (Service Levels) sets forth a mechanism for specific annual improvements in Service Levels.

12. ACCEPTANCE

      To the extent development of any software or other Deliverables is included within the scope of the Agreement, the provisions of this Section 12 shall apply. IBM shall fully test all Software Deliverables prior to delivery to D&B. Upon receipt of a Software Deliverable, D&B shall review the Deliverable within ten (10) business days in the case of a written Deliverable and thirty
(30) days in the case of a Software Deliverable, or such other time period as is otherwise agreed by the Parties in writing (with respect to each Deliverable, the "Acceptance Period") to verify that it complies with its applicable specifications. If D&B notifies IBM within five (5) business days after the end of the Acceptance Period that the Deliverable does not meet its applicable specifications and describes the deficiencies in sufficient detail for IBM to reproduce them, IBM shall promptly replace the Deliverable with a conforming Deliverable. If IBM is unable to provide a conforming Deliverable within ten
(10) days after notification of the nonconformance from D&B, D&B may, at its option, (i) extend the time for correction of the Deliverable, (ii) accept that Deliverable in its current condition and receive an equitable adjustment to the price for such Deliverable to account for the reduction in value of the Deliverable, or (iii) reject and return to IBM the Deliverable and receive a refund of amounts paid for the Deliverable and for any other Deliverables returned by D&B that are rendered unusable for their intended purpose due to the inoperability of such Deliverable.

13. GOVERNANCE

      Schedule F (Governance) sets forth the global relationship structures and governance processes the Parties will use to govern their relationship under the Agreement.

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      13.1 REPORTS.

      Exhibit F-3 (Reports) lists the periodic reports to be issued by IBM to D&B, which should include, at a minimum, monthly performance reports, monthly change reports and monthly reports on resource utilization.

      13.2 PROCEDURES MANUAL.

            (a) IBM shall prepare and deliver to D&B a procedures manual ("Procedures Manual") which describes the activities IBM proposes to undertake in order to provide the Services, including, where appropriate, those supervision, monitoring, staffing, reporting, planning and oversight activities to be undertaken by IBM. IBM will also include in the Procedures Manual a description of its back up and archiving practices, security procedures, change control policies and procedures, and overall architecture plan.

            (b) Attached as Exhibit F-2 (Draft Procedures Manual Table of Contents) is a draft table of contents for the Procedures Manual. Working in consultation with D&B, IBM will deliver a draft Procedures Manual to D&B within ninety (90) days after the Effective Date for review and comment. The draft Procedures Manual will be organized generally in accordance with Exhibit F-2 (Draft Procedures Manual Table of Contents), but may include additional sections or provisions as appropriate. IBM will incorporate or address reasonable comments or suggestions of D&B and will finalize the Procedures Manual within one hundred fifty (150) days after the Effective Date. The final Procedures Manual will be subject to the approval of D&B in accordance with Section 12.

            (c) The Procedures Manual will be considered an operational document, which IBM may revise with the written approval of D&B Global Project Executive without the need to amend the Agreement. IBM will periodically update the Procedures Manual to reflect changes in the operations or procedures described in it. Updates of the Procedures Manual will be provided to D&B for review, comment and approval.

            (d) Notwithstanding anything to the contrary in Section 9, D&B and its Affiliates may retain and use the Procedures Manual in their businesses and for their benefit both during the Term and following the expiration or termination of the Agreement for any reason. Subject to appropriate non-disclosure agreements for the limited purpose of protecting IBM's Intellectual Property Rights in any pre-existing IBM Materials incorporated into the Procedures Manual, D&B and its Affiliates may permit any of their other service providers to use the Procedures Manual during and after the Term, but solely in connection with their provision of services to D&B and its Affiliates. If IBM considers any pre-existing IBM Materials incorporated into the Procedures Manual to be highly confidential, it may so notify D&B. In that case, D&B will cooperate with IBM to permit IBM to prepare a special version of the Procedures Manual masking the sensitive information that D&B will use when disclosing the Procedures Manual to other service providers provided the masking can be accomplished without detracting materially from the usefulness of the Procedures Manual for its intended purpose.

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            (e) IBM will perform the Services in accordance with the Procedures
Manual save that in the event of a conflict between the provisions of the Procedures Manual and the provision of the Agreement, the provisions of the Agreement shall prevail and the conflict shall be resolved in accordance with the Change Management Process described in Section 13.3.

      13.3 CHANGE CONTROL.

            (a) "Change" means any modification to the scope of the Services or to IBM's charges for providing the Services. "Change Management Process" means a written procedure for considering, analyzing, approving and carrying out Changes designed to ensure that only desirable Changes are made and that Changes made by or on behalf of IBM are carried out in a controlled manner with minimal disruption to the Services and D&B's and its Affiliates' business operations.

            (b) Working in consultation with D&B, IBM will develop and include a Change Management Process in the Procedures Manual.

            (c) Except as otherwise expressly provided in Schedule A (IBM Services and Solutions), D&B has retained responsibility for establishing the IT architecture, standards (including security standards) and strategic direction of D&B (and its Affiliates). IBM will conform to and support such architecture, standards, and strategic direction in rendering the Services. Any Equipment and Software provided by or on behalf of IBM that connects to D&B (or its Affiliates') IT infrastructure will comply with such architecture, standards, and strategic direction and will only be introduced into the D&B IT infrastructure in accordance with the Change Management Process.

            (d) IBM will not make any Changes, except in accordance with the Change Management Process and with D&B's approval, that may reasonably be expected to do or result in any of the following: (i) adversely affect the specifications, functionality, or performance of any Services; (ii) increase D&B `s internal costs or IBM's charges to D&B under the Agreement; (iii) disrupt or adversely affect any of D&B's or its Affiliates' business operations; or (iv) deploy technology that is not consistent with D&B's (and its Affiliates') IT architecture, standards and strategic direction, as communicated to IBM.

            (e) D&B will not be obliged to approve any Change proposed by IBM if implementation of the Change would increase D&B's internal costs or IBM's charges to D&B under the Agreement, or if it would otherwise adversely affect D&B's or its Affiliate's business. IBM will not be obliged or authorized to carry out any proposed Change that D&B disapproves.

            (f) Should the Parties agree on carrying out a Change, a written Change Order shall be prepared describing the Change and its effects on the Services, IBM's charges and any affected components of the Agreement. IBM shall not begin performing any proposed Change until it has been authorized by a duly executed Change Order. If IBM does so, IBM shall be deemed to have provided such performance gratuitously.

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      13.4 SUBCONTRACTORS.

      IBM may not use subcontractors to perform any material part of the Services or any of its material responsibilities without D&B's prior written consent. Where D&B gives its approval of a subcontractor (Approved Subcontractor), D&B has a right to revoke such approval at any time. If D&B's revocation of such approval is not for good cause and would cause IBM to incur significant Out-of-Pocket Expenses, IBM may so notify D&B. In that case, D&B's revocation will be subject to D&B agreeing to reimburse IBM for such additional Out-of-Pocket Expenses. IBM will be responsible for all subcontractor services as if performed by IBM and shall be D&B's sole point of contact for all issues relating to or arising in connection with the performance of any part of the Services by Approved Subcontractors. IBM shall remain liable at all times for all acts or omissions of the Approved Subcontractors arising out of or in connection with the Agreement. Any act or omission which would be a default under the Agreement had it been done by IBM shall be deemed to be a default by IBM under the Agreement notwithstanding the fact that it was done by an Approved Subcontractor and not IBM. A list of the Approved Subcontractors as of the Effective Date is set forth in Schedule K (Approved Subcontractors).

      13.5 QUALITY ASSURANCE AND IMPROVEMENT PROGRAMS.

      As part of its total quality management process, IBM shall provide continuous quality assurance and quality improvement through: (a) the identification and application of proven techniques and tools from other installations within its operations (i.e., "best practices"); and (b) the implementation of concrete programs, practices and measures designed to improve performance standards. Such procedures shall include checkpoint reviews, testing, acceptance, and other procedures for D&B to confirm the quality of IBM's performance, and shall be included in the Procedures Manual. IBM shall utilize project management tools, including productivity aids and project management systems, as appropriate in performing the services.

14. AUDITS; RECORD RETENTION

      14.1 AUDIT RIGHTS.

            (a) IBM shall maintain a complete audit trail of all financial and non-financial transactions resulting from the Agreement. IBM shall provide to D&B and its Affiliates, and its and their auditors (including internal audit staff and external auditors), inspectors, regulators and other representatives as D&B may from time to time designate in writing, access at all reasonable times (and in the case of regulators at any time required by such regulators) to any facility or part of a facility at which either IBM or any of its subcontractors is providing the Services, to IBM Personnel, and to data and records (excluding data pertaining to IBM's other customers and not to D&B, and excluding cost data except in cases where IBM's charges to D&B are based directly on IBM's costs: e.g., Out-of-Pocket Expenses) relating to the Services for the purpose of performing audits and inspections of either IBM or any of its subcontractors during the Term. For the avoidance of doubt, the purposes for which D&B audits and inspections may be performed include the following: to verify the accuracy of IBM's invoices; to verify the integrity of D&B Data and IBM's compliance

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with the data privacy, data protection, confidentiality and security requirements of the Agreement; to investigate actual or suspected intrusions into D&B networks or systems or incidents of unauthorized access to or use of D&B Data, and to verify IBM's compliance with any other provisions of the Agreement.

            (b) Audits and inspections will be conducted during business hours and upon reasonable advance notice to IBM except in the case of audits or inspections by regulators, emergency or security audits or inspections, or audits or inspections investigating claims of illegal behavior. D&B and its Auditors will comply with IBM's reasonable security and confidentiality requirements when accessing facilities or other resources owned or controlled by IBM; provided, however, that IBM shall not restrict access by personnel conducting such audits or inspections to any D&B Data or other resources owned or supplied by D&B. IBM will cooperate fully with D&B and its representatives conducting audits or inspections and provide such assistance as they reasonably require to carry out the audit or inspection, including installing and operating audit software.

      14.2 IBM AUDITS.

            (a) IBM shall conduct audits of or pertaining to the Services in such manner and at such times as is consistent with the audit practices of well managed operations performing services similar to the Services. IBM shall perform a security audit at least annually and shall cause a Type II Statement of Auditing Standards ("SAS") 70 audit (or equivalent audit) to be conducted annually for each shared services facility at or from which Services are provided to D&B and/or the Eligible Recipients. The SAS 70 audits will be conducted in accordance with D&B's control requirements as required by D&B. IBM shall permit D&B to participate in the planning of each SAS 70 audit, shall confer with D&B as to the scope and timing of each such audit and shall accommodate D&B requirements and concerns to the extent practicable, in IBM's reasonable discretion. Unless otherwise agreed by the Parties, each SAS 70 audit shall be scheduled so as to facilitate annual compliance reporting by D&B and the Eligible Recipients under the Sarbanes-Oxley Act of 2002 and implementing regulations promulgated in the thereunder. To the extent the resulting audit report is relevant to D&B and/or the Eligible Recipients, IBM shall provide a copy of such report to D&B and its independent auditors for review and comment as soon as reasonably possible and in all events within thirty (30) days after completion.

            (b) Following an audit or examination, D&B may conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with IBM to obtain factual concurrence with issues identified in the review.

            (c) IBM and D&B will meet to review each audit report promptly after its issuance and to agree mutually upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report. D&B and IBM agree to develop operating procedures for the sharing of audit and regulatory findings and of reports related to IBM's operating practices and procedures produced by auditors or regulators of either Party.

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      14.3 RECORDS RETENTION.

      Until the latest of (a) three (3) years after creation of the record; (b) all pending matters relating to the Agreement are closed; (c) the information is no longer required to meet D&B's records management policy as disclosed by D&B to IBM and as such policy may be adjusted from time to time; or (d) the information is no longer required for either Party to comply with applicable laws, IBM shall maintain and provide access upon request to the records, documents, and other information required to meet D&B's audit rights under the Agreement.

15. D&B RESPONSIBILITIES

      15.1 DESIGNATION OF CERTAIN D&B PERSONNEL.

      D&B shall designate an individual to serve in each of the D&B roles identified in Exhibit F-1 (IBM and D&B Organization Structures).

      15.2 D&B RETAINED FUNCTIONS

      In support of IBM's performance of the Services, D&B will perform the D&B Retained Functions.

      15.3 SAVINGS CLAUSE.

            (a) DUE TO THE IMPACT ANY TERMINATION OF THE AGREEMENT OR SUSPENSION OF PERFORMANCE WOULD HAVE ON D&B'S BUSINESS, D&B'S FAILURE TO PERFORM ITS RESPONSIBILITIES SET FORTH IN THE AGREEMENT (OTHER THAN D&B'S FAILURE TO PAY UNDISPUTED AMOUNTS IN EXCESS OF THREE MILLION US DOLLARS (US$ 3 MILLION), OR ITS FAILURE TO COMPLY WITH THE PROVISIONS OF SECTION 7.2 (DISPUTED CHARGES) OF SCHEDULE C (CHARGES)) SHALL NOT BE GROUNDS FOR TERMINATION OF THE AGREEMENT BY IBM OR FOR THE SUSPENSION OF PERFORMANCE OF THE SERVICES BY IBM. IBM ACKNOWLEDGES THAT D&B WOULD NOT BE WILLING TO ENTER INTO THE AGREEMENT WITHOUT ASSURANCE THAT IT MAY NOT BE TERMINATED BY IBM AND THAT IBM MAY NOT SUSPEND PERFORMANCE EXCEPT, AND ONLY TO THE EXTENT, AS PROVIDED UNDER THE AGREEMENT.

            (b) IBM's nonperformance of its obligations under the Agreement shall be excused if and to the extent (a) such IBM nonperformance results from D&B's failure to perform its responsibilities; and (b) IBM provides D&B with reasonable notice of such nonperformance and (if requested by D&B) uses Commercially Reasonable Efforts to perform notwithstanding D&B's failure to perform with D&B being responsible to reimburse IBM for its additional Out-of-Pocket expenses for such efforts.

16. CHARGES

      Schedule C (Charges) sets forth all the charges payable to IBM for performing the Services and the associated invoicing and payment procedures and terms. D&B will not be required to pay IBM any amounts for or in connection with performing the

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Services and fulfilling IBM's obligations under the Agreement other than the
Permitted Charges (as defined in Schedule C).

17. SAFEGUARDING OF DATA; CONFIDENTIALITY

      17.1 D&B INFORMATION.

            (a) D&B Information shall be and remain, as between the Parties, the property of D&B, its Affiliates and third party licensors (as the case may be). IBM shall not possess or assert any lien or other right against or to D&B Information. Except as expressly permitted by Section 9.6, D&B Information shall not be: (i) used by IBM other than in connection with providing the Services;
(ii) disclosed, sold, assigned, leased or otherwise provided to third parties by IBM; or (iii) commercially exploited by or on behalf of IBM.

            (b) D&B Information shall not be utilized by IBM for any purpose other than that of rendering the Services under the Agreement. Upon D&B's request, or upon termination or expiration of the Agreement for any reason, D&B Information shall be promptly returned to D&B (or its applicable Affiliate) or destroyed by IBM.

            (c) Without limiting the generality of Sections 24.1 and Schedule H (Data Privacy and Data Protection Laws), IBM will comply with all data protection and data privacy laws and regulations applicable to IBM's business. In addition, IBM will enable D&B to comply with data protection and data privacy laws and regulations that are not generally applicable to IBM's business but are applicable to D&B and/or its Affiliates by complying with any associated D&B standards, policies and requirements that have been communicated to IBM in writing. For the avoidance of doubt, the Parties acknowledge that IBM is not providing audit, legal, or compliance advice to D&B under the Agreement.

      17.2 SAFEGUARDING D&B DATA.

            (a) IBM will establish and maintain safeguards against the destruction, loss, or alteration of D&B Data in the possession of IBM which are no less rigorous than those in effect at D&B as of the Effective Date, and which are no less rigorous than those maintained by IBM for its own information of a similar nature. D&B will have the right to establish backup security for data and to keep backup data and data files in its possession if it chooses.

            (b) IBM Personnel shall not attempt to access, or allow access to, any D&B Data that they are not permitted to access under the Agreement. If such access is attained (or is reasonably suspected), IBM shall promptly report such incident to D&B, describe in detail the accessed D&B Data, and if applicable return to D&B any copied or removed D&B Data.

            (c) IBM shall utilize Commercially Reasonable Efforts, including thorough systems security measures, to guard against the unauthorized access, alteration or destruction of Software and D&B Data. Such measures shall include the use of Software which: (i) requires all users to enter a user identification and password prior to gaining access to the information systems; (ii) controls and tracks

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the addition and deletion of users; and (iii) controls and tracks user access to areas and features of the information systems. If IBM becomes aware of any suspected, attempted or actual intrusions into D&B networks or systems, or incidents of unauthorized access to or use of D&B Data, IBM shall immediately report the incident to the D&B Global Project Executive.

            (d) Schedule H (Data Privacy and Data Protection Laws) sets forth additional terms and conditions governing data privacy and data protection, and compliance by the Parties with applicable legislation and regulations as they relate to the performance of the Services by IBM.

      17.3 CONFIDENTIAL INFORMATION.

      IBM and D&B each acknowledge that they may be furnished with, receive or otherwise have access to information of or concerning the other Party that such Party considers to be confidential, a trade secret or otherwise restricted. "Confidential Information" shall mean all information, in any form, furnished or made available directly or indirectly by one Party to the other which is marked confidential, restricted, or with a similar designation. The terms and conditions of the Agreement shall be deemed Confidential Information.

      17.4 OBLIGATIONS IN CONNECTION WITH CONFIDENTIAL INFORMATION.

            (a) Each Party shall use at least the same degree of care as it employs to avoid unauthorized disclosure of its own information, but in any event no less than Commercially Reasonable Efforts, to prevent disclosing to unauthorized parties the Confidential Information of the other Party, provided that IBM may disclose such information to properly authorized entities as and to the extent necessary for performance of the Services, and D&B may disclose such information to third parties as and to the extent necessary for the conduct of its business, where in each such case: (i) the receiving entity first agrees in writing to terms and conditions substantially the same as the confidentiality provisions set forth in the Agreement; (ii) use of such entity is authorized under the Agreement; (iii) such disclosure is necessary or otherwise naturally occurs in that entity's scope of responsibility; and (iv) the disclosing Party assumes full responsibility for the acts and omissions of such third party.

            (b) The receiving Party's obligations respecting Confidential Information of the other Party shall continue for as long as the receiving Party (or any of its Affiliates, contractors, agents or representatives) retains any copies of the Confidential Information and shall survive for a period of two (2) years following the receiving Party's destruction or return of all copies of the Confidential Information. For the avoidance of doubt, the provisions of this section shall not in any way limit IBM's obligations to safeguard the D&B Data pursuant to Section 17.2.

            (c) Each Party's Confidential Information shall remain the property of that Party. Nothing contained in the Parties' obligations with respect to Confidential Information shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party, and

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any such obligation or grant shall only be as provided by other provisions of the Agreement. The obligations set forth in this Section 17.4 shall not apply to any particular information that the receiving Party can establish: (i) was already in its possession without any obligation of confidentiality at the time of disclosure by the furnishing Party; (ii) was developed independently by it without reference to any Confidential Information of the furnishing Party; (iii) was obtained without obligation of confidentiality from a source who had the right to furnish the information to the receiving Party without an obligation of confidentiality; (iv) was publicly available when disclosed by the furnishing Party or subsequently becomes publicly available through no fault of the receiving Party; or (v) was disclosed by the furnishing Party to other parties without an obligation of confidentiality.

18. REPRESENTATIONS, WARRANTIES AND COVENANTS

      18.1 WORK STANDARDS.

      IBM represents and warrants that the Services shall be rendered with promptness and diligence and shall be executed in a workmanlike manner, in accordance with the practices and high professional standards used in well-managed operations performing services similar to the Services. IBM represents and warrants that it shall use adequate numbers of qualified individuals with suitable training, education, experience and skill to perform the Services.

      18.2 EFFICIENCY AND COST EFFECTIVENESS.

      IBM represents and warrants that it shall use Commercially Reasonable Efforts to use efficiently the resources or services necessary to provide the Services. IBM represents and warrants that with respect to chargeable resources it shall use Commercially Reasonable Efforts to perform the Services in the most cost-effective manner consistent with the required level of quality and performance.

      18.3 DELIVERABLES.

      IBM represents and warrants that all deliverables will comply with their applicable specifications.

      18.4 TECHNOLOGY.

      IBM agrees that it shall provide the Services using, subject to the Change Management Process, proven, current technology that will enable D&B to take advantage of technological advancements in its industry and support D&B's efforts to maintain competitiveness in the markets in which it competes.

      18.5 NON-INFRINGEMENT.

      Each Party represents and warrants that it shall perform its responsibilities under the Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any Intellectual Property Rights of any third party. IBM represents that there are no current claims that any portion of the Services infringes any third party Intellectual Property Rights (regardless of IBM's view of the merits of

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such claim) and IBM shall promptly inform D&B of any claims which are hereinafter brought.

      18.6 OWNERSHIP AND USE OF SOFTWARE AND RELATED MATERIAL.

      IBM represents and warrants that it is either the owner of, or authorized to use, all of the software and related material, including IBM Software, used and to be used in connection with the Services, which is not otherwise owned by D&B or its Affiliates.

      18.7 AUTHORIZATION AND OTHER CONSENTS.

      Each Party represents and warrants to the other that: (a) it has the requisite corporate power and authority to enter into the Agreement and to carry out the transactions contemplated by the Agreement; (b) the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated by the Agreement have been duly authorized by the requisite corporate action on the part of such Party and will not constitute a violation of any judgment, order or decree; (c) the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated by the Agreement will not constitute a material default under any material contract by which it or any of its material assets are bound, or an event that would, with notice or lapse of time or both, constitute such a default; and (d) there is no proceeding pending or, to the knowledge of the Party, threatened which challenges or may have a material adverse affect on the Agreement or the transactions contemplated by the Agreement.

      18.8 INDUCEMENTS.

      IBM represents and warrants to D&B that it has not violated any applicable laws or regulations or any D&B policies of which IBM has been given notice regarding the offering of unlawful inducements in connection with the Agreement. If at any time during the Term, D&B determines that the foregoing representation and warranty is inaccurate, and provided the inaccuracy is of such a material nature that it might have reasonably led D&B not to enter into the Agreement had D&B known this before entering into the Agreement, then, in addition to any other rights D&B may have at law or in equity, D&B shall have the right to terminate the Agreement for cause without first affording IBM an opportunity to cure.

      18.9 VIRUSES.

      IBM shall use Commercially Reasonable Efforts so that no Viruses are coded or introduced into the systems used to provide the Services. If a Virus is found to have been introduced into the systems used to provide the Services, IBM shall use Commercially Reasonable Efforts upon D&B's request to assist D&B in reducing the effects of the Virus and, if the Virus causes a loss of operational efficiency or loss of data, to assist D&B to the same extent to mitigate and restore such losses. Such assistance shall be provided at no charge if the Virus was introduced either by IBM personnel or via software, systems or other resources controlled by IBM; otherwise, such assistance shall be provided in accordance with the applicable pricing provisions of the Agreement. "Virus" shall mean: (a) program code or programming instruction or set of instructions intentionally designed to disrupt, disable, harm, interfere with or

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otherwise adversely affect computer programs, data files or operations; or (b)
other code typically described as a virus or by similar terms, including Trojan horse, worm or backdoor, that was not authorized in writing by D&B.

      18.10 DISABLING CODE.

      IBM represents and warrants that, without the prior written consent of D&B (which it may withhold in its sole discretion), IBM shall not insert into the Software any code that would have the effect of disabling or otherwise shutting down all or any portion of the Services, other than code which is inserted into commercially available products by the product licensor in the normal course of its business to ensure a purchaser or licensee uses the product in accordance with the license agreement. IBM further represents and warrants that, with respect to any disabling code that may be part of the Software, IBM shall not invoke such disabling code at any time, including upon expiration or termination of the Agreement for any reason, without D&B's prior written consent.

      18.11 DISCLAIMERS.

            (a) During the proposal and contract negotiation process preceding the Effective Date, IBM has been afforded the opportunity to conduct to its satisfaction a full examination of D&B's operations related to the Services. D&B MAKES NO WARRANTIES THAT ARE NOT SET FORTH IN THE AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SCHEDULE C (CHARGES), IN NO EVENT WILL INFORMATION DISCOVERED AFTER THE EFFECTIVE DATE OR CHANGES IN CIRCUMSTANCES OF ANY KIND SERVE AS THE BASIS FOR IBM TO ADJUST THE PRICING OR TERMS OF THE AGREEMENT.

            (b) THE WARRANTIES SET FORTH IN THE AGREEMENT ARE EXCLUSIVE. OTHER THAN AS PROVIDED IN THE AGREEMENT, THERE ARE NO EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

19. INSURANCE

      IBM will maintain during the Term insurance coverage in accordance with Schedule L (Insurance).

20. INDEMNITIES

      20.1 IBM INDEMNITIES.

      IBM will indemnify and hold D&B and D&B's Affiliates and their respective officers, directors, employees, agents, successors and assigns harmless against any and all Losses arising from, related to, or in any way connected with, Claims of or for any of the following:

            (a) IBM's failure to observe or perform any duties or obligations to be observed or performed on or after the Effective Date by IBM under the Third Party

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Service Contracts, if any, assigned to IBM or for which IBM has assumed financial, administrative or operational responsibility under the Agreement.

            (b) Infringement or misappropriation of any Intellectual Property Rights, alleged to have occurred because of systems, deliverables, or other resources provided by IBM to D&B, or based upon the performance of the Services by IBM. IBM's foregoing indemnity obligation shall not apply to the extent (but only to the extent) any claimed infringement or misappropriation is directly attributable to any of the following: (i) the combination, operation or use of an item provided on behalf of IBM with other specific items not furnished by, through, or at the specification of IBM or its subcontractors; provided, however, that this exception will not be deemed to apply to the combination, operation or use of an item with other commercially available products that could reasonably have been anticipated to be used in combination with the item provided by IBM in connection with the Services: e.g., the use of application software provided by IBM with a commercially available computer and operating system not provided by IBM), (ii) modifications of hardware, Software, or materials that were not made, directed, or approved by IBM, (iii) specifications provided by the Indemnified Party if such specifications did not permit use of a non-infringing alternative and provided IBM did not knowingly commit an infringement or misappropriation without advising D&B in writing in advance,
(iv) business process(es) that the Indemnified Party requires IBM to use or follow if such business process(es) did not permit use of a non-infringing alternative and provided IBM did not knowingly commit an infringement or misappropriation without advising D&B in writing in advance, or (v) use by the Indemnified Party of an item in other than its specified operating environment;

            (c) By, on behalf of, or related to, any employee of IBM, its Affiliates, or any Approved Subcontractor, including Claims arising on or after the Effective Date under occupational health and safety, worker's compensation, ERISA or other applicable federal, state, or local laws or regulations, or at common law, except to the extent of D&B's responsibility, if any, under Section 20.3;

            (d) Any amounts including taxes, interest, and penalties assessed against D&B or its Affiliates which are obligations of IBM;

            (e) The inaccuracy or untruthfulness of any representation or warranty made by or on behalf of IBM in any of the following Sections: 18.5, 18.6, 18.7 and/or 18.10;

            (f) By subcontractors arising out of IBM's breach or violation of IBM's subcontracting arrangements;

            (g) Arising out of (i) a violation of Federal, state, or other laws or regulations for the protection of persons or members of a protected class or category of persons by IBM or its employees, subcontractors or agents; (ii) sexual discrimination or harassment by IBM, its employees, subcontractors or agents; and (iii) work-related injury or death caused by IBM, its employees, subcontractors, or agents (except to the extent covered by D&B's worker's compensation coverage);

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            (h) By any IBM Personnel that D&B (or its Affiliate) is liable to such person as the employer or joint employer of such person, including any claim for employee benefits as a result thereof;

            (i) Arising out of or relating to inadequacies in the physical and data security control systems at the locations from which IBM provides the Services, to the extent such systems are controlled or provided by IBM after the Effective Date; and/or

            (j) Arising out of IBM's breach of Section 24.

      20.2 D&B INDEMNITIES.

      D&B will indemnify, defend and hold harmless IBM and its Affiliates and their respective officers, directors, employees, agents, successors and assigns against any and all Losses arising from, related to, or in any way connected with, Claims of or for any of the following:

            (a) D&B's failure to observe or perform any duties or obligations to be observed or performed prior to the Effective Date by D&B under any of the third party contracts assigned to IBM or for which IBM has assumed financial, administrative or operational responsibility; and

            (b) Infringement or misappropriation of any Intellectual Property Rights, alleged to have occurred because of systems or other resources provided to IBM by D&B unless attributable to IBM's failure to obtain any Required Consent IBM is responsible for obtaining.

      20.3 ADDITIONAL INDEMNITIES.

      Each Party (indemnitor) agrees to indemnify, defend and hold harmless the other (indemnitee) and its Affiliates and their respective officers, directors, employees, agents, successors and assigns, against any and all Losses arising from, related to or in any way connected with, Claims of or for any of the following:

            (a) the death or bodily injury of any agent, employee (other than an employee of the indemnitor), customer, business invitee, or business visitor or other person caused by the tortious conduct of the indemnitor (except to the extent that that the indemnitor is considered a 'special employer' under applicable workers compensation laws and that under such law the indemnitee is deemed to be fully protected by workers compensation insurance);

            (b) the damage, loss or destruction of any real or tangible personal property caused by the tortious conduct of the indemnitor; or

            (c) resulting from an act or omission of the indemnitor in its capacity as an employer of a person.

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      20.4 INFRINGEMENT.

            (a) If any item used by IBM to provide the Services (other than an item provided by D&B) becomes, or in IBM's reasonable opinion is likely to become, the subject of a third party infringement or misappropriation Claim, in addition to indemnifying D&B and its Affiliates and in addition to D&B's other rights, IBM shall promptly take the following actions, at no additional charge to D&B, in the listed order of priority: (i) promptly secure the right to continue using the item; (ii) replace or modify the item to make it non-infringing or without misappropriation, provided that any such replacement or modification must not degrade the performance or quality of the affected component of the Services and IBM shall be responsible for the cost of any new interfaces or integration work required as a result of the replacement or modification; or (iii) remove the item from the Services, in which case IBM's charges shall be equitably adjusted to reflect such removal and if, in D&B's reasonable opinion, such removal is material to all or any portion of the remaining Services D&B may terminate such portion of the affected Services or the entire Agreement, as the case may be, without penalty.

            (b) If any item provided to IBM by D&B for use in providing the Services becomes, or in D&B's reasonable opinion is likely to become, the subject of a third party infringement or misappropriation Claim, in addition to indemnifying IBM and its Affiliates pursuant to Section 20.2(b), D&B may take any of the following actions, at no charge to IBM: (i) promptly secure the right for IBM and its Affiliates to continue using the item; (ii) replace or modify the item with a functionally equivalent or similar item that is non-infringing and bear the cost of any new interfaces or integration work required as a result of the replacement or modification; or (iii) cease making the item available to IBM for use in providing the Services. If D&B exercises option (iii), the Parties will negotiate an equitable adjustment of IBM's performance obligations and charges to reflect the withdrawal of the item from IBM's use. The foregoing shall not apply to the extent the claimed infringement or misappropriation is attributable to IBM's failure to obtain any Required Consent(s) for which IBM is responsible under the Agreement.

      20.5 INDEMNIFICATION PROCEDURES.

      The following procedures will apply to Claims for which a party seeks to be indemnified pursuant the Agreement:

            (a) Promptly after an indemnitee receives notice of any Claim for which it will seek indemnification pursuant to the Agreement, the indemnitee will promptly notify the indemnitor of the Claim in writing. No failure to so notify the indemnitor will abrogate or diminish the indemnitor's obligations under this Section 20 if the indemnitor has or receives knowledge of the Claim by other means or if the failure to notify does not materially prejudice its ability to defend the Claim. Within fifteen (15) days after receiving an indemnitee's notice of a Claim, but no later than ten (10) days before the date on which any formal response to the Claim is due, the indemnitor will notify the indemnitee in writing as to whether the indemnitor acknowledges its indemnification obligation and elects to assume control of the defense and settlement of the Claim (a "Notice of Election"). In issuing a Notice of Election, the indemnitor waives any right of contribution against the indemnitee unless the Notice of Election

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expressly states that indemnitor believes in good faith that the indemnitee may be liable for portions of the Claim that are not subject to indemnification by the indemnitor, in which case the indemnitee will have the right to participate jointly in the defense and settlement of the Claim at its own expense using counsel selected by it.

            (b) If the indemnitor timely delivers a Notice of Election, it will be entitled to have sole control over the defense and settlement of the Claim except as provided in Section 20.5(a). After delivering a timely Notice of Election, the indemnitor will not be liable to the indemnitee for any legal expenses subsequently incurred by the indemnitee in defending or settling the Claim. In addition, the indemnitor will not be required to reimburse the indemnitee for any amount paid or payable by the indemnitee in settlement of the Claim if the settlement was agreed to without the written consent of the indemnitor.

            (c) If the indemnitor does not deliver a timely Notice of Election for a Claim, the indemnitee may defend and/or settle the Claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor, including payment of any settlement, judgment or award and the costs of defending or settling the Claim. The indemnitor will promptly reimburse the indemnitee upon demand for all Losses suffered or incurred by the indemnitee as a result of or in connection the Claim.

      20.6 SUBROGATION.

      If an indemnitor shall be obligated to indemnify an indemnitee under the Agreement, the indemnitor shall, upon fulfillment of its obligations with respect to indemnification, including payment in full of all amounts due pursuant to its indemnification obligations, be subrogated to the rights of the indemnitee with respect to the Claims to which such indemnification relates.

21. LIABILITY

      21.1 GENERAL INTENT.

      Subject to the liability restrictions below, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party's failure to perform its obligations in the manner required by the Agreement.

      21.2 LIABILITY RESTRICTIONS.

            (a) Subject to Section 21.2(c) below, in no event, whether in contract or in tort (including breach of warranty, negligence and strict liability in tort), shall a Party be liable for indirect or consequential, exemplary, punitive or special damages, or any loss of profits, revenue, business, savings, or goodwill, even if such Party has been advised of the possibility of such damages in advance.

            (b) Subject to Section 21.2(c) below, each Party's total liability to the other, whether in contract or in tort (including breach of warranty, negligence and strict liability in tort) shall be limited in the aggregate to an amount equal to the total

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charges payable to IBM pursuant to the Agreement for proper performance of the
Services for the twelve (12) months prior to the month in which the most recent event giving rise to liability occurred; provided that if such event giving rise to liability occurs during the first twelve (12) months after the Effective Date, liability shall be limited to an amount equal to the total charges that would be payable to IBM pursuant to the Agreement for proper performance for the Services during such twelve (12) month period. Service Credits do not count against and do not reduce the amounts available under the foregoing limitations. For the avoidance of doubt, the cap on aggregate liability set forth in this paragraph is intended to be an aggregate cap applicable to any and all claims under the Agreement, including any and all claims arising under Local Services Agreements executed hereunder, or under any Adoption Agreements executed thereunder.

            (c) The limitations set forth in Sections 21.2(a) and 21.2(b) above shall not apply with respect to: (i) Claims that are the subject of indemnification; (ii) damages occasioned by a Party's breach of its obligations with respect to Confidential Information; or (iii) any amounts payable by D&B to IBM under the Agreement for Services properly performed.

      21.3 DIRECT DAMAGES.

      The following shall be considered direct damages and shall not be considered consequential damages to the extent they result from a Party's failure to fulfill its obligations in accordance with the Agreement: (a) costs of recreating or reloading any D&B Information that is lost or damaged; (b) costs of implementing a workaround in respect of a failure to provide the Services; (c) costs of replacing lost or damaged equipment and software and materials; (d) costs and expenses incurred to correct errors in software maintenance and enhancements provided as part of the Services; (e) costs and expenses incurred to procure the Services from an alternate source; and (f) straight time, overtime, or related expenses incurred by D&B or its Affiliates, including overhead allocations for employees, wages and salaries of additional personnel, travel expenses, telecommunication and similar charges incurred due to the failure of IBM to provide the Services or incurred in connection with (a) through (e) above.

      21.4 DUTY TO MITIGATE.

      Each Party shall have a duty to mitigate damages for which the other Party is responsible.

      21.5 FORCE MAJEURE.

            (a) Neither Party shall be liable for any default or delay in the performance of its obligations under the Agreement (other than the obligations to pay amounts due under the Agreement) (i) if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, war, government action, an order under the Defense Production Act, or any other cause beyond the reasonable control of such Party; (ii) provided the non-performing Party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions

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and could not reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means (including, with respect to IBM, by IBM meeting its obligations for performing disaster recovery services as provided in the Agreement) (each such event, a "Force Majeure Event").

            (b) In such event the non-performing Party shall be excused from further performance or observance of the obligations so affected for as long as such circumstances prevail and such Party continues to use Commercially Reasonable Efforts to recommence performance or observance without delay, including the performance and fulfillment of any express disaster recovery/business continuity obligations of IBM under the Agreement. Any Party so delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within twenty-four
(24) hours of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay. A Force Majeure Event does not excuse IBM from providing disaster recovery services.

            (c) If any Force Majeure Event substantially prevents, hinders or delays performance of the Services necessary for the performance of functions reasonably identified by D&B as critical for more than five (5) consecutive calendar days or any material portion of the Services for more than ten (10) business days, then at D&B's option: (i) D&B may procure such Services from an alternate source, and IBM shall be liable for payment for such Services from the alternate source for so long as the delay in performance shall continue, not to exceed 180 days; (ii) D&B may terminate any portion of the Agreement so affected and the charges payable hereunder shall be equitably adjusted to reflect those terminated Services; or (iii) D&B may terminate the Agreement as of a date specified by D&B in a written notice of termination to IBM. If D&B terminates the Agreement under clause (b) or (c) above, D&B shall pay IBM's charges for all Services performed under the Agreement, but shall not be liable for payment of any termination charges. IBM shall not have the right to any additional payments from D&B for costs or expenses incurred by IBM as a result of any Force Majeure Event.

22. DISPUTE RESOLUTION

      Any dispute between the Parties arising out of or relating to the Agreement, including with respect to the interpretation of any provision of the Agreement and with respect to the performance by IBM to D&B, shall be resolved by the process set forth in this Section 22.

      22.1 DISPUTE RESOLUTION PROCESS.

            (a) The Parties initially shall attempt to resolve their disputes informally, or as described in Section 22.1(b), by appointing designated representatives who do not devote substantially all of their time to performance under the Agreement to meet for the purpose of endeavoring to resolve such disputes.

            (b) In the event of any dispute arising out of or in connection with the Agreement that is not resolved informally, the Parties agree to discuss and consider submitting the matter to settlement proceedings under the International Chamber of Commerce (ICC) ADR Rules. In the event that the Parties agree to submit the matter to settlement proceedings under the ICC ADR Rules and the dispute has not been settled pursuant to such rules within forty five (45) days following the filing of a request for ADR or within such period as the Parties may agree in writing, the parties shall have no further obligations under this
Section 22.1(b).

            (c) If the Parties are unable to resolve a dispute informally, either party may pursue its remedies under the Agreement through litigation.

            (d) Nothing in this Section 22.1 shall prevent any party seeking, obtaining or implementing interim or conservatory measures or other immediate relief in respect of any dispute or referring any matter relating to the Agreement to any competent government agency, commission, court or other authority having jurisdiction over either Party with a request that it make a determination or take other appropriate steps for its resolution.

            (e) Notwithstanding the provisions of Section 22.1, commencement of litigation shall be deemed appropriate if commenced by a Party to avoid the expiration of an applicable limitations period or to preserve a superior position with respect to other creditors, or a Party makes a good faith determination that a breach of the Agreement by the other Party is such that a temporary restraining order or other injunctive relief is necessary.

      22.2 CONSOLIDATION OF DISPUTES.

            (a) Notwithstanding anything in the Agreement or any Major Market Services Agreement or Local Adoption Agreement to the contrary, in order that disputes between the Parties to the Agreement, or between the parties to the Major Market Services Agreements or Local Adoption Agreements that are similar in nature are resolved in a consistent manner, if either Party determines that a dispute under a Major Market Services Agreement or Local Adoption Agreement is sufficiently similar to a dispute that is pending, or which it believes is likely to occur, under the Agreement, such Party may elect to cause the dispute under the Major Market Services Agreement or local Adoption Agreement to be resolved under Section 22.1.

            (b) Such right to elect to consolidate any dispute resolution must be exercised no later than fifteen (15) days (time being of the essence) after
(i) the Parties agree to submit the matter

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to settlement proceedings under the ICC ADR Rules in accordance with Section
22.1(b), or (ii) the service by one Party of process for litigation under
Section 0 to the other Party and to the tribunal where the action is pending, whose proceedings shall be stayed.

            (c) If the Parties are unable to resolve a dispute informally, either party may pursue its remedies under the Agreement through litigation.

            (d) Nothing in this Section 22.1 shall prevent any party seeking, obtaining or implementing interim or conservatory measures or other immediate relief in respect of any dispute or referring any matter relating to the Agreement to any competent government agency, commission, court or other authority having jurisdiction over either Party with a request that it make a determination or take other appropriate steps for its resolution.

            (e) Notwithstanding the provisions of Section 22.1, commencement of litigation shall be deemed appropriate if commenced by a Party to avoid the expiration of an applicable limitations period or to preserve a superior position with respect to other creditors, or a Party makes a good faith determination that a breach of the Agreement by the other Party is such that a temporary restraining order or other injunctive relief is necessary.

      22.2 CONSOLIDATION OF DISPUTES.

            (a) Notwithstanding anything in the Agreement or any Major Market Services Agreement or Local Adoption Agreement to the contrary, in order that disputes between the Parties to the Agreement, or between the parties to the Major Market Services Agreements or Local Adoption Agreements that are similar in nature are resolved in a consistent manner, if either Party determines that a dispute under a Major Market Services Agreement or Local Adoption Agreement is sufficiently similar to a dispute that is pending, or which it believes is likely to occur, under the Agreement, such Party may elect to cause the dispute under the Major Market Services Agreement or local Adoption Agreement to be resolved under Section 22.1.

            (b) Such right to elect to consolidate any dispute resolution must be exercised no later than fifteen (15) days (time being of the essence) after
(i) the Parties agree to submit the matter to settlement proceedings under the ICC ADR Rules in accordance with Section 22.1(b), or (ii) the service by one Party of process for litigation under Section 0 to the other Party and to the tribunal where the action is pending, whose proceedings shall be stayed.

            (c) If any such election is made, all disputes pending under the applicable Major Market Services Agreement and/or Local Adoption Agreement shall be consolidated with all disputes pending or raised under the Agreement. The party who initiated the proceeding under the Major Market Services Agreement and/or Local Adoption Agreement shall in no way be procedurally prejudiced by such consolidation and the adverse party shall not assert any procedural defense to the consolidated disputes pending under the Major Market Services Agreement and/or Local Adoption Agreement (such as expiration of any statute of limitations) which would not have been available to it under the proceeding initiated under the Agreement.

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      22.3 CONTINUED PERFORMANCE.

      Except as otherwise directed by the other Party, each Party shall continue performing its obligations under the Agreement while a dispute is being resolved except (and then only) to the extent the issue in dispute precludes performance and without limiting either Party's right to terminate the Agreement. For the avoidance of doubt, D&B's withholding payment of disputed charges as permitted under the Agreement will not be considered to prevent IBM from performing the Services. In the event of a breach of this obligation (in addition to all other remedies and rights and without the same constituting an election of remedies), D&B shall be entitled to seek and obtain injunctive relief, without posting bond or proving damages, in addition to all other remedies.

      22.4 GOVERNING LAW.

      The Agreement and performance under it shall be governed by and construed in accordance with the law of the State of New Jersey, United States, without regard to any portion of its choice of law principles which might provide for application of a different jurisdiction's law, except in the case of (i) any dispute or claim arising under a Local Services Agreement executed hereunder, or an Adoption Agreement issued thereunder which, according to the local laws of the applicable country, must mandatorily be governed and resolved according to such local laws; or (ii) any dispute or claim relating specifically to the terms and conditions set forth specifically in a Local Services Agreement executed hereunder, or an Adoption Agreement issued thereunder. In the case of an exception under the preceding sentence, the local law of the applicable country outside the United States shall apply.

23. TERMINATION

      23.1 TERMINATION FOR CAUSE BY D&B.

      D&B may terminate the Agreement for cause, in whole or in part, if IBM:

            (a) commits a material breach of the Agreement which is capable of being cured within thirty (30) days after notice of breach from D&B to IBM, and is not cured in such thirty (30) day period;

            (b) commits a material breach of the Agreement which is not capable of being cured within thirty (30) days after notice of breach from D&B to IBM but is capable of being cured within sixty (60) days after such notice and fails to (i) proceed promptly and diligently to correct the breach; (ii) develop within thirty (30) days following such notice a complete plan (acceptable to D&B) for curing the breach; and (iii) cure the breach within sixty (60) days of such notice;

            (c) commits a material breach of the Agreement that is not subject to cure with due diligence within sixty (60) days after notice of breach from D&B to IBM; or

            (d) commits numerous breaches of its duties or obligations which collectively constitute a material breach of the Agreement.

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      If D&B chooses to terminate the Agreement in part, the charges payable under the Agreement will be equitably reduced to reflect those services that are terminated.

      23.2 TERMINATION BY IBM.

      IBM may terminate the Agreement before the end of the Term by separate written notice of termination setting forth the termination date if, and only if, D&B fails to pay IBM undisputed charges due under the Agreement totaling at least three million US dollars (US$ 3 million) and does not cure the failure by the end of the third and final notice period set forth below. For the avoidance of doubt, the foregoing three million US dollars (US$ 3 million) limit is intended to be an aggregate limit applicable to any and all charges under the Agreement, including any and all charges under the Major Market Services Agreements and Local Adoption Agreements executed pursuant to this Agreement.

            (a) IBM's first notice of overdue payment shall be sent to the attention of D&B's Global Project Executive, with a copy to D&B's General Counsel, shall expressly reference this Section 23.2, be identified as the first notice, shall set forth the overdue amount and shall expressly state that IBM may terminate the Agreement if such failure to make payment is not cured within thirty (30) days after D&B's receipt of such notice.

            (b) If D&B does not make the overdue payment within ten (10) days after receipt of IBM's first notice, IBM shall send a second notice to the attention of D&B's Vice President, Corporate Controller, with a copy to D&B's General Counsel, which notice shall expressly reference this Section 23.2, be identified as the second notice, shall set forth the overdue amount and shall expressly state that IBM may terminate the Agreement if such failure to make payment is not cured within twenty (20) days after D&B's receipt of such notice.

            (c) If D&B does not make the overdue payment within ten (10) days after receipt of IBM's second notice, IBM shall send a third notice to the attention of D&B's Chief Financial Officer, with a copy to D&B's General Counsel, which notice shall expressly reference this Section 23.2, be identified as the third and final notice, shall set forth the overdue amount and shall expressly state that IBM may terminate the Agreement if such failure to make payment is not cured within ten (10) days after D&B's receipt of such notice

      23.3 TERMINATION FOR CONVENIENCE BY D&B.

      D&B may terminate the Agreement (or any Major Market Services Agreement or Local Adoption Agreement) for convenience and without cause at any time by giving IBM at least six (6) months' prior written notice designating the termination date. In such event, D&B shall pay IBM on the effective date of termination, in accordance with Section 9.2 of Schedule C (Charges), the applicable termination charges specified in Exhibit C-11 (Termination Charges), such payment not being a condition precedent to the termination. If a purported termination for cause by D&B is determined by a competent court or other tribunal with appropriate jurisdiction not to have been properly a termination for cause, then such termination by D&B will be deemed to have been a termination for convenience.

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      23.4 TERMINATION FOR CHANGE OF CONTROL.

      If (a) another entity, directly or indirectly, in a single transaction or series of related transactions, acquires either Control of D&B (or the D&B Affiliate that is a party to a Subscription Agreement) or all or substantially all of the assets of D&B (or such D&B Affiliate); or (b) D&B (or such D&B Affiliate) is merged with or into another entity, then, at any time within nine
(9) months after the last to occur of such events, D&B may terminate the Agreement (or such D&B Affiliate may terminate its Subscription Agreement) by giving IBM at least one hundred twenty (120) days' prior written notice designating the termination date. In such event, D&B shall pay IBM on the effective date of termination, in accordance with Section 9.2 of Schedule C (Charges), the applicable termination charges specified in Exhibit C-11 (Termination Charges), such payment not being a condition precedent to the termination.

      23.5 SPECIAL TERMINATION CONDITIONS.

      D&B may terminate the Agreement, in whole or in part, in the following circumstances, without being liable for any termination charges or wind-down expenses. For the avoidance of doubt, such termination shall not be considered a termination for cause or a termination for convenience, but shall otherwise be with full reservation of rights by D&B.

            (a) A Mission Critical Service Failure identified in Exhibit B-6 (Mission Critical Service Failures) occurs other than as a result of a Force Majeure Event; or

            (b) Subject to the limitations, if any, imposed by applicable then-current bankruptcy statutes, if IBM (a) files any petition in bankruptcy;
(b) has an involuntary petition in bankruptcy filed against it which is not challenged in twenty (20) days and dismissed within sixty (60) days; (c) becomes insolvent; (d) makes a general assignment for the benefit of creditors; (e) admits in writing its inability to pay its debts as they mature; (f) has a receiver appointed for its assets; or (g) is subject to an event analogous to any of the foregoing in any jurisdiction in which IBM is incorporated, resident or is otherwise subject including any jurisdiction in which IBM is located for the performance of the Services or any part of them.

      23.6 EXTENSION OF TERMINATION EFFECTIVE DATE.

      D&B may extend the effective date of termination/expiration one or more times as it elects in its discretion, provided that the total of all such extensions shall not exceed one hundred eighty (180) days following the effective date of termination/expiration in place immediately prior to the initial extension under this Section, at the charges then in effect. If IBM terminates the Agreement for D&B's failure to pay undisputed charges, if so requested by IBM, D&B will either (a) pre-pay the estimated monthly charges at least thirty (30) days prior to each month; or (b) post an irrevocable letter of credit or performance bond in sufficient amount to meet ninety (90) days of the on-going charges to be incurred and D&B shall pay such on-going charges in a timely manner. For any notice or notices of such extensions provided to IBM within thirty (30) days of the then-scheduled date of termination/expiration, D&B

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

shall also reimburse IBM for incremental Out-of-Pocket Expenses caused by such extension.

      23.7 TERMINATION/EXPIRATION ASSISTANCE.

            (a) Commencing six (6) months prior to expiration of the Agreement or on such earlier date as D&B may request, or commencing upon a notice of non-renewal or termination (including notice based upon default by D&B) of the Agreement or of one or more of the Services and continuing through the effective date of expiration or, if applicable, of termination of the Agreement, IBM shall, while continuing to provide the Services, provide to D&B, or at D&B's request to D&B's designee, the reasonable termination/expiration assistance requested by D&B to allow the Services to continue without material interruption or material adverse effect and to facilitate the orderly transfer of the Services to D&B or its designee (including a competitor of IBM) ("Termination/Expiration Assistance"). Schedule J (Termination/Expiration Assistance) contains a non-exhaustive description of the kinds of Termination/Expiration Assistance activities IBM may be requested by D&B to provide.

            (b) During Termination/Expiration Assistance, D&B or its designee shall be permitted to undertake, without interference from IBM, to hire any IBM Personnel primarily performing the Services as of the date of notice of termination, or, in the case of expiration, within the six (6) month period prior to expiration. IBM and its Affiliates shall waive its rights, if any, under agreements with such personnel restricting the ability of such personnel to be recruited or hired by D&B or D&B's designee. D&B or its designee shall have reasonable access to such personnel for interviews and recruitment. In the case of IBM Personnel who are employees (or contractors) of IBM's non-Affiliate subcontractors, the following shall apply: (i) if the applicable subcontract between IBM and the subcontractor was entered into on or after the Effective Date of the Agreement, the foregoing shall apply without modification; and alternatively, (ii) if the applicable subcontract between IBM and the subcontractor was entered into prior to the Effective Date of the Agreement, IBM shall use Commercially Reasonable Efforts to cause the subcontractor to waive its rights, if any, under agreements with such personnel restricting the ability of such personnel to be recruited or hired by D&B or D&B's designee and the foregoing shall apply subject to any such restrictions that are not waived by the subcontractor.

            (c) For twelve (12) months following the effective date of termination or expiration of the Agreement or of any Services, at D&B's request IBM shall continue to provide Termination/Expiration Assistance. Actions by IBM under this Section shall be subject to the other provisions of the Agreement. Charges for such activities by IBM shall be as indicated in Section 9.3 of Schedule C (Charges).

            (d) As reasonably requested by D&B, IBM shall provide
Termination/Expiration Assistance for any Services that D&B reduces or terminates, or otherwise withdrawals from IBM's scope, under the Agreement.

            (e) In the process of evaluating whether to undertake or allow termination/expiration or renewal of the Agreement, D&B may consider obtaining, or determine to obtain, offers for performance of services similar to the Services following

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

termination/ expiration of the Agreement. As and when reasonably requested by D&B for use in such a process, IBM shall provide to D&B such information and other cooperation regarding performance of the Services as would be reasonably necessary for a third party to prepare an informed, non-qualified offer for such services, and for a third party not to be disadvantaged compared to IBM if IBM were to be invited by D&B to submit a proposal. The types of information and level of cooperation to be provided by IBM shall be no less than those initially provided by D&B to IBM prior to commencement of the Agreement. IBM's support in this respect shall include providing information regarding Equipment, Software, staffing and other matters that IBM would otherwise provide as part of Termination/Expiration Assistance.

      23.8 EQUITABLE REMEDIES.

      IBM acknowledges that, if it breaches (or attempts or threatens to breach) its obligation to provide Termination/Expiration Assistance, D&B will be irreparably harmed. In such a circumstance, D&B may proceed directly to court. If a court of competent jurisdiction should find that IBM has breached (or attempted or threatened to breach) any such obligations, IBM agrees that, without any additional findings of irreparable injury or similar procedural requirements to obtaining injunctive relief (including the posting of bond), it shall not oppose the entry of an appropriate order compelling performance by IBM and restraining it from any further breaches (or attempted or threatened breaches).

24. COMPLIANCE WITH LAWS

      24.1 COMPLIANCE WITH LAWS AND REGULATIONS GENERALLY.

            (a) Each Party agrees at its cost and expense to obtain all necessary regulatory approvals applicable to its business, to obtain any necessary licenses or permits for its business and to comply with all national, federal, state and local laws, regulations, ordinances and codes applicable to such Party or its business (or its Affiliates).

            (b) In addition, in the case of any laws, regulations, ordinances and codes that are specifically applicable to the Services rendered by IBM or to IBM as a provider of Services to D&B and its Affiliates, IBM shall perform its obligations under the Agreement in compliance with any associated D&B standards, policies and requirements that have been communicated to IBM in writing.

            (c) If a charge occurs of non-compliance of a Party with any such laws, regulations, ordinances, or codes affecting the Services or the other Party, the Party so charged shall promptly notify the other Party of such charges in writing.

      24.2 EQUAL EMPLOYMENT OPPORTUNITY.

      IBM represents that it is, and during the Term shall remain, an equal opportunity/affirmative action employer. IBM certifies that IBM does not, and shall not, discriminate against its employees or applicants for employment on any legally impermissible basis and is and shall remain in compliance with all national, federal, state, and local laws, regulations or executive orders against discrimination, including

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Executive Orders 11141, 11246, 11375, 11458, 11625, 11701, and 11758. IBM
certifies in accordance with 41 CFR Chapter 60-1.8 that its facilities are not segregated and that IBM complies with the Equal Opportunity Clause (41 CFR
Section 60-1.4), the Affirmative Action Clause for Handicapped Workers (41 CFR
Section 60-250.4), and the Affirmative Action Clause for Disabled Veterans and Veterans of the Vietnam Era (41 CFR Section 60-741.4), which are incorporated in the Agreement by reference.

      24.3 OCCUPATIONAL SAFETY AND HEALTH ACT.

      IBM covenants that all work performed under the Agreement will fully comply with the provisions of the Federal Occupational Safety and Health Act of 1970 and with any rules and regulations promulgated pursuant to the Act and any similar state or local laws.

      24.4 GRAMM-LEACH-BLILEY ACT AND SIMILAR LAWS.

      IBM shall comply with all applicable national, federal, state or local laws, and rules and regulations of regulatory agencies, protecting the confidential material and privacy rights of D&B, its Affiliates, and/or their customers and consumers, including Title V of the Gramm-Leach-Bliley Act, 15 USC
Section 6801 et. seq. and the Economic Espionage Act, 18 USC Section 1831 et. seq. to the extent applicable to IBM in its capacity as a provider of processing services to D&B and as directed by D&B

      24.5 FAIR LABOR STANDARDS ACT.

IBM certifies to D&B that in the performance of the Agreement it shall comply with all applicable provisions of Section 6, 7, and 12 of the Fair Labor Standards Act, 29 USC Sections 201 - 219, as amended, and that there will be no violations by IBM of the `hot goods' or `hot cargo' provisions of such Act involving restrictions on the use of underage employees by IBM.

25. GENERAL

      25.1 BINDING NATURE AND ASSIGNMENT.

      The Agreement shall be binding on the Parties and their respective successors and assigns. Neither Party may, or shall have the power to, assign the Agreement without the prior written consent of the other, except that D&B may assign its rights and obligations under the Agreement without the approval of IBM to: (a) an entity which acquires all or substantially all of the assets of D&B's line of business to which the Services relate; (b) to any Affiliate; or
(c) to the successor in a merger or acquisition of D&B; provided that in no event shall such assignment relieve D&B of its obligations under the Agreement. Subject to the foregoing, any assignment by operation of law, order of any court, or pursuant to any plan of merger, consolidation or liquidation, shall be deemed an assignment for which prior consent is required and any assignment made without any such consent shall be void and of no effect as between the Parties.

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

      25.2 PUBLIC DISCLOSURES.

      All media releases, public announcements and public disclosures by either Party relating to the Agreement or the subject matter of the Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be coordinated with and approved by the other Party prior to release.

      25.3 NON-SOLICITATION.

      Subject to D&B's right to recruit IBM Personnel when transitioning Services from IBM to a third party or back in-house, from the Effective Date until six (6) months after completion of its obligations under the Agreement a Party shall not directly or indirectly solicit or seek to procure (other than by general advertising), without the prior written consent of the other Party, (i) in the case of D&B, the employment of IBM's employees engaged in the provision of the Services during the period they are so engaged and for six (6) months thereafter; and (ii) in the case of IBM, D&B's employees engaged in the provision of its call center systems during the period they are so engaged and for six (6) months thereafter. A breach of this obligation shall not be the basis for termination of the Agreement.

      25.4 NO THIRD PARTY BENEFICIARIES.

      The IBM Party, in providing the Services, shall be acting as an independent contractor. Nothing in the Agreement shall create any relationship of joint venturers, partnership, or employer and employee between the Parties or between one of the Parties and the other Party's personnel, agents, employees or subcontractors. Except as expressly provided in the Agreement, neither Party (nor any of its Affiliates) shall have any authority to act or make representations or commitments on behalf of the other Party (or its Affiliates) or to create any contractual liability to a third party on behalf of the other Party (or its Affiliates).

      25.5 ENTIRE AGREEMENT.

      This Agreement - consisting of these General Terms and Conditions and the attached Schedules A through O (including their respective exhibits and other attachments) - constitutes the entire agreement between the Parties with respect to its subject matter and merges, integrates and supersedes all prior and contemporaneous agreements and understandings between the Parties, whether written or oral, concerning its subject matter.

      25.6 AMENDMENTS.

      Any terms and conditions varying from the Agreement on any order or written notification from either Party will not be effective or binding on the other Party. The Agreement may be amended or modified solely in a writing signed by an authorized representative of each Party.

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      25.7 CONSENTS AND APPROVALS.

      Where approval, acceptance, consent or similar action by either Party is required under the Agreement, such action will not be unreasonably delayed, conditioned or withheld unless the Agreement expressly provides that it is in the discretion of the Party. No approval or consent given by a Party under the Agreement will relieve the other Party from responsibility for complying with the requirements of the Agreement, nor will it be construed as a waiver of any rights under the Agreement (except to the extent, if any, expressly provided in such approval or consent). Each Party will, at the request of the other Party, perform those actions, including executing additional documents and instruments, reasonably necessary to give full effect to the Agreement.

      25.8 WAIVER.

      No failure or delay by a Party in exercising any right, power or remedy will operate as a waiver of that right, power or remedy, and no waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party. If a Party waives any right, power or remedy, the waiver will not waive any successive or other right, power or remedy that Party may have.

      25.9 REMEDIES CUMULATIVE.

      Except as otherwise expressly provided in the Agreement, all remedies provided in the Agreement are cumulative and in addition to and not in lieu of any other remedies available to a Party under the Agreement, at law, or in equity.

      25.10 PRIORITY OF DOCUMENTS.

            (a) Subject to Section 25.10(b), the Schedules, Exhibits and any other attachments expressly identified in the same or in the body of the Agreement form part of the Agreement and shall have the same force and effect as if expressly set out in the body of the Agreement, and any reference to the Agreement shall include the Schedules, Exhibits and any such other attachments.

            (b) In the event of a conflict between or among the documents comprising the Agreement, the following order of precedence will apply (documents listed in descending order of priority):

                  (i) these General Terms and Conditions, together with Schedule H (Data Privacy and Data Protection Laws), Schedule J (Termination/Expiration Assistance), and Schedule L (Insurance);

                  (ii) Schedule C (Charges), including its Exhibits and Attachments;

                  (iii) other Schedules;

                  (iv) other Exhibits;

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

                  (v) other Attachments; and

                  (vi) other Annexes.

            (c) In the event of a conflict between or among the documents comprising Schedule A (IBM Services and Solutions), the following order of precedence will apply (documents listed in descending order of priority):

                  (i) the Statements of Work (Exhibits A-1 through A-5);

                  (ii) Exhibit A-7 (Transition and Transformation), including its Attachments; and

                  (iii) Exhibit A-6 (IBM Solutions), including its Attachments.

      25.11 HEADINGS.

      The section headings and the table of contents used in the Agreement are for convenience of reference only and will not enter into the interpretation of the Agreement.

      25.12 SECTION REFERENCES.

            (a) Unless otherwise indicated, section references are to sections of the document in which the reference is contained. For example, section references in these General Terms and Conditions are to sections of the General Terms and Conditions and, likewise, section references in a schedule to the Agreement are to sections of that schedule.

            (b) References to numbered (or lettered) sections of the Agreement also refer to and include all subsections of the referenced section.

      25.13 SCHEDULE REFERENCES.

      Unless otherwise indicated, references to schedules to the Agreement also refer to and include all exhibits, attachments and annexes to the referenced schedule.

      25.14 USE OF CERTAIN WORDS.

      Unless the context requires otherwise, (i) "including" (and any of its derivative forms) means including but not limited to, (ii) "may" means has the right, but not the obligation to do something and "may not" means does not have the right to do something, (iii) "will" and "shall" are expressions of command, not merely expressions of future intent or expectation, (iv) "written" or "in writing" is used for emphasis in certain circumstances, but that will not derogate from the general application of the notice requirements set forth in the Agreement in those and other circumstances, (v) use of the singular imports the plural and vice versa, and (vi) use of a specific gender imports the other gender(s).

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

      25.15 STATUTORY REFERENCES.

      All references to any statute or statutory provision (including any subordinate legislation) shall be deemed to include a reference to any statute or statutory provision that amends, extends, consolidates or replaces the same or that has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, codes of practice, instruments or other subordinate legislation made under the relevant statute.

      25.16 SEVERABILITY.

      If any provision of the Agreement conflicts with the law under which the Agreement is to be construed or if any provision of the Agreement is held invalid by a competent authority, [such provision will, if possible, be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law.

      25.17 COUNTERPARTS.

      The Agreement may be executed in two (2) or more counterparts, all of which taken together constitute a single agreement between the Parties. Each signed counterpart, including a signed counterpart reproduced by facsimile or other reliable means, will be considered an original.

      25.18 COVENANT OF GOOD FAITH.

      Each Party, in its respective dealings with the other Party under or in connection with the Agreement, will act reasonably and in good faith.

                     [Remainder of page intentionally blank]

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

      25.19 NOTICES

            (a) All formal notices, requests, demands, approvals and communications under the Agreement (other than routine operational communications) will be in writing and may be served either (i) in person or
(ii) by registered or certified mail or air freight services that provide proof of delivery, with postage or shipping fees prepaid, and addressed to the Party to be served as follows:

      In the case of D&B:                     With a copy to:
      D&B                                     D&B
      3 Sylvan Way                            103 JFK Parkway
      Parsippany, New Jersey 07054            Short Hills, New Jersey 07078
      Attn: Mark Samuels                      Attn: General Counsel
      Fax: 866.758.0641                       Fax: 866.561.5154

      In the case of IBM:                     With a copy to:
      IBM Corporation                         IBM Corporation
      Florham Park                            Legal Dept.
      400 Campus Drive                        Route 100
      Florham Park, New Jersey 07932          Somers, NY 10589
      Attn: IBM Global Services Project       Attn: IBM Global Services
      Executive for D&B                       General Counsel
      Fax: 973.514.4159                       Fax: 914.766.8445

                     [Remainder of page intentionally blank]

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            (b) Notices given as described above will be considered received on the day of actual delivery.

            (c) A Party may from time to time change its address or designee for notification purposes by giving the other Party prior written notice of the new address or designee in the manner provided above and the date on which it will become effective.

      IN WITNESS WHEREOF, the parties have each caused this Agreement to be signed and delivered by its duly authorized officer, all as of the Effective Date.

INTERNATIONAL BUSINESS MACHINES             DUN & BRADSTREET, Inc.
CORPORATION

By: _________________________________       By: __________________________
    Maureen Power                               Gary Michel
    Vice President, Business                    Vice President, Re-Engineering
    Transformation Outsourcing

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

                                   SCHEDULE A
                           IBM SERVICES AND SOLUTIONS

1.    INTRODUCTION

      As part of the Services, IBM shall provide the services, functions, and responsibilities described in this Schedule A. IBM shall provide the Services as required to meet the Service Levels provided in Schedule B (Service Levels) and in accordance with the Procedures Manual. All Charges for the Services are provided in Schedule C (Charges).

      D&B operates in a business environment characterized by constant change that directly affects the delivery of finance-related processing services. IBM shall evolve, supplement, and enhance the Services over time as necessary to meet D&B's changing business needs and to gain the benefit of changes in technology and best practice processes.

      Excepted as otherwise specified in this Schedule A, IBM shall: (a) have end-to-end responsibility for the performance of the Services beginning on the Services Commencement Date; and (b) be held responsible for the performance of the Services without regard to the use by IBM of third-party products or vendors.

      All communications sent by IBM on behalf of D&B as part of the Services shall appear to be from D&B (e.g., e-mails shall be sent from a D&B e-mail address).

      References to time in this Schedule A shall be in Local Market Time for each in-scope D&B location.

2.    FORMAT AND CONTENTS

      This Schedule A consists of this document and the Exhibits listed below.

2.1.  EXHIBIT A-1 - CONTACT CENTER SERVICES

      This Exhibit describes the Inbound, Outbound and other Contact Center Services (e.g., Contract Administration) that IBM shall provide.

2.2.  EXHIBIT A-2 - DATA PROGRAMMING SERVICES

      This Exhibit describes the Data Programming Services, including Delivery and Global Trade, that IBM shall provide.

      This Exhibit contains the following Attachments:

      (a)   Attachment A-2-1: Postal Data Cleansing

      (b)   Attachment A-2-2: Data Programming Quality Checklists

            (i)   Annex A-2-2a: SMS Data Normalization Project Quality Checklist

            (ii)  Annex A-2-2b: SMS Spend Analysis Quality Checklist

            (iii) Annex A-2-2c: SMS MWOB Quality Checklist

            (iv)  Annex A-2-2d: SMS Supply Optimizer Quality Checklist

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            (v)   Annex A-2-2e: SMS Supply Optimizer Refresh Quality Checklist

2.3.  EXHIBIT A-3 - TRANSACTION PROCESSING SERVICES

      This Exhibit describes the Transaction Processing Services that IBM shall provide. This Exhibit contains the following Attachments:

      (a)   Attachment A-3-1: Transaction Processing Data Sources

      (b)   Attachment A-3-2: Transaction Processing Workflows

2.4.  FINANCE PROCESSING SERVICES

      This Exhibit describes the Accounts Payable and Travel and Expense processing, Order-to-Cash and collections and cash applications processing Services that IBM shall provide.

2.5.  EXHIBIT A-5 - CROSS FUNCTIONAL SERVICES

      This Exhibit describes additional "cross-functional" Services that apply generally to the Contact Center, Data Programming, Transaction Processing, and Finance Processing Services, (e.g., security and business continuity). Attachment A-5-1 (IBM Personnel Background Checks and Screening) describes the Personnel background checks and screening that IBM will perform.

2.6.  EXHIBIT A-6 - IBM SOLUTIONS

      This Exhibit describes how IBM will perform the Services described in each Exhibit listed above, including the overall implementation of the technology IBM will use in the solution.

      This Exhibit contains the following Attachments:

      (a)   Attachment A-6-1: Contact Center Solution

            (i)   Annex A-6-1-a: EU File Update Solution

      (b)   Attachment A-6-2: Data Programming Solution

      (c)   Attachment A-6-3: Transaction Processing Solution

      (d)   Attachment A-6-4: Finance Processing Solution

      (e)   Attachment A-6-5: Technology Solution

2.7.  EXHIBIT A-7 - TRANSITION AND TRANSFORMATION

      This Exhibit describes the activities, deliverables, and schedule by which IBM will transition responsibility for the Services from D&B and the automation, re-engineering and improvements IBM will make to the processes, environment, and technology used to provide the Services as part of the Transformation.

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      This Exhibit contains the following Attachments:

      (a)   Attachment A-7-1: Transition Solution

      (b)   Attachment A-7-2: Transition Schedule

      (c)   Attachment A-7-3: Transformation

3.    DEFINITIONS

3.1.  CERTAIN DEFINITIONS

      (a) "Contact Center Services" means those Inbound Contact Services, Outbound Contact Services, Contract Administration that IBM will perform as part of the Services as are further described in Exhibit A-1 (Contact Center Services).

      (b) "Data Programming Services" means those Services IBM will perform, including Delivery and Global Trade as are further described in Exhibit A-2 (Data Programming Services).

      (c)   "D&B Products" means products related to Risk Management Solution
(RMS), Sales and Marketing Solution (S&MS), and IBM Management Solution Services
(SMS) that IBM sells and delivers as part of the Services. The specific D&B Products that IBM will use in its performance of the Services may change from time-to-time during the Term.

      (d) "Gold Service Customer" means those high priority customers as designated by D&B that receive a higher level of service, which includes dedicated Personnel to perform the Services

      (e) "Gold Services" means the provision of Services to Gold Service Customers, which includes dedicated IBM Personnel to perform the Services.

      (f) "Local Market Time" means the local time of the country or region receiving the Services.

      (g) "Transaction Processing Services" means the collection, entering, processing, and error correction that IBM performs as part of the Services as are further described in Exhibit A-3 (Transaction Processing Services).

      (h) "Finance Processing Services" means the Accounts Payable, Travel and Expense, and Order to Cash Services provided by IBM as further described in Exhibit A-4 (Finance Processing Services).

3.2.  OTHER DEFINITIONS

      Capitalized terms not defined herein shall have the meaning given to them in the Exhibits of this Schedule A or elsewhere in the Agreement.

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                                   EXHIBIT A-1
                             CONTACT CENTER SERVICES

1.       DEFINITIONS ........................................................................    2
         1.1.     Certain Definitions .......................................................    2
         1.2.     Other Definitions .........................................................    4
2.       INBOUND CONTACT SERVICES ...........................................................    4
         2.1.     Order Requests ............................................................    4
         2.2.     Customer Requests .........................................................    6
         2.3.     Entity Query Requests .....................................................    8
         2.4.     Technical Support Requests ................................................    9
         2.5.     Usage Requests ............................................................   11
         2.6.     Gold Service ..............................................................   13
         2.7.     Marketing Campaigns .......................................................   16
3.       OUTBOUND CONTACT SERVICES ..........................................................   16
         3.1.     Acquisition Services ......................................................   17
         3.2.     Investigation Services ....................................................   18
         3.3.     Fulfillment Services ......................................................   20
         3.4.     Family Tree Services ......................................................   21
         3.5.     Advanced Customer Update Group ............................................   22
         3.6.     Inquiry Screening Services ................................................   23
         3.7.     Ad Hoc Outbound Services ..................................................   24
4.       Training services ..................................................................   25
5.       Revenue Generation Services ........................................................   25
         5.1.     D&B Products ..............................................................   26
         5.2.     Lead Generation ...........................................................   26
6.       Contact documentation services .....................................................   27
         6.1.     General ...................................................................   27
         6.2.     Contact Disposition Documentation .........................................   27
         6.3.     Translations ..............................................................   27
         6.4.     Language Requirements .....................................................   28
7.       continuous improvement and quality control .........................................   28
         7.1.     Continuous Improvement ....................................................   28
         7.2.     Quality Assurance .........................................................   28
         7.3.     Call Monitoring ...........................................................   29
8.       OTHER SERVICES .....................................................................   30
         8.1.     Contract Administration ...................................................   30
         8.2.     Fraud Identification ......................................................   31
         8.3.     Access to D&B Systems .....................................................   31
         8.4.     Preparation Of Procedures Manual ..........................................   31
         8.5.     Operations Management Services ............................................   32
         8.6.     Contact Center Telecommunications Management Services .....................   32
         8.7.     IVR .......................................................................   34

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                                   EXHIBIT A-1
                             CONTACT CENTER SERVICES

1.    DEFINITIONS

1.1.  CERTAIN DEFINITIONS

      (a) "Acquisition Services" has the meaning given in Section 3.1(a).

      (b) "ACUG Services" has the meaning given in Section 3.5(a).

      (c) "Complaints" has the meaning given in Schedule C to the Agreement.

      (d) "Contact" means a voice, callback, chat, fax, email or other form of communication relating to the Contact Center Services between IBM Personnel and an End User. "Inbound Contact" means an inbound Contact received by IBM. "Outbound Contact" means an outgoing Contact initiated by IBM to resolve an Outbound Services Request.

      (e) "Contact Center" means the physical premises where the Contact Center Services are performed.

      (f) "Contract Administration Services" has the meaning given in Section 8.1(a).

      (g) "CRC Renewals" has the meaning given in Schedule C to the Agreement.

      (h) "Cross-sell" has the meaning given in Section 5.1(b)(iii).

      (i) "Customer" means an Entity having an existing business relationship with D&B, potential for a future relationship with D&B, or D&B Personnel acting on behalf of D&B.

      (j) "Customer Request Services" has the meaning given in Section 2.2(a).

      (k) "D&B Products" has the meaning given in Section 5.1(a).

      (l) "DUNS Number" has the meaning given in Section 2.3(b)(iv).

      (m) "DUNSVoice Assistance" means those Contacts where operator assistance is provided for unresolved Order Requests and resolved via an automated order delivery system.

      (n) "End User" shall mean an End User of the Contact Center Services, including internal and external D&B customers.

      (o) "Entity" means any business (i.e., sole proprietorship, partnership, or corporation), religious, educational or other not for profit organization, or governmental agency whose organizational and financial data is collected by IBM on behalf of D&B, including D&B Customers.

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      (p) "Entity Query Request Services" has the meaning given in Section 2.3.

      (q) "eUpdates" has the meaning given in Schedule C to the Agreement.

      (r) "Family Tree Services" has the meaning given in Section 3.4.

      (s) "File Updates" has the meaning given in Schedule C to the Agreement.

      (t) "Fulfillment Services" has the meaning given in Section 3.3(a).

      (u) "Gold Services" has the meaning given in Section 2.6.

      (v) "Inbound Contact Services" has the meaning given in Section 2.

      (w) "Interactive Voice Response" or "IVR" means a system that provides pre-recorded information to End Users making Inbound Contacts via telephone either with or without selection by the caller and include other functions such as call routing, database interaction to acquire information from or append information to a database, and voice input recognition and voice read back.

      (x) "Inquiry Screening Services" has the meaning given in Section 3.6(a).

      (y) "Investigation Services" has the meaning given in Section 3.2(a).

      (z) "Linkage Validation and Error Resolution" has the meaning given in Schedule C to the Agreement.

      (aa) "Local Market Business Hours" means Monday through Friday from 08:00 to 18:00 in the local market receiving Services, excluding public holidays recognized by D&B in such market.

      (bb) "Order Request Services" has the meaning given in Section 2.1(a).

      (cc) "Outbound Contact Services" has the meaning given in Section 3.

      (dd) "Outbound Services Request" means a job, project, or other work request provided to IBM by D&B that requires IBM to initiate Outbound Contacts and investigate, acquire, and update information on business Entities, to generate Qualified Leads, or to perform other Services described in this Exhibit A-1.

      (ee) "Personal Investigations" has the meaning given in Schedule C to the Agreement.

      (ff) "Qualified Lead" has the meaning given in Section 5.2(b).

      (gg) "Service Failures" has the meaning given in Schedule C to the Agreement.

      (hh) "Severe Risk Tip" has the meaning given in Section 1.1(j) of Exhibit B-1.

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      (ii) "Technical Support Request Services" has the meaning given in Section
2.4(a).

      (jj) "Up-sell" has the meaning given in Section 5.1(b)(ii).

      (kk) "Usage Request Services" has the meaning given in Section 2.5(a).

1.2.  OTHER DEFINITIONS

      Capitalized terms not defined in this Exhibit A-1 (Contact Center Services) shall have the meaning given to them in Schedule A or elsewhere in the Agreement.

2.    INBOUND CONTACT SERVICES

      IBM shall be responsible for receiving and responding to Order Requests, Customer Requests, Entity Query Requests, Technical Support Requests, and Usage Requests received via voice, callback, chat, fax, and email, and any other inbound communications, as well as providing Gold Services and where applicable, supporting marketing campaigns, all as further described in this Section 2 (collectively, "Inbound Contact Services"). IBM shall provide Inbound Contact Services during Local Market Business Hours for each of the local markets receiving such Services.

2.1.  ORDER REQUESTS

      (a) General. As part of the Inbound Contact Services, IBM shall be responsible for handling order Requests for D&B Products received from End Users ("Order Request Services").

      (b) Order Request Services Description. IBM's responsibilities with respect to Order Request Services include:

            (i) Receiving an End User Order Request;

            (ii) Accessing and validating the End User's account with D&B and authenticating that the End User is authorized to access account information and purchase D&B Products and services on behalf of their company;

            (iii) Locating the D&B reports or other products or services requested by the End User;

            (iv) Providing general preview information about the located D&B reports or other products or services;

            (v) For DUNSVoice Assistance Contacts, providing a report number and transferring the End User back to the automated order entry system for processing;

            (vi) Identifying and presenting Up-sell and Cross-sell opportunities in each Inbound Contact;

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            (vii) Determining the delivery method preferred by the End User for
D&B Products;

            (viii) Placing domestic and international D&B Product orders, as applicable;

            (ix) Providing manual processing and delivery via email, fax and mail for orders in Europe that require special instructions and after Transition, for those orders handled offshore, routing such orders via email as requested by D&B (i.e., routing such orders through US) for delivery;

            (x) Reviewing the interaction with the End User at the end of the Contact and setting forth proper expectations about the contents, price, and delivery time of D&B products; and

            (xi) Documenting the sale and delivery of each D&B Product and disposition of each Order Request.

      (c) IBM Personnel Minimum Requirements. All IBM Personnel providing Order Request Services shall have the following minimum skills and qualifications:

            (i) Good oral and written communication skills, including accent neutralization training and ability;

            (ii) Basic telephone skills;

            (iii) Good spelling skills;

            (iv) Computer skills ranging from basic to good as required, including typing ability and the ability to navigate text and interfaces;

            (v) Intermediate to extensive knowledge of D&B Products as required to process the Order Request;

            (vi) Basic business and financial knowledge, including an in-depth understanding and awareness of the culture and business practices in the local markets being serviced;

            (vii) Basic knowledge of D&B policies and organization; and

            (viii) Sales skills ranging from basic to intermediate as required to perform the Services set forth in Section 5 below.

      (d) Language Requirements. IBM Personnel shall have the language skills required to complete the Order Requests from each local market from which the Inbound Contacts originate. In addition, at a minimum for each local market, there shall be at least one (1) person available during Local Market Business Hours who is able to perform the Order Request Services in English. IBM Personnel shall be able to read, write, and speak the following languages with native fluency:

            (i) English;

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            (ii)  Spanish;

            (iii) Dutch;

            (iv)  Flemish;

            (v)   French; and

            (vi)  Italian.

2.2.  CUSTOMER REQUESTS

      (a) General. IBM shall be responsible for receiving and responding to Customer requests, which include billing and payment inquiries, requests for duplicate bills, D&B Product information (e.g., price information), contract inquiries (e.g., types of contracts or usage requirements), questions concerning the delivery of a report, inquiries about using a D&B tool or application, inquiries regarding understanding credit ratings, and requests for removal from marketing files ("Customer Request Services").

      (b) Customer Request Services Description. IBM's responsibilities with respect to Customer Request Services include:

            (i) Receiving incoming Customer Requests;

            (ii) Accessing and validating the End User's account with D&B and authenticating that the End User is authorized to provide and receive information about the Customer account and make commitments on behalf of their company;

            (iii) Identifying the type of Customer Request and action required to resolve it;

            (iv) Resolving the Customer Request to the Customer's satisfaction, or where IBM cannot resolve the Customer Request, escalating it in accordance with D&B policies and procedures (e.g., issuing Customer Request to other D&B service points as required for resolution);

            (v) If escalated, tracking the Customer Request through resolution and following up regularly with the escalation points to ensure timely resolution;

            (vi) Identifying and presenting Up-sell and Cross-sell sales opportunities in each Contact;

            (vii) Reviewing the interaction with the Customer at the end of the Contact and setting forth proper expectations about any future action to be taken with respect to the Customer Request; and

            (viii) Documenting resolution of the Customer Request.

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      (c) IBM Personnel Minimum Requirements. All IBM Personnel providing
Customer Request Services shall have the following minimum skills and qualifications:

            (i) Good oral and written communication skills, including accent neutralization training and ability;

            (ii) Good telephone skills as required to handle each particular type of Customer Request;

            (iii) Intermediate computer skills (e.g., file transfer and maintenance ability);

            (iv) Extensive D&B Product knowledge;

            (v) Basic business and financial knowledge, including an in-depth understanding and awareness of the culture and business practices in the local markets being serviced;

            (vi) Basic problem analysis skills;

            (vii) Basic to intermediate complaint resolution skills;

            (viii) Extensive knowledge of D&B policies and organization; and

            (ix) Basic sales skills.

      (d) Language Requirements. IBM Personnel shall have the language skills required to complete the Customer Requests from each local market from which the Inbound Contacts originate in accordance with the proficiency requirements set forth in Attachment A-6-1 (Contact Center Solution). In addition, at a minimum for all local markets, there shall be at least one (1) person available during Local Market Business Hours who is able to perform the Customer Request Services in English. For the purposes of clarity, where language skills of each local market are not specifically designated in Attachment A-6-1 (Contact Center Solution), IBM Personnel shall be able to read, write, and speak the following languages with native fluency:

            (i) English;

            (ii) Spanish;

            (iii) Italian;

            (iv) Flemish;

            (v) Dutch; and

            (vi) French.

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2.3.  ENTITY QUERY REQUESTS

      (a) General. IBM shall be responsible for receiving and responding to Entity Query Requests from End Users, which includes delivery of entity reports, providing explanation of entity reports (e.g., ratings and analytics), confirmation of specific information within the report (e.g., confirmation of CEO), updating data elements, updating financial statements, identification of family tree and linkage information, creation of new entity records, and assignment of DUNS Number ("Entity Query Request Services").

      (b) Entity Query Request Services Description. IBM's responsibilities with respect to Entity Query Request Services include:

            (i) Receiving incoming Entity Query Requests;

            (ii) Accessing and validating the End User's account with D&B and authenticating that the End User is authorized to provide data and make commitments on behalf of their company;

            (iii) Identifying the type of Entity Query and the action required to resolve it;

            (iv) Establishing business Entity number ("DUNS Number") if the Entity is not listed in the D&B databases;

            (v) Soliciting additional business Entity information missing from the D&B database for existing business Entities and entering such information into the D&B database based on D&B policy and procedures;

            (vi) Providing D&B reports to End Users about Entities upon request;

            (vii) Resolving each Entity Query to the End User's satisfaction, or where IBM cannot resolve the Entity Query, escalating it in accordance with D&B policies and procedures;

            (viii) If escalated, tracking the Entity Query through resolution and following up regularly with the escalation points to ensure timely resolution;

            (ix) Identifying and presenting Up-sell and Cross-sell sales opportunities in each Contact;

            (x) Performing direct sales of Self-Awareness D&B Products;

            (xi) Reviewing the End User interaction at the end of the Contact and setting forth proper expectations about any future action to be taken with respect to the Entity Query Request; and

            (xii) Documenting resolution of Entity Query Request.

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      (c) IBM Personnel Minimum Requirements. All IBM Personnel handling Entity
Query Requests shall have the following minimum skills and qualifications:

            (i) Good oral and written communication skills, including accent neutralization training and ability;

            (ii) Telephone skills ranging from basic to good as required to handle the particular customer service request;

            (iii) Intermediate computer skills (e.g., navigate text and GUI interfaces);

            (iv) Extensive D&B Product knowledge;

            (v) Advanced business and financial knowledge, including an in-depth understanding and awareness of the culture and business practices in the local markets being serviced;

            (vi) Advanced problem analysis skills;

            (vii) Advanced complaint resolution skills;

            (viii) Extensive knowledge of D&B policies and organization; and

            (ix) Proven advanced sales skills.

      (d) Language Requirements. IBM Personnel shall have the language skills required to complete the Entity Query Requests from each local market from which the Inbound Contacts originate. In addition, at a minimum for each local market, there shall be at least one (1) person available during Local Market Business Hours who is able to perform the Entity Query Request Services in English. IBM Personnel shall be able to read, write, and speak the following languages with native fluency:

            (i) English;

            (ii) Spanish;

            (iii) Dutch;

            (iv) Flemish;

            (v) French; and

            (vi) Italian.

2.4.  TECHNICAL SUPPORT REQUESTS

      (a) General. IBM shall be responsible for receiving and resolving technical support requests, which includes performing ID and password maintenance, assisting End Users with the configurations of browsers, modems, and other interfaces necessary to connect to D&B, consulting on firewall issues, assisting in the recovery of

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data, and consulting D&B proprietary applications so as to maximize the
Contact's use of such applications ("Technical Support Request Services").

      (b) Technical Support Request Services Description. IBM's responsibilities with respect to Technical Support Request Services include:

            (i) Receiving incoming Technical Support Requests;

            (ii) Accessing and validating the End User's account with D&B and authenticating that the End User is authorized to provide and receive information about the End User and make commitments on behalf of their company;

            (iii) Identifying the type of Technical Support Request and action required to resolve the request, including repairing End User files as appropriate;

            (iv) Resolving the Technical Support Request to the End User's satisfaction, or where IBM cannot resolve the request, escalating it in accordance with D&B policies and procedures;

            (v) If escalated, tracking the Technical Support Request through resolution and following up regularly with the escalation points to ensure timely resolution;

            (vi) Providing step-by-step user instruction to the End User;

            (vii) Testing the solution provided to the End User or maintaining the Contact until the End User has tested the solution and confirmed that its problem has been resolved;

            (viii) Reviewing the interaction with the End User at the end of the Contact and setting forth proper expectations about any future action to be taken with respect to the Technical Support Request; and

            (ix) Documenting resolution of the Technical Support Request.

      (c) Testing

      As part of the Technical Support Requests Services, IBM shall perform intermediate testing of applications used by End Users to purchase to D&B Products, including:

            (i) Receiving test code in advance of release;

            (ii) Performing test routines to identify application and data exceptions;

            (iii) Prioritizing application and data exceptions and reporting back such exceptions to application development; and

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            (iv) Signing off on acceptance of applications.

      (d) IBM Personnel Minimum Requirements. All IBM Personnel handling Technical Support Requests shall have the following minimum skills and qualifications:

            (i) Good oral and written communication skills, including accent neutralization training and ability;

            (ii) Telephone skills ranging from basic to good as required to handle the particular Technical Service Request;

            (iii) Advanced Internet skills;

            (iv) Good troubleshooting and problem resolution skills;

            (v) Extensive D&B system knowledge;

            (vi) Intermediate database knowledge (e.g., Search Query Language); and

            (vii) Intermediate network knowledge.

      (e) IBM Personnel shall have the language skills required to complete the Technical Support Requests from each local market from which the Inbound Contacts originate. In addition, at a minimum for each local market, there shall be at least one person available during Local Market Business Hours who is able to perform the Technical Support Request in English. IBM Personnel shall be able to read, write, and speak the following languages with native fluency:

            (i) English;

            (ii) Spanish;

            (iii) Dutch;

            (iv) Flemish;

            (v) French; and

            (vi) Italian.

2.5.  USAGE REQUESTS

      (a) General. IBM shall be responsible for receiving and resolving requests regarding contract usage from End Users ("Usage Request Services").

      (b) Usage Request Services Description. IBM's responsibilities with respect to Usage Request Services include:

            (i) Receiving Usage Requests;

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            (ii) Accessing and validating the End User's account with D&B and authenticating that the End User is authorized to provide data and make commitments on behalf of their company;

            (iii) Identifying the type of Usage Request and the action required to fulfill the Usage Request;

            (iv) Reviewing each Usage Request to determine whether it complies with applicable D&B policy;

            (v) Aggregating applicable documentation required to fulfill each Usage Request;

            (vi) If a Usage Request is permitted by D&B policy, calculating the corresponding usage adjustment and preparing the appropriate accounting transaction;

            (vii) If a Usage Request is not permitted by D&B policy, referring the Usage Request to D&B's sales organization with all relevant documentation and an explanation of the reason the Usage Request is non-compliant;

            (viii) Processing approved Usage Requests as permitted by D&B policy;

            (ix) Entering updated Usage information into the appropriate D&B systems; and

            (x) Documenting resolution of the Usage Request.

      (c) IBM Personnel Minimum Requirements. All IBM Personnel handling Usage Requests shall have the following minimum skills and qualifications:

            (i) Basic to good oral and written communication skills, including accent neutralization training and ability;

            (ii) Telephone skills ranging from basic to good as required to handle the particular Usage Request;

            (iii) Good telephone skills;

            (iv) Computer skills ranging from basic to intermediate (e.g., ability to navigate text and GUI interfaces) as required to handle the Usage Request;

            (v) Proficiency in Microsoft Word and Excel;

            (vi) Work organization skills;

            (vii) Extensive knowledge of D&B policies and organizations;

            (viii) Attention to detail;

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            (ix) Advanced analytical skills; and

            (x) Good math skills.

      (d) Language Requirements. IBM Personnel shall have the language skills required to complete the Usage Requests from each local market from which such requests originate. In addition, at a minimum for all local markets, there shall be at least one (1) person available during Local Market Business Hours who is able to perform the Usage Request Services in English. IBM Personnel shall be able to read, write, and speak the following languages with native fluency:

            (i) English;

            (ii) Spanish;

            (iii) Italian;

            (iv) Flemish;

            (v) Dutch; and

            (vi) French.

2.6.  GOLD SERVICE

      (a) In performing order Request Services, Customer Request Services, and Usage Request Services, IBM shall designate certain IBM Personnel to provide Gold Services to Gold Service Customers, which includes:

            (i) Working with D&B on account planning;

            (ii) Working with D&B on identifying incremental sales opportunities for such accounts and implementing strategies to take advantage of such opportunities;

            (iii) Performing special requests relating to Gold Service Customers at no additional charge in an effort to stimulate sales as requested by D&B, which include:

                  (A) Performing usage projects, which includes customizing data outputs as required to meet Gold Service Customer requests and allow D&B sales team to leverage such usage requests in order to analyze usage trends, identify sales opportunities and to assist with contract renewals;

                  (B) Updating the schedule of location document ("SOL"), which contains all of the various user locations and contact information and is required in the contract renewal process;

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                  (C)   Maintaining the SOL, which includes subscriber set-up,
                        cancellation and any changes to contacts or addresses);

                  (D) Researching and documenting variances for pricing, contract terms and conditions and payment terms, which require D&B approval. Any deviation from standard published pricing or payment terms is considered a variance that will require prior approval from the appropriate authorization level. Any deviation from standard contract terms and conditions (whether such deviation is located within the terms and conditions, the order form or any other document) is considered a variance that will require D&B approval;

                  (E) Assisting with contract renewal process by working closely with IBM Personnel performing Contract Administration Services to ensure all information is collected and entered correctly, including handling the purchase orders, invoices, tracking usage for carryover purposes, and working closely with D&B in monitoring the process;

                  (F) Maintaining and assigning customer IDs and passwords for the full spectrum of D&B access systems;

                  (G) Assisting with the collection, logging and resolving of data quality issues for gold customers, which includes working with D&B in resolving issues concerning data quality and delivering information regarding resolution of such issues back to Customers on a daily, weekly and monthly depending on the customer requirements. In addition, IBM shall order investigations or reinvestigations where required and deliver the results of such investigation back to the customer;

                  (H) Supporting IBM on-Ramp ("SOR"), which includes functioning as the front line support for all suppliers that need support when completing the online application process (e.g., placing an investigation to create a report for suppliers to have a scoreable record on file);

                  (I) Supporting the Safeco Credit Scoring Project, which includes functioning as the front line support for Safeco agents and customers that have questions regarding their D&B file as it pertains to their ability

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                        to meet Safeco's requirements. IBM shall log calls from
                        Safeco agents and customers and issue a monthly report to Safeco that defines activity and results;

                  (J) Handling and processing investigations from Ford locations in an expedited fashion, including callbacks so Ford is able to enter results of such investigations into their application processing system for approval;

                  (K) Tracking the history of a D&B rating between specific dates and providing this information to the customer;

                  (L) Checking and filtering D&B data to fit into a specific customer's algorithm;

                  (M) Checking different data providers for later filings of balance sheet information and, if necessary printing a copy of the balance sheet and matching to the D&B data, and delivering to the customer;

                  (N) End to end fulfillment of the portfolio check product, which includes checking the database for a DUNS number, creating a database in MS Access, and picking up the request from Lotus Notes and exporting into Excel for analysis;

                  (O) Providing customized data/services as required (e.g., creating spreadsheets from customers containing multiple businesses, providing reasons for D&B rating changes); and

                  (P) Calling GMC customers (in collaboration with local Marketing and GMC sales) to stimulate revenue usage.

            (vi) Proactively implementing processes that improve service to Gold Service Customers and/or reduce complaints by Gold Service Customers (provided that if such a process will have a material impact on the cost to IBM, the parties may mutually agree on any incremental charges through a Change Order);

            (v) Compiling special reports (e.g., summary of contract details, usage or billing information) as requested by D&B;

            (vi) Meeting with D&B clients in person as requested by D&B.

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      (b) IBM Personnel Minimum Requirements. In addition to the minimum skills required for IBM Personnel handling Order Requests, Customer Requests, and Usage Requests, IBM Personnel performing Gold Services shall have the following minimum skills and qualifications:

            (i) Excellent oral and communication skills, including accent neutralization training and ability;

            (ii) Telephone skills ranging from good to basic as required to perform the Gold Services;

            (iii) Intermediate computer skills;

            (iv) Extensive D&B Product knowledge;

            (v) Good to advanced business and financial knowledge as required to perform the Services;

            (vi) Advanced analytical skills;

            (vii) Expert complaint resolution skills;

            (viii) Extensive knowledge company policies and organization; and

            (ix) Proven advanced selling skills (e.g., ability to recognize value propositions).

      (c) Language Requirements. IBM Personnel shall have the language skills required to perform Gold Services in each local market serviced. In addition, at a minimum for each local market, there shall be at least one (1) person available during Local Market Business Hours who is able to perform the Gold Services in English. IBM Personnel shall be able to read, write, and speak the following languages with native fluency:

            (i) English; and

            (ii) Italian.

2.7.  MARKETING CAMPAIGNS

      From time to time during the Term, and in accordance with the Change Control Procedures, D&B will set-up toll-free numbers to conduct specialized marketing campaigns to market certain D&B Products and services. IBM shall handle the Inbound Contacts from such campaigns as designated by D&B ("Marketing Campaign Services").

3.    OUTBOUND CONTACT SERVICES

      IBM shall be responsible for providing outbound voice and back office support for the following: Acquisition Services (comprising CRC Renewal, eUpdate, and File

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Update (including File Build) Outbound Services Requests); Investigation
Services (comprising Complaint, Service Failure, Fulfillment, Personal Investigation, and VIP Reporting Outbound Services Requests), Family Tree Services (comprising Family Tree and Linkage Validation and Error Resolution Outbound Services Requests); ACUG Services; and Inquiry Screening Services, all as further described in this Section 3 (collectively, the "Outbound Contact Services"). IBM shall provide Outbound Contact Services during Local Market Business Hours for each of the local markets receiving such Services, and during extended hours outside of Local Market Business Hours to the extent necessary for IBM to meet the Service Levels and other performance standards provided in the Agreement.

3.1.  ACQUISITIoN SERVICES

      (a) General.

      IBM shall be responsible for the CRC Renewals, eUpdates, File Updates (including File Build), which includes gathering data and acquiring new financial Entity reports ("Acquisition Services").

      (b) Acquisition Services Description. IBM's responsibilities with respect to Acquisition Services include:

            (i) Pulling outbound Services Requests from a request queue;

            (ii) Gathering data elements and inquiring as to availability of financial statements for the Entity that is the subject of the outbound Services Request;

            (iii) Mitigating issues or concerns with service or perceived value of service, if applicable, during all Contacts with the Entity;

            (iv) Obtaining and entering financial statements from the Entity;

            (v) Closing and documenting the resolution of each Outbound Services Request and all Contacts made relating to the Outbound Services Request;

            (vi) Creating or Updating as required, the credit record of each Entity involved in the Outbound Services Request to reflect most current information that has been gathered from IBM research and interviews.

      (c) IBM Personnel Minimum Requirements. All IBM Personnel performing the Acquisition Services shall have the following minimum skills and qualifications:

            (i) Good oral and written communication skills, including accent neutralization training and ability;

            (ii) Telephone skills ranging from basic to good as required to handle the particular Outbound Services Request;

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            (iii) Basic computer skills (e.g., ability to navigate text and GUI interfaces);

            (iv) D&B Product knowledge;

            (v) Basic to intermediate business and financial knowledge;

            (vi) Good sense of customer service;

            (vii) Good internet skills; and

            (viii) Attention to detail.

      (d) Language Requirements. IBM Personnel shall have the language skills required to perform the Acquisition Services in each local market serviced. In addition, at a minimum for each local market, there shall be at least one (1) person available during Local Market Business Hours who is able to perform the Acquisition Services in English. IBM Personnel shall be able to read, write, and speak English with native fluency.

3.2.  INVESTIGATION SERVICES

      (a) General. IBM shall be responsible for Complaint, Personal Investigations, VIP Reporting, Service Failure Outbound Services Requests, which includes investigating requests regarding Entities and updating or confirming data that is currently on file as a result of such Entity investigations, or if applicable, writing an original report about such Entity as requested by Customers ("Investigation Services").

      (b) Investigation Services Description. In performing the Investigation Services, IBM's responsibilities include the following:

            (i) Pulling Outbound Services Requests from a request queue;

            (ii) Accessing and validating the End User's account with D&B and authenticating that the End User is authorized to provide data and make commitments on behalf of their company;

            (iii) Investigating the issues involved in each Outbound Services Request utilizing D&B data resources and external resources as required (e.g., legal documents on the Entity filed at central registries);

            (iv) Contacting the Entity that is the subject of the Outbound Services Request for more information where required to complete the investigation;

            (v) Utilizing additional data sources where required, to gather 'value added' data (e.g., local Registries & Government agencies or surfing the internet);

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            (vi) Updating the Entity record to reflect the most current information gathered during the research and Entity interview;

            (vii) For priority orders, contacting the Entity to communicate status and resolution on high priority requests;

            (viii) Where requested or required by applicable procedures, contacting the Entity to communicate the steps taken in the investigation;

            (ix) Generating and sending appropriate reports required to resolve the Outbound Services Request or requested during Contacts; and

            (x) Documenting the resolution of the Outbound Services Request and all Contacts made relating to the Outbound Services Request.

      (c) IBM Personnel Minimum Requirements. IBM Personnel performing Investigation Services shall have the following minimum skills and qualifications:

            (i) Good oral and written communication skills, including accent neutralization training and ability;

            (ii) Basic telephone skills;

            (iii) Computer skills ranging from basic to intermediate as required to handle the particular investigation;

            (iv) Ability to work through uneven incoming workloads and inventories;

            (v) Basic business and financial knowledge including an in-depth understanding and awareness of the culture and business practices in the local markets serviced in performing each the Investigation Services;

            (vi) Good knowledge of D&B data and processes;

            (vii) D&B Product knowledge;

            (viii) Sales skills;

            (ix) Good sense of customer service; and

            (x) Attention to detail.

      (d) Language Requirements. IBM Personnel shall have the language skills required to perform the Investigation Services in each local market serviced in accordance with the proficiency requirements set forth in Attachment A-6-1 (Contact Center Solution). In addition, at a minimum for each market, there shall be at least one (1) person available during Local Market Business Hours who is able to perform the Investigation Services in English. For the purposes of clarity, where language skills of each local market are not specifically designated in Attachment A-6-1 (Contact

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Center Solution), IBM Personnel shall be able to read, write, and speak the following languages with native fluency:

            (i)   English;

            (ii)  Spanish;

            (iii) Italian;

            (iv)  Flemish;

            (v)   Dutch;

            (vi)  German; and

            (vii) French.

3.3.  FULFILLMENT SERVICES

      (a) General. IBM shall be responsible for performing Fulfillment Services, which include expediting U.S. Entity report creation and investigating additional data sources that might have a material affect on the entities report (i.e., trade references) ("Fulfillment Services").

      (b) Fulfillment Services Description. In performing the Fulfillment Services, IBM shall investigate additional references provided by the Entity for up to six (6) months from the date the Outbound Services Request is pulled from the request queue. In performing the Fulfillment Services, IBM responsibilities include the following:

            (i) Pulling Outbound Services Requests from a request queue;

            (ii) Accessing and validating the End User's account with D&B and authenticating that the End User is authorized to provide data and make commitments on behalf of their company;

            (iii) Calling credit references;

            (iv) Adding credit information to Entity files;

            (v) Creating a credit information file for each Entity if not in existence;

            (vi) Offering D&B Products as part of the Fulfillment Services; and

            (vii) Documenting resolution of the Outbound Services Request and all Contacts relating to the Outbound Services Request.

      (c) IBM Personnel Minimum Requirements. IBM Personnel performing Fulfillment Services shall have the following minimum skills and qualifications:

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            (i) Basic oral and written communication skills, including accent neutralization training and ability;

            (ii) Basic telephone skills;

            (iii) Ability to work through uneven incoming work loads and inventories;

            (iv) Intermediate to superior customer service skills; and

            (v) Basic computer skills (ability to navigate text and GUI interfaces).

      (d) Language Requirements. IBM Personnel shall be able to read, write, and speak English with native fluency.

3.4.  FAMILY TREE SERVICES

      (a) General. IBM shall be responsible for handling Family Tree and Linkage Validation and Error Outbound Services Requests, which includes creating complete and accurate views of corporate family trees and maintaining such views ("Family Tree Services").

      (b) Family Tree Services Description. In performing the Family Tree Services, IBM's responsibilities include the following:

            (i) Pulling Outbound Services Requests from a request queue;

            (ii) Authenticating that the Entities End User is authorized to provide data and make commitments on behalf of their company;

            (iii) Reviewing D&B's current list of corporate linkages to eliminate duplication and ensure consistency of data elements (e.g., Standard Industrial Codes ("SICs"), business names, and tradestyles);

            (iv) Obtaining lists of locations from the subject company either via direct request, or other verifiable means (e.g., website, annual report). If directly requesting the information, the company may agree to review D&B's corporate linkage and make changes. If a company's website is used, confirmation of permission to use the website shall be requested by the IBM by sending an e-mail notice to the company and obtaining such permission via a return e-mail or other means. IBM will utilize the form e-mail provided by D&B to provide such notice;

            (v) Matching list of company locations to D&B's files and reviewing results to validate that the results are accurate;

            (vi) Updating the company's corporate family and inputting such updates into D&B systems;

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            (vii) Responding to requests to add new locations to corporate families by creation of a new Entity record;

            (viii) Contacting, and updating if applicable, lists of locations that may be part the corporate families based on similarity of names;

            (ix) For linkage validation errors, contacting those locations where an ownership or linkage update is required because the current owner has been deleted as a duplicate or is out of business; and

            (x) Responding to customer inquiries on corporate linkages using a web based tools system (e.g., DBDATA1).

      (c) IBM Personnel Minimum Requirements. IBM Personnel performing Family Tree Services shall have the following minimum skills and qualifications:

            (i) Good oral and written communication skills, including accent neutralization training and ability;

            (ii) Basic telephone skills;

            (iii) Basic business and financial knowledge, including an in-depth understanding and awareness of the culture and business practices in the local markets being serviced

            (iv) Ability to work through uneven incoming work loads/inventories;

            (v) Intermediate/superior customer service skills; and

            (vii) Basic computer skills (e.g., ability to navigate text and GUI interfaces).

      (d) Language Requirements. IBM Personnel shall have the language skills required to perform the Family Tree Services in each local market from where data is collected in accordance with the specific proficiency requirements set forth in Attachment A-6-1 (Contact Center Solution).

3.5.  ADVANCED CUSTOMER UPDATE GROUP

      (a) General. IBM shall be responsible for handling Advanced Customer Update Group ("ACUG") Outbound Services Requests, which includes updating U.S. and Canadian company credit records of public and large private companies, responding to specific End User requests regarding public companies, confirming information submitted by a company, and performing expedited reevaluation of credit investigations ("ACUG Services").

      (b) ACUG Service Descriptions. In performing the ACUG Services, IBM's responsibilities include the following:

            (i) Pulling Outbound Services Requests from a request queue;

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            (ii) Retrieving the filing from the SEC website and updating the financial statement and D&B record with all data retrieved;

            (iii) Validating that data gathered from the company's information listed with the SEC;

            (iv) Checking for errors;

            (v) Contacting the company to review any inconsistent data and updating the data accordingly;

            (vi) Obtaining and entering the most current financial statements of the company;

            (vii) Offering D&B Products during all Contacts; and

            (viii) Documenting resolution of the Outbound Services Request and all Contacts relating to the Outbound Services Request.

      (c) IBM Personnel Minimum Requirements. IBM Personnel performing ACUG Services shall have the following minimum skills and qualifications:

            (i) High level of oral and written communication skills for those IBM Personnel responsible for advanced activities (e.g., speaking to senior officers of large companies), including accent neutralization training and ability;

            (ii) Basic telephone skills;

            (iii) Basic computer skills (ability to navigate text and GUI interfaces);

            (iv) High level of business and financial knowledge;

            (v) Basic sales skills; and

            (vi) Knowledge of D&B policies & procedures.

      (d) Language Requirements. IBM Personnel shall be able to read, write, and speak English with native fluency.

3.6.  INQUIRY SCREENING SERVICES

      (a) General. IBM shall be responsible for researching End User inquiries for missing reports or reports identified as deficient, and responding to the End User with the correct information ("Inquiry Screening Services").

      (b) Inquiry Screening Service Descriptions. In performing the Inquiry Screening Services, IBM's responsibilities include the following:

            (i) Pulling Outbound Services Requests from a request queue;

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            (ii) Determining if the Entity that is the subject of the inquiry exists within D&B files;

            (iii) If the Entity that is the subject of the inquiry exists within D&B files, investigating and resolving the inquiry and responding to the End User submitting the inquiry;

            (iv) If the Entity that is the subject of the inquiry is not found within D&B files, accessing web tools to determine if subject of the inquiry exists and responding to the End User submitting the inquiry with any information (or lack of information) obtained;

            (v) Screening and resolving those requests identifiable by data element (e.g., calling the number provided) and when not possible, forwarding those inquiries, at no additional charge, to the IBM Outbound Contact Center to create a revised report (through performance of a Service Failure) or gather requested information as part of the Investigation Services; and

            (vi) Documenting resolution of the Outbound Services Request and all Contacts made relating to the Outbound Services Request.

      (c) IBM Personnel Minimum Requirements. IBM Personnel performing Inquiry Screening Services shall have the following minimum skills and qualifications:

            (i) Basic oral and written communication skills, including accent neutralization training and ability;

            (ii) Basic telephone skills;

            (iii) Basic computer skills (e.g., ability to navigate text and GUI interfaces);

            (iv) Basic to intermediate business and financial knowledge;

            (v) High degree of organizational skills;

            (vi) Attention to detail;

            (vii) Comprehensive language and spelling ability; and

            (viii) Intermediate typing skills

      (d) Language Requirements. IBM Personnel shall be able to read, write, and speak English with native fluency.

3.7.  AD HOC OUTBOUND SERVICES

      From time to time during the Term, D&B may request IBM to collect information in order to update the database in a manner that deviates from the Services described in this Exhibit A-1. To the extent that such request materially deviates from the Service provided (i.e. substantial increase or decrease in Contact

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handle times) the scope, service levels, and charges for such work shall be mutually agreed to by the parties in accordance with the Change Control Procedures.

4.    TRAINING SERVICES

      (a) IBM shall be responsible for developing, improving, and maintaining the requisite skills and technical knowledge of personnel assigned by IBM to perform the Services, which includes:

            (i) Initial training on the Services as required during Transition;

            (ii) Ongoing training of IBM Personnel performing the Services during the Term, including training on changes developed and delivered by D&B, provided that such training will not exceed one (1) week for IBM Personnel that are performing the Services adequately;

            (iii) Ongoing training on changes developed and delivered by IBM;

            (iv) Initial and on-going language training;

            (v) Initial and on-going sales training;

            (vi) Training on changes to D&B Products and policies and processes, and technology used to perform the Services, provided that D&B will give reasonable advance notice to IBM of the changes; and

            (vii) Remediation training to those IBM Personnel not performing adequately as designated by IBM or D&B.

      (b) IBM shall provide D&B with competent personnel across all areas of the Services.

      (c) For the Software, tools, and applications provided or developed by IBM, IBM shall provide feature overview training for IBM Personnel and D&B trainers and product documentation for End Users.

      (d) The training process and resources set forth in Attachment A-7-2 (Transition Schedule).

5.    REVENUE GENERATION SERVICES

      IBM shall generate revenue for D&B by selling D&B Products directly to End Users in the manner described in Section 5.1 and by obtaining and providing Qualified Leads for D&B sales personnel to sell D&B Products in the manner described in Section 5.2.

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5.1.  D&B PRODUCTS

      (a) As part of the Services and in accordance with the Service Levels, IBM shall sell certain D&B Products and services.

      (b) IBM shall sell D&B Products using all of the following methods:

            (i) Directly selling D&B Products as part of the Inbound Contact Services;

            (ii) Selling higher value D&B Products that contain additional features as part of the Inbound Contact Services ("Up-sell"); and

            (iii) Selling additional D&B Products that relate to the original Order Request as part of the Inbound Contact Services ("Cross-sell").

      (c) IBM shall be take advantage of all opportunities to sell D&B Products and to Up-sell and Cross-sell during Contacts.

5.2.  LEAD GENERATION

      As part of the Services, IBM shall generate Qualified Leads for D&B sales representatives during the Inbound Contacts and Outbound Services Requests Contacts as designated by D&B. D&B shall prioritize the types of D&B Products on which IBM should focus its sales efforts.

      (a) During each Contact, IBM shall identify instances where an End User would benefit from the sale of a D&B Product and shall market such Products to the End User.

      (b) If during a Contact, reference to D&B Products is made with the reasonable expectation of such reference resulting in the sale of a D&B Product, then IBM shall refer the End User to a D&B sales representative to make a sales call (a "Qualified Lead").

      (c) As further described in Section 6.2 below, IBM shall assign a disposition code to every Qualified Lead, and where desirable, perform a warm transfer of such Qualified Lead to a sales representative.

      (d) As further detailed in Attachment A-7-3 (Transformation Solution), IBM shall institute and follow procedures to analyze data regarding Qualified Leads on a continuing basis. IBM shall implement analytics to facilitate the identification of targets for immediate sales and for lead generation. In this regard, IBM shall implement streamlined procedures to (1) ensure each End User receives information regarding D&B Products that are appropriate, and (2) comply with Do Not Call Legislation and applicable D&B policies as further described in Schedule H (Data Privacy and Data Protection Laws).

      (e) IBM shall identify and provide leads about End Users that may be interested in having accounts receivable and bad debt collected by a third party and refer such leads to D&B.

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6.    CONTACT DOCUMENTATION SERVICES

6.1.  GENERAL

      (a) IBM shall be responsible for documenting the following information from each Contact:

            (i) Date and time of Contact;

            (ii) Duration of Contact;

            (iii) Information identifying the End User (e.g., name, address, phone number, street code and product code) with which the Contact is made, as specified by D&B;

            (iv) Summary of correspondence during the Contact;

            (v) Disposition of the Contact in accordance with the procedures set forth in Section 6.2;

            (vi) Identification of IBM Personnel that handled the Contact;

            (vii) D&B account number and DUNS Number of the End User with which the Contact is made, if applicable;

            (viii) Description of follow-up actions and appropriate timeframes to such actions; and

            (ix) Other relevant information that may be requested by D&B during the Term.

      (b) IBM shall distribute documentation described in Section 6.1 to D&B in a manner that allows D&B to easily update information contained in D&B's CRM systems or databases.

      (c) IBM shall maintain the Contact documentation set forth in 6.1 for thirteen (13) months or such longer period necessary to satisfy D&B records retention policy and post Transformation make such information available real-time to D&B via the Internet with the appropriate security or any other form as designated by D&B.

6.2.  CONTACT DISPOSITION DOCUMENTATION

      IBM shall assign a disposition code to each Contact correspondence and provide such disposition information to D&B in a manner that allows D&B to sort through Contact information by disposition code.

6.3.  TRANSLATIONS

      If requested by a Customer, IBM shall provide translations from in-scope native languages to English of the "free-text" report sections of the information provided to Customers, at no additional charge.

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6.4.  LANGUAGE REQUIREMENTS

      IBM Personnel shall have the language skills required to perform the Contact Documentation Services in each local market serviced. In addition, at a minimum for each market, there shall be at least one (1) person available during Local Market Business Hourst who is able to perform the Contact Documentation Services in English. IBM Personnel shall be able to read, write, and speak the following languages with native fluency:

      (a) English;

      (b) Spanish;

      (c) Italian;

      (d) Flemish;

      (e) Dutch;

      (f) German; and

      (g) French.

7.    CONTINUOUS IMPROVEMENT AND QUALITY CONTROL

7.1.  CONTINUOUS IMPROVEMENT

      IBM shall adopt and apply continuous process improvement principles to processes carried out on behalf of D&B designed to achieve the following:

      (a) Improve the quality of data and improve the efficiencies of each Contact such that number of Contacts can be reduced.

      (b) Improve customer satisfaction;

      (c) Where possible, reduce redundant Contacts to customers;

      (d) Improve first time resolution of Inbound Contacts and Outbound Services Requests such that interface points and hand-offs are reduced;

      (e) Improve overall quality assurance scores; and

      (f) Reduce the overall cost per Contact and the corresponding charges for such records to D&B.

7.2.  QUALITY ASSURANCE

      IBM, as part of its total quality management process, shall provide continuous quality assurance and quality improvement through:

      (a) The identification and application of proven techniques and tools from other installations within its operations (i.e., "Best Practices") that would benefit D&B either operationally or financially;

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      (b) The implementation of concrete programs, practices, and measures designed to ensure that the Services are performed in accordance with the Service Levels and the level of service will improve during the Term; and

      (c) Tools to schedule, score, and record Inbound Contact and Outbound Contact Services.

7.3.  CALL MONITORING

      (a) Upon reasonable advanced notice, IBM shall provide D&B with unassisted real time voice monitoring capabilities of all Contacts and ensure voice records of all monitored Contacts are captured in the quality assurance system to facilitate further review and follow-up by IBM and D&B. In accordance with Attachment A-6-5 (Technology Solution), recorded screen and voice Contacts shall be made available to D&B by the next Business Day upon request.

      (b) IBM shall monitor a statistically significant, random selection of Inbound Contacts and Outbound Contacts to ensure each IBM agent is complying with the obligations described in this Exhibit A-1. The statistically significant sample shall be determined by agreed upon confidence levels and margins of error when using the following formula or other means agreed by the
Parties:

      n = [(Za/2(Sigma)/E)(2)]

      Where:

      n = sample size

      p = estimated population proportion correct

      Za/2 = critical value for level of confidence (i.e., 95% will be the standard level of confidence with a 4% confidence interval) Za/2= 1.96)

      (c) E = error interval desired (i.e. E has a calculation that accounts for population size, which is Sqrt[(N - n)x/n(N-1)] IBM and D&B shall (1) mutually agree to a calibration methodology, (2) score the agreed upon Contacts in accordance with the calibration methodology, and (3) meet on a weekly basis to review the results.

      (d) IBM shall use the results for the ongoing training of IBM Personnel.

      (e) In accordance with Section 25 of the Agreement and Schedule H (Data Privacy and Protection Laws), if any IBM Personnel perform unsatisfactorily twice during a four (4) week period in accordance with methodology and scoring set for in 7.3(c) above, then IBM shall perform remediation training with such IBM Personnel. If during any other four (4) week period during the Term, such IBM Personnel perform unsatisfactorily twice, unless otherwise approved by D&B, such IBM Personnel will no longer be used by IBM to provide the particular Services for which IBM Personnel performed unsatisfactorily.

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      (f) IBM shall provide reports with information regarding the call monitoring Services described in this Section to D&B as requested by D&B on a monthly basis.

8.    OTHER SERVICES

8.1.  CONTRACT ADMINISTRATION

      (a) General. IBM shall be responsible for processing contract requests and any other account updating request, validating contract policy compliance, entering contract data into appropriate billing system, and following up with a D&B sales associate via phone, fax, and email ("Contract Administration Services").

      (b) Contract Administration Services Description. In performing the Contract Administration Services, IBM's responsibilities include the following:

            (i) Receiving and responding to contract requests;

            (ii) Accessing and validating the relevant End User with D&B;

            (iii) Identifying the type of contract request and the actions required to fulfill the request;

            (iv) Reviewing the request for completeness, accuracy, and adherence to D&B policy;

            (v) Returning all incomplete or out of policy transactions back to originating organization (e.g., D&B sales organization);

            (vi) Locating existing customer accounts in D&B's order entry system, or where there is no existing account setting up new accounts;

            (vii) Inputting data into the appropriate order entry system;

            (viii) Verifying the entered data for completeness, accuracy, and adherence to D&B policy;

            (ix) Documenting the Contract request processed and notifying D&B's sales organization of completion.

      (c) IBM Personnel Minimum Requirements. IBM Personnel performing Contract Administration Services shall have the following minimum skills and qualifications:

            (i) Basic oral and written communication skills;

            (ii) Basic telephone skills;

            (iii) Basic computer skills (e.g., ability to navigate text and GUI interfaces);

            (iv) Basic to intermediate business and financial knowledge;

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            (v) High degree of organizational skills;

            (vi) Attention to detail;

            (vii) Comprehensive language and spelling ability; and

            (viii) High level typing skills.

      (d) Language Requirements. IBM Personnel shall be able to read, write, and speak English, Spanish, and French as required to perform the Contract Administration Services.

8.2.  FRAUD IDENTIFICATION

      IBM will mitigate risk from fraudulent information by ensuring that IBM Personnel are cognizant of fraud possibilities and trained to identify fraudulent and potentially fraudulent information. IBM's responsibilities in this regard include:

      (a) Following risk guidelines provide in the Procedures Manual and periodic fraud updates provided by D&B;

      (b) Training all IBM Personnel providing Contact Center Services on techniques for identifying fraud and risks of fraud (D&B will train the IBM trainers);

      (c) Asking probing questions to obtain additional information required to assess the existence or potential for fraud; and

      (d) Providing D&B with Severe Risk Tips as described in Schedule B to the Agreement.

8.3.  ACCESS TO D&B SYSTEMS

      IBM shall access the D&B system via real time updates or batch processing as set forth in Attachment A-6-5 (Technology Solution) and Exhibit A-7-3 (Transformation Solution).

8.4.  PREPARATION OF PROCEDURES MANUAL

      In accordance with Section 19.5 of the Agreement, IBM will provide the Procedures Manual that will address, among other things, as appropriate:

      (a) The major activities IBM will undertake to perform the Services;

      (b) Contact Center workflow and operational procedures;

      (c) Contact Center logical and physical data security procedures;

      (d) Contact handling procedures including procedures for IBM Personnel to:

            (i) Establish and authenticate the customer's identity using the data from the database where available;

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            (ii) Update customer data in the database;

            (iii) Handle on an expedited basis problems which IBM is or should be aware are of high business priority; and

            (iv) Inform D&B sales desk of possible opportunities for sales of D&B Products as designated by D&B arising from customer calls to the Contact Center; and

      (e) Descriptions of IBM Personnel authority levels and profiles.

8.5.  OPERATIONS MANAGEMENT SERVICES

      IBM shall be responsible for providing, managing and maintaining all resources necessary for the administration, operation, management, maintenance and support of the Contact Centers, as described in Attachment A-6-5 (Technology Solution) and Attachment A-7-3 (Transformation Solution). IBM's responsibilities in this regard shall include:

      (a) Measuring IBM performance of the Services with respect to the applicable Service Levels. IBM shall evaluate, procure and implement the necessary (and where appropriate state of the art) tools to monitor and measure IBM performance and shall design and implement appropriate measurement and monitoring procedures;

      (b) Providing and implementing a central database and an automated tool for tracking and managing problems, queries and requests. IBM will provide extracts of such database on a monthly basis or as otherwise mutually agreed to by the Parties; and

      (c) Monitoring problems, queries, and requests and analyzing them to detect trends and emerging patterns to identify for D&B in the monthly performance reports or to immediately notify D&B in the case of an increase in a particular type of problem.

8.6.  CONTACT CENTER TELECOMMUNICATIONS MANAGEMENT SERVICES

      In accordance with Attachment A-6-5 (Technology Solution) and Exhibit A-7-3 (Transformation Solution), IBM's responsibilities regarding Contact Center telecommunications management Services shall include:

      (a) Operating telephony equipment, including IVR, PBX equipment, voice recognition technology, automated contact distribution applications (e.g., ACD's), IVR's, dialers, cabling, headsets, fax machines and telephones;

      (b) Managing the infrastructure necessary to support the Contact Centers' telephony infrastructure;

      (c) Maintaining telephony infrastructure including PBX equipment, automated contact distribution applications, dialers, cabling, headsets, telephones, and fax machines, which includes performing telephony maintenance including

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preventive, corrective and emergency maintenance so as to minimize disruption to the Services, including load balancing all traffic;

      (d) Monitoring the usage, performance and maintenance of telephony Software and Equipment. IBM also shall track on an on-going basis the principal performance indicators of the telephony infrastructure, and identify actual and potential bottlenecks so as to enable IBM to proactively handle maintenance and capacity issues and to support the Parties' technology planning activities;

      (e) Performing network design activities on the IBM network used to provide the Services;

      (f) Performing telephony engineering functions including, capacity and configuration management, telephony optimization, efficiency tuning, and conducting site surveys as appropriate;

      (g) Maintaining a comprehensive telephony network management cross reference database and comprehensive custom telephony network and Applications diagrams. IBM will provide such information to D&B within a reasonable period of time following D&B's request;

      (h) Replacing, upgrading, supplementing and enhancing telephony Equipment and infrastructure, including PBX equipment, automated contact distribution applications, dialers, cabling, headsets, telephones, fax machines, and lightning protection systems as appropriate. In this regard IBM shall be responsible for evaluating, procuring, staging, configuring, and installing any telephony Equipment and infrastructure, including PBX equipment, automated contact distribution applications, dialers, cabling, headsets, telephones, fax machines, and lightning protection systems;

      (i) Performing telephony modifications as required to maintain regulatory compliance. IBM will be responsible for performing such telephony modifications within acceptable timeframes for compliance and will provide progress reports to D&B at regular intervals;

      (j) Performing telephony administration functions, including:

            (i) Verifying Usage based communications costs, if any;

            (ii) Projecting Usage based communication costs in the event D&B requests implementation of a toll free number service for customers; and

            (iii) Developing, establishing and maintaining directories of telephone extensions.

      (k) Management and Maintenance of Systems and Communications.

            (i) Implementing, installing, and maintaining Equipment and Software for systems (including switch, call accounting, voice mail, and teleconferencing bridge). IBM shall provide proper system design to include

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protection against lightning strikes, electric noise and power surges, including during new installations;

            (ii) Performing dialer programming, including feature and function software upgrades/changes to support business requirements;

            (iii) Performing problem resolution functions related to systems, including resolving customer questions and problems with the features and functions of the system;

            (iv) Managing and maintaining the system configuration; and

            (v) Updating, managing and maintaining dialer feature functionality in accordance with D&B's business requirements.

      (l) System Documentation/Management.

            (i) Establishing and maintaining calling group arrangements;

            (ii) Maintaining information lists containing phone data for D&B, including telephone, speed dial, and fax numbers;

            (iii) Updating, maintaining, documenting and monitoring, as appropriate, serviceability of call distribution systems, messaging, paging, cabling, training, warranty and maintenance issues;

            (iv) Performing cable management and installation and coordinating cable runs for communications. IBM shall create, maintain and update documentation for cabling; for new installations, IBM shall document and map cable runs and supervise labeling and mapping performed;

            (v) Updating, maintaining (including administering warranty services), monitoring, providing training for and documenting, as appropriate, the systems ancillary to the operations of communications, including call management systems, voice messaging and pagers; and

            (vi) Managing and maintaining telecommunications-related Software packages.

      (m) Providing technical advice in support of Contact Center operations.

8.7.  IVR

      As further described in the Transformation Plan, IBM shall design, develop, configure, and implement the IVR used to perform the Inbound Contact Center Services, including so as to maximize the automated functionality and the number of problems, queries, and requests that are resolved by means of automated response. In developing the IVR system, IBM shall incorporate in the IVR the functionality required to perform the Services, which at a minimum will be no less comprehensive then the IVR used by D&B as of the Effective Date. IBM shall make changes to the IVR as requested by D&B. Charges for the IVR changes designated by D&B shall be

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as set forth in Exhibit C-2 (Pricing Tables). D&B shall designate whether the required change to the IVR is a "normal" or "emergency" change. One hundred percent (100%) of "emergency" changes to the IVR provided by D&B shall be made within 24 hours unless otherwise agreed to by D&B. One hundred percent of non-emergency changes to the IVR provide by D&B shall be made within five (5) Business Days unless otherwise agreed to by D&B. The formula for calculating the percent of IVR changes made during the required timeframe shall be as follows:
(Number of changes to the IVR made within the required timeframe / Number of change requests submitted by D&B) * 100.

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                                   EXHIBIT A-2
                            DATA PROGRAMMING SERVICES

1.       Definitions...................................................................................   2
         1.1.     Certain Definitions..................................................................   2
         1.2.     Other Definitions....................................................................   2
2.       Global Trade..................................................................................   2
         2.1.     In-Scope Locations...................................................................   2
         2.2.     Hours of Operation...................................................................   2
         2.3.     Service Descriptions and Process Workflow Diagrams...................................   3
         2.4.     IBM Personnel Minimum Qualifications.................................................   8
         2.5.     Language Requirements................................................................   9
3.       Delivery......................................................................................   9
         3.1.     In-Scope Locations...................................................................   9
         3.2.     Hours of Operation...................................................................   9
         3.3.     Service Descriptions.................................................................   9
         3.4.     U.S. RMS Products, Processes, and Additional Services................................  13
         3.5.     U.S. SMS Products, Processes, and Additional Services................................  14
         3.6.     U.S. S&MS Products, Processes, and Additional Services...............................  14
         3.7.     Europe Products, Processes, and Additional Services..................................  14
         3.8.     Canada Products, Processes, and Additional Services..................................  14
         3.9.     IBM Personnel Minimum Qualifications.................................................  15
         3.10.    Language Requirements................................................................  15

                              TABLE OF ATTACHMENTS

A-2-1 - Postal Cleansing Services
A-2-2 - Delivery Project Quality Checklists

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                                   EXHIBIT A-2
                            DATA PROGRAMMING SERVICES

      This Exhibit describes the Data Programming Services IBM shall provide.

1.    DEFINITIONS

1.1.  CERTAIN DEFINITIONS

      (a) "ABEND" has the meaning given in Section 2.3(c).

      (b) "Benefits" and "Incentives" has the meaning given in 2.3(e).

      (c) "Delinquent Files" has the meaning given in Section 2.3(a).

      (d) "Delivery Services" has the meaning given in Section 3.

      (e) "Global Trade Services" has the meaning given in Section 2.

      (f) "I-Cases" has the meaning given in Section 2.3(d)(i).

      (g) "Trade Participant Numbers" has the meaning given in Section 2.3(a).

1.2.  OTHER DEFINITIONS

      Capitalized terms not defined in this Exhibit A-2 (Data Programming Services) shall have the meaning given to them in Schedule A (IBM Services and Solutions) or elsewhere in the Agreement.

2.    GLOBAL TRADE

      IBM shall be responsible for gathering and processing data from D&B customers relating to the credit and payment experiences they have with businesses in D&B databases and for performing the related services described in this Section 2. ("Global Trade Services").

2.1.  IN-SCOPE LOCATIONS

      IBM shall gather and process data and provide Global Trade Services for businesses entities and D&B customers in the United States, Europe, and Canada. Each of these regions has unique processes, technologies, and languages that IBM shall utilize and integrate into its overall solution and service delivery approach.

2.2.  HOURS OF OPERATION

      (a) IBM shall work and maintain real-time interaction via telephone and e-mail with the D&B trade teams during all normal business hours in the United States, Europe, and Canada to ensure issues and requests are resolved on the same day they arise.

            (i) D&B's trade teams in the United States and Canada work from 07:00 to 18:00, Monday through Friday, Eastern Time.

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            (ii) D&B's trade team in Europe works from 08:00 to 18:00, Monday through Friday, Central European Time.

      (b) In addition to working during normal business hours, IBM Personnel shall work outside of normal business hours and on weekends when necessary to accommodate spikes in demand for Services, to achieve the Service Levels, and to meet applicable customer and month-end deadlines.

2.3.  SERVICE DESCRIPTIONS AND PROCESS WORKFLOW DIAGRAMS

      Each customer participating in D&B's global trade program is assigned to a D&B associate who has overall responsibility for the relationship between D&B and the customer. IBM shall provide the Services described in this Section 2.3 and work closely with such D&B associates to ensure global trade information is collected and processed accurately and in a timely manner. IBM's responsibilities with respect to Global Trade Services include:

      (a) Prompting Customers for Delinquent Files.

            (i) D&B will provide IBM with lists of Delinquent Files, along with the four digit trade participant numbers associated with those customers ("Trade Participant Numbers").

            (ii) IBM shall send e-mails and letters (where e-mail addresses are not available or as directed by D&B) to customers from whom D&B is requesting Delinquent Files, and continue following-up by e-mail on a regular basis until the customers either: (i) provide the Delinquent Files; or (ii) indicate that they cannot or will not provide the Delinquent File.

            (iii) IBM will check the information received from customers to ensure completeness and send follow-up communications requesting any missing files (e.g., requesting a file omitted from a customer submission).

            (iv) IBM shall log and track the status of each Delinquent File on the D&B Intranet (or manually for countries such as Canada where delinquency is not tracked on the Intranet) from the moment it is identified by D&B until it is received from the relevant customer or referred to D&B for further action. For customers in Canada and other countries in which delinquency is tracked manually, IBM shall provide D&B with hard-copy reports of the status each Delinquent File on a weekly basis.

            (v) IBM will access messages from customers on a daily basis from a D&B provided e-mail mailbox.

            (vi) IBM shall refer all customer questions received by IBM to designated D&B trade team personnel.

            (vii) For the Canada market, IBM shall:

                  (A) Lift and transition D&B's current operation "as-is" to India;

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                  (B)   Perform a "deep-dive" review of the DunTrade Control
                        System Database, located on a stand-alone PC and recommend an alternative solution to allow for more functionality and data capture of e-mail addresses and related data. The solution will be sized by IBM and approved by D&B management before implementation; and

                  (C) Collect customer e-mail addresses from existing D&B coordinators and aggregate them into a central file.

      (b) Manual File Pre-processing. IBM shall perform all manual processing functions required to enable customer files to run through D&B's automated global trade programs.

            (i) On a daily basis, IBM will access lists of files requiring manual file pre-processing via the D&B global trade Internet site- and country-specific e-mail in-boxes for Europe and Canada customers.

            (ii) IBM shall check and verify the format of files and the content of data contained in the files, and if necessary, contact the customer submitting the file via e-mail to request files that were not attached.

            (iii) IBM shall download and log files requiring manual pre-processing into the appropriate D&B administrative systems.

            (iv) IBM shall perform all file consolidation, file manipulation, and other manual file pre-processing required to prepare files to run through D&B automated programs, including:

                  (A) Converting files by PC based pre-processors and saving the original files and the converted files on the D&B trade server;

                  (B) Uploading e-mail attachments and other files to D&B mainframe systems for processing;

                  (C) Creating pre-processors for files of new trade partner files after uploading them to D&B mainframe systems;

                  (D)   Rewriting pre-processors to accommodate lay-out changes;

                  (E) Reformatting data via TSO access to prepare it for the applicable data transformation tool (currently AIH);

                  (F) Using and applying password and resource access control facility ("RACF") security;

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                  (G)   Editing and submitting Cobol job control language
                        ("JCL") members;

                  (H) Performing custom SAS work to reformat files where required; and

                  (I) Validating file output prior to submission to the applicable data transformation tool to minimize quality errors and ABENDS.

            (v) IBM shall check "CJS libraries" in TSO and "Wip Notes" on the D&B Intranet for special pre-processing instructions and comply with such instructions when processing files.

            (vi) In unusual cases where it is not feasible for IBM to manipulate the files for automated processing without customer action, IBM shall refer files to a designated D&B team member for take further action with the customer.

            (vii) IBM shall perform the Services described above manually in markets such as Canada where hardcopy control functions have not yet been automated.

      (c) ABEND Resolution.

            (i) IBM will receive a screen snapshot each day from TSO showing the global trade jobs that ABENDed during the prior day. An "ABEND" is an abnormal end to a processing job that occurs when D&B systems are presented with instructions or data they cannot recognize or are asked to reach beyond their protective boundaries.

            (ii) With respect to each ABEND job, IBM will be responsible for:

                  (A) Analyzing the ABEND and the related JCLs; checking related files, layout, pre-processors, and specifications; determining the cause of the ABEND; and identifying appropriate corrective action;

                  (B) Taking action to resolve the problem causing the ABEND (e.g., conducting file cleansing, sorting files, eliminating bad records, updating pre-processor or data transformation tool specifications); and

                  (C) Resubmitting the job without customer contact for processing.

            (iii) If, after using Commercially Reasonable Efforts, IBM cannot resolve an ABEND without customer contact (e.g., if customer needs to make input file layout changes), IBM shall refer the issue to a D&B team member who

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will contact the customer. IBM shall then take follow up action identified by
D&B and the customer to resolve the ABEND.

      (d) Resolving Automatic Quality Check Rejects ((a)e., I Cases).

            (i) In the United States and European markets, D&B systems perform automated quality checks on every customer file submission. Each day, IBM will access country-specific e-mail in-boxes to identify I Cases that require further processing. In Canada, where as of the Effective Date D&B does not have systems that perform automated quality checks, IBM shall manually check each customer file submission to identify I Cases that require further processing.

            (ii) IBM shall analyze and take appropriate corrective action to resolve each I Case. IBM's responsibilities in this regard include:

                  (A) Reviewing processing results and other file records from previous months to determine the cause of the I Case;

                  (B) Analyzing files and checking file layout, pre-processors and specifications;

                  (C) Identifying solutions for resolving I Cases (both by reviewing solutions from previous months and developing new solutions);

                  (D) Taking action necessary to correct the I Case and resubmitting the I Case job for another quality check (e.g., rerunning jobs, changing processing instructions, updating pre-processor and data transformation tools specifications); and

                  (E) Performing the steps above until each I Case passes the automated (or manual) quality check process.

            (iii) IBM shall not contact customers directly during I Case reviews. If IBM cannot resolve an I Case without customer contact, IBM shall refer the issue to a designated D&B team member for further action with the customer.

            (iv) Where authorized by D&B policies or directed by a D&B team member, IBM shall override quality check validations, correct errors and inconsistencies in customer files, and take any other action required to resolve I Cases.

      (e) Benefit/Incentive Creation and Distribution to Customer. D&B offers participants in its global trade program benefits and incentive products and services ("Benefits" and "Incentives"). IBM shall create and distribute Benefits and Incentives

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to customers identified by D&B. IBM's responsibilities in this regard include the following:

            (i) Creating Benefits and Incentives from information contained in D&B databases as further described in this Section 2.3(e).

            (ii) Checking "CJS libraries" for instructions and files in D&B's bulk source tracking ("BST") application for Incentives.

            (iii) Responding to and fulfilling ad hoc requests from customers via e-mail about Benefits and Incentives.

            (iv) For customers in the United States market, providing the following Benefits and Incentives: PPS samples, providing documents requested by customers on an ad hoc basis, and creating files for D&B's delivery and fulfillment teams.

            (v) For customers in the European market, performing and managing the following Benefit and Incentive programs:

                  (A) Trade Web Incentive - Providing monthly reports, graphs and data for D&B customers about: (1) the payment behavior of their customers compared to the payment behavior of their customers to other creditors, (2) payments in each company branch, and (3) company size, foundation, structure, and similar information.

                  (B) Centro Marco Project - Providing monthly updates in Italy to members of a branch organization about the payment behavior of their customers.

                  (C) Failure Service - Providing weekly information via e-mail to customers in the Netherlands about companies that declared bankruptcy in the prior week.

                  (D) Key Alert - Providing weekly information via e-mail to D&B customers in Italy about changes in the D&B rating or Paydex of their respective customers.

                  (E) Free D&B DUNS Numbers - Providing information for customers throughout Europe about their respective matched accounts (e.g., name, address, and DUNS Number) via e-mail.

            (vi) For customers in the Canadian market, IBM shall:

                  (A) Create monthly files from the DunTrade Control System and upload them to the D&B mainframe.

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                  (B)   Fulfill ad hoc job requests for Duns Returns and copies
                        of customer files.

                  (C) Fulfill special handling requirements for Benefits and Incentives requested by customers.

            (vii) Maintaining Incentive systems and applications and trouble-shooting and resolving problems for such systems and applications (e.g., Centromarca and TWI in Europe).

            (viii) Receiving e-mails with questions and input about data and administrative problems with Benefit and Incentive production from D&B and D&B customers, and taking the action required to answer and respond to such questions and resolve such problems.

            (ix) Creating and providing D&B with reports about the Benefits and Incentives distributed to customers.

      (f) File Management. IBM shall implement and follow a process for formally tracking and routing all paper, electronic, and verbal information received in connection with the Global Trade Services.

2.4.  IBM PERSONNEL MINIMUM QUALIFICATIONS

      All IBM Personnel providing Global Trade Services shall have the following minimum skills and qualifications:

      (a) Some knowledge of Assembler.

      (b) Ability to work independently.

      (c) Two (2) or more years experience working in a PC environment using the Microsoft Office suite of products.

      (d) EasyTrieve, SAS, JCL, COBOL, TSO, Visual Basic skills to the extent required to provide the Services.

      (e) College degree or equivalent experience in a data processing or computer science field.

      (f) Ability to write and maintain mainframe programs used by D&B and procedures using JCL and SAS and any other D&B systems required to provide the Services.

      (g) Ability to understand complex oral and written data processing instructions.

      (h) Strong problem solving, analytical, and time management skills.

      (i) Language capabilities to the extent required by Section 2.5 below.

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      (j) In addition to the qualifications described above, IBM team leaders shall have the following skills: (A) ability to perform complex Data Programming Services; (B) leadership, mentoring and daily planning capabilities; and (C) clear, concise communication skills.

2.5.  LANGUAGE REQUIREMENTS

      IBM Personnel shall have the following language skills to enable them to perform the Services and interact with D&B trade teams in each region. IBM personnel shall be able to read, write, and speak the following languages proficiently:

      (a) For customers in the United States market - English

      (b) For customers in the Canadian market - English and Canadian French.

      (c) For customers in the European market - English, Dutch, Flemish, French, Spanish, German, Italian, and Portuguese.

3.    DELIVERY

      IBM shall provide the Services described in this Section 3 related to the fabrication and fulfillment of D&B Products ("Delivery Services"). IBM shall fabricate and distribute to D&B customers the D&B Products described below in this Section 3.

3.1.  IN-SCOPE LOCATIONS

      IBM shall provide Delivery Services for customers in the United States, Europe, and Canada. Each of these regions has unique processes, technologies, and language requirements that IBM shall accommodate and integrate into its overall solution and service delivery approach.

3.2.  HOURS OF OPERATION

      (a) At a minimum, IBM Personnel providing Delivery Services shall be available to interact with D&B delivery personnel and customers on a daily basis from 09:00 to 17:00, Monday through Friday, Local Market Time.

      (b) In addition, IBM Personnel with expertise on the content of S&MS products shall be available to discuss specific S&MS products and projects from 08:00 to 20:00, Monday through Friday, Local Market Time.

      (c) IBM Personnel shall work outside normal business hours and weekends when necessary to accommodate spikes in demand for Services, to achieve the Service Levels, and to meet all applicable customer and month-end deadlines.

3.3.  SERVICE DESCRIPTIONS

      This Section 3.3 provides a high level description of the functions IBM shall perform for each D&B Product requested by D&B and certain additional IBM responsibilities. Sections 3.4 through 3.8 provide process flow diagrams and more detailed requirements that apply specifically to RMS, SMS, and S&MS products in the United States, Canada, and Europe.

      (a) Fabrication and Fulfillment Process.

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            (i) IBM shall assist D&B during the D&B Product proposal and specification development phase. IBM's responsibilities in this regard include:

                  (A) Providing technical expertise required to develop solution or product proposals for customers.

                  (B) Attending meetings and participating in discussions with D&B and D&B customers about D&B capabilities to customize and deliver D&B Products and to verify that D&B solutions and products can meet customer needs and expectations.

                  (C) Providing sizing information for products requested by D&B customers.

                  (D) Reviewing product specifications with D&B to ensure completeness, accuracy, and feasibility.

            (ii) D&B will provide IBM with electronic and hard-copies of customer orders and D&B Product specifications via fax and e-mail.

            (iii) IBM shall perform postal cleansing of all customer data prior to fabricating the requested products in accordance with the process described in Attachment A-2-1 (Postal Cleaning). IBM shall use the third party software and services provided by Axciom, Group One, Data Services Incorporated, and Uniserv prior to the Effective Date or replacement third party software and service providers selected by IBM and approved by D&B to perform postal cleansing.

            (iv) IBM shall fabricate the requested D&B Products in accordance with order specifications and deadlines provided by D&B. This may require IBM to:

                  (A) Submit jobs and execute processes using JCL and plug-and-play procedures that extract or manipulate data to append to D&B Products.

                  (B) Modify existing programs and procedures and developing new programs and procedures to fabricate ad hoc and custom Delivery Projects, including through the use and application of COBOL, SAS, Easy Trieve, and Visual Basic.

                  (C) Prepare customer records for matching, initiate matches in the appropriate D&B matching systems, and monitor the match process through completion. As requested, IBM shall perform matching as a stand-alone process to produce products with only DUNS Numbers appended or as part of a multi-step process to produce a product with a DUNS Number

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                        and additional D&B data requested by a customer
                        appended.

                  (D) Utilize databases, processes, tools, and software unique to each in-scope customer market to fabricate D&B Products.

            (v) During product fabrication, IBM shall perform and produce standard and customized audits of the datasets incorporated into the requested D&B Products, including match and CFP audits.

            (vi) IBM shall perform quality checks on all D&B Products to verify compliance with each item on the quality checklists attached as Attachment A-2-2 IBM shall ensure each D&B Product complies with the applicable quality checklist before distributing it to D&B or a D&B customer.

            (vii) IBM shall deliver D&B Products to D&B or D&B's customer, as specified in the applicable product order.

            (viii) After distribution of a D&B Product to D&B or a D&B customer, upon request, IBM shall investigate issues, provide documentation, and answer questions for D&B as necessary for D&B to respond to customer inquires regarding the data in the D&B Products or the process used to fabricate the D&B Products.

      (b) General Delivery Services. In connection with fabrication and fulfillment of D&B Products, IBM shall be responsible for additional general functions performed by Fulfillment Systems Analysts ("FSAs") within the D&B Delivery Services organization prior to the Effective Date, including following:

            (i) Maintaining a broad level of knowledge about D&B Products, D&B data, and production capabilities and providing the D&B sales force with such information upon request.

            (ii) Implementing, maintaining, and continuously improving quality controls designed to ensure D&B Products are accurate and complete when provided to D&B customers.

            (iii) Proactively working to identify strategies to increase sales potential for D&B Products and to improve D&B customer satisfaction, including participating in D&B delivery team meetings upon request.

            (iv) Assisting in identifying production problems and troubleshooting technical design and coding problems in systems used to provide Delivery Services.

            (v) Providing consultative support to business partners regarding customized D&B Product solutions.

            (vi) Establishing and achieving productivity levels stated in annual goals and objectives for each IBM employee providing Delivery Services.

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            (vii) Actively participating in Delivery Service teaming, proposal development, and negotiation activities as requested by D&B, including meeting with customers in a sales or technical meeting to provide technical expertise and to reconcile D&B technical capabilities with customer needs and expectations.

            (viii) Participating in ad hoc calls with D&B customers when requested, often on short notice.

            (ix) Recording all time worked on each D&B Product fulfillment request or project request in D&B's time tracking system.

            (x) Prioritizing project and other work as necessary to meet schedules and other commitments to D&B customers.

            (xi) Creating data sources and feeds for new products.

            (xii) Developing solutions to ensure compliance with applicable laws, regulations, and D&B contract obligations (e.g., certain D&B customers with sensitive data have provisions in their agreements with D&B prohibiting the transport of any of their data outside the United States). IBM's solution must be adjusted as necessary to accommodate these limitations.

            (xiii) Working with D&B to build prototypes of new delivery products.

            (xiv) Testing new products requested by D&B or D&B customers.

            (xv) Utilizing the most current D&B data files, as defined by D&B, to fulfill customer orders.

            (xvi) Setting up automated libraries to create fresh deliverables and process new files.

            (xvii) Creating historical databases on a monthly, quarterly, and yearly basis.

            (xviii) Creating current databases on a weekly and monthly basis.

            (xix) Working with D&B and D&B's infrastructure vendor to prioritize mainframe resources allocated to the delivery group to enable it to achieve the Service Levels. This will require IBM to monitor Delivery Projects during peak times to ensure the most critical jobs are receiving the necessary resources.

      (c) D&B Retained Responsibilities. D&B will retain responsibility for the functions performed by delivery project managers and customer support representatives. These functions include:

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            (i) Negotiating product orders and developing D&B Product
specifications with customers (with the IBM assistance described in Section 3.3(a)(i).

            (ii) Maintaining relationships with D&B customers.

            (iii) Establishing product and project delivery schedules with customers.

            (iv) Creating universal D&B data tables used in the Market Spectrum Web and Private Data Portal products. IBM shall be responsible for the actual creation of the flat files used for specific customers.

            (v) Performing initial programming of specific profiles and then monitoring the flows within D&B's Data Integration Batch Product system.

      (d) Required Interactions and Interfaces between IBM and Other Entities. IBM shall coordinate its efforts and interface with D&B and third party entities as required to perform the Delivery Services, including the following:

            (i) D&B's infrastructure organization to resolve application problems, network problems, systems integration, and other technology issues.

            (ii) D&B groups that support D&B Product systems (e.g., RAM and eRAM).

            (iii) D&B and third party sales teams during the negotiation and development of orders and product specifications.

            (iv) Other D&B Delivery Service personnel. IBM will be required to interact regularly (at least on a daily basis) with D&B project managers and quality control analysts.

3.5.  U.S. RMS PRODUCTS, PROCESSES, AND ADDITIONAL SERVICES

      RMS products are generated by D&B's Risk Asset Manager ("RAM") and ("eRAM") software. IBM shall fabricate and deliver products that enable D&B customers to evaluate the credit of their respective customers using custom-decision making rules.

      (a) RMS Products. There are two categories of RMS products requested by D&B's United States sales teams as of the Effective Date: (i) RMS RAM/eRAM Products and (ii) RMS Data Append Products. Each are defined in Schedule C.

      (b) RMS Process Workflow Diagram. Attachment A-2-3 contains a process workflow diagram for fabrication of RMS products. The specific process steps for which IBM shall be responsible are highlighted in yellow. The process diagrams are not intended to limit the scope of IBM's responsibilities under this
Section 3.

that directly affects

                                     A2-13

3.5.  U.S. SMS PRODUCTS, PROCESSES, AND ADDITIONAL SERVICES

      IBM shall use D&B analytical tools and customer data to fabricate SMS products. There are two categories of SMS products requested by D&B's United States sales teams as of the Effective Date: (i) SMS Data Service Products and
(ii) SMS Analytical Service Products. Each are defined in Schedule C.

3.6.  U.S. S&MS PRODUCTS, PROCESSES, AND ADDITIONAL SERVICES

      (a) S&MS Products. S&MS products provide data to support marketing efforts of D&B customers. There are five categories of S&MS products requested by D&B's United States sales teams as of the Effective Date: (i) S&MS Custom Count, (ii) S&MS MAP, (iii) S&MS Prospect File (Match without Prospect Append), (iv) S&MS Prospect File (Match with Prospect Append), and (v) S&MS Prospect File (Prospect with Append). Each are defined in Schedule C.

      (b) Gold Service. Each Gold Service Customer has a dedicated S&MS team consisting of a project manager, customer service representative, and FSA. IBM shall assign FSAs to each Gold Service Customer as directed by D&B. Gold Service FSAs shall maintain knowledge and skills required to provide Services to their respective customers and be available to participate in pre- and post-delivery support activities.

3.7.  EUROPE PRODUCTS, PROCESSES, AND ADDITIONAL SERVICES

      (a) Europe D&B Products. IBM shall be responsible for the fabrication and fulfillment of standard and custom S&MS, SMS, and RMS products to customers in Europe (including the UK, Ireland, Italy, Belgium, and the Netherlands). Europe D&B Products can be divided into the following two categories: (i) Standard Europe S&MS Product, and (ii) Europe Append Product. Each are defined in Schedule C.

      (b) Europe Process Workflow Diagrams. The process workflow diagrams for RMS, S&MS, and SMS products are the same in Europe as they are in the United States, however, IBM will be required to use different systems and databases unique to each country market in order to fabricate such products.

3.8.  CANADA PRODUCTS, PROCESSES, AND ADDITIONAL SERVICES

      (a) Canada D&B Products. IBM shall be responsible for the fabrication and fulfillment of S&MS, SMS, and RMS products to customers in Canada. There are two [three?]categories of Canada D&B Products: (i) Standard Canada S&MS Product, and
(ii) Canada Append Product. Each are defined in Schedule C.

      (b) Canada Process Workflow Diagrams. The process workflow diagrams for Canada S&MS Products is the same as the process for S&MS products in the United States and Europe. The specific process steps for which IBM shall be responsible are highlighted in yellow. The process diagram is not intended to limit the scope of IBM's responsibilities under this Section (iii) Although many processes are the same in Canada and other markets, IBM will be required to use different systems and databases unique to each country market in order to fabricate such products.

D&B / IBM Confidential

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

3.9.  IBM PERSONNEL MINIMUM QUALIFICATIONS

      IBM shall be responsible for all Services provided by FSAs previously working within D&B's Delivery Services organization and the related functions and services described in this Section 3.9. FSAs are also referred to as technicians, production analysts, and fulfillment systems specialists within D&B's environment.

      At a minimum, all IBM FSAs shall have the following qualifications:

      (a) Knowledge of commonly used data processing concepts, practices and procedures, including JCL, EZTrieve, Syncsort, TSO, ROSCOE, and SAS and an ability to write, maintain, and modify such programs and procedures.

      (b) Good oral and written communication skills in the languages required to provide the Services.

      (c) Ability to prioritize and organize workload, and to manage and complete multiple jobs and priorities concurrently.

      (d) Strong problem solving, analytical, and time management skills.

      (e) Ability to work well under pressure of customer demands.

      (f) Ability process detailed information without error.

      (g) Knowledge about the categories and substance of data in the D&B databases.

      (h) 2+ years experience working in a PC environment using the Microsoft Office suite of products.

      (i) College degree or equivalent experience in a data processing or computer science field.

      (j) Language skills to the extent required by Section 3.10 below.

3.10. LANGUAGE REQUIREMENTS

      (a) D&B Product orders will be submitted in different languages. IBM shall provide an appropriate number of personnel with reading, writing, and speaking fluency in the following languages:

            (i) English to process orders and fabricate products in the United States, Canada, and Europe.

            (ii) French to process orders and fabricate products in the Canada and Europe.

            (iii) Italian, German, Spanish, and Portuguese to process orders and fabricate D&B Products in Europe.

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      (b) IBM will provide staff in the countries where D&B receives the
Services to the extent necessary to facilitate complex local work or to interface with local D&B teams.

D&B / IBM Confidential

                                     A2-16

                                ATTACHMENT A-2-1
                              POSTAL DATA CLEANSING

      At a minimum, IBM shall perform the following postal data cleansing services:

1. FIELD-BY-FIELD AUDIT:

-     Parse and reformat customer file at D&B

- Verify that at least 65% of records have enough address elements to be helped by postal pre-processing

- Verify that there is one address per record - variations of an address on a single record, i.e., a bill-to and a ship-to, or a street address and a P.O. Box, must be segregated into separate records to be helped by postal processing

- Audit and grade contents of every field in every record for two characteristics: completeness: presence/absence of data; relevance: does it appear that what's in the field belongs there, based on proprietary definitions

2. CONVERT/PARSE/REFORMAT/CORRECT:

- Unless otherwise requested, translate all special characters and character ornamentation to anglicized equivalents

- Unless otherwise requested, convert to correct country location, isolation, and anglicized USPS standard

- Convert to correct postal code location, isolation, and format, including State/Province/Prefecture/County location

3. UTILIZING POSTAL DATA FROM ALL COUNTRIES IN WHICH D&B HAS CUSTOMERS OR DATA
SOURCES:

-     Validate, correct, add City names, Postal Codes,
      State/Country/Prefecture/County

-     Validate/correct Street Address/P.O. Box information

- Append "best" corrections to original data, return to D&B for matching to WorldBase, add score categorizing each address for accuracy/deliverability

- Prior to match to D&B global data, apply global cleansing software to already cleansed records, to gain even more corrections, and, potentially, more matches

- Use "double-cleansed" address to match to D&B. This shall enable IBM to "correct" additional addresses, addresses postal processing said were uncorrectable, when successfully matching such a record to D&B data - giving D&B access to the D&B version of the customer's address.

D&B / IBM Confidential

                                     A-2-1-1

                                ATTACHMENT A-2-2
                       DATA PROGRAMMING QUALITY CHECKLISTS

      The following are the minimum quality assurance requirements that Suppie shall use to perform quality checks for Delivery Projects.

1.    RMS

1.1.  RAM/ERAM CHECKLIST

      The following checklist applies to New Sale Domestic, New Sale Global, Demos, Refresh (automated), Refresh (new data/revenue), Refresh (new data/non revenue), and other RAM/eRAM products:

      (a) Check for presence of all three database files (CST, DNB & FIN).

      (b) Check counts of all three files vs. PDI to ensure counts match.

      (c) Check to ensure customer data is populated on CST file.

      (d) Check to ensure that FSS, CS & linkage (Branch/HQ/Dom. UltDuns) data is present on DNB file.

      (e) If eRAM packet, confirm that Global Ultimate linkage is present on DNB file.

      (f) Check to ensure that financial summary data is present on FIN file.

      (g) If Full Financials ordered, check counts vs. support call and presence of detailed financial data in file.

      (h) Checks for "Y" indicator at the end of the file.

1.2.  DATA APPENDS CHECKLIST

      The following checklist applies to Data Appends, including standard, custom, and competitive showdown products.

      (a) Check to ensure that output file counts match specs.

      (b) Check to make sure that data is populated per the specs.

      (c) Check that file meets output requiremetns per spec (Excel, delimited, fixed fielded, etc...).

1.3.  SBRPS CHECKLIST

      The following checklist applies to SBRPS products:

      (a) Check to make sure that SAIF & SBBF files are present.

      (b) Check to make sure that SAIF file meets FI requirements and header record is populated.

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

      (c) Check to make sure that SBBF file is populated correctly and that header record is present.

1.4.  SBRI CHECKLIST

      [To be provided by D&B during Transition]

2.    S&MS

      The following checklists apply to all S&MS products fabricated by
Supplier:

2.1.  FILE PREPROCESSING

      (a) Supplier will be expected to complete the appropriate work, e.g. download an emailed or FTPed file, merge multiple files or manipulate data according to the "pre-processing steps" outlined in the project requirements submitted by D&B. The output from Supplier will be a file that can be passed to the next appropriate step for any additional matching and/or data append required to complete the customer order.

      (b) The quality of Supplier's work will be assessed through a periodic monitoring process along with feedback from S&MS Delivery's contact with customers.

      (c) An error is realized when the file delivered by the Supplier to S&MS Delivery or to a D&B Customer that does not match the specifications defined in the Project Requirements Document (PRD)/DOE Order and/or when there is an issue on the file the Supplier should have resolved.

2.2.  QUALITY ASSURANCE

      It is the responsibility of Supplier to insure that the deliverable returned to S&MS Delivery is correct and meets the requirements detailed in the project specifications. S&MS Delivery will except 99% defect free on Gold customer's requests and 98% defect free on non-Gold customer requests.

2.3.  COUNTS/MAPS

      (a) Verify the correct selectors were used to create the count(s).

      (b) Verify the counts were created from the most current data available.

      (c) Verify the counts fall within the count range as defined within the specifications.

      (d) Confirm that the correct fields and ranges are employed in the X & Y axis of the Market Analysis Profile (MAP).

      (e) Verify that the proper control breaks are taking place in a MAP.

2.4.  MATCH PROCESSING

      (a) Verify input file count(s) against the PRD/DOE order prior to processing.

      (b) Verify that all records are accounted for after the Match has run.

D&B / Supplier Confidential

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

      (c) Check the Match Samples to make sure the customer data was mapped correctly.

      (d) Check the Match Confidence Codes to make sure the codes are distributed reasonably.

      (e) Verify that the Bemfab information is included on the file if asked for on Domestic records.

      (f) Verify the correct Match Grade (7 or 11) was appended.

      (g) Verify the record length (LRECL) matches layout provided.

      (h) Verify the correct Match processes was employed (AOS vs DMI), (one pass vs multiple passes) (U.S. vs. Global or a combination of both) & (tight rules vs loose rules).

      (i) Verify CC (city/country) repairs completed according to standards on Global records.

      (j) Verify the entire Phone Number was mapped (up to 20 positions).

      (k) Verify Match audit program ran to completion.

2.5.  FLAT FILE/APPEND OUTPUT.

      (a) Verify the file contains the correct number of records.

      (b) Verify each record is the correct record length as defined in the record layout.

      (c) Check to make sure all customer fields are mapped correctly to the layout.

      (d) Make sure the match data (DUNS number, Match Grade; Confidence Codes etc) start and end as defined in the specifications.

      (e) Spot check to verify all fields are correctly populated.

      (f) Make sure all additional QA processes that are defined in the requirement document (MRD/TRD/PRD/DOE/GOE) are performed.

      (g) Run an audit on the final file and verify that the presence/absence numbers and data frequency are reasonable as predefined by S&MS Delivery.

      (h) If this is a scheduled job for an existing customer, compare the new audit to the audit from the previous update for consistency and investigate any differences that are not reasonable (10% difference).

      (i) If the Prospect Universe was created through DOE or GOE, insure the data was pulled properly.

D&B / Supplier Confidential

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

      (j) Ensure the processing performed and the output created match what was requested in the PRD/DOE/GOE.

      (k) Provide the Project Managers and/or Customer Service Reps with the information necessary for a final Quality Assurance check.

3.    SMS

      The quality checklists applicable to SMS Projects fabricated by Supplier are attached as Annexes A-2-2-a through A-2-2-e to this Attachment.

4.    EUROPE

      The quality checklists above for RMS, S&MS, and SMS in Sections 1, 2, and 3 shall be used for Delivery Projects in Europe.

5.    CANADA

      The following checklist applies to RMS, S&MS, and SMS Delivery Projects for Canada.

QUALITY-CANADA:                                                S&MS  RMS  SMS

Output not in specified format                                  X     X    X

Data not in specified format                                    X     X    X

      - (e.g. leading zeros, currency fields). Default values/format to be used unless instructions given in specifications

      -     Fields not truncated

Data coverage of output is similar to (within 10%) of the       X     X    X
overall coverage of the D&B database. If not ensure file is re-checked as customer expectation is to receive similar coverage as the overall database.

Check 5% of the file to ensure that the matching has been       X     X    X
correctly performed. (Example: Customer input name matches the Legal output name or 1 of the Tradestyle names)

Confirm that the overall match rate meets the proposal          X     X    X
requirements when a match rate guarantee has been applied
(Example: all data rationalization projects have a 75% match rate guarantee)

Check order form to validate # of records on output does not    X     X    X
exceed purchased amount. In addition validate the country distribution to order form

D&B / Supplier Confidential

                           A-2-2-4

All records with a DUNS number must have D&B Legal Name         X     X    X

Ensure Inactive records only has Company Name, address and      X     X    X
SIC data. All other data should be blanked out.

Special instructions not followed (these would be included      X     X    X
on the specification form)

Number of records not met marketing order expectations          X

      - Customer has ordered x number of records based on predetermined criteria output needs to be within 10% of ordered records

RMS RAM & eRAM                                                        X

      - Test import the files to ensure format meets software specifications

      - For new orders ensure all 3 files (dbfile, finfile & custfile) are sent to the customer.

      -     Validate any custom appends meet import
            specifications

All fields with coded data are either a) decoded to             X     X    X
"English" term if on specification form or b) Ensure that all codes in output are present on the D&B layout so that the customer can de-code.

File layout & File Summary are always delivered with output.    X     X    X

All records with a primary SIC must have a Line of Business     X     X    X

All records with linkage information need to be filled, when    X     X    X
specified, so that all active records have hierarchy data populated at each level.

Validate that all companies with the same site name roll to     X     X    X
the same Ultimate DUNS number (Example: All Bank of Montreal companies roll to the same Global Ultimate company)

All records returned to customer                                X     X    X

D&B / Supplier Confidential

                           A-2-2-5

      - Number of records on input customer file matches the number of output records on final deliverable

D&B / Supplier Confidential

                           A-2-2-6

                        ANNEX A-2-2A
      SMS DATA NORMALIZATION PROJECT QUALITY CHECKLIST

OVERVIEW

D&B SMS Data Normalization

PRE-MATCH AND STANDARD LAYOUT PHASE

This encompasses initial review of the file, validation, match and Standard Layout Preparation.

Verify number of records in file(s) against the TRD or the File Submission form.

Sum the dollars in the Mainframe Dataset and verify against the TRD or File Submission Form.

      - If it doesn't match, notify the PM via email before continuing further. After the PM checks with customer and confirms the difference, continue on.

      -     If it does match, continue.

If using the "Standard Layout First" method,

      - Sequence the original Customer File by making a copy and appending the sequence number to the end. Verify that the number of records in the resulting new file and the last sequence number in the Stndlay is the same.

      - Use this Sequenced file to create a Standard Layout and then verify that each field in the Stndlay has been correctly placed.

            -     Check that no fields are truncated.

            -     Check that the dollars are now formatted as whole dollars.

            - Sum again the dollars in the Stndlay and verify against the original sum. (A small difference is acceptable due to rounding into a whole number.)

            - Do a frequency count on the Country field in the Stndlay (pos 554-573). Make the fields consistent, ex., USA, US, United States.

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If using the "Standard Layout After" method,

      - Determine which country code, if any, the file contains and use the Country Code conversion feature of CFP.

      - Create the template to be used in FROMCFP job, either instream or a dataset. Verify the layout positions.

      - After Match and running of the FROMCFP job which creates the Stndlay, verify that each field in the Stndlay has been correctly placed.

      -     Sum dollars and verify against original total.

POST MATCH

This encompasses the steps taken directly after match.

After running Merger/Dats, verify that the counts equal the total.

Verify the purchase dollars and record count.

DELIVERABLE

This encompasses the steps taken to create Data Normalization

1. Run merger dats - IF NOT ALREADY RUN

           (SMSC100)- for large jobs or

           (SMSC101) -for small jobs (under 5000 recs)

2. run sidbs (SMSD001H)-

3. run finance (if needed) (SMSD300)

4. run erp credit (if needed) (SMSD400)

5. run pfm.seams.prodjcl(stapd01) - creates append either check off elements needed or use the datarat pre 'x' packages -

   Use only if you have a standard package

    These different packages can be found in

                pfm.seams.datarat(*)

6. OR if you are running a new data packet after step 3 run new data pack(SMSD275)

7. run pfm.seams.prodjcl(newdat2)

8. IF YOU DON NOT RUN PLUG & PLAY (SMSD275) - RUN PFM.SEAMS.PRODJCL(NEWDATA) OR

(NEWNEW ) >>>as of 022004 NEW ORDER OF ELEMENTS

D&B / IBM Confidential

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

Run pfm.seams.prodjcl(returns) - will create full, dupes, nodun and document with counts

Create output per TRD. Example- txt, xls, mdb,etc.

After running the SIDBs in CFP, verify that the number of records in the Supplier file is approximately equal to the number of unique DUNs in the file.

After running the Append, check the output messages in the log for errors.

Check the Nodetail Dataset-check a couple DUNs to see why they didn't get data appended. Divide the number of no details by the total number of the DUNs'd records in the file; it should be a very small percentage, ex., .05%

Check the D&B business name against the customer's business name for a representative (first, middle, last sequence number) and make sure they match, or are realistic.

Check in OSP-randomly check a couple of records to see if the correct elements are appended. Ex., CEO name, SIC1, etc.

Full, Dupes, Nomatch files-Browse the mainframe datasets and confirm the layout of each element that we are appending.

Confirm the record counts and record length

After creating output, confirm data against layout, lrecl and record counts.

D&B / IBM Confidential

                                    A-2-2a-3

                                  ANNEX A-2-2B
                      SMS SPEND ANALYSIS QUALITY CHECKLIST

OVERVIEW

D&B SMS Spend Analysis provides an in-depth evaluation of a company's supply base. The presentation segments a customer's supplier-base by corporate family, industry, socioeconomic status, risk, and geography. A customer will learn who its largest suppliers are, which ones are most dependent on its business, which industries they operate in, and what risk is associated with those suppliers. The outcome is a detailed analysis of the strengths and weaknesses of a customer's supply base. \ The deliverable is in Powerpoint and Excel.

PRE-MATCH AND STANDARD LAYOUT PHASE

This encompasses initial review of the file, validation, match and Standard Layout Preparation.

Verify number of records in file(s) against the TRD or the File Submission form.

Sum the dollars in the Mainframe Dataset and verify against the TRD or File Submission Form.

      - If it doesn't match, notify the PM via email before continuing further. After the PM checks with customer and confirms the difference, continue on.

      -     If it does match, continue.

If using the "Standard Layout First" method,

      - Sequence the original Customer File. Verify that the number of records in the resulting file and the last sequence number in the Stndlay is the same.

      - Use this Sequenced file to create a Standard Layout and then verify that each field in the Stndlay has been correctly placed.

            -     Check that no fields are truncated.

            -     Check that the dollars are now formatted as whole dollars.

            - Sum again the dollars in the Stndlay and verify against the original sum. (A small difference is acceptable due to rounding into a whole number.)

            - Do a frequency count on the Country field in the Stndlay (pos 554-573). Make the fields consistent, ex., USA, US, United States.

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If using the "Standard Layout After" method,

      - Determine which country code, if any, the file contains and use the Country Code conversion feature of CFP.

      - Create the template to be used in FROMCFP job, either instream or a dataset. Verify the layout positions.

      - After Match and running of the FROMCFP job which creates the Stndlay, verify that each field in the Stndlay has been correctly placed.

      -     Sum dollars and verify against original total.

POST MATCH

This encompasses the steps taken directly after match.

After running Merger/Dats, verify that the counts equal the total.

Verify the purchase dollars and record count.

DELIVERABLE PREP

This encompasses the steps taken to create Spend Analysis.

After creating the template, verify the DUNs that the PM gave you on the TRD in OSP by cutting and pasting into OSP. Type the customer's name into template and verify spelling against TRD.

After running the SIDBs in CFP, verify that the number of records in the Supplier file is approximately equal to the number of unique DUNs in the file.

After running the Spend in CFP, wait a bit to make sure that it FTP'd properly before looking at the Dataset. The job may finish in CFP, but the datasets may not have made it to the mainframe yet.

As a quality check after the report Macros (Top.XLS) have been completed a review of each report in the Print Preview Mode should be completed. The review should include looking at the beginning (top) of the report and at the end (bottom) of the report. If there are less than 100 change the title to "TOP" without a number after it. In addition if any fields have been formatted incorrectly (i.e. column is unusually wide) correct at this time.

D&B / IBM Confidential

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

DELIVERABLE PREP

This encompasses the steps taken to create Spend Analysis.

When reviewing the presentation if the title does not fit into the area provided for the customer. The font should be made just a little smaller (i.e. from 44 to 40 or 36).

Slide 4 should be checked against the Final Proc Tabulate

Slide 11, 12, and 13 should be the same industries which appear in the first 3 positions on slide 10. Another quick check to make sure everything is okay is to add up the dollar percents on the graph in slides 11, 12, and 13 and they should come very close to the dollar percent on slide 10 for that industry. This does not have to be going into the spreadsheet and getting the exact figures, I think by just eyeballing the graphs you should have a good idea if the information is correct or not

Slide 14 can be checked against the SICDLR01.XLS report. Reviewing these SIC groups by dollars and number of suppliers should ensure that the correct files were run

Slide 15 should have the same Top 10 SIC codes as are in the Top 10 on Slide 14

Slides 16, 17, and 18 should be reviewed against the SIC8DLR.XLS file. A comparison of dollars and numbers should be completed

Slide 19 should be reviewed against the SICSUP01.XLS report. Reviewing these SIC groups by dollars and number of suppliers and order to be identical.

Slide 20 should have the same Top 10 SIC codes as are in the Top 10 on Slide 19

Slides 21 through 28 can be checked by linking back to the Excel Spreadsheet, however if all the links are in place and were updated when the presentation was originally open there should not be any problems here

Slide 29 should be reviewed against the ULTSUP01.XLS report. Reviewing the companies by dollars, number of suppliers and order of supplier should be identical

Slide 30 should be reviewed against the ULTDLR01.XLS report. Reviewing the companies by dollars, number of suppliers and order of supplier should be identical

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

Slides 31 through 37 can be checked by linking back to the Excel Spreadsheet, however if all the links are in place and were updated when the presentation was originally open there should not be any problems here.

Slide 38 can be determined if the link is present by seeing your project customer name in the graph. Remember to put this name in the 2 places in the Header. If after changing the name the Header does not fit in the header section lower the font size on the Very Large font items to a point where everything will fit in the section

Slides 39 through 46 can be checked by linking back to the Excel Spreadsheet, however if all the links are in place and were updated when the presentation was originally open there should not be any problems here

Slide 47 can be determined if the link is present by seeing your project customer name in the graph. Remember to put this name in the 2 places in the Header. If after changing the name the Header does not fit in the header section lower the font size on the Very Large font items to a point where everything will fit in the section.

Slides 47 through 55 can be checked by linking back to the Excel Spreadsheet, however if all the links are in place and were updated when the presentation was originally open there should not be any problems here

D&B / IBM Confidential

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

                                  ANNEX A-2-2C
                           SMS MWOB QUALITY CHECKLIST

OVERVIEW

D&B SMS Enhanced MWOB

The MWOB (Minority and Woman Owned Business) package is a lower end product designed to help customers meet federal reporting and compliance standards.

Revenue is based on the number of records submitted by the customer.

Deliverable records are all Duns Numbered records with MWOB data appended. Records without a Duns or without appended information are not returned.

Deliverable layout is the Seams Standard layout with MWOB data appended. The standard deliverable does not return the customer record, duplicate or no match files.

PRE-MATCH AND STANDARD LAYOUT PHASE

This encompasses initial review of the file, validation, match and Standard Layout Preparation.

      Verify number of records in file(s) against the TRD or the File Submission form.

      Sum the dollars in the Mainframe Dataset and verify against the TRD or File Submission Form.

            - If it doesn't match, notify the PM via email before continuing further. After the PM checks with customer and confirms the difference, continue on.

            -     If it does match, continue.

D&B / IBM Confidential

                                   A-2-2c - 1

      If using the "Standard Layout First" method,

            - Sequence the original Customer File. Verify that the number of records in the resulting file and the last sequence number in the Stndlay is the same.

            - Use this Sequenced file to create a Standard Layout and then verify that each field in the Stndlay has been correctly placed.

                  -     Check that no fields are truncated.

                  - Check that the dollars are now formatted as whole dollars.

                  - Sum again the dollars in the Stndlay and verify against the original sum. (A small difference is acceptable due to rounding into a whole number.)

                  - Do a frequency count on the Country field in the Stndlay (pos 554-573). Make the fields consistent, ex., USA, US, United States.

      If using the "Standard Layout After" method,

            - Determine which country code, if any, the file contains and use the Country Code conversion feature of CFP.

            - Create the template to be used in FROMCFP job, either instream or a dataset. Verify the layout positions.

            - After Match and running of the FROMCFP job which creates the Stndlay, verify that each field in the Stndlay has been correctly placed.

            -     Sum dollars and verify against original total.

POST MATCH

This encompasses the steps taken directly after match.

      After running Merger/Dats, verify that the counts equal the total.

      Verify the purchase dollars and record count.

DELIVERABLE PREP

This encompasses the steps taken to create the Enhanced MWOB.

   STEP 1      Match / filter file using standard SCS processes

   STEP 2      Create Standard Layout

   STEP 3

                          1. Run SIDBs: SMSD001H

          After running the SIDBs in CFP, verify that the number of

D&B / IBM Confidential

                                   A-2-2c - 2
               records in the Supplier file is approximately equal to the number of unique DUNs in the file.

   STEP 4 Run MWOBAPND from the PRODJCL library or SMSM100 in Plug n Play to append MWOB package to the end of the Standard Layout-

               After running the Append, check the output messages in the log for errors.

   STEP 5      Download file to your PC.

   STEP 6*     Make a copy of the MWOB Template Access Database

   STEP 7 Import the file you downloaded into access. An import template is already defined. Save the imported file to the existing MWOB table.

               After importing into Access template, verify that the MWOB table contains the right amount of records. (Should be equal to the total number of records.)

   STEP 8 Verify the files imported correctly and give the database to the project manager.

               Scan the MWOB table and make sure everything looks right; the product is run from the Stndlay so the customer is seeing what you put there. Note: Records may not be in the same sequence as the original file was delivered. Records are sorted by DUNS number, unmatched records listed first.

               *****As a check, run the reports and verify that your record counts and dollars are correct.

   STEP 9 PM reviews the MWOB table and deletes any inaccurate data. DO NOT DELETE ENTIRE RECORD.

   STEP 10     PM run the Build Source Table Marco

   STEP 11 PM runs the Combined Reports, save as a RTF by clicking on the "W" on the menu bar.

   STEP 12 PM runs the Extract Records for Delivery macro to create the "OUTPUT TO CUSTOMER" table. Use the Save As function in Access to create a file in the format requested by the customer.

*from Step 6 on the directions are included in the Access Database Template.

D&B / IBM Confidential

                                   A-2-2c - 3

                                  ANNEX A-2-2D
                    SUPPLIER OPTIMIZER FULL QUALITY CHECKLIST

                                            TASKS                                                  ADDITIONAL COMMENTS
[ ]    Load client files into Consolidator database

       [ ] Copy Master Access Database from Fulfillment Intranet site to client specific folder on DB1 server.

       [ ]   Import customer files into database.

             [ ] Import the Client Data file into the SourceFile_CustomerData table.

             [ ]   Import the Client Transaction file into the
                   SourceFile_Transactions Table

             [ ] Import the Business Unit file into the LoadFile_BusinessUnit table

             [ ]   Import the Client Systems file into the
                   LoadFile_ClientSystems table. (If applicable)

             [ ]   Import the Contract file into the LoadFile_Contract table.
                   (If applicable)

             [ ] Import the Chart of Accounts file into the SourceFile_ChartofAccounts table(If applicable)

[ ]    Notify Project Manager that Consolidator is ready for Source File Validations.

[ ]    Validate Client Data within Consolidator Tool

       [ ]   SourceFile Cross Reference Reports                                               The Transaction Table XREF report
                                                                                              must be empty.  Any records
                                                                                              identified must be corrected before
                                                                                              moving forward with the process.

                                                                                              Run the Business Unit Hierarchy
                                                                                              Viewer within the Consolidator Tool.
       [ ]   Ensure Business Unit Hierarchy reporting structure is correct                    If Hierarchy builds without errors,
                                                                                              reporting structure is good.

[ ]    After given ok by Project Manager to continue, create extract file of                  This file will be used for e-match on
       Sourcefile_CustomerData.                                                               mainframe.

[ ]    Process file through E-Match process

[ ]    Notify P.M. of results from E-Match Process (Proctab)

[ ]    Send records to Lookup

[ ]    Process Plug-N-Plays

[ ]    Load DUNS QC Tool                                                                      See DUNS QC Tool Documentation for
                                                                                              more info.

[ ]    After Project Manager completes DUNS QC Tool process, move data from DUNS QC Tool to mainframe.

       Update DUNS Numbers on CustomerData file with results on E-Match file.

[ ]    Process Plug-N-Plays

       [ ]   SMSO050

       [ ]   SMSO095

       [ ]   SMSO300

       [ ]   SMSO400

       [ ]   SMSO450

                                           TASKS                                        ADDITIONAL COMMENTS
[ ]    Load D&B Files into Consolidator Database

       [ ]   Import PFM.SEAMS.custname.TR####.CUSTOMER file into
             SourceFile_CustomerData table

       [ ] Import PFM.SEAMS.custname.TR####.FINAL file into SourceFile_DBData table

       [ ] Import PFM.SEAMS.custname.TR####.LINK file into SourceFile_Linkage table

D&B / IBM Confidential

                                   A-2-2d - 1

D&B / IBM Confidential

                                   A-2-2d - 2

                                  ANNEX A-2-2e

                 SMS SUPPLY OPTIMIZER REFRESH QUALITY CHECKLIST

                                         TASKS                                           ADDITIONAL COMMENTS
 [ ]  Load client files into Consolidator database

      [ ] Copy Refresh Master Access Database from Fulfillment Intranet site to client specific folder on DB1 server.

      [ ]   Receive SO Cl_Supp_Master Extract file from Application
            Consultant

      [ ]   Import customer files into database.

            [ ]   Import the SO Cl_Supp_Master Extract file into the
                  Previous_SO_Cl_Supp_Master table.

            [ ]   Import the Client Data file into the
                  SourceFile_CustomerData table.

            [ ]   Import the Client Transaction file into the
                  SourceFile_Transactions Table

            [ ]   Import the Business Unit file into the
                  LoadFile_BusinessUnit table

            [ ]   Import the Client Systems file into the
                  LoadFile_ClientSystems table. (If applicable)

            [ ] Import the Contract file into the LoadFile_Contract table. (If applicable)

            [ ] Import the Chart of Accounts file into the SourceFile_ChartofAccounts table(If applicable)

 [ ]  Import any tables from the previous Consolidator database.

      [ ]   Import the LoadFile_BusinessUnit table from previous                    Leave new table name as
            Consolidator database.                                                  LoadFile_BusinessUnit1

      [ ]   Import the LoadFile_Contract table from previous Consolidator           Leave new table name as
            database.(If being used)                                                LoadFile_Contract1

      [ ]   Import the LoadFile_ClientSystem table from previous                    Leave new table name as
            Consolidator database.(If being used)                                   LoadFile_ClientSystem1

      [ ]   Import the SourceFile_ChartofAccounts table from previous               Leave new table name as
            Consolidator database.(If being used)                                   LoadFile_ChartofAccounts1

      [ ]   Import Lookup_UNSPSC table from previous Consolidator database.

 [ ]  Run Customer Data Source System Listing Query                                 Forward results to PM

 [ ]  Run Queries to append Previous tables with new tables.

      [ ]   Run "Business Unit Append" to append the previous Business Unit         If Business Unit record is already
            data to the LoadFile_BusinessUnit Table.                                on table, query will not append.

      [ ]   Run "Client Systems Append" to append the previous Business             If Client System record is already
            Unit data to the LoadFile_ClientSystem.(If being used)                  on table, query will not append.

D&B / IBM Confidential

                                   A-2-2e - 1

                                         TASKS                                           ADDITIONAL COMMENTS
      [ ]   Run "Chart of Accounts Append" to append the previous                   If Chart of Accounts record is
            Business Unit data to the SourceFile_ChartofAccounts Table.(If          already on table, query will not
            being used)                                                             append.

      [ ]   Run "Contracts Append" to append the previous Business Unit             If Contracts record is already on
            data to the LoadFile_Contract Table.(If being used)                     table, query will not append.

      [ ]   Run "SourceFile CustomerData Duns Nbr Update" to update the
            DUNS for any previously matched records.

      [ ]   Run "SourceFile CustomerData Append" to append any customer             If Client System records is
            records.                                                                already on table, query will not
                                                                                    append.

 [ ]  Run Transaction Summary Query                                                 This will produce a report summing
                                                                                    up the transaction amount by
                                                                                    Period Code and System Code.
                                                                                    Forward report to PM

 [ ]  Notify Project Manager that Consolidator is ready for Source File
      Validations.

 [ ]  Validate Client Data within Consolidator Tool

      [ ]   SourceFile Cross Reference Reports                                      The Transaction Table XREF report
                                                                                    must be empty. Any records
                                                                                    identified must be corrected
                                                                                    before moving forward.

      [ ]   Ensure Business Unit Hierarchy reporting structure is correct.          Run the Business Unit Hierarchy
                                                                                    Viewer with the Consolidator
                                                                                    tool. If Hierarchy Viewer builds
                                                                                    with errors, the reporting
                                                                                    structure is good.

 [ ]  After given ok by Project Manager to continue, create extract file of         This file will be used for e-match
      Sourcefile_CustomerData.                                                      on mainframe.

 [ ]  Send extract file of CustomerData through Merger/Dats

 [ ]  Create file containing Non-DUNS numbered records.

 [ ]  Send Non-DUNS numbered records through E-Match.

 [ ]  Notify PM with results from E-Match (Proctab)

 [ ]  Send records to Lookup

 [ ]  Load DUNS QC Tool                                                             See DUNS QC Tool Documentation for
                                                                                    more info.

 [ ]  After Project Manager completes DUNS QC Tool process, move data from
      DUNS QC Tool to mainframe.

 [ ]  Update DUNS Numbers on CustomerData file with results on E-Match file.

                                         TASKS                                      ADDITIONAL COMMENTS
 [ ]  Import Mainframe Customer Data file into SourceFile CustomerData Table in Consolidator Database.

 [ ]  Process Plug-N-Plays

      [ ]   SMSO050

      [ ]   SMSO095

      [ ]   SMSO300

      [ ]   SMSO400

      [ ]   SMSO450

 [ ]  Load D&B Files into Consolidator Database

      [ ]   Import PFM.SEAMS.custname.TR####.CUSTOMER file into                     Use "Customer Import
            SourceFile_CustomerData table                                           Specification" import spec.

      [ ]   Import PFM.SEAMS.custname.TR####.FINAL file into                        Use "DB Data Import Specification"
            SourceFile_DBData table                                                 import spec.

      [ ]   Import PFM.SEAMS.custname.TR####.LINK file into                         Use "Linkage Import Specification"
            SourceFile_Linkage table                                                import spec.

D&B / IBM Confidential

                                   A-2-2e - 2

D&B / IBM Confidential

                                   A-2-2e - 3

                                   EXHIBIT A-3
                         TRANSACTION PROCESSING SERVICES

                                TABLE OF CONTENTS

1. Definitions................................................      2
   1.1.     Certain Definitions...............................      2
   1.2.     Other Definitions.................................      2
2. In-Scope Locations.........................................      2
3. Hours of Operation.........................................      3
4. Transaction Processing Data................................      3
5. Service Descriptions.......................................      4
   5.1.     Data Collection and Entry Process Description.....      4
   5.2.     Error Re-work.....................................      5
   5.3.     Additional IBM Responsibilities...................      5
   5.4.     Management of Third Party Data Providers..........      6
   5.5.     Transaction Processing Workflow Diagrams..........      6
6. Customer Satisfaction......................................      7
7. IBM Personnel Minimum Qualifications.......................      7
8. Language and Currency Requirements.........................      7

                              TABLE OF ATTACHMENTS

A-3-1 - Transaction Processing Data Sources

A-3-2 - Transaction Processing Workflows

D&B / IBM Confidential

                                     A-3-1

                                  EXHIBIT A-3
                         TRANSACTION PROCESSING SERVICES

      This Exhibit describes the Transaction Processing Services IBM shall provide.

1. DEFINITIONS

1.1. CERTAIN DEFINITIONS

      (a) "Ad Hoc Data" shall have the meaning given in Exhibit B-3 (Transaction Processing Service Levels).

      (b) "Detrimental Data" has the meaning provided in Section 4(a).

      (c) "Financial Data" has the meaning provided in Section 4(d).

      (d) "Legal Data" has the meaning provided in Section 4(c).

      (e) "Press Data" has the meaning provided in Section 4(e).

      (f) "Registration Data" has the meaning provided in Section 4(b).

      (g) "TP Data" has the meaning provided in Section 4(a).

1.2. OTHER DEFINITIONS

      Capitalized terms not defined in this Exhibit A-3 (Transaction Processing Services) shall have the meaning given to them in Schedule A (IBM Services and Solution) or elsewhere in the Agreement.

2. IN-SCOPE LOCATIONS

      IBM shall provide Transaction Processing Services for businesses and data in the United Kingdom and Ireland (collectively referred to as "UK"), Belgium, Luxembourg and the Netherlands (collectively referred to as "Benelux"), Italy, and any of the hundreds of emerging market countries in which there are businesses included in the D&B database (collectively referred to as "Emerging Markets"). Each of these regions has unique processes, technologies, and language requirements that IBM shall accommodate and integrate into its overall solution and service delivery approach.

      The chart below describes the TP Data types (defined in Section 4) and Services that are in-scope as of the Effective Date for each region.

                    DETRIMENTAL DATA   REGISTRATION DATA     PRESS DATA     LEGAL DATA     AD HOC DATA    ERROR REWORK
                    ----------------   -----------------     ----------     ----------     -----------    ------------
BENELUX                   No                 No                  No             No             Yes            Yes
ITALY                     Yes                Yes                 Yes            No             No             Yes
UK                        No                 No                  Yes            No             No             Yes

D&B / IBM Confidential

                                     A-3-2

                    DETRIMENTAL DATA   REGISTRATION DATA     PRESS DATA     LEGAL DATA     AD HOC DATA    ERROR REWORK
EMERGING MARKETS          Yes                Yes                 Yes            Yes            No             Yes

3. HOURS OF OPERATION

      (a) IBM shall establish normal business hours for personnel providing Transaction Processing Services that enable IBM to (i) meet or exceed the Service Levels and (ii) comply with the obligation in Section 5 to submit daily jobs for mainframe batch processing by the times specified in Schedule B (Service Levels).

      (b) In addition to normal business hours, IBM Personnel shall work overtime and weekends when necessary to accommodate spikes in TP Data or demand for Services, to clear backlogs, to achieve the Service Levels, and to meet applicable customer and month-end deadlines.

4. TRANSACTION PROCESSING DATA

      The types of data for which IBM will be responsible for providing Transaction Processing Services include Registration, Legal, Financial, Detrimental, Press, and Ad Hoc Data (collectively, "TP Data"). Attachment A-3-1 (TP Data and TP Data Sources) contains a more detailed description of the types of TP Data that exist as of the Effective Date and the data sources with which IBM will be required to interface to collect it ("TP Data Sources"). The list of data types and sources in Attachment A-3-1 (TP Data and TP Data Sources) is a partial list of TP Data and TP Data Sources existing as of the Effective Date from which IBM will receive TP Data and it will continue to evolve during the Term.

      (a) "Detrimental Data" is business information relating to companies that are subject to a legal, regulatory, or other detrimental action that may affect D&B ratings, risk indicators, or credit recommendations. IBM shall ensure Detrimental Data is available to D&B customers via D&B online products within 24 hours of that data first becoming publicly available.

      (b) "Registration Data" is regularly filed business registration and related filings provided to local government entities, including: (i) VVK (i.e., Chamber of Commerce) Updates in the Netherlands; (ii) VAT registration statements in Belgium; (iii) updated information received from Italian Chamber of Commerce (e.g., address changes, principal changes, legal procedure, cessation, etc.) in Italy; and (iv) annual returns and ad hoc business registration data in the UK.

      (c) "Legal Data" is information about non-detrimental legal events (i.e., information about events that do not impact D&B ratings) relating to the property or other assets of a business, including (i) Official Government Register notification of registration of an unpaid bill in Italy (i.e., a protested bill); and (ii) an official county court judgment registration in relation to an unpaid loan or bill in the UK. Legal data is critical information relied upon by customers making key business decisions.

D&B / IBM Confidential

                                     A-3-3

      (d) "Financial Data" is business information filed by a company with an official registry or other public institution, including balance sheet information, financial statements, and details of directors, shareholders, company head offices and local units.

      (e) "Press Data" is non-detrimental business information (i.e., information about events that do not impact D&B ratings) collected from local press publications, including news stories about company financial results, executive changes, financial distress data, large contracts, data about mergers, acquisitions, disposals, and other corporate restructuring events.

5. SERVICE DESCRIPTIONS

5.1. DATA COLLECTION AND ENTRY PROCESS DESCRIPTION

      (a) IBM shall receive TP Data in a variety of formats, including paper documents in limited circumstances and electronic files with imaged documents, from government agencies and registries, courts, businesses, third party data providers, and other sources designated by D&B.

      (b) IBM shall use data mining tools to locate publicly available Press
Data.

      (c) IBM shall review and interpret TP Data to gain an understanding of the content and the revisions required prior to entering it into D&B systems and databases. TP Data is used by customers to make key business decisions. Inaccurate categorization of such data will lead to lawsuits and loss of revenue to D&B.

      (d) IBM shall contact companies via telephone in Italy to verify Registration Data received from D&B or third parties and to solicit and obtain additional data as necessary to make the case file into which such data is to be entered accurate, complete, and current.

      (e) IBM shall revise TP Data to correct spelling and grammatical errors and to extract "wordy" text before keying it into D&B systems.

      (f) After reviewing, interpreting, and revising TP Data, IBM shall enter TP Data elements into the appropriate coded fields in D&B systems in a manner that:

            (i) Complies with the data entry procedures.

            (ii) Adheres to D&B defined formatting and standards designed to reduce error instances.

            (iii) Satisfies all PC and mainframe system validations.

      (g) IBM shall send processed TP Data to an FTP address designated by D&B on a regular basis (and always on a daily basis as necessary to meet the Service Levels and to ensure updates are captured in D&B's mainframe overnight batch cycle.

D&B / IBM Confidential

                                     A-3-4

5.2. ERROR RE-WORK

      D&B mainframe and relational databases have a number of system validations designed to ensure quality and consistency of the information entered on the D&B database by bulk loads from data sources, third party data processing vendors, or data entry operators. Each day, these systems will generate a list of errors that have occurred during the prior twenty-four (24) hours.

      (a) IBM shall receive the list of errors, investigate and ascertain the cause of each error (e.g., ELVIS and VGER errors), take appropriate action to resolve the errors, and resubmit the relevant data elements in accordance with the applicable process.

      (b) IBM shall track the number of errors and the types of errors using error codes proposed by IBM and approved by D&B.

5.3. ADDITIONAL IBM RESPONSIBILITIES

      (a) IBM shall follow documented D&B procedures made available to IBM relating to the entry of TP Data and utilize the built-in validation capabilities in tools and software used to provide the Services in order to ensure consistency in formatting, use of abbreviations and truncation, and other data entry attributes, including:

            (i) Adhering to D&B's formatting and standards to reduce the instances of system validations causing error messages;

            (ii) Ensuring each data element is entered into the appropriate coded field;

            (iii) Ensuring IBM Personnel use correct grammar and spelling, particularly for data that requires interpretation and revision before being entered into D&B databases; and

            (iv) Formatting data correctly in all aspects (e.g., grammar, sentence flow) to ensure that it meets the high standards expected by D&B and its customers.

      (b) IBM shall perform regular manual, quality check audits on a statistically significant sample of records processed by IBM Personnel each month to ensure accuracy, quality, and compliance with D&B processes and procedures.

      (c) IBM Personnel providing the Transaction Processing Services shall maintain in-depth understanding of:

            (i) Current global and local D&B internal policies that are relevant to Transaction Processing.

            (ii) Local external statutory and legislative regulations in each market where Transaction Processing Services are performed. In addition, IBM shall act to pro-actively obtain details of amendments to any applicable laws and regulations and promptly adjust its solution to ensure compliance.

D&B / IBM Confidential

                                     A-3-5

      (d) IBM shall work with D&B help desk and data managers to resolve issues and problems relating to Transaction Processing Services, including improving and enhancing existing process workflows.

      (e) IBM shall work closely with the D&B supply managers to ensure D&B retains consistent and visible policies and procedures for managing third party data providers.

      (f) IBM shall provide support to D&B to help identify opportunities for cost reduction that do not compromise quality or speed of service to D&B's customers.

      (g) IBM shall perform the Services at least with the same level of quality and speed performed by D&B prior to the Effective Date.

      (h) Following completion of the Transition, IBM shall provide IBM Personnel with appropriate training at regular intervals, including by providing training in D&B systems, tools, policies and processes (e.g., DUNS Right), and by providing language skill enhancement training programs to the extent necessary to deliver the Service and to meet the requirements in this Exhibit A-3 (Transaction Processing Services).

      (i) IBM shall perform the Transaction Processing Services in a manner that complies will all applicable local rules, regulations, and laws, including the "Guida del Reporter", "Detrimental Guida", "Procedura Lavorazione", and "Lavorazioni EDE".

5.4. MANAGEMENT OF THIRD PARTY DATA PROVIDERS

      D&B will retain responsibility for negotiating and managing contracts with third party TP Data Sources. IBM shall be responsible for monitoring the timely submission and quality of TP Data provided by TP Data Sources. IBM's responsibilities in this regard include:

      (a) Interfacing with TP Data Sources as necessary to receive TP Data directly from the TP Data Sources (via e-mail, courier, fax, FTP, or other means).

      (b) Ensuring TP Data Sources submit the volume and type of TP Data they are required to submit in a timely manner.

      (c) Logging and escalating to D&B issues with the quality or timely submission of TP Data.

      (d) Reporting on third party performance on a monthly basis.

5.5. TRANSACTION PROCESSING WORKFLOW DIAGRAMS

      The process workflow diagrams for TP Data from Italy are attached as Attachment A-3-2 (Transaction Processing Italy Workflow Diagrams). Except where expressly indicated therein, IBM shall be responsible for all process steps. The process diagram is not intended to limit the scope of IBM's responsibilities under this Section 5.

D&B / IBM Confidential

                                     A-3-6

6. CUSTOMER SATISFACTION

      D&B will measure the satisfaction of its customers with D&B products and services. If D&B determines that customer satisfaction is dropping or otherwise unsatisfactory, and that the accuracy, timeliness, or completeness with which IBM enters TP Data into the D&B databases is one of the causes of such problems, then the Parties shall jointly develop an improvement plan to address the problems, which may include adjusting the Service Levels. Once agreed, IBM shall promptly implement the measures documented in the improvement plan.

7. IBM PERSONNEL MINIMUM QUALIFICATIONS

      At a minimum, all IBM Personnel providing Transaction Processing Services shall have the following skillsets and qualifications:

      (a) Strong written and oral language, grammar, and spelling skills in the languages specified in Section 8 below.

      (b) Intermediate PC skills (data entry system, e-mail, MS Word, MS Excel).

      (c) Basic problem analysis skills for solving system validations.

      (d) Strong data entry skills.

      (e) Ability to follow processes and procedures.

      (f) High level of cultural and business understanding of the county for which they are providing the Services, including legal business forms, and business practice.

8. LANGUAGE AND CURRENCY REQUIREMENTS

      (a) IBM shall provide personnel with language skills that are satisfy the criteria in Section 8(b) below and that are sufficient to enable such personnel to:

            (i) Interact with local customers and the D&B sales force, across all regions and aspects of the Transaction Processing Services.

            (ii) Revise grammar, spelling, and sentence structure of TP Data prior to entering it into D&B systems.

            (iii) Read and interpret incoming data in the local language, comprehend the type of data received, and enter data and information onto the database accurately.

D&B / IBM Confidential

                                     A-3-7

      (b) IBM Personnel performing Transaction Processing shall have the following minimum language skills:

                                         DATA COLLECTION AND ENTRY SERVICES     ERROR-RE-WORK
UK Market                                Native English                         Fluent(B) English
Italy Market                             Native Italian                         Fluent(B) Italian
Netherlands Market                       Native or Fluent(A) Dutch              Fluent(B) Dutch
Belgium Market                           Native French and Flemish              Fluent(B) French and Flemish
Luxembourg Market                        Native French and Fluent(A) German     Fluent(B) French and German

            (i) Fluent (A) means ability to read, write and speak fluently, but with some grammatical errors and a slight accent.

            (ii) Fluent (B) means ability to understand without error all written communication including legal terms and to write without grammatical error. Ability to speak fluently is not a requirement.

            (iii) Native means ability to write, and understand the language and the culture, making no grammatical errors, in a manner that is indistinguishable from a person born and raised in the country for which the Services are being provided.

D&B / IBM Confidential

                                     A-3-8

                                ATTACHMENT A-3-1
                       TRANSACTION PROCESSING DATA SOURCES

1. UK AND IRELAND DATA SOURCES

   VENDOR NAME

   Absolute Data Solutions (ADS)

   BACS Ltd

   Companies House

   Dept Trade & Industry

   CI Law Agency

   ICC

   Information Network Services (INS)

   Trans Island Company Searches Ltd

   Registry Trust Ltd

   Registry of Companies, Credit Unions & Provident Societies

   Royal Mail

   UK Changes

   Divine Information Services

D&B / IBM Confidential

                                   A-3-1 - 1

   Spectrum Computer Services

   Direct Link

   Registry of companies

   Hays Accountancy Personnel

   Hays Customer Solutions

   PH Group

   Sebeco Mediaphone

   UK Corp Data

   SEBECO

   Journal Transfers

   Thomson Financial Ltd

D&B / IBM Confidential

                                   A-3-1 - 2

2. BENELUX DATA SOURCES

2.1. DATA SOURCES IN BELGIUM & LUXEMBOURG

                                         DATA
                                       PURCHASE
            SOURCE OF DATA (NAME OF    OR DATA   PUBLIC/
MARKET              VENDOR)            PROCESS   PRIVATE             TYPE OF DATA                     TYPE OF MEDIA
----------------------------------------------------------------------------------------------------------------------------
Belgium    Active Media                Purchase  Private  Fleet Data                          Bulk Load - Via Email

Belgium    Belgacom                    Purchase  Private  On line telephone numbers + fax     Intranet
                                                          number

Belgium    Chamber of Commerce /       Purchase  Public   Failures, negative data, summons    Paper/Email/Fax
           Court of Employment                            social security

Belgium    Euro DB                     Purchase  Private  Sole propritorship New business     Bulk Load - Via Email
                                                          details

Belgium    Intrum Justia               Purchase  Private  Negative data                       Bulk Load - Via Email

Belgium    Ministry of finance         Purchase  Public   Registered contractor data          Bulk Load -Tape

Belgium    Ministry of finance         Purchase  Public   VAT registrations                   Bulk Load -Tape

Belgium    Nationale Bank van Belge 1  Purchase  Public   Financial                           Internet

Belgium    Nationale Bank van Belge 2  Purchase  Private  Protested bills                     Email

Belgium    Nationale Bank van Belge 3  Purchase  Public   Balance sheets + directors          Internet

Belgium    Post -Mutapost              Purchase  Private  Address data (New & Changes)        Weekly Diskette

Belgium    SNT                         Process   Private  Commercial Managers                 MDB File/Email

Belgium    UCAD                        Process   Private  Public Data Information -(Moniteur  Data Entry Tool D&B extraction
                                                          Belge data) New Companies,          from Monitor Belge
                                                          Changes

Belgium    ITT Promedia                Purchase  Private  CD-ROM Telephonenumbers             CD Rom

Belgium    Credoc                      Purchase  Private  CD-ROM Publications                 CD Rom

Luxemburg  Victor Buck                 Purchase  Private  Newspaper Offical Gazette           Newspaper Offical Gazette

Luxemburg  Victor Buck                 Purchase  Private  Data on new registered com          CD Rom

Luxemburg  Mercator                    Purchase  Private  Financial Data & Activity           Online
                                                          Data on LX companies
            SOURCE OF DATA (NAME OF
MARKET              VENDOR)                PROCESS TYPE           PROCESSED WHERE                REJECTS - WHERE ?
-------------------------------------------------------------------------------------------------------------------------
Belgium    Active Media                Automatic - Match     Rotterdam                   NA

Belgium    Belgacom                    Online Lookup         Bulk Data Team              NA

Belgium    Chamber of Commerce /       Outsourced            UCAD                        Ucad Failures. Bulk Data Rejects
           Court of Employment                                                           summons

Belgium    Euro DB                     Automatic             FTP to UK by D&B Belgium    Bulk Data Team

Belgium    Intrum Justia               Automatic             Direct FTP to UK by Vendor  Bulk Data Team

Belgium    Ministry of finance         Automatic             BL Load Tape and FTP Data   Public Data Team

Belgium    Ministry of finance         Automatic             Post to UK by D&B Belgium   UCAD

Belgium    Nationale Bank van Belge 1  Automatic             FTP to UK by D&B Belgium    Bulk Data Team

Belgium    Nationale Bank van Belge 2  Automatic             Bulk Data Team & UK         Bulk Data Team

Belgium    Nationale Bank van Belge 3  Online Lookup         Bulk Data Team              Bulk Data Team

Belgium    Post -Mutapost              Outsourced            UCAD                        Bulk Data Team

Belgium    SNT                         Automatic/Outsourced  SNT                         Bulk Data Team

Belgium    UCAD                        Outsourced - Direct   UCAD                        Bulk Data Team
                                       input into Nike

Belgium    ITT Promedia                Manual Lookup         Bulk Data Team

                                       Manual Lookup         Bulk Data Team

Belgium    Credoc
                                       Manual Lookup & Data  Bulk Data Team
                                       Entry

Luxemburg  Victor Buck                                                                   Bulk Data Team
                                       Manual Lookup & Data  Bulk Data Team
                                       Entry

Luxemburg  Victor Buck                                                                   Bulk Data Team
                                       Manual Lookup & Data  Bulk Data Team

Luxemburg  Mercator                    Entry                                             Bulk Data Team

           SOURCE OF DATA (NAME OF                                         VOLUME OF LOCALLY HANDLED
MARKET             VENDOR)                   ADDED INFO                    REJECTS REC (AVG) PER MONTH      SEASONAL FLUCTUATIONS
------------------------------------------------------------------------------------------------------------------------------------
Belgium   Active Media               Not loaded into NIKE. Contract to     NA                          NA
                                     end 2004, mainly marketing Data

Belgium   Belgacom                   Data is available via the intranet. 5 NA                          NA
                                     Possible searches Quick Search -
                                     Reverse Search. Changes to
                                     Phone Numbers

Belgium   Chamber of Commerce /                                            See Total Rejects           July & Aug less work as
          Court of Employment                                                                          Courts closed. September-
                                                                                                       October higher after
                                                                                                       break

Belgium   Euro DB                                                          See Total Rejects           NA

Belgium   Intrum Justia                                                                                NA

Belgium   Ministry of finance                                                                          NA

Belgium   Ministry of finance        UCAD - manual input of rejected       900                         NA
                                     data via the automatic Bulk Load

Belgium   Nationale Bank van Belge 1                                       See Total Rejects           Peak Financial Statements
                                                                                                       May-June & Year End. Leading
                                                                                                       to increase in Rejects

Belgium   Nationale Bank van Belge 2 Create Different files, 1 for Nike-   See Total Rejects           NA
                                     UK, 1 for BL EOS

Belgium   Nationale Bank van Belge 3 Adhoc Requests to verify data &       See Total Rejects           Based on Customer Queries
                                     add Balance Sheets not Bulk
                                     Loaded

Belgium   Post -Mutapost             File received & sent to UCAD for      See Total Rejects           NA
                                     Matching & Processing

Belgium   SNT                        D&B supply SNT a file of records      See Total Rejects           NA
                                     to do interviews on, SNT enter
                                     data and send back Excel File via
                                     Email for Automatic Loading by
                                     D&B BL

Belgium   UCAD                       UCAD - Manual entering of Data        See Total Rejects           NA
                                     from Monitor Belge

Belgium   ITT Promedia               Follow up checks for missing Data

                                     Publications from Monitor

                                     Belge used to verify Data

Belgium   Credoc                     during Interviews
                                     Reactive on LX Companies when
                                     Customer Questions data

Luxemburg Victor Buck
                                     Reactive on LX Companies when
                                     Customer Questions data

Luxemburg Victor Buck
                                     Reactive on LX Companies when

Luxemburg Mercator                   Customer Questions data

            SOURCE OF DATA (NAME OF
MARKET              VENDOR)                    SPEED OF SERVICE         HUMAN INTERVENTION        FREQUENCY
---------------------------------------------------------------------------------------------------------------
Belgium    Active Media                same day                       To run bulk load        Quarterly

Belgium    Belgacom                    same day                       Online Look Up &        Daily
                                                                      Input data to Nike

Belgium    Chamber of Commerce /       Bancrupties 1 day. Summons     Post work to UCAD       Daily from Courts
           Court of Employment         same day                       & Rejects

Belgium    Euro DB                     1 day after                    FTP to UK & Rejects     Monthly (3rd wee

Belgium    Intrum Justia               1 day after                    Rejects                 Daily

Belgium    Ministry of finance         1 day after                    Loaded Tape, FTP        Monthly
                                                                      and Rejects

Belgium    Ministry of finance         5 Working Days                 Post Tape               Monthly

Belgium    Nationale Bank van Belge 1  1 Day After                    Internet                Weekly
                                                                      download,FTP &

Belgium    Nationale Bank van Belge 2  1 day after                    Splitting of Files and  Monthly
                                                                      Loading into Nike,
                                                                      sending to UK and
                                                                      Rejects

Belgium    Nationale Bank van Belge 3  48 hours                       Lookup, Entering        Daily
                                                                      Data & Rejects

Belgium    Post -Mutapost              (UCAD 5 days, 1 day after for  Sending of Data to      Weekly
                                       rejects)                       UCAD & Rejects

Belgium    SNT                         SNT Service Level 3-4 weeks    Supply of Data to       Monthly
                                                                      SBT, Receipt of
                                                                      Data Back, Loading
                                                                      & Rejects

Belgium    UCAD                        1 day After                    Rejects & Quality       Daily
                                                                      Assurance Checks

Belgium    ITT Promedia                same day                       Online Look Up &        Daily
                                                                      Input data Phone
                                                                      Numbers

Belgium    Credoc                      same day                       Online Look Up          Daily
                                                                      verification &
                                                                      potential updates

                                                                      Manual Look Up
                                                                      verification &
Luxemburg  Victor Buck                 48 Hours                       potential updates       Daily
                                                                      Online Look Up
                                                                      verification &

Luxemburg  Victor Buck                 48 Hours                       potential updates       Daily

                                                                      Online Look Up
Luxemburg  Mercator                    48 Hours                       verification &          Daily
                                                                      potentialupdates

D&B / IBM Confidential

                                   A-3-1 - 3

2.2. DATA SOURCES IN THE NETHERLANDS

                              DATA
               SOURCE OF    PURCHASE
             DATA (NAME OF  OR DATA   PUBLIC/                                                                          REJECTS -
  MARKET        VENDOR)     PROCESS   PRIVATE     TYPE OF DATA     TYPE OF MEDIA    PROCESS TYPE     PROCESSED WHERE    WHERE ?
--------------------------------------------------------------------------------------------------------------------------------
Netherlands  Human          Purchase  private  Address             Daily Bulkload  In House         In house           NA
             Inference                         validation file     (software Nike                   Programme Run
                                                                   Validation
                                                                   programme)

Netherlands  Vereniging     Purchase  Public   Financial           CD Rom          Outsourced       Cendris            Public
             Kamers van                        Statements          Images                                              Team
             Koophandel
             (KVK)
             Databank

Netherlands  Vereniging     Purchase  Public   project principals  Online - Based  Outsourced       UCAD               Public
             Kamers van                                            on Info From                                        Team
             Koophandel                                            D&B Requests
             (KVK)
             Databank

Netherlands  Vereniging     Purchase  Public   online costs        Online          In House         (In House &        NA
             Kamers van                                                                             Outsource firms
             Koophandel                                                                             when additional
             (KVK)                                                                                  data required)
             Databank

Netherlands  Vereniging     Purchase  Public   shareholderstape    Bulk Load       High Wycombe     Tape Direct to HW  Public
             Kamers van                                                                                                Team
             Koophandel
             (KVK)
             Databank

Netherlands  Vereniging     Purchase  Public   mutatietape         Bulk Load       High Wycombe     Tape Direct to HW  Public
             Kamers van                        (Chamber of                                                             Team
             Koophandel                        Commerce)
             (KVK)
             Databank

Netherlands  Intergreffe    Purchase  Public   Registration        On Line         In House         (In House when     Public
                                                                                                    additional data    Team
                                                                                                    required - adhoc
                                                                                                    basis)

Netherlands  Infogreffe     Purchase  Public   Registration        On Line         In House         (In House when     Public
                                                                                                    additional data    Team
                                                                                                    required - adhoc
                                                                                                    basis)

Netherlands  Cendris        Purchase  Private  Detrimental         CD Rom          High Wycombe     Tape direct to HW  NA
             (Omnidata)                        DataChanges
                                               of ZIP code tabels

Netherlands  Schober        Purchase           Commercial          Bulk Load       Processed in     Rotterdam          NA
                                               Managers Names                      Rotterdam from
                                                                                   Local Marketing
                                                                                   Database

Netherlands  Cendris        Process   Private  Financial           CD Rom Image    Outsourced       Cendris            Public
             (formerly                         statements(keying)                                                      Data
             known as IVA)                                                                                             Team

Netherlands  UCAD           Process   private  Public Data         On line         Outsourced                          UCAD &
                                               Information                                          UCAD               Public
                                                                                                                       Data
                                                                                                                       Team

Netherlands  UCAD           Process            principals project  Online - Based  Outsourced       UCAD - Keying      Public
                                                                   on D&B                                              Data
                                                                   Requests                                            Team

                            VOLUME OF LOCALLY
               SOURCE OF     HANDLED REJECTS
             DATA (NAME OF    REC (AVG) PER      SEASONAL
  MARKET        VENDOR)          MONTH         FLUCTUATIONS      SPEED OF SERVICE       HUMAN EFFORT REQUIRED     FREQUENCY
---------------------------------------------------------------------------------------------------------------------------
Netherlands  Human          NA                 NA             same day as received   Minimal Public Data effort   Monthly
             Inference

Netherlands  Vereniging     see total rejects  Peak period    10-20 days (peak) for  None in D&B. Upload to       Weekly
             Kamers van                        Jan, Feb &     Loading of Data from   D&B Data Base minimal
             Koophandel                        March. Filing  date received from     effort required
             (KVK)                             by April end   Chamber of
             Databank                                         Commerce to Loading
                                                              of data

Netherlands  Vereniging     see total rejects  NA             3k per Month 2004      Only for rejects             Monthly
             Kamers van
             Koophandel
             (KVK)
             Databank

Netherlands  Vereniging     NA                 NA             same day as received   On Line Lookups &            Daily
             Kamers van                                                              Keying of Data
             Koophandel
             (KVK) data
             required)
             Databank

Netherlands  Vereniging     see total rejects  NA             1 Day turnaround       Reject work                  Quarterly
             Kamers van
             Koophandel
             (KVK)
             Databank

Netherlands  Vereniging     see total rejects  NA             1 Day Turnarund        Reject Work                  Weekly
             Kamers van
             Koophandel
             (KVK)
             Databank

Netherlands  Intergreffe    see total rejects  NA             Same Day               On Line Lookups &            Daily
                                                                                     Keying of Data

Netherlands  Infogreffe     see total rejects  NA             Same Day               On Line Lookups &            Daily
                                                                                     Keying of Data

Netherlands  Cendris        NA                 NA             Same Day               No Public Data Effort        monthly
             (Omnidata)

Netherlands  Schober        NA                 NA                                    Minimal Public Data effort   quarterly
                                                                                     to run programme

Netherlands  Cendris        see total rejects  Peak period    10-20 days (peak) for  Only for rejects             Weekly
             (formerly                         Jan, Feb &     Loading of Data from
             known as IVA)                     March. Filing  date received from
                                               by April end   Chamber of
                                                              Commerce to Loading
                                                              of data

Netherlands  UCAD           see total rejects  NA             Bancruptcy same day,   Part of Reject and Quality   Daily
                                                                                     checks

Netherlands  UCAD           see total rejects  NA             3k per month 2004      Only for rejects             Monthly

D&B / IBM Confidential

                                   A-3-1 - 4

3.       ITALY DATA SOURCES

 SOURCE OF
    DATA       DATA                                                                       FILE       REJECTS -
 (NAME OF    PURCHASE                                                                   PROCESSD    PROCESSED
  VENDOR)     OR DATA       TYPE OF DATA         TYPE OF MEDIA         PROCESS TYPE       WHERE       WHERE?
----------------------------------------------------------------------------------------------------------------
Cerved       Purchase  COC (Chamber of        Bulk Load            Automatic & Manual  Inhouse      Inhouse
                       Commerce changes
                       Bulk Load)

Cerved       Purchase  Financial Statements   Bulk Load            Automatic           Inhouse      no rejects

Cerved       Purchase  Chamber of             on demand bulk load  Semi-automatic      Inhouse      no rejects
                       Commerce certificate
                       for OR's

Infocamere   Purchase  Protested Bills        Bulk Load            Automatic & Manual  Outsourcing  Inhouse

Sek/Equifax  Purchase  Failures and negative  bulk load            manual              Inhouse      no rejects
                       data

Press Today  Purchase  Press Cuttings         Bulk Load            manual              Inhouse      no rejects

                                                                                                             VOLUME OF
                                                                                                             LOCALLY
 SOURCE OF                                                    AVG VOLUME                                     HANDLED
    DATA                                                OF RECORDS RECEIVED PER                              REJECTS
 (NAME OF                                                     ANNUAM OR               FREQUENCEY             REC (AVG)
  VENDOR)                ADDITIONAL INFO                        MONTH                OF DATA FEED            PER MONTH
--------------------------------------------------------------------------------------------------------------------------
Cerved       Monitoring flow on all records             44K per month            weekly                 about 4k per month
             in the Italian database

Cerved       coded balance sheets                       about 700K per year      3 times per week       no rejects

Cerved       This flow is managed by sistem             about 8.5K per month     daily (more than one   NO REJECTS
             named Host to Host. Service                                         time per day)          RELATED TO HOST
             Failure receives OR's cases                                                                TO HOST
             to be worked and ask for the
             legal data using an application
             on Dews system by which the
             COC documents will be bulkloaded
             into specific fields

Infocamere   The flow is partially automatic            about 80K per month      Monthly (PB's monthly  12K per month
             (about 15% of the volume)                  (gross number) - about   CD rom) and weekly
             and partially manual by a                  25K processed (net
             Browse & Review activity                   number)

Sek/Equifax  CJ's data are manually loaded              21K per month            daily                  no rejects
             into EOS, using DEWS application.
             The file needs also to be manually
             matched on our database

Press Today  We receive daily an on line press          1,7K per month           daily                  no rejects
             collection. We have then to select the
             interesting info and insert them in Eos,
             using Dews

 SOURCE OF          SEASONAL
    DATA           FLUCTUATIONS                SPEED OF             SPEED OF
 (NAME OF          (LOW/HIGH                   SERVICE              SERVICE
  VENDOR)           PERIODS)                   DATA LOAD            REJECTS         FTE INVOLVED
----------------------------------------------------------------------------------------------------
Cerved       The highest period is      2 days for all the data     1 day       28.25
             usually from Jan. To March automatically loaded (about
                                        70%) - 7 days for

Cerved       Highest period:            2 days                      no rejects  0(zero)
             Septembter-February

Cerved       NONE                       REAL TIME (SOME             no rejects  3 as part of service
                                        MINUTES FROM THE                        failure team
                                        REQUEST)

Infocamere   none                       25 days from receiving      1 week      2
                                        for monthly file - 2
                                        days for weekly
                                        monitoring

Sek/Equifax  none                       2 days                      no rejects  11

Press Today  none                       1 day                       no rejects  15

D&B / IBM Confidential

                                   A-3-1 - 5

                                                                      [D&B LOGO]

                                                          DECIDE WITH CONFIDENCE

ATTACHMENT A-3-2
ITALY TRANSACTION PROCESSING WORKFLOWS

CHAMBER OF COMMERCE WORKFLOW

                                  [FLOW CHART]

                           Weekly Chamber of Commerce
                         File Received From Data Source

  70% of data loaded                   30% of data
    Automatically                   processed manually

                                    Manually data entry       Investigations
                                         into DEWS         (telephone interview)

    Rejected Cases       EOS

    Manual Re-Work

PROTESTED BILL WORKFLOW

                                  [FLOW CHART]

  MONTHLY PROTESTED                       AUTOMATED MATCHING
   BILL FILE FROM                      PROCESS (D&B PROPRIETARY)
     CHAMBER OF
    COMMERCE (CD)

                           PERFECT           POSSIBLE              NO MATCHES
                         MATCH (15%)        CANDIDATES                (55%)
                                              (30%)

    MAINFRAME            LOAD TO            BROWSE & REVIEW
REJECTS PROCESSED        D&B EOS               MATCHING
   BY D&B TEAM          MAINFRAME            (OUTSOURCED)

COURT JUDGEMENT WORKFLOW

                                  [FLOW CHART]

   Daily Court
 Judgements File
from Data Source

               Automated Load into
                Local Italian CJ
                     system

               CJ's printed based
                 on notice types    Successful Match
                                     to a D&B record
                 Manual Matching
                 Process on EOS      CJ entered into
                                          DEWS             Overnight load to
                   No Matches                             D&B Database (EOS)
                                    D&B Rating review
                                    based on CJ data     Error re-work handled
                                                              by D&B team

PRESS WORKFLOW

                                  [FLOW CHART]

                                Daily Receipt of
                                Press Data using
                                Data Source web-
                                   mining tool

                              Data selection based
                                 on "key words"

             Match selected case
               to D&B database                            No matches

              Review press data
                   content

              Manual data entry
                  into DEWS

              D&B Rating review
              depending on data

                                       EOS

                                   EXHIBIT A-4
                           FINANCE PROCESSING SERVICES

                                TABLE OF CONTENTS

1     Accounts payable and travel and expense services .......................     1
      1.1      In-Scope Locations ............................................     1
      1.2      Hours of Operation ............................................     1
      1.3      AP and T&E Documents ..........................................     2
      1.4      Local Requirements and Minimum Qualifications and Skillsets ...     3
      1.5      AP and T&E Services ...........................................     3
2     Order-To-Cash Processing ...............................................    11
      2.1      In-Scope Locations ............................................    11
      2.2      Hours of Operation ............................................    12
      2.3      Order to Cash Documents .......................................    12
      2.4      Local Requirements and Minimum Qualifications and Skillsets ...    13
      2.5      Order to Cash Services ........................................    14
3     End User Support .......................................................    25
      3.1      Help Desk .....................................................    25
      3.2      Problem Resolution ............................................    25
      3.3      End User Support Reporting ....................................    26
4     Information management .................................................    26
5     Data Maintenance .......................................................    27
6     Finance Compliance and Authorization ...................................    28
      6.1      Authorization Process .........................................    28
      6.2      Controls Development and Documentation Process ................    29
      6.3      Control Monitoring and Testing Process ........................    29
      6.4      Compliance Reporting Process ..................................    30
      6.5      SAS 70 Audits .................................................    30
7     Additional IBM Resources ...............................................    30

D&B / IBM Confidential
                                     A-4- 1

                                   EXHIBIT A-4
                           FINANCE PROCESSING SERVICES

      This Exhibit describes the Finance Processing Services IBM will provide.

1     DEFINITIONS

      1.1   CERTAIN DEFINITIONS

      (a)   "Accounts Payable" or "AP" has the meaning provided in Section 2.

      (b)   "Order to Cash" or "OTC" has the meaning provided in Section 3.

      (c)   "Travel and Expense" or "T&E" has the meaning provided in Section 2.

      1.2   OTHER DEFINITIONS

      Capitalized terms not defined in this Exhibit A-4 (Finance Processing Services) shall have the meaning given to them in Schedule A (IBM Services and Solution) or elsewhere in the Agreement.

2     ACCOUNTS PAYABLE AND TRAVEL AND EXPENSE SERVICES

      This Section 1 describes the accounts payable ("Accounts Payable" or AP") and travel and expense ("Travel and Expense" or "T&E") processing Services IBM shall provide.

      2.1   IN-SCOPE LOCATIONS

      IBM shall perform the AP and T&E Services for End Users in the countries listed below. Each of these countries has unique processes, technologies, and language requirements that IBM shall accommodate and integrate into its overall solution and service delivery approach:

      (a)   United States.

      (b)   Canada.

      (c)   United Kingdom (including Ireland).

      (d)   Italy.

      (e)   Belgium.

      (f)   Netherlands.

      2.2   HOURS OF OPERATION

      IBM Personnel providing AP and T&E Services shall work the hours necessary for IBM to provide the Services and meet the Service Levels, provided (i) this may require IBM to adjust its normal business hours in order to conform to the scheduled uptime and batch schedules specified by D&B for D&B systems and (ii) IBM Personnel must be available to answer inquiries, perform emergency and special handling processing, and to perform any other AP and T&E Services that require real-time

D&B / IBM Confidential

                                     A-4- 1
interaction with D&B customers, vendors, or employees from 08:30 to 18:00, in the time zones of each market for which IBM provides Services.

      2.3   AP AND T&E DOCUMENTS

      IBM shall process and perform the Services described in this Section 1 for Invoices, Credit Notes, Payment Requisitions, Returned Payments, Vendor Statements, Vendor Information Updates, P-Card statements, T&E Claim Forms, Business Advances, and other related documentation within D&B's AP and T&E environment:

      (a) "Business Advance" means a sum of money paid to a D&B employee to use for out of pocket business expenses.

      (b) "Credit Note" means a documented agreement from a vendor, to whom D&B owes funds for goods or services received, to refund a portion or all of the funds owed to such vendor by D&B. A Credit Note may be received by regular mail, fax, email, or other electronic transmission.

      (c) "Invoice" means a documented request from a vendor or D&B business unit for payment for the value of goods or services delivered to D&B (excluding inter-company transfers that are processed through D&B's Reengineered Inter-company Process (RIP) system). An Invoice may be (i) stated in US$ or any foreign currency, (ii) in hard copy or electronic format, (iii) received by regular mail, fax, email, or other electronic transmission, and (iv) ad hoc or recurring.

      (d) "Payment Requisition" means a D&B-initiated request for payment to a vendor for the value of goods or services received by D&B from such vendor, but for which no Invoice exists. As of the Effective Date, Payment Requisitions are performed only in North America.

      (e) "P-card" means a purchasing card which can be either a plastic physical card or a virtual card held by an individual and used to purchase goods and services on behalf of D&B. A P-card (including meetings cards and corporate cards) may also be held and charged against by a vendor in order to charge D&B for goods and services which have been ordered by D&B.

      (f) "Returned Payment" means any form of payment (including check, draft, and electronic payment) that has been returned to D&B or rejected by the intended vendor.

      (g) "T&E Claim Form" means a claim form completed by an individual for the purpose of claiming expenses to be reimbursed by D&B.

      (h) "Vendor Statement" means a document prepared by a vendor that describes and summarizes the recent transaction activity between such vendor and D&B or details any outstanding balance owed to the vendor and any credits owed to D&B.

      (i) "Vendor Information Update" means any communication which notifies D&B of such vendor's new or changed logistical details, including address, telephone number, contact name, bank account information, or other pertinent information. Such new or changed details shall be processed and authorized in advance by D&B in accordance with D&B's policies and procedures.

D&B / IBM Confidential

                                     A-4- 2

      2.4   LOCAL REQUIREMENTS AND MINIMUM QUALIFICATIONS AND SKILLSETS

      (a) IBM shall process AP and T&E transactions and perform all related Services in the local language(s) and currency of each in-scope location. In doing so, IBM shall provide personnel with (1) native fluency to converse with local customers and the D&B sales force and (2) grammar skills sufficient to read and write complex correspondence without errors with End Users in the following languages:

            (i)   English in the United States and United Kingdom.

            (ii)  Italian in Italy.

            (iii) Dutch and English in the Netherlands.

            (iv)  French, Flemish, and German in Belgium.

            (v)   English and Canadian French in Canada.

      (b) In addition to the language requirements provided in Section 2.4 all appropriate personnel providing AP and T&E Services shall have the following minimum skillsets and qualifications:

            (i) An in-depth understanding of current global and local D&B internal policies and procedures applicable to AP and T&E processing.

            (ii) An in-depth understanding of local external statutory and legislative restrictions in each market applicable to AP and T&E processing, and the implications on D&B's business of not complying with any applicable law or regulation.

            (iii) An understanding of the system of internal controls in the end-to-end AP and T&E processes.

            (iv) An understanding of D&B's AP and T&E environment and processes to such an extent as to be able to promptly answer queries from auditors, D&B vendors, management, and sales representatives, and other End Users.

            (v) Substantive knowledge of the fiscal and reporting compliance requirements in each in-scope location applicable to AP and T&E processing, including cross border requirements.

      2.5   AP AND T&E SERVICES

      (a)   Inbound Logistics

                            IBM RESPONSIBILITIES                                     COMMENTS
---------------------------------------------------------------------------------------------
1  IBM shall receive incoming documents, both paper and electronic from D&B business unit and other End Users, third party vendors and suppliers, banks, and D&B

D&B / IBM Confidential

                                     A-4- 3

IBM RESPONSIBILITIES                                                                 COMMENTS
-------------------                                                                  --------

      customers and prepare such documents for delivery to the appropriate individual, or department for processing. IBM's responsibilities in this regard include the following activities:

(A) Receiving paper documents via the post, fax, or courier at an address in the local market of each End User.

(B)   Receiving electronic documents via e-mail, the D&B Intranet, or the public
      Internet.

(C) Recording the date and time of the receipt of the document and the format in which the document was received.

(D) Adding a cover sheet to each document to the extent required for processing or to comply with D&B policies and procedures.

(E) Grouping paper documents for imaging in accordance with the document imaging process described below in countries where scanning is required for IBM to receive and process electronic documents.

2 IBM shall convert paper documents to the appropriate electronic format as necessary to provide the Services and comply with D&B policies and procedures. IBM's responsibilities in this regard include the following activities:

(A) Scanning all sides of all paper documents into the appropriate system in the correct format.

(B) Verifying successful imaging of documents, and if not successful, rescanning poor quality images.

(C) Correcting any formatting, spelling, or other errors in the scanned images resulting from the scanning process.

(D) Preparing the scanned images for distribution to an individual or department as necessary.

(E) Re-assembling the paper documents for distribution and shipping them back to their country of origin in accordance with procedures agreed upon by the Parties.

3 IBM shall deliver documents received from D&B or third parties, both paper and electronic, to the appropriate individual or department responsible for further processing. All documents will be delivered and transferred in a manner that complies with applicable law and D&B data security policies and procedures.

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                                     A-4- 4

(b)   AP Processing

                                IBM RESPONSIBILITIES                                           COMMENTS
------------------------------------------------------------------------------------------------------------------
IBM shall register accounts payable documents onto the appropriate accounting        Access to D&B's accounts
system, verify the correct level of authorization for documents so that they can be  payable system will be paid, and correct processing errors to ensure only correct Invoices are recommended  determined based on level of for payment.  IBM's responsibilities in this regard including the following, to the  responsibility and requires
extent such responsibilities exist in a particular market:                           personal ID and password
                                                                                     login.

                                                                                     D&B approval is required for
                                                                                     all employee set-up on accounts
                                                                                     payable, accounts receivables,
                                                                                     general ledger, or other D&B
                                                                                     systems.

1 Receiving paper and electronic AP documents for processing as detailed above in Section 2.5(a).

2 Sorting and scanning (or manually entering where necessary) documents into the appropriate AP system as detailed above in Section 2.5(a).

3 Where applicable, matching Invoices and other related documents to the corresponding purchase orders and returning documents to third parties that require and lack purchase orders.

4 Reviewing Invoices and other AP documents for completeness and compliance with D&B policies and procedures and returning incomplete or non-compliant invoices to vendors, with notification to D&B.

5  Indexing Invoices and other AP documents onto the AP file.

6 Performing header entry and any other required data entry for Invoices and other AP documents.

7 Reviewing payment vouchers for completeness and accuracy. This includes the following:

(A) Verifying all header entries are complete (i.e., (i) payee name and address, (ii) payee zip code, (iii) invoice date, (iv) invoice number per D&B standards, (v) invoice amount, (vi) applicable taxes, (vii) special instructions, (viii) original invoice; and (ix) invoice descriptions.

(B) Validating cost centers in AP systems to the tax, freight and shipping costs against the Invoices and adjusting the amount paid to resolve discrepancies.


D&B / IBM Confidential

                                     A-4- 5

8 Returning Invoices or other documents with inaccuracies or other problems to, and obtaining corrected documents from, vendors and other appropriate sources.

                                IBM RESPONSIBILITIES                                           COMMENTS
------------------------------------------------------------------------------------------------------------------
9  Routing Invoices for coding and approval.                                         D&B will retain
                                                                                     responsibility for (i) coding
                                                                                     Invoices and (ii) approving
                                                                                     and rejecting Invoices.

10 Tracking Invoices and following-up as necessary to ensure Invoices are coded, approved or rejected, and returned in a timely manner.

11 Receiving coding information and approval for payments from D&B and validating    Applicable D&B policies
   compliance with policies and procedures.                                          include:

                                                                                     -  Purchase order policy

                                                                                     -  IBM payment terms policy

12 Contacting third party vendors and resolving problems with Invoices that are not approved by D&B (e.g., based on inaccuracies, non-compliance with D&B policies and procedures) in a timely manner and in all cases in accordance with the Service Levels.

13 Preparing payment proposals for approved Invoices and managing subsequent matching to Invoices when required.

14 Processing "rush" Invoices, special handling, and emergency payments when requested.

15 Making tax deductions from payments when necessary.

16 Reviewing activity and exception reports (e.g., duplicate invoice reports, payment rejections report) to ensure processing has been carried out accurately and making the necessary corrections where required.

17 Claiming back monies owed to D&B by vendors or associates for credit notes and overpayments and making the necessary accounting entries.

18 Receiving and processing rejected payments, such as foreign drafts, stale or returned checks, and carrying out the necessary actions to ensure vendors receive payment in a timely manner and the appropriate accounts are updated.

19 Processing P-Card application forms and updating data related to the cards and card holders as required, including:

(A) Processing application forms, checking that all required data, forms and authorization have been provided where necessary, and forwarding the

D&B / IBM Confidential

                                     A-4- 6
      forms to the card issuer in the required format.

                                IBM RESPONSIBILITIES                                           COMMENTS
------------------------------------------------------------------------------------------------------------------

(B) Administering changes to card data as requested by authorized D&B representatives, including name changes, card limits and cost centre changes, and ensuring the appropriate information and authorization.

(C) Cancelling cards and issuing replacements where required when requested by authorized D&B representatives.

(D) Processing PIN numbers for cardholders and ensuring that the required data, forms and authorization have been provided where necessary.

20 Providing information to support reconciliation of AP ledgers to the AP control account on the general ledger.

21 Reconciling transactions between third parties with accounts on both AR and AP systems.

22 Supporting AP ledger balance sheet reconciliations in accordance with standard D&B templates.

23 Updating control spreadsheets to confirm the completeness of reconciliation activities.

24 In the U.S., identifying and notifying D&B of accounts payable-related            D&B will be responsible for
   general ledger posting errors and perform month-end, quarter-end, and             correcting errors identified
   year-end processing.                                                              by IBM in the general ledger
                                                                                     system.

25 In the U.S., ensuring that automated systems successfully enter accounts payable activity into the general ledger.

26 Returning all hard-copy AP documents received by IBM to their country of origin where required to comply with applicable laws and regulations.

27 Making available all electronic AP documents received by IBM or created
   (where scanning or other functionality exists in a market).

(c)   Travel and Expense Processing

                            IBM RESPONSIBILITIES                                                  COMMENTS
-----------------------------------------------------------------------------------------------------------------------
IBM shall process travel and expense claims, monthly credit card transaction data, and other relevant documents.  IBM's responsibilities in this regard include the following:

1 Receiving manual and electronic T&E documents for processing.  Electronic          D&B will retain responsibility
  documents will be provided only in                                                 for authorizing

D&B / IBM Confidential

                                     A-4- 7


  markets where D&B has implemented self-service                                     employees to use
  functionality (which include only the U.S. and Canada as of the Effective Date).   iExpense or other self-service
                                                                                     process (if any) used in a market.


                            IBM RESPONSIBILITIES                                                  COMMENTS
-----------------------------------------------------------------------------------------------------------------------

2 Uploading or manually entering T&E documents into the AP system, checking interfaces for completeness, and investigating and fixing errors where necessary.

3  Performing exception processing where required.

4  Validating receipts against T&E documents.

5 Where an error or omission is identified in a T&E. document, contacting the employee submitting the request and working to resolve the problem or obtain any missing information.

6 Contacting employees and D&B management as appropriate to the extent necessary to obtain information and approvals required to update the employee master file.

7 In the U.S. and Europe, maintaining and receiving the required approvals for       All T&E Claims must be
  T&E Claims and processing them for payment.                                        approved by a D&B manager
                                                                                     (with signing authority for
                                                                                     that cost center) before
                                                                                     being processed for payment.

8 Reviewing T&E vouchers  for completeness, original receipts, compliance with       Applicable D&B policies as of
  applicable policies and procedures, and exchange rate before entering them into    the Effective Date include
  the accounts payable system to the extent required to comply with then-current     the following:
  D&Bpolicies and procedures.
                                                                                     -  Purchase order policy
                                                                                     -  Travel and entertainment policy
                                                                                     -  Mileage reimbursement policy
                                                                                     -  Airline travel policy
                                                                                     -  Hotel policy

9 Preparing payment proposals to relevant card suppliers and employees, and ensuring correct payment amounts.

10 Copying, and retaining with the processed voucher, a copy of all receipts for foreign travel and forwarding the original receipts for VAT reclaim.


D&B / IBM Confidential

                                     A-4- 8

                            IBM RESPONSIBILITIES                                                  COMMENTS
-----------------------------------------------------------------------------------------------------------------------

11 Preparing outstanding transaction accruals in accordance with documented
   D&B accounting policies and procedures.

12 Ensuring checks and authorization for salary deductions are received for monies owed due to personal use of company cards.

13 Recommending semi-monthly payment proposals for payment by D&B.

14 Supporting purchasing and travel on corporate card administration as requested by authorized D&B representatives.

15 Writing-off card balances remaining from any employees who have left the company without submitting the required corporate claim form after approval by D&B.

16 Providing information to support reconciliation of T&E ledgers to the AP control account on the general ledger.

17 Updating control spreadsheets to confirm the completeness of reconciliation activities.

18 In the U.S., identifying and notifying D&B of T&E-related general ledger          D&B will be responsible for
   posting errors and perform month-end, quarter-end, and year-end processing.       correcting errors identified
                                                                                     in the general ledger system.

19 In the U.S., ensuring that automated systems successfully enter T&E activity into the general ledger.

20 Returning all hard-copy T&E documents received by IBM to their country of origin where required to comply with applicable laws and regulations.

21 Making available all electronic T&E documents received by IBM or created
   (where scanning or other functionality exists in a market).

(d)   Payment Processing

                                D&B RESPONSIBILITIES                                 COMMENTS
---------------------------------------------------------------------------------------------
   D&B will retain responsibility for the following payment processing activities:

1  Reviewing payment runs produced by IBM.

2  Identifying payments to hold and notifying IBM.

3  Approving final payment runs and batches.

4  Printing and distributing checks and appropriate

D&B / IBM Confidential

                                     A-4- 9
   remittance advices.

5  Coordinating any special handling procedures.

6 Issuing and managing computer-generated checks, direct deposits, manual checks, wire transfers, foreign currency payments, and appropriate remittance advices.

7 Managing cash and interfacing with external banks and internal treasury organizations.

8  Tracing direct deposits and researching lost transfers.

      (e)   AP and T&E Projects

                                IBM RESPONSIBILITIES                                 COMMENTS
---------------------------------------------------------------------------------------------
IBM shall perform scheduled and ad hoc projects related to AP and T&E functions requested by End Users. IBM's responsibilities in this regard include the following:

1 Performing routine projects requested by auditors and business units such as providing reports of officer expenses, reports of unrecorded liabilities, statistics for cost center leadership need, narratives for auditors, and other information about AP and T&E activities within D&B's environment.

2 As requested by D&B, performing ad hoc projects such as assisting with the implementation and testing of new Finance Processing systems and applications that affect the AP and T&E environment; provided that ad hoc implementation and testing project work in excess of 120 hours per quarter
   (the "Quarterly Implementation Project Hours Pool") shall be documented in a mutually agreed project plan and may result in additional Charges to D&B if IBM is required to provide additional resources to perform such work.
   Projects requiring less than five hours of IBM assistance or advice in the aggregate shall not count against the Quarterly Implementation Project
   Hours Pool.

(f)   Taxes and Audits

      (i)   D&B Responsibilities

                                D&B RESPONSIBILITIES                                 COMMENTS
---------------------------------------------------------------------------------------------
D&B shall be responsible for interfacing with D&B tax authorities and establishing tax policy.  D&B's responsibilities in this regard include the following activities:

1  Interfacing with VAT and other tax authorities and regulators.

2  Defining VAT and sales and use tax policies and procedures.


D&B / IBM Confidential

                                    A-4- 10

3  Reconciling the VAT account on a monthly basis.

4  Reviewing reconciliations of use tax assessed and exemptions.

5  Distributing 1099 forms prepared by IBM.

6  Coordinating AP and T&E audits.

      (ii)  IBM Responsibilities

                                IBM RESPONSIBILITIES                                 COMMENTS
---------------------------------------------------------------------------------------------
IBM will be responsible for tax collection and processing in connection with the AP and T&E Services.  Where applicable in a particular market, IBM's responsibilities in this regard include the following activities:

1 Validating the calculation and processing the applicable VAT, sales, use, or other tax for each Invoice and T&E Claim based on internal policies and procedures and providing supporting documentation.

2  Providing electronic archiving receipts for reclaimable VAT.

3 Returning hard-copy documentation to its country of origin where required to comply with applicable laws and regulations or D&B policies.

4  In the U.S., preparing accurate and complete 1099 forms.

5 IBM will provide supporting detail for internal and external audits of the AP and T&E Services as requested by D&B finance.

3     ORDER-TO-CASH PROCESSING

      This Section 3 describes the order-to-cash ("Order to Cash" or "OTC") processing Services IBM shall provide.

      3.1   IN-SCOPE LOCATIONS

      (a) Europe. IBM shall perform all of the OTC Services described in this
Section 3 for End Users in the countries listed below. Each of these countries has unique processes, technologies, and language requirements that IBM shall accommodate and integrate into its overall solution and service delivery approach:

      (i)   United Kingdom (including Ireland).

      (ii)  Italy.

      (iii) Belgium.

      (iv)  Netherlands.

D&B / IBM Confidential

                                    A-4- 11

      (b) United States. IBM shall perform only the Collections and Cash Applications Services described in Sections 3.5(h) and 3.5(i) for End Users in the United States. The order-to-invoice Services described in Sections 3.1 through 3.5(g) are not within the scope of this Agreement for End Users in the United States.

      3.2   HOURS OF OPERATION

      IBM Personnel providing OTC Services shall work the hours necessary for IBM to provide the Services and meet the Service Levels, provided (i) this may require IBM to adjust its normal business hours in order to conform to the scheduled uptime and batch schedules specified by D&B for D&B systems and (ii) IBM Personnel must be available to answer inquiries, discuss Invoices with End Users, and to perform any other OTC Services that require real-time interaction with D&B customers or employees from 08:30 to 18:00, in the time zones of each market for which IBM provides Services.

      3.3   ORDER TO CASH DOCUMENTS

      IBM shall process and perform the Services described in this Section 3 for Contracts, Orders, Contract and Order Changes, Collection Transactions, and Cash Application Transactions and other related documentation within D&B's OTC environment.

      (a) "Contract" means a contract negotiated by a D&B or third party sales group under which a D&B customer may place Orders for D&B products or services.

      (b) "Order" means a sales order placed by a D&B customer for RMS, SMS, S&MS or other D&B products or services. Order types include:

            (i) Upfront Orders under which a customer is invoiced before the delivery of good or services.

            (ii) Retro Orders under which a customer is invoiced after the delivery of good or services.

            (iii) Installment Payment Plan under which a customer is invoiced in
                  4 or 10 equal installments each year.

            (iv) Web-based Orders under which a customer may order goods or services via the Web and pay using a secure credit card before delivery or using an existing D&B payment account.

            (v) Pre-Paid Orders under which customers with unsatisfactory credit ratings or history may order products or services using cleared check, bank transfer, or secure credit card.

      (c) "Contract and Order Change" means a change to an existing Contract or Order. Contract and Order Changes include:

            (i) Supplements for additional products or services negotiated prior to expiration of an existing Order (other than Retro Orders).

D&B / IBM Confidential

                                    A-4- 12

            (ii) Pre-Term Renewals under which an existing Order is renewed for 12 months from the date of renewal (rather than the data of expiration of the current Order).

            (iii) Term Renewals under which an existing Order is renewed for 12 months from the date or expiration date of the current Order.

            (iv) Late-Term Renewal under which an existing Order is renewed after the original expiration date of the current Order.

            (v) Conversion of Contract billing terms from retro to upfront or upfront to retro.

            (vi) Retro Renewals under which Retro Orders are automatically renewed (and prices adjusted based on usage patterns during the previous 12 months).

            (vii) Credit and re-billing activity.

      (d) "SMT" means a special management transaction used to change the authorized usage of a customer contract to remedy billing or pricing errors.

      (e) "Collection Transaction" for purposes of this Exhibit means any open transaction on D&B's account receivable ledger that requires processing.

      (f) "Cash Application Input" means any of the following transactions requiring matching and allocation to the appropriate transaction on D&B's accounts receivable ledger:

            (i) A payment received from a D&B customer or other entity in the form of cash, check, bank transfer, or other means.

            (ii)  A cancellation or modification of an invoice.

      3.4   LOCAL REQUIREMENTS AND MINIMUM QUALIFICATIONS AND SKILLSETS

      (a) IBM shall process OTC transactions and perform all related Services in the local language(s) and currency of each in-scope location. In doing so, IBM shall provide personnel with (1) native fluency to converse with local customers and the D&B sales force and (2) grammar skills sufficient to read and write complex correspondence without errors with End Users in the following languages:

            (i)   English in the United States and United Kingdom.

            (ii)  Italian in Italy.

            (iii) Dutch and English in the Netherlands.

            (iv)  French, Flemish, and German in Belgium.

            (v)   English and Canadian French in Canada.


D&B / IBM Confidential

                                    A-4- 13

      (b) In addition to the language requirements provided in Section 2.4 all appropriate personnel providing OTC Services shall have the following minimum skillsets and qualifications:

            (i) An in-depth understanding of current global and local D&B internal policies and procedures applicable to OTC processing.


            (ii) An in-depth understanding of local external statutory and legislative restrictions in each market applicable to OTC processing, and the implications on D&B's business of not complying with any applicable law or regulation.

            (iii) An understanding of the system of internal controls in the end-to-end OTC processes.

            (iv) An understanding of D&B's OTC environment and processes to such an extent as to be able to promptly answer queries from auditors, D&B customers, management, and sales representatives, and other End Users.

            (v) Substantive knowledge of the fiscal and reporting compliance requirements in each in-scope location applicable to OTC processing, including cross border requirements.

      3.5   ORDER TO CASH SERVICES

      (a)   Inbound Logistics

                            IBM RESPONSIBILITIES                                     COMMENTS
---------------------------------------------------------------------------------------------
1  IBM shall receive incoming documents, both paper and electronic from D&B business unit and other End Users, third party vendors and suppliers, banks, and D&B customers and to prepare such documents for delivery to the appropriate individual, or department for processing. IBM's responsibilities in this regard include the following activities:

(A) Receiving paper documents via the post, fax, or courier at an address in the local market of each End User.

(B)   Receiving electronic documents via email, the D&B Intranet, or the public
      Internet.

(C) Recording the date and time of the receipt of the document and the format in which the document was received.

(D) Adding a cover sheet to each document to the extent required for processing or to comply with D&B policies and procedures.

(E)   Grouping paper documents for imaging in


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                                    A-4- 14
      accordance with the document imaging process described below in countries where imaging is required for IBM to receive and process electronic documents.

(F) Maintaining records of multi-year Contracts and ensuring correct follow-up on renewal date.

2 D&B shall convert OTC paper documents from the European markets to the appropriate electronic format necessary for


                            IBM RESPONSIBILITIES                                     COMMENTS
---------------------------------------------------------------------------------------------
   IBM to perform the Services. IBM shall provide the Equipment and Software necessary for D&B perform such conversion.

3 IBM shall convert all paper documents in the U.S. market to the appropriate electronic format as necessary to provide the Services and comply with D&B policies and procedures. IBM's responsibilities in this regard include the following activities:

(A) Scanning all sides of all paper documents into the appropriate system in the correct format.

(B) Verifying successful imaging of documents, and if not successful, rescanning poor quality images.

(C) Preparing the scanned images for distribution to an individual or department as necessary.

(D) Re-assembling the paper documents for distribution and shipping them back to their country of origin in accordance with procedures agreed upon by the Parties.

4 IBM shall deliver documents received from D&B or third parties, both paper and electronic, to the appropriate individual or department responsible for further processing. All documents will be delivered and transferred in a manner that complies with applicable law and D&B data security policies and procedures.

      (b)   New Customer Account Creation

                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------
IBM shall register new customers in D&B's sales and order processing system.         IBM's  D&B will retain
responsibilities in this regard include the following activities:                    responsibility for
                                                                                     negotiating contacts and
                                                                                     Orders with customers.

                                                                                     Accounts will be created in
                                                                                     accordance with the

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                                    A-4- 15

                                                                                     D&B DUNS Number processes and credit
                                                                                     limit policies established
                                                                                     by D&B.

1 Determining whether the customer submitting an Order has an active D&B master file.

2  Creating accounts for customers without D&B active master files in D&B's order processing system by:


(A)   Creating a new partial customer entry in D&B's order processing system and     D&B will provide the details
      follow the process agreed upon by the Parties for customer set-up;             and a sample letterhead
                                                                                     after it negotiates an Order
                                                                                     with a new customer.

                                                                                     D&B will perform a credit
                                                                                     check on the new customer and
                                                                                     assign it a DUNS number.

(B) Entering customer credit information and DUNS number into D&B's order processing system and ensuring the new account is automatically activated in D&B's order processing system and Oracle.

(C) Checking on a daily basis to verify the customer account has been created and activated within D&B's order processing system and Oracle.

(D) If the account is not activated on schedule, notifying the D&B representative that submitted the Order of the problem and working with that representative to resolve it.

3 For accounts that must be entered on an expedited basis, creating a "shelf" account through which access can be granted before the Order is finalized.

      (c)   Order Validation

                            IBM RESPONSIBILITIES                                     COMMENTS
---------------------------------------------------------------------------------------------
IBM shall validate that Orders are complete and in compliance with all applicable policies, controls, and procedures, including both Orders entered directly into D&B's order processing system by D&B or a third party and Orders provided to IBM for review and entry into D&B's order processing system.

This Section 3.5(c) provides a list of existing Order validation functions the Parties expect IBM to provide following Transition. However, the Parties may mutually agree during

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

                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------

Transition to revise the list of existing Order validation functions or the manner in which they are performed.

Unless the Parties agree otherwise during Transition pursuant to the process described above, IBM's responsibilities in this regard include the following activities:

Reviewing Orders to ensure completeness and compliance with all D&B internal policies, controls, and procedures, including:

(A)   Current customer information.

(B) Authorized terms and conditions of sale, correct signatures, approvals, and supporting documentation.

(C)   All required Order information and supporting documentation provided.

(D)   Compliance with applicable pricing policies, payment terms, and tariffs.

(E)   Validating product and service usage levels are within authorized limits
      (i.e., run rates) for renewal and supplement Orders.

(F) Working with the internal sales group to manage appropriate adjustments to the invoicing and collections processes to account for over-usage or other unauthorized use of D&B products and services.

(G) Identifying "carry-forward" balances from existing customer contracts that apply to renewal or replacement Orders and entering them into D&B's order processing system along with the Order.

(H) Verifying D&B has a VAT exemption certificate for VAT exempt customers and that the charges on the Order reflect the VAT exemption.

(I) Satisfaction of D&B credit requirements (and compliance with limits imposed by D&B credit terms).

(J)   Proper sequence numbering of Orders and use of correct DUNS Number.

(K) Inclusion of all information necessary to determine appropriate revenue recognition treatment.

(L)   For S&MS Orders, validating the quantity of product delivered and changing
      Orders to reflect actual product quantities delivered by the internal fulfilment group (e.g., if a customer orders 1000 names and only 975 names are available, changing the Order to reflect 975 names for invoicing purposes).



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


(M)   Compliance with local market requirements;                                     For example, in Italy, D&B
                                                                                     must have filed copies of
                                                                                     the birth certificate,
                                                                                     passport, drivers license,
                                                                                     and other personal
                                                                                     information of the person
                                                                                     signing each Order as proof
                                                                                     of legality).

      (d)   Processing Non-Compliant Orders


                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------
IBM shall reject Orders that lack information or fail to comply with all D&B policies, controls, and procedures. IBM's responsibilities in this regard include the following activities:

1  Documenting all errors and other rationale for rejecting the Order.

2 Rejecting the Order, logging the rejection in the rejection control log, and promptly notifying the sales representative of the errors and returning the non-compliant paperwork to the sales representative.

3 Specifying the appropriate action the sales representative is required to take to correct the error in the notice.

4  Maintaining detailed records of all rejected Orders.

5 Tracking resolution of the specified errors and frequently following-up with the sales representative (at least 1 time per day beginning five days after rejecting the Order) to ensure resolution of such errors and resubmission of the Order.

6 Requesting missing VAT certificates from the sales group and ensuring invoices are not sent until such certificates have been obtained.

      (e)   Processing Compliant Orders

                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------
IBM shall enter all information provided by a sales representative into D&B's order processing system (as necessary), process the Order, and distribute a copy of the Order and supporting documentation to the appropriate records retention group. IBM's responsibilities in this regard include the following activities:

1 For Orders that are not directly entered into D&B's order processing system by D&B or a third party, entering all relevant Order information and supporting documentation

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

                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------

   into D&B's order processing system. In accordance with the procedure existing as of the Effective Date, (A) D&B and third party sales representatives will continue to enter Orders from small D&B customers
   (except in Italy) directly into the order process system and (B) IBM will be responsible for entering all Orders from Italy and all Orders from D&B's global and large customers referred to IBM by D&B and third party sales representatives.

2  Checking, updating as necessary, and releasing each individual D&B's order        An Order may not be released
   processing system hold screen (e.g., verifying proper authorizations have been    to the next hold screen or
   obtained for pricing and other important terms, checking timing and against       for further processing until
   existing contract periods).                                                       all previous hold screens
                                                                                     have been completed and validated.

3 Performing final quality assurance checks on processed Orders and activating the entry in D&B's order processing system SOP.

      (f)   Customer Usage Management

                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------
IBM shall monitor and manage customer usage of D&B products. IBM's responsibilities in this regard include the following activities:

1 Distributing an accurate and complete report by the 3rd Business Day of each month, identifying customer over-usage and updating the report on the first Business Day of each week thereafter) ("Monthly Over-Usage Report").

2  Identifying customer accounts that exceed specified contract usage levels.

3 Notifying the appropriate sales representative of the overusage and the date such overusage is scheduled to be invoiced to the customer.

4 As requested by the sales representative, (i) creating and processing an SMT for the overusage providing for an invoice grace periods or other special treatment or (ii) generating an Invoice for the overusage.

5  Processing supplement and renewal Orders to clear open items.

      (g)   Billing and Invoicing

                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------
IBM shall manage billing and invoicing in connection with the

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



                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------

OTC Services. IBM's responsibilities in this regard include the following activities:

1  Printing invoices and credit notes each morning.                                  D&B's existing order
                                                                                     processing system generates
                                                                                     invoices and credit notes
                                                                                     each night and distributes
                                                                                     them to OTC team print
                                                                                     queues.

2  Performing quality assurance checks on Invoices to ensure compliance with D&B     Invoice formats are
   page formatting and stationary requirements.                                      country-specific and require
                                                                                     IBM to maintain foreign
                                                                                     language print capabilities.

3  Printing invoices on the appropriate letterhead and mailing them either           Invoices shall be printed in
   (a) from the country in which the customer receiving them is located              accordance with D&B
   (e.g., customers in the Netherlands will receive invoices post-marked from        standards and appear to be
   a location in the Netherlands) or (b) from another country provided the           sent directly from D&B.
   average time for invoices for customers in each country shall not increase significantly (and in no case shall increase more than 24 hours than would be posted in accordance with item (a)).

4 Complying with and tracking authorized requests from D&B to delay distribution of an Invoice.

5 Reviewing, comparing, and verifying figures reported by D&B billing systems and reports, and resolving mismatches as appropriate.

      (h)   Collections

                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------
IBM shall collect receivables payable to D&B and process Collections
Transactions, including cancellations. IBM's responsibilities in this regard include the following activities, where appropriate for a particular market:

1 Producing and maintaining a list of accounts with outstanding balances using information from customer billing systems databases ("Collections
   Account List").

2 Researching and conducting external inquires as necessary to obtain required customer account information.

3 Proactively contacting customers via telephone, e-mail, and regular mail before their balances are due to ensure the customers intend to pay on time and to resolve any issues

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

                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------

   that may prevent on-time payment to extent necessary to meet the Service Levels.

4 Contacting customers via telephone, e-mail, and regular mail to collect outstanding accounts receivables.

5 Logging all Collections activities taken with respect to a customer, all relevant communications, disputes, and other information from the customer into the applicable collections platform.

6 Updating financial and accounting systems with current customer names, telephone numbers, addresses, and other contact information.

7  Pushing EDI files to customers.

8 Continue existing practice to receive cash and credit card payments from customers and processing those payments upon receipt.

9  Verifying that FTP files have been uploaded to the accounts receivable            D&B will be responsible for
   platform and processing payments contained therein.                               receiving FTP files from
                                                                                     banks and for uploading them
                                                                                     to the Accounts Receivable
                                                                                     Systems.

10 Sorting and routing lockbox mail.

11 Receiving, tracking, managing, and resolving all inbound communications related to accounts receivables, including those received by regular mail, fax, e-mail, phone).

12 Managing and resolving disputes raised by a customer utilizing the Equitant platform and dispute management processes, including by;

(A)   Logging and tracking disputes from receipt through resolution.

(B) Promptly providing customers with the basis for the disputed charges and all available supporting information.

(C) Obtaining all necessary information on the disputed amount from the customer and logging such information into the AR system.

(D) Resolving all disputes that relate to issues that can be resolved by Collections personnel, communicating the resolution to the customer via email, telephone, or regular post mail (as requested by customer), and updating the appropriate systems.

(E)   For all disputes that relate to issues that cannot be

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

                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------

      resolved by the Collections personnel, logging the information into the AR system and providing the designated D&B representative with all information about the dispute required for his or her review and analysis.

(F)   Taking follow-up action to collect the disputed amount after escalation
      (e.g., generating an SMT, crediting a customer account, re-invoicing the customer, issuing a credit note).

(G) Tracking all disputes and proactively following up to ensure dispute notices are received and include all information required to understand the validity and status of the dispute.

(H) Escalating disputes referred to a D&B representative but for which IBM has not received a response or resolution in accordance with D&B policies and procedures.

13 Printing and mailing or faxing (as requested) duplicate invoices and supporting information to customers.

14 Developing, implementing, and maintaining a process to adjust terms for all non-standard invoicing.

15 Documenting customer promises to pay (along with discussion details and expected payment date) in the AR systems, tracking such payments, and following up with customers when payment is not received by the expected payment date.

16 Performing the following activities for customer refund requests:

(A) Updating relevant customer records in the AR system to reflect refund requests.

(B)   Verifying whether requested refunds are appropriate.

(C) If a refund is not appropriate, contacting the customer to discuss the refund and request payment of any outstanding amounts.

(D)   If a refund is appropriate, completing and printing the refund and check       All refund requests must be
      request and sending them to the internal cash management department for        authorized by D&B.
      authorization.

17 Identifying receivables that should be written off as bad debt. This              D&B will retain responsibility
   determination is based on applicable internal policies and procedures and the     for managing items referred
   following information:                                                            for litigation

(A) Notices provided by internal organizations, a customer, or a liquidator that a customer has

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

                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------

      entered liquidation;

(B) A determination, after following all applicable internal collections procedures, that the receivable cannot be collected and that the amount owed is not sufficiently large to justify litigation.

(C) Notices provided by internal organizations that legal action to collect the receivable has been unsuccessful.

18 Once bad debt has been identified, accessing the customer's details on internal systems, creating a write-off form in the appropriate system, and passing the documentation to a D&B manager for authorization.

19 Performing all functions related to the reversal of bad debt as requested by D&B and continuing to perform Collections activities for such debt in accordance with D&B write-off policy.

20 Researching customer account activity when requested by D&B sales or business units (e.g., locating customer checks, providing copies of refund checks, documenting credit card activity).

21 Coding checks received by Receivables Management Services ("RMS") or
   Intrum Justitia Limited ("IJ") on D&B's behalf and checks received by D&B on RMS's or IJ's behalf, send supporting documentation to RMS each week, and compiling a spreadsheet for each inter-company transfer.

22 Researching and processing unidentified checks.

23 Ensuring that automated systems successfully enter accounts receivable activity into the general ledger.

      (i)   Cash Applications

                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------
IBM shall apply cash received from customers to the appropriate accounts and manage and process cancellations or Orders and invoices. IBM's responsibilities in this regard include the following activities:

1  On a daily basis: (a) in the U.S. only, verifying that statements from            In the U.S., D&B will be
   banks used by D&B have been uploaded to the appropriate Finance Processing        responsible for receiving
   systems; and (b) in Europe only, downloading payment information from the         FTP files from banks and for
   relevant banking infrastructure and posting it to the appropriate customer        uploading them to the
   account.                                                                          Accounts Receivable Systems.

2  Applying all receivables against customer records and

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

   matching in accordance with remittance advice.

3 Managing and researching unallocated (i.e., no customer to allocate against) and unmatched (i.e., no invoice to allocate against) cash and working with customers to resolve discrepancies and disputes.

4 Tagging partial payments for transactions with the appropriate dispute code and completing the required text fields.

5 Generating cancellations (credit notes) after appropriate authorization directly into D&B billing systems with the appropriate codes and supporting documentation.

6 Receiving and applying credit card and other electronic payments to the appropriate customer accounts and monitoring subsequent chargebacks.

7 Receiving, resolving, and processing customer refunds after the appropriate authorization procedure has been completed.

                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------
8  Processing credit memos, debit memos, stop payments, and insufficient funds information from bank returns into the accounts receivable system.

9 Identifying payments that should be paid to other parties and reporting to general accounting so the necessary correction or settlement can be made.

10 Performing the following reconciliation and accounting functions for cash application-related ledgers and accounts:

(A)   Monitoring and correcting bank transfer processing errors.

(B) In the U.S. only, producing balance sheet reconciliations in accordance with standard D&B templates.

(C) In the U.S. only, updating control spreadsheets to confirm the completeness of reconciliation activities.

(D)   In the U.S. only, identifying and notifying D&B of cash application-related    D&B will be responsible for
      general ledger posting errors and perform month-end, quarter-end, and          correcting errors identified
      year-end processing.                                                           in the general ledger.

      (j)   Archiving

                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------
IBM's responsibilities with respect to archiving OTC documents include:

1 Returning all hard-copy OTC documents received by IBM to their country of origin where required to comply with

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


   applicable laws and regulations.

2  Making available all electronic OTC documents received by IBM or created
   (where scanning or other functionality exists in a market).

4     END USER SUPPORT

      4.1   HELP DESK

                            IBM RESPONSIBILITIES                                              COMMENTS
-------------------------------------------------------------------------------------------------------------------
IBM shall provide a single point of contact telephone number, e-mail address,        IBM personnel shall appear
and postal address for the Finance Processing services organization for End          to the End Users to be D&B
Users (including D&B vendors and internal and external customers) for problems,      personnel when answering
inquiries, and other issues relating to the Finance Processing Services. IBM's       calls and in any other
responsibilities in this regard include the following activities:                    written or oral
                                                                                     correspondence with end users.

1  Providing a facility for End Users to:

(A)   Ask questions about Finance Processing services.

(B)   Report problems and complaints regarding the quality of the services.

(C) Request Finance Processing information (e.g., duplicate invoices, payment history).

2  Receiving contacts via telephone and electronic methods (e.g., email).

3  Registering each contact into a contact tracking system.

4 Collecting from service delivery providers information regarding: (a) problem resolution status, and (b) planned events that may interrupt service delivery.

5 Notifying the contacting users (or their designees), either in response to a request received for update or automatically in accordance with policies and procedures, of:

(A) When the subject matter of the contact is to be resolved (e.g., problem resolution time).

(B)   Where to get further information on a subject.

6 Confirming closure of inquiries with the contacting users (or their designees).

      4.2   PROBLEM RESOLUTION

                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------

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

IBM shall resolve inquiries, including questions, problem reports, and other contacts, reported by End Users. IBM's responsibilities in this regard include the following activities:

1     Making an initial assessment of the contact.

2 Resolving the all contacts that relate to Finance Processing services and transferring contacts that do not relate to Finance Processing services to the appropriate process or department.

3 Tracking contacts referred to other departments through resolution, and periodically following up with such departments to ensure timely resolution.

4     Managing the inquiry life cycle, including closure and verification.

5 Coordinating external support groups, including working with third parties to resolve problems.

   4.3   END USER SUPPORT REPORTING

                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------
IBM shall produce the reports required to provide other areas of D&B with relevant information regarding the operation and performance of the End User support activities described in Sections 4.1 and 4.2. IBM's responsibilities in this regard include producing reports detailing the volume and performance of the End User support Services, including customer satisfaction surveys and summary reports.

5     INFORMATION MANAGEMENT

                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------
IBM shall ensure documents, inquiries, and other information received from D&B business unit and other End Users, third party vendors and suppliers, and D&B customers are tracked from receipt through final processing and distribution.
During Transition, IBM and D&B shall agree on the scope of the information management activities described below that are necessary to achieve this end and for each Party to perform its obligations under the Agreement. IBM's responsibilities in this regard include the following activities:

1 Developing, documenting, implementing, and using a process and/or databases for formally tracking and routing of paper, electronic, and verbal information received in connection with performance of Finance
   Processing services.


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

2 Tracking documents, inquiries and other information from the moment of receipt until the moment all processing activities have been performed and the relevant information has been entered into appropriate D&B systems and archived.

3 Providing designated D&B end users with access to the status of documents, inquiries, or other information received for processing, in the manner agreed by the Parties during Transition.

4 Implementing controls to ensure 100% of documents dispatched by D&B are received for processing and are accurately and completely processed or tracked through the rejection management process.

5 Tracking and reporting to D&B all non-compliant documents submitted for processing that are rejected or returned to an End User for further action (e.g., non-compliant Orders, T&E claims, Invoices).

6  DATA MAINTENANCE

                            IBM RESPONSIBILITIES                                              COMMENTS
-----------------------------------------------------------------------------------------------------------------
IBM shall ensure the following data related to documents IBM is responsible for      D&B shall have the right to
processing in D&B systems and databases is accurate and up-to-date for               approve all data maintenance
processing, reporting, and other purposes, including:                                changes.

(A) Master data for a person or company who provide goods or services to D&B and receives payment for such goods or services ("Vendor Master Data");

(B) Master data for a D&B customer for which IBM provides Services or from which IBM collects receivables ("Customer Master Data");

(C) Master data for an Employee or an individual who works for D&B through a third-party agency ("Employee Master Data"); and

(D) Data held within the finance systems that provide the structure for the finance systems and sales and ordering processes (e.g., company, VAT, pricing updates and tariffs, and dispute codes) ("Standing Data").

IBM's responsibilities in this regard include the following activities:

1 Loading D&B finance systems with new, authorized updated or corrected data, and verifying the accuracy and completeness of changed data to the appropriate files (e.g.,

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


   new customers, prices, or product descriptions, vendor pay-to addresses, tax information, bank information).

2  Deleting incorrect or out-of-date data requested and authorized by D&B.

3 Recommending combinations of similar records and deletions of unused records to D&B.

4 Ensuring necessary linkages between various pieces of data to which IBM has access are correctly established in the appropriate system(s).

5 Obtaining tax ID, DUNS number and SIC codes required to update vendor, employee, and customer files.

6  Testing changes to ensure data is correctly implemented.

7 Maintaining records within Finance Processing systems that ensure verifications are made.

8 Notifying relevant third parties, such as corporate card issuers in the U.S., of changes made to data, and verifying such third parties' implementation of such data changes.

9 Performing periodic reviews of the vendor, employee, and customer files to ensure accuracy and consistency.

10 Implementing robust controls to ensure accuracy and security of the vendor and    Access to vendor, employee,
   employee master files.                                                            and customer master files
                                                                                     will be restricted to a
                                                                                     limited number of
                                                                                     designated, authorized
                                                                                     personnel.

7     FINANCE COMPLIANCE AND AUTHORIZATION

      This Section 7 describes four of the processes the Parties shall develop, perform, and regularly update during the Term to ensure D&B's F&A organization remains in compliance with applicable Policies and Laws. D&B shall be responsible for the Authorization Process described in Section 7.1. The Parties shall be jointly responsible for performing each of the activities described in Sections 7.2 through 7.4. This Section 7 is not intended to limit Section 14 of the Agreement (Audits; Record Retention) or Section 24 of the Agreement (Compliance with Laws).

      7.1   AUTHORIZATION PROCESS

      The purpose of the "Authorization" process is to obtain approval and sign-off from an appropriate individual, representing either D&B as a whole or the applicable business units, as necessary, when making decisions affecting the business. The Authorization process includes the following activities:


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

      (a) Obtaining enterprise approval of reports and returns prepared for submission to non-D&B entities (e.g., government authorities) that bear D&B's name as the author or beneficiary of the report or return.

      (b) Obtaining business unit customer approval of write-offs or write-downs of outstanding assets and liabilities.

      (c) Approving changes to systems, data, schedules, and other operational aspects and functions that have been excluded from the Change Management process.

      7.2   CONTROLS DEVELOPMENT AND DOCUMENTATION PROCESS

      The purpose of the "Controls Development and Documentation" process is to develop and document processes and controls to ensure compliance with (i) D&B internal policies and procedures and (ii) applicable laws, regulations, and audit requirements, including the Sarbanes-Oxley Act of 2002 (collectively "Applicable Policies and Laws"). The Controls Development and Documentation process includes the following activities:

      (a) Identifying specific risks and controls associated with each process.

      (b) Reviewing existing processes and controls and proposing enhancements designed to improve compliance with Applicable Policies and Laws.

      (c) Working with business and legal representatives to document processes and controls and integrate Finance Processing controls with D&B's enterprise-wide compliance program.

      (d) Obtaining approval from designated business and legal representatives prior to implementing or changing processes or controls.

      (e) Reviewing internal and external audit reports and ensuring changes to processes and controls are put in place in order to mitigate any identified risk areas.

      (f) Documenting processes and controls in a database accessible online to designated D&B representatives and auditors.

      7.3   CONTROL MONITORING AND TESTING PROCESS

      The purpose of the "Control Monitoring and Testing" process is to ensure controls are implemented and followed to the extent necessary to comply with Applicable Policies and Laws. The Control Monitoring and Testing process includes the following activities:

      (a) Developing and maintaining a plan for testing the effectiveness of processes and controls used to ensure compliance with Applicable Policies and Laws.

      (b) Testing processes and controls in accordance with the agreed upon test plan.

      (c) Reviewing exceptions identified during testing and developing plans to resolve and prevent the recurrence of the exceptions, reviewing the plans with (and

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

obtaining the approval of D&B business representatives, and implementing changes documented in the plan.

      (d) Researching documented compliance-related activities to further verify the accuracy of such reports and supporting documentation.

      7.4   COMPLIANCE REPORTING PROCESS

      The purpose of the "Compliance Reporting" process is to provide information to the appropriate personnel to ensure all Finance Processing processes and controls are compliant with Applicable Policies and Laws. The Compliance Reporting process includes the following activities:

      (a) Documenting and reporting deviations from documented controls.

      (b) Documenting and reporting known control weaknesses and risks.

      (c) Explaining processes and controls to internal and external auditors.

      7.5   SAS 70 AUDITS

      Supplier shall provide the SAS 70 - Type II audits described in Section 14 of the Agreement.

8     ADDITIONAL IBM RESOURCES

      This Section 8 describes three additional resources IBM shall provide:

     POSITION                    DESCRIPTION                                PURPOSE                        DURATION
----------------------------------------------------------------------------------------------------------------------------
ASSISTANT CREDIT &     Report to D&B collections lead        Drive cash collections efforts during   Dedicated from deal
COLLECTIONS LEADER     (Matt Skudera)                        transition period 3/1/05 "go live")     signing through
                                                                                                     Transition (about
                       Focus on day-to-day cash              "Jump Start" the Transition "Do it"
                       collections                           versus watch and observe

                                                             Learn the variables associated with
                       Help to ensure D&B cash guidance is   D&B's business so that they can be
                       achieved                              accommodated as part of the
                                                             Transition
                       Gain knowledge, from an Equitant
                       perspective, about D&B business,      Free D&B collection lead (Matt
                       customers and the cash collections    Skudera) up to focus with Equitant
                       process to integrate into the         on the creation of the "to be"
                       Transition Plan                       state

                                                             Position Equitant to advise on how
                                                             D&B can enhance cash collections in
                                                             Q4 and improve D&B processes as D&B
                                                             transitions to the Equitant

D&B / IBM Confidential

                                    A-4- 30

     POSITION                    DESCRIPTION                                PURPOSE                        DURATION
----------------------------------------------------------------------------------------------------------------------------
                                                             platform

SOX COMPLIANCE         Serve as the SOX "bridge" between     Explain IBM SOX process, learn D&B      Effective Date
CONSULTANT             D&B and IBM / Equitant before,        SOX process to help ensure at "go       through the
                       during and following the Transition   live" a common well understood          Transition
                       to deliver agreed process for 2005    process

                                                             Bridge the "gap" between IBM and        This may not be a full time
                                                             D&B on SOX related matters i.e.,        role.  The level of
                                                             how D&B does SOX today will not be      effort will be driven
                                                             the "exact" way it is done in IBM /     by the demands of the
                                                             Equitant                                Transition Plan

                                                             Agree on the SOX transition process     Tentative Schedule:
                                                             in clear terms
                                                                                                       - Full Time for the first
                                                             Help translate D&B's (D&B, E&Y,          3 weeks
                                                             PwC) approach to IBM / Equitant           - 2 days per week to 12/15/04

                                                             Ensure documentation and process          - Full Time to year end
                                                             links
                                                                                                       - 2-3 days per week to "go
                                                             Ensure the conversion of testing        live"
                                                             procedures

                                                             Support SOX transition plan and
                                                             participate in the process to
                                                             communicate and obtain sign off
                                                             from D&B Controller (MJ Raymond)
                                                             and PwC

FINANCE OUTSOURCING    Reporting to the Finance              To bring focus, discipline, skills      To begin, in a part time
PROGRAM MANAGER        Reengineering Operating Owner         and bandwidth to the transition         capacity, when detailed
                       responsible to play a major role in   effort                                  Transition planning commences.
                       the development and execution of
                       the global Finance outsourcing        To supplement D&B program resources     This becomes a full time role
                       initiative by representing to IBM     which are in limited supply             beginning with the execution
                       the D&B schedule and incorporating                                            of the Transition Plan and
                       IBM schedule needs with D&B           To provide an insider's perspective     through the post "go
                                                             to what is clearly needed from the
                                                             IBM / Equitant side to be
                                                             successful

D&B / IBM Confidential

                                    A-4- 31

                                                                                                      live" support period


D&B / IBM Confidential

                                    A-4- 32

                                   EXHIBIT A-5
                            CROSS FUNCTIONAL SERVICES

                                TABLE OF CONTENTS

1.     Security .....................................................      2
       1.1.     Information and Logical Security ....................      2
       1.2.     Physical and Operational Security ...................      4
2.     Business Continuity Services .................................      5
       2.1.     Business Continuity Plan ............................      5
       2.2.     Minimum Business Continuity Requirements ............      5
       2.3.     Business Continuity Plan Testing ....................      6
       2.4.     Additional IBM Responsibilities .....................      6
       2.5.     Cooperation with D&B ................................      8
3.     Risk and Control .............................................      8
4.     Customer Satisfaction ........................................     10
5.     Training and Education .......................................     10
       5.1.     IBM Personnel Training ..............................     11
       5.2.     End User Training ...................................     11
       5.3.     Training Resources ..................................     11
6.     Documentation ................................................     11
7.     Quality Assurance ............................................     11
8.     Financial Management .........................................     12
9.     Problem Management ...........................................     12
10.    Management Support and Advice ................................     13
11.    Reporting ....................................................     14
12.    Interfaces and Software Refresh ..............................     14
13.    Records Retention ............................................     15
14.    D&B Facilities ...............................................     15
15.    Project Management ...........................................     16

D&B / IBM Confidential

                                     A5- 1

                                   EXHIBIT A-5
                            CROSS FUNCTIONAL SERVICES

      IBM shall perform and integrate the Services in this Exhibit A-5 across all Services in this Schedule A and the Agreement.

1. SECURITY

1.1. INFORMATION AND LOGICAL SECURITY

      IBM shall be responsible for maintaining the security of information in environments under IBM's management in accordance with IBM GSD331, which will be jointly developed and agreed to by the Parties during Transition, but at a minimum, will be no less rigorous then the D&B security policies and procedures in effect during the Term of the Agreement. IBM shall implement an information security approach, approved by D&B, that follows a resource-ownership concept for security, for validating access authority, and for regularly reviewing authorized access for computer users (including periodically reviewing access lists to verify that each user ID having access still requires such access). Without limiting the generality of the foregoing, IBM shall follow security procedures identified by D&B, provided that if such security procedures would reduce the effectiveness of, or otherwise conflict with the maintenance of, the information security otherwise being provided by IBM: (i) IBM shall notify D&B of the impact such D&B identified security procedures would have on the information security then being provided by IBM; and (ii) the Parties shall resolve any conflicts in such manner as is agreed upon at the time.

      IBM's responsibilities with respect to information security shall include the following:

      (a) Implementing and maintaining stringent security procedures to manage and administer access of IBM Personnel to D&B Data and systems and networks used to provide the Services. D&B shall retain authority for approval of data or system access requests. IBM shall follow D&B's instructions and procedures regarding such access and, if IBM is the custodian of D&B Data, follow D&B's requirements for classification and protection of D&B Data.

      (b) Assigning and resetting passwords per established procedures, suspending and deleting inactive logon IDs, and researching and reporting to D&B security problems that involve IBM Personnel, facilities, or equipment.

      (c) Developing, implementing, and maintaining a set of automated and manual processes so that D&B's data access rules, as they are made known to IBM, are not compromised.

      (d) Monitoring IBM users of the D&B production environment for authorized access. IBM, with D&B's participation, shall monitor, review and respond in a timely and appropriate manner to access violations of the D&B production environment.

      (e) Capturing data regarding routine access and exceptions for audit trail purposes, and making such data available to D&B upon request.

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                                     A5- 2

      (f) Establishing and administering security violation and unauthorized access attempt report mechanisms. Where there is a security violation or an unauthorized access attempt discovered by IBM or made known to IBM, IBM shall:

            (i) Immediately contact D&B upon notice of a security violation, attempted security violation, or an unauthorized access attempt and work with D&B security to investigate such violation or attempt while at all times adhering to D&B's security policies and procedures. IBM shall provide information regarding such intrusion investigation to D&B upon request;

            (ii) Promptly provide a written report to D&B describing such violation or attempt;

            (iii) Initiate corrective actions, with the assistance of D&B where appropriate, to minimize and prevent reoccurrence to the extent such violation or attempt is within an area under the control of IBM;

            (iv) Recommend corrective actions to D&B to minimize and prevent reoccurrence to the extent such violation or attempt is not within an area under the control of IBM; and

            (v) Prepare and retain documentation of investigations of such violation or attempt and provide a copy of such documentation to D&B.

      (g) Establishing and maintaining safeguards against the unauthorized access, destruction, loss or alteration of D&B Data under the management of IBM that are no less rigorous than the practices of D&B (as made known by D&B to IBM) or those IBM uses to protect similar data of its own or its other customers.

      (h) Using best demonstrable practices to protect D&B systems from viruses transferred from IBM personnel, networks, or equipment, including:

            (i) Installing, tailoring, updating, operating, and maintaining anti-virus software on all IBM personal computers that scans for viruses automatically. IBM shall promptly install anti-virus software updates made available by third-party vendors.

            (ii) Scanning files received from D&B customers and third party data sources for viruses (and cleaning them) before entering or uploading data from such files into D&B systems.

            (iii) Upon detection of a virus that may affect D&B systems or data, promptly: (A) notifying D&B, (B) assessing the scope of damage to D&B; (C) using best efforts to arrest the spread and progressive damage from the virus; and (D) taking steps, where possible, to salvage and/or restore as much of the impacted data and software controlled by IBM as possible.

      (i) Installing firewalls on all IBM personal computers and other equipment used to provide the Services, banning floppy and CD disc drives, and controlling internet access.

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                                     A5- 3

      (j) Notifying D&B's risk management group of any security violation or unauthorized attempt to access or alter D&B data and escalating the issue in accordance with applicable D&B security policy guidelines and procedures.

      (k) Conducting periodic reviews, as appropriate, to validate that individual employee access to programs, databases, and libraries is appropriate.

      (l) Capturing data regarding routine access and exceptions for audit trail purposes, and making such data available to D&B upon request.

      (m) Performing periodic security reviews, providing incident investigation support, providing copies of the report to D&B, and initiating corrective actions to minimize and prevent security breaches.

      (n) Providing monthly reports on violation and access attempts, and retaining documentation of the investigation for a period of one (1) year.

      (o) Providing security access control tools for data, software, and networks in compliance with D&B security policies, standards and procedures and maintaining such security and access control devices in proper working order.

      (p) Establishing and administering procedures to monitor and control remote data communication access to D&B systems, software, equipment, and data.

      (q) Performing back-up and recovery procedures in response to security violations that result in lost or damaged information.

      (r) Responding to all security review requests from D&B or regulatory authorities.

      (s) Cooperating and assisting with efforts by D&B or authorized representatives of D&B for security tests.

1.2. PHYSICAL AND OPERATIONAL SECURITY

      IBM shall be responsible for maintaining a secure physical and operational environment when performing the Services. IBM's physical security procedures shall, at a minimum, be consistent with standards at well-managed operations performing services similar to the Services and with D&B's standards during the Term of the Agreement. IBM's responsibilities in this regard include (i) performing physical security functions (e.g., identification badge controls, alarm responses) at the facilities used to provide the Services under IBM's control; (ii) performing the Services at a facility physically separated (with restricted, secured access) from D&B Competitors; and (iii) prohibiting visitor access to the facilities where IBM performs the Services (excluding employees or contractors of IBM or its Affiliates) without pre-approval by D&B.

1.3. BACKGROUND CHECKS AND SCREENING

In accordance with Section 6.3 of the Agreement, prior to being assigned to perform the Services, IBM Personnel will undergo the screening measures described in Attachment A-5-1 (IBM Personnel Background Checks and Screening). Attachment A-

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                                     A5- 4

5-1 (IBM Personnel Background Checks and Screening) describes IBM's standard screening measures for the US, UK, and Canada, which as implemented during the Term of the Agreement will comply with the respective laws of the countries where such screening procedures are performed. IBM Personnel assigned for less than ninety (90) days will have completed IBM's standard screening procedures as follows, subject to compliance with the respective laws of the countries where such screening procedures performed: Civil Court check, confirmation of current residence for the past year, credit history for the past year five years, criminal background check, DMV checks, if applicable, highest Level of education or professional license confirmation, previous employment verification, reference check verification (minimum of two). For certain D&B accounts designated by D&B, in its discretion, IBM may provide heightened background check requirements to the extent required to comply with the requirements of D&B's customer for such account.

2. BUSINESS CONTINUITY SERVICES

      IBM shall be responsible for providing technology business continuity capability and services to D&B, which at a minimum are no less rigorous then the business continuity policies and procedures that are in effect in effect during the Term of the Agreement so as to maximize availability of the Services during an event that would otherwise affect the delivery of the Services.

2.1. BUSINESS CONTINUITY PLAN

      (a) Prior to the Commencement Date, IBM will develop and maintain a business continuity plan ("BCP") that provides for the continued provision of Services in the event of a disaster. The BCP will be subject to D&B's approval.

      (b) IBM will update the BCP periodically during the Term to as necessary to accommodate D&B's evolving business needs and priorities. IBM will obtain D&B's approval of all updates.

      (c) IBM will help integrate the BCP for the Services with any company-wide business continuity and disaster recovery plans and related activities of D&B.

2.2. MINIMUM BUSINESS CONTINUITY REQUIREMENTS

      At a minimum, IBM shall include the following requirements in the BCP, and maintain a service delivery model that meets them.

      (a) In accordance with Attachment A-6-5 (Technology Solution), the IBM BCP shall provide for the relocation of agreed upon IBM Personnel to alternate facilities in the event of a disaster affecting facilities normally used to provide the Services.

      (b) IBM will maintain a list of key personnel contacts and notification procedures for D&B, IBM, and any third party supplier personnel.

     (c) IBM will provide a single point of contact and an alternate for the single point of contact responsible for the BCP and related communications and BCP activities.

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                                     A5- 5

      (d) The technology (e.g., system, network, IBM Applications) used to provide the Services will have redundancies such that each site used to provide the Services could be utilized in the event of a disaster.

2.3. BUSINESS CONTINUITY PLAN TESTING

      IBM's responsibilities with respect to testing the BCP include:

      (a) Establishing joint test objectives with D&B designed to verify IBM will be able to restore Services within the timeframes identified in the BCP.

      (b) Scheduling and testing all components of the BCP at least annually. IBM will retest any components that do not satisfy the applicable test objectives within ninety (90) days.

      (c) Obtaining D&B's approval of testing dates with D&B's and giving D&B and its representatives the opportunity to observe and participate in the tests.

      (d) Continuing to perform the Services during BCP tests.

      (e) Providing D&B with a formal report of the test results within thirty
(30) days of each test. At a minimum, these reports should include, (A) the results achieved against the applicable test objectives and (B) a plan and schedule to remedy any gaps revealed during testing.

      (f) Providing D&B with resources to participate in testing functionality of recovered systems during D&B's disaster recovery drills. During the planning of each disaster recovery drill, D&B and IBM will mutually agree to the resources required for participation in the upcoming drill. The resources provided by IBM shall be involved in the performance of the Contact Center, Data Programming, Transaction Processing, and Finance Processing Services (i.e., resources required to test functionality will be one (1) or two (2) persons for each functional area being tested). Such resources shall be available for executing documented test plans, which typically are completed within a four-six hour period during the recovery time window. IBM shall be responsible for reviewing any existing test plan scripts, updating such scripts where necessary, and creating new functional test plans or recovery plans for any technology or function IBM maintains and supports. If IBM Personnel are required to travel to in order to fulfill the testing requirements set forth in this Section 2.3(e), then such travel shall be subject to IBM's approval.

2.4. ADDITIONAL IBM RESPONSIBILITIES

      IBM's additional responsibilities with regard to BCP include the following:

      (a) Reporting disasters (or potential disasters) to D&B immediately upon identification based on parameters defined in the BCP.

      (b) Declaring disasters in accordance with procedures existing at the time of declaration and notifying D&B of situations that may escalate to disasters as soon as practicable.

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                                     A5- 6

      (c) Executing the BCP, including restoring support for the Services, verifying that data and work product is recovered to the appropriate point in time, and providing all other functions required by the BCP.

      (d) Providing additional resources as necessary to maintain provision of the Services.

      (e) Coordinating its efforts with D&B and third parties performing services for D&B.

      (f) Conducting a post-disaster meeting with D&B in order to understand the cause of the disaster

      (g) Developing plans to eliminate or mitigate the risk of future occurrences, and promptly implementing those plans.

      (h) Negotiating and managing contracts with third party suppliers as necessary to meet IBM's business continuity obligations (e.g., contracts for alternate facilities or temporary personnel).

      (i) At all times, maintaining strict compliance with the policies, standards and procedures contained in D&B's business continuity and disaster recovery plans.

      (j) Training IBM and D&B personnel in business continuity procedures and implementing a process to obtain immediate access to such procedures in a disaster situation.

      (k) Adhering to stringent corporate standards on security and health and safety at all facilities where IBM performs the Services.

      (l) Utilizing a minimum of one of the following features to ensure a consistent and reliable power supply: Uninterrupted Power Source (UPS), dual power sources from segregated power grids, or backup diesel generators as further described in Attachment A-6-5 (Technical Solution).

      (m) Maintaining a level of resiliency that is built into the internal IBM IT infrastructure in order to reduce the risks caused by loss of hardware and connectivity.

      (n) For those Applications maintained and hosted by IBM used to deliver the Services, IBM will backup the data as required by the Procedures Manual.

      (o) Documenting all technical processes required to deliver and maintain the Services and their storage in team rooms accessible to all IBM team members, including backing up such team rooms as part of the standard operating procedures.

      (p) Providing dual separate lines at each connection point to be used as a failover that are "hot", (i.e., up and running ready for use at any moment).

      (q) Rerouting calls from one location providing the Services to another as necessary to perform the Services as designated by D&B.

D&B / IBM Confidential

                                     A5- 7

2.5. COOPERATION WITH D&B

      (a) IBM shall cooperate with D&B as necessary for D&B to incorporate IBM's BCP into D&B's firm-wide business continuity plan, including by reviewing and contributing portions of the plan related to or dependent on IBM or the Services.

      (b) Upon request, IBM shall participate in D&B disaster recovery tests relating to the Services or infrastructure used by D&B or third parties in support of the Services (e.g., tests of the environment provided by D&B that hosts the systems used by IBM to provide Services).

      (c) IBM shall provide all services and functions reasonably related to the Services that are required to maintain business continuity in the event of a disaster affecting D&B.

      (d) IBM will adhere to D&B's requirements and current processes and procedures or business continuity and disaster recovery.

3. RISK AND CONTROL

      (a) IBM Controls.

      IBM shall implement, manage, and maintain controls in the processes, procedures, facilities, and technologies used to provide the Services ("Controls"). The Controls shall be designed to safeguard D&B data, maintain compliance with applicable laws and regulations, ascertain that data is processed accurately and completely, and that products and services delivered to D&B customers are of the highest quality. The Controls shall be consistent with those used by industry leading service providers and at least rigorous as those utilized by D&B prior to the Effective Date.

      IBM's responsibilities with respect to risk and control include:

            (i) All IBM Personnel who deliver Services to D&B will understand D&B policies and their respective responsibilities in support of those policies. IBM shall implement a D&B-approved policy and procedures awareness program to make certain that the staff are appropriately trained on the contents of such policies.

            (ii) Maintaining records to document that IBM (and any IBM subcontractor) staff have completed a policy and procedures awareness program and have attended appropriate refresher sessions.

            (iii) Reporting to a designated D&B representative, the status of remediation projects intended to eliminate identified areas of non-compliance with applicable Controls. IBM shall provide reports on the status of such remediation projects on a monthly basis, or as required by D&B, or as set forth in the remediation plan.

            (iv) Coordinating with appropriate D&B personnel to provide relevant information for external customers and potential external customers of D&B as appropriate (e.g., requiring demonstration of adequate controls).

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                                     A5- 8

            (v) Upon request, providing D&B with documentation on Control policies and procedures including, but not limited to, physical access, logical access, network security, change management and business continuity relating to the environments under IBM's control.

            (vi) Upon request, providing access to IBM facilities, systems, and documentations for D&B and D&B regulators.

            (vii) Providing network segregation and tracking and reporting on such segregation among D&B and other IBM customers at IBM facilities.

            (viii) Maintaining compliance and control processes and ascertain that D&B data and technology resources remain segregated from what is provided to other clients of IBM or its subcontractors.

            (ix) Checking that IBM staff shall have sufficient technology controls expertise to ascertain that business processes and technology products are in compliance with D&B policies and standards.

            (x) Establishing, documenting, and maintaining an internal audit process for each of the Services, including coverage, frequency, reporting approach, and issue management.

            (xi) Identifying the processes and configurations IBM shall use to ascertain that the products and services it is providing comply with D&B Control policies and standards.

      (b) Sarbanes-Oxley Compliance.

      IBM shall collect, maintain and make available to D&B all applicable records and books of account, including all electronically stored or written information pertaining thereto (for the purposes of this section collectively, "Records") in accordance with the Sarbanes-Oxley Act of 2002, including any applicable regulations issued by the U.S. Securities and Exchange Commission
(SEC), and the SEC administered Public Company Accounting Oversight Board. Without limiting any of the foregoing, all Records and procedures used to collect, maintain and report such Records shall comply with D&B's approved internal audit controls and procedures, including, the reporting of all Records in connection with the Agreement relating to transactions, projects, budgets, costs, charges, expenses and revenue managed, maintained or controlled by IBM. At minimum, the collection, maintenance, and reporting of such Records shall meet industry best practices, and (i) be available to D&B on a real-time basis;
(ii) comply with D&B's business rules that define performance indicators and deviations thereto; (iii) enable the reconciliation and aggregation of all data contained in the Records into a standardized and centralized platform; and (iv) comply with the confidentiality and nondisclosure provisions set forth in the Agreement. IBM's shall implement a solution, acceptable to D&B, to achieve compliance with the Sarbanes-Oxley Act of 2002. In this regard, IBM shall implement, manage, and maintain the Controls set forth below in providing the
Services:

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                                     A5- 9

      (c) In providing the Contact Center Services, IBM shall:

            (i) Perform a credit check in the contract administration database as required by D&B, or Paydex score of seventy (70). IBM shall document the results of such credit check in accordance with D&B's credit policy and print the results of the credit check.

            (ii) Verify customer payment history for invoices past due over sixty (60) days and bad debt status for existing customers and report the results of such verification on the order.

            (iii) Verify customer signature on the order form and agreement in accordance with D&B's policies, and for changes to contracts, confirm that such change has been approved by D&B.

            (iv) Perform quality check for orders equal to or exceeding twenty five thousand dollars ($25,000) and document the review of such check by signing and dating the order form in the contract acceptance box.

            (v) Perform sample quality reviews of five (5) contracts per day to ensure data accuracy and policy adherence.

            (vi) Review and validate contract usage adjustments. For usage overrun on expired contracts, IBM shall ensure that written approval by D&B Sales is provided by D&B on the proper for such approval.

      (d) In providing the Data Programming Services, IBM shall make certain that fabricated orders are not released for shipment until D&B verifies existence of all pertinent documentation (i.e., master service agreement, contract, order form, variance forms).

      (e) In providing the Finance Processing Services, IBM will perform those Controls further set forth in Exhibit A-4 (Finance Processing Services).

4. CUSTOMER SATISFACTION

      IBM shall conduct customer satisfaction surveys at three levels: (a) overall satisfaction measured through formal surveys covering ongoing activities and project milestones; (b) individual satisfaction measured through spot surveys after providing service to individuals; and (c) informal satisfaction observed and documented through management meeting agendas and minutes. Formal surveys shall be conducted annually, with results reported to D&B. Spot survey results shall be presented biannually, or at D&B's request.

5. TRAINING AND EDUCATION

      In addition to the specific Services described elsewhere in this Schedule A and the Agreement, IBM's responsibilities with respect to training and education include the following:

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                                     A5- 10

5.1. IBM PERSONNEL TRAINING

      IBM shall be responsible for further developing and maintaining the requisite skills and technical knowledge of personnel assigned by IBM to perform the services, and IBM shall provide D&B with competent personnel across all areas of Service over the Term of the Agreement.

5.2. END USER TRAINING

      IBM shall provide train-the-trainer training and associated user guide documentation for any new tools or software provided by IBM and any process or other improvements within D&B's environment implemented at IBM's initiative that affect the way D&B interacts with IBM or its customers.

5.3. TRAINING RESOURCES

      IBM will be responsible for developing and distributing all materials required to provide the training described in this Section 5 and for providing such training in IBM facilities.

6. DOCUMENTATION

      IBM shall create and maintain up-to-date documentation on the Services and the technology, processes, and procedures used to provide the Services. In addition to the specific Services described elsewhere in this Schedule A and the Agreement, IBM's responsibilities in this regard include:

      (a) Creating detailed process workflow diagrams, training manuals, procedural documentation, and key contact information for each of the processes used by IBM to provide the Services. Such documentation shall be the property of D&B.

      (b) Maintaining accountability for Third Party licenses provided by D&B, including maintaining up-to-date inventories, licenses, and training materials for all tools and software used to provide the Services and tracking and reporting on such license usage as required by D&B.

      (c) On a regular basis (at least once per year), auditing documentation for completeness and accuracy in order to confirm that the documentation is present, organized, readable, updated and otherwise acceptable to D&B in form and content. Where it is determined that documentation is inaccurate (e.g., erroneous or out of date), IBM shall promptly correct such documentation.

      (d) Providing support, advice and assistance to users consistent with current documentation as contained in the Procedures Manual.

      (e) Making all documentation available electronically upon request, and, wherever possible, using documentation that is Web-enabled for access by D&B.

7. QUALITY ASSURANCE

      In addition to the specific Services described elsewhere in this Schedule A and the Agreement, IBM's responsibilities for quality assurance include the following:

      (a) Implementing, documenting and employing a quality assurance program designed to promote performance of the Services at a high level of quality, focusing on

D&B / IBM Confidential

                                     A5- 11
measuring and improving reliability, speed, cost effectiveness, and customer satisfaction within six months of completion of Transition. Such program shall be subject to D&B's approval prior to deployment.

      (b) Writing and maintaining procedures and measurements on all quality assurance activities associated with the Services.

      (c) Taking proactive steps to increase the productivity of IBM Personnel, improve the quality of D&B products and services produced, and increase D&B's and its customer's level of satisfaction with the Services.

      (d) Maintaining an active and dynamic training and education program designed to further develop and maintain the requisite skills and technical knowledge of personnel assigned by IBM to perform the Services.

8. FINANCIAL MANAGEMENT

      IBM shall provide day-to-day financial management and support relating to the Services, including preparing budgets, tracking actual financial performance, preparing monthly invoices, executing accounts receivable and payable activities, pricing projects and New Services requested by D&B, performing capital planning and assessing the D&B's financial performance over the Term.

9. PROBLEM MANAGEMENT

      IBM shall be responsible for tracking and managing problems arising from or relating to the Services, including problems in the business process and technology environments managed by IBM ("Problem Management").

      (a) IBM's general responsibilities with respect to Problem Management shall include the following:

            (i) Providing a single point of contact with end-to-end responsibility for each problem arising from or relating to the Services to minimize redundant contacts with D&B End Users.

            (ii) Logging reported problems upon receipt from D&B.

            (iii) Tracking, monitoring, controlling, and managing each problem arising from or relating to the Services until it is corrected or resolved. To the extent a problem does not arise from or relate to the Services, IBM shall refer such problem to the appropriate D&B or third-party entity, as identified by D&B, for resolution in which case IBM shall track, manage, and, unless D&B requests otherwise, periodically follow-up with such entity until the problem is corrected or resolved.

            (iv) Correcting or resolving problems arising from or relating to the Services. Problem corrections shall be subject to verification by the authorized D&B control person.

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

            (v) Adhering to D&B procedures for problem escalation, review and reporting and taking appropriate measures to avoid reoccurrence of problems.

            (vi) Monitoring, measuring and providing reports on problems including statistics on the types of problems, total number of problems, outstanding problems and resolution times (including the average time to resolve problems).

      (b) IBM shall engage third party suppliers and vendors as necessary to localize and resolve problems that arise from or relate to the Services.

      (c) Upon request, IBM shall work with D&B and D&B's third party vendors to resolve infrastructure and applications problems affecting the Services or the D&B products generated in connection with the Services.

10. MANAGEMENT SUPPORT AND ADVICE

      (a) IBM shall provide frequent, ongoing support and advice to D&B about the Services. IBM's responsibilities in this regard include: Proactively identifying strategies and approaches for future delivery of the Services within D&B that may provide D&B with increased efficiency, improved service, and competitive advantages in its industry.

      (b) Advising business units on approaches to take advantage of opportunities for quality improvements, reduced costs, and increased efficiencies within the D&B services environment.

      (c) Assisting D&B in developing its strategy, direction, and business plans.

      (d) Maintaining current knowledge of D&B's business and proactively identify business process improvements designed to enhance the quality, controls, and efficiency of the Services. IBM's responsibility in this regard include:

      (e) Sending IBM Personnel providing the Services to forums and conferences, user groups, trade associations, and similar organizations that provide training and innovating ideas that can be used to enhance the Services. If IBM Personnel are required to travel to in order to fulfill requirements set forth in this Section 10(e), then such travel shall be subject to IBM's approval.

      (f) Providing D&B with regular access to knowledge and information acquired in IBM's specialized research and development laboratories relating to the Services. IBM shall provide D&B with access to such laboratories to answer queries that can be satisfied based on ongoing research and day-to-day activities.

      (g) Analyzing anticipated or potential changes in D&B's needs and proposing new systems or technologies to address such changing business requirements.

      (h) Researching new systems and technologies and leveraging such knowledge to assist D&B's procurement of new systems and technologies.

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

      (i) Supporting D&B in the management and representation of D&B products offerings and services with its internal and external clients (e.g., answering questions about the services and processes).

      (j) As part of the Monthly Performance Report, providing D&B with softcopy database extracts from the management databases that track projects, problems and issues and a financial projection of IBM's charges.

11. REPORTING

      (a) In accordance with Section 13.2 of the Agreement and this Section 11, IBM shall provide D&B with:

            (i) The reports described in Exhibit F-3 (Reports) to the Agreement.

            (ii) The reports described in this Schedule A and Schedule B (Service Levels).

            (iii) The reports provided to D&B immediately prior to the Services Commencement Date that relate to the Services.

            (iv) Such other reports reasonably requested by D&B.

      (b) Except as otherwise provided in this Schedule A, IBM shall make all reports (including management and operational reports), and any available supporting information, accessible to D&B in a central database accessible to D&B via the Internet or D&B Intranet (the "Reports Database"). During the Term, IBM shall make efforts to improve these reports in terms of readability, comprehensiveness, and accuracy.

      (c) IBM shall allow designated D&B personnel to generate, manipulate and store reports in the Reports Database, and to drill down into the information supporting such reports. As part of this Service, IBM shall enable such users to:

            (i) Drill down to the lowest level of reports contained in the tree hierarchy in the Reports Database and to generate ad hoc reports down to the lowest point of such tree.

            (ii) Create and post ad hoc reports in the Reports Database for broader viewing by D&B End Users and customers.

      (d) IBM shall adhere to the established time frames for producing regular, standing reports, returns, and statements, including those described in Exhibit F-3 (Reports).

12. INTERFACES AND SOFTWARE REFRESH

      (a) As necessary to provide the Services, IBM shall develop and maintain the interfaces required for IBM to access D&B systems and to integrate IBM systems and technology with D&B's network, systems, and processes.

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      (b) IBM shall provide, test, and implement new versions of, enhancements and upgrades to, the IBM Software and Third Party Software provided by IBM (including software development products and tools) so as to remain within one
(1) generation of the then-current version; provided that D&B may, on a case-by-case basis, determine to remain at a prior generation. Any change to the D&B environment will occur only after review and approval of the Change Management Process.

13. RECORDS RETENTION

      In addition to the responsibilities set forth in the Section 14 of the Agreement, IBM's responsibilities with respect to records retention shall include the following:

      (a) Reviewing and refining records retention policies and practices as necessary and appropriate, subject to D&B approval.

      (b) Implementing practices to enhance the effectiveness of the records retention effort. Such practices shall include:

            (i) Saving records in a retrievable format, labeling and storing tapes and other media including in accordance with legal and regulatory requirements, to the extent the process and procedures for saving such records are in effect during the Term of the Agreement, otherwise the processes and procedures will be reviewed and implemented through the Change Management Process;

            (ii) Randomly sampling record retrieval data to verify the integrity of the stored data to the extent D&B performed such function prior to the Effective Date;

            (iii) Performing review of IBM processes and assisting D&B in conducting an annual review to verify that proper record retention is being maintained; and

            (iv) When decommissioning a system, maintaining the appropriate documentation and code to support record retrieval requirements to the extent required by the agreed-to decommissioning strategy or plan applicable to such system, and subject to the requirements of any governing license.

14. D&B FACILITIES

      IBM shall use the D&B Facilities identified in Attachment A-6-5 (Technology Solution) for the time periods defined therein to provide Services or as otherwise mutually agreed to by Parties. IBM shall provide all other facilities required to perform the Services. Except to the extent Attachment A-6-5 (Technology Solution) provides for IBM's use of the D&B Facilities, IBM shall provide all facilities and related infrastructure required to provide the Services.

      (a) IBM may not use D&B Facilities to provide services for IBM's other customers or for any purpose other than providing Services for D&B. The use of such

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

facilities by IBM does not constitute a leasehold or other property interest in favor of IBM.

      (b) IBM shall use the D&B Facilities in an efficient manner and in a manner that is coordinated, and does not interfere, with D&B's business operations. If IBM uses D&B Facilities in a manner that unnecessarily increases facility or other costs incurred by D&B, D&B reserves the right to deduct such excess costs from the amounts otherwise due IBM.

      (c) IBM shall be responsible for any damage to the D&B Facilities resulting from the abuse, misuse, neglect or gross negligence of IBM or other failures by IBM to comply with its obligations with respect to the D&B Facilities.

      (d) IBM shall keep the areas of the D&B Facilities it uses in good order, not commit or permit waste or damage to such facilities, not use such facilities for any unlawful purpose or act, and comply with D&B's standard policies and procedures and applicable leases as these are made available to IBM regarding access to and use of the D&B Facilities, including procedures for the physical security of the D&B Facilities. IBM shall comply with the duties imposed on D&B by any leases corresponding to D&B Facilities.

      (e) IBM shall permit D&B, its agents and representatives to enter into those portions of the D&B Facilities occupied by IBM staff at any time.

      (f) IBM shall not make any improvements or changes involving structural, mechanical or electrical alterations to the D&B Facilities without D&B's prior written approval. Any improvements to the D&B Facilities, whether owned or leased, will become the property of D&B.

      (g) When the D&B Facilities are no longer required for performance of the Services, upon D&B's request, IBM shall return such facilities to D&B in substantially the same condition as when IBM began use of such facilities, subject to reasonable wear and tear.

15. PROJECT MANAGEMENT

      IBM shall supervise, monitor, and manage projects required to complete the Transition and Transformation and any other project work described in the Agreement or requested by D&B during the Term. IBM's responsibilities in this regard include:

      (a) Assisting D&B in defining and documenting the project scope and business case required for the project.

      (b) Executing the project planning stage including:

            (i) Identifying the specific activities that must be performed to produce the various project deliverables.

            (ii) Sequencing activities by identifying and documenting interactivity dependencies.

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

            (iii) Developing a schedule by analyzing the activity sequences, activity durations, and resource requirements.

            (iv) Providing risk management planning by deciding how to approach, plan for, and mitigate risk in the project.

            (v) Planning project resources by determining which resources (e.g., people, equipment, and materials) and what quantities of each are required for project activities.

            (vi) Providing all necessary tools and resources to support the identification, development and implementation of the business processes requiring change;

            (vii) Estimating and budgeting the costs required to complete project activities.

            (viii) Providing D&B with a forecast that analyzes the impact to the Services and D&B's return on investment, if applicable, for completing the project.

            (ix) Identifying which quality standards are relevant to the project and how to satisfy them.

            (x) Identifying, documenting, and assigning project roles, responsibilities, and reporting relationships.

            (xi) Determining the information and communications needs of the stakeholders.

            (xii) Developing a project plan by taking the results of the above planning processes and putting them into a consistent, coherent document that can be used to guide both project execution and project control.

            (xiii) Submitting a project plan to the Program Management office for approval, which includes a description of the project and key milestones to be achieved.

      (c) Completing project deliverables.

      (d) Monitoring and controlling project status by:

            (i) Implementing a project management methodology and using approved project management tools.

            (ii) Preparing performance, financial, utilization and status reports.

            (iii) Controlling changes to project scope, schedule, and budget.

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

            (iv) Monitoring specific project results for compliance with relevant quality standards and eliminating unsatisfactory performance.

            (v) Tracking and monitoring identified and residual risks, identifying new risks, executing risk mitigation plans, and evaluating the risk reduction effectiveness of such plans.

            (vi) Updating the project plan throughout the course of the project to include:

                  (A) Project accomplishments over the last reporting period;

                  (B) Upcoming activities;

                  (C) Key deliverables and milestones;

                  (D) Risk updates; and

                  (E) Exception reporting.

      (e) Executing the project "execution" phase including:

            (i) Executing the project plan by performing the activities therein.

            (ii) Delivering the project.

            (iii) Conducting acceptance activities (e.g., testing and quality assurance activities).

            (iv) Closing out the project and resolving any open items.

      (f) Utilizing the change control procedures to address any changes in scope, requirements, budgets, or schedules in respect of the ongoing project.

D&B / IBM Confidential

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

                                ATTACHMENT A-5-1
                  IBM PERSONNEL BACKGROUND CHECKS AND SCREENING

This Attachment A-5-1 consists of IBM's pre-employment screening procedures for India, and consent forms for IBM Personnel and contractors in the UK and Canada to conduct a security check. IBM will utilize a similar consent form for IBM Personnel located in Europe, but located outside of the UK.

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

IBM SUBSTANCE ABUSE POLICY AND TESTING PROGRAM
      PRE-EMPLOYMENT CRIMINAL BACKGROUND CHECK
      DRUG FREE WORKPLACE ACT OF 1988

                 IBM SUBSTANCE ABUSE POLICY AND TESTING PROGRAM

A drug free environment is vital to IBM, the safety of its workplace, the quality of its products, the productivity of its employees, to the interest of its customers, and the general public. In order to achieve a drug free environment, IBM has adopted the following substance abuse and testing policy for employees.

PROHIBITED CONDUCT

The manufacture, use, dispensation, distribution, sale, or possession of illegal drugs and/or non-medically prescribed controlled substances on IBM premises or any other IBM work environment (including but not limited to any customer site, an IBM owned or leased vehicle, or other location where IBM business is being conducted) is prohibited. Employees who violate this policy will be subject to disciplinary action, up to and including dismissal.

Alcoholic beverages are not permitted on IBM premises unless specifically approved for use in an IBM-sponsored event by the human resources manager. Employees who violate this policy will be subject to disciplinary action, up to and including dismissal.

Employees who are under the influence of, or otherwise affected by, any illegal and/or non-medically prescribed controlled substance and/or alcohol are prohibited from working on IBM premises or any other IBM work environment (including but not limited to any customer site, an IBM owned or leased vehicle, or other location where IBM business is being conducted). Employees who violate this policy will be subject to disciplinary action, up to and including dismissal.

As a condition of employment, you must abide by the anti-drug statement above and notify your manager of any criminal drug statute conviction for a violation occurring in the workplace no later than five days after such conviction.

EMPLOYEE DRUG TESTING

Drug testing is a complex process as the number of substances to be tested for are in a large number. Even leading multinationals such as Citi do not have this within the Indian context.

Drug problems are low in Indian environment but there are alcoholism issues. Daksh has strict polices in place and if someone were to come to the workplace in a drunken state, he/she is subject to strict disciplinary action which may lead to dismissal.

We would need to understand the drugs to be tested for and cost the same within our solution. Currently we have not budgeted for these within the costs submitted for D & B.

Subject to applicable law, an employee may be tested for drugs and/or alcohol whenever IBM has reasonable suspicion that the employee is under the influence of

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

drugs and/or alcohol in the workplace or has violated the substance abuse policy. Employees have the right to refuse to submit to drug or alcohol testing, however, an employee who does so will be subject to disciplinary action, up to and including dismissal. 'Refusal' shall include a failure to sign the appropriate pretest forms or failure to cooperate with the IBM occupational health services medical professional. Employees have the right to provide an explanation for a positive result on a confirmed test and to request a retest of the original sample at their expense by a Department of Health and Human Services certified laboratory. Employees with confirmed positive test results will be subject to disciplinary action, up to and including dismissal. IBM may refer an employee for chemical dependency treatment or evaluation, and, where appropriate, may require the employee to undergo drug or alcohol counseling and rehabilitation. IBM will assist the employee in obtaining such treatment through IBM's benefits program or the Employee Assistance Program. IBM may require periodic testing without prior notice during and following the evaluation and treatment period for up to two years. A confirmed positive test result during this period will result in disciplinary action, up to and including dismissal. Any concern regarding IBM's Substance Abuse Policy and Testing program may be brought to the attention of Human Resources or site management.

****************************************************************

                    PRE-EMPLOYMENT CRIMINAL BACKGROUND CHECK

Within the Indian context such criminal checks are not possible as there is no single repository with our law enforcement with which such a check could be conducted. What Daksh does perform are background and reference checks. The aim is to a.) verify the reported credentials of an individual and also b.) to verify that the reported information on the individual is correct and not falsified.

The IBM Corporation requires that all regular and non-regular candidates for hire have a criminal background check done as an integral part of the employment process. The applicant provides IBM with a "Security Data Sheet," which is a part of the application for employment and asks several questions regarding criminal convictions and pending legal action for which the applicant would be a defendant. The application also requests from the applicant their last seven (7) years of residences, and requires that the applicant sign a statement authorizing IBM to conduct a criminal background check. The applicant also received a "Consumer Report Notification", which informs the applicant that a Consumer Report or Investigative Report may be obtained from a consumer reporting agency for employment purposes as part of the preemployment background investigation and/or at any time during their employment for the purpose of evaluating the employment, promotion, reassignment, or retention as an employee.

This information is transmitted to ADP, Inc., which is a major industry provider of pre-employment services. ADP Inc. will report on the following elements:

      1.    State, county, and federal felonies & misdemeanor convictions

      2.    Verification of the social security number

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The recruiter will receive the report. If there have been no criminal convictions within the past seven (7) years, then the employment process continues. If a conviction has been discovered, then the severity and nature of the infraction will be assessed to determine whether or not to continue with the employment process. Other issues considered during this review are employment factors relative to the job and local/state legislation. Such a review would include HR, Legal, and Security managers representing the unit for which the candidate is being considered.

New hires also receive the following document as part of first day processing.

                         DRUG FREE WORKPLACE ACT OF 1988

Federal and state legislation requires employers to provide a drug-free workplace and notify employees of the following:

      [x] Unlawful manufacture, sale, distribution, dispensation, possession or use of a controlled substance, including cannabis, is prohibited in the workplace or on IBM premises (including parking lots and recreation areas). Employees who violate such prohibition will be subject to discipline, including dismissal.

      [x] As a condition of employment, you must abide by the anti-drug statement above and notify your manager of any criminal drug statute conviction for a violation occurring in the workplace no later than five days after such conviction.

                 IBM SUBSTANCE ABUSE POLICY AND TESTING PROGRAM

In addition to federal and state law requirements, you should know that IBM is committed to providing its employees with a safe, healthy, and productive work environment. Toward that end, IBM has established a comprehensive policy which expressly prohibits the manufacture, use, dispensation, distribution, sale, or possession of illegal drugs and/or non-medically prescribed controlled substances on IBM premises or any other IBM work environment, including but not limited to any customer site, IBM owned or leased vehicle, or other locations where IBM business is being conducted.

Alcoholic beverages are not permitted on IBM premises unless specifically approved for use at an IBM-sponsored function or event by the human resources manager. Your manager will be happy to discuss the details of this policy with you.

IBM recognizes the health implications of drug/alcohol abuse by its employees and considers these conditions treatable illnesses. If you feel your job performance or personal well-being is being affected by the use of such substances, IBM encourages you to seek help by contacting your manager, the IBM occupational health services department,

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

or, if you are a regular employee, the Employee Assistance Program. Additional information on these subjects can be found at You and IBM (w3.ibm.com/hr); access Your Health, Health Benefits Option-Mental Health Care Program.

                              EMPLOYEE DRUG TESTING

Subject to applicable law, an employee may be tested for drugs and/or alcohol whenever IBM has reasonable suspicion that the employee is under the influence of drugs and/or alcohol in the workplace or has violated the substance abuse policy. Employees have the right to refuse to submit to drug or alcohol testing, however, an employee who does so will be subject to disciplinary action, up to and including dismissal. `Refusal' shall include a failure to sign the appropriate pretest forms or failure to cooperate with the IBM occupational health services medical professional. Employees have the right to provide an explanation for a positive result on a confirmed test and to request a retest of the original sample at their expense by a Department of Health and Human Services certified laboratory.

Employees with confirmed positive test results will be subject to disciplinary action, up to and including dismissal. IBM may refer an employee for chemical dependency treatment or evaluation, and, where appropriate, may require the employee to undergo drug or alcohol counseling and rehabilitation. IBM will assist the employee in obtaining such treatment through IBM's benefits program or the Employee Assistance Program. IBM may require periodic testing without prior notice during and following the evaluation and treatment period for up to two years. A confirmed positive test result during this period will result in disciplinary action, up to and including dismissal. Any concern regarding IBM's Substance Abuse Policy and Testing program may be brought to the attention of Human Resources or site management.

                                  RIGHT-TO-KNOW

Federal law requires that any employee who works with chemicals, or regularly enters areas where chemicals are present, must have chemical safety training and access to information sheets for all chemicals in the area.

If you are assigned a job working with chemicals - or which requires you to regularly enter an area where chemicals are present - and you have not attended a foundation chemical safety class, see your manager and make sure he/she is aware that you have not been trained before starting to work in the area.

                 IBM SUBSTANCE ABUSE POLICY AND TESTING PROGRAM

A drug free environment is vital to IBM, the safety of its workplace, the quality of its product, the productivity of its employees, the interest of its customers, and the general public. In order to achieve a drug free environment, IBM has adopted the following substance abuse policy:

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

      The manufacture, use, dispensation, distribution, sale, or possession of illegal drugs and/or non-medically prescribed controlled substances on IBM premises or any other IBM work environment, including but not limited to any customer site, IBM owned or leased vehicle, or other locations where IBM business is being conducted is prohibited. Employees who violate this policy are subject to disciplinary action.

Print Name: Last ______________, First ______________  MI ________

Serial Number  _________________________

I acknowledge that I have read the above drug policy statement and have received a copy of IBM's drug and alcohol testing policy.

SIGNATURE  _____________________________________   DATE  ______________________

THIS PAGE TO BE RETAINED IN THE EMPLOYEE'S ELECTRONIC PERSONNEL FOLDER)

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

Dear Sir / Madam

I am writing to confirm the procedures carried out by IBM United Kingdom Limited whilst recruiting staff to work for on permanent employment contracts.

All offers of employment are subject to satisfactory references, a completed Rehabilitation of Offenders form and Pre Employment Medical questionnaire and evidence of the individual's eligibility to work in the UK.

We require two business references, including current employer. Although we do not specify that each reference should cover a specific time period, in practice, references typically cover at least the last three years.

In order to comply with the Rehabilitation of Offenders Act 1974, all staff are required to complete a Rehabilitation of Offenders form, detailing any previous convictions for criminal offences. There is no requirement to disclose offences committed before the age of 17 (unless committed with the last ten years) or road traffic offences that did not lead to a disqualification or prison sentence.

In order to comply with the Asylum and Immigration Act of 1996 and new Government Legislation introduced on 1st May 2004 covering 'Secure and 'Insecure' documents, IBM requires evidence of either one 'Secure' document - preferably a UK/EEA passport or a National Identity Card or UK Residence Permit, or two original "Insecure" documents, which include a full British birth certificate, a document giving a national Insurance number issued by a previous employer or certain prescribed government bodies, or a letter from the Home Office as proof of eligibility to work in the UK. These will be witnessed and copied for our files.

If the individual is from the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Poland, Slovakia or Slovenia, under new Government legislation, they will need to register with the home office within one month of starting work with IBM.

In accordance with our usual policy, this information is provided in the strictest confidence and without any financial or other liability.

Yours sincerely

Elizabeth H M Staples
UK Recruitment Manager
IBM United Kingdom Limited

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

CONSENT STATEMENT - TO WHOM IT MAY CONCERN:

I have applied to IBM CANADA LTD. for employment. Part of the hiring process is an investigation of information I have provided. These investigations are conducted by IBM LTD. and/or its authorized agent, IFR Employee Screening ("IFR"). Therefore, at this time and until I specifically inform you to the contrary in writing, in compliance with all Municipal, Provincial and Federal human rights and privacy legislation I hereby authorize and direct you to release to IBM CANADA LTD. and/or IFR, information that you have access to concerning my record of criminal convictions for which a pardon has not been granted, pending charges and/or any other information contained in your files relevant to my employment at IBM CANADA LTD. I hereby declare that, to the best of my knowledge, the information I provided both verbally and on my resume/application form is complete and accurate in every respect. I understand that a false statement may disqualify me from employment or cause my subsequent discharge if I am employed by IBM CANADA LTD.. I understand I am providing the following information for identification purposes only. Position Applied for Surname Given Names (first, middle names) Other Surnames Used/Maiden Name (if applicable) Gender (Male / Female) Social Insurance/Security Number Birth Date Month Day Year (for identification purposes only) (for identification purposes only) Present Address (street name and number, city, province or state, postal or zip code) Previous Address (if present is less than 5 years)

________________________________________________________________________
Applicant's Signature Date

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

                                   EXHIBIT A-6
                                  IBM SOLUTIONS

      This Exhibit A-6 contains the IBM solution documents that describe the means by which IBM will provide the Services described in Schedule A (IBM Services and Solution) and elsewhere in the Agreement. Except to the extent the Parties agree otherwise during the Term, IBM shall perform the Services at the locations, and using the staffing, processes, and technology, described in this Exhibit A-6.

      This Exhibit A-6 consists of the following Attachments:

      (a) Att A-6-1 Contact Center Solution

      (b) Att A-6-2 Data Programming Solution

      (c) Att A-6-3 Transaction Processing Solution

      (d) Att A-6-4 Finance Processing Solution

      (e) Att A-6-5 Technology Solution

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

                                                           ATTACHMENT A-6-1

                                                        CONTACT CENTER SOLUTION

TABLE OF CONTENTS

EXECUTIVE SUMMARY.................................................      2

(A) SOLUTION OVERVIEW.............................................      3

(B) SUPPLIER STAFF AND FACILITIES.................................      4

(C) QUALITY CONTROLS AND MONITORING - EUROPE AND INDIA............     11

(D) SUPPLIER TOOLS, PROCESSES AND METHODOLOGIES...................     13

(F) SERVICE IMPROVEMENTS..........................................     13

(G) COMMUNICATIONS INFRASTRUCTURE.................................     15

(H) DISASTER RECOVERY PLAN........................................     18

(K) EXISTING THIRD PARTY RELATIONSHIPS............................     20

(L) TRAINING......................................................     20

(M) SERVICE ESCALATIONS...........................................     21

(N) SALES SKILLS..................................................     22

EXECUTIVE SUMMARY

      This document describes how IBM will deliver the Contact Center Services for D&B's North American and European operations. IBM will deliver these services utilizing our Business Transformation Outsourcing Centers; for Europe, in Greenock-Scotland, Budapest-Hungary, New Delhi, India and for North America in New Delhi and Bangalore-India. The migration of the work from D&B to IBM is set forth in Attachment A-7-1 (Transition Solution) and the process and technology improvements that IBM will provide during the Term to enhance and improve D&B's current processes and technology is set forth in Attachment A-7-3(Transformation). IBM will implement consistent processes and technologies; however, this Attachment sets forth certain market differences, cultural differences, and growth by new acquisition (i.e., Daksh).

      IBM will enhance the effectiveness of D&B's Contact Center operations by capitalizing on synergies gained by migrating the work to IBM's Contact Center locations. IBM will improve performance and productivity through the deployment of, centralized workforce management, a strong management structure, the utilization of consistent processes across centers, and use Commercially Reasonable efforts to apply best practices across all Contact Center functions.

PEOPLE

      Immediately following the Effective Date, IBM personnel from consolidated Contact Center locations in India and Europe will travel to the necessary D&B locations to undertake the required knowledge transfer activities and to develop the specific process and training materials that will be used at the receiving locations. IBM will hire personnel in the receiving locations that meet the appropriate hiring profiles for skills, experience, and language proficiency for the Services, such Personnel are hired to perform, and then train them to effectively execute the relevant processes. IBM will put in place an experienced management team to supervise these employees and to make certain that work performed by such personnel meets all D&B requirements. IBM will work jointly with D&B to ascertain that the agent profiles and language requirements are properly identified. IBM will consult with D&B during the early stages of hiring to make certain the Parties are aligned on the critical personnel aspects of the project.

      The receiving locations for North America Contact Center operations will be New Delhi and Bangalore- India. In Europe, they will be Budapest-Hungary, Greenock-Scotland, New Delhi-India, and Milan-Italy. IBM Personnel performing the Services will become proficient at the receiving locations according to specified time schedules detailed in the Transition Plan. IBM will make certain of the successful implementation of the Transition by establishing milestones with specific success criteria for "go/no go" decisions. These milestones and the success criteria for these milestones are defined in the Attachment A-7-2 (Transition Schedule).

      To provide uninterrupted, consistent service, particularly in the high impact Inbound Services specified by D&B, there will be Transitioned Personnel in those functions and IBM will manage them at D&B locations for a period of one year (excluding Milan where Transitioned Personnel will remain for the Term of the Agreement). In North America, this includes Orders Request (U.S). Entity Query Request (U.S.), Customer Service Request (U.S) in both Austin, TX and Bethlehem, PA, Gold Service (U.S), ACUG functions in Bethlehem, PA, and Mississauga, ON, Customer Support in Mississauga, ON as well as the Family Tree function in Mississauga, ON. In Europe, this includes the Product Orders, Support/Queries/Complaints, Gold Service, and Technical Support functions in Manchester, England, High Wycombe, England, Rotterdam, Netherlands, Almelo, Netherlands, and Milan, Italy. One (1) year after the Transfer Date, the work will be migrated to our consolidated Contact Center locations in New Delhi, Bangalore, Budapest, Greenock, and Milan.

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

(A) SOLUTION OVERVIEW

      (i) Current D&B Environment

      The map below shows the D&B environment as of the Effective Date.

D&B POINT OF DEPARTURE CALL CENTER (550.4 FTE'S)

                                      [MAP]

      (a) Solution Overview - Europe

      IBM will consolidate similar Contact Center functions and skills into IBM Customer Relationship Management Delivery Centers within Europe as further described in Attachment A-7-2 (Transition Schedule), which will result in improved efficiencies through strong workforce management and Transformation.

      IBM will hire and employ utilizing Manpower in Greenock and Adecco in Budapest and locally in New Delhi and Bangalore to perform the Contact Center Services. It is the Parties intent that some employees will move from Manpower to IBM and IBM will seek to attract applications from the complimentary workforce to move into IBM to perform the Contact Center Services.

NORTH AMERICA SOLUTIONS OVERVIEW - INDIA

      IBM will consolidate similar Contact Center functions and skills into IBM Customer Relationship Management Delivery Centers in India as further described in Attachment A-7-2 (Transition Schedule). This will result in improved efficiencies through strong workforce management and Transformation.

      The map below represents the FTE's and locations in which IBM will provide support for North America and Europe following Transition (day 1).

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

           D&B POINT OF ARRIVAL CALL CENTER AS OF 2/1/05 (478.8 FTE'S)

                                      [MAP]

      IBM will start with a reduced head count through Operational Enhancements, as described in Section F (Service Improvements) below, which include such activities as optimization of workforce management, focus on process, focus on employee quality, and the use of multi-lingual and multi-skilling best practices with increased productivity and utilization in each of the delivery sites. More detail on the Operations Enhancement initiative is provided in Section F.

      (b) Transition Overview

      In order to implement IBM's Contact Center solution, there will be a period of Transition which is detailed in the Attachment A-7-2 (Transition Schedule).

      IBM will train Agents in both IBM techniques and D&B knowledge transfer during this period to make certain a clear understanding of the processes, procedures and information necessary to complete their activities on behalf of D&B as described in Section M (Training) below. IBM and D&B will jointly develop an agent certification program and a calibration methodology for the certification program. Only certified agents will be assigned into production queues to begin the development of full competency. Remediation training will be conducted with agents that fail to meet the certification requirements or the Agents will be placed in other activities where they can be successful or removed from the D&B program as further described in Exhibit A-1 (Contact Center Services). In addition, all Agents based out of India will be trained and certified in an up to four (4) week accent neutralization program to make certain they meet the Fluent (A) requirements as described below (including training on local market business practices and culture).

B) SUPPLIER STAFF AND FACILITIES

      (i) Staffing - Europe

      IBM will provide required levels of skilled personnel to meet D&B's requirements for European operations. IBM will involve D&B recruitment of IBM Personnel, particularly the recruitment of IBM

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

      Personnel whose required skill set include specific language capabilities IBM Personnel will be able to provide voice support in either native or fluent capability as specified by D&B. The agreed language capabilities are forth below.

LANGUAGE REQUIREMENTS FOR CUSTOMER
SERVICE; SERVICE FAILURES; AND COMPLAINTS.    ENGLISH      ITALIAN    DUTCH   FRENCH    FLEMISH        GERMAN
---------------------------------------------------------------------------------------------------------------
Customer Service - UK (including proactive Near Native
calling activities)

Customer Service  - Italy                  Fluent (A)      Native

Customer Service - Belgium & Luxembourg    Fluent (A)                         Native  Fluent (A) or
                                                                                       native Dutch

Customer Service - Holland                 Fluent (A)                Native

Service Failures/Complaints UK             Native and
                                           fluent (A) mix
                                           possible

Service Failures/Complaints Netherlands                              Native

Service Failures/Complaints Belgium                                           Native  Fluent (A) or
                                                                                      native Dutch

Service Failures/Complaints Luxemburg                                         Native                 Fluent (A)

Service Failures/Reports/Complaints Italy                  Native

LANGUAGE
REQUIREMENTS
FOR FAMILY
TREE AND
PERSONAL
INVESTIGATIONS   ENGLISH    ITALIAN     DUTCH      FRENCH     FLEMISH     GERMAN    SPANISH   PORTUGUESE   AUSTRIAN   SWITZERLAND
---------------------------------------------------------------------------------------------------------------------------------
Family Trees    Fluent (A) Fluent (A) Fluent (A) Fluent (A)  Fluent (A) Fluent (A) Fluent (A) Fluent (A)  Fluent (A)  Fluent (A)
                                                                                                          German      German/
                                                                                                                      French/
                                                                                                                      Italian

Personal        Fluent (A) Fluent (A) Fluent (A) Fluent (A)  Fluent (A) Fluent (A) Fluent (A) Fluent (A)  Fluent (A)  Fluent (A)
Investigations                                                                                German      German/
                                                                                                          French/
                                                                                                          Italian

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

      Fluent (A) means ability to read, write and speak fluently, but with some grammatical errors and a slight accent.

      Fluent (B) means ability to understand without error all written communication including legal terms and to write without grammatical error. Ability to speak fluently is not a requirement.

      Fluent (C) means ability to understand without error all written communication including legal terms and to write confidently. Ability to speak fluently is not a requirement.

      Near Native: means ability to read, write and speak fluently with no grammatical errors and a neutral accent.

      Native means ability to speak, write, and understand the language and the culture, making no grammatical errors, in a manner that is indistinguishable from a person born and raised in the country in which the Services are being provided.

      Hiring is conducted similarly in each location but utilizing different agencies. In Greenock, IBM uses Manpower to identify candidates with required language capability that are then placed through a filter process that includes initial screening, telephone screening, isometric testing for movement between countries (if applicable) and face to face interview as final selection. Additionally, references are taken and verified as a final safe guard prior to employment. Suitable candidates then go through the appropriate on-boarding and induction programs.

      In Budapest IBM will use Adecco to identify and recruit both native and fluent candidates to meet the requirements specified above. These candidates go through a similar process as those in Greenock prior to on-boarding and induction training. Employees hired in Greenock and Budapest will go through business culture indoctrination as well as D&B specific training.

      The graphic below shows the management structure by location that will be put in place by IBM in Europe to deliver services to D&B. This particular example shows steady state after twelve (12) months transition with the relevant Team Leader, and coverage by language and location.

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

                                  [FLOW CHART]

      (ii)STAFFING - North America Operations - India

      In New Delhi, IBM will identify, select and recruit candidates directly and perform on-boarding and induction programs. IBM and D&B will work together to identify candidates based on these skills profile and language requirements to ensure meeting D&B high quality expectations.

      IBM will provide accent neutralization and business culture indoctrination training. This training lasts for a period of 4 weeks to make certain the candidates can communicate clearly and fluently in English and has an understanding of the business culture and geographic characteristics. One
      (1) additional week of training on D&B specific terminology is also in plan. More detail is provided in the description of India based training set forth below. During the Transition of those Services performed out of India that were formerly performed in French Canadian, the Parties will meet to review the language performance of such Services and determine whether those functions will remain in India or be relocated to Greenock, Scotland. If D&B determines that such functions shall be relocated to Greenock, then the Parties will split the cost differential involved in relocation of such Services from India to Greenock, and the transfer of such Services will be determined in accordance with the Change Control Process. India (New Delhi and Bangalore) voice, accent and client specific training is as follows:

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

                      Business Transformation Outsourcing

                                  [FLOW CHART]

IBM'S APPROACH TO VOICE & ACCENT TRAINING FOR BOTH NEAR SHORE AND OFFSHORE CSR'S

        INPUT                   OUTPUT                        METRICS

  VOICE SCREENING        VOICE AND ACCENT                     PROCESS

- LEVEL OF MOTHER      - PRONUNCIATION                 - SHOP FLOOR PERFORMANCE
TONGUE INFLUENCE       - FLUENCY/COMPREHENSIBILITY
- CANDIDATE PROFILES   - VERBIAGE & PHRASEOLOGY
- TRAINABLE - DEGREE

                              SOFT SKILLS              MONITORING SHEET
CLIENT SPECIFIC
                       - LISTENING SKILLS              - PROCESS
- GEOGRAPHY
                       - TELEPHONE HANDLING            - VOICE AND ACCENT
- BUSINESS
                                                       - SOFT SKILLS
- PROCESS

- RISKS/CHALLENGES

                             ASSESSMENTS

                       - PRE AND POST TRAINING
                       - THRESHOLD -- PROCESS DEPENDENT
                       - CALIBRATION ON CALL QUALITY WITH CLIENT

                         REFRESHER/REMEDIAL               NEEDS IMPROVEMENT

                   GRADUATING FROM TALKING TO COMMUNICATING!

otis Elevator Company | IBM Confidential | BTO   (c) Copyright IBM Corporation
                                                     2003

      Hiring for the D&B processes will be handled by the IBM center hiring teams. In the Bangalore center, there is a pool of available resources that can be immediately deployed to perform the Services. The agents in the Bangalore center have already undertaken a voice and accent neutralization training and have prior experience in complex processes thereby having the requisite skills to handle the D & B processes.

      The Agents based in the India centers, including those specifically mentioned above in Bangalore will participate in the four (4) four weeks accent neutralization training described in Section M (Training) unless such are certified by IBM prior to completion of the four (4) weeks accent neutralization training. During the Term, D&B & IBM shall perform quality assurance reviews of the certification process and update the process, if applicable, based on the results of such reviews.

      As an integral part of our delivery strategy, IBM will dedicate resources for project specific functions (e.g., operations, training and technology)
      - thereby building a virtually independent customer centric operation known as a "Business Unit." (BU). The BU's are highly scalable and client/domain focused and run as separate profit centers. The BU Head coordinates across functional areas of his/ her BU in order to ensure that key operations metrics are delivered on an ongoing basis. This ensures that all cross-functional groups (such as operations, quality, training & transitioning, recruitment, local administration and finance & control) are working in a close-knit fashion and reporting to the same entity.

      The business unit is supported by the "Talent Transformation Business unit" which is responsible for the basic induction and voice and accent training and is dedicated to source, recruit and train employees before their deployment for any process retention management.

      (iii) Gold Service:

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

      The FTE's assigned to perform the Gold Services as described in Exhibit A-1 (Contact Center Services) will be dedicated to performance of such Gold Services. Charges for the FTE's performing such Services are set forth in Exhibit C-2 (Pricing Tables).

      Retention Management:

      In order to manage retention, IBM will offers competitive salaries, training, and growth opportunities to ensure candidates feel part of the IBM culture. IBM will run separate programs for reward & recognition that compliment the IBM retention strategies. The following chart illustrates examples of how IBM will implement retention initiatives by focusing on career growth/development and rewards/recognition.

      (a) Retention Career Growth and Retention

[GRAPHIC]

                                  [FLOW CHART]

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

      (b) Retention - Rewards & Recognition

[FLOW CHART]

      (iii) Staff Profiles - All locations

      IBM will staff its operations with personnel who meet D&B's requirements as set forth in Exhibit A-1 (Contact Center Services).

      (iv) Facilities - Europe

      IBM will provide both Inbound and Outbound Services from the following locations:

1. GREENOCK, SCOTLAND

      IBM CRM/BTO Delivery Center, Spango Valley, Greenock Scotland PA16 0AH.

      IBM currently performs five (5) different Contact Center activities in Greenock covering CRM, Procurement, Technical Support Center and Customer Fulfillment. The CRM Center employs approximately 500 employees covering a variety of multi-lingual work for IBM and also has responsibility for provisional customer services for Cisco and a satellite location, NTL in Swansea. In total there are 1,500 people working in Contact Center in Greenock of which 1,200 are using a variety of all the Western European languages.

      The facilities are purpose-built for Contact Center operation in a modern open plan environment with good outside awareness, star-shape desk arrangement to optimize space, creating a low noise environment. Access is by one entrance at the front of the premises with security guards within

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

      reception area and electronic badge lock, accessed via ID badges with photographs and electronic identification.

2. BUDAPEST, HUNGARY

      IBM Shared Services Center, City Gate Budapest

      IBM currently employs approximately 250 employees in Budapest with a capacity to grow to over 1,000. IBM's Budapest location provides the fluent language capability and attractive labor rates.

      The location situated at City Gate where IBM will perform the Services is an 8 story modern building with security access and photo ID required on each floor, with a manned security reception area on the ground floor. The layout is generally open planned on each floor and will be structured in a typical Contact Center environment.

3. NEW DELHI, INDIA

      IBM New Delhi India is a recent acquisition of Daksh, a significant existing Contact Center provider with locations in New Delhi, Mumbai and Bangalore. The New Delhi location encompasses two modern multi story linked buildings which are also set up in a typical Contact Center environment via open plan, which adheres to the security requirements set forth in Exhibit A-5 (Cross Functional Services). Each building has its own independent security on the ground floor, with the requirement for visible ID badges with photos being shown.

4.  BANGALORE, INDIA

      IBM Bangalore is a state of the art facility located in the International Technology Park Limited in Bangalore. Encompassing two floors, this facility has round the clock security with Guard Patrols, CCTV, and Door Alarms.

      Attachment A-7-1 (Transition Solution) sets forth the distribution of work by location.

(C) QUALITY CONTROLS AND MONITORING - EUROPE AND INDIA

      IBM will administer programs to make certain of Quality Assurance through contact monitoring/observations and coaching techniques. This process will be adopted in each location dependent on contact volume and the availability of tools, whether these are available initially or after transformation. IBM will have dedicated resources to perform quality monitoring functions.

      (i) Contact Quality Observations

      The call observation process will provide the following:

      Customer Interactions

      Accuracy of data entry

      Opportunity Completeness

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

      Data Record Completeness

      (ii) IBM and D&B jointly agree to a methodology to measure customer satisfaction (e.g., IVR, email survey). Within one (1) year after the Effective Date the methodology established by the parties will be agreed to and implemented in accordance with Exhibit A-5 (Cross Functional Services).

Remote Monitoring

      With reasonable notice provided to IBM, D&B will have access to unscheduled remote voice based Agent/call monitoring by pre-defined D&B QA specialists for the purposes of reviewing call handling for the sites in India and Greenock will be granted. This function will be implemented during Transition. This technology will be adopted following the Transformation in Budapest. Monitoring of calls in Budapest will be onsite. IBM has the ability for recording voice and data and will work with D&B as set forth in Exhibit A-1 (Contact Center Services).

      (ii) Coaching

      IBM Team Leaders and Subject Matter Experts will regularly review calls with the Call Agents to reinforce positive points in the call, as well as providing helpful hints for on-going improvements. Every Call Agent has calls reviewed with IBM Team Leaders and Subject Matter Experts monthly and the results of such review will be tied to annual performance evaluation.

      During Transition, IBM will work with D&B to jointly establish appropriate measurement tools for measuring Agent/Customer interaction, opportunity completion, data entry accuracy and data record completeness. IBM and D&B will jointly develop a calibration schedule for call monitoring in accordance with the methodology set forth in Exhibit A-1 (Contact Center Services). The calibration meetings will occur at a minimum of one (1) time per month with weekly meetings during Transition. The frequency of such measurement will decrease as IBM becomes more proficient over time. The calibrations session will be conducted with D&B designated Quality Assurance personnel and IBM Quality Assurance, supervisors and team leads.

      IBM has the capability for live remote monitoring in New Delhi and Bangalore locations, and will offer voiced based capability to a limited number of D&B QA personnel for unscheduled monitoring of agent calls. D&B will notify IBM of its intention to monitor calls with reasonable prior notice. During Transition, the capability for live remote monitoring will be implemented. IBM will utilize a dedicated team as part of the Quality Assurance process for the scheduling, evaluating and coaching of agents for the purpose of improving service, productivity and customer satisfaction.

      The quality call monitoring evaluation process will be consistent across all of the Services. There may be some unique geography requirements (e.g., privacy laws) that will require differences. Where possible, the form developed, the scoring technique and the weighting per standard will be consistent. IBM and D&B will review the QA tools and make adjustments to insure that a high level of customer service and satisfactions is achieved.

EUROPE SPECIFIC:

      The quality performance tool currently used in the Greenock location is E-Talk. E-Talk capability includes automated tool performance for the scheduling, collection, scoring and reporting of sampled observations to be utilized by IBM & D&B. The E-Talk functionality will be described in more detail in section D - Supplier Tools, Processes and Methodologies. This technology will be adopted following the Transformation in Budapest. Call observations in Budapest will be onsite and manual until that time.

INDIA SPECIFIC:

      The India specific solution currently uses Nice evaluator, which includes automated tool performance for the scheduling, collection, scoring and reporting of sampled observations to be utilized by IBM & D&B. IBM will provides reports at D&B's requests that contain periodic Assessment tests scores used to evaluate the revised training needs. D&B's access to this tool is described above. Nice evaluator will be utilized as of the Effective Date.

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

(D) SUPPLIER TOOLS, PROCESSES AND METHODOLOGIES

      IBM Six Sigma Process

      IBM will implement a Six Sigma or other similar best practice programs through process owners in the service delivery organization.

      IBM will implement the six sigma or similar best practice processes to all locations where the Services are performed. As part of IBM's ongoing management process, IBM will review performance in all functional areas. When an area is not performing up to standards, or when a significant issue arises, IBM will promptly take corrective action using six sigma or similar processes. If IBM is unable to achieve the required improvements or a Service Level is not being achieved for three (3) consecutive months, IBM will initiate a process improvement effort, which includes the formation of a team of people familiar with the process requiring attention, evaluation of the root cause(s) of the problem, development of an action plan and time lines, implementation of the selected improvements, and track the performance of the function until all objectives are achieved. IBM will communicate the plans, milestones and progress against plan for these activities. A process improvement effort may also be invoked by mutual agreement of the Parties when operational issues arise or there is a mutual benefit to improve service, quality or customer satisfaction.

(F) SERVICE IMPROVEMENTS

      IBM will utilize people processes and technology to enhance and transform operations in a manner that grows revenue, reduces costs, improves productivity, increases quality, and leads to greater customer satisfaction.

      Over the life of the project, IBM and D&B will engage in a variety of activities that will re-engineer processes, and deploy new technology platforms to bring about significant operational and financial benefits. These activities are set forth in Attachment A-7-3 (Transformation).

      During Transition, IBM will implement immediate improvements in operational effectiveness through a process known as "Operational Enhancement". The goal of this effort is to evaluate the current state of operations as performed by D&B, and identify changes that can be incorporated into the initial stages of the program to bring about productivity and quality improvements from the start of operations. IBM will communicate the plans, milestones and progress against plan for these activities.

APPROACH

      Services that will be included in the Operational Enhancement include the functions such as:

      Technical Support Request U.S.               Service Failures U.S.
      Usage Request U.S.                           CRC Renewal US
      Duns Voice Assistance Request U.S.           E-Update Validation U.S.
      Fulfillment Request U.S.                     Family Tree
      Complaints U.S.                              Contract Administration

      As these operations are migrated into an integrated Contact Center operation, there are two significant areas of opportunity that IBM will provide: Workforce Management and Process Redesign.

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

      The Workforce Management effort will enable the wide-spread application of best practice planning, scheduling, adherence monitoring, and performance standards and metrics across the operation.

      Process redesign will focus on modifying the way in which jobs are structured and work is performed. This includes the application of both agent and site level best practices across the operation, as well as the identification of areas that can benefit from either broadening or narrowing the scope of specific job functions (depending on the nature of the tasks being performed).

      It is expected that the effort would be conducted in two (2) phases over a 4-6 week period, with follow on activities to be determined at the and of that period. The phases will include the following

      Phase 1

-     Process and Job Design Workshops

      -     Brainstorming sessions with D&B engagement teams (IBM and D&B)

      -     Specification of any additional data required from D&B

      -     Agreement on D&B and IBM points of contact for the effort

      - Specification of requirements for D&B SMEs who will be critical for Phase 3

      -     Data gathering and review

-     Workforce Management

      -     WFM Reviews

            -     Interviews with appropriate D&B team

            -     Review of current WFM KPIs

            -     Review of current management reports

            -     Review of Blue Pumpkin utilization

            -     Review of WFM processes

      -     Identify Best Practices in WFM

      -     Gap Analysis

      -     Change WFM KPIs

      -     Identify opportunities for headcount reductions

      -     Validate FTE reductions

      Phase 2

-     High level "as-is" process understanding

      -     Confirm site visit calendar/agenda

      -     Communicate site visit plans to D&B participants

      - Visit D&B sites side by side observations w/ D&B functional resources and SMEs

      -     Document understanding of functions (build process scenarios)

-     Create newly defined "to be" processes

      -     Determine process improvements

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            -     Validation of newly defined processes with SMEs

            -     Review and hand-over with training and site management teams

      - Define follow on activities (and time horizons) where additional opportunities will be pursued

PROPOSED TIMELINE

         Phase 1

      -     Data gathering and analysis                         pre-contract

      -     Process/job function workshops                      pre-contract

      -     Review Workforce Management practices               10/18 - 10/18

      -     WFM analysis/recommendations                        10/18 - 10/22

      -     Identify/validate WFM headcount reductions          10/25 - 11/05

         Phase 2

      -     High level "as-is" process understanding

      -     Site visits and SME/function resource interviews    10/18 - 10/27

      -     Create newly defined "to be" processes              10/28 - 11/05

      -     Identify projected headcount requirements           11/08 - 11/12

      -     Validate headcount reductions/potential savings     11/15 - 11/24

 (G) COMMUNICATIONS INFRASTRUCTURE

            In the pre-Transformation time period, IBM will heavily utilize D&B's existing systems and technology infrastructure to execute the work being performed in our Contact Centers. Appropriate security measures will be established to safeguard D&Bs information resources.

            During the Transition, IBM will be implementing sites and will be providing connectivity back to the D&B network as set forth in Exhibit A-6-5 (Technology Solution). IBM will continue to utilize D&B `s voice network for routing calls to existing and IBM implemented Contact Centers during Transition and while Inbound Contact Services are performed in D&B locations. By the end of the Transformation stage, IBM will have implemented new technology and tools for routing of calls and providing a more effective End User experience.

            Information documenting the new voice architecture and other Technology improvements as a result of Transformation is in the D&B Transformation Solutions Document.

INDIA SOLUTION:

      -     Facilities provided by IBM will include the following capabilities:

            - Additional functionality post Transformation is set forth in Attachment A-7-3 (Transformation).Fully functional inbound and outbound call centers

                  -     Full functional telephony system

                        - Automatic Call Distribution for routing of inbound voice only as per scope for New Delhi

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                        -     Route calls based on the dial number (DNIS) and/or
                              calling party (ANI)

                        -     Customer profile through CTI

                        -     Service Levels

                        -     Overflow routing

                        -     Call re-routing based on queue statistics

                        -     Queue music and message capabilities

                        -     Dynamic call routing

                        - Chat, callback and web collaboration utilizing D&B's current capabilities during Transition and post Transformation as further described in Attachment A-7-3 (Transformation Solution).

                  -     Contact monitoring capabilities including:

                        -     Remote and local capabilities

                        - Silent monitoring of voice for quality assurance and training purposes

                        - Multimedia Recording of voice including data interaction, including chat and web as further described in Attachment A-7-3 (Transformation Solution).

                        -     Record of call, by Agent or by Service

                        - Assign classifications and comments to recording for easy retrieval

                        - Review, archive, and export recordings to other devices for long term storage

                  -     Fully functional outbound dialer

                        -     Predictive and preview capabilities

                        - Positive voice, fax, modem, pager, and answering machine detection

                        -     Campaign and call list management,

                  - Voice mail capabilities to handle Inbound Contacts during long queue times and after hours

                  - Computer Telephony Integration with screen-pop, data collections, scripting, and knowledgeware integration with support from D&B

                  - Fully functional desktop personal computer capable of delivering as-is and transformational applications

                  - Report system that delivers a comprehensive perspective of agent and Contact Center performance, allowing real-time access to:

                        - View agents holistically across channels and services

                        -     Generate reports on operational metrics over time

                        -     Gauge Inbound and Outbound Service performance

                        - Receive standard reports that reveal service and campaign performance

            - Secure facility with appropriate data protection systems and segmented dedicated floor space

            -     Redundancy of critical system

            -     Power

                  -     Telephony Switching

                  -     Telephony/data transport

                  -     Facilities

EUROPEAN BASED SOLUTION:

            Facilities provided by IBM will include the following capabilities:

      -     Fully functional Inbound and Outbound Contact Centers

      -     Full functional telephony system

      - Automatic Call Distribution for routing of inbound voice only as per scope for New Delhi

      -     Route calls based on the dial number (DNIS) and calling party (ANI)

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      -     Dynamic Call Routing

      -     Agent skills

      -     Service levels

      -     Overflow routing

      -     Call re-routing based on queue statistics

      -     Multi-site routing: Budapest, Milan and Greenock

      -     Dialer - if determined by IBM to provide benefit

      -     Queue music and message capabilities

      -     Contact monitoring capabilities including:

            -     Remote and local capabilities - Greenock

            -     local only in Budapest until post transformation

      - Multimedia Recording of voice (chat and web - as further described in Attachment A-7-3 for Transformation)

      -     Record of call, by agent, by entire campaign or random

      -     Assign classifications and comments to recording for easy retrieval

      - Review, archive, and export recordings to other devices for long term storage

      -     Positive voice, fax, modem, pager, and answering machine detection

      -     Campaign and call list management

      - Voice mail capabilities to handle inbound contacts during long queue times and after hours

      - Chat, callback and web collaboration utilizing D&B's current capabilities - reference Attachment A-7-3 for Transformation.

      - Integration with screen-pop, data collections, scripting, and knowledgeware integration with support from D&B

      - Fully functional desktop personal computer capable of delivering as-is and Transformational applications

      - Report system that delivers a comprehensive perspective of agent and Contact Center performance, allowing real-time access to:

            -     View agents holistically across channels and services

            -     Generate reports on operational metrics over time

            -     Gauge inbound performance

            - Receive standard reports that reveal service and campaign performance

      - Secure facility with appropriate data protection systems and segmented dedicated floor space

      -     Redundancy of critical system

      -     Telephony Switching

      -     Telephony/data transport

      - Additional functionality post transformation is set forth in Attachment A-7-3 (Transformation).

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(H) DISASTER RECOVERY PLAN

            IBM's BCP capabilities are set forth in Attachment A-6-5 (Technology Solution). If there be an outage in one of IBM's centers that negatively affects service to D&B's critical time sensitive customer applications, then IBM will as applicable, reallocate resources in centers, (e.g., flying resources between centers like New Delhi and Bangalore, or shifting workload). IBM will provide this service as a best efforts continuity plan and will work jointly with D&B to determine which calls need to be addressed on a situation by situation basis.

(I) TRANSITION PLAN

            The Transition Plan is described in Attachment A-7-2 (Transition Solution). IBM's Contact Center Transition Plan includes the following:

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EUROPE:

            The graphic below details the baseline language support by function provided by our delivery centers in Europe:

COUNTRIES           LANGUAGES              FUNCTION             D&B LOCATION             IBM LOCATION
UK/IRELAND          English                CC Inbound           Manchester/HW, UK        New Delhi, India
                    English                Fam Tree             Rotterdam, Netherlands   Budapest, Hungary
                    English                Pers Investigation   Rotterdam, Netherlands   Budapest, Hungary
                    English                Service F/C          Almelo, Netherlands      Budapest, Hungary

                    Dutch/Flemish/French   CC Inbound           Rotterdam, Netherlands   Greenock, Scotland
                    Dutch/Flemish/French   Fam Tree             Rotterdam, Netherlands   Greenock, Scotland
                    Dutch/Flemish/French   Pers Investigation   Rotterdam, Netherlands   Greenock, Scotland
                    Dutch/Flemish/French   Service F/C          Almelo, Netherlands      Greenock, Scotland
                    Dutch/Flemish/French   VIP Reporters        Rotterdam, Netherlands   Greenock, Scotland

ITALY               Italian                CC Inbound           Milan, Italy             Milan, Italy
                    Italian                Fam Tree             Rotterdam, Netherlands   Budapest, Hungary
                    Italian                Pers Investigation   Rotterdam, Netherlands   Budapest, Hungary
                    Italian                Service F/C          Bari/Turin/Milan, Italy  Budapest, Hungary

GERMANY             German                 Fam Tree             Rotterdam, Netherlands   Budapest, Hungary
                    German                 Pers Investigation   Rotterdam, Netherlands   Budapest, Hungary

AUSTRIA             German                 Fam Tree             Rotterdam, Netherlands   Budapest, Hungary
                    German                 Pers Investigation   Rotterdam, Netherlands   Budapest, Hungary

SWITZERLAND         German                 Fam Tree             Rotterdam, Netherlands   Budapest, Hungary
                    French                 Fam Tree             Rotterdam, Netherlands   Greenock, Scotland
                    German                 Pers Investigation   Rotterdam, Netherlands   Budapest, Hungary
                    French                 Pers Investigation   Rotterdam, Netherlands   Greenock, Scotland

SPAIN               Spanish                Fam Tree             Rotterdam, Netherlands   Greenock, Scotland
                    Spanish                Pers Investigation   Rotterdam, Netherlands   Greenock, Scotland

PORTUGAL            Portugese              Fam Tree             Rotterdam, Netherlands   Greenock, Scotland
                    Portugese              Pers Investigation   Rotterdam, Netherlands   Greenock, Scotland

DENMARK             Danish                 Pers Investigation   Rotterdam, Netherlands   Greenock, Scotland

NORWAY              Norwegian              Pers Investigation   Rotterdam, Netherlands   Greenock, Scotland

SWEDEN              Swedish                Pers Investigation   Rotterdam, Netherlands   Greenock, Scotland

TURKEY              Turkish                Pers Investigation   Rotterdam, Netherlands   Budapest, Hungary

ISLAMIC COUNTRIES   Arabic                 Pers Investigation   Rotterdam, Netherlands   Budapest, Hungary

RUSSIA              Russian                Pers Investigation   Rotterdam, Netherlands   Budapest, Hungary

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(K) EXISTING THIRD PARTY RELATIONSHIPS

EUROPE:

            In mailing Orders from Europe as set forth in Exhibit A-1 (Contact Center Services), IBM may contract a Third party for the mail fulfillment of D&B products where special printing and mail requirements have been specified. As of the Effective Date, the volume is 200 items/month UK, 180/month Benelux and 40/month Italy. The parties anticipate that the items will average from one (1) to five (5) pages. During Transition, IBM will monitor the volumes and decide whether IBM will handle this internally or engage in a Third Party Supplier.

            India:

            IBM will utilize Third Parties for transport, catering, IT network, systems and hardware maintenance, and IBM will not utilize any Third Party for any specific delivery obligation.

 (L) TRAINING

            IBM will provide Subject Matter Experts to work with D&B to identify and transfer knowledge on existing training materials while conducting gap analysis to ensure that sufficient training materials are available to train the new hires.

            For post Transition process changes and/or updates, D&B will provide information and SME support for the development of training materials and IBM will develop the training materials.

            Employees hired to support the D&B processes will be required to pass a proficiency test at the end of their training period. The test will be jointly developed by IBM and D&B to ensure all employees are proficient. The test will cover service skills, language skills and process knowledge.

EUROPE:

            IBM will train employees in the following phases.

            1. Induction into IBM for new employees will at first be provided by Manpower, Adecco, or IBM; and

            (Including Background to IBM, Background to D&B, Call Handling, Complaints Handling, Tools and Applications, Products and Services)

            2. Subject Material training to conduct job role / function.

            (Including information gathered by IBM SME's during knowledge transfer and curriculum and simulation development phase).

            IBM will provide a continuous improvement process in its training programs to ensure speed of knowledge transfer while maintaining high quality output.

INDIA SPECIFIC:

      IBM's training program includes the following three dimensions:

      1.    IBM Induction Training

            -     IBM Overview-Mission, Vision, Values

            -     Policies and Procedures

            -     Management Team & Functional Team Introductions

            -     Contact Center Industry Overview

            -     D & B Profile, industry and nuances

            -     Quality Norms

      2.    Voice & Accent Training & Soft Skills Training

            -     Voice and Accent

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            -     Culture Training

            -     Soft Skills

      3.    D & B Process training

            -     Specific to D & B process

            IBM will determine Personnel proficiency by the following parameters:

      -     Communication

      -     Listening and Comprehensibility

      -     Pronunciation

      -     Geography specific culture

      -     Confidence

      -     Respect for the customer (Behavior and Attitude)

            -     Basic knowledge of D&B

            -     Business operations

            -     Products and service applicable to function

            -     Basic operational procedures.

            IBM will certify employees prior to allowing such employees to perform the Services. The certification measures proficiency in domain (demonstrated understanding of workflow applications), communication (understanding of etiquette and syntax), soft skills (such as team work measured through classroom behavior) and culture orientation (ability to adapt writing and speaking style to NA/UK English etc.)

            Culture Orientation

            Training includes the use of a specific Tool kit for NA & UK Culture Orientation which covers Customs, Dominant attitudes, Business Practices and attitudes, an orientation towards working environments in the NA and UK, Social and Cultural Orientation. D&B will provide specific "business culture" capabilities to be included in IBM's training modules.

(M) SERVICE ESCALATIONS

            IBM will work with D&B to agree process and procedure that will deal with escalation and resolution of End User issues. D&B will provide the necessary information to close service escalations as and when they arrive and IBM will utilize such information to improve service escalation procedures. D&B will provide IBM with internal contacts (name, title, telephone no) who will be responsible for researching failures and providing alternative solutions/strategies. IBM will provide a logging and tracking system that will log the issue, time, date, owner and content. IBM will log, monitor and escalate to achieve the necessary solution and will provide monthly reports on closed and out of line situations.

            IBM follow a multi-level escalation process for issues/ complaints not redressed appropriately.

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            The level of escalation for End User issues will be determined by the following criteria:

      - Nature of problem (e.g., a consistent quality problem with an agent is typically an Operations Manager issue while non-performance on global quality standards would be an issue directly escalated to the Global PE and the Center Head).

      - Redress of problem at the previous level - Any problem not satisfactorily resolved in a limited time period at the level where it is discussed can be potentially escalated to the next level as summarized below.

LEVEL 1     Escalation to concerned Operations Manager
LEVEL 2     Escalation to DPE or a corresponding IT director
LEVEL 3     Escalation to Global PE and GM of concerned Business Unit
LEVEL 4     Escalation to Center heads for complex issues/ problems

(N) SALES SKILLS

            The majority of people performing the Services will be of graduate caliber with excellent communication skills. IBM will seek sales skills and where possible experience in recruitment of positions that have a revenue generation responsibility. In addition to the basic training program on D&B's products, training will be given to the agents to enable them to actively Cross-Sell and Up-Sell D&B's products and services, including the ability to recognize an opportunity, create demand and then close that opportunity with a successful sale.

            IBM will perform warm transfers of high prospect sales leads as further described in Exhibit A-1 (Contact Center Services). If an Agent attempts to perform a warm transfer and D&B places the call on hold for longer twenty (20) seconds, then IBM shall generate such lead as a normal lead and not a warm transfer.

            IBM will implement processes/technologies to enhance sales (e.g., scripting, knowledge ware, and other technologies) to facilitate closing a D&B sale. IBM will incent revenue generation performance by: 1) hiring people into revenue generating roles with a demonstrated sales ability, where possible and fit a skills and personality profile that will be reviewed with D&B; 2) establishing objectives for functional groups of IBM Personnel depending on D&B's business needs and objectives agreed with the IBM project office; 3) establishing specific individual incentives and recognition which includes performance rating attainment, providing overachievement targets and selected incentives, or working with D&B to jointly offer additional incentive for special promotions; 4) Develop and provide training that supports the generation of sales and lead identification; 5) Implement processes for the measurement and evaluation of sales processes, groups, and agents; and 6) Provide incentives to encourage the expansion of revenue achievement and the targeting of individual or groups of products and services.

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                                  ANNEX A-6-1-A

                             EU FILE UPDATE SOLUTION

TABLE OF CONTENTS

(A) SOLUTION OVERVIEW..................................................      2

(B) IBM STAFF AND FACILITIES...........................................      9

(C) TOOLS, PROCESSES, AND METHODOLOGIES................................     13

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IBM SOLUTION DOCUMENT: CONTACT CENTER - EU FILE UPDATE SOLUTION

(A) SOLUTION OVERVIEW

(i) CURRENT D&B ENVIRONMENT

The File Update (including File Build) Service, as more particularly described as part of the Acquisition Services set forth in Section 3.1 of Exhibit A-1 (Contact Center Services Statement of Work) is currently provided to D&B by a third party supplier, Astron BPO Limited ("Astron"), from Leicester, United Kingdom ("EU File Update Services").

                   EU FILE UPDATE POINT OF DEPARTURE (25 FTE)

                                     [MAP]

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(ii) IBM STEADY STATE SOLUTION AND OPERATIONAL APPROACH

      (a) SOLUTION OVERVIEW

With support from both D&B and Astron, IBM will migrate the EU File Update Service from Astron to an IBM delivery center in Bangalore, India.

This solution was determined by IBM after considering a number of factors, including availability of skills, contact center facilities, language needs, robustness of labor markets, political ramifications, costs and ease of Transition.

Migrating the EU File Update Services to Bangalore, India will enable IBM to meet D&B's requirements and achieve its guiding principles of reducing costs while increasing customer satisfaction and improving revenue with minimal disruption to D&B's customers.

The following represents the delivery environment in which IBM will provide the EU File Update Services following Transition (2Q05)

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                    EU FILE UPDATE POINT OF ARRIVAL (29 FTES)

                                     [MAP]

HOURS OF OPERATION

IBM are required to run a split shift resource pattern to allow a small volume of calls to be made before 09.00 and after 17.00 GMT. This procedure has been put in place through experience of poor availability of small businesses - typically sole traders and partnerships in the construction or haulage industries - during standard business hours. IBM is therefore required to provide cover between 08.00 - 19.00 GMT Monday to Friday to increase the opportunity to contact these types of businesses.

UK CAMPAIGN DESCRIPTIONS

      FILE BUILD CAMPAIGN

      NEW BUSINESSES

      There is a requirement to add new business records to the database. D&B have a contract with a company who supplies D&B with this data monthly. D&B may also receive such

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      records from a variety of other sources e.g. e-partners. The records need to be called to confirm and collect the data indicated. It is essential that duplicates are not created on the database. More in-depth questions are asked to establish if the record for that business already exists on the database, or to establish if it is a branch location, in which case it needs linking to the correct headquarters record. This is currently done by searching the D&B database using Dunstel and CD Locator during the interview.

      FILE MAINTENANCE CAMPAIGN

      "TRIGGERS"

      A monthly file of records is received from a bureau that monitors D&B telephone numbers. As changes occur, the records are passed to D&B to contact and verify the changes and update the records. The changes will be either to the business name or address listed for that telephone number. These records could be corporate, non-corporate or branches. Each of these records will already be on the database, and have a DUNSnumber, a campaign reference number and in some case an internal tracking number although an update may be needed to a different DUNSnumber to the one originally presented.

      INVALID TEL NO CASES/GONE AWAYS

      "Trigger" service will also supply D&B with records where the telephone number is invalid. In these cases D&B sometimes search for a new telephone number for this business. When a new number is found, the business needs calling. D&B also receive back from customers mailing pieces that could not be delivered - "Gone Aways". In a lot of these cases, the telephone number is correct, and by calling these records the new address can be found. These records are de-duplicated against the other "Trigger" records to ensure there is no duplication of work. Each of these records will already be on the database, and have a DUNSnumber, although an update may be needed to a different DUNSnumber to the one originally presented.

      DATA MAINTENANCE

      D&B will also require other records to be called, e.g. to collect missing data, or if the record is part of a regular update cycle. Each of these records will already be on the database, and have a DUNSnumber. The data elements required to be collected during each interview are as previously submitted to IBM, as described in Exhibit A-1 (Contact Center Services Statement of Work).

      QUALITY STANDARDS

      In performing the EU File Update Services, IBM will achieve the overall quality standards ("Quality Standards") referenced in the Schedule B (Service Levels). In summary, the achievement of the Quality Standards will be assessed as follows:

      ACCURACY: i.e., the employee figures quoted should accurately represent the actual employee figure of the business.

      COMPLETENESS: i.e., an employee figure should be collected on x% of cases updated.

      TIMELINESS i.e. the campaign is completed on time.

      PROCESS ADHERENCE: i.e., where defined processes are followed, e.g., non-creation of duplicates.

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To ensure consistent adherence to the Quality Standards, D&B will perform regular quality checks on a statistically valid sample of records processed by IBM and provided to D&B.

(b) TRANSITION OVERVIEW

In order to implement IBM's solution, there will be a period of Transition broken into two (2) components: Managerial Transition and Operational Transition. The Managerial Transition period will achieve the following activities; establish the governance structure, harvest knowledge of D&B and Astron's existing processes and skills, train the IBM trainers, and fit out IBM's delivery centers with the necessary technology to provide the EU File Update Services to D&B. In undertaking the technology installation, IBM will implement and install the required connectivity, desktops, software and applications and will configure the dialer with interfaces and front-end systems. During the Operational Transition, IBM will hire, train and bring live the EU File Update Contact Center agents required to support D&B's requirements.

Following Transition, the EU File Update Services will be delivered from IBM's Bangalore, India delivery center. The EU File Update Services will be performed by experienced delivery resources with language skills matched to D&B's requirements. The IBM Bangalore delivery center will perform continuous process and quality improvement programs to increase efficiency and reduce costs.

The EU File Update Service-specific Transition activities are set out in further detail in Exhibit A-7 (Transition and Transformation).

An IBM team comprising of a trainer, quality auditor and team lead will travel to the United Kingdom for a six (6) week period in order to understand the EU File Update process, carry out work shadowing and produce process maps. In the first week of the visit, D&B and IBM will jointly develop and agree the detailed agenda for the visit and shall document the agreed objectives, Deliverables and acceptance criteria, and gate reviews. Currently, the plan is for a six (6) week visit to be conducted as follows:

      PHASE 1 - CLASSROOM TRAINING

      This phase comprises two (2) week period of classroom training staged at D&B's facility at High Wycombe, United Kingdom and conducted by D&B trainers. The objective of this training will be to teach the IBM team about the process and familiarize the IBM team with the D&B business environment and work culture. At the end of the training, the Parties will assess progress made, the intention being that the IBM team should have acquired a sufficient understanding of the process to move forward into phase two (2) of work shadowing.

      PHASE 2 - WORK SHADOWING

      This phase comprises a two (2) week period of work shadowing based primarily at D&B's High Wycombe, United Kingdom and Almelo, Netherlands facilities to enable the IBM team to work with the D&B representatives and obtain hands on experience of the UK Service Failure process. In addition, D&B will use Commercially Reasonable Efforts to obtain Astron's consent to am IBM site visit to Astron's Leicester facility to enable the IBM team to watch live transactions and gain further understanding of the delivery model and process

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      design. If Astron's consent is not obtained, the Parties will agree a work-around based at D&B's High Wycombe, United Kingdom facility.

      PHASE 3 - PROCESS MAPPING/IMPROVEMENT

      This phase comprises a two (2) week period of process mapping and process improvement based at D&B's High Wycombe, United Kingdom. During this time, the IBM team will be assisted by the D&B team, as reasonably required by IBM. D&B will provide guidance to IBM by reviewing the work done by IBM, and verifying, checking for accuracy and completeness, and suggesting changes. The Parties expect this to be an iterative process which will continue until D&B and IBM feel that the process has been correctly mapped.

Subsequently, the IBM team will return to India and will train the rest of the IBM team ("train the trainer"). During this period, D&B will provide remote support to the train the trainer process and certification of IBM trainers through the use of video conferencing, remote call monitoring and similar techniques, providing guidance and remedial feedback. If the Parties agree that the train the trainer process is not proceeding as required, D&B shall, acting reasonably, consider any request from IBM for D&B to send a subject matter expert to IBM's Bangalore, India facility to assist the process.

The current ramp up plan is at six (6) weeks. During the Knowledge Transfer ("KT") phase, IBM will collect baseline data on the process performance to help determine what the exact ramp up phase will be. KT is scheduled for a six (6) weeks on site activity. After two (2) weeks, four (4) weeks, and six (6) weeks of the KT phase, D&B and IBM will jointly review the possibility of altering the six (6) week ramp up period. Any decision will be taken based on the data collected by the IBM team and the increased knowledge of the process. Handover over of the service will be dependent on satisfaction of acceptance criteria developed in accordance with Annex A-7-1 (Transition Solution) in order to demonstrate the achievement of the required level of effectiveness. The IBM trainer and quality auditor will lead the coaching process, assisted by D&B subject matter experts, as described above.

      (c) IBM VALUE PROPOSITION

IBM will work to provide delivery value to D&B through the following activities:

- Assembling a delivery team with deep expertise in global transitioning and Contact Center delivery to mitigate risk; effect a smooth and efficient Transition of the EU File Update Services; as described in Exhibit A-7 (Transition and Transformation); and to perform the Transaction Processing Services in accordance with the Agreement;

- Leveraging an in-place IBM delivery center and infrastructure to reduce costs and realize speed to benefit;

- Focusing on continuous improvement with rigorous Six Sigma methodology to drive improved Service Levels;

- Providing business continuity through IBM's worldwide delivery network to provide requisite solution availability and system performance;

- Committing to high levels of quality and Service delivery to improve control environment and minimize Service disruption; and

- Accelerating the Transition to IBM's Bangalore, India delivery center to allow D&B to withdraw from its contract with Astron within the required timeframes in accordance with Exhibit A-7 (Transition and Transformation).

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(d) ONGOING OPERATIONS AND START-UP

      IBM will be responsible for executing outbound calling campaigns provided by D&B. IBM will provide a flat file with updated records. D&B will be responsible for the flat file upload into D&B's systems for record updates as provided by IBM. Furthermore:

      - D&B will provide IBM with information on the created campaign in a specific format agreed between the Parties;

      - D&B will regularly update the universe of records proactively in a specific and agreed file layout;

      - D&B will also provide relevant reference information to assist the updating of records;

      - D&B will provide specific operating rules to be followed to update records (data to be used to contact the company, to be checked and/or to be updated, specific campaign needs);

      -     D& B will support IBM to design and test the technology interface;

      -     D&B will develop and manage campaigns for IBM on an ongoing basis;

      -     D&B will provide forecasts for up to six (6) months in advance; and

      - IBM will implement outbound calling campaign provided by D&B on a weekly, monthly or ad hoc basis.

(e) TECHNOLOGY INFRASTRUCTURE

      IBM's technology infrastructure responsibilities include:

      - Development and maintenance of a front-end user interface which incorporates system validations (based on rules to be provided by D&B) to enable Contact Center agents to enter data in a consistent format without triggering mainframe validations once uploaded into the D&B database;

      - Managing the infrastructure necessary to support the IBM delivery centers' telephony infrastructure;

      - Maintaining telephony infrastructure including PBX equipment, dialers, cabling, headsets, telephones and other equipment as required to deliver the EU File Update Services;

      - Performing telephony engineering functions including, capacity and configuration;

      - Performing dialer programming, including feature and function software upgrades/changes to support business requirements; and

      - Updating, managing and maintaining dialer feature functionality in accordance with D&B's business requirements.

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                        IBM Business Consulting Services

                                                                      [IBM LOGO]

(B) IBM STAFF AND FACILITIES

(i)  SERVICE DELIVERY LOCATIONS

In order to meet D&B's business objectives and requirements, IBM will use its delivery center located in Bangalore, India to provide the EU File Update Services. The business objective trade-offs factored into the choice of location choice include: language availability vs. labor cost, and customer satisfaction vs. labor cost.

      (a) STAFFING - POINT OF DEPARTURE

IBM reconciles twenty-five (25) FTEs from Astron as the point of departure. The FTE locations for EU File Update personnel are set out in the following table:

FACILITIES             LEICESTER, UK       TOTAL
------------------------------------------------
FTE's                        25              25

* Trainer and Team Lead are over and above the above-mentioned FTEs. They are, however, not fulltime on this process.

      (b) STAFFING - POINT OF ARRIVAL

      The point of arrival FTE locations for EU File Update personnel are set out in the following table:

Facilities             Bangalore, India    Total
------------------------------------------------
FTE's                         29             29

(ii) STAFFING PLAN

IBM will migrate all EU File Update Services from Leicester, United Kingdom to Bangalore, India. The current volumes are seven hundred thousand (700,000) outbound calls a year, of which (five hundred and eighty thousand) 580,000 are expected to be related to File Update and one hundred and twenty thousand (120,000) are expected to be related to File Build. Based on these call volumes and "number of calls per hour" figures provided by D&B, IBM's staff plan for EU File Update Services is:

                                                                 CALLS PER     TOTAL HOUR      # OF FTE
                                          # OF CALLS                HOUR       REQUIREMENT     REQUIRED
-------------------------------------------------------------------------------------------------------
BUILD                                       120000                   16            7500            5
MAINTENANCE                                 580000                   19           30526           20
Supervisor / Trainer / QA / Dialer SME                                                             4

                              IBM D&B Confidential
                            IBM Contact Center: EU File Update Solution Document

                        IBM Business Consulting Services

                                                                      [IBM LOGO]

IBM will cross train its service representatives between the File Update and File Build processes to enable resource leveling and flexibility.

In addition to the IBM customer service representatives, IBM will provide managerial and quality support to the team and will provide the following personnel:

      -     Team Lead;

      -     Quality auditor;

      -     Dialer expert; and

      -     Trainer.

Thus, the total headcount is twenty-nine (29). In addition, IBM will work with D&B each knowledge transfer check point during Transition to determine whether this number of managerial and quality support roles is appropriate for the detailed training and ramp up approach that is ultimately developed and agreed between the parties during Transition. Thereafter, the Parties will assess the level of training resource on an ongoing basis during the Term.

Based on volume projections from D&B, IBM will adjust staff accordingly to meet increased volumes. If the projections are for increased volumes on a regular basis that will require IBM to increase its staff, IBM will do so accordingly. If the projected increased volumes are temporary or cyclical, IBM will utilize overtime, nights and weekends to accommodate the volume spikes. IBM will also cross train all in-scope EU File Update staff. All staff will be able to support volume spikes to protect D&B revenue and ensure achievement of Service Levels.

(iii) STAFFING PROFILES

During IBM's recruitment process, D&B will be given an opportunity to review CVs and language skills of prospective agents, and to make suggestions having regard to the overall demographic profile for the IBM service representative team and based on D&B's business needs and experience, the intention being that preference be given, where possible, to candidates with business knowledge/training and `commercial' experience. The Parties will discuss and agree the process for involving D&B in the recruitment process, including turnaround times, forthwith after the Effective Date.

(a) The following profile summary has been developed for the EU File Update staff at IBM:

            -     Graduation degree from a recognized college in India;;

            - Excellent communication skills, proficiency in spoken English and appropriate accent neutralization;

            - 0-2 years of experience as a Contact Center agent; preference on outbound calling experience (business to business);

            -     Good data entry and PC skills;

            -     Ability to work independently;

            -     Ability to resolve issues; and

            -     Good time management.

                              IBM D&B Confidential
                            IBM Contact Center: EU File Update Solution Document

                        IBM Business Consulting Services

                                                                      [IBM LOGO]

(b) Key employee traits for which IBM will test beyond basic qualifications and relevant experience are:

            -     Ability to take "independent" decisions;

            - Ability to overcome objections from subject companies; this will initially be assessed using questioning techniques; ongoing assessment during training via role play and live calls

            -     Ability to multitask;

            - Ability to work to targets, on own initiative and under pressure where required;

            -     Ability to follow procedures and instructions; and

            -     Investigative nature.

(c) The profile for the team leads is as follows:

            -     Leadership, mentoring and daily planning capabilities;

            -     Clear, concise communication skills;

            -     Ability to handle escalated calls;

            -     Graduate degree; commercial awareness and

            - 2-4 years of relevant experience in a Contact Center environment.

(d) The roles and responsibilities of the team leads are as follows:

            -     Single point of contact for D&B operations team;

            - Regular review with the D&B operations team for performance review and regular/daily communication;

            - Prepare the team to meet established performance criteria and Service Levels;

            - Provide daily team guidance and training on job specific modules as required;

            -     Perform various administration tasks;

            - Lead in setting and achieving operational objectives and track and report Service performance;

            -     Manage complex issue escalation;

            - Monitor/coach staff and recommend/implement ways to improve Service Levels, customer satisfaction, service strategies and operational guidelines;

            - Evaluate training material to ensure that the most efficient process flows and work instructions are developed that satisfy D&B's needs;

            - Provide leadership and demonstrate positive influence that motivates and drives the IBM team to success;

            - Ensure all policies, practices and procedures affecting Service delivery are communicated and understood both internally and externally;

            - Manage quality and reporting as per D&B and IBM guidelines and as set out in the Agreement; and

                              IBM D&B Confidential
                            IBM Contact Center: EU File Update Solution Document

                        IBM Business Consulting Services

                                                                      [IBM LOGO]

            - Lead operational enhancement and productivity improvement initiatives.

(e) The profile for the Quality Auditor is as follows:

            -     Graduate degree;

            -     1-2 years of relevant experience

            -     Ability to guide and coach people on improvement areas; and

            -     Excellent communication skills.

(f) The roles and responsibilities of the Quality Auditor are as follows:

      -     Responsible for listening to calls and perform quality audits;

      -     Provide feedback to people based on performance, coach, mentor;

      - Identify trends that lead to error and poor quality - update the group on these trends, plan corrective actions; and

      - Pro-actively propose to D&B process and/or solution changes which will improve quality.

                              IBM D&B Confidential
                            IBM Contact Center: EU File Update Solution Document

                        IBM Business Consulting Services

                                                                      [IBM LOGO]

(C) TOOLS, PROCESSES, AND METHODOLOGIES

(i) TOOLS AND SOFTWARE

The following chart describes the tools and software required to perform EU File Update Services that each Party shall provide during the Term:

                             D&B                                                        IBM
-------------------------------------------------------------- -------------------------------------------------------
XML files with the data content                                Interfaces to feed data into systems
Bulkload tool                                                  Front end system to load data
Dunstel mainframe database look up utility or web-based        Lookup tables
alternative
CD Locator                                                     Functionality to extract completed records in flat file
                                                               format and send to D&B
UK Royal Mail Postal Address File (PAF)
Bank reference file
Other appropriate reference files

(ii) FILE EXCHANGE

D&B will send data to IBM in the form of XML files; IBM shall return such data to D&B in fixed field text format. D&B will manage campaigns and provide IBM with the campaigns. D&B will be using an Internet management tool for to manage campaigns. FTP extracts of the XML files will be sent by IBM to the IBM FTP server in Bangalore. XML files will have all the details that IBM has to verify on an account (details like DUNS #, Address etc will be there in the XML files). The files will also contact a campaign number and a field for agent/operator identification code

XML file formats will be the same for File Build and File Maintenance; but since File Build are new records, there will be less incoming data in them. File Maintenance, on the other hand, are existing accounts with only some details to be verified, hence XML files for File Maintenance contain more data. For File Builds, a dummy DUNS# will be provided to identify a record.

The XML files will be loaded into the dialer using the interface. Front-end system will be developed to accept all the information. A predictive dialer will be used for outbound calling. For each data field in the XML file, IBM has to return some value such as - Confirmed, Updated, Deleted etc. In addition, there are many flags that need to be marked - such as "Not able to contact". IBM should also return a time and date stamp showing exactly when the information was updated, and an

                              IBM D&B Confidential
                            IBM Contact Center: EU File Update Solution Document

                        IBM Business Consulting Services

                                                                      [IBM LOGO]

unique operator/agent identification code to allow D&B to assess trends and pinpoint the source of complaints from subject companies.

(iii) FREQUENCY OF DATA EXCHANGE

There are two (2) types of campaigns that D&B runs: long term and short term. Long-term campaigns are 1-3 month period while short-term campaigns are 1-2 week period. Every time a campaign is designed, IBM will have to accept the XML files. On an average, 3-4 updates can be expected each month. On the output side, text files will need to be sent to D&B on a daily basis, so that D&B's customers have access to the latest information at every stage.

There will need to be a delist process established in case a customer asks to be de-listed. However, such cases will be limited since D&B has a telephone preference service that eliminates the passing of records to IBM that are de listed.

Dialer and Applications integration will not be required since the two (2) function independently.

(iv) OTHER APPLICATIONS - The interfaces will also have to have two (2) other applications:

      -     Look up tables for Bank codesb.

      - Dunstel - This is a tool to access the D&B 3270 mainframe through the emulation window. It allows to interrogate the database and query. There will be instances where IBM will need to access the database. For example, in File Build cases, a customer may inform the IBM caller that he/she is an existing client - may be under different parent name. In that case, IBM will need to access the database and verify. The mainframe is located at the Berkeley Heights facility.

      -     CD Locator - Same function as Dunstel but CD based application

      Other applications, which become apparent during process mapping and shadowing at the site of the existing third party vendor. Whether - and how - these are integrated into the IBM solution will be decided jointly between D&B and IBM during Transition.

(v) REPORTING REQUIREMENTS

To enable D&B to effectively manage campaigns and ensure a regular and consistent flow of work to IBM, IBM will issue a weekly report to D&B indicating:

            - Number of files and volume of records received during the week;

            -     Number of files and/or records completed during the week; and

            - Number of files and/or records which are work-in-progress or for which work hasn't yet commenced.

These reports will be reconciled with similar reports generated by D&B's Bulk Load Tool to ensure a common view between the Parties.

                              IBM D&B Confidential
                            IBM Contact Center: EU File Update Solution Document

                                ATTACHMENT A-6-2

                     IBM SOLUTION DOCUMENT: DATA PROGRAMMING

TABLE OF CONTENTS

A. Solution Overview

B. IBM Staff and Facilities

C. Tools, Processes and Methodologies

D&B / IBM Confidential

                                    A-6-2- 1

IBM SOLUTION DOCUMENT: DATA PROGRAMMING

(A) SOLUTION OVERVIEW

(i) CURRENT D&B ENVIRONMENT

                DATA PROGRAMMING POINT OF DEPARTURE (110.5 FTE)

                                      [MAP]

(ii) IBM STEADY STATE SOLUTION AND OPERATIONAL APPROACH

      (a) SOLUTION OVERVIEW

IBM will consolidate similar functions and skills into common IBM delivery centers. This will result in improved efficiencies through strong management and team work between agents.

IBM examined D&B requirements from a variety of different perspectives (e.g., skills, ability to generate revenue, locations, language needs, processes) to determine where best to locate D&B's Data Programming("DP") Services. Based on these factors, including availability of skills, robustness of labor markets, political ramifications, costs and ease of Transition, IBM identified IBM centers located in Bangalore, India, and Budapest, Hungary as Service delivery locations for the Data Programming Services. In addition to the IBM delivery centers, IBM will hire 9 DP employees that will physically remain within the D&B sites. The D&B sites identified are Bethlehem, PA (5), Mississauga, CA (1), and High Wycombe, UK (3). Migrating the Data Programming Services to these locations will allow IBM to meet D&B's requirements and achieve its guiding principles of reducing costs while increasing customer satisfaction and improving revenue with minimal disruption to D&B customers. Of the 9 employees hired, 3 in High Wycombe, UK and 4 in Bethlehem, PA will

D&B / IBM Confidential

                                    A-6-2- 1
remain for the life of the Term. The balance of the hired employees, 1 in Bethlehem, PA and 1 in Mississauga, CA will be offered one year positions within IBM.

The following represents the delivery environment in which IBM will provide the Data Programming Services following Transition (2Q05):

                  DATA PROGRAMMING POINT OF ARRIVAL (87 FTE'S)

                                      [MAP]

      (b) TRANSITION OVERVIEW

In order to implement IBM's solution, there will be a period of Transition broken into two components: Managerial Transition and Operational Transition. The Managerial Transition period will achieve the following activities; establish the governance structure, harvest knowledge of D&B's existing processes and skills, train the IBM trainers, and fit out IBM's centers with the necessary D&B technology. During the Operational Transition, IBM will hire, train and bring live the Data Programming support analysts required to support D&B's requirements.

Following Transition, the Data Programming Services will be consolidated into the IBM Bangalore and Budapest Delivery Centers. The Services will be performed by experienced delivery resources with language skills matched to D&B's requirements. The IBM Delivery Centers will perform continuous process and quality improvement programs to increase efficiency and reduce costs.

D&B / IBM Confidential

                                    A-6-2 - 2

An assumption of the current transition plan for India has a start date of November 1, 2004 for knowledge transfer. An attempt is being made to find AMS SME's with current visa's to travel to the US D&B locations. The current interview date for the US embassy in India is November 29th. IBM is working to mitigate any associated risks with the November 1st start date.

      (c) IBM VALUE PROPOSITION

IBM will work in partnership with D&B to provide delivery value through the following activities:

      - Assembling a global team with deep expertise in global transitioning, delivery and transformation to mitigate risk

      - Leveraging in-place global IBM Delivery Centers and infrastructure to reduce costs and realize speed to benefit

      - Focusing on continuous improvement with rigorous Six Sigma methodology to drive improved Service Levels

      - Providing business continuity through IBM's worldwide delivery network to provide requisite solution availability and system performance

      - Committing to high levels of quality and Service delivery to improve control environment and minimize Service disruption

      - Accelerating the Transition to Global Delivery Centers to begin the transforming processes sooner

      (d) KEY TRANSITION ACTIVITIES

IBM will be able to manage growth in D&B's Data Programming demands, thereby allowing increased revenue opportunities while controlling costs. IBM will provide this capability by providing improved training / coaching, lower attrition, centralized workforce management, strong management structures, consistent processes across centers and streamlining functions.

Specifically, IBM will perform the following transition activities:

      -     Cross functional D&B/IBM teams kickoff meeting

            -     2 day brainstorming session to generate "improvement ideas"

            -     Benchmark against best practices

      -     Assembler programmer

            -     Re-write assembler code to current day code

                  -     Soft copy I-case reports

      -     JCL Specialists

            -     Improvements to current JCL libraries

      -     AMS Specialists

            -     Improvements to current day to day operations

            -     Application enhancements/streamlining

D&B / IBM Confidential

                                    A-6-2 - 3

            -     Creation of offline operational toolkits & knowledge base

      -     Cross training and blending of workstreams

            -     Trade and Delivery

      -     Benchmark & Selection of Best of Breed Tracking Tool

            -     Provision of a consistent tracking tool for all DP functions

      - Where feasible, use local on site servers to improve application access and reduce refresh times

      - Follow on discussions with D&B on "configurator" requirements and development potential

D&B / IBM Confidential

                                    A-6-2 - 4

B) IBM STAFF AND FACILITIES

(i)  SERVICE DELIVERY LOCATIONS

In order to meet D&B's business objectives and requirements, IBM will use solution centers located in Bangalore, India and Budapest, Hungary to provide the Data Programming Services. The business objective trade-offs factored into the location choice include: language availability vs. labor cost and customer satisfaction vs. labor cost.

(ii) STAFFING PLAN

IBM will migrate all DP services in North America, with the exception of Canada Trade, to India. To drive out additional costs, IBM will migrate all functions in Europe and Canada Trade to Hungary. Attachment A-7-2 (Transition Schedule) contains a detailed staffing plan.

IBM is planning on the improvements mentioned in Attachment A-7-2 (Transition Schedule) to reduce headcount in the DP function. Based on volume projections from D&B , IBM will adjust staff accordingly to meet increased volumes. If the projections are increased volumes on a regular basis that will require IBM to increase its staff, IBM will do so accordingly. If the projected increased volumes are temporary or cyclical, IBM will utilize overtime, nights and weekends to accommodate the volume spikes. IBM also plans on cross training all DP staff in scope. All staff will be able to support volume spikes to protect D&B revenue and for better achievement of the Service Levels.

(iii) STAFFING PROFILES

(a) The following profile has been developed for the DP staff at IBM:

                  - 2 or 4 yr degree/ diploma in Computer science/ programming - preferred

                  - PC skills, MS office, EasyTrieve, SAS, JCL, COBOL, TSO, Visual Basic skills preferred

                  -     Some knowledge of Assembler

                  -     Communication skills

                  -     Ability to work independently

                  -     Ability to resolve issues

                  -     Time management

(b) Key employee traits for which IBM will test beyond basic qualifications & relevant experience are:

                  -     Eye for detail

                        -     (Approach via a "TEST")

                  -     Ability to make "independent" decisions

                  -     Approach via Interview rounds

D&B / IBM Confidential

                                    A-6-2 - 5

                  -     Basic coding capability

(c) The profile for the team leads is as follows:

                  - Blend AMS profile with DP front-end profile - will be able to perform complex DP tasks

                  -     Leadership, mentoring and daily planning capabilities

                  -     Clear, concise communication skills

(d) The roles and responsibilities of the team leads are as follows:

                  - Prepare the team to meet established performance criteria and SLAs

                  - Provide daily team guidance and training on job specific modules as required

                  -     Perform various administration tasks

                  - Lead in setting and achieving operational objectives and track and report service performance

                  -     Manage complex issue escalation

                  - Monitor/coach staff and recommend/implement ways to improve SLAs, customer satisfaction, service strategies and operational guidelines

                  - Evaluate training material to ascertain the most efficient process flows and work instructions are developed that satisfy D&B needs.

                  - Provide leadership and demonstrate positive influence that motivates and drives team to success.

                  - Make certain all policies, practices and procedures affecting service delivery are communicated and understood both internally and externally.

                  - Manage quality and reporting as per D&B and IBM guidelines

                  - Lead operational enhancement and productivity improvement initiatives.

(e) IBM AMS teams:

                  - IBM will utilize the AMS (Application Management System) teams in Bangalore to recruit, hire and staff for the DP services in India. The DP staff and management will be located at our IBM Bangalore location. IBM will utilize the expertise of the AMS team for knowledge transfer, training material development, training, operational enhancements, team leads and staff.

                  - The European solution will also include the AMS team in the Netherlands to perform SME/team lead/"floor walker" functions in the Budapest center.

                  - The AMS team presence is temporary in Budapest. Once IBM and D&B jointly agree that the AMS team is no longer required, they will return to their location in Europe.

D&B / IBM Confidential

                                    A-6-2 - 6

C) TOOLS, PROCESSES, AND METHODOLOGIES

(i) Tools and Software

The following chart describes the tools and software required to perform Data Programming Services that each party shall provide during the Term:

                        D&B                                               IBM
--------------------------------------------------------------------------------------------
TSO with RMDS                                                  MS Office Suite
Bulk Source Tracking                                           OSP Hummingbird or equivalent
US Trade Intranet                                              SAS
US Trade Processing Libraries                                  JCL
Canada Trade Processing Libraries                              Monarch Software or Equivalent
Europe Trade Processing Libraries                              Data Junction
AIH US                                                         PDF to text conversion software
AIH Canada                                                     Best of Breed Tracking Tool *
AIH Europe                                                     Lotus Notes
CICS/OSP
NextGen
Match Data Mart
Customer File Processing
TSO/Roscoe
Plug-n-Play Library

D&B / IBM Confidential

                                    A-6-2 - 7

                        D&B                                               IBM
--------------------------------------------------------------------------------------------
Technology Maintained Production Libraries
Technician Maintained Libraries
Worldbase Technology
Trade (Customer Files)
Ram-J Drive Access
RAM and e-RAM
DUNS QC Tool
Consolidator Tool
SMS Delivery Production Library
DUNS Order Entry (DOE)
DUNS Order Construction (DOC)
Guided Order Entry (GOE)
S&MS Delivery Production Library
DUNS Lookup
Local Data Mart (LDM)
Innotech
Dataware
BMS Production System

D&B / IBM Confidential

                                    A-6-2 - 8

                        D&B                                               IBM
--------------------------------------------------------------------------------------------
GMF
SOPS
Match It / Click It
SSA
C-List
CRO to DUNS converter

* The best of breed tracking tool IBM implements during Transition will displace D&B's existing Data Programming tracking tools, including the following tools:
Project Tracker, Timekeeper, Job Track, Canadian Tracking Database, European Tracking Database.

(ii) Interfaces

IBM will provide consistent and accurate flow of data between systems and tools required to provide the Services without interruption of D&B Services. If any interfaces are required between D&B and Supplier systems, Supplier will be responsible for building and maintaining them.

(iii) Canada Solution

IBM will lift and shift the current Canada Trade application. We are working with D&B to pursue an alternative solution for a global Trade application. No enhancements will be put in place without the approval of D&B and has economical/financial benefits.

D&B / IBM Confidential

                                    A-6-2 - 9

                        IBM Business Consulting Services

                                                                      [IBM LOGO]

                                ATTACHMENT A-6-3

                         TRANSACTION PROCESSING SOLUTION

TABLE OF CONTENTS

A) Solution Overview..........................................     2

B) IBM Staff and Facilities...................................     6

C) Tools, Processes, and Methodologies........................    10

                              IBM D&B Confidential
                                    IBM Transaction Processing Solution Document

                        IBM Business Consulting Services

                                                                      [IBM LOGO]

IBM SOLUTION DOCUMENT: TRANSACTION PROCESSING

A) SOLUTION OVERVIEW

(i) CURRENT D&B ENVIRONMENT

TRANSACTION PROCESSING POINT OF DEPARTURE (48 FTE'S)

                                     [MAP]

(ii) IBM STEADY STATE SOLUTION AND OPERATIONAL APPROACH

      (a) SOLUTION OVERVIEW

For the Transaction Processing Services, IBM will support the various data entry activities as follows:

      - collection, manual entry (i.e., keying) and processing of Transaction Processing Data including Registration, Legal, Financial, Detrimental, Press and Ad Hoc Data types, and

      -     error re-work;

as more particularly described in Exhibit A-3 (Transaction Processing Services Statement of Work).

These and other activities described in Exhibit A-3 (Transaction Processing Services Statement of Work) are currently provided from D&B centers located in the United Kingdom (servicing the United Kingdom and the Republic of Ireland), the Netherlands (servicing Belgium and the Netherlands), and Italy. IBM will consolidate these functions and skills into common IBM

                              IBM D&B Confidential
                                    IBM Transaction Processing Solution Document

                        IBM Business Consulting Services

                                                                      [IBM LOGO]

delivery centers. This will result in improved efficiencies through strong management and team work between agents.

IBM examined D&B's requirements from a variety of different perspectives (e.g., skills, ability to generate revenue, locations, language needs and processes) to determine where best to locate D&B's Transaction Processing Services. Based on these factors, including availability of skills, robustness of labor markets, political ramifications, costs and ease of Transition, IBM identified IBM delivery centers located in Greenock, Scotland and Budapest, Hungary as Service delivery locations for the Transaction Processing Services. Migrating the Transaction Processing Services to these locations will enable IBM to meet D&B's requirements and achieve its guiding principles of reducing costs while increasing customer satisfaction and improving revenue with minimal disruption to D&B's customers.

The following represents the delivery environment in which IBM will provide the Transaction Processing Services following Transition (2Q05):

TRANSACTION PROCESSING POINT OF ARRIVAL (37 FTE'S)

                                     [MAP]

                              IBM D&B Confidential
                                    IBM Transaction Processing Solution Document

                        IBM Business Consulting Services

                                                                      [IBM LOGO]

      (b) TRANSITION OVERVIEW

In order to implement IBM's solution, there will be a period of Transition broken into two (2) components: Managerial Transition and Operational Transition. The Managerial Transition period will achieve the following activities; establish the governance structure, harvest knowledge of D&B's existing processes and skills, train the IBM trainers, and fit out IBM's delivery centers with the necessary D&B technology. During the Operational Transition, IBM will hire, train and bring live the Transaction Processing support analysts required to support D&B's requirements.

The Transaction Processing-specific Transition activities are set out in further detail in Exhibit A-7 (Transition and Transformation).

Following Transition, the Transaction Processing Services will be consolidated into IBM's Greenock, Scotland and Budapest, Hungary delivery centers. The Transaction Processing Services will be performed by experienced delivery resources with language skills matched to D&B's requirements. IBM's delivery centers will perform continuous process and quality improvement programs to increase efficiency and reduce costs.

      (c) IBM VALUE PROPOSITION

IBM will work to provide delivery value to D&B through the following activities:

      - Assembling a global team with deep expertise in global transitioning, delivery and transformation to mitigate risk; effect a smooth and efficient Transition of the Transaction Processing Services; deliver the Transformation of the Transaction Processing Services as described in Attachment A-7-3 (Transformation Solution); and to perform the Transaction Processing Services in accordance with the Agreement;

      - Leveraging in-place global IBM delivery centers and infrastructure to reduce costs and realize speed to benefit;

      - Focusing on continuous improvement with rigorous Six Sigma methodology to drive improved Service Levels;

      - Providing business continuity through IBM's worldwide delivery network to provide requisite solution availability and system performance;

      - Committing to high levels of quality and Service delivery to improve the control environment and minimize Service disruption; and

      - Accelerating the Transition to IBM's global delivery centers in collaboration with D&B in order to hasten Transformation of the Transaction Processing processes, in accordance with Exhibit A-7 (Transition and Transformation).

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      (d) BUSINESS TRANSFORMATION OUTSOURCING (BTO)

Through IBM's transformational activities, IBM will be able to contribute to further improvements in D&B's DUNSRight Value Proposition through increased focus on Accuracy, Completeness and Timeliness. This will allow D&B to meet and exceed customer expectations of data and product quality whilst controlling costs. IBM will provide this capability by providing improved training / coaching, lower attrition, centralized workforce management, strong management structures, consistent processes across centers and automation. Transformation will include:

      -     Consolidation into two (2) IBM delivery centers;

      -     Improved training and coaching;

      -     Improved data quality and accuracy;

      -     Leverage knowledge base across functional areas; and

      -     Error handling resolution tool enhancements.

Transaction Processing operational enhancement activities will focus on:

      - Work force optimization - scheduling of agent resources across different functions such as Service Failures; aimed at optimized occupancy and Service Level attainment;

      - Performance measurement - defining, measuring, monitoring, maintaining and reporting performance of a balanced set of Transaction Processing metrics and continuously improve with discipline and consistency; and

      - Contact flow and activity management - focusing on capabilities related to seamlessly handling Transaction Processing and outbound interactions through front, middle, and back office environments and third party interfaces as required.

The Transaction Processing-specific Transformation activities are set out in further detail in Exhibit A-7 (Transition and Transformation).

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B) IBM STAFF AND FACILITIES

(i) SERVICE DELIVERY LOCATIONS

In order to meet D&B's business objectives and requirements, IBM will use delivery centers located in Greenock, Scotland and Budapest, Hungary to provide the Transaction Processing Services. The business objective trade-offs factored into the choice of location include: language availability vs. labor cost, and customer satisfaction vs. labor cost.

      (a) STAFFING - POINT OF DEPARTURE

IBM's solution reconciles forty-eight (48) FTE's from D&B as the point of departure. The point of departure FTE locations for Transaction Processing personnel are set out in the following table:

POINT OF DEPARTURE        ALMELO, NL             MILAN, IT               HIGH WYCOMBE, UK       TOTAL
-------------------------------------------------------------------------------------------------------
D&B                           7                      39                         2                 48

      (b) STAFFING - POINT OF ARRIVAL (Q2-2005)

IBM's solution reconciles thirty-seven (37) FTE's as the point of arrival
(2Q05). The point of arrival FTE locations for Transaction Processing personnel are set out in the following table:

POINT OF ARRIVAL       GREENOCK, SCOTLAND          BUDAPEST, HUNGARY            TOTAL
-------------------------------------------------------------------------------------
IBM                           5                            32                     37

(ii) STAFFING PLAN

IBM will migrate all Transaction Processing Services to its delivery centers at Greenock, Scotland and Budapest, Hungary.

Having reviewed the function, skills, and language needs in detail, IBM has developed a staffing model matrix which reflects the headcount associated with the various processes and business units by site and geography.

A detailed representation of the FTE allocation by function is follows:

FUNCTION                 DEPARTURE                     FROM                        TO             ARRIVAL
---------------------------------------------------------------------------------------------------------
Error Rework                3.5                     Almelo, NE              Greenock, Scotland      1.5

Registration Data           1.0                     Almelo, NE              Greenock, Scotland      1.0

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
Miscellaneous               1.5                     Almelo, NE              Greenock, Scotland      1.5
Luxembourg                  1.0                     Almelo, NE              Greenock, Scotland      1.0
Chamber of Commerce        25.0                     Milan, IT               Budapest, Hungary      17.0
Court Judgment              9.0                     Milan, IT               Budapest, Hungary       8.0
Press Clippings             2.0                     Milan, IT               Budapest, Hungary       2.0
Protested Bills             3.0                     Milan, IT               Budapest, Hungary       3.0
EMC                         1.0                     High Wycombe, UK        Budapest, Hungary       1.0
CMIC                        1.0                     High Wycombe, UK        Budapest, Hungary       1.0
TOTAL FTE'S                48.0                                                                    37.0

IBM is planning on the improvements mentioned above to reduce headcount in the Transaction Processing Service function as stated in the preceding table. Based on volume projections from D&B, IBM will adjust staff accordingly to meet increased volumes. If the projections are for increased volumes on a regular basis that will require IBM to increase its staff, IBM will do so accordingly. If the projected increased volumes are temporary or cyclical, IBM will utilize overtime, nights and weekends to accommodate the volume spikes. IBM will also cross train all in scope Transaction Processing staff. All staff will be able to support volume spikes to protect D&B revenue and for better achievement of the Service Levels.

(III) STAFFING PROFILES

(a) The following profile has been developed for the Transaction Processing staff at IBM:

            - Commercial qualification or background or a proven ability to be trained to a high standard in this area;

            -     Accuracy and attention to detail

            -     Good data entry and PC skills;

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            -     Knowledge of and ability to use the internet as a source of information;

            - Language requirement multilingual (at least fluent in two (2) languages);

            -     Good communication skills;

            -     Ability to work independently; and

            -     Time management skills.

(b) Key employee traits for which IBM will test beyond basic qualifications and relevant experience are:

            -     Ability to multitask;

            - Ability to work to targets, on own initiative and under pressure where required;

            -     Ability to follow procedures and instructions;

            - Confident decision-making within the parameters of formal procedures and instructions; and

            -     Investigative nature.

(c) The profile for the team leaders is as follows:

      Same skills as staff members, plus the following:

            - Applies expert, in-depth knowledge of complex services offerings/solutions;

            -     Leadership, mentoring and daily planning capabilities; and

            -     Clear, concise communication skills.

(d) The roles and responsibilities of the team leads are as follows:

            - Prepare the team to meet established performance criteria and Service Levels;

            - Provide daily team guidance and training on job specific modules as required;

            -     Perform various administration tasks;

            - Lead in setting and achieving operational objectives and track and report Service performance;

            -     Manage complex issue escalation;

            - Monitor/coach staff and recommend/implement ways to improve Service Levels, customer satisfaction, service strategies and operational guidelines;

            - Evaluate training material to ensure that the most efficient process flows and work instructions are developed that satisfy D&B's needs;

            - Provide leadership and demonstrate positive influence that motivates and drives the team to success;

            - Make certain all policies, practices and procedures affecting Service delivery are communicated and understood both internally and externally;

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                        IBM Business Consulting Services

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            -     Manage quality and reporting as per D&B and IBM guidelines and as set out in the Agreement; and

            - Lead operational enhancement and productivity improvement initiatives.

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                        IBM Business Consulting Services

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C) TOOLS, PROCESSES, AND METHODOLOGIES

(i) TOOLS AND SOFTWARE

The following chart describes the tools and software required to perform the Transaction Processing Services that each Party shall provide during the Term:

                         D&B                                                   IBM
--------------------------------------------------------------------------------------------------------
Duns Electronic WorkStation (DEWS) UK                        Email (e.g. Microsoft Outlook, Lotus Notes)
DEWS Ireland                                                 MS Office
DEWS Italy                                                   Internet Browser
DEWS Belgium                                                 Best of Breed Tracking Tool*
DEWS Netherlands                                             IBM Data Entry Tool**
DEWS Luxembourg
Nikeman Belgium
Nikeman Netherlands
OPAL DEWS (for EMC)
Computer Market Intelligence Centre (CMIC) extranet
Local MS Access databases
European Data Entry (EDE) (through 3270 mainframe terminal
emulation)
Dunstel (through 3270 mainframe terminal emulation)
Local Italian Systems

* The best of breed tracking tool that IBM shall implement during Transformation will displace D&B's existing Transaction Processing tracking tools, which are largely manual systems.

** The IBM data entry tool will provide benefits to each Party - it will allow IBM to migrate all D&B work currently carried out on DEWS, Nikeman and OPAL DEWS to a new system. This will provide significantly improved multi-skilling and cross-training opportunities with a relatively

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                        IBM Business Consulting Services

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short ramp up time. D&B will benefit from being able to decommission the existing D&B data entry tools.

(ii) INTERFACES

IBM will provide consistent and accurate flow of data between systems and tools required to provide the Transaction Processing Services without interruption of D&B services. If any interfaces are required between D&B and IBM systems, IBM will be responsible for building and maintaining them.

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

                                ATTACHMENT A-6-4
                    IBM SOLUTION DOCUMENT: FINANCE PROCESSING

                                TABLE OF CONTENTS

OVERVIEW

A. Introduction

B. Summary of Finance Processing Solutions

C. IBM's Strategic Alliance with Equitant

D. Delivering Value to D&B

E. Structure of Solution Documents

GLOBAL ACCOUNTS PAYABLE (AP) /TRAVEL & ENTERTAINMENT (T&E)

A. Solution Overview

B. IBM Staff and Facilities

C. Tools, Processes and Methodologies

GLOBAL ORDER-TO-CASH (OTC)

A. Solution Overview

B. IBM Staff and Facilities

C. Tools, Processes and Methodologies

D. OTC Infrastructure

E. OTC Reports

FINANCE US COLLECTIONS AND CASH APPLICATIONS

A. Solution Overview

B. IBM Staff and Facilities

C. Tools, Processes and Methodologies

FINANCE EUROPE ORDER-TO-CASH (OTC)

A. Solution Overview

B. IBM Staff and Facilities

C. Tools, Processes and Methodologies

SARBANES OXLEY - QUALITY AND CONTROLS

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IBM FINANCE PROCESSING -  OVERVIEW

A.  INTRODUCTION

IBM will provide a creative and comprehensive solution to address D&B's cost, transformational and control objectives across the Finance Processing Cluster. This section outlines IBM's response for the three Finance Processing areas including:

     -    Global Accounts Payable ("AP") and Travel and Entertainment ("T&E"),

     -    US Collections and Cash Applications, and

     -    Europe Order to Cash ("OTC") Processing.

This Finance Processing solution addresses D&B's objective of transforming its finance organization - with increased controls and reduced risk -- into a leader of value generation and to reduce the overall cost of the organization as measured as a percentage of overall D&B revenue. Specifically, this solution will:

     - Leverage IBM's economies of scale and relationships to increase savings,

     -    Reengineer end-to-end processes,

     -    Identify and drive savings beyond the finance organization, and

     -    Improve financial controls.

B. SUMMARY OF THE FINANCE PROCESSING SOLUTIONS

(i) ACCOUNTS PAYABLE / TRAVEL AND ENTERTAINMENT

IBM will consolidate D&B's AP and T&E processes into its existing delivery centers in Tulsa, Krakow, and Bangalore. IBM will support continuity of Services in these delivery centers, addressing D&B's multilingual European requirements in IBM's Krakow Global Delivery Center, leveraging global resourcing labor arbitrage opportunities through IBM's Bangalore Global Delivery Center, and providing customer support and connectivity via scanning and imaging capabilities in IBM's Tulsa center and Krakow centers. IBM's solution, which leverages existing D&B systems, will streamline and reengineer existing D&B processes to achieve early productivity improvements. In doing so, IBM will leverage best practice processes from its experiences with other clients for D&B.

IBM's solution anticipates a 17% reduction in headcount over five years, with further 8% improvement expected in years 5 through 7. This will be accomplished through a combination of consolidation and productivity savings through application of best practices. IBM expects that there will be an overall productivity improvement of 24%, with 91% of positions located in low cost delivery centers over the Term.

(ii) US COLLECTIONS AND CASH APPLICATIONS

Using existing IBM delivery centers in Tulsa and Bangalore, IBM will provide a comprehensive U.S. Collections and Cash Applications solution for D&B. In addition, IBM will leverage the technology, domain expertise, and limited consulting and management support from its strategic alliance partner, Equitant, to drive significant improvement in D&B's US collections performance.

IBM will migrate all of D&B's customer and collections activities to lower cost India. These accounts represent an estimated 50% of total revenue and require skilled handling by IBM's collections staff.

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This solution addresses D&B's complex collections and cash application processes, while still taking advantage of global resourcing labor arbitrage opportunities.

Similar to IBM's AP and T&E solution, IBM's US Collections and Cash Application solution anticipates a reduction in headcount. This will be accomplished through a number of transformation initiatives performed by IBM, including new tools, analytics, policy and process changes, and automated dispute resolution capabilities. IBM expects that there will be an overall productivity improvement of 27% by year five, with an overall improvement of 30% over the ten year contract life. By year five, IBM anticipates that 85% of the positions will be located in low cost delivery centers.

IBM will tightly integrate its solution with D&B's US OTC migration effort to drive accelerated transformational benefits to D&B as it upgrades its OTC technical platform to an Oracle 11i solution. Prior to D&B implementing its planned Global OTC Oracle 11i platform, IBM's solution will provide D&B the opportunity to leverage Equitant's Executive Dashboard(TM) to enable senior management to monitor process performance against key business outcomes such as working capital requirements, cost and customer satisfaction.

(iii) EUROPE ORDER TO CASH PROCESS

IBM will use existing IBM delivery centers with IBM staff in Krakow and Bangalore to support D&B's European OTC processes. Consistent with the US solution, IBM will leverage technology and process expertise from Equitant. By leveraging IBM's multilingual delivery center in Krakow, supported by processing in IBM's Bangalore delivery center, IBM's solution will provide robust OTC processes focused on releasing working capital tied up in accounts receivable, providing stringent process controls, reducing operating cost and implementing best-in-class business processes and technologies. IBM's solution is designed to achieve a smooth and efficient transition of Services while avoiding a negative impact on customer satisfaction. IBM will leverage IBM's multilingual Krakow facility to support non-English requirements, strategic customer groups, and European Sales Order Processing (SOP or Order to Invoice) English and non-English processes.

In addition, IBM's solution includes a focused consulting effort designed to make certain IBM will be able to effectively support D&B in an outsourcing environment by standardizing SOP related processes to minimize exception processing and facilitate dispute resolution. Over time, IBM will migrate additional work to the Bangalore facility after processes are standardized for English speaking activities. IBM anticipates a reduction in headcount to service the Europe OTC process. This will be accomplished through a combination of consolidation, reengineering driven productivity savings, and technology driven transformational enhancements. IBM expects that there will be an overall productivity improvement of 15% by year five with a 21% productivity improvement over the life of the contract. In addition, IBM anticipates that 97% of positions will be migrated to low cost delivery centers during the Term.

C. IBM'S STRATEGIC ALLIANCE WITH EQUITANT

Using Equitant systems, IBM will provide D&B s with integrated best-in-class design and execution of the end-to-end O2C(TM) cycle. Equitant's pervasive culture of measurability, accountability and process-discipline is guided by a management platform for Six Sigma. As a result, Equitant consistently delivers major financial and operational benefits to its clients including significant improvements in operating costs, profit leakage, working capital, customer satisfaction, business flexibility, visibility and control. Equitant's repeatable, scalable, results-oriented solution is backed by a willingness to demonstrate measurable client outcomes. Equitant is well known to IBM and

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

Equitant and IBM have a formal alliance agreement in place and have collaborated on several prior and current delivery and proposal efforts.

D. DELIVERING VALUE TO D&B

IBM believes the combination of its in-place global delivery capability, global F&A consulting capabilities acquired from PwC, partnership with Equitant to provide sophisticated OTC solutions, and unmatched Oracle OTC credentials will deliver greater cost reduction, accelerated speed to value, improved service performance, and reduced risk to D&B. As mentioned earlier, IBM specifically will:

     - Leverage IBM's staff and existing delivery centers, economies of scale and relationships to increase savings, by configuring a solution that will address global AP, T&E and order to cash processes without Transition disruptions.

     - Reengineer and transform end-to-end AP/T&E and OTC processes, using hardened processes and tools. With a future target of moving towards an automated technology platform such as Oracle 11i.

     - Identify and drive savings beyond the finance organization, specifically with a relentless focus on releasing working capital and achieving productivity across the order to cash and T&E processes across the organization.

     - Improve financial controls, using a robust approach to D&B processes within a well controlled environment tailored with D&B to meet the specific needs of the Sarbanes-Oxley Act on D&B's behalf.

IBM's solution, including key Transition activities, is focused on achieving these objectives while avoiding any negative impact to D&B's business, customers and revenue.

E. STRUCTURE OF IBM SOLUTION

IBM's solution is structured in five major sections. The initial sections cover the responses to the specific finance processing areas. The five sections include:

     -    Global Accounts Payable (AP) and Travel and Entertainment (T&E)

     -    Global Order to Cash

     -    US Collections and Cash Applications

     -    Europe Order to Cash (OTC) Processing

     -    Sarbanes-Oxley - Quality and Controls

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

IBM SOLUTION DOCUMENT: FINANCE PROCESSING - GLOBAL ACCOUNTS PAYABLE (AP)/TRAVEL AND ENTERTAINMENT (T&E)

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

IBM SOLUTION DOCUMENT: AP AND T&E

This Section describes the AP and T&E solution IBM will implement on a global basis for D&B.

A. SOLUTION OVERVIEW

IBM will provide a comprehensive approach and business process solution for migrating and performing D&B's global AP and T&E processes. To address D&B's requirements for multi-lingual capabilities, IBM will deliver the Services primarily from its Bangalore, India and Krakow, Poland centers. IBM will provide regional customer support and imaging Services from its Tulsa, Oklahoma center. IBM will separate the activities between Bangalore and Krakow, with Bangalore to take advantage of lower cost processing capabilities and with Krakow to take advantage of multi-language capabilities. US English speaking activities will be handled by Bangalore; European requirements be handled from Krakow.

(i) ACCOUNTS PAYABLE - US & UK

          (a) CURRENT D&B ENVIRONMENT

IBM understands that D&B processes approximately 68,000 electronic US and AP invoices and only 30,000 manual invoices per year. In the UK this equates to approximately 10,000 manual invoices and 100 electronic invoices per annum. US invoices do not use Purchase Orders (PO); whereas in the UK invoices are PO based and require manual matching to the PO and receipt acknowledgement. US invoices are mailed to the local GBS offices in Bethlehem with MarkView barcode header sheets printed and attached to the invoice by the field. The Bethlehem GBS Center has the mailroom scan the US documents into MarkView and then enters the necessary data (e.g., tax codes, account distribution, etc.) into the Oracle AP module to prepare the invoice for approval. The members in the field will then code the invoice and route the invoice for approval. Once approved, the invoices are routed back to the Bethlehem GBS Center to complete the remaining activities.

The UK PO's are mailed by the field to the UK AP office in High Wycombe where the PO's are matched to the invoices mailed directly from the vendors to the High Wycombe AP staff. The UK AP staff scan the PO's and invoices into MarkView to be electronically transmitted to Bethlehem. The GBS staff forward the invoices via Markview to the field based staff for coding and approval. The Payment Processing via BACS (payment through the banking system) and check runs involves the US GBS staff proposing payment requests which are subsequently approved by UK management before UK staff effect the payment. In the UK, General Ledger staff are responsible for the UK bank reconciliation process.

IBM will be responsible for the Transition to IBM and performance of the major functions that D&B's AP group currently performs, including the functions listed below.

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

                                Accounts Payable

                                    INVOICE                    BUSINESS                       INVOICE
        MAILROOM*                 PROCESSING                   CONTROLS                       CODERS*
--------------------------     --------------------      ------------------------    ---------------------------
- Mail Sorting                 - Indexing                - System Testing/           - Invoice coding
- Scanning                     - Use Tax                   Maintenance               - Invoice aproval
   - Invoices                  - Bank Post               - Vendor Master File          * (Currently processed in
   - T&E                         Payment                 - 1099 Processing             the field by 300+ users
- Imaging                          - Voids               - Communicate Policies        and is not in scope to be
* (Currently not in AP             - Re-issues           - Help Desk                   outsourced)
Organization but function      - Recurring Invoices      - P-card admin
to be outsourced)              - Invoice Processing      - iExpense controls
                                                         - Electronic Feeds
                                                         - Metric / SLA reporting
                                                         - Manual checks/
                                                           special handling
                                                         - Wires / Foreign
                                                           Currency

          (b) IBM STEADY STATE SOLUTION AND OPERATIONAL APPROACH

This section describes the solution IBM shall implement during Transition and use to perform the Services during the Term.

IBM will use Oracle AP and MarkView systems to support delivery of AP Services for the UK and US although the systems will be used slightly differently for the UK where the process will continue to be PO based. US invoices will be received and scanned in IBM's Tulsa center. UK invoices and purchase orders will be sent to a PO Box in the UK and forwarded to IBM's processing center in Krakow, where they will be received, manually matched, validated and then scanned into the MarkView system. Krakow staff will then manage the MarkView queue to make certain documents are automatically forwarded to D&B field based managers and staff for coding and approval. Invoices without PO's (and not on the vendor without PO's list) will be returned to vendors.

IBM staff in Krakow and Bangalore for the UK and US respectively will also handle internal/external invoice feeds; process recurring invoices; perform vendor masterfile maintenance; support D&B in performing ledger reconciliations; handle requests from internal and external audits and process VAT and Sales & Use Tax calculations and recovery. For US based accounts, IBM staff in Bangalore will also provide procurement card administration, undertake 1099 preparation, and I-Expense T&E processing. IBM will provide a helpdesk facility to handle vendor and end user queries in Krakow for UK queries and in Tulsa for US queries.

When invoices in MarkView have been coded and approved they will be automatically updated into the Oracle AP system and will become available for payment. IBM staff in Krakow and Bangalore will generate a payment proposal which will be approved and paid by D&B.

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

D&B will retain the payment processing functions including the distribution of checks, special handling instructions, the issuance of manual checks, wire transfers, and foreign currency payments, and will also retain responsibility for interfaces with external banks and D&B treasury.

IBM will repatriate all hard copy source documentation back to the D&B general accounting offices in country in line with local fiscal requirements.

The following process flows depicts at a high level the AP processes for (1) the US and (2) the UK that IBM will be implementing during Transition. They designate activities by location:

     1. Future state AP Process - US

                         FUTURE STATE AP PROCESS -- US

                                  [FLOW CHART]

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

     2. Future state AP Process - UK

                         FUTURE STATE AP PROCESS -- UK

                                  [FLOW CHART]

MANAGE DOCUMENT RECEIPT

After Transition, UK invoices will be sent to and scanned at IBM's delivery center in Krakow, Poland. The IBM staff in Krakow will be responsible for sorting and scanning UK invoices, also utilizing the MarkView system.

PROCESS INVOICE

IBM staff in Krakow, for the UK, and Bangalore, for the US, will be responsible for electronic document indexing, data validation and processing transactions for approval. Invoices will be processed and scheduled for payment only when they have been correctly coded and approved by D&B staff. Invoices presented by vendors not in the vendor master file will not be paid until D&B's vendor setup requirements have been met. Invoices will be verified for data entry accuracy before being scheduled for payment.

Quick, special handling, and rush invoice payments will require authorization from D&B. The authorization form and approvals will be received and validated at IBM's global Delivery Centers in

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

Bangalore for US transactions and Krakow for UK transactions. They will be validated for consistency with D&B policies prior to payment. In the US if a check is required for rush invoices, IBM will prepare and transmit a payment file to D&B for payment. In the UK, D&B will inform IBM that a payment has been made and will be requested to allocate the payment to the related invoice.

PAYMENT PROCESSING

IBM will provide D&B with the appropriate payment proposals based on the agreed upon schedule. The other payment processing functions will be retained by D&B.

VAT CALCULATION

IBM will perform VAT processing from Krakow (for the UK) and Bangalore (for the US) based on the policies and procedures that have been defined by D&B. IBM will interact with the D&B finance (AP) professionals and the applicable D&B legal entity controllers on a regular basis to receive guidance and direction related to applying existing or new regulatory provisions.

AP MAINTENANCE

Maintenance of the vendor master file will be performed from Krakow for the UK and Bangalore for the US. IBM will process additions and changes to the vendor file (e.g., pay-to address, bank information, tax information) as authorized by D&B. IBM will perform periodic reviews of the approved vendor master file list and recommend combinations of similar records and deletions of unused records to D&B's Purchasing Department. IBM will leverage its system of controls used for other clients and their vendor master file maintenance processes. Some of these controls include working with Finance/Procurement on who are the employees that are authorized to make vendor changes and regularly schedule maintenance schedules.

(ii) T&E - US

     (a) CURRENT D&B ENVIRONMENT

D&B processes approximately 15,000 Travel Expense Reimbursement reports monthly across North America. Approximately 10-15% of the US expense reports contain exceptions. The existing self-service system allows D&B staff to sign on to the web address and enter his or her receipt charges and designate the appropriate handling (e.g., foreign currency, VAT required). When the associate submits the report, it moves to the Imaging System, which creates a unique barcode for each T&E. The barcode and receipts are sent to GBS in Bethlehem for scanning. When the barcode and receipts are scanned, an email goes to the associate's manager with a link to the T&E. The manager can utilize an additional icon within the notification to review the images of the receipts and approve or reject the T&E by clicking a button. All T&E vouchers over $10,000 are reviewed for original receipts, business purpose and exchange rate before being entered in Oracle AP. If the T&E expenses are for foreign travel, a copy of the receipts is retained with the processed voucher and the originals are forwarded to the VAT reclaim team.

     (b) IBM STEADY STATE SOLUTION AND OPERATIONAL APPROACH

This section describes the solution IBM shall implement during Transition and use to perform the Services during the Term.

In the US, IBM will use Oracle's iExpense module and MarkView systems to process expense reimbursement requests. Receipt packs will be received and scanned in the Tulsa center for US

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

transactions using the existing MarkView imaging system. Exception auditing and processing will occur in Bangalore; payment processing is a D&B retained function. Expense reports that are prepared manually by employees will be sent to the Tulsa Delivery along with receipts, where they will be keyed into iExpense.

The following process flow depicts at a high level the T&E process that IBM will implement during Transition for the US, with activities designated by location.

                         FUTURE STATE T&E PROCESS -- US

                                  [FLOW CHART]

MANAGE DOCUMENT RECEIPT

After Transition, US expense reports and supporting documentation will be sent to Tulsa for scanning. Employees will input their travel and expense data into MarkView and mail receipts to Tulsa.

PROCESS EXPENSE REPORTS

IBM will process approved expense reports for payment in the Bangalore Center. Payment processing is assumed to be retained by D&B. IBM will leverage capabilities in Oracle iExpense to streamline the audit process by targeting items for review. IBM will audit expense reports in accordance with D&B policies in IBM's Bangalore center.

T&E MAINTENANCE

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

IBM will process authorized additions and changes to the employee file (e.g., pay-to address, bank information, tax information) in Bangalore Non-authorized changes received directly from the employees will be rejected. IBM will be responsible for contacting employees to obtain the appropriate information. IBM will perform periodic reviews of the approved employee payment system and recommend master data clean up.

(iii) T&E - UK

     (a) CURRENT D&B ENVIRONMENT

D&B processes approximately 4,000 Travel Expense Reimbursement reports annually across the UK and Ireland.

There is no self-service system in the UK. Expense reports are prepared manually by employees, typically using an excel spreadsheet application, prior to being sent to D&B managers for approval. Following approval, the expense vouchers are then sent to High Wycombe together with receipt packages.

T&E staff perform a 100% validation check on the expense claims and post the vouchers to the AP ledger, ready for payment. There is a separate vendor payment run for expenses. Any issues with the T&E claims uncovered during the validation stage are manually followed up with either with the member of staff or his/her manager.

If the T&E expenses are for foreign travel, a copy of the receipts is retained with the processed voucher and the originals are forwarded to the VAT reclaim team.

     (b) IBM STEADY STATE SOLUTION AND OPERATIONAL APPROACH

This section describes the solution IBM shall implement during Transition and use to perform the Services during the Term of the deal.

For the UK, IBM will continue to process travel and expense claims manually in a very similar way to the current D&B process. Expense vouchers will be prepared manually using an excel spreadsheet application and will be pre-approved by managers before being sent, together with expense receipts, to a PO Box in the UK. The expense claims will then be forwarded to Krakow, where IBM staff will audit a sample of the expense claims before posting entries to the AP system. Claims with issues associated with them will be scanned and e-mailed back to the employee/employees manager for correction/approval.

IBM will develop payment proposals, which D&B will approve and pay. D&B will retain responsibility for payment processing. IBM will repatriate all hard copy source documentation back to the D&B general accounting offices in country in line with local fiscal requirements.

The following process flow depicts at a high level the T&E process that IBM will implement during Transition for the UK, with activities designated by location:

D&B / IBM Confidential

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

                         FUTURE STATE T&E PROCESS -- UK

                                  [FLOW CHART]

MANAGE DOCUMENT RECEIPT

After Transition, UK expense reports and supporting documentation will be sent to a PO Box in the UK, where they will be forwarded onto Krakow for processing.

PROCESS EXPENSE REPORTS

IBM will process pre-approved expense reports for payment in the Krakow Center. Payment processing is assumed to be retained by D&B. IBM will validate all the expense vouchers are accurate and have been completed correctly and will perform audits on a given sample of claims to check receipts against expense vouchers. IBM will audit expense reports in accordance with D&B policies.

VAT CALCULATION

IBM will perform the processing of the VAT in Krakow. IBM will conduct knowledge transfer (e.g., document task descriptions) during the Transition phase. IBM will interact with the D&B tax team and the applicable D&B legal entity controllers on a regular basis to receive guidance and direction related to applying existing or new regulatory provisions.

T&E MAINTENANCE

D&B / IBM Confidential

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

IBM will process authorized additions and changes to the employee file (e.g., pay-to address, bank information, tax information) in Krakow.

(iv) ITALY, BELGIUM AND NETHERLANDS AP AND T&E PROCESSES

     (a) CURRENT D&B ENVIRONMENT

D&B processes approximately 4,000 AP invoices and 1,000 Travel Expense reports annually across Italy and approximately 5,000 AP invoices and 600 Travel Expense Reports annually across Belgium and the Netherlands.

With no imaging system in place, the 6 FTEs in the AP departments manually record the requisite data (e.g., account data, supplier number) on the invoice or expense report. The Financial Controllers review the documents for completeness and accuracy.

The AP/T&E team then enters the transactions into the financial ledgers. Italy uses NaVision and Belgium and the Netherlands use Sun Systems.

Trial payment runs are printed for the Financial Controllers to approve. The NaVision and Sun Systems transmit the approved payment files to the banks for payment and the paper documents are filed by staff in the local offices.

     (b) IBM STEADY STATE SOLUTION AND OPERATIONAL APPROACH

This section describes the solution IBM proposes to implement during Transition and use to perform services during the Term of the deal.

After Transition, D&B employees will continue to pre-approve invoices and T&E claims by attaching purchase requests to supplier invoices and receipts to expense reports and obtaining the written approval of D&B departmental managers.

D&B employees will then send the pre-approved invoices and expense reports to a post office box in Milan or Rotterdam where they will be forwarded to the IBM center in Krakow for further processing. IBM staff in Krakow will then undertake approval verification and data entry.

Approved documents will be validated and entered into the NaVision and Sun Systems. Where errors are detected, IBM staff will forward scanned images of the relevant documents to D&B managers and staff for correction/approval.

IBM's Krakow Center will be responsible for all approval verification; data entry; data validation; VAT checking and corporate card management activities currently operated out of the European offices.

IBM's Krakow Center has multi-lingual capabilities covering the majority of European languages (and all languages required to provide AP and T&E Services in Italy, Belgium, and the Netherlands). The documents will be approved and entered into the NaVision and Sun Systems.

IBM will propose a payment schedule to D&B, which D&B will approve. D&B will retain responsibility for the payment processing including the distribution of checkes, wire transfers, foreign currency payments, and interface with external banks and D&B treasury. Following payment IBM will manually allocate the payment to the related vendor invoices.

D&B / IBM Confidential

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

IBM will also process additions and changes to the vendor and employee files (e.g., pay-to address, bank information, tax information) as authorized by D&B. IBM will also perform periodic reviews of the approved AP and T&E systems and recommend master data rationalization.

The following process flow depicts at a high level the AP and T&E process that IBM will implement during Transition for the Italy, Belgium and the Netherlands, with activities designated by location.

          FUTURE STATE AP AND T&E PROCESS-ITALY, BELGIUM & NETHERLANDS

                                  [FLOW CHART]

MANAGE DOCUMENT RECEIPT

After Transition, Italy and Benelux pre-approved vendor invoices and expense reports and supporting documentation will be sent to PO Box's in Italy Brussels and Rotterdam respectively, where they will be forwarded onto Krakow for processing.

PROCESS TRANSACTIONS

Invoice and expense report audits will be performed in Krakow. Approved invoices and expense reports (including those that have passed audits) will be processed for payment in Krakow. Krakow responsibilities will include approval validation, indexing and data entry into NaVision and Sun Systems. Payment Processing will be retained by D&B.

VAT CALCULATION

D&B / IBM Confidential

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

IBM will perform the processing of the VAT based on the policies and procedures that have been defined by D&B. IBM will interact with the D&B tax team and the applicable D&B legal entity controllers on a regular basis to receive guidance and direction related to applying existing or new regulatory provisions

MAINTENANCE

IBM will process additions and changes to the vendor and employee files (e.g., pay-to address, bank information, tax information) as authorized by D&B. IBM will perform periodic reviews of the approved AP and T&E systems and recommend master data rationalization.

B) IBM STAFF AND FACILITIES

(i) SERVICE DELIVERY LOCATIONS.

IBM will use the following delivery centers to provide the Services beginning on the Service Commencement Date:

     - IBM's Tulsa, Oklahoma center to provide regional customer support and imaging Services;

     - IBM's Krakow center to provide some English and all non-English speaking work; and

     -    IBM's Bangalore center to provide English-based work.

IBM will perform the majority of work related to AP and T&E Services from Bangalore and Krakow using experienced delivery resources with language skills matched to D&B's requirements. The IBM delivery centers will perform continuous process and quality improvement utilizing leading Six Sigma methodologies and programs.

D&B / IBM Confidential

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

          AP AND T&E GEOGRAPHICAL PLACEMENT -- CURRENT VS FUTURE STATE

                                     [MAP]

(ii) STAFFING PLAN

Following Transition, IBM will handle the US AP and T&E processes out of its Bangalore, India and Tulsa, Oklahoma centers, and the European AP and T&E processing out of its Krakow, Poland center. The reduction of staff from the current state levels to the steady state over seven years reflects a reduction in resources that IBM expects to achieve from process improvements realized over time:

D&B / IBM Confidential

                                                                             AP / T&E
                                                   ------------------------------------------------------------
                                                   YR. 1     YR. 2    YR. 3    YR. 4    YR. 5    YR. 6    YR. 7
---------------------------------------------------------------------------------------------------------------
D&B Baseline FTE's                                  14.5      14.5     14.5     14.5     14.5     14.5     14.5

Future FTE's                                          15        14       12       12       12       11       11

  - Tulsa                                              2         2        1        1        1        1        1

  - Bangalore                                          4         3        3        3        3        2        2

  - Krakow                                             9         9        8        8        8        8        8

  - Equitant (Total)                                   -         -        -        -        -        -        -

% REDUCTION IN FTE'S                                  -4%        3%      17%      17%      17%      24%      24%

FTE's in Low Cost Countries                           13        12       11       11       11       10       10

  - Bangalore                                          4         3        3        3        3        2        2

  - Krakow                                             9         9        8        8        8        8        8

  - Equitant (Total)                                   -         -        -        -        -        -        -

% FUTURE FTE'S IN LOW COST COUNTRIES                  87%       86%      92%      92%      92%      91%      91%

C) TOOLS, PROCESSES, AND METHODOLOGIES

(i) CURRENT D&B ENVIRONMENT:

The following are the key tools and software D&B uses to provide the AP and T&E Services.

     (a) TOOLS:

                                 PROPRIETARY OR THIRD PARTY
           TOOL                             TOOL                               FUNCTION
---------------------------     ----------------------------    ----------------------------------------
Oracle Financials V11i.5.8      Third Party                     General Ledger, AP for North America

Vista                           Third Party                     Report distribution

Business Objects                Third Party                     Reporting tool

Oracle Financials V11.0.3       Third Party                     General Ledger, AR/AP for UK and Ireland

Systems Union Sun Systems       Third Party                     General Ledger, AR/AP for Belgium,
V4.2.5, SQL 7.0 Database                                        Netherlands

Navision V2.6 (D&B) and         Third Party                     General Ledger, AR/AP for Italy
V3.6 (Datahouse)

D&B / IBM Confidential

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

(b) SOFTWARE - NORTH AMERICA

                                PROPRIETARY OR THIRD PARTY
  SOFTWARE PRODUCT                    SOFTWARE                              FUNCTION
---------------------------     ----------------------------    ----------------------------------------
Oracle Financials               Third Party - Oracle            Accounts Payable

MarkView Imaging                Third Party - 170 Systems       Imaging/Document Management with Workflow

Quality Assurance Review        Proprietary                     Quality Assurance Review - Checks invoices
                                                                and T&E to ensure compliancy with policies

Vista Plus                      Third Party - Quest Software    Report distribution

 Business Objects               Third Party - Business          Query tool - generates reports
                                Objects

Paybase                         Third Party - BottomLine        Electronic payments and remittance, laser
                                                                check and fraud prevention tools

Amex                            Third Party - American          T&E Payments
                                Express

Banks                           Third Party - Northern          Funds Transfer
                                Trust and Bank of Montreal

Worldlink                       Third Party - CitiBank          Exchange Rates

Accounting Link                 Third Party - American          Amex P-Cards
                                Express

(c) SOFTWARE - UK, IRELAND, ITALY, BELGIUM, NETHERLANDS

                                PROPRIETARY OR THIRD PARTY                    FUNCTION
  SOFTWARE PRODUCT                     SOFTWARE
---------------------------     ----------------------------    ----------------------------------------
Oracle Financials V11.0.3       Third Party                     OTC GL, AP, AP for UK & Ireland

Systems Union Sun               Third Party                     OTC GL, AP, AP for Belgium, Netherlands
Systems V4.2.5, SQL 7.0
Database

Navision V2.6 (D&B) and         Third Party                     OTC GL, AP, AP for Italy
V3.6 (Datahouse)

D&B / IBM Confidential

IBM SOLUTION DOCUMENT: FINANCE PROCESSING - GLOBAL ORDER-TO-CASH (OTC)

D&B / IBM Confidential

IBM SOLUTION DOCUMENT: GLOBAL ORDER-TO-CASH

A. SOLUTION OVERVIEW - GLOBAL ORDER-TO-CASH

(i) IBM'S OVERALL OTC APPROACH

IBM's solution for Global OTC is centered around a comprehensive delivery out of existing F&A centers in Krakow, Poland; and Bangalore, India. Although this approach utilizes the tools, techniques and domain experience that Equitant has successfully launched in this market space, this is fundamentally an IBM owned and delivered solution. That is to say, IBM will provide D&B's OTC Services from IBM's global delivery centers that currently provide similar type of services to IBM's existing F&A clients around the globe. These centers operate in the very stringent control environment that is part of the IBM hallmark. In addition, the staffing for the provision of Services will be pre-dominantly IBM employees, who will serve as the prime relationship for Service Levels and quality will be between D&B and IBM. The centers from which the Services will be provided draw upon the heritage PwC Consulting operating environment that was the genesis of much of IBM's current F&A transformational outsourcing business - supplemented by a world-wide pre-eminent financial processes consulting business that houses over 6,000 staff globally. The operating environment and many of the leadership and staffing that were sourced from that heritage were established with the strongest focus on internal controls and risk-aversion. The IBM solution for D&B's OTC processes, in IBM's opinion, will be further maximized by truly leveraging and capitalizing on Equitant's methods, technologies and global reporting capabilities. For that reason, much of what follows in this section around Equitant and its proprietary approach is appropriately very focused on their previous experiences - intended to reassure D&B of the benefits of this teaming arrangement between IBM and Equitant. It is also pertinent to note that IBM and Equitant did have a formal alliance agreement, in place before this opportunity with D&B was known about and have been working together successfully and seamlessly on other client engagements with very positive results.

(ii) BACKGROUND ON EQUITANT

Equitant is exclusively focused on managing and optimizing the Order-to-Cash (O2C(TM)) cycle for Global 1000 companies for increased profitability. As a first party outsourcing provider, Equitant provides clients with integrated best-in-class design and execution of the end-to-end O2C(TM) cycle. Equitant's pervasive culture of measurability, accountability and process-discipline is guided by a management platform for Six Sigma. As a result, Equitant consistently delivers major financial and operational benefits to its clients including significant improvements in operating costs, profit leakage, working capital, customer satisfaction, business flexibility, visibility and control. Equitant's repeatable, scalable, results-oriented solution is backed by IBM's willingness to guarantee measurable client outcomes.

Equitant's service delivery model integrates a robust, industry-leading technology platform and applications with process management and industry expertise and high performing domain experts. A management platform for Six Sigma drives a standardized approach to more effectively manage hand-offs across the enterprise and leverages Six Sigma initiatives to identify and remedy defects at the source that are embedded in cross-functional silos. By aligning customized, integrated solution to client business objectives, Equitant is able to deliver significant improvements in financial and operational performance, coupled with the capability and focus to sustain the improved performance throughout the lifetime of each partnership. This focus on Six Sigma integrates well in teaming with

D&B / IBM Confidential

IBM whose delivery centers around the globe embrace this quality tool as a basic and fundamental under-pinning of its client service delivery excellence.

(iii) TYPICAL EQUITANT SERVICES

Equitant provides its clients with a complete end-to-end managed services offering in the Order-to-Cash(TM) cycle, including the integration and seamless delivery of a number of activities including:

     -    Order management

     -    Credit management

     -    Invoice / billing

     -    Collections management

     -    Chargebacks and deduction handling

     -    Dispute resolution

     -    Cash application

     -    Payment reconciliation

     -    Reporting and analysis

(iv) EQUITANT SERVICES FOR D&B

For the D&B Solution, IBM will be leveraging a significant part of the Equitant toolkit. Globally this includes the Collections engine, deduction management, dispute resolution, cash application and reporting and analysis tools. In addition, IBM will utilize invoice/billing and order management tools for the European OTC solution.

D&B / IBM Confidential

     ORDER             RISK                                                       CREDIT              COLLECTIONS          CASH
  MANAGEMENT        MANAGEMENT       FULFILLMENT          BILLING               MANAGEMENT            MANAGEMENT       APPLICATION
                                     Distribution       Self-billing
   Quotation       Credit limit      requirements       (consignment
  management        management         Planning            stock)          Contract compliance       Cash targets      Cash posting

                     Pre-order                                                  Customer              Proactive        Unapplied
   Contract           credit             Stock            Bill                 Master-file            collection         payment
administration      assessment        management        calculation            maintenance               calls          resolution

                     Pre-order                             Bill
     Order            credit          Component         preparation/             Dispute                Dunning         Exception
   reception        assessment         shipment         verification            management             activity         management

     Price                              Order               Bill               Credit note            Sanctions          Account
  calculation                       consolidation        Production             processing                            reconciliation

  Order entry                      Import / Export                              Root cause            Litigation        Cash-flow
                                                                                 analysis                              Forecasting

CONSISTENT
CREDIT/SALES
POLICIES

GLOBAL
PERFORMANCE
TARGET

GLOBAL
PERFORMANCE
MONITOR

STANDARD/
LOCAL PROCESSES

STANDARD
GLOBAL
WORKFLOW

     AR COLLECT(TM), OPENPAY(TM), CDR(TM), EXECUTIVE DASHBOARD(TM) & OTHER
                            PROPRIETARY CAPABILITIES

[GRAPHIC]

Web Order
Management

[GRAPHIC]

Rules-based Workflow
Routing & Escalation

[GRAPHIC]

Web-enabled O2C
CRM toolkit

[GRAPHIC]

Web-enabled
Collaboration

[GRAPHIC]

Automated Research
& Correspondence

(v) ADDITIONAL VALUE ELEMENTS OF IBM SOLUTION

     (a) VALUE ELEMENTS

IBM, together with Equitant's oversight and guidance, will take responsibility for D&B's O2C(TM) operations on a long-term basis to deliver guaranteed, sustainable, and measurable business outcomes. Partnering with D&B, IBM will leverage outsourcing as a long-term strategy to create competitive advantage results in the redirection of D&B's focus towards the core competencies that drive long-term shareholder value. Specifically, IBM will deliver:

SUBSTANTIAL IMPROVEMENTS IN WORKING CAPITAL - highly structured dispute-handling procedures and "surgical" workflow techniques will result in the identification of pockets of working capital that

D&B / IBM Confidential
are trapped in defects in the overall process and ultimately manifest themselves in the form of disputes with the customer. The identification and speedy resolution of these issues and in conjunction with re-engineering as a result of root cause analysis will release trapped working capital. This will be enabled by leveraging the unique technology platform and the deep domain expertise of IBM's partner, Equitant.

REDUCED OPERATING COSTS - process redesign drives standardized, automated transaction execution yielding efficiency gains by reducing errors and re-work across O2C(TM), sales and supply chain processes. Additionally, a decrease in avoidable charge backs and deductions significantly enhances operating income (typically 0.4 - 0.9% of revenue) by reducing profit leakage.

Dramatic increases in customer satisfaction - systemic issues that drive late payments and impact the customer are identified and remedied at the source, decreasing the time to surface and resolve customer issues by as much as 70% and eradicating the reoccurrence of issues, with no change in policy or aggressiveness.

ENHANCED MANAGEMENT VISIBILITY AND CONTROL - online access for key mangers to a reporting tool that contains key performance indicators and real time visibility to issues and performance, will connect the thought leadership of D&B to its customer base and how it is being administered. Capturing information offered by the customer and tracking the internal response of the organization will offer an opportunity to ensure that the customer's expectations are being realized and that the organization is fully aligned to achieving that goal.

FACILITATE COMPLIANCE WITH REGULATORY REQUIREMENTS (E.G. SARBANES-OXLEY) - Processes are embedded into the tool suite and help to ensure that defined policies and procedures are being adhered to by the organization. Due to the fact that most hand-off's are electronic and the reporting suite is dynamic, it is possible to introduce early warning alerts for process and policy failure. As the working practices are embedded into the technology and the technology location independent corporate imperatives can be deployed globally and uniformly ensuring harmonization across geographical locations.

INCREASED BUSINESS-FLEXIBILITY - offers rapid launch of new markets, new distribution channels (e.g. B2B web-stores); new infrastructure requirements resulting from spin-off, divestitures or M&A activities; a flexible, scalable model to support continued business growth worldwide with reliability; and the opportunity to convert fixed costs to variable spend to adapt to changing business environments.

Additionally, IBM working closely with Equitant assumes execution risks associated with the program by contracting to D&B's business-outcomes as they directly impact the P/L and balance sheet.

     (b) QUALITY MANAGEMENT & REGULATORY REQUIREMENTS

In the last two years, there has been an increased awareness and need to ensure adequacy of internal controls and visibility. In response to Enron and other corporate failures, the Sarbanes-Oxley (SOX) Act of 2002 emerged in the United States to define stringent standards for internal controls and specific responsibilities for the CFO and CEO, who must attest to the accuracy of their financial reports. As a U.S. company, D&B must ensure that its control environment satisfies the requirements of Sarbanes-Oxley.

D&B / IBM Confidential

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

In particular, the following areas are typical challenges in today's AR process environment. IBM will assess these needs to determine applicability D&B:

     -    Inadequacies exist in overall internal control design

     - Sufficient levels of control consciousness within the organization are not met

     -    Anti-fraud programs and controls are not introduced

     - Appropriate segregation of duties consistent with control objectives is not fully implemented - e.g., Segregating cash receipts, cash application, and collection activities

     - Appropriate reviews and approvals of transactions, accounting entries, or systems output do not exist

     -    Provisions for the safeguarding of assets are inadequate

     - An information system fails to provide complete and accurate output that is consistent with financial reporting objectives and current needs

With end-to-end process documentation, and complete visibility via the Equitant Executive Dashboard(TM), IBM's solution will address needs within quality management and supplements compliance of regulatory requirements. These regulatory requirements magnify the need for a complete solution that provides visibility of the whole D&B Accounts Receivable portfolio. As such, IBM's proposal is to incorporate both US and European receivables portfolios into Equitant's Executive Dashboard(TM).

As discussed in the executive overview to this section, the delivery of the in-scope Services out of IBM owned and operated service centers provides the reassurance of a strong focus on the controls and compliance that is the hallmark of IBM. Programs such as SAS70 and internal/external audits are all examples of how critical a well-controlled environment is to IBM.

          (c) CUSTOMIZATIONS AND CONSULTING

IBM/Equitant will implement its proprietary technology tools as described previously, including AR Collect(TM), Collaborative Dispute Resolution(TM), and Executive Dashboard(TM). Where appropriate, IBM will customize the applications to support unique business requirements for D&B in order to drive the results desired. Additionally, IBM and Equitant continue to invest in improvements in technology and process capabilities. These investments are generally included in IBM's proposal and will be passed on to D&B in the form of new releases and continuous improvement efforts.

Utilizing IBM's Business Consulting Services (BCS) consultants, IBM's solution includes a process transformation project in Europe that will deliver documented rules and procedures for key quality and control requirements, a delivery medium for training and continued refreshment and access by all interested parties. IBM believes this to be a practical, expeditious and economic solution to a process area that contains numerous improvement opportunities. These process and organizational changes will benefit both IBM and D&B..

          (d) SYNERGIES WITH OTHER SERVICE CLUSTERS IN THE AGREEMENT

The benefits to D&B related to the integration of this solution with the other D&B cluster solutions include:

     - IBM's cross-cluster Global Project Executive and teams are dedicated and have full accountability to D&B, on a global basis, with full authority to commit IBM. This will yield high responsiveness to D&B.

D&B / IBM Confidential

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

     - A delivery-led organization that defined and developed the proposed solution and will be fully accountable for results and risk mitigation.

     - An organization designed to be focused on D&B and flexible to meet the addition of further services and geographies.

B) IBM STAFF AND FACILITIES

Staffing and facilities for the OTC Services are described in separate US and Europe OTC sections below.

C) TOOLS, PROCESSES, AND METHODOLOGIES

This Section Describes the tools, processes, and methodologies IBM will use to perform the Services.

(i) PROPRIETARY TECHNOLOGIES

IBM/Equitant's technology architecture is uniquely suited to accelerate value delivery through the Order-to-Cash(TM) (O2C(TM)) process. Equitant proprietary systems and software applications are designed to help deliver key business outcomes to clients, such as increased cash flow and stronger customer relationships.

Used by the largest software and technology companies in the world, applications and systems such as AR Collect(TM), OpenPay(TM), and others represent best-in-class solutions to improve O2C(TM) workflow, communications, and data integration. As a result, IBM and Equitant clients can more effectively resolve their customers' billing disputes, accelerate payment and provide critical intelligence on customers and financial performance.

Key Features of Equitant's Proprietary Technology Include:

     - SEAMLESS INTEGRATION: Equitant's entire solution and O2C(TM) data will operate seamlessly inside the D&B organization, from the back office and beyond. Equitant technology will interface with D&B's ERP packages and in-house financial applications, enabling a greater return on these investments as well.

     - CLIENT-SPECIFIC MODULES: Equitant and IBM will work closely with D&B to tailor applications to suit specific D&B business needs and requirements. For example, using advanced communications tools and extranet technology, Equitant will download and store D&B's own AR (Accounts Receivable) data on a daily basis to improve AR operations.

     - ROOT CAUSE ANALYSIS: D&B users will be able to more easily discern cause and effect in customer issues at multiple levels (account, geography, sales executive, line of business, etc.) by deploying Equitant's specialized electronic dispute resolution technology.

     - WEB-BASED REPORTING TOOLS: Structured, web-enabled reporting tailored to D&B's requirements will provide valuable information and operational analysis of the O2C(TM) process for improving organizational and process effectiveness.

D&B / IBM Confidential

(ii) EQUITANT'S ORDER-TO-CASH TECHNOLOGIES:

Based on IBM's analysis and findings in due diligence, IBM has identified the following technologies that it will implement as part of its D&B solution:

          (a) AR COLLECT(TM)

AR Collect(TM) is Equitant's flagship, proprietary collections and dispute management application, offering a multi-client, multi-currency, multi-user and multi-lingual Order-to-Cash management solution. Microsoft has adopted AR Collect(TM) as its global standard to enable more effective collection and dispute management practices.

          (b) COLLABORATIVE DISPUTE RESOLUTION(TM) (CDR(TM))

CDR(TM) is Equitant's web-based solution that enables knowledge sharing of dispute management issues across the customer and financial supply chain in order to accelerate resolution and payment. CDR(TM) was developed to speed up the resolution of disputes by harnessing the resource of the client stakeholder through a collaborative process. This collaborative process provides them with the most pertinent information and leads them through a series of simple steps on a web site to quickly resolve the dispute.

         (c) EXECUTIVE DASHBOARD(TM)

The Executive Dashboard(TM) is a leading-edge, online reporting tool that enables senior management and O2C(TM) stakeholders to quickly and easily monitor the performance of the AR process against key business outcomes such as working capital requirements, cost and customer satisfaction.

The Executive Dashboard(TM) features real-time, web-based, secure reporting. In addition to providing direct linkage between D&B's business outcomes and operational requirement (and Management-level business intelligence), the Executive Dashboard(TM) can be used to continuously monitor Service Levels.

          (d) ECAS

ECAS is part of the AR Collect(TM) family of tools designed to bring better visibility and effectiveness to the cash application process. Using workflow techniques it captures exceptions from the automated application process and presents them to the Cash applicator according to a predefined strategy. The cash applicator is able to tag short paid transactions with the appropriate dispute code supplied by the customer on their remittance here it is available or route them to the appropriate Cash collector so that customer contact can be made. Unapplied transactions are captured in a similar manner and together with the information stored in AR Collect(TM) (parent identities etc) can be used to facilitate reconciliation. This technology will be deployed as part of IBM's US solution.

          (e) AMCAT

Amcat is a leading third party predicative dialer system that will be integrated into AR Collect(TM) to deliver the functionality appropriate in the management of high volume low value customer base.

          (f) OPENPAY(TM) (TO BE EVALUATED)

In addition to the above technologies, IBM also proposes that the Equitant tool of OpenPay(TM) be analyzed for the D&B solution. IBM feels that it is a solution that would provide additional benefit for

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D&B and would further leverage your technology model. OpenPay is not included in
IBM's existing solution and is not required for IBM to provide any of the Services, to meet the Service Levels, or to achieve any of the benefits described in this solution document.

OpenPay(TM) web enables the order management process, allowing companies to accept and process online sales transactions. OpenPay(TM) enables the full range of O2C(TM) processes to be completed online, such as order entry, shopping card capability, credit assessment, billing and collections, multiple payment methods, credit card authorization, fraud detection, cash application, bank management / payment settlement, and financial performance reporting.

(iii) INTERACTION WITH D&B SYSTEMS.

The proposed Equitant toolset is self-contained and will require minimal IT support from D&B. The primary D&B infrastructure will remain in place, and the Equitant toolset will sit on-top, hosted at an IBM facility. As a result, the IBM solution will wrap-around the existing infrastructure to create an integrated OTC technical platform.

IBM/Equitant shall formulate the necessary system interfaces, working with D&B for effective implementation. To populate the AR Collect(TM) database, Equitant will need a file extracts from the accounts receivable systems on a nightly basis. The file typically represents open items as of close of business for that day. Additional data files may be needed from D&B Order Entry systems to meet special reporting requirements (e.g., Revenue recognition by product, etc.). Assuming that systems support for the various Order-to-Cash systems is outsourced, IBM/Equitant will build the required file extracts.

D) OTC INFRASTRUCTURE

This section, together with Attachment A-6-5 (Technology Solution), describes the infrastructure IBM will use to perform the OTC Services.

The AR Collect(TM) system runs on a client-server platform. AR Collect(TM) has been designed and built on Microsoft Back Office utilizing SQL Server, Windows 2000, Internet Information Services (IIS), Exchange and Office. It also uses Crystal Reports and Acrobat Reader.

Below is a summary of how AR Collect(TM) interfaces with the other components within the overall architecture. AR Collect(TM) Visual Basic User Interface AR Collect(TM) uses Visual Basic version 6.0 as its development platform for the user interface. The user connects to the database via a login screen, using either a SQL login or NT trusted connection. The connection link is done through ODBC. There is no requirement to install SQL Server client utilities on the user's PC.

     - AR COLLECT(TM) AND MICROSOFT SQL SERVER The AR Collect(TM) data is housed within a Microsoft SQL Server 2000 environment. AR Collect(TM) utilizes native SQL Server 2000 functionality, including Backup, Data Transformation Services, SQL Server Agent and Security. The AR Collect(TM) Database can support SQL Server Sort Orders of 42 and 52.

     - AR COLLECT(TM) AND EXCHANGE SERVER AR Collect(TM) creates automated responses to customers through e-mail and fax. A Poller application polls the database and connects to the Exchange server to send communications to customers.

     - CRYSTAL REPORTS AND ACROBAT READER The AR Collect(TM) application creates reports using Crystal Reports. A copy of each report is stored on a network folder accessible to AR

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          Collect(TM) users. Upon compilation these reports are created in
          Acrobat Reader friendly format so that they can be distributed freely.

(i) THE AR COLLECT(TM) WEB APPLICATIONS BUSINESS OBJECT FRAMEWORK

This model is best explained by examining its individual logical layers:
Infrastructure Objects Infrastructure Objects provide access to the resources that an application will use. In Equitant's case this requires actively managing one resource - the connection to the AR Collect(TM) database.

One way of ensuring the presentation layer code (Equitant ASP pages) is not allowed to circumvent the AR Collect(TM) business rules is to never allow the ASP code direct access to any of the infrastructure objects. IBM will do this by creating an object that is only accessible to objects in the model. In other words the object is private to the model as a whole and the ASP code will not be able to directly access or call methods on it.

(ii) SERVICE OBJECTS

Service objects provide access to application services. An example of an AR Collect(TM) service object would be the customer object of the A/R customer DLL. This object can carry out operations like adding, deleting or loading a customer record. It is through these service objects that the presentation layer code can get to the business rules.

A further element to Equitant's model is the AR Collect(TM) wrapper object. This provides an interface to all the objects in the existing AR Collect(TM) object model.

In addition, IBM will deploy a leading edge predictive dialing solution (i.e., AmCat) to address this area. By utilizing the open architecture offered by these applications, IBM will provide a tight integration with AR Collect(tm). AR Collect(TM) can provide the predictive dialer software with the contact details, and a TAPI call can be made to AR Collect(TM) to open the customer account with all associated transactions upon event triggers such as call answer directly from the dialer software suite. Since ARCollect(TM) and these applications both run on top of an open database architecture, data can be transferred seamlessly between applications e.g., an activity can be automatically created in ARCollect(TM) for each successful call made.

(iii) DATA OBJECTS

Data objects define a single instance of some entity in the model. This almost always refers to a row in the database. In the AR Collect(TM) object model, for example, there is an object to describe a single activity or customer. The advantage of this approach is that it allows for the addition of a great degree of detail to the data objects, while allowing for easy manipulation of the objects in the presentation layer (on ASP pages).

E) OTC REPORTS

This Section, together with the reports described in Exhibit F-3 (Reports) and elsewhere in the Agreement, describes the OTC reports IBM will provide D&B:

IBM's proposal is to provide all invoice-to-cash reports electronically via Equitant's Executive Dashboard(TM). All other reports i.e. order to invoice, will be provided through the most appropriate means (to be confirmed during Transition). The scope of reports available will be global, with the

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ability to roll up numbers by any business attribute as long as the information is available in the data provided to IBM.

As business needs change, IBM will work with D&B to customize reporting and/or distribution. The Executive Dashboard(TM) provides D&B with an opportunity to expand the current reporting capabilities, and enables analysis of various attributes via the web. For example, a drill-down of aging and DSO information could be performed to determine relative performance levels and gain further insights.

The following list is indicative of the standard information available:

     -    Aging - percent and/or amounts current, past due, 1-30, 31-60, etc.

     -    Days Sales Outstanding - current and past due DSO

     - Process Discrepancies - time to identify disputes, time to resolve disputes, reasons for disputes, how disputes were resolved (e.g., paid, written off, etc.)

     - Cash Application - amount of unapplied cash, time to apply cash, percentage of manual cash application, percentage of payments received directly by bank vs. office

     - Collections - amount of cash collected during the period, cash forecasts for future periods

     - Policies or Processes - compliance with corporate policies (e.g., adequacy of allowance account vs. policy guidelines).

     -    Number of orders processed

     -    Non-compliant orders

     -    Error rates for sales orders

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     IBM SOLUTION DOCUMENT: FINANCE PROCESSING -
     US COLLECTIONS AND CASH APPLICATIONS

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A) SOLUTION OVERVIEW

Utilizing its significant and leading role as a premier provider of F&A outsourcing, IBM is pleased to offer D&B its business process solution for outsourcing D&B's US Collections and Cash Apps processes. IBM and Equitant, utilizing extensive presence and experience with client order-to-cash processes, have aligned to provide D&B with a proven solution based on core competencies gained from similar relationships with numerous clients.

(i) CURRENT D&B ENVIRONMENT

Assessing the order-to-cash (OTC) processes that are in scope for the US, there are six main areas of focus : Billing, Accounts Receivable, Locations, Processes, Management Reporting, and Working Capital Performance. Based on these areas and IBM's work in due diligence, IBM's understanding of the current Order to Cash landscape at D&B in US can be described as follows:

     - BILLING: There are three key billing systems B.O.L.T, O.A.S.I.S and B.R.S. each representing a product and business segment. Customers are billed separately from each of the systems depending on the product or service they are purchasing and can potentially be billed from all three systems. As a consequence a number of issues are experienced in the down stream systems and processes. These include maintenance of customer master files, monitoring the overall risk exposure for each customer across the three systems, enforcement of order management controls such as "hold" and stop, difficulties in matching receipts against receivables (prevalent when a customer sends a payment covering a range of invoices across the billing systems) and the reconciliation to the G/L. It is noted that much time is expended by the AR department in re-working invoices into a manner demanded by the customer due to either the inflexibility of the primary billing system or unreasonable data requests from the customer. The deployment of Oracle 11i AR module in the Spring of 2005 and will resolve a number of these issues.

     - ACCOUNTS RECEIVABLE: Interfaces are in place with the billing systems and header level data is exchanged with AR Millennium, the US Sales ledger.

     - PORTFOLIO CHARACTERISTICS: The portfolio is segmented into two key classifications, Global/Major customers or core and non-core. The Global/Major classification represents some 5% of total customers but 55% of revenue generated. As a consequence the portfolio has an unusually high proportion of low value transactions. Transactions less than $500 represent 65% of all past due transactions but only 6% of the outstanding $ receivables. DSO currently averages approx 69 days.

     - CASH APPLICATION: Data from the banking system is matched to data from AR/M. Due to the fact that there is more than one billing engine this must be preprocessed where the micro-number is located in the correct system and the cash can be applied to the correct customer and transactions. This process is highly effective with an 85% match rate. The remaining cash (Payments made over more than one billing system, Keying errors etc) are treated as exceptions. This requires the visual inspection of the manual checks and remittances. These are provided daily in hard copy by the bank. Part-paid transactions must be manual tagged with a dispute code and a text field completed. This serves as the prompt mechanism for the dispute management process. At present there is no workflow technologies used to facilitate this process.

          Cancellations (credit notes) are generated by the department after appropriate authorization directly into the original billing system; codes are used to denote reasons. The department is

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          also responsible for the manual execution of credit card transactions and monitoring subsequent credit card charge backs. This process is highly manual and represents the most time demanding task after the tracing and manual application of cash.

     - CASH COLLECTION: The cash collection team is divided into two groups. One that administers the Global/Major customer accounts and the rest of the portfolio by another. This structure is to cater for the higher relationship requirements of the Global accounts required by both the D&B Account management team and the customer. Collection activity for any given account is according to risk profile which has been mapped out in the form of a collection matrix. Global accounts are driven from basic prompt or event codes contained in AR/M which indicate what action needs to take place at any given time. In addition to this a predictive dialer system is used for low value accounts. The data for this application is extracted from AR/M after the required filtering has taken place. This is then imported by the dialer application. The absence of line item detail in AR/M is a handicap that requires the operative to review information in the appropriate billing system. Efficiency is hampered by customer demands to fulfill ad-hoc demands for information supporting billing, re-working invoices and satisfying customer requirements to use there procurement portals. It is believed that additional capability in EDI, XML, EBPP and customer portals is required to alleviate some of these issues.

     - DISPUTE MANAGEMENT: The collection team is supported by a separately managed team who investigate deductions, liaise with internal stakeholders and execute routine administration work.

     - LOCATIONS: Currently all invoice to cash (I2C) is conducted from D&B's facility in Bethlehem, PA.

     - PROCESSES: All processes lack support of integrated tools and are manual in nature. This makes them difficult to monitor. Due to the absence of such tools information flow is labor intensive and hampers the ability to escalate issues and flow information throughout the organization. All these initiatives must be launched and tracked manually. The number of entry points for orders to enter the three billing systems means that there are inconsistencies and various standards in order input and quality.

     - MANAGEMENT REPORTING: Management and operational reporting is driven by the codes and text values entered into the AR system. Reports are manually created in static format and rely on a distribution system. While this gives some degree of visibility it lacks the type of granularity and history necessary to monitor the processes and defects within the overall order to cash system. It is therefore of limited value in root cause analysis, SOX compliance and any consequential quality programs such as Six Sigma. End of month close procedures usually take seven days starting two days prior to fiscal month end.

     - WORKING CAPITAL PERFORMANCE: In the United States, D&B had an average Days Sales Outstanding (DSO) of 69 days last year, with a best possible DSO of 47.

     A project of this type has many challenges and unique requirements. Based on these challenges and IBM's findings in due diligence, IBM has developed a solution to address these challenges and unique requirements. Specifically, IBM will act as an integrator that understands how to:

          - Consider the portfolio segments and be able to management them separately. Specifically the management and approach to the Global/Major Accounts must recognise their strategic importance.

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          -    Demonstrate linkage with CS organisation.

          -    Demonstrate Credit Card Processing Capability

          -    Reduce cost

          -    Reduce Days Sales Outstanding (DSO)

          - Demonstrate a capability and understanding for process refinement and re-engineering.

          - Demonstrate a flexibility and creative disposition in finding solutions to problems in a cost effective manner.

                 CURRENT STATE PROCESS -- INVOICE-TO-CASH (US)

                                  [FLOW CHART]

(ii) IBM SOLUTION AND OPERATIONAL APPROACH

The assumption is made that Transition activity will commence at the point of the deployment and commissioning of Oracle 11i AR. Equitant has experience in building interfaces with Oracle 11i and do not anticipate any issues to arise that adversely affect the delivery of Services.

The Order-to-Cash process in the US has a number of legacy systems that will serve as the building blocks for an interim solution. Within a two to four year period, IBM has assumed that D&B US will operate Oracle 11i after successful implementation and migration in the United States.

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

                      CURRENT                  STEP 1 - INTERIM STATE               STEP 2 - FUTURE STATE
                    ENVIRONMENT                        SOLUTION                            SOLUTION
                                               60 - 90  Days                        22 Months Oracle 11i
TIMEFRAME           Today                      Implementation                       implementation

LOCATIONS           Bethlehem, PA,  North      One location:                        One location:
                    America                    Bangalore India                      Bangalore India

SYSTEMS:

Billing             B.O.L.T-O.A.SIS.BRS        B.O.L.T-O.A.SIS.BRS                  Oracle 11i (22 months)

A/R                                            Oracle 11i                           Oracle 11i

Remittance                                     ECAS(TM)                             ECAS(TM)

Collections                                    AR Collect(TM)                       AR Collect(TM)

Disputes                                       CDR(TM)                              CDR(TM)

Reporting                                      Executive Dashboard(TM)              Executive Dashboard(TM)

IBM will leverage Equitant purpose built tools and best practice capabilities. This will release immediate value for D&B in Northern America and can be deployed within 60 days.

          (a) GLOBAL DELIVERY CENTER

Together with Equitant, IBM has successfully established low cost delivery centers in a number of countries around the globe. After visiting IBM's Bangalore site and based upon direct guidance from D&B, IBM proposes one delivery location for the Order-to-cash process in the US: Bangalore India.

IBM's combined delivery approach provides D&B with immediate cost savings by leveraging labor arbitrage and productivity improvements via quick wins from its extensive experience and process redesign capabilities in the Order-to-Cash space. IBM will utilize its Bangalore facility also to provide service and support to D&B's global major accounts.

          (b) O2C PROCESS DESCRIPTION - US

This section describes the process IBM will follow when performing OTC Services in the US. All process steps will be performed by IBM except where expressly stated otherwise (e.g., Order Entry in process step #1).

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

     ORDER ENTRY - D&B RETAINED ACTIVITY:

     1. Customer orders will be processed using the current order management systems until the billing systems are consolidated into one billing engine.

     PREPARE AND PRIORITIZE WORK:

          A data extraction of all open transactions will be taken nightly from Oracle AR. IBM will expand the data specification for AR Collect(TM) to include all relevant data elements identified during Transition. This will include line item detail from the three order management systems to facilitate the collection and deduction management processes. IBM will expand the data specification for AR Collect(TM) to include all relevant data elements identified during Transition. Specifically IBM will utilize the following D&B specific data elements:-

                    a. DUNS # - Unique number applied to all businesses that will enable identification of corporate hierarchies.

                    b. Financial Stress Score - Measures the probability of a customer going bankrupt within the next 12 months.

                    c. Commercial Credit Score - Measure of the customer's propensity to pay to terms.

          By utilizing the Duns number and the tools capability to establish parent/child relationships, the D&B organization will be in a position to monitor its risk exposure to any particular customer, and to greatly add value in the management of the "Global" or core customer accounts.

     2. Using pre-agreed treatment schedules, customer accounts and their associated transactions can be routed through the workflow engines most appropriate to the customer segment. In this manner the resources can be applied effectively. The portfolio can be segmented into Global and non-core customers and still further by other classifications such as risk, commercial credit score and trading experience. Segments that require higher skill sets and a more intense relationship experience can be distinguished from those that will be processed via automatic email demand programs. The existing corporate "collection matrix" can be programmed into the tool to ensure that it is honored and monitored as to its effectiveness.

     PREDICTIVE DIALER

     3. As stated earlier in this document there are a large number of Non-core customers with a high volume of low value transactions. IBM will deploy a leading edge predictive dialing solution (AmCat) to address this area. By utilizing the open architecture offered by these applications, IBM will provide a tight integration with AR Collect(TM). AR Collect(TM) will provide the predictive dialer software with the contact details, and call scheduling information. A TAPI interface will be constructed into an IBM or Equitant telephone switch so the customer dialing will be seamless and automatic. Once a successful connection has been made AR Collect(TM) will open the customer account with all associated transactions. Since AR Collect(TM) and these applications both run on top of an open database architecture, data can be

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

          transferred seamlessly between applications e.g., an activity can be automatically created in AR Collect(TM) for each successful call made. This will facilitate centralized reporting.

          By utilizing the global nature of IBM's solution (there will be one instance of AR Collect(TM) - globally deployed) this technology will be made available to IBM's center in Krakow and personnel required to maintain the current strategy on the US accounts. IBM will duplicate the existing credit card processing methodology used by D&B today. During Transition, a functional specification will be drafted and agreed that will facilitate point of presence credit card processing for the cash collection team. This facility will be for the payment of transactions post sale i.e., where they have been posted to the AR. The specification will include the automated management of charge backs.

     CASH APPLICATION:

     4. All checks and remittances received from the bank will be scanned and stored with an appropriate index by IBM. This will achieve two purposes: (1) facilitate the relocation of this work to lower cost centers, (2) Create efficiencies in the dispute management and manual allocation processes by providing on-line visibility of documents to relevant personnel.

     5. Using AR Collect(TM) it will be possible to isolate the transactions that did not successfully pass through the automated cash application process. Routing the Unapplied (UA) Dummy Account (no customer found) and part-paid transactions from the AR data exchange into a dedicated workflow visible to the cash application team would facilitate better prioritization and visibility to the exceptions of the automated process. Once identified the team will be in a position to research the scanned customer remittances, apply the cash where appropriate onto the AR or add a status code to the transaction(s) directly into AR Collect(TM) so it can be routed appropriately. This will ensure that structure exists in exception management and that focus and emphasis is placed according to a strategy defined by management.

     CONTACT CUSTOMERS:

     6. The customer is contacted and asked to pay all overdue transactions. In some instances (especially for transactions with high dollar values) an approach 15 days prior to the due date is made to identify any problems in advance. The frequency of customer contacts is customized by customer group and performance attributes to achieve the desired results as contractually committed (e.g., percentage of past dues).

     7. If the customer states that it intends to discharge payment for certain transactions, an appropriate status code is tagged to the transactions in question together with a follow up date and a payment date. These commitments are monitored daily and the customer is contacted again if its commitment is not followed through.

     RESEARCH ISSUES:

     8. If the customer states that it has an issue regarding one or more transactions, the appropriate dispute code is tagged to the transaction and the questions pertinent to that issue type asked are recorded. Where a copy invoice has been requested, the IBM team will implement and use a solution for invoice distribution that will have the same capabilities of

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

          the processes today. Invoices will be printed from the IBM centers of Tulsa and/or Krakow to enable dispatching locally. In addition, invoices will be printed in Bangalore and faxed directly to the customer. The invoices will be sent via post and/or faxed and be sent the customer.

     9. Once an issue has been recorded it is automatically routed to an assigned support person who will validate the issue where possible and take the appropriate steps to remedy the issue. If it is determined that assistance is needed from the client organization the application will suggest the appropriate stakeholder to route the issue to. This can be accepted by the support person, in which case an automatic email is generated to that individual. If overridden, the support person is free to choose an alternative stakeholder to assign the dispute to.

     10. The stakeholder will then receive an email automatically generated by AR Collect(TM). In the subject field will be the customer name and account number together with the value of the issue disputed. Contained in the body of the mail is pertinent information relevant to the stakeholder such as PO and SO #. Attached will be a PDF file that will contain the entire history of the issue including the number of touches to date and by whom.

     11. The stakeholder will be requested to click a hyperlink that is contained within the email. This will take them to Equitant's web based CDR(TM) application.

     12. Through the CDR(TM) interface the stakeholder will be presented with a summary of all outstanding issues (including such information as customer details, invoice details, $ values ties up in the dispute etc.).

     13. By drilling into a particular dispute the stakeholder will be offered a list of all the transactions involved in the dispute as well as the complete history of the case.

     14. The stakeholder is requested to participate in the resolution of the dispute by answering all questions presented to them, as well as providing any ancillary information, which may assist in the solving the dispute.

     15. All information captured by the stakeholder is immediately visible to the Cash Collection and Dispute Coordination teams.

     16. If the stakeholder does not respond then the option exists to send reminders and if necessary escalate the issue up through the client management structure. The escalation process is standardized through an "escalation matrix" which sets the amount of time allowed before bumping to the next level, as well as tracking of the organization structure for routing purposes.

     INBOUND ISSUES:

     17. It is understood that the customer service department plays a role in the distribution of in- bound receivables issues. It is envisaged that access to AR Collect(TM) will enable them to log the issue directly into the application and thus automatically route it to a support person. Where the department is involved in the resolution of issues it is envisaged that the CDR(TM)

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          application will be used as outlined above. This process will ensure that all issues reported by a customer are recorded in one application with the appropriate workflow attached.

     RESOLVE ISSUES:

     18. If the issue has been satisfactorily resolved then either the appropriate credit note is raised or the issue is released from its dispute status and becomes available to the Cash Collector for collection once again.

     19. Equitant's Executive Dashboard(TM) will be utilized to provide D&B with best in class metrics as to the performance of every aspect of the customer AR portfolio. As long as the data is available to support the metric, there is complete flexibility for D&B to define all desired metrics and view them on a daily basis via the web-based Executive Dashboard(TM). This significant tool will be globally leveraged to give D&B the benefits of a single point of access to a global view of it's AR on a consistent and timely basis.

          (c) CUSTOMER INFORMATION & SUPPORT

CUSTOMER WEB PORTAL - A customer web portal will be developed containing, but not restricted to, the following functionality. A final functional specification will be produced after a consultation process has been conducted that will involve appropriate representatives from D&B and IBM /Equitant. This process will commence not later that 6 months from the completion date of the Transition period. This solution is not included in the current price and will be undertaken as a separate initiative.

     1. Customer capability to view & print outstanding transactions on their account.

     2. Customer ability to tag issues and payment commitments on -line to specific transactions.

     3. Customer ability to view and print details of product usage statements.

     4.   Customer ability to make credit card payments on-line.

          (d)  AP / AR NETTING

IBM will continue the existing practice of matching Duns# from the AR where a customer has an existing liability to D&B to any outstanding liability D&B may have to that customer on their AP ledger and netting one against the other.

CALCULATED DATA -Certain calculation will be made on the supplied data including, but not limited, to the following:

               -    Customer Sales YTD

               -    12mths Payment average

               -    Prior years sales

               -    Month to Date

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

Other data elements that are considered vital to successful operations will be identified during the Transition period and the data specifications amended accordingly.

The diagram below depicts a high-level technology process flow. This flow shows that the Order-to-Invoice processes are out of scope for the US and the process just focuses on the in-scope Invoice-to-cash process.

                        FUTURE STATE PROCESSES -- US 12C

[FLOW CHART]

Additionally, the diagram below depicts a standard, high-level process flow. This process flow shows in greater detail the process steps associated with the invoice-to-cash process.

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

                        FUTURE STATE PROCESSES - 12C US

                                  [FLOW CHART]

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

B) IBM STAFF AND FACILITIES

(i) SERVICE DELIVERY LOCATIONS

IBM's delivery approach provides D&B with immediate cost savings by leveraging labor arbitrage and productivity improvements via quick wins from our extensive experience and process redesign capabilities in the Order-to-Cash space. Over time, additional work will be absorbed by Bangalore, India as processes are standardized and improved.

                                     [MAP]

                          Business Consulting Services

     US OTC GEOGRAPHICAL PLACEMENT -
     CURRENT VS FUTURE STATE

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

(ii) STAFFING PLAN

IBM's staffing plan reflects the need to balance cost savings with Service Level delivery.

The staffing matrix below illustrates the staffing migration by location and function.

                                                                                 US OTC
                                                      ------------------------------------------------------------
                                                      YR. 1     YR. 2    YR. 3    YR. 4    YR. 5    YR. 6    YR. 7
                                                      ------------------------------------------------------------
D&B Baseline FTE's                                     37        37       37       37       37       37       37

Future FTE's                                           33        32       31       29       27       26       26

  - Tulsa (English)                                     0         -        -        -        -        -        -

  - Bangalore (English)                                28        27       27       25       23       22       22

  - Krakow (Non-English)                                -         -        -        -        -        -        -

  - Equitant (Total)                                    5         5        4        4        4        4        4

% REDUCTION IN FTE'S                                   11%       14%      16%      22%      27%      30%      30%

FTE's in Low Cost Countries                            28        27       27       25       23       22       22

  - Bangalore (English)                                28        27       27       25       23       22       22

  - Krakow (Non-English)                                -         -        -        -        -        -        -

  - Equitant (Total)                                    5         5        4        4        4        4        4

% FUTURE FTE'S IN LOW COST COUNTRIES                   85%       84%      87%      86%      85%      85%      85%

C) TOOLS, PROCESSES, AND METHODOLOGIES

Tools, processes, and methodologies to be used to provide US OTC Services are described above in the Global OTC Section.

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

             IBM SOLUTION DOCUMENT: FINANCE PROCESSING - EUROPE OTC

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

A) SOLUTION OVERVIEW - EUROPE OTC

(i) OVERALL APPROACH AND SOLUTION

Utilizing its significant and leading role as a premier provider of F&A outsourcing, IBM is pleased to offer D&B its business process solution for outsourcing D&B's European Order-to-Cash processes. IBM and Equitant, utilizing their extensive presence and experience with client order-to-cash processes, have aligned to provide D&B with a proven solution based on core competencies gained from similar relationships with numerous clients. This section will document IBM's understanding of D&B's current environment and IBM's solution description.

         (a) CURRENT  D&B ENVIRONMENT

Assessing an order-to-cash (OTC) process can be broken down into six main areas of focus: Order Entry, Accounts Receivable, Locations, Processes, Management Reporting, and Working Capital Performance. Based on these areas and work in due diligence, IBM's understanding of the current Order to Cash landscape at D&B in Europe can be described as follows:

     - ORDER ENTRY: During IBM's due diligence efforts, D&B has shared that there are complicated revenue recognition requirements based on product usage, revenue splitting by product, and other conditions. Additionally, exceptions have been noted where the sales team is unable to obtain accurate and/or complete information, requiring rework for the Commercial Finance billing team and/or the sales team, as well as potential delays in billing and downstream cash flow. There is very little flexibility within the SOP system to alter the order details.

     - ACCOUNTS RECEIVABLE: There are four different A/R systems in Europe, with each receiving data feeds from the SOP system. The main dispute categories appear to be:

               -    P.O. Missing

               -    Incorrect Billing Name and/or address

               - Quality Issues (Product customer received was not what the ordered)

               - Customer claims products that appeared on the usage statement were never ordered

               -    Pricing and/or unit discrepancies

          Cash application must be performed separately on each system, and collection efforts are dependent on information from each system. In Europe, a high percentage of payments are normally electronic, thus requiring special remittance files directly from customers rather than via a lockbox network as is common in the United States.

     - LOCATIONS: The majority of the current 34 personnel supporting Europe's Order-to-Cash processing are in the United Kingdom (18.5) and Italy (12.6), with several part-time employees in the Netherlands/ Belgium (2.9). Major language requirements are English, Italian, Dutch, French, German and Flemish. Local regulatory and fiscal requirements will impact local responsibilities.

     - PROCESSES: Variations in processes exist between the four primary physical locations, as well as along the lines of customer groups, products, pricing and delivery methods. IBM anticipates a high percentage of receivable dollars and related credit risk are in the Global Major and also Key Accounts. Exception processing may exist to handle a wide variety of requirements e.g., revenue recognition requirements. Where SOP does not support these

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

          requirements in an automated manner, there may be a negative impact on processing costs.

     - MANAGEMENT REPORTING: It appears there is not a systematic solution to automate the consolidation and generation of management reports. With multiple A/R systems, D&B has difficulty consolidating their management reporting, and integrate order entry / sales data with A/R information. Additionally, reason codes are likely assigned to various disputes in the A/R systems, but translation of this information into root cause analysis activities may not be supportable in the current infrastructure.

     - WORKING CAPITAL PERFORMANCE: In the United States, D&B had an average Days Sales Outstanding (DSO) of 69 days (12 month rolling average), with a best possible DSO of 47. Considering that Europe performance is historically weaker than the United States for many U.S-based companies, it would suggest that an even greater opportunity of 23+ days past due DSO's is available in Europe. This is backed up by European DSO statistics for D&B in the UK reporting a DSO at 100/110 days and Italy at approximately 140 days. Equitant's client track record for improving past due DSO in Europe typically ranges from 50-95 percent.

                                  [FLOW CHART]

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

A project of this type has many challenges and unique requirements. Based on these challenges and IBM findings in due diligence, IBM has developed a solution under which it will serve as an integrator that understands how to:

     -    Reduce operating cost

     -    Release working capital tied up in accounts receivable

     -    Improve resource utilization and deployment

     - Ensure adequate security and process controls consistent with Sarbanes Oxley requirements and enabling exception-free SAS 70 certification

     -    Implement best-in-class business processes and technologies

     -    Focus on Quality and Customer satisfaction

          (b) PROPOSED SOLUTION AND OPERATIONAL APPROACH

The Order-to-Cash process in Europe has a small number of systems that will serve as the building blocks for an interim solution. Within a two to four year period, if a favorable business case exists, IBM would like to see D&B implement Oracle 11i following a successful implementation in the United States; however, IBM's solution is not dependent on this implementation and IBM will continue to provide the Services for the Charges specified in the Agreement if D&B does not implement Oracle 11i.

In line with this thinking, IBM suggests a two-step transformation approach for D&B's Order-to-Cash process in Europe based on the proposed migration from the multiple systems used currently to Oracle 11i in the future, with delivery locations in Poland and India. Step 1 details the proposed solution IBM plans to implement when Service transfers to IBM.

                       CURRENT ENVIRONMENT            STEP 1 - INTERIM STATE SOLUTION    STEP 2 - FUTURE STATE SOLUTION
TIMEFRAME              Today                          90 Day Implementation &            2-4 Years contingent on Oracle
                                                      Transformation (starting 1/1/05    11i implementation

LOCATIONS              Four + locations:  UK          Two locations: Krakow, Poland      Two locations:  Krakow, Poland
                       (including Ireland), Italy,    and Bangalore, India               and Bangalore India
                       Netherlands, Belgium

SYSTEMS:

Billing                SOP                            SOP                                Oracle 11i

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

A/R                    Oracle, NaVision, Sun, Sun     Oracle, NaVision, Sun, Sun         Oracle 11i

Remittance                                            ECAS(TM)                           ECAS(TM)

Collections                                           AR Collect(TM)                     AR Collect(TM)

Disputes                                              CDR(TM)                            CDR(TM)

Reporting                                             Executive Dashboard(TM)            Executive Dashboard(TM)

PROCESS TRANSFORMATION CONSULTING PROGRAM

IBM's solution includes purpose built tools and best practice capabilities that can release immediate value for D&B in Europe, can be deployed within 90 days, and are flexible enough to work with both the interim and long-term solutions and related systems. At the same time, IBM has included in its costs for this area, the necessary funds to cover a short and sharply-focused consulting review of the processes around the use and entry into the existing SOP system across the European markets. In IBM's opinion and experience, much can be gained from instituting a significantly more standardized and robust processing environment around SOP that eliminates or significantly reduces the variability and manual intervention that is currently prevalent across the current operating environment.

IBM understands the importance that D&B places on controls and policies/procedures. As part of this consulting program, IBM will address D&B controls and quality requirements that are vital to the OTC process. These requirements include but are not limited to:

     -    Maintenance of system standing data

     -    Sales order verification

     -    Revenue recognition requirements

     -    Communication and Language Capabilities

     -    Document Management

     -    Compliance with signing and authority

     -    Overusage management

     -    Duns Numbering and new account creation

     -    Special contract pricing Local market compliance issues

Utilizing IBM Business Consulting Services (BCS) consultants, this process consulting work will deliver documented rules and procedures, a delivery medium for training and continued refreshment and access by all interested parties. IBM believes this to be a practical, expeditious and economic solution to a process area that contains numerous improvement opportunities. However, due to the limited size and resources in this area, it is not IBM's opinion that a fundamental technology re-design of the order-taking process is justified in the short-term. As a result, IBM will focus on process and organizational changes that both IBM and D&B will benefit from.

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

GLOBAL DELIVERY CENTERS

Together with Equitant, IBM has successfully established low cost delivery centers in a number of countries around the globe. Based on IBM's assessment of D&B's requirements and IBM's extensive capabilities and track record in these centers, IBM proposes two delivery locations for the Order-to-cash process in
Europe: (1) Bangalore India and (2) Krakow, Poland.

IBM's delivery approach provides D&B with immediate cost savings by leveraging labor arbitrage and productivity improvements via quick wins from IBM's extensive experience and process redesign capabilities in the Order-to-Cash space. Over time, additional work will be absorbed by Bangalore, India as processes are standardized and improved and as D&B gain increasing comfort with the global model.

Krakow, will be leveraged to support non-English requirements as well as strategic customer groups such as Global Major Accounts and Key Accounts. Bangalore, India will provide support where English is the primary language requirement; Manual cash application will also be processed in India. Where handoffs are required between locations, Equitant's workflow capabilities will be leveraged to route and manage the activities.

O2C SOLUTION DESCRIPTION - EUROPE

The following section explains IBM's order-to-cash (OTC) solution, broken down into six main areas of focus: Order Entry, Prepare and Prioritize work, Contact Customers, Research Issues, Resolve issues, and cash applications. Based on these areas and IBM's work in due diligence, IBM's proposed solution of the future Order to Cash landscape at D&B in Europe can be described as follows. All process steps will be performed by IBM except where expressly stated otherwise (e.g., scanning in Order Entry process step #1).

     ORDER ENTRY:

          1. When a customer order is received it is typically in the format of a standard order form and has accompanying documentation, (i.e., business case data justifying pricing tariffs used). IBM's proposed solution, post-Transition, is that this documentation will be transferred electronically (i.e., scanning) by D&B staff in the major D&B offices - High Wycombe, Milan and Rotterdam and Brussels. IBM will deploy the necessary scanning hardware and software to enable this to happen. The scanning or other electronic solution of this documentation will enable IBM staff in the Krakow and Bangalore processing centers to gain access to the sales order details electronically.

          2. Whilst the proposed scanning or other electronic solution will certainly assist in ensuring IBM can process orders in line with current practices, IBM and D&B are committed to exploring more efficient ways of capturing the order information and will explore options to do this during the consulting work being planned as part of the Transition work. One such option may be Equitant's OpenPay(TM) web-based ordering solution (which is currently not included in IBM's pricing structure and is not required for IBM to perform the Services or achieve the Service Levels). This can potentially provide a more efficient manner in which to offer D&B's Services to low end users and offer a credit card

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

               processing solution that can be used by the current receivables personnel. The solution can leverage advanced fraud screening (Bin, Luhn, Velocity, Address Verification, Verified by Visa, CVV2, Secured by Mastercard, Hot Lists, Negative Lists, Offline Fraud Screening workflows etc). The following diagram is a sample of an OpenPay process flow. As previously mentioned, this is one option which D&B and IBM may wish to consider during Transition.

                                  [FLOW CHART]

          3. Using the scanned information, IBM's solution involves processing customer orders using D&B existing Sales Order Processing Systems (predominantly SOP in Europe). IBM propose to construct exception reports for the various revenue recognition requirements to allow splitting or allocation of revenue across products.

          4. For low level accounts in the UK and Benelux, D&B has already made significant progress by enabling its call center agents to input orders directly into SOP. However, as previously stated, further improvement could be made by integrating PCSMART and SOP into one seamless application that would enable sales and call center staff to have additional self-service capabilities, if a viable business case exists for doing so.

     PREPARE AND PRIORITIZE WORK:

          5. A data extraction of all open transactions will be taken nightly from the four European A/R systems. Certain data integrity and transformation actions occur before uploading into AR Collect(TM) platform. The data file can be expanded to include line item level invoice details to support revenue recognition requirements and a more integrated view of the Order-to-Cash process via the Executive Dashboard(TM). There should be no significant

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

               technology overhead in obtaining data from Oracle, Sun or Navision (additional systems still need to be identified) and uploading this to ARCollect(TM). As the tool has the capability to establish parent /child relationships an opportunity exists to use the DUNS number from D&B's own systems to create a link between customers that have originated from different billing systems. This will facilitate the organization in monitoring its risk exposure to any particular customer and would greatly add value in the management of the "Global" or core customer accounts.

          6. Customers will be assigned to Cash collectors with the appropriate linguistic ability and skills set for the customer segment.

          7. Using pre-agreed treatment schedules, customer accounts and their associated transactions can be routed through the workflow engines most appropriate to the customer segment. In this manner the resources can be applied effectively. The portfolio can be segmented into core gold service customer and non-core customers and still further by other classifications such as risk and trading experience. Segments that require higher skill sets and a more intense relationship experience can be distinguished from those that will be processed via automatic email demand programs.

     CONTACT CUSTOMERS:

          8. The customer is contacted and asked to pay all overdue transactions. In some instances (especially for transactions with high dollar values) an approach prior to the due date is made to identify any problems in advance. The frequency of customer contacts is customized by customer group and performance attributes to achieve the desired results as contractually committed (e.g., percentage of past dues).

          9. If the customer states that it intends to discharge payment for certain transactions, an appropriate status code is tagged to the transactions in question together with a follow up date and a payment date. These commitments are monitored daily and the customer is contacted again if its commitment is not followed through.

     RESEARCH ISSUES:

          10. If the customer states that it has an issue regarding one or more transactions, the appropriate dispute code is tagged to the transaction and the questions pertinent to that issue type asked and recorded.

          11. Once an issue has been recorded it is automatically routed to a dispute coordinator who will validate the issue where possible and take the appropriate steps to remedy the issue. If it is determined that assistance is needed from the client organization the application will suggest the appropriate stakeholder to route the issue to. This can be accepted by the Dispute Coordinator, in which case an automatic email is generated to that individual. If overridden the dispute coordinator is free to choose an alternative stakeholder to assign the dispute to.

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

          12. The stakeholder will then receive an email automatically generated by AR Collect(TM). In the subject field will be the customer name and account number together with the value of the issue disputed. Contained in the body of the mail is pertinent information relevant to the stakeholder such as PO and SO #. Attached will be a PDF file that will contain the entire history of the issue including the number of touches to date and by whom.

          13. The stakeholder will be requested to click a hyperlink that is contained within the email. This will take them to Equitant's web based CDR(TM) application.

          14. Through the CDR(TM) interface the stakeholder will be presented with a summary of all outstanding issues (including such information as customer details, invoice details, $ values ties up in the dispute etc.).

          15. By drilling into a particular dispute the stakeholder will be offered a list of all the transactions involved in the dispute as well as the complete history of the case.

          16. The stakeholder is requested to participate in the resolution of the dispute by answering all questions presented to them, as well as providing any ancillary information which may assist in the solving the dispute.

          17. All information captured by the stakeholder is immediately visible to the Cash Collection and Dispute Coordination teams.

          18. If the stakeholder does not respond then the option exists to send reminders and if necessary escalate the issue up through the client management structure. The escalation process is standardized through an "escalation matrix" which sets the amount of time allowed before bumping to the next level, as well as tracking of the organization structure for routing purposes.

     RESOLVE ISSUES:

          19. If the issue has been satisfactorily resolved then either the appropriate credit note is raised after appropriate approval processes are followed or the issue is released from its dispute status and becomes available to the Cash Collector for collection once again.

     CASH APPLICATION:

          20. The payment information from the bank is uploaded from the appropriate accounts. All remittances that are received will be made available to the IBM Facility in Bangalore and Krakow

          21. Once a match has been identified the documents are then routed to the designated cash applicators "to do" list where they are able to prioritize their workload by value and/or date and examine the match. When the match has been accepted the cash applicator closes the transactions in the appropriate legacy AR system. The match is then archived but is always retrievable.

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

          22. Where a payment is received without a remittance or vice versa and remains without a counterpart beyond the allotted timeframe an escalation process is launched. This involves an appropriate status code being added to the transactions. The appropriate cash collector responsible for the customer account is determined from AR Collect(TM) and a notification email generated. This process is tracked and escalated as appropriate and in accordance with the agreed process.

          23. Equitant's Executive Dashboard(TM) will be utilized to provide D&B with best in class metrics as to the performance of every aspect of the customer A/R portfolio. As long as the data is available to support the metric, there is complete flexibility for D&B to define all desired metrics and view them on a daily basis via the web-based Executive Dashboard(TM). This significant tool will be globally leveraged to give D&B the benefits of a single point of access to a global view of it's AR on a consistent and timely basis.

The diagrams below depicts a high-level technology process flows that pictorially represents the process steps documented above for the interim and future state. This flow shows the complete Order-to-cash process, highlighting the technology changes that will occur over time.

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

                     INTERIM STATE PROCESSES -- EUROPE O2C

                                  [FLOW CHART]

D&B / IBM Confidential

                      FUTURE STATE PROCESSES -- EUROPE O2C

                                  [FLOW CHART]

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

                      FUTURE STATE PROCESSES -- EUROPE I2C

                                  [FLOW CHART]

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

B) SUPPLIER STAFF AND FACILITIES

(i) SERVICE DELIVERY LOCATIONS

IBM proposes a multi-facility operation utilizing low cost centers to service D&B's European Order to Cash Solution. IBM's proposed staffing solution offers significant cost savings on D&B's existing model, while delivering proven OTC performance though managed personnel at the recommended delivery centers.

Based on IBM's assessment of D&B's requirements and its extensive capabilities and track record at these centers, IBM proposes two delivery locations for the European Order-to-Cash process: (1) Krakow, Poland, and (2) Bangalore, India.

                EUROPE OTC PLACEMENT -- CURRENT VS FUTURE STATE

                                     [MAP]

(ii) STAFFING PLAN

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

IBM's delivery approach provides D&B with immediate cost savings by leveraging labor arbitrage and productivity improvements via quick wins from IBM's extensive experience and process redesign capabilities in the Order-to-Cash space. Over time, additional work will be absorbed by Bangalore, India as processes are standardized and improved. The matrix below documents IBM's proposed headcount for years 1 - 7 and the breakdown per IBM facility.

                                                                              EUR OTC
                                                      ------------------------------------------------------------
                                                      YR. 1     YR. 2    YR. 3    YR. 4    YR. 5    YR. 6    YR. 7
                                                      ------------------------------------------------------------
D&B Baseline FTE's                                     34        34       34       34       34       34       34

Future FTE's                                           34        33       30       30       29       29       27

  - Tulsa (English)                                     -         -        -        -        -        -        -

  - Bangalore (English)                                16        16       16       16       16       16       15

  - Krakow (Non-English)                               16        15       13       13       12       12       11

  - Equitant (Total)                                    2         2        1        1        1        1        1

% REDUCTION IN FTE'S                                    0%        3%      12%      12%      15%      15%      21%

FTE's in Low Cost Countries                            32        31       29       29       28       28       26

  - Bangalore (English)                                16        16       16       16       16       16       15

  - Krakow (Non-English)                               16        15       13       13       12       12       11

  - Equitant (Total)                                    2         2        1        1        1        1        1

% FUTURE FTE'S IN LOW COST COUNTRIES                   94%       94%      97%      97%      97%      97%      96%

C)  TOOLS, PROCESSES, AND METHODOLOGIES

Tools, processes, and methodologies to be used to provide US OTC Services are described above in the Global OTC Section.

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

          IBM SOLUTION DOCUMENT: SARBANES OXLEY AND QUALITY & CONTROLS

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                                       59

Since IBM is the leader in Finance and Accounting Outsourcing, it is critical for it to be the leader in internal controls as well. IBM believes its expertise in documenting processes, policies and procedures and IBM internal control tools will enhance D&B's ability to meet its requirements around Sarbanes-Oxley.

IBM has an ongoing commitment to Six Sigma which is embedded in its Finance Processing Services. IBM will take a leadership role in the overall development and deployment of a quality program on behalf of D&B. In addition, IBM will drive the leadership in achieving the targeted results of the program. For D&B, IBM will initially focus on improving process performance levels for the critical Finance Processing processes as described in Exhibit B-6 (Mission Critical Service Failures) (including Order to Cash and Collections processes). Specific actions taken by IBM will include (a) identifying the processes and sub-processes that support the mission critical services and documenting the initial baseline process performance levels, (b) identifying key D&B resources to serve as champions for supporting the identification and prioritization of Six Sigma process improvement projects, (c) collaborating with those D&B process leaders to review initial assessments and agree on prioritized project approach,
(d) developing a prioritized roadmap and timelines for end-to-end process quality improvements, and (e) executing the agreed upon quality improvement initiatives using IBM Six Sigma specialists and other process resources as required.

Quality initiatives identified to drive performance toward the stated goal of
5.5 sigma performance objectives will be jointly prioritized with key D&B process leaders. This will include both those initiatives designed to address process improvements within the scope of the services provided, as well as initiatives designed to address processes within key D&B retained activities that will drive overall end-to-end process quality improvements. For processes which are positioned outside of the initial collaborative detailed commitment, target dates for achievement approaching 5.5 sigma goals and potential investments will be sized as part of the comprehensive quality improvement plan. IBM will develop the comprehensive quality improvement program in conjunction with D&B during the first six months following the commencement date of service delivery.

IBM prides itself on having a strong Sarbanes-Oxley compliant control environment. The cornerstone of this environment is its Semi-Annual Control Assessment program, or SACA. SACA focuses on key processes related to a client's business, including solution design and contracting, project management and solution delivery, and workplace security. The program is designed to determine if an effective control system is in place. This "bottoms-up" analysis, combined with proactive management reviews and IBM internal and external audits, provides visibility to control posture and issues, and supports the report to management of the control position of IBM's business.

IBM shall provide the SAS 70 Type II audits as required by Section 14 of the Agreement.

IBM will work with D&B to develop an effective control environment for this project.

            ESTABLISHED BY D&B                                      ESTABLISHED BY IBM BTO
                                                                  (with D&B review and input)
-  Inter-company accounting and reconciliation policy        -  Journal entry signoff policy

-  Account Reconciliation Manual                             -  Significant Items Report (SIR)

-  Chart of Accounts Procedure Manual                        -  Performance monitoring via scorecards/KPIs

-  Transaction recording policy                              -  Quality Control Manual

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

-  Group Reporting Manual                                    -  ERP work request procedure

-  Closing process timeline                                  -  Issues log and database

-  Record retention policy                                   -  Quality Assurance Team

-  Oracle security and tolerances                            -  Reconciliation database and reports (PC Recon)

-  Procard authority and supervisory post-review             -  Workload Analysis Report

-  T&E supervisory post-review                               -  Desk documentation

-  Quarterly Financial Reporting & Control                   -  Business resumption plan
   Committee meeting (joint)
                                                             -  Random sample audits for T&E and Procard substantiation
-  Report reviews (Cost Center, BU Balance
                                                             -  Internal audits and tracking process
-  Sheets, Income Statements, Cash Flows, Capital
   Expenditure, etc.)                                        -  ERP Users Manual

-  Delegation of Authority                                   -  Delegation of Authority

-  Internal Audit reviews                                    -  Report reviews (including variance analysis)

-  External Audit reviews                                    -  Closing reviews and Business Unit signoff

                                                             -  Escalation process

                                                             -  Quarterly Financial Reporting & Control

                                                             -  Committee meeting (joint)

Additionally, IBM has several activities which support SOX compliance included in its solution, including the following:

     1. MAINTENANCE OF A FORMAL BTO CONTROL ORGANIZATION-provides oversight across IBM's BTO contracts, utilizing a common control framework modeled after COSO, as interpreted by D&B. This will provide another layer of assurance that the control standards of D&B and IBM are met on a daily basis

     2. DOCUMENTED POLICIES AND PROCEDURES - These will be developed jointly by D&B and IBM at an appropriate level of detail

     3.     DEVELOP AND MAINTAIN PROCESS DOCUMENTATION

          - During knowledge transfer, IBM's Transition team will review existing documentation and work with D&B to complete documentation of processes and controls used to perform the Services

          - IBM will maintain process documentation for the Services on an ongoing basis

          - As a result of performing this role, D&B will have up to date documented processes that are subject to audit, review, KPI tracking, and increased scrutiny

     4.     SUPPORT D&B IN ITS SPECIFIC SOX COMPLIANCE ACTIVITIES

          - IBM will work with D&B to perform an initial inventory of processes and process descriptions enabling D&B to perform analysis

          - IBM will participate on D&B-directed teams that document processes, identify process and documentation gaps and remediate gaps

          -    IBM will support D&B testing performed on processes

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

     5. IBM'S BUSINESS CONDUCT GUIDELINES - IBM will perform annual employee certification reviews of Supplier Personnel, thereby providing additional assurance that policies and a code of conduct are being followed

     6. SAS 70 TYPE II REVIEWS - As described elsewhere in this Section, IBM will provide D&B an independent third party appraisal of controls and their effectiveness in accordance Section 14 of the main Agreement.

     7. SIX SIGMA PROCESS IMPROVEMENT - IBM's use of six sigma processes will provide a recognized, structured, disciplined, data-driven approach for continually improving process quality and productivity

     8. SIGNIFICANT ITEMS REPORT (SIR) - IBM will provide SIRs, based on thresholds agreed with D&B. Specifically, IBM will communicate unexpected, material items to D&B as they arise, perform a root cause analysis, and identify and implement remedies

     9. PERFORMANCE MONITORING -IBM will use KPI/SLA/scorecards to measure performance and controls

     10. JOINT ISSUES LOG - IBM will make a tool accessible to D&B and IBM to identify specific Service delivery issues and to track their resolution

     11. ESCALATION PROCESS - The Parties will agree upon a framework with for IBM to obtain clarification on accounting issues and questions

     12. QUARTERLY FINANCIAL REPORTING AND CONTROLS COMMITTEE MEETINGS - IBM and D&B financial representatives will participate in meetings with focus on control and financial reporting activities

     13. QUALITY ASSURANCE TEAM-IBM process managers will meet regularly to review scorecards, potential control issues, audit results and recommendations, and progress on implementing enhancements

     14. CONTROL SELF ASSESSMENTS - IBM will perform periodic walkthroughs of a process to confirm the process is functioning as designed and that controls are being followed

     15. IBM INTERNAL AUDITS-IBM will perform audits of delivery procedures for its contract with D&B and the contractual charges to D&B

     16. CLIENT INTERNAL AND EXTERNAL AUDITS-IBM will coordinate and support reviews by D&B's internal and external auditors at service delivery sites

IBM believes the SACA program positions it very well for this exercise. It demonstrates that embedded controls are an on-going component of business process management and measurement. Business will be conducted and Services performed in accordance with IBM's Business Conduct Guidelines. IBM will perform tests and make assessments of the adequacy of controls periodically during the Term, and identify, report, and resolve process deficiencies in a timely manner. IBM will continue to perform an ongoing assessment of process execution on environment and business model changes. IBM is confident it can fully support D&B with respect to its Sarbanes-Oxley requirements.

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

IBM has also obtained SAS 70, Type II certification in a number of its delivery centers, including Tulsa and Bangalore, for specific clients and selected processes. In this proposal IBM has included a plan to put a SAS 70 certification process in place for D&B to provide another independent perspective on controls. The following table represents IBM's view on the shared responsibilities associated with SAS70:

ACTIVITIES                                                                                   IBM         D&B
1. Contract with Service Auditor.                                                            [X]

2. Schedule SAS 70 Type II reviews to accommodate multi-client environment at service        [X]
   delivery sites.

3. Confer with client on the scope and timing of the review, accommodating client
   requirements to the extent practicable in IBM's reasonable discretion.                    [X]         [X]

4. Maintain updated documentation (process narratives, process flows, control objectives,
   control actions) in a format that facilitates multi-client SAS 70 Type II reviews.        [X]

5.Coordinate the reviews so they are completed on time and fullycover the scope.             [X]

6.Work with Service Auditor to resolve issues and queries during the review.                 [X]

7.Distribute report that covers the processes IBM performs for the client.                   [X]

8.Review report and share with internal and external auditors as appropriate.                            [X]

9.Provide feedback to IBM, including that of internal and external auditors.                             [X]

The SAS 70 - Type II public accounting firm report will provide information about IBM's control objectives and activities. Relevant elements of the report will be provided to D&B, which can in turn be provided to D&B auditors. This will provide additional financial confidence in the underlying control environment established to support D&B through IBM's delivery organization.

Equitant also understands the importance of ensuring an appropriate control environment. IBM's solution addresses the need for quality management and supplements compliance of regulatory requirements with end-to-end process documentation and complete visibility via Equitant's Executive Dashboard(TM). The SOX regulatory requirements magnify the need for a complete solution that provides visibility of the whole D&B Accounts Receivable portfolio. As such, IBM's proposal is to incorporate both US and European receivables portfolios into Equitant's Executive Dashboard. This reporting capability should greatly enhance D&B's visibility into its overall customer accounts receivable portfolio and better position D&B for future real time disclosure requirements of the Sarbanes-Oxley Act.

Although the attestation required under Sarbanes-Oxley Section 404 remains D&B's obligation, IBM and Equitant will work collaboratively with D&B to provide the information required for its attestation. IBM is particularly sensitive to the control requirements and demands for financial processing, particularly given its heritage PwC Consulting capabilities which were acquired by IBM. IBM will comply with D&B's existing financial reporting process and meet all Service Level requirements set forth in Schedule B (Service Levels), even though IBM cannot formally attest to results. IBM's entire market reputation in this field depends on its ability to satisfy needs in this critical area, and to perform in a way that allows its clients to meet their obligations.

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

                                ATTACHMENT A-6-5

                             IBM TECHNOLOGY SOLUTION

                                TABLE OF CONTENTS

Summary....................................................................    2

Data Network...............................................................    4

Application Access.........................................................   12

Supplier communications / Messaging........................................   14

Finance Processing Services and Contact Center Solutions...................   15

IVR........................................................................   16

Security...................................................................   19

Business Continuity Planning...............................................   20

D&B / IBM Confidential

SUMMARY

This document describes IBM's solution for network and telecommunication requirements required to perform the Transaction Processing, Data Programming, Finance Processing Services, and Contact Center Services for D&B.

The technology portion of the solution will be implemented in multiple phases:
Point of departure ("Phase 0"), which describes the "As-Is" state as of the Effective Date, Point of Arrival ("Phase 1"), which describes the state during the transition from Point of Departure, and Point of Final Arrival ("Phase 2"), which describes the future "To-Be" state. Where applicable, these different phases are documented.

During Phase 0, the primary activity ensuring IBM Personnel residing in D&B facilities have the ability to connect into IBM systems. D&B, IBM and CSC will coordinate to develop the necessary security and connectivity. During this phase, the Transitioned Personnel will continue to access the D&B applications via the existing D&B network and will also utilize the existing D&B voice network. There are only two clusters in this phase with Transitioned Personnel, they are Data Programming and Contact Center. The Data programming sites involved are High Wycombe, UK, and Mississauga, Canada. For the Contact Centers it will include High Wycombe, UK, Milan, IT, Manchester, UK, Rotterdam, NL, Austin, TX and Bethlehem, PA.

During Phase 1, IBM will phase in locations to handle the in-scope activities for the respective clusters. There will be no change in connectivity for the Transitioned Personnel, they will continue to access applications as stated in Phase 0. During this Transition, IBM will be adding facilities in Bangalore, Krakow and Tulsa for Finance Processing Services. For Contact Centers, IBM will phase in New Delhi, Bangalore, Budapest and Greenock. The IBM Data Programming will be handled from Bangalore. For Transaction Processing, IBM will utilize Budapest and Greenock. IBM will be adding voice and data at each of these sites as necessary and will be linking into the D&B network for application and data access. IBM will continue to utilize the existing D&B applications with access provided by IBM to D&B and then by utilizing D&B's network to the existing hosting locations. Specific timings for voice and data connectivity to each of the specific locations as well as the staff counts can be found in the IBM Transition Document.

The following table represents the IBM solution sites and the locations where Transitioned Personnel will perform the Services:

      Call Center                Data Programming              Transaction Processing         Finance Processing Services
IBM Bangalore, India IBM New     IBM Bangalore, India D&B      IBM Budapest Hungary IBM       IBM Krakow, Poland IBM
Delhi, India IBM Budapest,       Mississauga, Canada D&B       Greenock, Scotland             Bangalore, India IBM Tulsa,
Hungary IBM Milan, Italy         High Wycombe D&B Bethlehem,                                  OK
(2006) IBM Greenock, Scotland    PA
D&B Manchester, UK D&B Milan,
Italy D&B Rotterdam,
Netherlands D&B High Wycombe

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

Call Center     Data programming        Transaction     Finance Processing
                                        Processing          Services
D&B Austin, Texas
D&B Mississauga,
Canada

During Phase 2, IBM will be replacing selected D&B applications with new applications or new interfaces to existing D&B data sources. For the Contact Center, IBM will implement a new IVR and Genesys system, which would displace the current D&B components as described in Attachment A-7-3 (Transformation Solution). All D&B applications that are not being impacted by the Transformation will continue to be utilized as they were in the previous phase. With the implementation of this phase, there will not be a requirement to keep IBM Transitioned Personnel at all of the D&B sites. D&B sites in Mississauga, Canada, Manchester UK, Milan, IT, Rotterdam- NE, Austin, TX will not be utilized, while a few IBM employees will remain in High Wycombe, UK and Bethlehem, PA. Specific head-count and dates are described in Attachment A-7-2 (Transition Schedule). IBM firewalls, which were installed at some of the D&B facilities will be removed at this time and assets belonging to D&B will be returned.

The following table outlines the sites, both D&B and IBM, and the timeframes in which the sites will be operational: For those sites where there are no Transitioned Personnel performing the Services the connectivity at those sites will be dedicated.

              Site                              Phase 0    Phase 1     Phase 2
D&B Manchester, UK                                 X          X

D&B Milan, Italy                                   X          X

D&B Rotterdam,Netherlands                          X          X

D&B Austin, Texas                                  X          X

D&B Mississauga, Canada                            X          X

D&B High Wycombe, UK                               X          X           X

D&BBethlehemBethlehem, PA                          X          X           X

IBM Budapest, Hungary                                         X           X

IBM Krakow, Poland                                            X           X

IBM Greenock, Scotland                                        X           X

IBM Tulsa, OK                                                 X           X

IBM Bangalore, India                                          X           X

IBM New Delhi, India                                          X           X

IBM Milan, Italy                                                          X

D&B Data Center Berkeley Heights, NJ                          X           X

D&B Data Center High Wycombe, UK                              X           X

DR Sungard Philadelphia, PA                                   X           X

DR Sungard UK                                                 X           X

Indicates D&B site with Transitioned Personnel

X - Designates Connectivity in Place

D&B / IBM Confidential

                                     A-6-5-3

DATA NETWORK

Phase 0 - Connectivity and LAN Segregation at D&B sites for Transitioned
Personnel

         D&B NETWORK ARCHITECHTURE PHASE 0 TRANSITION SITE CONNECTIVITY

[GRAPHIC]

Phase 0:  Network Architecture      Europe:

             Manchester, UK

             Milan, IT

             High Wycombe, UK

             Rotterdam, Netherlands

         North America:

             Austin, TX

Mississauga, Canada

             Bethlehem, PA

D&B / IBM Confidential

                                     A-6-5-4

Each of the above D&B locations will require the network redesign activity described in this data network section.

There will be several levels of network security protection at the locations where Transitioned Personnel perform the Services. The first is achieved by separating the IBM employee network traffic on to a separate VLAN network segment. The second level of security is achieved with a firewall that will restrict traffic flow to and from the new IBM VLAN network segment. The third level of security is achieved with application access control lists. These levels of security will ensure that the Transitioned Personnel have the proper application access as described below in the application access section.

Figure 1: Site Network Diagram

The following network diagram represents the network configuration for locations in Europe where Transitioned Personnel perform the Services:

                                   [GRAPHIC]

The following D&B locations have firewall devices that will be utilized to support the network design: Milan, Rotterdam, High Wycombe, and Mississauga. The sites where IBM will provide new firewall devices are: Austin (redundant), Bethlehem(redundant), and Manchester (single). An additional router will be installed by CSC in High Wycombe, Milan and Rotterdam to accommodate AS400/DEWS traffic. The router will be supplied by IBM, and is required to support the Data Link

D&B / IBM Confidential

                                     A-6-5-5

Switching (DLSW) within DEWS. The new VLAN at each site will be required to support the FTE numbers as described in Attachment A-7-2 (Transition Schedule) (i.e., each FTE represents one IP interface to the VLAN).

D&B/CSC will work together to complete the network reconfiguration work at the locations where Transitioned Personnel perform the Services. The Transitioned Personnel will be moved to a dedicated network segment (VLAN). The Transitioned Personnel will have access to all applications needed to do their jobs. Once these employees are segregated, CSC will update the firewall rules on the firewall units to restrict the Transitioned Personnel access. The Transitioned Personnel will only have access to specific systems as needed. IBM has its own security standards for remote employees. Each employee will be required to maintain antivirus and personal firewall software, active on their desktops, and also to adhere to IBM computer usage guidelines. IBM provided desktop equipment will adhere to D&B desktop security requirements, and will connect to the IBM network through a VPN tunnel (i.e. AT&T Network Client) that uses 3DES encryption. D&B will be responsible for providing access to the Internet for all Transitioned Employees to allow VPN access to IBM applications.

Phase 1 - Connectivity

IBM will work with D&B to establish a secure link between the IBM and D&B networks. IBM will be utilize a combination of private and public VPNs, along with dedicated T1/E1 lines linking D&B to the IBM network. The data connectivity will be at minimum DES3 Encrypted.

Detailed Network Description

Network Responsibilities:

     - IBM will provide dedicated connectivity to D&B requisite locations from IBM sites.

     - IBM will order the circuits, manage the provisioning and invoice processing.

     -    IBM will provide the ongoing circuit management of all local loops.

     -    IBM will provide redundancy at each connection (details to follow).

     - IBM will order and ship requisite router(s) to each D&B and IBM locations to enable the connectivity at each site.

     - IBM will be responsible for the remote monitoring of the network devices.

     - IBM will be responsible for the physical installation and maintenance of network devices at IBM sites.

     - D&B will use existing capacity and equipment at the Berkeley Heights, NJ facility to connect through the internet to tunnel through Virtela and AT&T.

     - D&B/CSC and IBM will work together to ensure connections are established and successfully tested.

     - D&B/CSC will make all firewall rule changes to provide IBM access to required applications and data within the D&B systems.

IBM will provide redundancy at each location using various methods. In the European region IBM will utilize an ISDN backup service for connections with a bandwidth less than 1 mbps, which includes the installation, configuration and ongoing management of the ISDN backup lines. The ISDN Dial around the network provides network diversity as it protects against failure of the core network that IBM will be implementing. It is a separate technology platform by which data traffic may flow in the event the primary technology platform is unavailable. When connectivity between the

D&B / IBM Confidential

                                    A-6-5-6
core network becomes unavailable, data traffic will be automatically rerouted through the ISDN backup.

IBM will use load balancing technology for connections that are greater than one
(1) mbps in Europe. For example, if a site requires two (2) mbps of bandwidth, IBM will provide this bandwidth utilizing two (2) one (1) mbps connections. In the event one of the lines should fail, traffic can be automatically rerouted to the other carrier. The benefits of load balancing ensure continuous Internet access for IBM's access into the D&B network with full service redundancy, allowing IBM to connect to two or more Internet Service Providers. In the event of a failure, traffic rerouting will affectively eliminate down time.

In North America and Bangalore, IBM will implement a method that utilizes diverse circuits and routers using dynamic routing protocols. IBM will terminate 4 DS1s into a single router to give D&B a six (6) Mbps port. All traffic from Tulsa OK, New Delhi India, and Bangalore India will terminate at this centralized port. In the event that the connection or the router fails, there will be Hot Standby Routing Protocol (HSRP) running between the router that fails over to the secondary router. The second router in place will have four
(4) physically diverse DS1s. By leveraging four (4) DS1s from one provider and four (4) from another, we will have local loop diversity.

                      LOAD BALANCING MULTIPLE ISP T1 LINKS

                                   [GRAPHIC]

IBM will provide a network to D&B with flexibility and redundancy. From a data security perspective, all network traffic originating or terminating the D&B WAN will be encrypted using IPSec tunneling and 3DES encryption between all IBM network Points of Presence (POPs). IBM will provide and manage the dedicated access circuits to establish connectivity from IBM into D&B at all of the in scope D&B locations (Berkeley Heights, High Wycombe and Sungard backup facilities in Philadelphia and UK). All other D&B sites will be accessible to IBM via the D&B WAN. All D&B locations will be capable of maintaining the existing IP address schema. IBM can support network and port address translation at all sites. Please refer to D&B Data Inventory spreadsheet that is accompanying this document for detailed information by connection.

Network configuration in IBM facilities will include (a) isolated LAN, (b) segmented traffic, (c) dedicated staff and (d) data protection provisions.

The following diagram shows the Phase 1 and Phase 2 network:

D&B / IBM Confidential

                                     A-6-5-7

                           D&B NETWORK ARCHITECHTURE
                        IBM DELIVERY CENTER CONNECTIVITY
                 PHASE 1 AND PHASE 2 (WITHOUT TRANSITION SITES)

                                   [GRAPHIC]

D&B / IBM Confidential

                                     A-6-5-8

The following diagram provides clarification on how connections will be established to the D&B Berkeley Heights data center:

[GRAPHIC]

WAN Description

IBM's Network Operations Centers ("NOC") will provide proactive management of the IBM provided WAN solution. This includes monitoring security and performance components configured specifically for D&B. As part of the overall management, IBM provides event notification to the customer for critical network related incidents. IBM will work with D&B to develop a detailed notification plan during the Transition.

During Transition, IBM will work with D&B to define network events and their associated severity. Based on the severity levels mutually agreed to by the Parties during Transition, IBM will provide varying levels of notification, to D&B and escalate as applicable. IBM's Operations Staff are comprised of management personnel and network engineers, allowing analysis to be handled in the most efficient manner. During Transition, IBM will work with D&B to develop comprehensive ticket reporting and tracking procedures.

D&B / IBM Confidential

                                     A-6-5-9

Data Network Milestones

Phase 0 Connectivity Milestones                                Description
Confirm compatibility of IBM software                          The Parties will test connectivity to IBM and use of
                                                               applications.

                                                               The Parties will confirm IBM VPN software, Lotus Notes
                                                               and Zone labs firewall are compatible with D&B
                                                               systems and network. The configuration of the VPN
                                                               software will have no 'split tunnel' capabilities.

Establish VPN connectivity for Transitioned Personnel at D&B   Transitioned Employees will be provided with public
facilities.                                                    Internet access from D&B locations to enable use of VPN
                                                               client software for accessing IBM applications

IBM will procure and deliver firewalls for required D&B        IBM will procure and deliver firewalls to be used at  D&B
locations                                                      sites located in Austin, Bethlehem and Manchester.

Move Transitioned Personnel to new VLAN                        D&B will have CSC place Transitioned Personnel on a new
                                                               VLAN to restrict access on the D&B environment which
                                                               should remove all unnecessary access.

Test VPN software for connectivity to IBM network and the      The Parties will perform desktop testing is required for
supplied IBM applications.                                     Lotus Notes Mail client, AT&T VPN Client and Zone Labs
                                                               Personal Firewall on standard Desktops in US, Europe and
                                                               Canada.

Phase 1 Connectivity Milestones                                Description
Provide  termination points for data network connections       IBM will need to determine along with D&B/CSC, where the
                                                               connections will terminate by address and facility down to the switch level at both IBM and D&B Sites

Place orders for data network connections                      IBM will place orders with network providers.

Place orders for IBM and D&B network hardware                  IBM will place orders for necessary equipment needed to
                                                               establish successful connection to D&B.

D&B / IBM Confidential

                                    A-6-5-10

IBM will open required change requests for networking          IBM will place requests with delivery centers to prepare
changes within IBM                                             for new commercial customer traffic.

D&B will open required change requests for networking          D&B will place change requests with CSC to prepare for
changes within D&B                                             IBM's new connections into D&B data centers.

IBM will provide connections by a service provider (e.g.,      D&B will use existing connectivity to external gateway IBM
Virtela), which will connect with D&B/CSC  in a "meet me"      supplier will connect with D&B at VPN tunnel
VPN tunnel

D&B connection HW/SW configuration complete                    CSC will reconfigure routers and switches to allow IBM
                                                               traffic to traverse D&B network to all relative systems
                                                               required to support D&B.  IBM will configure applications
                                                               on IBM desktops to properly access all relevant systems.

IBM connection HW/SW configuration complete                    IBM will configure routers and switches to allow D&B
                                                               traffic to flow to IBM resources supporting D&B account

Test network connectivity from End-users to applications       IBM will test all in-scope applications from respective
                                                               sites

Data Network ready for productive use                          Point of Arrival

Training begins

Phase 2 Connectivity Milestones                                Description
Removal of IBM firewalls from D&B facilities that are no       CSC/D&B will remove firewalls from the Austin and
longer in use for Transitioned  Employees.                     Manchester D&B locations. The firewall provided by IBM for
                                                               Bethlehem will stay in place.

D&B / IBM Confidential

                                    A-6-5-11

APPLICATION ACCESS

There are multiple steps which IBM and D&B will have to implement in order to provide successful and secure access to applications across the D&B WAN.

Desktop Application Mapping

IBM staff

     - IBM users identified by application and country to support D&B in the setup of user id's and passwords. A list of users required to access specific applications will be provided to D&B. D&B will be responsible for setting up user accounts for the specified IBM employees.

     - IBM will map applications to End Users by delivery center and Service performed at each delivery center - based on geography and Service. Different IBM resources will need access to different applications and this information will be provided to D&B.

     - IBM will load the appropriate applications, emulators, Citrix ICA client and GUIs onto the requisite IBM PCs.

     - IBM will create and store an application image from IBM desktops/PCs, with all relevant D&B software, for each role (country, process), which will provide portability and the capability to quickly install applications onto PCs in the event of a PC failure, PC replacement, or new hires. Copies of these images will be stored at each IBM delivery centre delivering services to D&B. These images will be updated on an as needed basis. Additionally, these images will be stored in multiple facilities for business continuity purposes.

Application Configuration

IBM will perform the following Application connectivity testing:

In the IBM environment all applications will be pointed to the appropriate:

     -    Application servers

     -    Database servers

     -    Other supported applications

     -    Web servers

     -    Print servers

     -    File servers

     - Documentation of how to use applications, policies and procedures, and other data related to Services

     -    Services/Ports on the servers

     -    telnet

     -    ftp

     -    http and/or https

     -    application/database specific ports

Application Connectivity Testing

IBM's application connectivity testing responsibilities include the following:

     -    Obtaining security permissions to access through D&B WAN

     -    Setting all data network communication lines

D&B / IBM Confidential

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

     -    Validating bi-directional application connectivity

     - Working with D&B to ensure access to development and production environments for each application exists

     - Performing user testing to validate that IBM can perform every step in function process guide at each delivery center

     - Testing the redundancy and fail over capabilities of the data communication lines across each link

MAINFRAME CONNECTIVITY

D&B has mainframe servers for each geography, all of which are located and maintained in Berkeley Heights. The United States, Canada, and Europe, and each has their own maintenance schedule. When maintenance timeframes are documented, it may be necessary to slide these maintenance schedules to meet the needs of IBM resources performing services that utilize these mainframe applications. IBM will work closely with D&B/CSC to implement maintenance schedules that satisfy the needs of all Parties.

DunsVoice

For DunsVoice Assistance, IBM will utilize D&B's existing six workstations, six telephones, three ACD servers and a muliplexor. In addition, a dedicated T1 line will be installed by IBM from New Delhi to the Heights servers. The platform used by the six workstations requires a Win98 platform. IBM and D&B will work together to determine the timing of moving this equipment from D&B Austin to IBM New Delhi. A short outage of the application will be required while this transition takes place. Once implemented, IBM will be responsible for the support and maintenance of the equipment.

DUNDIAL AND ACS

For the DUNSDial WorldWide (DDWW) application, connectivity for IBM will be provided from the version of the application residing in Berkeley Heights as opposed to Austin. Access will be handled via Hummingbird Host Explorer. For ACS, D&B will move the application hosting from Austin to Berkeley Heights so it will be accessible to IBM. Access will be handled via Hummingbird Exceed.

Cutover to Production

Prior to production cutover, IBM will perform the following activities to ensure readiness, which include:

     -    Validating communication adequacy, stability and redundancy

     - Scaling up users by process area and delivery center per transition plan

     - Establishing daily IT operational status checklist (communication, servers)

     -    Establishing IT operational procedures including problem escalation

     -    Testing the solution for operational functionality

     -    Specific examples of testing include:

              1.    Access to documentation file servers

              2.    Ability to ftp files both to and from servers as required

              3.    Ability to establish telnet sessions as required

              4.    Ability to log on to all applications as required

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

Application Support

During Phase 0 and Phase 1, IBM staff will be utilizing applications supported and maintained by D&B. During Transformation, Phase 2, IBM will replace some of D&B's applications, which at that point IBM will be responsible for the code or application IBM will be using.

Phase 0 Application Milestones                                 Description
IBM Transitioned Personnel have continued access to D&B
applications

IBM Transitioned Personnel have access to IBM applications     IBM will load virus software, personal firewall, e-mail
provided                                                       client, and VPN client onto D&B  PCs for Transitioned
                                                               Personnel.

Phase 1 Application Milestones                                 Description
Desktop Application Mapping                                    IBM will load applications onto PCs. PC images will be
                                                               created for each geography, broken down by cluster and
                                                               function.

Application Configuration                                      IBM will configured applications configured to access
                                                               requisite servers/mainframes.

Application Connectivity Testing                               IBM will perform user testing to test successful
                                                               application connections, and that applications function
                                                               properly.

Cutover to Production                                          IBM will validate communication adequacy, stability and
                                                               redundancy.

Phase 2 Application Milestones                                 Description
Any IBM applications or tools brought in through
transformation will be added to the PC image in each
geography and cluster.

SUPPLIER COMMUNICATIONS / MESSAGING

During phase 0 and 1, D&B's existing messaging platform will be utilized as IBM's messaging platform is Transitioned (excluding Finance Process Services, which will continue to utilize D&B's existing messaging platform during phases 0,1, and 2). IBM's messaging platform for Contact Center will be fully implemented during Phase 2. If D&B updates its messaging platform and such update impacts the Services, the changes will be accordance with the Change Management

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Process. From the beginning of Transition through the completion of
Transformation IBM Contact Center and Finance Processing Services resources, interacting with D&B customers, will be issued standard D&B mailboxes and accounts. D&B will be responsible to administer and maintain these accounts. Microsoft Outlook will be installed on each IBM PC to support the use of D&B.com email. Aside from the creation of these new accounts, it will be business as usual for D&B.

At the completion of the Transformation, IBM will have Siebel CRM software implemented at each IBM Contact Center. The Siebel CRM application will utilize a solution using custom recipients and mail forwarding. It will be D&B's responsibility to create custom recipients used only by IBM employees in the D&B exchange directory. Successful administration of these custom recipients will allow email to be properly routed to IBM employees. IBM Contact Center resources will have their emails branded with the D&B.com domain. Additional details on the implementation of the Siebel CRM application are further described in Attachment A-7-3 (Transformation Solution). Finance Processing Services will continue to use the D&B.com mailboxes and accounts as they were during transition.

FINANCE PROCESSING SERVICES AND CONTACT CENTER SOLUTIONS

Equitant - Solution Overview

IBM will be leveraging an Order to Cash (OTC) solution provided by Equitant, which will perform the transactional duties of the D&B Accounts Receivable (AR) and Collections processes.

The servers will be hosted at IBM's Bangalore, India facility. The resources needing access to these servers will use the Virtela connectivity solution described earlier in this document. Desktops will be provided to the new users requiring access to the Equitant solution. The Equitant applications (AR Collect(TM), CDR(TM) (Collaborative Dispute Resolution), Executive Dashboard(TM)) will be utilizing the three servers (Web, Intelligence, and Database servers). Operations and support responsibilities will be divided between IBM and Equitant personnel.

Predictive Dialer

In Phase 1, when IBM sites are implemented, the predictive dialer (PD) will be used for Outbound Services: IBM will upload D&B's customer list to a database, and by using predefined strategies and programming, the tool will call pre-specified customers at designated times. The dialer will then contact these customers and will filter out busy signals, no answers, answering machines etc. The Agent will only be notified in the event of a successful call. Once a successful call has been established, the Agent is presented with a pop up with this customer details and the call is automatically put through to their workstation.

Transfer of Calls

For warm transfers of calls to a D&B sales representative as required in Exhibit A-1 (Contact Center Services), the IBM Personnel handling the call will have a process of selecting specific numbers, which will then send route the call back to the ACD and follow the normal process. The ACD will

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then route the call to D&B sales. The numbers keyed in by the analyst will avoid the customer from re-keying any information (e.g., language).

IVR

IVR Implementation

                Phase 0 Voice Milestones                                          Description
No changes, IBM Transitioned Employees will continue to use
existing D&B voice infrastructure.

                Phase 1 Voice Milestones                                          Description
Traffic routing and monitoring requirements by site and
function documented

Identification of network termination points to support D&B    IBM will work with D&B to determine which D&B owned call
and IBM Network Interface                                      center phone numbers need to be routed to requisite IBM
                                                               call centers.

Network services ordered                                       IBM will place orders to connect voice circuits to the IBM delivery centers

Change requests to D&B and CSC approved and Scheduled.         D&B will pursue internal change management process to make changes to phone numbers allowing them to be routed to
                                                               online IBM facilities.

Routing tables developed and tested                            Based on the transition schedule IBM and D&B will
                                                               determine table changes needed, modify the routing tables
                                                               and then test the results

Voice connections installed and tested with service provider   IBM will have voice connections installed at IBM service
                                                               locations and verify they are working correctly

Hardware and Software installation and configuration           IBM will install all hardware provided by IBM at IBM
complete                                                       locations, including desktops and will then install
                                                               application software and verify it is working correctly

Voice support for function OJT complete                        IBM will verify voice connectivity is installed and ready
                                                               for OJT.

                Phase 2 Voice Milestones                                          Description


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


IBM's genesys and IVR voice Solution       IBM's Genesys and IVR voice solution will be implemented
                                           to replace the current D&B solution


The IBM Contact Center technology (i.e. ACD, PBX, Genesys, IVRs) supporting D&B will change in two distinct phases over the course of the contract. During Transition, IBM will utilize the existing D&B call handling solution and current technology. As IBM call centers come online, calls will be migrated from the D&B centers to IBM call centers based on specific functions and timing. IBM will install servers and support the servers as necessary receiving Genesys routed calls. Details of this are further described in Attachment A-7-3 (Transformation Solution). During the Transition, initial call treatment will continue to be supported in the D&B switch and IVR environment; however when customers select options related to the D&B functions outsourced to IBM, their calls will be routed into the IBM infrastructure via the PSTN. Once these calls are transferred, call routing to and among the IBM contact centers will be enabled using a combination of carrier based and premise based routing. Time of day, day of week and business continuity routing will be enabled within the carrier network. High level skills-based (language & issue) routing will be enabled based on DNIS or dialed number. Best services routing will be enabled as well. The following diagram illustrates on a high level how calls will be rerouted from the D&B solution to IBM contact centers:

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

                                   [GRAPHIC]

The current D&B IVR hardware and software will remain in place until Transformation of the IVR by IBM as further described in Attachment A-7-3 (Transformation Solution). Application development and introduction of the IBM voice Interaction application will be augmented from D&B's existing platform. IBM will be utilizing multiple IVRs to implement the solution.

D&B currently has an unspecified amount of toll free numbers that customers use to contact D&B. D&B will retain ownership of these numbers until Transformation. Once the new IBM voice interaction solution is implemented as further described in Attachment A-7-3 (Transformation Solution), the phone numbers will be transferred to the ownership of IBM, at which point they will be redirected to the IBM IVRs. This will be business as usual for D&B customers, with the exception of the enhancements that IBM will utilize in the solution.

CONTACT CENTER AGENT MONITORING TOOLS

IBM will be utilizing call monitoring tools to verify the quality of calls coming in from D&B clients. Budapest, Greenock, New Delhi, and Bangalore Contact Center sites, will have the capability to

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

record and assess a sub-set of all calls to gain a statistically valid sample to measure how well the calls are handled as further described in Exhibit A-1 (Contact Center Services) and Attachment A-6-1 (Contact Center Solution). The monitoring tools will be implemented with the Europe and US IVRs such that the calls will be routed through the monitoring device in order to record the proper amount of calls.

The monitoring tools provided as described in Exhibit A-1 (Contact Center Services) will include the following:

     - Live monitor (E-Talk, Nice) lets a user listen to a call as it occurs. Recorder capabilities record the call and gives a user the option of saving or deleting the recording when the call ends.

     - Dynamic scheduling establishes a recording schedule so that calls are captured at different times and days to monitor a truly representative sampling.

     - Manual scheduling lets a user directly set recording schedules for specific users, subgroups, and groups.

     - Record on demand function lets user record agents when a call begins. Live monitor lets a user listen to and record a call as it takes place. Record on demand recordings are automatically saved.

When a user accesses the playback function, these tools display a list of recorded calls. This list can be tailored to meet the supervisor or agent needs. If a user wants to listen only to calls for a specific Agent, a user can search for the calls recorded for that Agent. The tools provide VCR-style controls for playback.

DESKTOP SUPPORT

IBM has a standard desktop with base products such as Lotus Notes, Microsoft products, virus detector and firewall applications. The current operating system is Windows 2000, which could change overtime based on new standards. Updates and new software are handled by a central process that allows for pushing or pulling, based on need. While this is a basic standard, it can vary by country based on need. IBM support is handled by a global support team with local desktop support in almost all locations.

SECURITY

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

                                   [GRAPHIC]

IBM Physical Security Controls

IBM locations comply with D&B's requirements in D&B's policies and procedures as further described in Exhibit A-5 (Cross Functional Services), including physical security and access controls.

IBM Physical Security

Standardized security measures are used at all locations to achieve consistency in the design integrity and compatibility of all elements of the security program with the architecture of the site.

Employee/Visitor Access Control

All IBM Personnel are issued photo identity cards. Temporary identification cards are issued to authorized visitors. The 24x7 building security guards monitor personnel movements and usage of identification cards. Access to each floor is controlled through a programmable access device that can be opened only through the use of an employee identification card. Access to floors is centrally controlled and is granted on a need basis.

Business Continuity Planning

IBM locations where the Services are provided have a risk mitigation strategy, which includes business continuity plans, disaster recovery plans, and physical security of facilities and personnel at the delivery centers where we will be providing service to D&B. Every IBM delivery center adheres to corporate wide disaster recovery standards and policies.

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

IBM business continuity responsibilities include the following: A) resiliency in the four main elements of the delivery of services - facilities, people, infrastructure and processes, B) leveraging new infrastructure and transitioned resource placement to maximize alternative location service delivery opportunity, C) developing a BCP for actions to be taken by the IBM account and delivery teams for D&B should there be a failure of service continuity; and D) participation in D&B's BCP testing activities as further described in Exhibit A-5 (Cross Functional Services).

There are two primary components to Business Continuity Planning: business staffing/processes and the technical recovery. There are multiple scenarios which can occur to drive the many possible solutions. During Transition, IBM and D&B will review possible scenarios and document the appropriate corrective action in conjunction with the IBM delivery centers, based on the center's BCP plan. This will become the IBM D&B BCP recovery plan - which will be managed and updated by the IBM delivery program office. Within each cluster, critical functions and time periods will need to be identified by D&B and compared to the IBM D&B BCP plan. Should any additional requirements be identified, they will be jointly reviewed and gap action plans agreed.

The IBM solution design has tried to build a framework to provide BCP at a basic level by building a technical solution which has connectivity redundancy and is also provides connectivity to Sungard's disaster data centre. IBM and D&B, when building the solution, looked at how to best place D&B processes and staff at different locations to provide for diversity in the solution. Based on this staffing, a basic level of BCP has been built in such that IBM would be able to readily shift workloads as further described below. While these sites and resource staffing plans have not been designed to handle complete resumption, they would be able to handle some of the major functions by either using existing staff at the specific site or by moving staff to the recovered site.

Key Technical BCP Features of the Solution

IBM's solution includes the following business continuity measures:

     - Adherence to stringent IBM corporate standards on recovery, security, health and safety at all IBM delivery centers.

     - Utilization of one or more of the following features to ensure a consistent and reliable power supply at each Contact Center used to provide the Services: Uninterrupted Power Source (UPS), dual power sources from segregated power grids, or backup diesel generators as described below.

     - Backup procedures for data required to deliver services and secure storage of backups off site as further described in Exhibit A-5 (Cross Functional Services). With the exception of Equitant which is used for order to cash and collections, all applications are hosted by D&B. IBM will provide backups of the Equitant application servers and database at an offsite location.

     - Documentation of all technical processes required to deliver and maintain services will be stored in an on-line content management facility accessible to all IBM team members and is backed up as part of the standard operating procedure.

     - Leveraging three major methods to establish redundancy within the network connecting IBM to D&B: ISDN backup lines, load balancing, and a method that utilizes diverse circuits and routers using dynamic routing protocols.

     - Utilization of a designated alternative site with connectivity to D&B applications so that, in the event of an emergency, agreed upon resources could continue to provide specific service for

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

          key processes. Greenock and Budapest are complementary alternative sites; both sites have the same IT and application access as the other. The same is true of New Delhi/Bangalore for Call Centers as well as Krakow/Bangalore for Finance Processing Services. In the case of extreme or extended outages portions of resources can be relocated between the facilities. With the redundant networking capability, we also have the ability to reroute calls from one delivery centre to the other

     - If during Transformation, IBM implements new software which is hosted on the D&B network, then D&B would be responsible for adding this software to their disaster recovery plan.

     - If during Transformation, IBM implements new software or hardware in the IBM environment/network, then IBM will be responsible for adding this new technology to IBM's D&B BCP plan.

IBM will commit to ensuring that any applications, systems or infrastructure provided by IBM as part of the Services that is required to support the revenue generation, revenue enabling, brand protection or D&B Customer contractual agreement have a recovery plan that meets a forty-eight (48) hour recovery time objective or equal recovery time objective to the level of protection D&B retains prior to Transformation.

The following tables illustrate the business continuity capabilities along with the associated risks of each facility:

New Delhi, India

        Risk               Likelihood of             Past Occurrences and               Business Continuity Plan /
                             Exposure                Service Restore Time                    Risk Mitigation
Natural Disaster           Unlikely                  Never                            Back-up site located in Mumbai,
                                                                                      India.

Power Outages              Unlikely                  Never                            Automatic UPS battery backup plus
                                                                                      on-site diesel generators with
                                                                                      multi-day supply of fuel

Accessibility Issues       Low Occurrence            No past occurrences              On site security team

Thefts                     Unlikely                  Never                            24 hour Security Surveillance

Labor Strikes              Unlikely                  Never                            No organized unions currently

Acts of Terrorism          Highly Unlikely           Never                            24 hour Security Surveillance and
                                                                                      alternate site back-up available

Other Risks                None Identified           None Identified                  None Identified

Greenock, Scotland

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

      Risk                 Likelihood of             Past Occurrences and             Business Continuity Plan /
                             Exposure                Service Restore Time                   Risk Mitigation
Natural Disaster           Rare                      Roof ripped off Greenock         Back-up site located in Budapest,
                                                     centre                           Hungary.

Power Outages              .01%                      No past occurrences              Backup generators

Accessibility Issues       Rare                      No past occurrences              On site security team

Thefts                     Rare                      Never                            On site security team

Labor Strikes              Unlikely                  Never                            No organized unions currently

Acts of Terrorism          Unknown                   No past occurrences              Alternate sites

Other Risks                None Identified           None Identified                  None Identified

Budapest, Hungary:

       Risk                Likelihood of             Past Occurrences and             Business Continuity Plan /
                             Exposure                Service Restore Time                  Risk Mitigation
Natural Disaster           Highly Unlikely           Never                            Back-up site located in
                                                                                      Greenock, Scotland.

Power Outages              Unlikely                  Never                            Automatic UPS battery back-up
                                                                                      eliminates loss of work/data.

Accessibility Issues       Low Occurrence            No past occurrences              On site security team

Thefts                     Unlikely                  Never                            24 hour Security Surveillance

Labor Strikes              Highly Unlikely           Never                            No organized unions currently

Acts of Terrorism          Highly Unlikely           Never                            24 hour Security Surveillance

Other Risks                None Identified           None Identified                  None Identified

Krakow, Poland:

       Risk                Likelihood of             Past Occurrences and             Business Continuity Plan /
                             Exposure                Service Restore Time                 Risk Mitigation
Natural Disaster           Highly Unlikely           Never                            Back-up site located in
                                                                                      Bangalore, India.

Power Outages              Unlikely                  Never                            Automatic UPS battery back-up
                                                                                      eliminates loss of work/data.

Accessibility Issues       Low Occurrence            No past occurrences              On site security team

Thefts                     Unlikely                  Never                            24 hour Security Surveillance

Labor Strikes              Highly Unlikely           Never                            No Unions currently exist in
                                                                                      Krakow

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

Acts of Terrorism          Highly Unlikely           Never                            24 hour Security Surveillance

Other Risks                None Identified           None Identified                  None Identified

Bangalore, India

       Risk                Likelihood of             Past Occurrences and             Business Continuity Plan /
                             Exposure                Service Restore Time                  Risk Mitigation
Natural Disaster           Unlikely                  Never                            Back-up site located in Krakow,
                                                                                      Poland.

Power Outages              Unlikely                  Never                            Automatic UPS battery backup
                                                                                      plus on-site diesel generators
                                                                                      with multi-day supply of fuel

Accessibility Issues       Low Occurrence            No past occurrences              On site security team

Thefts                     Unlikely                  Never                            24 hour Security Surveillance

Labor Strikes              Unlikely                  Never                            No organized unions currently

Acts of Terrorism          Highly Unlikely           Never                            24 hour Security Surveillance
                                                                                      and alternate site back-up
                                                                                      available

Other Risks                None Identified           None Identified                  None Identified

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

Tulsa, Oklahoma

      Risk                 Likelihood of             Past Occurrences and             Business Continuity Plan /
                             Exposure                ServiceRestore Time                   Risk Mitigation
Natural Disaster           Highly Unlikely           Never                            Redundant networked BTO sites
                                                                                      for cross location coverage;
                                                                                      utilize IBM mobility plan to
                                                                                      allow selected processes to be
                                                                                      supported from employees' homes

Power Outages              Unlikely                  Never                            Automatic UPS battery backup
                                                                                      plus on-site diesel generators
                                                                                      with multi-day supply of fuel

Accessibility Issues       Low Occurrence            No past occurrences              On site security team

Thefts                     Unlikely                  Never                            24/7 Security Surveillance
                                                                                      supplemented with card control
                                                                                      access

Labor Strikes              Highly Unlikely           Never                            Staff is nonunion

Acts of Terrorism          Highly Unlikely           Never                            24/7 Security Surveillance;
                                                                                      redundant networked BTO sites
                                                                                      for cross location coverage

Other Risks                None Identified           None Identified                  None Identified

Services Specific Business Continuity Measures

IBM Service Overview

IBM has designed the solution to provide redundancy for the Services provided. Each site has a sister site which could be used for recovery. Each site has a sister site which could be used for recovery (i.e. New Delhi/Banagalore, Greenock/Budapest, and Bangalore/Krakow). There will be cross training on the Services to make certain that IBM Personnel handling the Services at each site will also be able to perform the Services provided out of the sister site if required.

Delivery Center Redundancy

IBM's Data Centers all incorporate built-in alternatives for disaster recovery. The IBM Data Centers that comprise IBM's regional Service Delivery Center organizations are fully redundant. To provide continuous network management, there are primary systems and back-ups. As updates are made to the network, the primary system's database is updated and simultaneously copied to the back-up system.

In the event of Network Operations Center (NOC) failure, network management functions will be transferred to another Contact Center automatically. This will allow ongoing management of the

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network while Contact Center Support teams at the redundant location repair the problem. The transfer of functions is a precautionary measure only, as all equipment in the facility is run on autonomous UPS mechanism.

IBM maintains interconnected locations in New Delhi and Mumbai, additional WAN-connected locations elsewhere in India and network redundancy in the connectivity to other IBM global locations, which provides the ability to readily shift work and lines of communication in the event of a disaster.

IBM maintains interconnected locations in Budapest, Milan and Greenock and network redundancy in the connectivity to other IBM global locations, which provides the ability to readily shift work and lines of communication in the event of a disaster.

Similar back-up scenarios exist for Krakow within Europe and Tulsa within North America.

In the event of a lapse in business continuity, IBM will make up lost ground on an accelerated time frame by deploying additional resources, if required.

BCP/DR Project Management

IBM's BCP/DR Project Management team consists of Crisis Management Team comprised of senior IBM managers at the organizational and project levels. Throughout the Term, the team's will analyze the likely disaster possibilities, study the likely business impact to the business, establish appropriate recovery plans, and in the event of an emergency implement the plans.

Within the business continuity plans, IBM will also document the response plans, containing procedures for natural disasters (e.g., earthquakes and severe weather) and man made disasters (e.g., fire, bomb threats, civil disorder, threats and acts of violence, disruption of site utilities and major medical emergencies). This plan includes detailed provisions for what occurs during the four phases of the disaster recovery process: Damage Assessment, Damage Control, Infrastructure/ Network Restoration, and Business Process Restoration.

Travel Constraints:

The inability of offshore staff to travel to the host country because of the closure of host country embassies, host country air space or visa restrictions will not impact Service delivery. Steady state operations do not generally require travel. IBM and D&B will identify and keep certain offshore subject matter professionals "travel ready" by obtaining visas in advance. IBM's robust offshore Operating Model identifies travel dependency as a single point of failure (SPOF). This dependency is minimized through the use of technologies such as instant messaging, conference calls, videoconferences and e-mail.

Labor

Critical staff providing Services to D&B are dedicated to D&B, with trained backup available. This design principle into contingency planning. Consequently in the event of full contingency implementation, critical staff dealing with D&B data on a contingency basis will still be dedicated to D&B and IBM will prioritize work requirements based on Service demands for particular processes.

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Geopolitical Instability and Disruption in IBM Locations:

In a worst-case scenario, if the viability of an IBM location itself is jeopardized - either through natural disaster or political emergency, service delivery can be moved to another location. Key provisions in IBM's emergency migration plan include:

     - Documentation from the initial Transition is reviewed (and updated, if required).

     - Signs of potential instability (apart from natural calamities) are monitored at the IBM corporate level.

     - During disaster recover operations, the offshore team moves to stable, unaffected delivery centers so that business continuity is not impacted.

     - After the stabilization of Service in the new environment, IBM and D&B jointly decide the timetable to move to a permanent alternate location, if required.

Review and Update of Business Continuity Plans (BCP)

In the event of a major business or infrastructure change within the organization, the BCP will be reviewed and updated as necessary.

The BCP is subject to a stringent maintenance process. Change control is monitored by the Business Continuity Coordinator to provide consistency and minimize the potential for conflicts.

IBM BCP Testing

IBM conducts BCP testing on a semi-annual and an ad hoc basis. As a result, IBM effectively tests its disaster recovery plans multiple times each year. A program of regular testing and review will be established for D&B processes. IBM expects to mirror (within the mutually agreed budget/cost) IBM's testing provisions with those of D&B, making testing a joint IBM/ D&B process. This regularly testing program is designed to rigorously challenge aspects of the business continuity plan, while random testing is used to interrogate specific elements of the overall plan. The plan is reviewed after each and every test.

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


                                   EXHIBIT A-7
                          TRANSITION AND TRANSFORMATION

Attached to this Exhibit as Attachments A-7-1, A-7-2 and A-7-3 are the Transition Solution, the Transition Schedule and the Transformation Solution respectively.

                                   ATTACHMENTS

Attachment A-7-1  Transition Solution

Attachment A-7-2  Transition Schedule

Attachment A-7-3  Transformation Solution

D&B / IBM Confidential

                                ATTACHMENT A-7-1

                               TRANSITION SOLUTION

IBM / D&B Confidential

                                    A-7-1-1

IBM TRANSITION SOLUTION FOR D&B

Working with D&B, IBM has developed plans describing the projects and associated activities necessary to accomplish the Transition and Transformation successfully. The Transition projects and their associated project plans are described in and attached to this Attachment.

In this Attachment, "Transition Period" shall mean the period beginning on the Effective Date and ending, for each of the major work streams set out in immediately below, on the actual Service Commencement Date for that work stream. The scheduled Service Commencement Dates are set forth in Attachment A-7-2 (Transition Schedule).

HIGH-LEVEL OVERVIEW OF TRANSITION

- D&B Contact Center Services currently performed in * will be migrated to IBM sites in *.

-     D&B Contact Center Services currently performed in * will be migrated to
      *.

-     D&B Data Programming Services will be migrated from *.

-     Transaction Processing Services will be migrated from *.

-     D&B Finance Processing Services will be migrated from *.

- An IBM 'Global Project Office' in *, will be established with management leadership for delivery of all Services and all IBM Service delivery centers world-wide.

IBM will plan, carry out, manage and complete the Transition in accordance with Attachment A-7-2 (Transition Schedule) including the time schedules set out therein, and in a manner that accomplishes and achieves:

-     A smooth Transition globally, recognizing geographical differences.

- D&B's financial and operational goals, while making certain Transitioned Personnel are offered career paths and growth.

-     Proactively defined and developed plans, and managed Transition risk.

-     Complete visibility into the Transition process to D&B.

- Transition success criteria at the outset, and the achievement of such criteria.

-     The Service Levels, as defined in Schedule B (Service Levels).

D&B will cooperate with IBM in the conduct of the Transition and will provide support to IBM as described in this Attachment.

The primary objective of the Transition is to successfully move workload from D&B Contact Centers, and functions from Data Programming, Transaction Processing and Finance Processing services delivery sites, to IBM's global delivery centers, and Transitioned Personnel from D&B's to IBM's employment. IBM's approach will focus on avoiding disruption of service and avoiding or mitigating

IBM / D&B Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-1-2
risk to D&B's business as the responsibility for delivery of the Services transitions from D&B to IBM. Throughout Transition, IBM will provide a dedicated, experienced, global team, led by a "Global Transition Manager", and supported by regional transition managers from Europe, North America and India. D&B and IBM will jointly make key go/no go decisions at significant milestones.

CONTRACT INITIATION AND INTERIM SERVICE DELIVERY

*

IBM / D&B Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-1-3

EXECUTIVE SUMMARY OF TRANSITION SOLUTION

*

      -     *

      -     *

      -     *

      -     *

*

D&B FACILITIES

*

      -     *

      -     *

      -     *

IBM / D&B Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-1-4

            *

CONTACT CENTER

*

-     *

-     *

-     *

-     *

-     *

-     *

-     *

-     *

*

-     *

-     *

*

IBM / D&B Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-1-5

                          CONTACT CENTER                                      BASELINE     REBADGED        IBM 'TARGET'
D&B LOCATION                FUNCTION                LANGUAGE                    FTE                          LOCATION
-----------------------------------------------------------------------------------------------------------------------
*                       *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

*                       *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

*                       *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

*                       *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

*                       *                           *                            *             *             *

                        *                           *                            *             *             *

IBM / D&B Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-1-6

                        *                           *                            *             *             *

                        *                           *                            *             *             *

*                       *                           *                            *             *             *

                          CONTACT CENTER                                      BASELINE                     IBM 'TARGET'
D&B LOCATION                FUNCTION                LANGUAGE                    FTE        REBADGED         LOCATION
-----------------------------------------------------------------------------------------------------------------------
*                       *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

*                       *                           *                            *             *             *

*                       *                           *                            *             *             *

*                       *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

*                       *                           *                            *             *             *

                        *                           *                            *             *             *

IBM / D&B Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-1-7

                        *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

*                       *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

                        *                           *                            *             *             *

*                       *                           *                            *             *             *

DATA PROGRAMMING

*

-     *


-     *

-     *

-     *

*

IBM / D&B Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-1-8

                          DATA PROGRAMMING                                   BASELINE                      IBM 'TARGET'
D&B LOCATION                 FUNCTION               LANGUAGE                   FTE        REBATE            LOCATION
------------------------------------------------------------------------------------------------------------------------
*                       *                           *                          *             *             *

                        *                           *                          *             *             *

                        *                           *                          *             *             *

                        *                           *                          *             *             *

                        *                           *                          *             *             *

                        *                           *                          *             *             *

*                       *                           *                          *             *             *

*                       *                           *                          *             *             *

                        *                           *                          *             *             *

                          DATA PROGRAMMING                                   BASELINE     REBATE           IBM 'TARGET'
D&B LOCATION                 FUNCTION               LANGUAGE                   FTE                           LOCATION
------------------------------------------------------------------------------------------------------------------------
*                       *                           *                          *             *             *

                        *                           *                          *             *             *

*                       *                           *                          *             *             *

*                       *                           *                          *             *             *

TRANSACTION PROCESSING

*

-     *

-     *

IBM / D&B Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-1-9

*

                        TRANSACTION PROCESSING                               BASELINE      IBM 'TARGET'
D&B LOCATION                  FUNCTION              LANGUAGE                    FTE          LOCATION
-------------------------------------------------------------------------------------------------------
*                       *                           *                          *              *

                        *                           *                          *              *

*                       *                           *                          *              *

                        *                           *                          *              *

                        *                           *                          *              *

                        *                           *                          *              *

*                       *                           *                          *              *

                        *                           *                          *              *

                        *                           *                          *              *

                        *                           *                          *              *

*

-     *

      -     *

      -     *

-     *

      -     *

      -     *

-     *

      -     *

      -     *

-     *

FINANCE PROCESSING SERVICES

*

IBM / D&B Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   A-7-1-10

*

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-     *

*

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-     *

*

                            FINANCE PROCESSING                               BASELINE      IBM 'TARGET'
 D&B LOCATION               SERVICES FUNCTION       LANGUAGE                   FTE           LOCATION
-------------------------------------------------------------------------------------------------------
*                        *                          *                          *            *

                         *                          *                          *            *

                         *                          *                          *            *

                         *                          *                          *            *

*                        *                          *                          *            *

                         *                          *                          *            *

                         *                          *                          *            *

*                        *                          *                          *            *

                         *                          *                          *            *

*                        *                          *                          *            *

IBM / D&B Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   A-7-1-11

                         *                          *                          *            *

*                        *                          *                          *            *

                         *                          *                          *            *

INFRASTRUCTURE

*

-     *

-     *

-     *

-     *

-     *

-     *

*

HUMAN RESOURCES

*

-     *

-     *

-     *

-     *

IBM / D&B Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   A-7-1-12

TRANSITION PROJECT GOVERNANCE

*

GOVERNANCE ORGANIZATIONAL STRUCTURE

*

      -     *

      -     *

      -     *

EXECUTIVE STEERING COMMITTEE

*

TRANSITION MANAGEMENT ADVISORY BOARD

*

IBM TRANSITION FUNCTION TEAM(S)

*

IBM / D&B Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   A-7-1-13

*

D&B TRANSITION FUNCTION TEAM(S)

*

STATUS REPORTING

*

RISK & ISSUE MANAGEMENT, DEPENDENCY MANAGEMENT, CHANGE MANAGEMENT

*

IBM / D&B Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   A-7-1-14

                                       *

                                  [FLOW CHART]

 D&B / Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   A-7-1-15

TRANSITION ROLES & RESPONSIBILITIES

*

COMMUNICATIONS MANAGEMENT

*

MEETING TITLE                                FREQUENCY.                          US SCHEDULE     EU SCHEDULE
------------------------------------------------------------------------------------------------------------
*                                            *                                       *               *

*                                            *                                       *               *

*                                            *                                       *               *

*                                            *                                       *               *

*                                            *                                       *               *

D&B / Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   A-7-1-16

*                                            *                                       *               *

*                                            *                                       *               *

HR COMMUNICATIONS

IBM's HR Transition approach integrates customized communications for the rebadged employees consistent with IBM's country-specific employment practices. Through its outsourcing experience, IBM understands the types of questions that people want answers to at each stage of the HR Transition. Accordingly, IBM's HR Transition Plan incorporates the use of appropriate communication vehicles, such as the intranet and email, to proactively address these anticipated questions and provide a channel for employees to ask additional questions. Further details are provided in the Human Resources Function Transition section of this Attachment.

CONTRACT TRANSITION GOVERNANCE:

Key elements of contact Transition governance include:

- Relationship management: There is an agreed organization structure to manage the contract e.g. D&B vendor managers and IBM customer service managers.

- Service Level Reporting: Approach has been defined and is ready to implement.

- Process Change, incidents and dispute management: Processes have been defined, responsibilities agreed to successfully manage change e.g. new service requests.

- Billing process: Billing process, format and data capture processes are agreed and in place.

-     Contingency plans developed and agreed to prior to go-live.

D&B / Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   A-7-1-17

TRANSITION SOLUTION AND METHODOLOGY BY SERVICES FUNCTION

CONTACT CENTER

*

-     *

-     *

-     *

-     *

-     *

-     *

-     *

*

-     *

-     *

-     *

D&B / Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   A-7-1-18

-     *

*

DEPENDENCIES ON D&B

*

-     *

-     *

-     *

-     *

-     *

-     *

D&B LOCATION            CONTACT CENTER FUNCTION     LANGUAGE                  IBM SME'S    D&B SMES        IBM 'TARGET' LOCATION
--------------------------------------------------------------------------------------------------------------------------------
*                       *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

D&B / Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   A-7-1-19

                        *                           *                             *           *                  *

*                       *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

*                       *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

*                       *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

*                       *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

*                       *                           *                             *           *                  *

*                       *                           *                             *           *                  *

                        *                           *                             *           *                  *

D&B / Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   A-7-1-20

                        *                           *                             *           *                  *

*                       *                           *                             *           *                  *

*                       *                           *                             *           *                  *

*                       *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

*                       *                           *                             *           *                  *

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                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

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*                       *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

                        *                           *                             *           *                  *

*                       *                           *                             *           *                  *

D&B / Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   A-7-1-21

*

MILESTONES

*

TRANSITION WORK AREA       MILESTONE                           DELIVERABLE(S)                          TARGET  DATE
-----------------------------------------------------------------------------------------------------------------------
*                          *                                   *                                       *

*                          *                                   *                                       *

*                          *                                   *                                       *

                           *                                   *                                       *

                           *                                   *                                       *

                           *                                   *                                       *

D&B / Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   A-7-1-22

*                          *                                   *                                       *

                           *                                   *                                       *

                           *                                   *                                       *

                           *                                   *                                       *

                           *                                   *                                       *

                           *                                   *                                       *

*                          *                                   *                                       *

                           *                                   *                                       *

                           *                                   *                                       *

D&B / Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   A-7-1-23

ACCEPTANCE CRITERIA

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D&B / Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-1-24

-     *

-     *

-     *

*

D&B / Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-1-25

DATA PROGRAMMING TRANSITION SOLUTION AND METHODOLOGY

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DEPENDENCIES ON D&B

*

D&B / Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-1-26

-     *

-     *

-     *

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
                        DATA PROGRAMMING                                                               IBM 'TARGET'
   D&B LOCATION             FUNCTION                LANGUAGE             IBM SMES     D&B SMES          LOCATION
-------------------------------------------------------------------------------------------------------------------
*                       *                           *                        *            *           *

                        *                           *                        *            *           *

                        *                           *                        *            *           *

                        *                           *                        *            *           *

                        *                           *                        *            *           *

                        *                           *                        *            *           *

*                       *                           *                        *            *           *

*                       *                           *                        *            *           *

                        *                           *                        *            *           *

*                       *                           *                        *            *           *

                        *                           *                        *            *           *

*                       *                           *                        *            *           *

D&B / Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-1-27

*                       *                           *                        *            *           *

*

MILESTONES

*

TRANSITION WORK AREA                  MILESTONE                           DELIVERABLE(S)               TARGET  DATE
--------------------------------------------------------------------------------------------------------------------
*                          *                                   *                                       *
*                          *                                   *                                       *

                           *                                   *                                       *

                           *                                   *                                       *

                           *                                   *                                       *

*                          *                                   *                                       *

                           *                                   *                                       *

                           *                                   *                                       *

D&B / Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-1-28

                           *                                   *                                       *

                           *                                   *                                       *

                           *                                   *                                       *

ACCEPTANCE CRITERIA

*

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-     *

-     *

-     *

-     *

-     *

-     *

D&B / Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-1-29

TRANSACTION PROCESSING TRANSITION SOLUTION METHODOLOGY

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DEPENDENCIES ON D&B

*

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D&B / Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-1-30

      *

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-     *

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
                           TRANSACTION
                            PROCESSING                               IBM     D&B      IBM 'TARGET'
  D&B LOCATION               FUNCTION              LANGUAGE         SMES    SMES        LOCATION
----------------------------------------------------------------------------------------------------
High Wycombe, UK        *                       *                    *       *          *

                        *                       *                    *       *          *

Almelo, NL              *                       *                    *       *          *

                        *                       *                    *       *          *

                        *                       *                    *       *          *

                        *                       *                    *       *          *

Milan                   *                       *                    *       *          *

                        *                       *                    *       *          *

                        *                       *                    *       *          *

                        *                       *                    *       *          *

D&B / Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-1-31

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D&B / Confidential

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MILESTONES

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    TRANSITION                                                                                            TARGET
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ACCEPTANCE CRITERIA

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FINANCE PROCESSING SERVICES FUNCTIONAL TRANSITION SOLUTION AND METHODOLOGY

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                          FINANCIAL PROCESSING                       IBM                         IBM 'TARGET'
  D&B LOCATION             SERVICES FUNCTION          LANGUAGE       SMES      D&B SMES *         LOCATION
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ADDITIONAL FINANCE PROCESSING RESOURCES

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MILESTONES

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  TRANSITION WORK                                                                                         TARGET
        AREA                          MILESTONE                           DELIVERABLE(S)                   DATE
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ACCEPTANCE CRITERIA

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INFRASTRUCTURE TRANSITION SOLUTION AND METHODOLOGY

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[PLOT POINT TO BE COME]

IBM DEPENDENCIES ON D&B

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HR FUNCTIONAL TRANSITION

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EU HUMAN RESOURCES DEPENDENCIES ON D&B

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                                    A-7-1-48

                                ATTACHMENT A-7-3

                             TRANSFORMATION SOLUTION

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                                     A-7-3-1

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                                TABLE OF CONTENTS

A.    OVERVIEW..........................................................     3
B.    TRANSFORMATION APPROACH...........................................     8
C.    KEY MILESTONES AND DELIVERABLES...................................    14
D.    TRANSFORMATION PROGRAM GOVERNANCE.................................    31
E.    ACCEPTANCE FRAMEWORK..............................................    41

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A.    OVERVIEW

Based upon a review of a subset of D&B's operations through several site visits and work shops, IBM believes that the greatest benefit to D&B can be driven by increased operational efficiency and enhancement of D&B's Customers' experience. Based upon this, IBM has developed a set of key initiatives and capabilities that will enable Transformation of the existing D&B environment. These key initiatives are "Business Process Improvement", "Self-Service and Routing", and "Integrated Desktop Solution". IBM will tightly integrate these key initiatives to drive operational efficiency within D&B, in alignment with an enhanced customer experience for D&B's Customers which will deliver the following benefits to D&B:

                                  D&B BENEFITS

                                  [FLOW CHART]

IBM will commence performance of the Transformation tasks described or outlined in this Attachment A-7-3 immediately after the Effective Date. IBM will implement such tasks throughout the first eighteen (18) months of the Term. IBM will align the Transformation program with the Transition initiatives.

The scope of the Transformation program includes the D&B markets in-scope of the Agreement, namely the United States, Canada, and in-scope European markets. IBM's Transformation solution will be further defined by, and agreed between, IBM and D&B during the "Benefits & Initiative Validation" phase. Although the solution will vary by geography and Service area, IBM will deploy the solution to in-scope locations in North America and Europe covering the Contact Center agents and a subset of the Transaction Processing and Data Programming agents as set forth in Exhibit A-

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7-1 (Transition Solution). IBM's Transformation solution will support D&B's multi-language requirements (whether written or spoken) in the in-scope locations. Transformation does not address Finance Processing Services.

IBM is accountable for the delivery of the Transformation program with the cooperation and support of D&B as specified within this Attachment A-7-3. IBM and D&B have agreed the following guiding principles which are to govern the Transformation program and assist the Parties to prioritize the capabilities (including Deliverables) which are to be delivered:

      -     Overall

            - Within each of their respective areas of expertise, D&B and IBM agree to work together in the spirit of open communications with a common goal of delivering a quality implementation of the Transformation within the project timeline set out in the Gantt chart shown in Section C of this Attachment A-7-3.

            - Both Parties recognize that the scope of the Transformation project is bounded by scope, cost, and time. There will not be unlimited scope, funds, or time assigned by either Party to implement these initiatives. IBM and D&B will jointly agree to prioritize the implementation of these initiatives based on principles that lead to increased productivity by IBM agents.

      -     Business Process

            - Business process design will be standardized within the project timeline set out in the Gantt chart shown in Section C of this Attachment A-7-3 to the extent that it can reasonably and properly be achieved by IBM with the support of D&B as outlined in this Attachment A-7-3.

            - Business process design and configuration will leverage standard package functionality where applicable.

      -     Technology

            - Existing D&B investments in technology will be leveraged to the fullest extent possible.

            -     Structural integrity of package software will remain intact.

            - Configuration will leverage standard package functionality where applicable.

BUSINESS PROCESS IMPROVEMENT

The Business Process Improvement initiative will cover Contact Center Services, Data Programming Services and Transaction Processing Services.

For Contact Center Services, the Business Process Improvement initiative will address the standardization of business processes, organizational realignment, and the consistent application of business rules. The following business areas will be addressed: account and hierarchy management, order management, contract management, Contact management, product management, service request management, knowledge management, and business rules workflow and policy enforcement.

IBM will focus its effort on the implementation of standardized guidelines for business operations and the alignment of business processes to application functionality, such that processes address

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business operations from a global perspective; and will address the end-to-end flow of relevant interactions. This will enable the grouping and coordination of position responsibilities, skill sets, performance metrics, and organizational structures, which will define the support structure of the organization and teams. In addition, IBM will consolidate resources to a universal type of agent, subject to geography, Service area, function considerations, to deliver cost and operations structure benefits. By leveraging common skill sets and removing the barriers of team silos, the new structure to be implemented by IBM will allow for the most effective handling of work items and workforce management and staffing. Also, the standardization of business rules, policies, and guidelines by IBM will allow new application(s) and automated systems to complete transactions with limited intervention of agents and/or management.

The Data Programming and Transaction Processing Service areas are also in-scope of this initiative. IBM will drive the efficiencies obtained through the process improvements and Integrated Desktop Solution in the Contact Center Service area to the Customer-facing business operations associated with the Data Programming and Transaction Processing Service areas. IBM will place additional focus on the methods and tools utilized to manage data, automate requests, and touchpoints of upstream and downstream processes. During the Benefits & Initiative Validation phase, D&B will, where reasonably required by IBM, provide subject matter expert ("SME") support from the Data Programming and Transaction Processing Service areas to assist IBM to further document the synergies between the Data Programming and Transaction Processing Service areas and the Contact Center Service area. This will allow IBM to evaluate the Data Programming and Transaction Processing Service, and Contact Center Service, area operations side-by-side to determine redundancies and inefficiencies, and provide detailed direction for business improvements and efficiencies.

SELF-SERVICE & ROUTING

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The Self-Service & Routing initiative will cover Contact Center Services.

The Self-Service & Routing initiative will focus on the movement of Contacts from higher cost to lower cost channels as well as the implementation of routing enhancements for agents, with migration toward a consistent multi-channel experience. The ability to better route, direct, and deliver Customer requests, regardless of channel, and the ability to report, measure, and plan in this environment, are the key drivers of this initiative. Although Self-Service & Routing capabilities are planned to be delivered in the Initial Transformation Deployment phase, IBM will determine, with D&B's agreement, during the Benefits & Initiative Validation initiative, which benefits may be able to be achieved earlier, in alignment with the Transition activities.

Routing - the current grouping and queuing structure will be analyzed by IBM, then consolidated and reallocated by IBM to maximize the distribution of Contacts across IBM's global delivery centers. This queuing structure will take into account the growing requirement for multi-channel availability (primarily email in areas like Usage and Billing). In addition, based on the designed labor groups and responsibilities, IBM will enable enhanced routing and predictive modeling capabilities.

Web-based self-service - IBM will analyze the types of self-service transactions currently enabled by D&B as well as potential transactions that could achieve benefit through web service enablement. This analysis will determine which specific transactions should be effectively addressed utilizing self-service applications in the target environment. IBM will also conduct a user interface and usability review of the current functionality of the D&B.com website (as it pertains to the in-scope Service areas).

IBM will implement the consistent application of business rules in order to support an environment of higher quality Customer interaction by providing the link between the automated processes and the live agent processes, allowing the agents to focus their attention on quality and relationship building. This approach will provide D&B Customers with a consistent user experience across channels, and the functionality will be leveraged by the web, IVR, desktop and knowledge management solutions.

INTEGRATED DESKTOP SOLUTION

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The Integrated Desktop Solution initiative will cover Contact Center Services,
Data Programming Services and Transaction Processing Services.

The Integrated Desktop Solution will involve IBM's deployment of an integrated desktop application in conjunction with the implementation by IBM of standardized business processes and organizational realignment.

Consolidating agent desktop functions to an integrated desktop solution will provide agents, management, and external D&B Customers with access to data in a consistent and intuitive manner, which is critical to realizing Transformational benefits of reduced training time, increased accuracy, consolidation of labor divisions, and management of the Services. In addition to the implementation of core desktop application functionality, IBM will leverage inherent workflows and standardized packaged functionality to streamline the processing of the work.

IBM will integrate the desktop application to key legacy applications necessary to perform agent functions. IBM shall make the desktop application as standardized and upgradeable / maintainable as possible and, in doing so, shall use over eighty percent (80%) standard packaged functionality and less than twenty percent (20%) customization to support the in-scope business operational processes. IBM's Transformation solution will reflect the inherent application functionality of the integrated desktop software package to the maximum extent possible.

In alignment with the business processes being developed by IBM, IBM will deploy a knowledge management ("KM") system, which will contain and allow access to correct and current information for agents and D&B's Customers and, when presented via the web or IVR, will allow agents or D&B's Customers to increase their level of self-service and pre-sales self-education. The KM system shall integrate with or consolidate existing in-scope KM tools and shall have several key capabilities such as natural language queries, artificial intelligence (AI) learning and neural networking, speech interaction interface, and internal and external informational data structures. The knowledge management platform will be consistent across Inbound and Outbound Contact agents.

IBM will implement data management and cleansing tools to address commonly occurring data quality issues that can be readily resolved through automation in the Transformation solution within the project timeline. The data management tools shall specifically address the standardization of data and data quality between systems as well as provide real-time filters, data rules, and application parameters, where necessary, to enhance and support the agent's and Customer's entry and update of data within the systems.

In addition to the above, with respect to the Data Programming and Transaction Processing Service areas, the functionality of the integrated desktop application deployed by IBM in the areas of business rules, data manipulation, translation, cleansing and standardization will be used to drive accurate and pre-validated information prior to the upload of data into the legacy systems. This updated information will be accessed by IBM's customer service team, which will provide a consistent channel for requests. The ability to provide D&B's Customers with pertinent information to the desktop of those Supplier Personnel supporting the Customer facing applications will reduce the number of people requesting information, reduce the number of Customer Contact requests made of IBM's customer service team, and provide readily available information to the agents for delivery to D&B's Customers.

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B.    TRANSFORMATION APPROACH

During each phase of the Transformation program, the Parties shall agree the Deliverables to be provided by IBM, and the specific roles and responsibilities of D&B in connection with such Deliverables. Acceptance criteria for each Deliverable shall be agreed between the Parties in accordance with the process set out in Section E of this Attachment A-7-3. The following key activities shall be conducted within each workstream throughout the Transformation program:

BENEFITS & INITIATIVE VALIDATION

The Benefits & Initiative Validation phase encompasses a review by IBM of operations and business objectives and validation of key business capabilities required to achieve D&B business benefits projected by IBM. Upon completion of this phase, IBM will define, for agreement with D&B, specific key capabilities to be implemented by IBM within these initiatives, as well as specific delivery timelines for agreed Deliverables.

The functional and technical Transformation scope will be clearly defined in the "Target State Environment Definition", and an "Integrated Project Plan" will outline the delivery timeline and key milestones within and across each Transformation initiative for the duration of the Transformation program. The initiatives will be planned such that benefits are achieved as early as possible and the benefits model will be refined accordingly. IBM will develop the definition and plan for approval by D&B.

During this period, a Transformation project management office ("PMO") will be established and a specific Transformation governance structure shall be implemented. The Transformation and Transition teams will be aligned in the delivery of the initiatives, with strong communications and milestones managed at the PMO level.

The planned usage of each D&B or IBM component of the Transformation solution will be confirmed upon the completion of the Benefits & Initiative Validation phase. Subject to agreement with D&B, the final elements of the Transformation solution may impact the planned development cycle of D&B's internal development group.

Key Dependencies

IBM has dependencies on D&B in the following areas for the Benefits & Initiative Validation phase:

- D&B IT will provide a list of source systems of record for consideration of specific technology in the target solution.

- D&B will provide, where available, soft and hard copies of all interface definition, data definition, data standard, and integration standard documentation which should be adhered to during the Analysis, Design and Development of the new technologies.

- D&B will provide, where available, an Enterprise Standard Metadata Dictionary for all legacy data elements.

- D&B will provide, where available, complete user documentation of its legacy systems to the Transformation development team.

PROCESS DESIGN, CHANGE MANAGEMENT, AND BENEFITS REALIZATION

Process Design

During the Benefits & Initiative Validation phase, IBM will coordinate site visits with D&B in alignment

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with IBM's Transition activities to gain a complete understanding existing D&B business processes in order to develop a target state operating environment. Based upon this analysis, IBM will lead the high level definition of target state business processes. IBM and D&B will work jointly in facilitated sessions to develop a standardized global business process achievable within the project timeline. Local variances will be accounted for in policy implementation. IBM and D&B will develop performance metrics for its agents, and tracking at the appropriate level. Process team members will be actively involved throughout the lifecycle in validation that the systems developed meet D&B's business requirements.

In the Design phase, business process design will be detailed in alignment with technology design. Process design will be detailed to a key activity level. Beyond the key activity level, IBM will develop and document work instructions for training and operational purposes.

Transformation Change Management

IBM shall develop a Transformation change management plan, for approval by D&B, which shall outline Transformation change management activities and approaches that will be performed to manage stakeholder expectations as well as market and audience communications during the implementation of Transformation to facilitate the organization's buy-in and adoption of change.

Benefits Realization

During the Benefits & Initiative Validation phase, IBM will develop a Benefits Realization model to assess and determine key capabilities, subject to D&B's approval, to be implemented within the Transformation program to achieve D&B's business benefits projected by IBM. During the Design and later phases, a model will be developed to track the benefits achieved over time.

SELF-SERVICE AND ROUTING

In alignment with the envisioned business process definition and the benefits realization model, IBM shall develop and implement technology enhancements in self-service and routing.

During the Benefits and Initiative Validation phase, IBM, with the assistance of D&B, will conduct current state analysis of existing routing information, business rules and skills assignments to determine the areas of greatest impact and need for the restructuring of the Contact routing architecture. In addition, IBM will conduct the target state analysis and mapping of the resource skills to the new architecture. IBM will evaluate the availability of self-service functionality, its channel appropriateness, and value to D&B's Customer base. IBM and D&B will then jointly define and agree a set of key capabilities which will detail the functionality and timelines for implementation of the enhanced functionality and Deliverables. During the Design phase, IBM and D&B will jointly define and agree the target routing environment as well as the web-based self-service solution.

INTEGRATED DESKTOP SOLUTION

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During the Benefits & Initiative Validation phase, upon completion of IBM site visits to gain a complete understanding of existing D&B business process, IBM will define a high level application architecture describing key capabilities to be delivered in the Initial and Final Transformation solutions. During the Design phase, the configuration required to meet D&B's business requirements will be further developed by IBM in working sessions with D&B. During the "Build and Unit Test" phase, IBM will configure and unit test the Integrated Desktop Application, working with D&B (as described in the paragraphs headed "System Integration" and "Data Conversion" immediately below this paragraph), to accomplish system integration and data conversion tasks.

IBM shall evaluate D&B Contact management applications relevant to the Services in-scope of the Transformation program. The Parties shall then discuss and agree which systems will be combined into a single integrated system. The level, extent, and complexity of synchronization will be determined by IBM and D&B during the Benefits & Initiative Validation phase. For any critical functionality or data model requirements jointly defined and agreed by IBM and D&B to meet Transformation objectives, D&B will implement the requisite changes in the CRM system. The existing Siebel CRM release used by D&B will need to be upgraded to Siebel 7.5 or above in alignment with the version and timeline determined by Transformation. This upgrade will be at D&B's cost.

SYSTEM INTEGRATION

The System Integration initiative will commence with a review by IBM and D&B of D&B's current systems inventory for the functions within scope, including legacy desktop applications as well as web-based Customer self-service applications. In the Target State Environment Definition, IBM and D&B will identify those systems to which the Integrated Desktop Solution will link to, be integrated with, or replace. Additional software applications not required as part of the Integrated Desktop Solution, as mutually agreed by the Parties, will be sized and costed, and the level of responsibility determined and agreed by the Parties as a Change Order. In the Design phase, IBM and D&B will jointly define a common interface specification for system integration. During the Build and Unit Test phase, D&B legacy application representatives will be responsible for developing export and import routines according to the defined specification. IBM will design and develop the Siebel-side import into and export routines for the Integrated Desktop Application. IBM will unit test the Siebel-side interfaces, and D&B will unit test legacy side interfaces.

DATA CONVERSION

The Data Conversion initiative will commence with a review by IBM and D&B of D&B's current systems inventory as potential data conversion sources, including legacy desktop applications and web-based Customer self-service applications. IBM will identify those data entities which the Integrated Desktop Solution, IVR, or web self-service applications will require for data conversion or data setup, and D&B will identify the corresponding data sources within their legacy file structure. Upon the completion of the Benefits & Initiative Validation initiative, source systems and/or files will be identified for data conversion to the Transformation solution. The specific data and amount of history to be converted will be determined by IBM during the Design phase.

Also in the Design phase, IBM and D&B will jointly define a common interface specification for data conversion. D&B legacy application representatives will be responsible for designing data export routines according to the specification. IBM will design the Siebel-side import routines into the Integrated Desktop Application as well as the web self-service application. During the Build and Unit Test phase, D&B will develop data conversion programs to produce the legacy side extracts, and IBM will develop and unit test Siebel-side conversion processes. In deployment planning, IBM will

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provide End User documentation or checklists to support conversion processes where applicable. IBM will enable initial desktop application functionality through data conversion or data setup. IBM will be responsible for managing data conversion into the production environment with the assistance of IBM Operations, and the involvement of D&B for final validation.

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ARCHITECTURE

During the Benefits & Initiative Validation phase, IBM will focus on achieving an understanding from D&B of the existing application and technical architecture, such as applications, standards, procedures, and conventions, as well as an assessment of IT architecture reusability. IBM will assess the architecture and, in alignment with an understanding of the business requirements, define the envisioned application architecture at a high level, for approval by D&B.

During the Design phase, IBM will work with D&B to define the technical architecture of the target state Transformation environment (Target State Environment Definition). IBM will align with the D&B architects on interface specifications and data interchange (payload) formats and will adhere to mutually agreed and applicable D&B application standards. IBM will be responsible for the design and development of the infrastructure to support the new technologies defined in the Target State Environment Definition. IBM Operations will be responsible for the implementation of the network architecture required to obtain the Target State Environment Definition. IBM Transformation will act in a support role in this area, and will provide the necessary information through capacity planning and management of performance testing activities. IBM Transformation and IBM Operations will then work together to provide a smooth deployment of the Target State Environment Definition infrastructure at IBM's in-scope global delivery centers as applicable.

SYSTEM, INTEGRATION, AND PERFORMANCE TESTING

IBM will develop a test strategy to address each of the systems involved in the Transformation effort. D&B and IBM will then determine the test cases necessary to develop testing for system, integration, and performance testing within the scope of their respective roles and responsibilities.

During the "Testing" phase, D&B will be responsible for the system, integration, and performance testing of legacy systems to validate correct processing of extract files. IBM will be responsible for the system, integration, and performance testing of the Transformation application-side interfaces as well as the configured functionality of the integrated desktop application. Where performance issues arise, IBM and D&B will jointly work to determine the root causes and address these issues, within the scope of their roles and responsibilities, through tuning or other efforts.

TRAINING

IBM will develop a training strategy, training curriculum, and paper-based training materials that reflect Transformation business process and technologies. IBM will also conduct "train-the-trainer" training for management and training teams in the IBM global delivery centers. Operations personnel identified in the delivery centers will be responsible for conducting End-User application training. In the "Training Delivery" phase, the IBM Operations team will be responsible for the management of Training Delivery logistics. Training materials will be developed by IBM in the required languages (defined by IBM, and approved by IBM) during the Benefits & Initiative Validation phase. D&B is responsible for providing End User training environments for its legacy applications.

UAT AND DEPLOYMENT PLANNING

User Acceptance Testing ("UAT") will be conducted to validate that process and system functionality support D&B's business requirements as jointly defined by the Parties in the Benefits & Initiative Validation and Design phases. IBM will assist D&B in the development of user acceptance test criteria and scenarios for test execution. IBM will manage the UAT process and D&B will test uploads and data transfers as required, validate proper execution of systems rules, and validate

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data accuracy as it relates to business policies and business rules. In planning for deployment, the IBM deployment manager will work with the Transformation team and IBM global delivery centers to define a deployment approach.

POST IMPLEMENTATION SUPPORT

Upon deployment of the target Transformation solution, IBM shall provide three
(3) months' post implementation support upon `go-live' of the final Transformation environment to IBM Operations. IBM's implementation consultants will work in conjunction with the IBM Operations team to provide for a smooth transition to the target state environment.

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C.    KEY MILESTONES AND DELIVERABLES

IBM will deliver Transformation capabilities and Deliverables at key milestones in the Transformation program. The following high-level Gantt chart demonstrates planned timelines for delivery of each initiative:

                            TRANSFORMATION APPROACH

                                   [BAR CHART]

The following chart outlines key delivery capabilities and Deliverables at each milestone:

    KEY MILESTONE                              DELIVERABLES
Benefits & Initiative              * Current State Assessment
Validation
                                   * Target State Environment Definition

                                       -- Business capability requirements

                                       -- Solution architecture definition

                                       -- Organizational realignment plan

                                   * Transformation Benefits Realization Model

                                   * Change Management Approach

                                   * Transformation Project Plan

                                   * Transformation Program Governance

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
     KEY MILESTONE                             DELIVERABLES
Initial Transformation             Self-Service & Routing
Deployment
                                   * Web-Based Self-Service Capabilities

                                   * IVR Enhancements

                                   * Voice Interaction Functionality

                                   Business Process Improvement

                                   * Consistent Business Rule Application

                                   * Standardized Business Process

                                   * Organizational Realignment

                                   * Universal Reps

Final Transformation               Integrated Desktop Solution
Deployment
                                   *  Integrated Desktop Application

                                   *  Knowledge Management

                                   *  Data Management

                                   *  Business Rule Automation

Post Implementation                *  Application Support
Support
                                   *  Knowledge Transfer

SOLUTION DESCRIPTION

The envisioned solution that supports the benefits achieved through Transformation is defined by Self-Service and Routing enhancements and the implementation of an Integrated Desktop Solution. The solution will provide a single point of entry to D&B-owned legacy applications using commercially available industry standard applications.

The drivers of this application architecture are:

      - Flexibility to support existing and future business requirements through the use of package software that can be enabled through configuration vs. customization;

      - Component-based architecture to decrease interdependencies and allow replacement of legacy systems over time; and

      - Support for consistent and standardized global processes, allowing for application of local policies.

Features of this solution are:

      - The multi-media Contacts from the web (including chat and web callback), IVR, email, and telephony will be channeled through the same media interaction server and delivered as work items to the agent's integrated desktop;

      - The desktop will be integrated to the legacy systems through the business logic and middleware (Websphere) application, which will allow the presentation of necessary data within the same application;

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      -     The Websphere application and middleware will provide real-time access, where applicable, to the necessary systems while the agent or Customer is in the transaction;

      - Information is updated to the Integrated Desktop Solution, D&B CRM application, legacy applications, and data storage centers as needed, allowing for reporting, monitoring, and dynamic tracking; and

      - The desktop will provide a holistic view of case or Contact management operations.

IBM will be responsible for the selection of technology components in the application architecture, which will be managed in the IBM global delivery centers. These components are:

      -     Siebel version 7.5 or above for desktop application

      -     Citrix for terminal emulation of applications, as required

      -     Internet Explorer v 6.x or greater

      - Websphere for integration, business rule management, and web services

      -     Genesys for multi-channel contact routing, CTI and reporting

      -     IBM testing tool recommendation

      -     IBM tax tool recommendation

      -     IBM reporting tool recommendation

      -     IBM data management tool recommendation

      -     IBM knowledge management recommendation

      -     Lotus Notes

      -     Efax

      -     Etalk

      -     IEX Totalview or TCS workforce management application

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                               [FLOW CHART]

The Transformation architecture will be supported by the in-scope IBM global delivery centers and the existing D&B data centers which house legacy applications. Although the architectures will remain separate, transaction access will be seamless to the End User.

The overall Transformation solution will be delivered in two (2) phases; these phases are described below:

-     Initial Transformation Deployment; and

-     Final Transformation Deployment.

INITIAL TRANSFORMATION DEPLOYMENT

SCOPE

The Initial Transformation Deployment will be focused on the Contact Center Service area and will address the people, process, and technology dimensions of Transformation, in line with the project timeline set forth in the Gantt chart shown in Section C of this Attachment A-7-3, in the following ways:

PEOPLE

IBM will implement an organizational and operational structure to coincide with the Initial Transformation Deployment. This foundational alignment is critical to the successful delivery of the target state vision of the new organizational group.

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PROCESS

IBM will deploy a target state business process in this phase and shall implement the accompanying IVR and self-service technology enhancements. The processes will be standardized to the extent achievable within the project timeline set out in the Gantt chart shown in Section C of this Attachment A-7-3, and IBM will apply business rules consistently so as to enforce a consistent channel experience with the desktop upon the deployment of the Final Transformation solution.

TECHNOLOGY

IBM will deploy the IVR and Web technology enhancements in alignment with the business process improvements and consistent business rule application. Specific languages and their use in each applicable technology will be defined by IBM in the Benefits & Initiative Validation phase, and approved by D&B.

SOLUTION

Based upon benefits projected for each set of capabilities, IBM and D&B will jointly determine scope for the Initial Transformation deployment. IBM will provide at least the in-scope capabilities that exist in D&B's current environment as of the Effective Date, unless those capabilities are not applicable to the Transformation environment (for Contact Center, Transaction Processing, and Data Programming).

The following capabilities will be evaluated by IBM and D&B during the Benefits & Initiative Validation phase:

Contact Center Services

                                                SYSTEM (IF
  INITIATIVE               FEATURE              DETERMINED)                         DESCRIPTION
------------------------------------------------------------------------------------------------------------------------
Business                 Universal Reps       Automated          Consolidation of resources to a universal type of
Process                                       through Genesys,   agent. By leveraging this common skill set and
Improvement                                   WFM system         removing the barriers of team silos, the new structure
                                                                 will allow for the most effective handling of work
                                                                 items and workforce management and staffing. This
                                                                 includes hiring profiles for agents, universal agent
                                                                 scheduling for Contact Center functions and agent
                                                                 competency certification. Agent competency
                                                                 certification will be developed by IBM for approval by
                                                                 D&B.

                         Application of       Siebel / WBI       Standardized implementation of business rules,
                         Consistent                              policies, and guidelines relevant to the transaction
                         Business                                types implemented in the Self-Service & Routing
                         Rules                                   initiative.

 Self-Service &          Routing              Genesys            Improved call routing and reduction of misdirected
 Routing                 Enhancements                            Contacts. Improved routing

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
                                                SYSTEM (IF
  INITIATIVE               FEATURE              DETERMINED)                         DESCRIPTION
------------------------------------------------------------------------------------------------------------------------
                                                                 accuracy and distribution over a virtual
                                                                 Contact Center architecture.

                         Call Blending        Genesys /          A blended call routing strategy to support
                                              Siebel             maximum use of agents'resources

                         Contact
                         Monitoring           eTalk /            Contact monitoring capabilities:
                                              Witness
                                                                 -  Remote and local capabilities

                                                                 -  Multimedia recording of voice, chat, and collaboration
                                                                    sessions including data interaction

                                                                 -  Monitoring of voice, chat, and collaboration
                                                                    interactions for quality assurance and training
                                                                    purposes

                                                                 -  Record of Contact, by agent or by campaign

                                                                 -  Assign classifications and comments to recording for
                                                                    easy retrieval

                                                                 -  Voice playback to collect data for
                                                                    certain call types

                                                                 Outbound dialer capabilities:

                         Outbound                                -  Predictive, preview and power dialing capabilities
                         Dialer
                                                                 -  Positive voice, fax, modem, pager, and answering
                                                                    machine detection

                                                                 -  Call list management

                         IVR                  IVB / IBM          Interactive Voice Response capabilities:
                         Enhancements         Speech
                                              Interaction        -  Speech localization for self-service
                                              Application           applications

                                                                 -  Pre-recorded messages

                                                                 -  Database look-ups

                                                                 -  Speak and spell functions through speech
                                                                    recognition and text to speech integration

                                                                 -  Boolean logic

                                                                 -  Real-time and historical queue statistics

                                                                 -  Branch logic

                                              IVB / IBM          IVR enhancements:
                                              Speech
                                              Interaction           -  Automatic Contact Distribution for
                                              Application              routing of Contacts including voice,
                                                                       e-mail, web call back, web chat and web
                                                                       collaboration


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

                                                SYSTEM (IF
 INITIATIVE              FEATURE               DETERMINED)                          DESCRIPTION
-----------------------------------------------------------------------------------------------------------------------
                                                                    -  Route calls based on the dial number
                                                                       (DNIS) and/or calling party(ANI)

                                                                    -  Agent skills

                                                                    -  Customer profile

                                                                    -  Service Levels

                                                                    -  User-defined rules.

                                                                    -  Overflow routing

                                                                    -  Call re-routing based on queue
                                                                       statistics

                                                                    -  Abandoned call recuperation

                                                                    -  Multi-site routing

                                                                    -  Queue music and message capabilities

                                                                    -  Dynamic call routing capabilities

                                                                 Voice mail capabilities to handle inbound
                                                                 Contacts during long queue times and after
                                                                 hours.

                         Web Self-Service     Siebel and/or      Expansion of existing functionality via the use of
                         Enhancements         WBI                Siebel / WBI to increase the level and options of
                                                                 self-service, as applicable:

                                                                 - Enhanced ordering capabilities

                                                                 - Enhanced billing Inquiry & payment
                                                                   capabilities

                                                                 - Enhanced dispute resolution capabilities

                                                                 - Utilization of business logic to improve
                                                                   Customer data accuracy

Reporting                IVR, Web             Web / WBI          Industry standard transactional and analytical reports
                                                                 deemed necessary to critical business operations. The
                                                                 type, number, and detail of these reports will be
                                                                 determined in the Benefits & Initiative Validation
                                                                 phase. IBM will not implement any specialized
                                                                 analytical modeling applications, however will provide
                                                                 a data feed in an agreed upon format for use by D&B
                                                                 with internal applications.

Application              Real-time            TBD                Real-time validation and edits where deemed necessary
Architecture             validation and                          for critical business operations and return on
                         edits                                   investment (ROI).

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

Data Programming Services

The Transformational activities and enhancements to be implemented by IBM in the Data Programming Service area are described under the paragraph headed Final Transformation deployment below.

Transaction Processing Services

The Transformational activities and enhancements to be implemented by IBM in the Transaction Processing Service area are described under the paragraph headed Final Transformation deployment below.

FINAL TRANSFORMATION DEPLOYMENT SCOPE

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

The Final Transformation Deployment is focused on the Contact Center, Data Programming, and Transaction Processing Service areas and will address the people, process, and technology dimensions of Transformation, in accordance with the project timeline set out in the Gantt chart shown in Section C of this Attachment A-7-3, in the following ways:

PEOPLE

IBM will implement an organizational and operational structure to align with the Initial Transformation Deployment. This foundational alignment is critical to the successful delivery of the proposed target state vision of the new organizational group.

PROCESS

IBM will deploy a target state business process in this phase and implement the accompanying integrated desktop technology. The processes will be standardized to the extent possible within the project timeline set out in the Gantt chart shown in Section C of this Attachment A-7-3. IBM will apply consistent business rules to enforce a consistent channel experience for D&B's Customers. The business areas impacted by, and the specific D&B business processes to be addressed by, the integrated desktop application, are account and hierarchy management, order management, contract management, Contact management, product management, service request management, knowledge management, and business rules workflow and policy enforcement.

TECHNOLOGY

The Integrated Desktop Solution will be deployed by IBM in this phase. This will include an Desktop application integrated to those legacy systems agreed between IBM and D&B during the Benefits & Initiative Validation phase, a new knowledgebase application, and applicable telephony components. The solution will vary by geography.

The Transformation solution will support D&B's Customers in specified languages and countries in scope. Although the base language for the Transformation systems is English, localization will be implemented in up to six (6) languages in the IVR, web applications (where required for Customer interaction), and scripting in the Integrated Desktop Solution. Specific languages and their use in each applicable technology will be defined by IBM and approved by D&B in the Benefits & Initiative Validation phase.

Reporting will be addressed within the Transformation applications. Additional analytical tools will not be implemented as part of the Transformation program.

SOLUTION

Based upon benefits projected for each set of capabilities, IBM and D&B will jointly determine the scope of the Final Transformation deployment. IBM will provide at least the in-scope capabilities that exist in D&B's current environment as of the Effective Date, unless those capabilities are not applicable to the Transformation environment (for Contact Center, Transaction Processing, and Data Programming Service areas).

The following capabilities will be evaluated by IBM and D&B during the Benefits & Initiative Validation phase:

Contact Center

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
                                               SYSTEM (IF
   INITIATIVE                FEATURE           DETERMINED)                         DESCRIPTION
-----------------------------------------------------------------------------------------------------------------------
Business Process         Standardized         Siebel             Implementation of standardized guidelines for business
Improvement              Business Process                        operations and alignment of business process to
                                                                 application functionality, where processes
                                                                 address business global perspective and address the
                                                                 end-to-end flow of an interaction.

                         Application of       Siebel and /       Business rules application supports the environment of a
                         Consistent           or WBI             consistent, quality Customer interaction by providing the
                         Business Rules                          link between the automated processes and the live agent
                                                                 processes. Business rules to be implemented and maintained leveraging Siebel standard packaged functionality wherever possible. Wherever possible, existing standard packaged
                                                                 Siebel system administration functions will be used to
                                                                 accommodate business rules.

Integrated Desktop       CTI                  Genesys            Computer Telephony Integration with screen-pop,
Solution                                      integrated         data collections, and agent scripting.
                                              with
                                              Siebel

                         Integrated           Siebel             Consolidation of desktop functions to the maximum extent
                         Desktop                                 possible, including interface points to the required
                         Application                             applications, will provide agents, management, and
                                                                 external Customers with access to data in a consistent and intuitive manner. Solution will vary by geography.

                         Account Management   Siebel             Management of D&B accounts and account hierarchies with
                                                                 Management synchronization to the D&B CRM system.

                         Email Management     Siebel/            Email response management handled through the
                                              Genesys            Siebel and Genesys applications to allow agent "addresses"
                                                                 to be branded with the D&B information. Inbound and outbound emails pass through the Siebel / Genesys systems to leverage the automated management, response, templates, and
                                                                 acknowledgement of the interaction.

                         Fax Management       Siebel /           Faxes to flow through the new systems to provide for
                                              Genesys / Fax      proper handling of the interaction. Tracking, workflow,
                                              Server             and maintenance of faxes to be

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
                                               SYSTEM (IF
INITIATIVE                     FEATURE         DETERMINED)                         DESCRIPTION
-----------------------------------------------------------------------------------------------------------------------
                                                                 handled through the agent desktop.

                         Agent User           Siebel             Agent UI for in-scope agents in the languages
                         Interface (UI)                          determined by IBM in the Benefits & Initiative Validation
                                                                 phase. Stored data to be displayed in original language
                                                                 entered.

                         Agent scripting      Siebel             Agent scripting to facilitate data capture in
                                                                 identified languages in scope.

                         Service Request      Siebel             Service Request management using Siebel's standard
                         Management                              functionality. This includes the ability to record
                                                                 details, track service requests, route accordingly, and
                                                                 record call dispositions. Automated workflows to
                                                                 support defined processes in scope.

                         Contact Management   Siebel             Management of D&B Contacts and contact
                                                                 history with synchronization to the D&B CRM system.

                         Product              Siebel             Product catalog, hierarchy and pricing through the Siebel
                         Management                              desktop. These products include reports, updates, credit
                                                                 checks & validations, incorporation information, etc.
                                                                 and have a price, discount structure, and taxes associated with them. The Siebel product catalog will drive toward a
                                                                 standardized definition of legacy data element definition.

                         Campaign             Siebel             Campaign tracking and reporting. File uploads and
                         Management                              downloads will be available in an agreed upon format and
                                                                 according to a specified time interval.

                         Knowledge            Siebel or IBM      As needed to support self-service functionality, the
                         Management           selected KM        knowledge base will be localized for ease of use by
                                              Application        Customers and Contact Center agents. The same tool will
                                                                 be utilized to create, maintain and make visible data in
                                                                 the knowledgebase.

                         Workforce            IEX                The existing WFM application to be integrated with the CTI
                         Management (WFM)                        solution to allow productivity monitoring on a real-time
                                                                 basis and to allow for forecasting and scheduling.

                         Customer             N/A                IBM will identify areas of the survey questionnaire

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
                                               SYSTEM (IF
     INITIATIVE                 FEATURE        DETERMINED)                                   DESCRIPTION
-----------------------------------------------------------------------------------------------------------------------------------
                         Satisfaction                          which address specific areas of measurement for D&B to implement in
                         collection and                        the target environment. IBM will identify opportunities for
                         reporting system                      improvement and automation of Customer satisfaction collection and reporting processes. The focus of improving Customer satisfaction will be on outlier results from eTalk or Witness.

Reporting                Reporting and      Siebel Genesys     Industry standard transactional and analytical reports deemed
                         Service Level      Web                necessary to critical business operations. The type, number, and
                         Tracking                              detail of these reports will be determined in the Benefits &
                                                               Initiative Validation phase. IBM will not implement any specialized analytical modeling applications, however will provide a data feed in an agreed upon format for use by D&B with internal applications.

Application              Real-time          TBD                Real-time validation and edits where deemed necessary for critical
Architecture             validation and                        business operations and return on investment (ROI).
                         edits

                         Data Management    Data Management    Implementation of a robust and flexible toolkit which allows for
                         & Cleansing        Tool selected      data validation, mapping, standardization of data elements to the
                                            by IBM             extent possible prior to upload into legacy systems.

                         Quality            Data Management    Validation of data prior to upload into new applications and
                         Assurance Process  Tool selected      download to legacy data feeds. Implementation of critical audit and
                                            by IBM/ WBI        QA points as determined by IBM within the new processes.

Data Programming Services

IBM's Transformation efforts in this area will be focused on process standardization, enhanced reporting, and access to desktop functions to improve service request management.

                                               SYSTEM (IF
     INITIATIVE                 FEATURE        DETERMINED)                                   DESCRIPTION
------------------------------------------------------------------------------------------------------------------------------------
Business Process         Process              N/A               Consolidation of common global functions to maximize operational
Improvement              Standardization                        scale and efficiencies to the extent possible within the project timeline.

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
                                               SYSTEM (IF
     INITIATIVE                 FEATURE        DETERMINED)                                   DESCRIPTION
------------------------------------------------------------------------------------------------------------------------------------
                         Business Process                       Implementation of enhanced processing procedures and technology in
                         Improvement                            inbound centers. Addresses pre-load of business rules, data mapping data cleansing, data updates through the use of the Siebel EIM /
                                                                EAI application and / or WBI.

                         Consistent                             Relevant to the transaction types implemented by business
                         Application of                         operations, standardization of policy and guideline Business Rules.
                         business rules

Reporting                Report Requests      Siebel EIM / WBI  Standardization of reporting and base queries.

Integrated Desktop       Service Request      Siebel            Service Request management using Siebel's standard functionality.
Solution                 Management                             This includes the ability to record details, track service requests, route accordingly, and record call dispositions. Automated workflows to support defined processes in scope.


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Transaction Processing Services

IBM's Transformation efforts in this area will be focused on increasing the timeliness, completeness and accuracy of data prior to the upload into the legacy systems. Initiatives evaluated for Transformation include outbound dialing or email reminders, file validation and pre-processing through front-loaded applications and/or middleware, enforcement of data standards and inputs, data mapping, cross referencing and/or standardization. Transformational initiatives will focus on the timely receipt and processing of data files, the reduction of exceptions, problems and manual intervention of files and data processing, and increased accuracy and standardization of data elements.

                                               SYSTEM (IF
     INITIATIVE                 FEATURE        DETERMINED)                                   DESCRIPTION
------------------------------------------------------------------------------------------------------------------------------------
Business Process         Process              Siebel / WBI      Consolidation of common global functions to maximize
Improvement              Standardization                        operational scale and efficiencies to the extent
                                                                possible within the project timeline.

Data Management                                                 Implementation of enhanced processing procedures and technology in inbound Transaction Processing centers. This includes pre-load of business rules, data mapping, data cleansing, data updates through the use of the Siebel EIM / EAI application and / or WBI.

                                                                Relevant to the transaction types implemented the business operations, standardization of policy and guideline business rules.

                         Data Cleansing       Data Management   Implementation of a robust and flexible toolkit which allows for
                                              Tool selected     data validation, mapping, standardization of data elements prior to
                                              by IBM            upload into legacy systems.

                         Data Quality         Siebel / WBI      Application of business rules and pre-upload logic to
                         Management                             manipulate data, check files, validate file and data,
                                                                and pre-process data prior to entry into legacy systems.

KEY DEPENDENCIES

IBM has key dependencies on D&B in the following areas for the Initial and Final Transformation deployments:

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BUSINESS PROCESS, CHANGE MANAGEMENT, & BENEFITS REALIZATION

- D&B will provide business rules and policies to be implemented within the new design.

-     D&B will provide existing and target product definition and pricing rules.

- D&B will provide business rules and policies / procedures to which D&B adheres at the commencement of the Benefits & Initiative Validation phase. In addition, D&B will be responsible for defining business rules to be automated within the application functionality and associated workflow. D&B will responsible for establishing or refining policies and procedures in conjunction with resultant business process changes.

- D&B will provide existing metrics and volumes currently collected for identified transactions.

- D&B will provide applicable tax rules which need to be supported by a selected tax package.

ROUTING & IVR

- D&B's existing Intervoice Bright (IVB) systems will be maintained at a supported commercial release version and be maintained at this state throughout the Transition Period. The current IVB IVR application and hardware/software will remain intact and maintained by D&B until the Initial Transformation solution deploys. Equipment upgrade costs will be borne by D&B.

- D&B will provide existing routing business rules at the commencement of the Benefits & Initiative Validation phase for evaluation of the target state solution.

WEB

- To integrate IBM systems software into D&B web applications, the preferred method will be through web services. Where the web applications need to be changed to comply with the agreed Transformation project plan, D&B will change web applications to enable web services.

- Any agreed links, changes/modifications to the D&B corporate website required to support the new functionality will be implemented by D&B.

DATA CONVERSION / SYSTEM INTEGRATION

- D&B will provide access to source system APIs, schemas, and data to the IBM conversion team members, as required by the Transformation project plan, in the Benefits & Initiative Validation phase.

- As required by the Transformation project plan, D&B will provide an Enterprise Standard Integration Toolkit and supporting documentation which will provides full access to all required functionality of the legacy applications at the server/business logic or database levels.

- D&B IT will provide Enterprise Data Definitions for all applicable data fields prior to the Design phase of each applicable technology.

- D&B IT will provide fully functional APIs, as required by the Transformation solution and project plan, prior to the Design phase of each applicable technology.

- As required by the Transformation project plan, D&B IT will have completed all testing on new APIs, Interfaces and Toolkit enhancements prior to the Design phase of each applicable technology.

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

- Where required by the Transformation solution, D&B will develop export and import routines according to a commonly agreed interface specification for its legacy applications determined in Transformation solution scope.

- Where required by the Transformation solution, D&B will support the definition of new data elements required for the implementation of the new technologies in its legacy systems; D&B is responsible for system modifications required of D&B legacy systems in support of the Transformation requirements.

- Where required by the Transformation solution, D&B will provide, for relevant legacy applications, a fully functional XML protocol interface for external systems integration.

- All D&B data definitions and enterprise architectural standards relevant to the scope of the Transformation program will be provided to IBM upon request and regularly updated.

- D&B is responsible for the cleansing and reconciliation of data extracted from its source system business applications. Where required by the Transformation solution, D&B will ensure that its source system owners or representatives will cleanse all data before the IBM Transformation team receives it.

- D&B is responsible for defining the rationalization and merging of business rules. IBM will rationalize and merge data on the desktop side as a result of the merging of multiple source files that may contain the same data elements, provided that in doing so there shall be no adverse impact on the quality of the data.

- IBM and D&B will work together to validate data integrity in end-to-end transactions within the scope of their roles and responsibilities in System Integration and Data Conversion during the Build, Testing, and Deployment phases.

EMAIL MANAGEMENT

-     D&B will provide standard POP3 interfaces to required applications.

KNOWLEDGE MANAGEMENT

- Existing KM system will continue to be maintained and updated by D&B until the time at which the transference of data and information is complete.

- D&B will provide IBM with full access to internal KM sites and toolkits at the commencement of the Benefits & Initiative Validation phase.

- D&B will provide a single point of contact / responsibility for all interactions regarding the update, maintenance and conversion of the existing knowledge management application.

TRAINING / UAT

- D&B will provide the necessary training and testing environments required for each of the legacy applications within the scope of the Transformation solution.

- IBM and D&B will jointly define the data to include in training exercises and test.

APPLICATION / TECHNICAL ARCHITECTURE

      - D&B will support and maintain voice / data connectivity required to complete IVR and Web Technology testing to legacy systems.

D&B / IBM Confidential

                                    A-7-3-29

      - D&B will provide Development / Unit Test, System Test, Integration Test, Training, and Performance Test environments for its legacy applications, including maintaining and supporting connectivity to these environments throughout all phases of the Transformation Program.

      - D&B will provide sample data and Customer records to allow for accurate testing of new technology. Data volumes must be appropriate for the type of testing to be performed (e.g., full volume files may be required for performance testing).

D&B / IBM Confidential

                                    A-7-3-30

D. TRANSFORMATION PROGRAM GOVERNANCE

PROGRAM GUIDELINES

*

-     *

-     *

-     *

-     *

-     *

-     *

-     *

-     *

PROJECT ADMINISTRATION

-     *

-     *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-3-31

-     *

-     *

TRANSFORMATION TEAM ORGANIZATION

-     *

-     *

-     *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-3-32

The IBM organizational structure including key Transformation team roles is as follows:

                         TRANSFORMATION TEAM STRUCTURE

                                  [FLOW CHART]

*

D&B ROLES & RESPONSIBILITIES

IBM will, where appropriate, work jointly with D&B as an integrated team to achieve program objectives and deliver the benefits of Transformation to D&B. D&B's leadership and/or participation is expected in the following capacities:

- Program Management - Management of project plan, governance, issue resolution, risks, and quality

- Business Process Improvement - Process redesign, business rules, product definition and pricing, change management

- System Integration and Data Conversion - development of interfaces and data conversion routines to support the integrated solution

- Testing - system, integration, and performance test of legacy applications to achieve end-to-end transaction functionality and performance

- Architecture - environment setup and management for development of the Transformation applications

-     Deployment planning - training planning & delivery, operations support

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-3-33

*

           PHASE                 D&B ROLE                                      D&B RESPONSIBILITY
------------------------------------------------------------------------------------------------------------------------------
*                         *                      -     *

                                                       -     *

                                                       -     *

                                                       -     *

                                                       -     *

                                                 -     *

                          *                      -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *


D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-3-34

           PHASE                 D&B ROLE                                      D&B RESPONSIBILITY
---------------------------------------------------------------------------------------------------------------------------------
                          *                      -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                          *                      -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                          *                      -     *

                                                 -     *

                                                 -     *

                          *                      -     *

                                                 -     *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-3-35

           PHASE                 D&B ROLE                                      D&B RESPONSIBILITY
----------------------------------------------------------------------------------------------------------------------------------
                                                 -     *

                          *                      -     *

                                                 -     *

                                                 -     *

                          *                      -     *

                                                 -     *

*                         *                      -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                          *                      -     *

                                                 -     *


D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-3-36

           PHASE                 D&B ROLE                                      D&B RESPONSIBILITY
------------------------------------------------------------------------------------------------------------------------------
                          *                      -     *

                                                 -     *

*                         *                      -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                          *                      -     *

                          *                      -     *

                                                 -     *

                                                 -     *

                          *                      -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-3-37

         PHASE                   D&B ROLE                                          D&B RESPONSIBILITY
------------------------------------------------------------------------------------------------------------------------------
                                                 -     *

                                                 -     *

*                         *                      -     *

                                                 -     *

                                                 -     *

                          *                      -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                          *                      -     *

                                                 -     *

*                         *                      -     *

                                                 -     *

                                                 -     *

                                                 -     *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-3-38

       PHASE                     D&B ROLE                                   D&B RESPONSIBILITY
--------------------------------------------------------------------------------------------------------------------------------
                          *                      -     *

                          *                      -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                                                 -     *

                          *                      -     *

                                                 -     *

*                         *                      -     *

                                                 -     *

                          *                      -     *

                                                 -     *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-3-39

   PHASE                        D&B ROLE                                  D&B RESPONSIBILITY
-------------------------------------------------------------------------------------------------------------------------
                          *                      -     *

                                                 -     *

                                                 -     *

                          *                      -     *

                          *                      *

                                                 -     *

                                                 -     *

                                                 -     *


*

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                    A-7-3-40

E. ACCEPTANCE FRAMEWORK

At the beginning of each phase, acceptance criteria will be defined for each Deliverable in that phase. Upon the completion of each phase, IBM will conduct a formal checkpoint with D&B to confirm the completion of key Deliverables and establish a reasonable justification for moving into the next phase. IBM will distribute to D&B the Deliverables and sign-off documentation required at each checkpoint.

BENEFITS & INITIATIVE VALIDATION

The phase-end review for the Benefits & Initiative Validation phase will confirm the completion of the following key Deliverables:

      -     Current State Assessment

      -     Target State Environment Definition

               -  Business capability requirements

               -  Solution architecture definition

               -  Organizational realignment plan

      -     Transformation Benefits Model

      -     Change Management Approach

      -     Transformation Project Plan

      -     Transformation Program Governance

REQUIREMENT DEFINITION AND HIGH LEVEL DESIGN

The phase-end review for Requirements Definition and High Level Design phase will confirm the completion of the following key Deliverables:

      -     Integrated Desktop Solution Requirements Definition and High Level
            Design

      -     Web Self Service Requirements Definition and High Level Design

      -     IVR Enhancements Requirements Definition and High Level Design

      -     Data Conversion Requirements Definition and High Level Design

      -     Knowledge Management Requirements Definition and High Level Design

DETAILED DESIGN

The phase-end review for the Design phase will confirm the completion of the following key Deliverables:

      -     Integrated Desktop Solution Detailed Design

      -     Web Self Service Detailed Design

      -     IVR Enhancements Detailed Design

      -     Data Conversion Detailed Design

      -     Knowledge Management Detailed Design

D&B / IBM Confidential

                                    A-7-3-41

      -     Detailed Process Design

      -     Organizational Design

BUILD / UT

The phase-end review for the Build and Unit Test phase will confirm the completion of the following key Deliverables:

      -     Unit Tested Integrated Desktop Solution

      -     Unit Tested Website Enhancements

      -     Unit Tested IVR Enhancements

      -     Unit Tested Data Conversion Programs

      -     Unit Tested Knowledge Management System

TESTING

The phase-end review for the Testing phase will confirm the completion of the following key Deliverables:

      - System Test case execution (including resolution of critical defects)

      - Integration Test case execution (including resolution of critical defects)

      - Performance Test case execution (including resolution of critical defects)

      - User Acceptance Test case execution (including resolution of critical defects)

IBM will work with D&B during the Analysis and Design phases to identify mutually agreeable categories of product and application performance for the website enhancements, IVR enhancements, and Integrated Desktop Solution. These categories will be reviewed and mutually agreed upon at the end of the Design stage to determine appropriate performance metrics by which the performance of the configured software will be measured in order to meet the commercially reasonable business requirements to support D&B's business operations. The performance metrics will include assumptions regarding the hardware and network architecture usage, volumes, system load, CPU capacity, network availability, etc. IBM will conduct performance tests after the software has been configured. IBM and D&B will each tune the software components for which they are respectively responsible, as mutually agreed by the Parties.

DEPLOYMENT

The phase-end review for the Deployment phase will confirm the completion of the following key Deliverables:

      -     Successful Cutover of Integrated Desktop Solution

      -     Successful Cutover of Web Self Service Enhancements

      -     Successful Cutover of IVR Enhancements

      -     Successful Cutover of Data Conversion

      -     Successful Cutover of Knowledge Management Application

      -     Successful Training Delivery

D&B / IBM Confidential

                                    A-7-3-42

      -     Successful Deployment of Realigned Agent Roles and Responsibilities.

D&B / IBM Confidential

                                    A-7-3-43

                               SCOPE/ SITE DETAIL

                                                                                           DEP.                           ARR.
GEO  WORK TYPE  CLUSTER       FUNCTION                                  DEPARTURE        COUNTRY          ARRIVAL      COUNTRY
---  ---------  -------       --------                                  ---------        -------          -------      -------
*    *          *          *                                            *                *                *            *

                                  IN SCOPE/ BASELINE FTES
                                -------------------------------   ----------
                                FTE Baseline   Day 1
                                   (D&B)     (IBM FTE)  Rebadged
                                ------------ ---------  --------  ----------
                                *            *          *         *

                                                                             HR CONSULTATION/ ACTIVITIES
                                                                             ---------------------------
                                            START          END      OFFER EXTENDED  OFFER ACCEPTED  REBADGED START
                                            -----          ---      --------------  --------------  --------------
                                           *             *          *               *       *       *

                                                           KNOWLEDGE TRANSFER
                           --------------------------------------------------------------------------------------
                                        PROCESS MAPPING                             PROCESS IMPROVEMENT
                           ---------------------------------------   --------------------------------------------
                            START            END          D&B SMEs     START            END              D&B SMEs
                           -------         --------       --------   --------         -------            --------
                           *               *              *          *                *                  *

                                                        CURRICULUM AND SIMULATION DEVELOPMENT
                            -------------------------------------------------------------------------------------------
                                          TRAINING DEVELOPMENT                            RAIN THE TRAINER
                                          CC: CLASS ROOM @ D&B                              CC: OJT @D&B
                            --------------------------------------------   --------------------------------------------
                              START            END              D&B SMEs      START           END              D&B SMEs
                            -------          -------            --------      -----           ---              --------

                                                                 INFRASTRUCTURE
                              ---------------------------------------------------------------------------------
                              DATA INSTALLED  VOICE INSTALLED DESKTOP INSTALLED VPN INSTALLED     TESTED/ READY
                              --------------  --------------- ----------------- -------------     -------------
                              *               *               *                 *                  *

                                                        CLASSROOM AND SIMULATED TRAINING AT IBM SITES
                          ----------------------------------------------------------------------------------------------------
                                              CLASSROOM                                             OJT
                          -------------------------------------------------       --------------------------------------------
                            START                  END              D&B SMEs       Start             End              D&B SMEs
                          ---------              --------           --------      -------          -------            --------
                          *                      *                  *             *                *                  *

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                          RAMP UP CHECK POINT        RAMP UP TO 100% EFFECTIVENESS
                          -------------------   -------------------------------------
                          RAMP UP CHECK POINT   START           END          D&B SMEs
                          -------------------   -----           ---          --------
                          *                     *             *              *

                                            D&B FTE Ramp DOWN Counts
                                         (earliest FTE can be released)                       D&B FTE Ramp DOWN Dates
                           --------------------------------------------------------- -----------------------------------------------
                                          CHECK       CHECK      CHECK     FINAL      CHECK      CHECK         CHECK        FINAL
                           BASE FTE      POINT 1     POINT 2    POINT 3  CHECK POINT POINT 1    POINT 2       POINT 3    CHECK POINT
                           --------      -------     -------    -------  ----------- -------    -------       -------    -----------
                           *             *           *          *        *           *          *             *          *

                                                                 HR RELEASE DATES                             100% CALLS/ WORK
                                                          (EFFECTIVE HR RELEASE DATE)                         LOAD TRANSITIONED
                                 ---------------------------------------------------------------------------  -----------------
                                 CHECK POINT 1       CHECK POINT 2        CHECK POINT 3    FINAL CHECK POINT       100%
                                 -------------       -------------        -------------    -----------------       ----
                                 *                   *                    *                *                      *

                                   POST "GO LIVE" SUPPORT                            LANGUAGE SUPPORT
                            --------------------------- ---------------------------------------------------------------------------
                            START      END     D&B SMEs  ENG    ITA    FLEMMISH FRA   DUTCH    GER   ARAB RUS   NORDIC  SPA/POR  TUR
                            -----      ---     --------  ---    ---    ------------   -----    ---   --------   ------  -------  ---
                            *      *           *         *     *       *              *        *     *          *       *        *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

CALL CENTER EU         SEPT               OCTOBER                           NOVEMBER                     DECEMBER
                       ----    ----------------------------   ------------------------------------   --------------
                        27      4       11      18      25      1       8       15      22      29      6       13
                       WK-1    WK 1    WK 2    WK 3    WK 4    WK 5    WK 6    WK 7    WK 8    WK 9    WK 10   WK 11
*                      *       *       *       *       *       *       *      *        *       *       *       *

CALL CENTER EU                                                 DECEMBER                  JANUARY
                                                            -------------   -------------------------------------
                                                             20      27      3       10      17      24      31
                                                            WK 12   WK 13   WK 14   WK 15   WK 16   WK 17   WK 18
                                                            -----   -----   -----   -----   -----   -----   -----
*                                                           *       *       *       *       *       *       *

CALL CENTER EU                                                         FEBRUARY                       MARCH
                                                          -----------------------------   -----------------------------
                                                           7       14      21      28      7       14      21      28
                                                          WK 19   WK 20   WK 21   WK 22   WK 23   WK 24   WK 25   WK 26
                                                          -----   -----   -----   -----   -----   -----   -----   -----
*                                                         *       *       *       *       *       *       *       *

CALL CENTER EU                                                           APRIL                                MAY
                                                             -----------------------------   -------------------------------------
                                                              4       11      18      25      2       9       16      23      30
                                                             WK 27   WK 28   WK 29   WK 30   WK 31   WK 32   WK 33   WK 34   WK 35
                                                             -----   -----   -----   -----   -----   -----   -----   -----   -----
*                                                            *       *       *       *       *       *       *       *       *

CALL CENTER EU                                                          JUNE                            JULY
                                                           -----------------------------   -----------------------------
                                                            6       13      20      27      4       11      18      25
                                                           WK 36   WK 37   WK 38   WK 39   WK 40   WK 41   WK 42   WK 43
                                                           -----   -----   -----   -----   -----   -----   -----   -----
*                                                          *       *       *       *       *       *       *       *


CALL CENTER EU                                                           AUGUST                           SEPTEMBER
                                                        -------------------------------------   -----------------------------
                                                         1       8       15      22      29      5       12      19      26
                                                        WK 44   WK 45   WK 46   WK 47   WK 48   WK 49   WK 50   WK 51   WK 52
                                                        -----   -----   -----   -----   -----   -----   -----   -----   -----
*                                                       *       *       *       *       *       *       *       *       *

CALL CENTER EU                                                          OCTOBER                              NOVEMBER
                                                       -------------------------------------   -----------------------------
                                                        3       10      17      24      31      7       14      21      28
                                                       WK 53   WK 54   WK 55   WK 56   WK 57   WK 58   WK 59   WK 60   WK 61
                                                       -----   -----   -----   -----   -----   -----   -----   -----   -----
*                                                      *       *       *       *       *       *       *       *       *

                                                                           DECEMBER
                                                              -------------------------------------
                                                               5       12            18         26
                                                              WK 62   WK 63        WK 64      WK 65
                                                              -----   -----        -----      -----
*                                                             *       *            *          *


* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

CALL CENTER NA           SEPT           OCTOBER                         NOVEMBER                              DECEMBER
                        ----  ----------------------------   -------------------------------------   -----------------------------
                         27     4      11      18      25     1       8       15      22       29      6      13      20      27
                        WK-1  WK 1    WK 2    WK 3    WK 4   WK 5    WK 6    WK 7    WK 8     WK 9   WK 10   WK 11   WK 12   WK 13
                        ----  ----    ----    ----    ----   ----    ----    ----    ----     ----   -----   -----   -----   -----
*                       *     *       *       *       *      *       *       *       *        *      *       *       *        *

CALL CENTER NA                                                              JANUARY                               FEBRUARY
                                                              -------------------------------------  -------------------------------
                                                               3       10      17      24      31      7       14      21      28
                                                              WK 14   WK 15   WK 16   WK 17   WK 18   WK 19   WK 20   WK 21   WK 22
                                                              -----   -----   -----   -----   -----   -----   -----   -----   -----
*                                                             *       *       *       *       *       *       *       *       *

CALL CENTER NA                                                             MARCH                          APRIL
                                                              ----------------------------   -----------------------------
                                                              7       14      21      28      4       11      18      25
                                                              K 23   WK 24   WK 25   WK 26   WK 27   WK 28   WK 29   WK 30
                                                              ----   -----   -----   -----   -----   -----   -----   -----
*                                                             *      *       *       *       *       *       *       *

CALL CENTER NA                                                                  MAY                                JUNE
                                                                ------------------------------------- -----------------------------
                                                                 2       9       16      23      30    6       13      20      27
                                                                WK 31   WK 32   WK 33   WK 34   WK 35 WK 36   WK 37   WK 38   WK 39
                                                                -----   -----   -----   -----   ----- -----   -----   -----   -----
*                                                               *       *       *       *       *     *       *       *       *
CALL CENTER NA                                                           JULY                                  AUGUST
                                                              -----------------------------   --------------------------------------
                                                               4       11      18      25      1       8       15      22      29
                                                              WK 40   WK 41   WK 42   WK 43   WK 44   WK 45   WK 46   WK 47   WK 48
                                                              -----   -----   -----   -----   -----   -----   -----   -----   -----
*                                                             *       *       *       *       *       *       *       *       *
CALL CENTER NA                                                           SEPTEMBER                         OCTOBER
                                                              -----------------------------   -------------------------------------
                                                               5       12      19      26      3       10      17      24      31
                                                              WK 49   WK 50   WK 51   WK 52   WK 53   WK 54   WK 55   WK 56   WK 57
                                                              -----   -----   -----   -----   -----   -----   -----   -----   -----
*                                                                  *       *       *       *       *       *       *       *

CALL CENTER NA                                                          NOVEMBER                        DECEMBER
                                                                -----------------------------   ----------------------------
                                                                 7       14      21      28      5       12      18      26
                                                                WK 58   WK 59   WK 60   WK 61   WK 62   WK 63   WK 64   WK 65
                                                                -----   -----   -----   -----   -----   -----   -----   -----
                                                                *       *       *       *       *       *       *       *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

DATA PROGRAMMING                                SEPT            OCTOBER                                  NOVEMBER
----------------                                ----   -----------------------------    ------------------------------------
                                                 27     4       11      18       25       1      8       15     22       29
                                                WK-1    WK 1    WK 2    WK 3    WK 4    WK 5    WK 6    WK 7    WK 8    WK 9
                                                ----    ----    ----    ----    ----    ----    ----    ----    ----    ----
*                                               *       *       *       *       *       *       *       *       *       *


DATA PROGRAMMING                                                         DECEMBER                       JANUARY
----------------                                          -----------------------------   -------------------------------------
                                                           6       13      20      27       3      10       17     24       31
                                                          WK 10   WK 11   WK 12   WK 13   WK 14   WK 15   WK 16   WK 17   WK 18
                                                          -----   -----   -----   -----   -----   -----   -----   -----   -----
*                                                       *         *       *       *       *       *       *       *       *

DATA PROGRAMMING                                         FEBRUARY                                 MARCH
----------------                               -----------------------------       -----------------------------
                                                7        14     21      28           7      14      21      28
                                               WK 19   WK 20   WK 21   WK 22       WK 23   WK 24   WK 25   WK 26
                                               -----   -----   -----   -----       -----   -----   -----   -----
*                                              *       *       *       *           *       *       *       *

DATA PROGRAMMING                                                   APRIL                               MAY
----------------                                    -----------------------------    -------------------------------------
                                                     4       11      18      25       2       9       16      23      30
                                                    WK 27   WK 28   WK 29   WK 30    WK 31   WK 32   WK 33   WK 34   WK 35
                                                    -----   -----   -----   -----    -----   -----   -----   -----   -----
*                                                   *       *       *       *        *       *       *       *       *

DATA PROGRAMMING                                                 JUNE                            JULY
----------------                                   -----------------------------   -----------------------------
                                                     6      13      20      27       4      11      18     25
                                                   WK 36   WK 37   WK 38   WK 39   WK 40   WK 41   WK 42   WK 43
                                                   -----   -----   -----   -----   -----   -----   -----   -----
*                                                  *       *       *       *       *       *       *       *

DATA PROGRAMMING                                                  AUGUST                             SEPTEMBER
----------------                                   -------------------------------------   -----------------------------
                                                    1        8       15     22      29       5      12      19      26
                                                   WK 44   WK 45   WK 46   WK 47   WK 48   WK 49   WK 50   WK 51   WK 52
                                                   -----   -----   -----   -----   -----   -----   -----   -----   -----
*                                                  *       *       *       *       *       *       *       *       *

DATA PROGRAMMING                                            OCTOBER                             NOVEMBER
----------------                                  -------------------------------------   -----------------------------
                                                    3       10     17       24     31      7       14      21      28
                                                  WK 53   WK 54   WK 55   WK 56   WK 57   WK 58   WK 59   WK 60   WK 61
                                                  -----   -----   -----   -----   -----   -----   -----   -----   -----
*                                                 *       *       *       *       *       *       *       *       *
* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


DATA PROGRAMMING                                              DECEMBER
----------------                                   ------------------------------
                                                    5       12      18      26
                                                   WK 62   WK 63   WK 64   WK 65
                                                   -----   -----   -----   -----
*                                                  *       *       *       *

TRANSACTION PROCESSING SEPT               OCTOBER                           NOVEMBER                     DECEMBER
                       ----    ----------------------------   ------------------------------------   --------------
                        27      4       11      18      25      1       8       15      22      29      6       13
                       WK-1    WK 1    WK 2    WK 3    WK 4    WK 5    WK 6    WK 7    WK 8    WK 9    WK 10   WK 11
*                      *       *       *       *       *       *       *      *        *       *       *       *

TRANSACTION PROCESSING                                         DECEMBER                  JANUARY
                                                            -------------   -------------------------------------
                                                             20      27      3       10      17      24      31
                                                            WK 12   WK 13   WK 14   WK 15   WK 16   WK 17   WK 18
                                                            -----   -----   -----   -----   -----   -----   -----
*                                                           *       *       *       *       *       *       *

TRANSACTION PROCESSING                                                 FEBRUARY                       MARCH
                                                          -----------------------------   -----------------------------
                                                           7       14      21      28      7       14      21      28
                                                          WK 19   WK 20   WK 21   WK 22   WK 23   WK 24   WK 25   WK 26
                                                          -----   -----   -----   -----   -----   -----   -----   -----
*                                                         *       *       *       *       *       *       *       *

TRANSACTION PROCESSING                                                   APRIL                                MAY
                                                             -----------------------------   -------------------------------------
                                                              4       11      18      25      2       9       16      23      30
                                                             WK 27   WK 28   WK 29   WK 30   WK 31   WK 32   WK 33   WK 34   WK 35
                                                             -----   -----   -----   -----   -----   -----   -----   -----   -----
*                                                            *       *       *       *       *       *       *       *       *

TRANSACTION PROCESSING                                                  JUNE                            JULY
                                                           -----------------------------   -----------------------------
                                                            6       13      20      27      4       11      18      25
                                                           WK 36   WK 37   WK 38   WK 39   WK 40   WK 41   WK 42   WK 43
                                                           -----   -----   -----   -----   -----   -----   -----   -----
*                                                          *       *       *       *       *       *       *       *


CALL CENTER EU  SEPT    OCTOBER                                          AUGUST                           SEPTEMBER
                                                        -------------------------------------   -----------------------------
                                                         1       8       15      22      29      5       12      19      26
                                                        WK 44   WK 45   WK 46   WK 47   WK 48   WK 49   WK 50   WK 51   WK 52
                                                        -----   -----   -----   -----   -----   -----   -----   -----   -----
*                                                       *       *       *       *       *       *       *       *       *

CALL CENTER EU  SEPT    OCTOBER                                         OCTOBER                              NOVEMBER
                                                       -------------------------------------   -----------------------------
                                                        3       10      17      24      31      7       14      21      28
                                                       WK 53   WK 54   WK 55   WK 56   WK 57   WK 58   WK 59   WK 60   WK 61
                                                       -----   -----   -----   -----   -----   -----   -----   -----   -----
*                                                      *       *       *       *       *       *       *       *       *


CALL CENTER EU  SEPT    OCTOBER                                            DECEMBER
                                                              -------------------------------------
                                                               5       12            18         26
                                                              WK 62   WK 63        WK 64      WK 65
                                                              -----   -----        -----      -----
*                                                             *       *            *          *


* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

FINANCIAL SERVICES      SEPT                OCTOBER                        NOVEMBER
------------------      ----    -----------------------------   ------------------------------------
                          27       4      11    18       25      1       8      15      22      29
                        WK -1   WK 1    WK 2    WK 3    WK 4    WK 5    WK 6    WK 7    WK 8    WK 9
                        -----   ----    ----    ----    ----    ----    ----    ----    ----    ----
*                       *       *       *       *       *       *       *       *       *       *

FINANCIAL SERVICES                                               DECEMBER                              JANUARY
                                                       -----------------------------   -------------------------------------
                                                        6      13      20      27        3      10       17     24      31
                                                       WK 10   WK 11   WK 12   WK 13   WK 14   WK 15   WK 16   WK 17   WK 18
                                                       -----   -----   -----   -----   -----   -----   -----   -----   -----
*                                                      *       *       *       *       *       *       *       *       *

FINANCIAL SERVICES                                        FEBRUARY                 MARCH
------------------                        -----------------------------   -----------------------------
                                           7       14       21     28      7        14     21      28
                                          WK 19   WK 20   WK 21   WK 22   WK 23   WK 24   WK 25   WK 26
                                          -----   -----   -----   -----   -----   -----   -----   -----
*                                         *       *       *       *       *       *       *       *

FINANCIAL SERVICES                                       APRIL                              MAY
------------------                             -----------------------------   -------------------------------------
                                                 4       11     18      25      2        9       16     23      30
                                               WK 27   WK 28   WK 29   WK 30   WK 31   WK 32   WK 33   WK 34   WK 35
                                               -----   -----   -----   -----   -----   -----   -----   -----   -----
*                                             *        *       *       *       *      *        *       *       *

                                                               JUNE                          JULY
                                                   ----------------------------    -----------------------------
                                                    6      13      20      27      4       11      18       25
                                                  WK 36   WK 37   WK 38   WK 39   WK 40   WK 41   WK 42   WK 43
                                                  -----   -----   -----   -----   -----   -----   -----   -----
                                                   *      *       *       *       *        *      *       *

                                                             AUGUST                               SEPTEMBER
                                                  -----------------------------------   -------------------------
                                                  1       8       15      22      29      5       12      19      26
                                                  WK44   WK 45   WK 46   WK 47   WK 48   WK 49   WK 50   WK 51   WK 52
                                                  ---   -----   -----   -----   -----   -----   -----   -----   -----
                                                  *     *       *       *       *       *       *       *       *

                                                             OCTOBER                                 NOVEMBER
                                                 ------------------------------------   -------------------------------
                                                 3        10      17     24      31       7       14      21      28
                                                 K 53   WK 54   WK 55   WK 56   WK 57   WK 58   WK 59   WK 60   WK 61
                                                 ----   -----   -----   -----   -----   -----   -----   -----   -----
                                                 *      *       *       *       *       *       *       *       *

                                                              DECEMBER
                                                    ------------------------------
                                                      5      12      18       26
                                                    WK 62   WK 63   WK 64   WK 65
                                                    -----   -----   -----   -----
                                                    *       *       *      *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

CALL CENTER REBADGE        MAY,     JUNE, 2005                     JULY, 2005                        AUGUST, 2005
                          2005 --------------------------  ---------------------------    ------------------------------------
                           30   6     13     20       27    4      11     18      25       1      8        15     22       29
                           WK1 WK2   WK3     WK4     WK5   WK6    WK7    WK8     WK9      WK10   WK11     WK12    WK13    WK14
                           -------   ---     ---     ---   ---    ---    ---     ---      ----   ----     ----    ----    ----
*                          *         *       *       *     *      *      *       *        *      *        *       *       *

CALL CENTER REBADGE                 SEPTEMBER, 2005                   OCTOBER, 2005                           NOVEMBER, 2005
                            ----------------------------    ------------------------------------    ----------------------------
                             5       12      19       26      3      10      17      24     31       7       14      21      28
                            WK15    WK16    WK17    WK18    WK19    WK20    WK21    WK22    WK23    WK24    WK25    WK26    WK27
                            ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----    ----
*                          *         *       *       *     *         *      *       *       *       *       *       *       *


CALL CENTER REBADGE                    DECEMBER, 2005
                            -----------------------------
                             5       12      18     26
                            WK28    WK29    WK30
*                           *       *       *       *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   SCHEDULE B
                                 SERVICE LEVELS

1.    INTRODUCTION

      This Schedule B sets forth certain quantitative Service Levels and Critical Service Levels against which IBM's performance of the Services will be measured. IBM shall perform the Services at or above the levels of performance indicated in this Schedule B. This Schedule also describes the methodology for calculating Service Level Credits that IBM will provide to D&B if IBM fails to meet or exceed any Critical Service Level and such failure is not excused.

2.    DEFINITIONS

      2.1   CERTAIN DEFINITIONS.

            (a) "Business Day" shall mean Monday through Friday from 08:00 to 18:00, Local Market Time, excluding public holidays recognized by D&B in each local market.

            (b) "Critical Service Level" shall mean those Service Levels set forth in this Schedule B that are designated by D&B as "Critical Service Levels". The Critical Service Levels are listed in Exhibit B-5 (Critical Service Levels).

            (c) "Local Market Time" shall mean the time in the local market where D&B or D&B Affiliates are receiving Services.

            (d) "Measurement Period" shall mean, for a Service Level, the period during which IBM shall measure and report on performance against the Service Level.

            (e) "Monthly Performance Report" shall mean a report to be delivered monthly by IBM to D&B assessing and reporting on IBM's performance of the Services as against the Service Levels.

            (f) "Service Level Credit" shall mean a monetary credit payable by IBM to D&B pursuant to this Schedule B on account of an unexcused failure to meet a Critical Service Level.

            (g) "Service Level Default" shall mean any failure of IBM to meet a Service Level or to timely monitor, measure and report its performance against a Service Level unless such failure is excused pursuant to Section 3.5.

      2.2   OTHER TERMS.

            Other terms used in this Schedule B are either defined in the context in which they are used or are defined elsewhere in the Agreement, and in each case shall have the meanings there indicated.

3.    SERVICE LEVEL METHODOLOGY

      3.1   MEASUREMENT TOOLS.

            (a) IBM shall measure its performance against each Service Level using the measurement tools and methodologies identified for such Service Level in Exhibits B-1 through B-4, or such other means as are mutually agreed upon by the Parties. IBM shall have operational, administrative, maintenance, and financial responsibility for all tools required to measure IBM's performance against the Service Levels.

            (b) IBM shall provide D&B, where reasonably available, with on-line, read-only access to the monitoring and performance management data and tools used by IBM to monitor the Services and measure performance against the Service Levels. At a minimum, D&B will continue to have online access to any performance monitoring data to which D&B had online access in the period preceding the Effective Date.

            (c) Unless expressly stated otherwise in Exhibits B-1 through B-3, if a tool or process does not exist as of the Effective Date to measure all elements of a Contact Center, Data Programming, or Transaction Processing Service Level, then:

                  (i) The elements of the Service Level that cannot be measured shall be excluded from the Interim Service Level measurement unless the Parties identify an appropriate measurement tool or process to measure such elements during Transition using the Change Management Process described in Section 13.4 of the Agreement; and

                  (ii) IBM shall develop and implement an appropriate measurement tool or process required to measure all elements of the Service Level prior to the date the Steady State Service Level becomes effective.

      3.2   MEASUREMENT AND REPORTING.

            (a) Except as otherwise specified in Exhibits B-1 through B-4, the Measurement Period for each Service Level shall be a calendar month.

            (b) IBM shall provide to D&B by the 10th day of the month immediately following the relevant Measurement Period a Monthly Performance Report for each Country Location (in an agreed format) with respect to which IBM's performance can be determined in an automated fashion. In the case of Service Levels for which an assessment of IBM's performance requires manual measurement calculations, IBM shall provide D&B an addendum to the Monthly Performance Report by the 15th day of the month immediately following the relevant Measurement Period.

The Monthly Performance Reports shall include notification to D&B of any Service Level Defaults during the month, including an analysis of the root causes of such defaults, the extent to which the same Service Level Default has occurred on previous occasions, associated trend analyses and a description of remedial and/or preventative steps taken or planned to be taken by IBM.

            (c) Upon D&B's request, IBM shall provide, and D&B shall have access to, Service Level data as requested by D&B to verify the accuracy of IBM's Monthly Performance Reports, in machine-readable form suitable for use on a personal computer where practicable without material additional expense.

            (d) The Service Level reports, and any supporting data and information, shall be D&B Confidential Information.

            (e) Except as otherwise stated, all references to time refer to Local Market Time, all references to days refer to calendar days, and all references to months refer to calendar months.

      3.3   FAILURE TO MEET SERVICE LEVELS.

            If IBM fails to meet a Service Level, IBM shall promptly (taking into consideration the severity of the failure):

            (a) investigate, assemble and preserve pertinent information with respect to, and report on the causes of, the problem, including performing a root cause analysis of the problem;

            (b) Provide copies of the root cause analysis and all related documentation of the problem to D&B, upon request;

            (c) Advise D&B, as and to the extent requested by D&B, of the status of remedial efforts being undertaken with respect to such problem;

            (d) Minimize the impact of and correct the problem and begin meeting the Service Level; and

            (e) Take appropriate preventive measures so that the problem does not recur.

      3.4   IMPROVEMENT PLANS.

            Without limiting IBM's other obligations under this Schedule B, if IBM fails to meet any Service Level two or more months in any rolling six month period, IBM shall provide D&B a detailed plan for improving IBM's performance with respect to such Service Level within the first ten (10) Business Days following the second failure. The plan shall be in writing and include detailed descriptions of any required staffing adjustments, process improvements, and enhancements to IBM technology and other resources used to provide the Services. Once the plan is approved by D&B, IBM shall (a) provide the necessary resources and promptly implement the plan and (b) report upon its progress in implementing the plan to D&B on a weekly basis or more frequently if requested.

      3.5   EXCUSED SERVICE LEVEL FAILURES.

            If IBM fails to meet a Service Level and establishes that:

            (a) D&B's failure or that of a D&B third party contractor or subcontractor, to perform one or more of its express responsibilities under the Agreement was the root cause of IBM's failure to meet such Service Level, and IBM used Commercially Reasonable Efforts to perform and achieve the Service Level notwithstanding the presence and impact of such D&B failure; or

            (b) Such failure was excused pursuant to Section 22.5 of the Agreement (Force Majeure);

then such failure shall not constitute a Service Level Default, and IBM shall otherwise be excused from achieving such Service Level for as long as D&B fails to perform such retained responsibility or the Force Majeure Event persists and IBM continues to use Commercially Reasonable Efforts to prevent, overcome, or mitigate the adverse effects of such failure. IBM shall not be excused from a failure to achieve a Service Level other than under this Section 3.5.

      3.6   MULTIPLE SERVICE LEVEL CONDITIONS.

            Where a Service Level includes multiple conditions or components (e.g., components (a), (b), (c)), satisfaction of each and every condition or component (i.e., components (a), (b) and (c)) is necessary to meet the corresponding Service Level.

      3.7   COUNTING BUSINESS DAYS.

            Service Levels that are stated as a number of Business Days shall be measured as follows except as otherwise provided in Exhibits B-1 through B-4:

            (a) For requests, inputs, or other data received before 3:00 p.m. on a Business Day, "1 Business Day" shall mean by the end of the same Business Day.

            (b) For requests, inputs, or other data received after 3:00 p.m. on a Business Day, "1 Business Day" shall mean by the end of the next Business Day.

      3.8   SAMPLE GROUPS.

            Where expressly stated in Exhibits B-1 through B-4, IBM's performance against the Service Levels will be measured using a Sample Group. The "Sample Group" shall be a statistically significant sample, with a 95% confidence level and 4% confidence interval.

      3.9   GLOBAL SERVICE EXCELLENCE.

            (a) In addition to meeting the Service Levels, IBM shall use Commercially Reasonable Efforts to provide the Services at a consistent level of performance across all Country Locations. This includes providing Services for smaller countries with the same accuracy, quality, and timeliness that Services are provided in larger countries such as the U.S., regardless of whether such consistency is required to meet the Service Levels.

            (b) Many of the Service Levels measure IBM's aggregate performance across multiple Country Locations (rather than on a country-by-country basis). In addition to measuring and reporting on IBM's performance against such Service Levels, IBM shall measure and report separately on its performance in each Country Location (e.g., if a Service Level measures response time in Europe, IBM shall measure its performance against that Service Level, and also measure response time for each Country Location in Europe). The more granular country-by-country measurements shall not be considered additional "Service Levels", but rather shall be used for information purposes to track IBM performance of the Services in each Country Location and to assess whether IBM is meeting its obligation to provide consistent Service to all such locations under Section 3.9(a) above.

4.    SERVICE LEVEL CREDIT METHODOLOGY

      4.1   DESIGNATION OF CRITICAL SERVICE LEVELS.

            As of the Effective Date, the Critical Service Levels are identified as such in Exhibit B-5 (Critical Service Levels). D&B shall have the right from time to time to change, in its sole discretion, the designation of any Service Level to a Critical Service Level, or to change the designation of any Critical Service Level to a non-Critical Service Level, no more frequently than quarterly, and upon ninety (90) days' written notice to IBM. For any Service Level changed to a Critical Service Level, D&B may in its discretion designate the applicable Critical Service Level Percentage, subject to the limitation described in Section 4.2(b)(i).

      4.2   SERVICE LEVEL CREDITS.

*

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

*

      4.3   SPECIAL REVENUE COMMITMENT SERVICE LEVELS.

*

      4.4   NOTIFICATION AND PAYMENT OF SERVICE LEVEL CREDITS.

            (a) IBM shall identify each Critical Service Level Default occurring in a month in the Monthly Performance Report issued during the following month.

            (b) For each Service Level Credit that D&B elects to receive pursuant to this Schedule B, IBM shall provide such credit to D&B on the invoice for the calendar month immediately following D&B's election. If there will be no further invoice, IBM will pay the amount of the Service Level Credit to D&B within thirty (30) calendar days after the date of the last invoice.

5.    ADDITIONS AND MODIFICATIONS TO SERVICE LEVELS

      5.1   GENERAL.

            In response to changes in D&B's business needs, or to reflect changes in or evolution of the Services, the Parties shall add, delete or change Service Levels during the Term in order to ensure that the Service Levels provide a fair, accurate and consistent measurement of the full range of IBM's performance of the Services throughout the Term.

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

      5.2   NEW SERVICE LEVELS.

            (a) New Service Levels may be implemented after both Parties have agreed to the means by which the Service Levels are to be measured and the tools that will be used for such measurement.

            (b) Promptly after the Parties have agreed on the measurement methodology, IBM will measure current performance relative to the new Service Level for six (6) months (i.e., IBM will develop six (6) monthly measures for the Service Level).

            (c) After the six monthly measurements have been obtained, the new Service Level will be set to the average of the six (6) measurements, provided that in no event will the new Service Level be less than IBM's standard service level (if any) for the same Service.

            (d) IBM agrees to use all Commercially Reasonable Efforts to begin the six (6) month measurement period as promptly as possible following identification of the new Service Level. IBM further agrees to use all Commercially Reasonable Efforts to achieve the highest possible Service Levels during the measurement period.

            (e) For new Service Levels that apply to Services in existence as of the Commencement Date, IBM shall not reduce the level of resources dedicated to performing such Services during the measurement period described in this Section 5.2.

      5.3   AUTOMATIC ADJUSTMENTS TO THE SERVICE LEVELS.

            At the commencement of each Contract Year beginning with the second Contract Year, each Service Level (other than those that have been excepted from the automatic reset requirements by mutual agreement of the Parties, as indicated in Exhibits B-1 through B-4) will be reset to the better of: (a) the average of the monthly measurements for such Service Level for the six (6) months of the previous twelve (12) months that reflect the best performance for such twelve (12) month period, and (b)(i) for Service Levels expressed in terms of "at least xx%," the existing Service Level plus seven percent (7%) of the difference between the Service Level and one hundred percent (100%), or (ii) for Service Levels expressed in terms of "less than xx%" or in terms of speed or elapsed time, the existing Service Level minus seven percent (7%) of the difference between the Service Level and zero (0). Notwithstanding the foregoing, no Service Level will be changed by more than ten percent (10%) of the difference between the existing Service Level and one hundred percent (100%) or zero (0), whichever is applicable as provided above, unless the Parties specifically agree to waive the ten percent (10%) limitation. For the avoidance of doubt, in no event shall the foregoing automatic adjustment result in a worsening of a Service Level from D&B's perspective.

6.    SERVICE LEVEL CODES

      Each of the Service Levels in Exhibit B-1 (Contact Center Service Levels), Exhibit B-2 (Data Programming Service Levels), and Exhibit B-3 (Transaction

Processing Service Levels) has been designated with a letter code in the applicable "Code" column. This Section 6 describes the terms and conditions that shall apply to each such letter code.

      6.1   CODE "A" SERVICE LEVELS

            The following shall apply to each Service Level with a Code "A" designation:

            (a) The Service Level shall be effective beginning on the applicable Service Commencement Date of the Services, or portion of the Services, covered by such Service Level; and

            (b) For the Contact Center Service Levels in Exhibit B-1 only, for the first 90 days following the Service Commencement Date, no Service Level Credit will be assessed against IBM for missing the Service Level in a month, unless IBM's performance falls below eighty-five percent (85%) of the Service Level in that month.

      6.2   CODE "B" SERVICE LEVELS

            The following shall apply to each Service Level with a Code "B" designation:

            (a) The Interim Service Level shall be effective beginning on the applicable Service Commencement Date of the Services, or portion of the Services, covered by such Service Level;

            (b) The Steady State Service Level shall be effective (and replace the Interim Service Level) after the following time periods:

                  (i) For Services primarily performed by IBM Personnel transitioned from D&B to IBM on the Effective Date (i.e., re-badged employees), the Steady State Service Level shall be effective 180 days after such Services are migrated to the steady state IBM location described in Exhibit A-6 (IBM Solutions).

                  (ii) For Services primarily performed by IBM Personnel that were not transitioned to IBM on the Effective Date, the Steady State Service Level shall be effective 180 days following the Service Commencement Date; and

            (c) For the Contact Center Service Levels in Exhibit B-1 only, for the first 90 days following the Service Commencement Date, no Service Level Credit will be assessed against IBM for missing the Interim Service Level in a month, unless IBM's performance falls below 85% of the Interim Service Level in that month. This waiver of Service Level Credits shall not apply to the Inquiry Screening Service Level in Section 4 of Exhibit B-1.

      6.3   CODE "C" SERVICE LEVELS

            The following shall apply to each Service Level with a Code "C" designation:

            (a) If an Interim Service Level is specified in Exhibits B-1 through B-4, then:

                  (i) The Interim Service Level shall be effective on the applicable Service Commencement Date of the Services, or portion of the Services, covered by such Service Level; and

                  (ii) For the Contact Center Service Levels in Exhibit B-1 only, for the first 90 days following the Service Commencement Date, no Service Level Credit will be assessed against IBM for missing the Interim Service Level in a month, unless IBM's performance falls below 85% of the Interim Service Level in that month.

            (b) Unless expressly stated otherwise for the Service Level, during the first 90 days following the Service Commencement Date, IBM shall develop and implement measurement tools and processes required to measure the Steady State Service Level, including any specific measurement tool or process specified for such Service Level in this Schedule B;

            (c) During the second 90 day period immediately following the Service Commencement Date ("Benchmarking Period"), IBM will benchmark performance against the Steady State Service Level using the new measurement tools and processes;

            (d) Immediately following the Benchmarking Period, a Steady State Service Level will be established equal to the average performance demonstrated by the benchmarked data collected during the last two (2) months of the Benchmarking Period, provided that (1) the Steady State Service Level may not be lower than the Interim Service Level (if one is specified) and (2) if the benchmarked data demonstrates performance that is unsatisfactory to D&B, IBM will develop a plan to improve performance and the Parties will meet to establish a mutually agreeable Steady State Service Level. IBM shall use all Commercially Reasonable Efforts to achieve the highest possible Service Levels during the Benchmarking Period.

            (e) The Steady State Service Level shall be effective (and replace the Interim Service Level if one is specified) after the Steady State Service Level is established pursuant to Section 6.3(d) above.

      6.4   CODE "D" SERVICE LEVELS

            The following shall apply to each Service Level with a Code "D" designation:

            (a) The Interim Service Level shall be effective on the applicable Service Commencement Date of the Services, or portion of the Services, covered by such Service Level. IBM will continue to meet or exceed the Interim Service Level through December 31, 2005.

            (b) The Stage 1 Steady State Service Level shall replace the Interim Service Level on January 1, 2006. IBM will meet or exceed the Stage 1 Steady State Service Level through June 30, 2006.

            (c) The Stage 2 Steady State Service Level shall replace the Stage 1 Steady State Service Level on July 1, 2006. IBM will meet or exceed the Stage 2 Steady State Service Level thereafter for the remainder of the Term.

      6.5   MULTIPLE SERVICE LEVEL CODES

            For Service Levels with two letter code designations, the following shall apply:

            (a) The portion of the Service Level covered by each letter code shall be measured, and benchmarked if appropriate, in accordance with the terms above in this Section 6.

            (b) Example #1 explains how the Press Data - Accuracy Service Level in Exhibit B-3 (Transaction Processing Service Levels) shall be measured. There is no Interim Service Level specified and the Steady State Service Level requires 99% accuracy. The Service Level is designated as a code "C" for Italy and a code "A" for the UK.

                  (i) Press Data in the UK (designated as code "A") is subject to the 99% accuracy requirement beginning on the Service Commencement Date.

                  (ii) Press Data in Italy (designated as code "C") is not subject to a Service Level on the Service Commencement Date. During the Benchmarking Period required for code "C" Service Levels, Press Data - accuracy will be measured for Press Data in the aggregate in both Italy and the UK. The Steady State Service Level shall be adjusted in accordance with Section 6.3(d) above to reflect the addition of Press Data in Italy to the aggregate measurement.

            (c) Example #2 explains how the Press Data - Completeness Service Level in Exhibit B-3 (Transaction Processing Service Levels) shall be measured. The Interim Service Level requires 98% completeness and the Steady State Service Level requires 100% completeness. The Service Level is designated as a code "A" for Italy and a code "B" for the UK.

                  (i) On the Service Commencement Date, the 100% completeness requirement shall apply to Press Data in Italy (designated as a code "A") and the 98% completeness requirement shall apply to Press Data in the UK (designated as a code "B"). IBM must meet or exceed both requirements in order to meet the Service Level.

                  (ii) Press Data in both Italy and the UK shall be subject to the 100% requirement once the Steady State Service Level becomes effective.

                                   EXHIBIT B-1
                          CONTACT CENTER SERVICE LEVELS

1. DEFINITIONS AND TERMS

      1.1 DEFINITIONS

            (a) "Abandoned Call Percentage" shall mean the percentage of telephone Inbound Contacts and Chat Requests routed to an Agent Queue, other than Short Abandoned Calls which shall be excluded from the Abandoned Call Percentage calculation, that are terminated prior to being answered by an Agent.

            (b) "Agent" shall mean an IBM representative assigned to provide Contact Center Services.

            (c) "Agent Queue" shall mean an End User queue to correspond with an Agent, including queues to speak with an Agent, to online chat with an Agent, or to receive a call back from an Agent.

            (d) "Call Back Response Time" shall mean the elapsed time between
(i) the moment IBM receives a request for a call back from an End User, until
(ii) the moment the IBM calls the End User submitting the request.

            (e) "Chat Request" shall mean a request for an online chat with an Agent.

            (f) "Completeness Error" shall mean a failure of an Agent to update one or more data fields in a record, contract, Family Tree, or other document with all information reasonably available to the Agent during a Contact, including information that the Agent can obtain by asking questions during the Contact. With respect to Family Tree updates, a Completeness Error shall mean a failure to include a corporate location or branch in the update.

            (g) "Contact" shall have the meaning given in Exhibit A-1 (Contact Center Services).

            (h) "Contact Center Services" shall have the meaning given in Schedule A (IBM Services and Solutions).

            (i) "Decision Maker" shall mean a person with authority to make purchasing or other financial commitments on behalf of his or her company. Decision Maker(s) shall include the following:

                  (i) Primary Managers are those who own twenty percent (20%) or more of the business or carry a title that would identify them as a significant principal. Examples of significant titles include: Chairman, President, Chief Executive Officer, Chief Financial Officer, Owner, or

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                        General Partner. Significant principals are those who
                        are primarily responsible for the decisions that drive the business;

                  (ii) Secondary Managers are those who own less than twenty percent (20%) of the business and who do not carry a title that would identify them as a significant principal. Examples of secondary managers' titles include: Vice President, Manager who is a five percent (5%) owner;

                  (iii) Other managers who have no ownership interest but hold positions with functional responsibility and should be listed by name and functional area of responsibility in the applicable D&B record. Typical examples would be:
                        Controller, VP-Human Resources, VP-Manufacturing, or Limited Partner;

                  (iv) Non-Owner Managers who have no ownership but hold positions with decision making authority should be listed in the same way as Primary Managers; and

                  (v) Directors who are generally designated as inside (individuals working for the corporation being reported) or outside (individuals not employed by the corporation being reported). Inside director antecedent requirements are a function of primary or secondary manager status. Outside directors need only their current activity, i.e., employment, retirement, etc.

            (j) "E-mail Response" shall mean a request from customer for services received via e-mail through the D&B website.

            (k) "Inbound Contact Category" for purposes of this Exhibit B-1 shall mean any of the categories of Inbound Contacts listed below. For purposes of measuring Service Levels, these Inbound Contact Categories include Inbound Contacts received by telephone and Chat Requests from any Market. Each of the Inbound Contacts provided below are defined in Exhibit C-1 (Transaction Types and Transaction Measurement ).

                  (i) The Customer Support Inbound Contact Category includes the following:

                        (A)   Order Requests;

                        (B)   Entity Queries;

                        (C)   Customer Service Requests;

                        (D)   Usage Requests; and

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                        (E)   DUNSVoice Assistance Requests.

                  (ii) The Technical Support Inbound Contact Category includes Technical Support Requests.

            (l) "Interim Service Level" shall mean a Service Level specified in the "Interim Service Level" column for a particular Service Level in this Exhibit B-1.

            (m) "Market", for purposes of measuring the Service Levels, shall mean each of the following: (i) North America (i.e., the U.S. and Canada); (ii) the U.K. (including Ireland); (iii) Benelux (i.e., Belgium, the Netherlands, and Luxembourg); and (iv) Italy.

            (n) "Properly Documented", with respect to Inbound Contacts, shall mean logged into the appropriate tracking system with all required information, and categorized as the correct Contact type for Service, Service Level, and pricing purposes.

            (o) "Qualified Lead" shall have the meaning given in Section 5.2(b) of Exhibit A-1 (Contact Center Services).

            (p) "Outbound Service Request" shall have the meaning given in
Section 1.1 of Exhibit A-1 (Contact Center Services).

            (q) "Primary Designated Fields" shall mean the following fields:

                  (i) Super 7 elements (i.e., name of business, address, phone number, SIC code, CEO name and title, sales volume, and number of employees);

                  (ii)  E-mail addresses;

                  (iii) Entity officers; and

                  (iv)  Entity Ownership.

            (r) "Quality Error" shall mean an inaccurate, duplicative, or other erroneous entry or categorization of data in a D&B record, contract, usage adjustment, D&B Family Tree, or other document, including number transposition, incorrect categorization of information, discrepancy in duplicate records, inconsistency between statements and reporting information, spelling errors, and with respect to Family Tree updates, inconsistent or inaccurate lines of business, subsidiaries, or branches.

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

            (s) "Record Re-Work" shall mean re-work required to correct a Completeness Error or Quality Error identified by IBM, D&B, or a third party.

            (t) "Secondary Designated Fields" shall mean all record fields other than those included in the Primary Designated Fields.

            (u) "Self Awareness Product" shall mean an RMS product containing information about the End User requesting the product (rather than information about other companies).

            (v) "Severe Risk Tip" shall mean information about potential fraud reported by an Agent to D&B for investigation based on criteria established by the Parties.

            (w) "Short Abandoned Call" shall mean a call that is abandoned by the caller within two (2) seconds after reaching an Agent Queue.

            (x) "Speed of Answer Time" shall mean the elapsed time between (i) the moment an Inbound Contact made by telephone or Chat Request reaches an Agent Queue, and (ii) the moment the Inbound Contact or Chat Request is answered by an Agent.

            (y) "Steady-State Service Level" shall mean a Service Level specified in the "Steady State Service Level" column for a particular Service Level in this Exhibit B-1.

            (z) "Traditional RMS Product" shall mean an RMS product containing information about companies other than the End User requesting the product (i.e., a Traditional RMS Product is an RMS Product other than a Self Awareness Product).

            (aa)"Turn-Around Time" shall mean the elapsed time between (i) the moment IBM receives a Outbound Service Request, inquiry, Record Re-Work request, or other request for Services or processing via e-mail, telephone or other means, until (ii) the moment IBM has completed all activities required to resolve the Outbound Service Request, inquiry, Record Re-work, or other request (including those activities described in Exhibit A-1 (Contact Center Services) and provided the required output to D&B or a D&B customer and updated the appropriate systems and records.

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

      1.2 ADDITIONAL RULES APPLICABLE TO INTERIM SERVICE LEVELS

            (a) With the exception of the following North American Turn-Around Time Service Level Categories, the Interim Service Levels set forth in this Exhibit B-1 shall not be subject to further review or adjustment after the Effective Date:

                  (i)   Contract Administration Request (Contract Entry);

                  (ii)  Contract Administration Request (Name and Address
                        Changes);

                  (iii) E-mail Response;

                  (iv)  E-Update Validation (Regular and Financial);

                  (v)   Fulfillment Request (Originating Reports);

                  (vi)  Fulfillment Request (Trade Requests);

                  (vii) Inquiry Screening Transaction; and

                  (viii) Usage Requests (Complex).

            (b) With respect to the eight (8) North American Turn-Around Time Service Levels set forth above, the Parties agree that IBM will review and attempt to validate the Interim Service Levels set forth in Section 10.2(a) of this Exhibit B-1 (Contact Center Service Levels) using the data provided by D&B, within ten (10) Business Days following the Effective Date ("Data Review Period"). D&B will provide IBM with the resources reasonably necessary to assist IBM in interpreting the data during the Data Review Period. If at the end of the Data Review Period the Parties agree that the data supplied by D&B does not support the applicable Interim Service Level(s), the Parties will meet to discuss and mutually agree upon any adjustments that may be necessary to such Interim Service Level(s).

      1.3 ADDITIONAL DESIGNATIONS AND SERVICE LEVEL CREDIT RULES

      Each of the Service Level tables below contains a "Designation" column. This Section 1.3 describes the terms and conditions that apply to each letter designation in the Designation column.

            (a) If IBM fails to meet the "(a)" element of a Service Level with an "X" in the Designation column of the tables below, then the full Service Level Credit associated with such Service Level shall be payable. If IBM fails to meet

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

the "(b)" element of such Service Level for one or more Markets, then a Service Level Credit shall be payable for each such failure in a Market (i.e., more than one (1) Service Level Credit shall be payable if the Service Level is missed in more than one Market) and shall be calculated as follows:

                  (i) For the Italy, UK, and Benelux Markets, the Service Level Credit shall equal A x B x C where:

                        (A) A = The total Service Level Credit resulting from a miss of the applicable Service Level calculated in accordance Section 4 of Schedule B (Service Levels);

                        (B) B = The percentage of the total charges invoiced to the Market(s) for which the "(b)" component of the Service Level was missed in such month; and

                        (C)   C = 2.

                  (ii) For the North America Market, the Service Level Credit shall equal A x B where:

                        (A) A = The total Service Level Credit resulting from a miss of the applicable Service Level calculated in accordance Section 4 of Schedule B (Service Levels); and

                        (B) B = The percentage of the total charges invoiced to North America for such month.

            (b) If IBM fails to meet a Service Level with an "E" in the Designation column of the tables below for a particular Market, a Service Level Credit shall not be payable unless IBM has missed the Service Level in the same Market three (3) times during the rolling twelve (12) month period ending in such month (i.e., Service Level Credits shall be payable for the 4th miss, and each subsequent miss, in a rolling twelve (12) month period).

            (c) If IBM fails to meet the "(b)" element of a Service Level with an "F" in the Designation column of the tables below for a particular Market, a Service Level Credit shall not be payable unless IBM missed the Service Level in the same Market during the previous month.

            (d) The automatic continuous improvement provision in Section 5.3 of Schedule B (Service Levels) shall not apply to Service Levels with a "G" in the Designation column of the tables below.

            (e) Service Levels with an "H" in the Designation column of the tables below shall be measured each month using data from the rolling three
(3)-month period ending in such month.

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            (f) Service Levels with an "I" in the Designation column of the tables below shall be measured each month using data from the rolling twelve
(12)-month period ending in such month.

            (g) The ASA Service Levels with a "J" in the Designation column of the tables below shall be reviewed by the Parties in accordance with the following: If IBM demonstrates prior to the date the Steady State Service Level becomes effective that it is not possible to achieve the required twenty-five
(25) second ASA in element "(a)" or twenty-six (26) second ASA in element"(b)" using the IBM Personnel and solution described in Exhibit A6-4 (Contact Center Solution), then the Parties shall adjust such Service Level to a level that IBM can meet using such IBM Personnel and solution; provided, however, that the "(a)" element of such Service Level shall not be adjusted below thirty (30) seconds and the "(b)" element shall not be adjusted below thirty-one and one half (31.5) seconds.

            (h) The actual Service Levels set forth in the "(b)" element of Service Levels with an "K" in the Designation column of the tables below are equal to ninety-five (95%) of the "(a)" element for such Service Level. Any new or revised Service Levels with an "X" designation shall apply this ratio.

            (i) Service Levels with an "L" in the Designation column of the tables below shall be measured on a calendar basis. Service Levels with an "M" in the Designation column of the tables below shall be measured on a monthly calendar specified by D&B.

            (j) As of the Effective Date, Contacts covered by Service Levels with an "N" in the Designation column of the tables cannot be segregated by Inbound Contact Category or Gold Service Contacts in the European Market. IBM shall implement a process or technology that can segregate such Contacts prior to the date the Steady State Service Level becomes effective.

            (k) For Service Levels with an "O" in the Designation column of the tables below, IBM will not be responsible for meeting the "(b)" element of the Service Level until IBM implements the contact management system described in Attachment A-7-3 (Transformation Solution) (scheduled for January 1, 2006).

            (l) For Service Levels with a "P" in the Designation column of the tables below, IBM will not be responsible for meeting the Service Level until IBM implements the contact management system described in Attachment A-7-3 (Transformation Solution) (scheduled for January 1, 2006).

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                                      B1-7

2. INBOUND CONTACTS

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
ASA - REGULAR      B    Average Speed of Answer ("ASA") for Inbound Contacts                    ASA calculated
CONTACTS                received by telephone for each category below shall be                  using ACD data.
                        less than or equal to the levels specified below.
                                                                                                Short Abandoned
                        Element "(a)" defines the ASA requirement that IBM                      Calls shall be
                        shall achieve in the aggregate for all Markets.                         excluded from this
                                                                                                calculation.
                        Element ("b") defines the ASA requirement IBM shall
                        achieve in each individual Market (i.e., ASA in each                    Gold Service Calls
                        Market when measured individually must be less than                     shall be excluded
                        or equal to the specified level).                                       from this
                                                                                                calculation.
ASA - Aggregate    B    (a) 52 seconds in the                    (a) 25 seconds in the                                 X, J, K
Measure for             aggregate;                               aggregate; and
Customer Support        (b) 25 seconds in the                    (b) 26 seconds in the North
and Technical           aggregate and 26 seconds                 America Market and each
Support                 in each Market in Europe;                Market in Europe.
                        and
                        (c) 55 seconds in the North
                        American Market.

ASA - Customer     B    (a) 52 seconds in the                    (a) 25 seconds in the                                 X, E, J, K, N
Support                 aggregate; and                           aggregate; and
                        (b) 55 seconds in the                    (b) 26 seconds in the North
                        North American Market.                   America Market and each
                                                                 Market in Europe.
ASA - Technical    B    (a) 52 seconds in the                    (a) 25 seconds in the                                 X, E, J, K, N
Support                 aggregate; and                           aggregate; and
                        (b) 55 seconds in the                    (b) 26 seconds in the North
                        North American Market.                   America Market and each
                                                                 Market in Europe.

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                                      B1-8

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
ASA - GOLD         B    ASA for Inbound Contacts                 ASA for Inbound Contacts       ASA calculated         F, N, P
SERVICE CONTACTS        received by telephone from               received by telephone from     using ACD data
                        Gold Service Customers                   Gold Service Customers
                        shall be less than or equal              shall be less than or equal    Short Abandoned
                        to 20 seconds, measured                  to:                            Calls shall be
                        in the aggregate for the                                                excluded from this
                        North American Market.                   (a) 20 seconds, measured in    calculation.
                                                                 the aggregate for all
                                                                 Markets; and

                                                                 (b) 22 seconds, measured
                                                                 separately for the North
                                                                 America Market and each
                                                                 Market in Europe

SERVICE FACTOR -   B    Speed of Answer for Inbound Contacts received by                        Speed of Answer
REGULAR CONTACTS        telephone for each category below shall be less than or                 Times for all
                        equal to the corresponding levels specified below.                      Inbound Contacts
                                                                                                received by
                        Element "(a)" defines the percentage of calls, measured                 telephone are
                        in the aggregate for all Markets, that must have a Speed                determined using
                        of Answer Time less than or equal to twenty (20)                        ACD data.
                        seconds.

                        Element "(b)" defines the percentage of calls in each individual Market that must have a Speed of Answer
                        Time less than or equal to twenty (20) seconds (i.e., Speed of Answer in each Market when measured individually must be less than or equal to the specified level).

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

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------

Service Factor -   B    (a) 71% in the aggregate;                (a) 80% in the aggregate;                             X, K
Aggregate Measure       (b) 80% in the aggregate                 and
for Customer            and 84% in each Market                   (b) 84% in the North
Support and             in Europe; and                           America Market and each
Technical Support       (c) 75% in the North                     Market in Europe
                        American Market
Service Factor -   B    (a) 71% in the aggregate;                (a) 80% in the aggregate;                             X, E, K, N
Customer Support        and                                      and
                        (b) 75% in the North                     (b) 84% in the North
                        American Market                          America Market and each
                                                                 Market in Europe
Service Factor -   B    (a) 71% in the aggregate;                (a) 80% in the aggregate;                             X, E, K, N
Technical Support       and                                      and
                        (b) 75% in the North                     (b) 84% in the North
                        American Market                          America Market and each
                                                                 Market in Europe

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                                     B1-10

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
SERVICE FACTOR -    B   Speed of Answer Time                     Speed of Answer Time shall     Speed of Answer        F, N
GOLD SERVICE            shall be less than or equal              be less than or equal to 20    Times for all
CONTACTS                to 20 seconds for 90% of                 seconds for:                   Inbound Contacts
                        Inbound Contacts received                                               received by
                        by telephone from Gold                   (a) 90% of Inbound             telephone are
                        Service Customers in the                 Contacts received by           determined using
                        North America Market.                    telephone from Gold Service    ACD data.
                                                                 Customers, measured in
                                                                 the aggregate for all
                                                                 Markets; and

                                                                 (b) 86% of Inbound
                                                                 Contacts received by
                                                                 telephone from Gold Service
                                                                 Customers, measured
                                                                 separately for the North
                                                                 America Market and each
                                                                 Market in Europe.

CALL BACK TIME      A   (a) 80% of Call Back                     (a) 80% of Call Back           Call back time for
                        Response Times shall be                  Response Times shall be        all Call Back
                        less than or equal to 2                  less than or equal to 2        requests is
                        Business Hours; and                      Business Hours; and            determined using
                                                                                                ACD data
                        (b) 99.9% of Call Back                   (b) 99.9% of Call Back
                        Response Times shall be                  Response Times shall be        This Service Level
                        less than or equal to 4                  less than or equal to 4        applies to U.S.
                        Business Hours.                          Business Hours.                calls as of Effective
                                                                                                Date and any other
                                                                                                markets in the
                                                                                                future that
                                                                                                implement call
                                                                                                back functionality.

D&B / IBM Confidential

                                     B1-11

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
ABANDONED CALL     B    Abandoned Call Percentage for Inbound Contacts                          Abandoned Call
PERCENTAGE              received by telephone for each category below shall be                  percentage
("ACP")                 less than or equal to the corresponding level specified                 calculated using
                        below.                                                                  ACD data.

                                           Element "(a)" defines the maximum Abandoned Call
                                           Percentage requirement for calls measured in the
                                           aggregate in all Markets.

                                           Element "(b)" defines the maximum Abandoned Call
                                           Percentage requirement for calls in each individual
                                           Market (i.e., Abandoned Call Percentage in each Market
                                           when measured individually must be less than or equal
                                           to the specified level).

ACP - Aggregate    B    (a) 6.1% in the aggregate;               (a) 5% in the aggregate; and                          X, K
measure for             (b) 5% in the aggregate in               (b) 5.25% in the North
Customer Support        Europe and 5.25% in each                 America Market and each
and Technical           Market in Europe; and                    Market in Europe
Support                 (c) 6.4% in the North
                        American Market

ACP - Customer     B    (a) 6.1% in the aggregate;               (a) 5% in the aggregate; and                          X, E, K, N
Support                 and                                      (b) 5.25% in the North
                        (b) 6.4% in the North                    America Market and each
                        American Market                          Market in Europe

ACP - Technical    B    (a) 6.1% in the aggregate;               (a) 5% in the aggregate; and                          X, E, K, N
Support                 and                                      (b) 5.25% in the North
                        (b) 6.4% in the North                    America Market and each
                        American Market                          Market in Europe

D&B / IBM Confidential

                                     B1-12

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
PERCENTAGE OF      C                N/A                          Less than [TBD]% of            IBM shall provide
CALLS PLACED ON                                                  telephone Inbound              and implement a
HOLD                                                             Contacts answered by an        measurement tool
                                                                 Agent shall be placed on       or methodology to
                                                                 hold at any time during the    measure this
                                                                 call.                          Service Level.

                                                                 This Service Level shall be
                                                                 measured in the aggregate
                                                                 for all Inbound Contact
                                                                 Categories and Markets.

AVERAGE ON HOLD    C                N/A                          For all telephone Inbound      IBM shall provide
TIME                                                             Contacts placed on hold by     and implement a
                                                                 an Agent after being           measurement tool
                                                                 answered, the average hold     or methodology to
                                                                 time shall be less than        measure this
                                                                 [TBD] seconds.                 Service Level.

                                                                 This Service Level shall be
                                                                 measured in the aggregate
                                                                 for all Inbound Contact
                                                                 Categories and Markets.

D&B / IBM Confidential

                                     B1-13

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
FIRST TIME         C               N/A                           At least [TBD]% of Inbound     IBM shall provide
RESOLUTION                                                       Contacts received by           and implement a
                                                                 telephone or Chat Request      measurement tool
                                                                 shall be resolved with the     or methodology to
                                                                 End User's concurrence         measure this
                                                                 prior to the termination or    Service Level.
                                                                 transfer of the Inbound
                                                                 Contact.

                                                                 This Service Level shall be
                                                                 measured in the aggregate
                                                                 for all Inbound Contact
                                                                 Categories and Markets.

Reopened Ticket    C               N/A                           (a) Less than [TBD]% of the    IBM shall provide
Percentage                                                       Inbound Contact tickets        and implement a
(Inbound Contacts)                                               opened by IBM measured in      measurement tool
                                                                 the aggregate for all          or methodology to
                                                                 Markets shall be reopened      measure this
                                                                 within 30 days; and            Service Level.

                                                                 (b) In no single Market shall
                                                                 more than [TBD]% of
                                                                 Inbound Contact tickets
                                                                 opened by IBM be reopened
                                                                 within 30 days.

D&B / IBM Confidential

                                     B1-14

3.       SEVERE RISK TIPS

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Severe Risk Tip    B      At least 0.6% of all (i)               At least 1% of all (i) D&B      IBM's performance will      G
Ratio - (U.S.             D&B Entity Query                       Entity Query Requests;          be measured using
Only)                     Requests; (ii) CRC                     (ii) CRC Renewal                D&B's Severe Risk Web
                          Renewal Requests; (iii)                Requests; (iii) eUpdate         Tool.
                          eUpdate Requests; (iv)                 Requests; (iv)
                          Fulfillment Requests;                  Fulfillment Requests; (v)       The volume of Entity
                          (v) Service Failure -                  Service Failure - U.S.;         Query Requests and
                          U.S.; and (vi)                         and (vi) Complaints -           Outbound Service
                          Complaints - U.S.                      U.S. referred to IBM            Requests will be reflected
                          referred to IBM each                   each month shall result         on IBM's monthly
                          month shall result in a                in a Severe Risk Tip.           invoice.
                          Severe Risk Tip.

High Risk          B      At least 32% of Severe                 At least 45% of Severe          IBM's performance will
Severe Risk Tip           Risk Tips classified as                Risk Tips classified as         be measured using
Accuracy Rate -           High Risk Severe Risk                  High Risk Severe Risk           D&B's Severe Risk Web
(U.S. Only)               Tips submitted by IBM                  Tips submitted by IBM           Tool.
                          to D&B for                             to D&B for investigation
                          investigation shall                    shall result in a finding
                          result in a finding of                 of fraud.
                          fraud.

Business           B      At least 32% of Severe                 At least 42% of Severe          IBM's performance will
Deterioration             Risk Tips classified as                Risk Tips classified as         be measured using
Severe Risk Tip           Business Deterioration                 Business Deterioration          D&B's Severe Risk Web
Accuracy Rate -           Severe Risk Tips                       Severe Risk Tips                Tool.
(U.S. only)               submitted by IBM to                    submitted by IBM to
                          D&B for investigation                  D&B for investigation
                          shall result in a                      shall result in a finding
                          finding of Business                    of Business
                          Deterioration.                         Deterioration.

D&B / IBM Confidential

                                     B1-15

4. OUTBOUND SERVICE REQUESTS

      The Service Levels in this Section 4 shall apply to all Outbound Service Requests other than File Updates (i.e., file maintenance and file build) in Europe.

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Outbound           B      IBM shall make contact with            IBM shall make contact          This is tracked in
Service                   and interview a Decision               with and interview a            the productivity
Requests                  Maker in at least:                     Decision Maker in at least:     report that is
Accepting                                                                                        produced from the
Interview                 (a) 72% of Outbound Service            (a) 75% of Outbound             ICW statistics
                          Requests, measured in the              Service Requests,               database (published
                          aggregate for all Markets; and         measured in the aggregate       to the web).
                                                                 for all Markets; and
                          (b) 62% of Outbound Service
                          Requests, measured                     (b) 65% of Outbound
                          separately for each Market.            Service Requests,
                                                                 measured separately for
                                                                 each Market.

Reopened           C      N/A                                    (a) Less than [TBD]% of the     IBM shall provide
Ticket                                                           Outbound Ser vice               and implement a
Percentage                                                       Requests opened by IBM          measurement tool
(Outbound                                                        measured in the aggregate       or methodology to
Tickets)                                                         for all Markets shall be        measure this
                                                                 reopened within 30 days;        Service Level.
                                                                 and

                                                                 (b) In no single Market
                                                                 shall more than [TBD]% of
                                                                 Outbound Service
                                                                 Requests opened by IBM
                                                                 be reopened within 30
                                                                 days.

D&B / IBM Confidential

                                     B1-16

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Inquiry            B      At least 17% of Service Failure        At least 20% of Service         Service Failure data
Screening                 Requests - U.S. shall be               Failure Requests - U.S.         captured in D&B
                          resolved during the initial            shall be resolved during        ticket tracking
                          Inquiry Screening described in         the initial Inquiry             systems.
                          Section 3.6 of Exhibit A-1             Screening described in
                          (Contact Center Services).             Section 3.6 of Exhibit A-1
                                                                 (Contact Center Services).

5. SALES ACTIVITY

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
GENERAL SALES

Credit Card        A      (a) At least 85% of sales              (a) At least 85% of sales       This Service Level is  G, O (Europe
Sales                     of D&B Product in the                  of D&B Product in the           measured in the        only)
Percentage                North American Market                  North American Market           Monthly Performance
                          processed by IBM shall                 processed by IBM shall          report using data
                          provide for credit card                provide for credit card         obtained from the
                          payment; and                           payment; and                    STATS database.

                          (b) At least 85% of sales              (b) At least 85% of sales       IBM will not be
                          of D&B Product in                      of D&B Product in               responsible for
                          Europe processed by                    Europe processed by             meeting the "(b)"
                          IBM shall provide for                  IBM shall provide for           element of this Service
                          credit card payment.                   credit card payment.            Level until credit card
                                                                                                 sales for D&B
                                                                                                 Products in Europe
                                                                                                 have reached at least
                                                                                                 *



D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     B1-17

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Electronic        B - for (a) At least 79% of sales              (a) At least 85% of sales       Measured in the             G
Delivery          North   of D&B Product in the                  of D&B Product in the           Monthly Performance
Percentage        America North American Market                  North American Market           report using data
("EDP")                   processed by IBM shall                 processed by IBM shall          obtained from the
                          provide for electronic                 provide for electronic          STATS database.
                          delivery of the D&B                    delivery of the D&B
                          Product; and                           Product; and

                  C - for (b) At least [TBD]% of                 (b) At least [TBD]% of
                  Europe  sales of D&B Product                   sales of D&B Product
                          in Europe processed by                 in Europe processed by
                          IBM shall provide for                  IBM shall provide for
                          electronic delivery of                 electronic delivery of
                          the D&B Product.                       the D&B Product.

TRADITIONAL
RMS
PRODUCTS

D&B / IBM Confidential

                                     B1-18

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Number of          B      (a) At least 0.9% of                   (a) At least 1% of              Item (a) of this Service
Qualified                 Outbound Contacts                      Outbound Contacts               Level applies to all
Leads (North              made by Agents in the                  made by Agents in the           Outbound Contacts.
America)                  North American Market                  North American Market
                          shall result in a valid                shall result in a valid         Item (b) of this Service
                          Qualified Lead; and                    Qualified Lead; and             Level applies only to
                                                                                                 the following Inbound
                          (b) At least 3.6% of                   (b) At least 4% of              Contacts: (i) Order
                          Inbound Contacts                       Inbound Contacts                Requests, Customer
                          made by Agents in the                  made by Agents in the           Service Requests, and
                          North American Market                  North American Market           Entity Queries in the
                          shall result in a valid                shall result in a valid         U.S., and (ii) Customer
                          Qualified Lead.                        Qualified Lead.                 Service Requests in
                                                                                                 Canada.

                                                                                                 Measured in the
                                                                                                 eLeads Reporting
                                                                                                 system.

Number of          C      (a) At least [TBD]% of                 (a) At least [TBD]% of          Item (a) of this Service
Qualified                 Outbound Contacts                      Outbound Contacts               Level applies to all
Leads                     made by Agents in                      made by Agents in               Outbound Contacts.
(Europe)                  Europe shall result in a               Europe shall result in a
                          valid Qualified Lead;                  valid Qualified Lead;           Item (b) of this Service
                          and                                    and                             Level applies only to
                                                                                                 Order Requests and
                          (b) At least [TBD]% of                 (b) At least [TBD]% of          Customer Service
                          Inbound Contacts                       Inbound Contacts                Requests in Europe.
                          made by Agents in                      made by Agents in
                          Europe shall result in a               Europe shall result in a
                          valid Qualified Lead.                  valid Qualified Lead.

D&B / IBM Confidential

                                     B1-19

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Qualified         B - for  (a) At least 14% of                   (a) At least 15.5% of           This Service Level
Lead Close        North    Qualified Leads                       Qualified Leads                 applies to Gold Service
Rate              America  resulting from Inbound                resulting from Inbound          Qualified Leads and
                           and Outbound                          and Outbound                    Qualified Leads in all
                           Contacts in the North                 Contacts in the North           geographies.
                           American Market                       American Market
                           provided to D&B shall                 provided to D&B shall           Measured in the
                           result in the sale of a               result in the sale of a         eLeads Reporting
                           Traditional RMS                       Traditional RMS                 system.
                           Product; and                          Product; and

                  C - for  (b) At least [TBD]% of                (b) At least [TBD]% of
                  Europe   Qualified Leads                       Qualified Leads
                           resulting from Inbound                resulting from Inbound
                           and Outbound                          and Outbound
                           Contacts in Europe                    Contacts in Europe
                           provided to D&B shall                 provided to D&B shall
                           result in the sale of a               result in the sale of a
                           Traditional RMS                       Traditional RMS
                           Product.                              Product.

DUNS VOICE

DUNS Voice        A        IBM shall locate the                  IBM shall locate the            Measured using the            G
Record Hit                 appropriate records                   appropriate records             DUNSVoice Assistance
Rate                       requested by a caller                 requested by a caller           System
                           during at least 84% of                during at least 84% of
                           DUNSVoice Inbound                     DUNSVoice Inbound
                           Contacts.                             Contacts.

SELF
AWARENESS
PRODUCTS

D&B / IBM Confidential

                                     B1-20

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Close Rate        B - for  (a) At least 19% of                   (a) At least 22% of             Measured using data
for Self          North    Entity Query Requests                 Entity Query Requests           obtained from the
Awareness         America  in the North American                 in the North American           STATS and IQ
Product Sales              Market shall result in                Market shall result in          databases
                           the sale of a Self                    the sale of a Self
                           Awareness Product;                    Awareness Product;
                           and                                   and

                  C - for  (b) At least [TBD]% of                (b) At least [TBD]% of
                  Europe   Entity Query Requests                 Entity Query Requests
                           in Europe shall result                in Europe shall result
                           in the sale of a Self                 in the sale of a Self
                           Awareness Product                     Awareness Product

6. QUALITY AND COMPLETENESS

      IBM's performance against the quality and completeness Service Levels (other than Transferred Contact Percentage) shall be measured using a Sample Group of contacts, updates, or other transactions (as applicable).

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Percentage of      B      For the first 90 days                  Beginning 180 days              Measured using the            G
Contacts                  following implementation of            following implementation        contact management
Properly                  the contact management                 of the contact                  system to be developed
Documented                system, at least 85% of the            management system, at           and implemented by
                          Inbound and Outbound                   least 98% of the Inbound        IBM.
                          Contacts answered or                   and Outbound Contacts
                          initiated by an Agent shall            answered or initiated by
                          be properly documented.                an Agent shall be properly
                                                                 documented.

D&B / IBM Confidential

                                     B1-21

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Unable to           A     The percentage of Service              The percentage of Service       Measured using the D&B
Locate ("UTL")            Failure Outbound Service               Failure Outbound Service        Tracker system that
Rate (North               Requests in the North                  Requests in the North           controls tickets that
America)                  American Market for which              America Market for which        come through the
                          IBM is unable to locate the            IBM is unable to locate         servers.
                          requested report shall be              the requested report shall
                          less than 7.1%.                        be less than 7.1%.

Unable to           A     The percentage of Service              The percentage of Service       Measured using the D&B
Locate ("UTL")            Failure Outbound Service               Failure Outbound Service        Tracker system that
Rate (Europe)             Requests in the Markets in             Requests in the Markets         controls tickets that
                          Europe for which IBM is                in Europe for which IBM         come through the
                          unable to locate the                   is unable to locate the         servers.
                          requested report shall be              requested report shall be
                          less than 5.1%.                        less than 5.1%.

Transferred         B     Less than 13% of the                   Less than 8% of the             Measured using switch           P
Contact                   Inbound Contacts                       Inbound Contacts                call records
Percentage                answered by an Agent shall             answered by an Agent
                          be transferred to D&B or a             shall be transferred to
                          third party for resolution.            D&B or a third party for
                                                                 resolution.

D&B / IBM Confidential

                                     B1-22

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Record Update      B      At least 90% of Primary                At least 98% of (a)             Family Tree updates
Accuracy Rate             Designated Fields and                  Primary Designated Fields       shall be excluded from
(North                    Secondary Designated                   in and (b) 95% of               this Service Level.
America)                  Fields in the North                    Secondary Designated
                          American Market updated                Fields in the North             D&B will perform QA
                          or added by IBM during a               American Market updated         checks on a sample of
                          customer interaction shall             or added by IBM during a        records using D&B's
                          be updated or added                    customer interaction shall      existing QA forms and
                          without Quality Errors.                be updated or added             methodology.
                                                                 without Quality Errors.

Record Update      B      At least 90% of Primary                At least 98% of (a)             Family Tree updates
Accuracy Rate             Designated Fields and                  Primary Designated Fields       shall be excluded from
(Europe)                  Secondary Designated                   and (b) 95% of Secondary        this Service Level.
                          Fields in Europe records               Designated Fields in
                          updated or added by IBM                Europe updated or added         D&B will perform QA
                          during a customer                      by IBM during a customer        checks on a sample of
                          interaction shall be                   interaction shall be            records using D&B's
                          updated or added without               updated or added without        existing QA forms and
                          Quality Errors.                        Quality Errors.                 methodology.

Record             B      At least 90% of the North              At least 98% of the North       Family Tree updates
Opportunity               American records updated               American records updated        shall be excluded from
Completeness              or added by IBM during a               or added by IBM during a        this Service Level.
Quality                   customer interaction shall             customer interaction shall
(North                    be updated or added                    be updated or added             D&B will perform QA
America)                  without Completeness                   without Completeness            checks on a sample of
                          Errors                                 Errors.                         records using D&B's
                                                                                                 existing QA forms and
                                                                                                 methodology.

D&B / IBM Confidential

                                     B1-23

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Record             B      At least 90% of European               At least 98% of European        Family Tree updates
Opportunity               records updated or added               records updated or added        shall be excluded from
Completeness              by IBM during a customer               by IBM during a customer        this Service Level.
Quality                   interaction shall be                   interaction shall be
(Europe)                  updated or added without               updated or added without        D&B will perform QA
                          Completeness Errors.                   Completeness Errors.            checks on a sample of
                                                                                                 records using D&B's
                                                                                                 existing QA forms and
                                                                                                 methodology.

Family Tree        B      At least 92% of the Family             At least 98% of the Family      Performance against this      H
Corporate                 Tree Corporate Family                  Tree Corporate Family           Service Level shall be
Family Update             Updates shall be completed             Updates shall be                measured by dividing the
Accuracy Rate             by IBM without Quality                 completed by IBM without        number of Family Tree
                          Errors.                                Quality Errors.                 records in a sample
                                                                                                 group of records updated
                                                                                                 by IBM without Quality
                                                                                                 Errors, by the total
                                                                                                 number of Family Tree
                                                                                                 records in the sample
                                                                                                 group updated by IBM.

                                                                                                 D&B will perform QA
                                                                                                 checks on a sample of
                                                                                                 family trees using D&B's
                                                                                                 existing QA forms and
                                                                                                 methodology. D&B will
                                                                                                 choose the sample group
                                                                                                 each month. The sample
                                                                                                 will be at least 2 trees
                                                                                                 per agent per month, or
                                                                                                 a total of 6 trees in a
                                                                                                 rolling three month
                                                                                                 period.

D&B / IBM Confidential

                                     B1-24

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Family Tree         B     Each Family Tree for which             Each Family Tree for            Performance against this     H
Corporate                 IBM has finished its                   which IBM has finished          Service Level shall be
Family Update             updates in a month shall               its updates in a month          measured by dividing the
Opportunity               be at least 92% complete.              shall be at least 98%           number of complete and
Completeness                                                     complete.                       accurate records
Rate                                                                                             obtained and
                                                                                                 documented by IBM in
                                                                                                 the Family Trees in a
                                                                                                 sample group, by the
                                                                                                 total number of records
                                                                                                 publicly available for the
                                                                                                 Family Trees in the
                                                                                                 sample group) * 100.

                                                                                                 D&B will perform QA
                                                                                                 checks on a sample of
                                                                                                 family trees using D&B's
                                                                                                 existing QA forms and
                                                                                                 methodology. D&B will
                                                                                                 choose the sample group
                                                                                                 each month. The same 2
                                                                                                 trees per agent per
                                                                                                 month that are
                                                                                                 measured for Family Tree
                                                                                                 Update Accuracy Rate
                                                                                                 above, will also be
                                                                                                 measured for Family Tree
                                                                                                 Opportunity
                                                                                                 Completeness Rate, for a
                                                                                                 total of 6 trees in a
                                                                                                 rolling three month
                                                                                                 period.

D&B / IBM Confidential

                                     B1-25

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Contract           B      At least 95% of Contracts              At least 98% of Contracts       D&B will perform QA
Entry                     processed by IBM shall be              processed by IBM shall be       checks on a sample of
Accuracy Rate             properly documented and                properly documented and         Contracts using D&B's
                          processed without Quality              processed without Quality       existing QA forms and
                          Errors or Completeness                 Errors or Completeness          methodology.
                          Errors.                                Errors.

Usage              B      At least 92% of Usage                  At least 98% of Usage           D&B will perform QA
Adjustments               Adjustments shall be                   Adjustments shall be            checks on a sample of
Accuracy Rate             properly documented and                properly documented and         Usage Adjustments using
                          processed by IBM without               processed by IBM without        D&B's existing QA forms
                          Quality Errors or                      Quality Errors or               and methodology.
                          Completeness Errors.                   Completeness Errors.

7. RECORD COMPLETENESS SCORES

      7.1 MEASUREMENT INFORMATION

      D&B has divided the records in its databases into three categories for purposes of this Service Level (i) Full Records, (ii) Branch Records, and (iii) DSRs. An overall completeness score for each of these categories of records ("Completeness Scores") shall be established and tracked as follows:

            (a) Each data element in each D&B record shall be given a point value. The data elements and weightings that will apply as of the Effective Date are provided in Attachment B-1-1 (Record Completeness Score Point Values).

            (b) If a data element field is complete in the D&B database, its weighted value will be added to the applicable overall Completeness Score. As IBM fills/completes additional data element fields in the D&B database, the overall Completeness Score will be increased to reflect the value of those elements.

            (c) IBM's performance against this Service Level will be measured by comparing the Completeness Scores at the beginning of the month for all of the records it accessed during the month, with the Completeness Score for the same records at the end of the month.

D&B / IBM Confidential

                                     B1-26

                  (d) Upon thirty (30) days notice at any time during the Term, D&B may adjust the data element weightings in its sole discretion to refocus IBM on collecting and updating different elements. The Completeness Scores will be adjusted to reflect the modified weightings and IBM's performance will be measured against the adjusted scores.

            (e) Records reclassified as "Out of Business" in a month shall be excluded from this Service Level. At least fifty percent (50%) of the records reclassified as "Out-of-Business" shall be quality checked to ensure the subject companies are actually permanently out-of-business.

            (f) Point reductions that IBM establishes to D&B's reasonable satisfaction are caused by the removal of inaccurate or inappropriate data from D&B records shall be excluded from this Service Level, and the baseline Completeness Score for the month and year shall be reduced accordingly. All data within this category shall be logged by IBM and reviewed and approved at the end of each month by D&B. For example,

                  (i) If a record has three (3) trade styles presented at a value of six (6) points, and two (2) of the three (3) trade styles are duplicates, then the correct response would be to delete two (2) of the trade styles. This data must be excluded from the baseline Completeness Score so that IBM is not penalized for removing the invalid data from the applicable records.

                  (ii) If the record has a PO Box that was at one time accurate and the update reveals that the PO Box is no longer valid (perhaps because email has made the necessity obsolete), then the correct response would be to delete the PO Box. As in example (i), this data must be excluded from the baseline Completeness Score so that IBM is not penalized for removing the invalid data from the applicable records.

      7.2 COMPLETENESS SCORE CATEGORIES

            (a) "Full Records" are records designated as BB report types, a BIR, or in layman's terms a record that has a Summary, Finance, History, and Operations section at a minimum.

            (b) "Branch Records" are created as a result of a customer inquiry or Family Tree activity that enhances Family Tree coverage and accuracy. They differ from Full Records and DSRs in the following ways:

                  (i) No sales figure value is available (Super 6 elements rather than Super 7).

                  (ii) Business registration, antecedent, history, email, linkage to parent company and employee variance are not available or do not make sense for Branch Records.

D&B / IBM Confidential

                                     B1-27

                  (iii) Financial Statements can not be populated into Branch
                        Records.

            (c) "DUNS Support Records" or "DSRs" are created as a result of an Inbound Contacts searching for a DUNS Number or Family Tree activity that enhances Family Tree coverage and accuracy. DSR records differ from Full Records and Branch Records in the following ways:

                  (i)   DSRs can be populated with sales figures.

                  (ii) DSRs can be populated with essentially every element a Full Record can have. But the vast majority of time DSRs are skeletal records that are populated with the Super 7 elements necessary for a high quality marketing record.

      7.3 RECORD COMPLETENESS SERVICE LEVEL

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Record             C*     N/A                                    The Completeness                This will be scored          I
Completeness                                                     Scores for Full Records         through a manual
Score - Full                                                     in the North American           sampling until IBM
Records (North                                                   Market accessed by IBM          develops an
America)                                                         shall increase by at least      automated scoring
                                                                 [TBD]% during each              system.
                                                                 rolling 12 month period.

Record             C*     N/A                                    The Completeness                This will be scored          I
Completeness                                                     Scores for Full Records         through a manual
Score - Full                                                     in Europe accessed by           sampling until IBM
Records (Europe)                                                 IBM shall increase by at        develops an
                                                                 least [TBD]% during             automated scoring
                                                                 each rolling 12 month           system.
                                                                 period.

D&B / IBM Confidential

                                     B1-28

                                                                 STEADY STATE SERVICE             MEASUREMENT
CATEGORY          CODE    INTERIM SERVICE LEVEL                         LEVEL                    TOOL / METHOD          DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Record             C*       N/A                                  The Completeness                This will be scored          I
Completeness                                                     Scores for Branch               through a manual
Score - Branch                                                   Records in the North            sampling until IBM
Records (North                                                   American Market                 develops an
America)                                                         accessed by IBM shall           automated scoring
                                                                 increase by at least            system.
                                                                 [TBD]% during each
                                                                 rolling 12 month period.
Record             C*       N/A                                  The Completeness                This will be scored          I
Completeness                                                     Scores for Branch               through a manual
Score - Branch                                                   Records in Europe               sampling until IBM
Records (Europe)                                                 accessed by IBM shall           develops an
                                                                 increase by at least            automated scoring
                                                                 [TBD]% during each              system.
                                                                 rolling 12 month period.
Record             C*       N/A                                  The Completeness                This will be scored          I
Completeness                                                     Scores for DSR's in the         through a manual
Score - DSR's                                                    North American Market           sampling until IBM
(North America)                                                  accessed by IBM shall           develops an
                                                                 increase by at least            automated scoring
                                                                 [TBD]% during each              system.
                                                                 rolling 12 month period.
Record             C*       N/A                                  The Completeness                This will be scored          I
Completeness                                                     Scores for DSR's in             through a manual
Score - DSR's                                                    Europe accessed by IBM          sampling until IBM
(Europe)                                                         shall increase by at least      develops an
                                                                 [TBD]% during each              automated scoring
                                                                 rolling 12 month period.        system.

* During the first ninety (90) day period following the Service Commencement Date, the Parties shall establish baseline completeness scores using data from D&B's existing database performance and discuss whether a business case exists for creating an automated tool that will measure completeness across all records accessed by IBM (vs. a manual process that measures completeness across a sample group of records). During the second ninety (90) day period following the Service Commencement Date, the Parties shall measure IBM's performance

D&B / IBM Confidential

                                     B1-29
and establish a Steady State Service Level using the methodology described in
Section 6.3(d)of Schedule B (Service Levels).

8. QUALITY OF CUSTOMER INTERACTION

                            INTERIM               STEADY STATE SERVICE
CATEGORY          CODE    SERVICE LEVEL                  LEVEL                                   MEASUREMENT TOOL / METHOD
--------------------------------------------------------------------------------------------------------------------------------
U.S.               C      N/A                   [ ]% of Agent interactions             IBM's performance will be measured by
                                                with End Users in the U.S.             listening to a statistically significant
                                                shall meet or exceed                   sample of Agent / End User interactions
                                                applicable Agent Quality               each month.
                                                Standards.
                                                                                       "Agent Quality Standards" shall be
                                                                                       established during the first 90 day period
                                                                                       following Transition, and will include
                                                                                       accent neutralization, adherence to
                                                                                       scripts and sales obligations, tone,
                                                                                       diction, and substantive knowledge
                                                                                       about D&B processes, products, and
                                                                                       systems.
Canada             C      N/A                   [ ]% of Agent interactions             Same as above
                                                with End Users in Canada
                                                shall meet or exceed
                                                applicable Agent Quality
                                                Standards.

Italy              C      N/A                   [ ]% of Agent interactions             Same as above
                                                with End Users in Italy
                                                shall meet or exceed
                                                applicable Agent Quality
                                                Standards.

UK                 C      N/A                   [ ]% of Agent interactions             Same as above
(including                                      with End Users in the UK
Ireland)                                        shall meet or exceed
                                                applicable Agent Quality
                                                Standards.

D&B / IBM Confidential

                                     B1-30

                            INTERIM               STEADY STATE SERVICE
CATEGORY          CODE    SERVICE LEVEL                  LEVEL                                   MEASUREMENT TOOL / METHOD
--------------------------------------------------------------------------------------------------------------------------------
Benelux             C     N/A                   [ ]% of Agent interactions             Same as above
                                                with End Users in Benelux
                                                shall meet or exceed
                                                applicable Agent Quality
                                                Standards.
Family Tree         C     N/A                   [ ]% of Agent interactions             Same as above
                                                with End Users regarding
                                                Family Tree Contacts shall
                                                meet or exceed applicable
                                                Agent Quality Standards.

9. CUSTOMER SATISFACTION

                            INTERIM               STEADY STATE SERVICE
CATEGORY          CODE    SERVICE LEVEL                  LEVEL                                   MEASUREMENT TOOL / METHOD
--------------------------------------------------------------------------------------------------------------------------------
U.S.              C       N/A                   [TBD]% of customers in                 The methodology for measuring
                                                the U.S. surveyed in a                 customer satisfaction that shall be used
                                                month shall give IBM a                 for purposes of this Service Level is
                                                rating of [TBD] or higher              described in Section C of Att A-6-1
                                                on a scale of [TBD] to                 (Contact Center Solution).
                                                [TBD].

Canada            C       N/A                   [TBD]% of customers in                 Same as above
                                                Canada surveyed in a
                                                month shall give IBM a
                                                rating of [TBD] or higher
                                                on a scale of [TBD] to
                                                [TBD].

Italy             C       N/A                   [TBD]% of customers in                 Same as above
                                                Italy surveyed in a month
                                                shall give IBM a rating of
                                                [TBD] or higher on a scale
                                                of [TBD] to [TBD].

D&B / IBM Confidential

                                     B1-31

                            INTERIM               STEADY STATE SERVICE
CATEGORY          CODE    SERVICE LEVEL                  LEVEL                         MEASUREMENT TOOL / METHOD
----------------------------------------------------------------------------------------------------------------
UK                C       N/A                   [TBD]% of customers in                 Same as above
(including                                      the U.K. surveyed in a
Ireland)                                        month shall give IBM a
                                                rating of [TBD] or higher
                                                on a scale of [TBD] to
                                                [TBD].

Benelux           C       N/A                   [TBD]% of customers in                 Same as above
                                                Benelux surveyed in a
                                                month shall give IBM a
                                                rating of [TBD] or higher
                                                on a scale of [TBD] to
                                                [TBD].

Family Tree       C       N/A                   [TBD]% of Family Tree                  Same as above
                                                customers surveyed in a
                                                month shall give IBM a
                                                rating of [TBD] or higher
                                                on a scale of [TBD] to
                                                [TBD].

10. TURN-AROUND TIMES

      10.1 TURN-AROUND TIME SERVICE LEVELS - INCREMENTAL SERVICE LEVEL CREDITS

*

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     B1-32

*

      10.2 TURN-AROUND SERVICE LEVELS

      Each of the Turn-Around Time Service Levels in the tables below contains an "(a)" and a "(b)" element attributable to a designated category of Service request. Each element defines a minimum percentage of requests IBM shall process within the corresponding Turn-Around Time specified in such element. The Service Levels in Section 10.2(a) shall be measured in the aggregate for all requests in each category in the U.S. and Canada. The Service Levels in Section 10.2(b) shall be measured in the aggregate for all requests in each category in Europe.

            (a) North America

                                                       STAGE 1 STEADY         STAGE 2 STEADY             MEASUREMENT
                                 INTERIM SERVICE       STATE SERVICE           STATE SERVICE                TOOL /
CATEGORY                CODE          LEVEL                LEVEL                  LEVEL                     METHOD       DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Contract                 A    (a) 95% of requests in   N/A                   (a) 95% of requests in 24   Measured in the       L
Administration Request        24 hours and (b) 99%                           hours and (b) 99% of        Contract Admin
(Contract Entry)              of requests in 48                              requests in 48 hours.       Reporting
                              hours.                                                                     document using
                                                                                                         the data that is
                                                                                                         housed on an
                                                                                                         internal web
                                                                                                         tool titled
                                                                                                         Contract Admin
                                                                                                         Manager

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     B1-33

                                                       STAGE 1 STEADY         STAGE 2 STEADY             MEASUREMENT
                                 INTERIM SERVICE       STATE SERVICE           STATE SERVICE                TOOL /
CATEGORY                CODE          LEVEL                LEVEL                  LEVEL                     METHOD       DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Contract                 A    (a) 95% of requests in   N/A                   (a) 95% of requests in 1    Measured in the       L
Administration                1 day and (b) 99% of                           day and (b) 99% of          Contract Admin
Request  (Name and            requests in 2 days.                            requests in 2 days.         Reporting document
Address Changes)                                                                                         using the data that
                                                                                                         is housed on an
                                                                                                         internal web tool
                                                                                                         titled Contract
                                                                                                         Admin Manager

Contract                 A    (a) 85% of requests in   N/A                   (a) 85% of requests in 1    Measured in the       L
Administration Request        1 day and (b) 99% of                           day and (b) 99% of          Contract Admin
(Account Transfer)            requests in 2 days.                            requests in 2 days.         Reporting document
                                                                                                         using the data that
                                                                                                         is housed on an
                                                                                                         internal web tool
                                                                                                         titled Contract
                                                                                                         Admin Manager

E-mail Response          B    (a) 90% of requests in   N/A                   (a) 95% of requests in 24   Measured in the       L
                              24 hours and (b) 99%                           hours and (b) 99% of        Sales and Service
                              of requests in 48                              requests in 48 hours.       Postmaster web tool
                              hours.

D&B / IBM Confidential

                                     B1-34

                                                       STAGE 1 STEADY         STAGE 2 STEADY             MEASUREMENT
                                 INTERIM SERVICE       STATE SERVICE           STATE SERVICE                TOOL /
CATEGORY                CODE          LEVEL                LEVEL                  LEVEL                     METHOD       DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Standard Service         D    (a) 53% of requests in   (a) 58% of requests   (a) 64% of requests in 3    Measured in the      L
Failure - US and              3 days and (b) 99% of    in 3 days and (b) 98% days and (b) 98% of         D&B Ticker
Complaints - US (not          requests in 7 days.      of requests           requests in 5 days.         Report
including U.S.                                         in 6 days.
Priority 1 or 2 Day)

Service Failure - US     D    (a) 90% of requests in   (a) 93% of requests   (a) 95% of requests in      Measured in the      L
Priority 1-Day**              1.5 days and (b) 95%     in 1.5 days and (b)   1.5 days and (b) 99% of     D&B Ticker Report
                              of requests in 2         97% of requests in 2  requests in 2 days.
                              days.                    days.

Service Failure - US     D    (a) 90% of requests in   (a) 93% of requests   (a) 95% of requests in      Measured in the      L
Priority 2-Day**              2.5 days and (b) 95%     in 2.5 days and (b)   2.5 days and (b) 99% of     D&B Ticker Report
                              of requests in 3         97% of requests in 3  requests in 3 days.
                              days.                    days.

CRC Renewals             D    (a) 85% of requests in   (a) 87% of requests   (a) 90% of requests in 60   Measured in the       L
                              60 days and (b) 95% of   in 60 days and (b)    days and (b) 95% of         Schedule Pace
                              requests in 90 days.     95% of requests in    requests in 90 days.        Report and the
                                                       90 days.                                          Associate/Overall
                                                                                                         productivity
                                                                                                         Reports

D&B / IBM Confidential

                                     B1-35

                                                       STAGE 1 STEADY         STAGE 2 STEADY             MEASUREMENT
                                 INTERIM SERVICE       STATE SERVICE           STATE SERVICE                TOOL /
CATEGORY                CODE          LEVEL                LEVEL                  LEVEL                     METHOD       DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Record Rework            C    (a) [TBD] of requests    N/A                   (a) [TBD] of requests in    TBD                   M
                              in [TBD] days and (b)                          [TBD] days and (b) [TBD]%
                              [TBD]% of requests in                          of requests in [TBD] days.
                              [TBD] days.

Fulfillment Request      D    (a) Average of all       (a) Average of all    (a) Average of all          Measured in the       L
(Originating Reports)         requests in 3.4 days     requests in 3.2 days  requests in 3.0 days and    ICW Production
                              and (b) 99% of           and (b) 99% of        (b) 99% of requests in 5    Report using
                              requests in 7 days.      requests in 6 days.   days.                       data from the
                                                                                                         Quality Stats
                                                                                                         database.

Fulfillment Request      D    (a) Average of all       (a) Average of all    (a) Average of all          Tracked manually      L
(Trade Requests)              requests in 4 days and   requests in 3.75 days requests in 3.5 days and    using data from
                              (b) 99% of requests in   and (b) 99% of        (b) 99% of                  the Tracer Systems
                              7 days.                  requests in 6 days.   requests in 5               and PYS access
                                                                             days.                       database

Inquiry Screening        A    (a) Average of all                             (a) Average of all          Measured in the       L
Transaction                   requests in 0.83 days                          requests in 0.83 days and   Screening Report
                              and (b) 99% of                                 (b) 99% of requests in 2    using data from ICW
                              requests in 2 days.                            days.                       / Mainframe

D&B / IBM Confidential

                                     B1-36

                                                       STAGE 1 STEADY         STAGE 2 STEADY             MEASUREMENT
                                 INTERIM SERVICE       STATE SERVICE           STATE SERVICE                TOOL /
CATEGORY                CODE          LEVEL                LEVEL                  LEVEL                     METHOD       DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Usage Requests           D    (a) Average of all       (a) Average of all    (a) Average of all          Measured in the       L
(Complex)                     requests in 2.4 days     requests in 2.2 days  requests in 2.0 days and    Flash Report
                              and (b) 99% of           and (b) 99% of        (b) 99% of requests in 7    using data that
                              requests in 7 days.      requests in 7 days.   days.                       is retrieved
                                                                                                         from an internal
                                                                                                         web tool
                                                                                                         called Usage
                                                                                                         Monthly Reports

Family Tree -            A    (a) 95% of the           N/A                   (a) 95% of the assigned     Measured through      M, G
Corporate Family              assigned trees in 30                           trees in 30 days and (b)    D&B's internal
Updates (Scheduled)           days and (b) 100% of                           100% of the assigned        tracking database
                              the assigned trees in                          trees in 60 days.
                              60 days.

Family Tree Linkage      D    (a) 90% of requests in   (a) 90% of requests   (a) 90% of requests in 7    Measured in the       M
Validation and Error          10 days and (b) 99% of   in 8 days and (b) 99% days and (b) 98% of         Children On Stop
Resolution                    requests in 30 days.     of requests in 25     requests in 20 days.        Report
                                                       days.

Family Tree Corporate    D    (a) 90% of requests in   (a) 93% of requests   (a) 95% of requests in 10   Measured in the       M
Updates  (ad hoc)             14 days and (b) 98% of   in 12 days and (b)    days and (b) 98% of         Family Tree
                              requests in 30 days.     98% of requests in 30 requests in 30 days.        Completed Report
                                                       days.

D&B / IBM Confidential

                                     B1-37

                                                       STAGE 1 STEADY         STAGE 2 STEADY             MEASUREMENT
                                 INTERIM SERVICE       STATE SERVICE           STATE SERVICE                TOOL /
CATEGORY                CODE          LEVEL                LEVEL                  LEVEL                     METHOD       DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
ACUG Public Records      A    95% of the assigned      N/A                   95% of the assigned         Measured in the       L
Update*                       requests in 30 days                            requests in 30 days and     ACUG Reporting
                              and 100% of assigned                           100% of assigned requests   document
                              requests in 60 days.                           in 60 days.

E-Update Validation      D    (a) Average of all       (a) Average of all    (a) Average of all          Measured in the       L
(Regular and Financial)       requests in 6 days and   requests in 5 days    requests in 4 days and      eUpdate Turnaround
                              (b) 99% of requests in   and (b) 99% of        (b) 99% of requests in 30   and eUpdate
                              30 days.                 requests in 30 days.  days.                       Productivity
                                                                                                         Reports

* With respect to the ACUG Public Company Service Level set forth above, D&B will forecast monthly volumes at the beginning of each calendar year based on the average monthly volumes for the prior calendar year ("ACUG Monthly Volumes)".

      (1) During the Interim Service Level period, the ACUG Public Company Service Levels shall not apply to: (a) any volume of ACUG Public Company Services in excess of one hundred percent (100%) of the applicable ACUG Monthly Volumes, except that D&B may request up to one hundred-ten percent (110%) of such volumes four (4) months out of each rolling twelve (12)-month period or (b) any volume of ACUG Public Company Services in excess of one hundred-ten (110%) of the applicable ACUG Monthly Volumes.

      (2) During the Stage 1 Steady State Service Level period, the ACUG Public Company Service Levels shall not apply to: (a) any volume of ACUG Public Company Services in excess of one hundred percent (100%) of the applicable ACUG Monthly Volumes, except that D&B may request up to one hundred-fifteen (115%) of such volumes four (4) months out of each rolling twelve (12)-month period or (b) any volume of ACUG Public Company Services in excess of one hundred-fifteen (115%) of the applicable ACUG Monthly Volumes.

      (3) During the Stage 2 Steady-State Service Level period, the ACUG Public Company Service Levels shall not apply to (a) any volume of ACUG Public Company Services in excess one hundred percent (100%) of the applicable ACUG Monthly Volumes, except that D&B may request up to one hundred twenty five (125%) of such volumes four (4)

D&B / IBM Confidential

                                     B1-38
months out of each rolling twelve (12)-month period or (b) any volume of ACUG Public Company Services in excess of one hundred twenty-five (125%) of the applicable ACUG Monthly Volumes.

** Requests in the Service Failure - US Priority 1-Day and Service Failure - US Priority 2-Day categories will be designated by D&B as Priority 1-Day or 2-Day as requested by the customer.

      (b) Europe

                                                      STAGE 1 STEADY           STAGE 2 STEADY             MEASUREMENT
                                INTERIM SERVICE       STATE SERVICE            STATE SERVICE                TOOL /
CATEGORY               CODE         LEVEL                 LEVEL                     LEVEL                   METHOD      DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Service Failures -     D    (a) 88% of requests in (a) 92% of requests in 3   (a) 95% of requests in 3   Various D&B          L
Europe (Excluding           3 days and (b) 99% of  days and (b) 99% of        days and (b) 98% of        European
Priority)                   requests in 7 days.    requests in 6 days.        requests in 5 days.        systems reports

Service Failures -     D    (a) 80% of requests in (a) 86% of requests in 2   (a) 95% of requests in 2   Various D&B          L
Europe (Priority)           2 days and (b) 93% of  days and (b) 98% of        days and (b) 98% of        European
and all Complaints -        requests in 3 days.    requests in 3 days.        requests in 3 days.        systems reports
Europe

EMC Customer Service   D    (a) 80% of requests in (a) 83% of requests in 2   (a) 85% of requests in 2   Manual count         L
Requests                    2 days.                days.                      days and (b) 99% of
                                                                              requests in 5 days.

D&B / IBM Confidential

                                     B1-39

                                                      STAGE 1 STEADY           STAGE 2 STEADY             MEASUREMENT
                                INTERIM SERVICE       STATE SERVICE            STATE SERVICE                TOOL /
CATEGORY               CODE         LEVEL                 LEVEL                     LEVEL                   METHOD      DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Family Tree            A    (a) 95% of the         N/A                        (a) 95% of the assigned    Measured            M, G
Corporate Updates           assigned trees in 30                              trees in 30 days and (b)   through D&B's
(Scheduled)                 days and (b) 100% of                              100% of the assigned       internal
                            the assigned trees in                             trees in 60 days.          tracking
                            60 days.                                                                     database

Family Tree            D    (a) 90% of requests in (a) 93% of requests in 12  (a) 95% of requests in 10  Measured in the      M
Corporate Updates           14 days and (b) 98% of days and (b) 98% of        days and (b) 98% of        Family Tree
(ad hoc)                    requests in 30 days.   requests in 30 days.       requests in 30 days.       Completed Report

VIP Request            C    (a) [TBD]% of requests (a) [TBD]% of requests in  (a) [TBD]% of requests in  Measured in the      L
(Companies in               in [TBD] time and (b)  [TBD] time and (b) [TBD]%  [TBD] time and (b) [TBD]%  Online Usage
Holland)                    [TBD]% of requests in  of requests in [TBD] time. of requests in [TBD] time. Statement
                            [TBD] time.

VIP Request            C    (a) [TBD]% of requests (a) [TBD]% of requests in  (a) [TBD]% of requests in  Measured in the      L
(International              in [TBD] time and (b)  [TBD] time and (b) [TBD]%  [TBD] time and (b) [TBD]%  Online Usage
companies other than        [TBD]% of requests in  of requests in [TBD] time. of requests in [TBD] time. Statement
U.S. and Europe) [TBD]
time.

VIP Request  (U.S.     C    (a) [TBD]% of requests (a) [TBD]% of requests in  (a) [TBD]% of requests in  Measured in the      L
or European                 in [TBD] time and (b)  [TBD] time and (b) [TBD]%  [TBD] time and (b) [TBD]%  Online Usage
companies other than        [TBD]% of requests in  of requests in [TBD] time. of requests in [TBD] time. Statement
Holland) [TBD] time.

D&B / IBM Confidential

                                     B1-40

                                                      STAGE 1 STEADY           STAGE 2 STEADY             MEASUREMENT
                                INTERIM SERVICE       STATE SERVICE            STATE SERVICE                TOOL /
CATEGORY               CODE         LEVEL                 LEVEL                     LEVEL                   METHOD      DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
Customer Service       D    (a) 80% of requests in (a) 83% of requests in 2   (a) 85% of requests in 2   Measured in          L
Requests - Europe           2 days.  This will be  days.  This will be        days and (b) 99% of        WINIDM and OLA
And   Order Requests        measured aggregating   measured aggregating all   requests in 5 days.
- Europe                    all requests from the  requests from the
                            following Service      following Service Level
                            Level Categories: (a)  Categories: (a) Customer
                            Customer Service,      Service, Order Requests;
                            Requests and Order     (b) Technical Support; and
                            Requests; (b)          (c) all requests from Gold
                            Technical Support; and Service Customer.
                            (c) all requests from
                            Gold Service Customers.

Technical Support      C    N/A - See above.       N/A - See above.           (a) [TBD]% of requests in  N/A - See above      L
Requests                                                                      [TBD] days and (b) [TBD]%
                                                                              of requests in [TBD]
                                                                              days.

Gold Service           C    N/A - See above.       N/A -  See above.          (a) [TBD]% of requests in  N/A - See above      L
Requests                                                                      [TBD] days time and (b)
                                                                              [TBD]% of requests in
                                                                              [TBD] days.

D&B / IBM Confidential

                                     B1-41

                                                      STAGE 1 STEADY           STAGE 2 STEADY             MEASUREMENT
                                INTERIM SERVICE       STATE SERVICE            STATE SERVICE                TOOL /
CATEGORY               CODE         LEVEL                 LEVEL                     LEVEL                   METHOD      DESIGNATION
------------------------------------------------------------------------------------------------------------------------------------
File Update Request    C*   (a) [TBD]% of requests (a) [TBD]% of requests in  (a) 95% of requests in 5                        L
(File Build)                in 5 days and (b)      5 days and (b) [TBD]% of   days and (b) 99% of
                            [TBD]% of requests in  requests in 10 days.       requests in 10 days.
                            10 days.

File Update             C*  (a) [TBD]% of          (a) [TBD]% of              (a) 95% of requests                             L
Request                     requests in 5          requests in 5 days         in 5 days and (b)
(File                       days and (b)           and (b) [TBD]% of          99% of requests in
Maintenance)                [TBD]% of              requests in 10             10 days.
                            requests in 10         days.
                            days.


* The Interim Service Levels in the File Update Request (File Build) and File Update Request (File Maintenance) Turn-Around Time Service Level Categories will be established on May 1, 2005, using the benchmarked data collected from the Service Commencement date through April 30, 2005. The Interim Service Level will remain in effect until October 1, 2005 when the Stage 1 Steady State Service
Level becomes effective. The Stage 1 Steady State Service Level will be established based on the mid-point between the Interim Service Level and the Stage 2 Steady State Service Level, and will remain in effect until January 1, 2006. The Stage 2 Steady State Service Level will become effective on January 1, 2006 and will remain in effect for the remainder of the Term.

      (c) Personal Investigations Service Level

      During Transition, the Parties shall either (i) establish a Turn-Around Time Service Level for Personal Investigations in the US and Europe or (ii) incorporate Personal Investigations into existing Turn-Around Time Service Levels. Using historical data to be provided by D&B, the Parties will agree upon code designations for the new or adjusted Service Level and a corresponding Interim Service Level and Stage 1 and Stage 2 Steady State Service Levels if appropriate.

D&B / IBM Confidential

                                     B1-42

                                ATTACHMENT B-1-1
                     RECORD COMPLETENESS SCORE POINT VALUES

                                  FULL REPORTS

US POINT VALUES                                          UK & ITALY POINT VALUES

Data Element            Points   Point Type          Data Element                  Points              Point Type
-----------------------------------------------------------------------------------------------------------------
Name                     10      Core Pt        Business Name                        10                 Core Pt

Address                  10      Core Pt        Trading Address                      10                 Core Pt

Phone                    10      Core Pt        Main Telephone Number                                   Core Pt

Employees                10      Core Pt        Employees Group Total,               10                 Core Pt
                                                Employees at HQ, Total
                                                Number Employed in the
                                                Business

1st SIC (not 99 99)      10      Core Pt        1st LOB, 8 Digit SIC (not            10                 Core Pt
                                                99 99)

2nd SIC (not 99 99)       2      Bonus Pt       2nd LOB, 8 Digit SIC (not             2                 Bonus Pt
                                                99 99)

3rd SIC (not 99 99)       2      Bonus Pt       3rd LOB, 8 Digit SIC (not             2                 Bonus Pt
                                                99 99)

4th SIC (not 99 99)       2      Bonus Pt       4th LOB, 8 Digit SIC (not             2                 Bonus Pt
                                                99 99)

5th SIC (not 99 99)       2      Bonus Pt       5th LOB, 8 Digit SIC (not             2                 Bonus Pt
                                                99 99)

6th SIC (not 99 99)       2      Bonus Pt       6th LOB, 8 Digit SIC (not             2                 Bonus Pt
                                                99 99)

Primary Contact          10      Core Pt        Principals Names &                   10                 Core Pt
                                                Function Titles

Sales                    10      Core Pt        Sales                                10                 Core Pt

Super 7                  20      Bonus Pt       Super 7                              20                 Bonus Pt

History Not              10      Core Pt
Incomplete

D&B / IBM Confidential

                                      B3-1

Ownership                10      Core Pt        Legal Structure                    10              Core Pt

Business                 10      Core Pt        Company Registration               10              Core Pt
Registration                                    Number

Financial                10      Bonus Pt
Statement

1st Trade Style           5      Bonus Pt       1st Trading Style                   5              Bonus Pt

2nd Trade Style           5      Bonus Pt       2nd Trading Style                   5              Bonus Pt

3rd Trade Style           5      Bonus Pt       3rd Trading Style                   5              Bonus Pt

4th Trade Style           5      Bonus Pt       4th Trading Style                   5              Bonus Pt

PO Box                    5      Bonus Pt

Emp Variance              5      Bonus Pt

Linkage Parent           20      Bonus Pt
DUNS
                                                Shareholder Participations          5              Core Pt
                                                (Benelux)

                                                Import Export (Benelux)             5              Core Pt

                                                Special Events (Belgium &           5              Bonus Pt
                                                Luxemburg)

                                                Legal Events (Luxemburg)            5              Bonus Pt

                                                Protested Bills (Luxemburg)         5              Bonus Pt

                                                Rating (Luxemburg)                  5              Bonus Pt

                                                Max Credit (Luxemburg)              5              Bonus Pt

                                                VAT #                              10              Core Pt

                                                FAX #                              10              Core Pt

                                                Bank Name/Location/Sort            10              Core Pt
                                                #

                                                Year Business Started              10              Core Pt

                                                Managing Director                  10              Core Pt

                                                Financial Director                 10              Core Pt

Benelux = Belgium, Netherlands & Luxemburg

D&B / IBM Confidential

                                      B3-2

                                 BRANCH REPORTS

US POINT VALUES                                          UK & ITALY POINT VALUES

Data Element            Points   Point Type          Data Element                  Points              Point Type
-----------------------------------------------------------------------------------------------------------------
Name                     10      Core Pt        Business Name                        10                 Core Pt

Address                  10      Core Pt        Trading Address                      10                 Core Pt

Phone                    10      Core Pt        Main Telephone Number                10                 Core Pt

Employees                10      Core Pt        Employees at Branch                  10                 Core Pt
                                                Location

1st SIC                  10      Core Pt        1st LOB, 8 Digit SIC (not            10                 Core Pt
                                                99 99)

2nd SIC                   2      Bonus Pt       2nd LOB, 8 Digit SIC (not             2                 Bonus Pt
                                                99 99)

3rd SIC                   2      Bonus Pt       3rd LOB, 8 Digit SIC (not             2                 Bonus Pt
                                                99 99)

4th SIC                   2      Bonus Pt       4th LOB, 8 Digit SIC (not             2                 Bonus Pt
                                                99 99)

5th SIC                   2      Bonus Pt       5th LOB, 8 Digit SIC (not             2                 Bonus Pt
                                                99 99)

6th SIC                   2      Bonus Pt       6th LOB, 8 Digit SIC (not             2                 Bonus Pt
                                                99 99)

Primary Contact          10      Core Pt        Branch Managers Name                 10                 Core Pt

Super 6                  20      Core Pt        Super 6                                                 Core Pt

1st Trade Style          5       Bonus Pt       1st Trading Style                     5                 Bonus Pt

2nd Trade Style          5       Bonus Pt       2nd Trading Style                     5                 Bonus Pt

3rd Trade Style          5       Bonus Pt       3rd Trading Style                     5                 Bonus Pt

4th Trade Style          5       Bonus Pt       4th Trading Style                     5                 Bonus Pt

PO Box                   5       Bonus Pt                                             5                 Bonus Pt

No branches are manually keyed in Netherlands, Branch Scoring Logic is the same for UK, Italy, Belgium and Luxemburg.

D&B / IBM Confidential

                                      B3-3

                              DUNS SUPPORT REPORTS

US POINT VALUES                      UK, ITALY, NETHERLANDS, BELGIUM & LUXEMBURG
                                                     POINT VALUES

Data Element            Points   Point Type          Data Element                  Points              Point Type
-----------------------------------------------------------------------------------------------------------------
Name                     10      Core Pt        Business Name                        10                 Core Pt

Address                  10      Core Pt        Trading Address                      10                 Core Pt

Phone                    10      Core Pt        Main Telephone Number                10                 Core Pt

Employees                10      Core Pt        Employees Group Total,               10                 Core Pt
                                                Employees at HQ, Total
                                                Number Employed in the
                                                Business

1st SIC (not 99 99)      10      Core Pt        1st LOB, 8 Digit SIC (not            10                 Core Pt
                                                99 99)

2nd SIC (not 99 99)       2      Bonus Pt        2nd LOB, 8 Digit SIC (not            2                 Bonus Pt
                                                99 99)

3rd SIC (not 99 99)       2      Bonus Pt        3rd LOB, 8 Digit SIC (not            2                 Bonus Pt
                                                99 99)

4th SIC (not 99 99)       2      Bonus Pt        4th LOB, 8 Digit SIC (not            2                 Bonus Pt
                                                99 99)

5th SIC (not 99 99)       2      Bonus Pt        5th LOB, 8 Digit SIC (not            2                 Bonus Pt
                                                99 99)

6th SIC (not 99 99)       2      Bonus Pt        6th LOB, 8 Digit SIC (not            2                 Bonus Pt
                                                99 99)

Primary Contact          10      Core Pt        Principals Names &                   10                 Core Pt
                                                Function Titles

Sales                    10      Core Pt        Sales                                10                 Core Pt

Super 7                  20      Core Pt        Super 7                              20                 Bonus Pt

1st Trade Style           5      Bonus Pt        1st Trading Style                    5                 Bonus Pt

2nd Trade Style           5      Bonus Pt        2nd Trading Style                    5                 Bonus Pt

3rd Trade Style           5      Bonus Pt        3rd Trading Style                    5                 Bonus Pt

D&B / IBM Confidential

                                      B3-4

4th Trade Style           5      Bonus Pt       4th Trading Style                  5                   Bonus Pt
PO Box                    5      Bonus Pt

                         10      Bonus Pt

UK & Italy's requirement that Interviewee Name and Interviewee Position be part of the data element scoring logic is unnecessary as the SLA requires 98% Properly Documented Contacts (for the CRM component of the SOW).

Duns Support Record Scoring logic is the same for UK, Italy, Netherlands, Belgium and Luxemburg.

D&B / IBM Confidential

                                      B3-5

                                   EXHIBIT B-2
                         DATA PROGRAMMING SERVICE LEVELS

1. DELIVERY SERVICES

      1.1 DEFINITIONS FOR DELIVERY SERVICE LEVELS

            (a) "Commitment Date" shall mean the date by which IBM is required to deliver a Delivery Project to D&B or a D&B customer.

                  (i) Unless the Parties agree upon an earlier date for a particular Delivery Project, the Commitment Date for a Standard Delivery Project shall be determined based on the IBM Turn-Around Times provided in Attachment B-2-1 (Delivery Project Turn-Around Times). For example, if the IBM Turn-Around Time for a particular Delivery Project is three days, then the Commitment Date shall be three days after the day IBM receives a request and product specifications required to fabricate the Delivery Project.

                  (ii) The Commitment Date for a Priority Delivery Project shall be either the same day or the following day, as designated by D&B.

            (b) "Defect" shall mean a processing or programming error or other failure to comply with applicable Delivery Project specifications.

            (c) "Delivery Project" shall mean an RMS, SMS, S&MS or other project involving design, generation, and distribution of D&B products or services.

            (d) "EOM Delivery Project" shall mean a Delivery Project that needs to be completed in an expedited manner in order to meet an end-of-month deadline (which shall be the next to last Business Day of each month unless defined otherwise by the D&B's billing and revenue recognition department).

            (e) "Priority Delivery Project" shall mean a Delivery Project for a Gold Service Customer, EOM Delivery Project, or other Delivery Project that a D&B customer requires on an expedited basis.

            (f) "Project Sizing Request" shall mean a request from D&B to provide project size information for products requested by D&B customers.

D&B / IBM Confidential

                                     B-2-1

            (g) "Project Sizing Time" for each Project Sizing Request shall be measured from (i) the moment D&B provides IBM with the request and the corresponding product specifications, until (ii) the moment IBM provides the required sizing information to D&B.

            (h) "Service Request" shall mean a request by D&B for assistance with customer calls, project sizing, project prioritization or planning, or other inquires related to the Services.

            (i) "Service Request Response Time" shall be measured from (i) the moment IBM receives a Service Request, until (ii) the moment a IBM resource with appropriate knowledge, language skills, and experience responds to the Service request and begins providing the requested assistance.

            (j) "Standard Delivery Projects" shall mean all Delivery Projects that are not Priority Delivery Projects.

      1.2 SERVICE REQUESTS

            (a) Measurement Information

            IBM will track and measure its performance against the Service Levels in this Section 1.2 using manual call logs or the tracking tools IBM implements during Transition.

            (b) Service Levels

       SERVICE LEVEL             CODE                                       SERVICE LEVEL METRIC
---------------------------- ------------- -----------------------------------------------------------------------------------------
Service Request                   A        (a) The average Service Request Response Time for Service Requests made by D&B during
Response Time                               normal hours of operation (specified in Section 2.2 of Exhibit A-2 (Data Programming
                                            Services) shall be less than or equal to 1.25 hours; and

                                           (b) No single Service Request Response Time shall exceed 2 hours.

                                           IBM shall use Commercially Reasonable Efforts to respond to requests outside of normal hours of operation.

Project Sizing Time               A        (a) The average Project Sizing Time for Project Sizing Requests shall be less than or equal to 5 hours; and

                                           (b) No single Project Sizing Time shall exceed 8 hours.

D&B / IBM Confidential

                                     B-2-2

      1.3 ON-TIME PROJECT DELIVERY

            (a) Measurement Information

                  (i) A Delivery Project shall be considered "completed and delivered" when (A) IBM has performed all applicable Services described in Section 2.3 of Exhibit A-2 (Data Programming Services) or in the applicable project plan,
                        (B) IBM has satisfied and verified all items on the applicable quality checklist attached as Attachment A2-4 (DP Quality Checklists), and (C) the project has passed quality assurance testing performed by D&B.

                  (ii) IBM will track and measure its performance against the Service Levels in this Section 1.3 using manual call logs or the tracking tools IBM implements during Transition.

                  (iii) In order to leverage the time zone differences between the U.S. and India, for purposes of measuring IBM's performance against the Service Levels in this Section
                        1.3 for Delivery Projects in the U.S., the period between 20:00 (Eastern Time) and 11:00 (Eastern Time) the following morning shall be considered one "day". Subsequent "days" shall be measured in 24 hour increments from 11:00 to 11:00 each day. For example, if D&B provides IBM with an order for a Delivery Project at 17:00 Tuesday, and the Commitment Date specified in Attachment B-2-1 (Delivery Project Turn-Around Times) is 2 days later, then IBM will be required to complete the Delivery Project by 11:00 Thursday (i.e., 17:00 Tuesday to 11:00 Wednesday is one day; 11:00 Wednesday to 11:00 Thursday is a second day).

      (b) Service Levels

SERVICE LEVEL            CODE                                                   SERVICE LEVEL METRIC
------------------------------------------------------------------------------------------------------------------------------------
Standard Delivery         A               99.0% of Standard Delivery Projects shall be completed and delivered before their
Projects                                  respective Commitment Dates.

Priority Delivery         A               100% of Priority Delivery Projects shall be completed and delivered before their
Projects*                                 respective Commitment Dates.


D&B / IBM Confidential

                                     B-2-3

SERVICE LEVEL            CODE                                                   SERVICE LEVEL METRIC
------------------------------------------------------------------------------------------------------------------------------------
EOM Delivery Projects     A               100% of Delivery Project orders submitted to IBM in a month by 11:00
                                          a.m. Eastern Time on the next to last Business Day of the month (or such other end-of-month deadline defined by D&B's billing and revenue recognition department) shall be completed by 4:00 p.m.
                                          Eastern Time the same day.

------------------------

      * IBM acknowledges that a substantial portion (10% to 15%) of the Delivery Projects it creates shall be done on a priority basis, particularly during month-end, quarter-end, and year-end peak times. IBM shall manage and supplement its resources as necessary to accommodate such projects.

      1.4 QUALITY

            (a) Measurement Information

            IBM's performance against the Service Levels in this Section 1.4 shall be measured using a statistically significant Sample Group for each country to which IBM delivers D&B Products. The Sample Group for each month shall be made up of all Delivery Projects in each such country that are quality checked by a D&B Project Manager during such month. D&B shall generate a report each month identifying the Delivery Projects by country that make up the Sample Group and the number of Delivery Projects in the Sample Group with Defects. This report shall be used to assess IBM's performance against the Service Levels.

            (b) Service Levels

      SERVICE LEVEL          CODE                                            SERVICE LEVEL METRIC
------------------------------------------------------------------------------------------------------------------------------------
Delivery Project Quality  -   A            The Defect Rate for Delivery Projects delivered in a month to Gold Service Customers will
Gold Service Customers                     be less than or equal to 1%.

Delivery Project Quality  -   A            The Defect Rate will be less than or equal to 2% in each region (i.e., U.S., Canada, and
Non-Gold Service Customers                 Europe) for Delivery Projects for customers other than Gold Service Customers (i.e.,
                                           Defect Rate will be measured separately for each region and in each case shall be less than 2%).

D&B / IBM Confidential

                                     B-2-4

2. GLOBAL TRADE SERVICES

      2.1 DEFINITIONS FOR GLOBAL TRADE SERVICE LEVELS

            (a) "ABEND Resolution Time" shall be measured for each ABEND from
(i) the moment the ABEND is identified to IBM by D&B systems, until (ii) the moment IBM completes the functions described in Section 1.3(c) of Exhibit A-2 (Data Programming Services) required to eliminate the ABEND and sends a corrected file back to D&B for subsequent processing.

            (b) "Benefit/Incentive Turn-around Time" shall be measured for each Benefit/Incentive requested from (i) the moment D&B requests a Benefit/Incentive, until (ii) the moment IBM completes the functions described in Section 1.3(e) of Exhibit A-2 (Data Programming Services).

            (c) "Delinquent File Turn-around Time" shall be measured for each Delinquent File from (i) the date the Delinquent File is identified to IBM by D&B, until (ii) the date a current version of the Delinquent File is obtained from the applicable customer and passed back to D&B, or the customer notifies IBM it will provide a file by the next expected submission date.

            (d) "I Case Resolution Time" shall be measured for each I Case from
(i) the moment D&B identifies an I Case to IBM, until (ii) the day IBM performs the functions described in Section 1.3(d) of Exhibit A-2 (Data Programming Services) necessary to resolve the I Case. Resolution of an I Case requires investigation of the cause of the I Case (including reviewing historical numbers and data on the case file), corrections of all problems or inconsistencies in the I Case, and submission of an error-free file back to D&B for re-processing.

            (e) "Manual File Pre-Processing Turn-around Time" for each file requiring manual pre-processing will be measured from (i) the moment D&B makes a file requiring manual preprocessing available to IBM, until (ii) the moment IBM completes the processing described in Section 1.3(b) of Exhibit A-2 (Data Programming Services) necessary to pass the file to the next automated step in the trade processing process.

            (f) "Priority Benefit/Incentive" shall mean a Benefit/Incentive that D&B customers require on an expedited basis, as designated by D&B.

            (g) "Standard Benefit/Incentive" shall mean a Benefit/Incentive other than a Priority Benefit/Incentive.

D&B / IBM Confidential

                                     B-2-5

      2.2 MEASUREMENT INFORMATION

      IBM shall track and report its performance against the Global Trade Service Levels manually (using an excel spreadsheet or other means agreed by the parties) on a monthly basis.

      2.3 SERVICE LEVELS

SERVICE LEVEL CATEGORY            CODE                                          SERVICE LEVEL METRIC
------------------------------------------------------------------------------------------------------------------------------------
Delinquency File                   A          (a) The average Delinquent File Turn-around Time for Delinquent Files identified by
Turn-around Time                              D&B in a month shall be less than or equal to 4 days;

                                              (b) No single Delinquent File Turn-around Time shall exceed 7 days; and

                                              (c) No more than 5% of Delinquent Files in a month may be resolved by obtaining a customer commitment to send the file on the next expected submission date and no more than 5% of Delinquent Files shall require D&B assistance to resolve.

Manual File Processing             A          (a) The average Manual File Pre-Processing Turn-around Time for files requiring manual
Time                                          pre-processing in a month shall be less or equal to 1 day;

                                              (b) No single Manual File Pre-Processing Turn-around Time shall exceed 3 days; and

                                              (c) No more than 10% of manual files in a month shall require D&B assistance to process.

D&B / IBM Confidential

                                     B-2-6

SERVICE LEVEL CATEGORY            CODE                                          SERVICE LEVEL METRIC
------------------------------------------------------------------------------------------------------------------------------------
ABEND Resolution                   A          (a) The average ABEND Resolution Time for all ABENDs occurring in a month shall be less than or equal to 1.5 days;

                                              (b) No single ABEND Resolution Time shall exceed 3 days, and

                                              (c) No more than 10% of ABENDS in a month shall require D&B assistance to resolve.

I Case Resolution                  A          (a) The average I Case Resolution Time for all I Cases occurring in a month shall be less than or equal to 1 day;

                                              (b) No single I Case Resolution Time shall exceed 2 days; and

                                              (c) No more than 20% of I-Case Reports in Europe and 10% of I-Case Reports outside of
                                              Europe shall require D&B assistance to resolve.

Standard Benefits and              A          (a) The average Benefit/Incentive Turn-around Time for Standard Benefits/Incentives
Incentives                                    shall be less than or equal to 1.5 days; and

                                              (b) No single Benefit/Incentive Turn-around Time for a Standard Benefit/Incentive shall exceed 3 days.

Priority Benefits and              A          100% of Benefit/Incentive Turn-around Times for Priority Benefits/Incentives shall
Incentives                                    be less than or equal to 1 day.

D&B / IBM Confidential

                                     B-2-7

                                ATTACHMENT B-2-1
                 DELIVERY COMMITMENT DATES - STANDARD PROJECTS

      This Attachment B-2-1 provides the Commitment Dates for Standard Delivery Projects. The product names listed below correspond to RMS, S&MS, and SMS products D&B's sales team will list on each order form. All references to "days" refer to calendar days.

1. STANDARD AND CUSTOM PRODUCTS

      The Commitment Dates vary depending on whether the requested D&B Product is a "standard" or "custom" product.

      1.1 STANDARD PRODUCTS

      For purposes of measuring the Service Levels, a "standard" product is a product that is fabricated using pre-defined processes and output file layouts that require little to no manipulation. Standard products may involve simple appends of additional data elements from existing niche files.

      1.2 CUSTOM PRODUCTS

            (a) For purposes of measuring the Service Levels, a "custom" product is a complex product that requires program development and extensive processing to fabricate. The following are some of the factors that make a product "custom":

                  (i)   Transformation of data into custom layout(s).

                  (ii)  Inclusion of historical data.

                  (iii) Corporate Family Linkage.

                  (iv)  Size of the universe being processed.

                  (v)   Inclusion of Customer data.

                  (vi)  Off-site processing.

            (b) Custom processing is broken into two separate categories: Ad-hoc and Scheduled.

                  (i) "Ad-hoc" requests are one-time jobs requested by a customer at any time during a month. The Commitment Dates for custom Ad-hoc deliverables will be determined by the Parties based on the details of the customer's request and the amount of work required.

                  (ii) "Scheduled" work is produced on a pre-determined schedule, usually monthly or quarterly. The product deliverable may remain constant for the length of a contract

D&B / IBM Confidential

                                     B-2-1
                        or may change each update based on the needs of a customer. The Commitment Dates for scheduled products and customers existing as of the Effective Date will continue to apply after the Effective Date. The Commitment Dates for new scheduled requests will be determined by the Parties based on the details of the customer's contract and the level of work required.

      1.3 TURN-AROUND TIMES

            (a) The "Aggregate Turn-Around Times" in the tables below reflect the end-to-end time periods in which a D&B Product needs to be fabricated and distributed. They include time for D&B to perform its project management and related activities and time for IBM to complete the required Services that are within the scope of the Agreement.

            (b) The "IBM Turn-Around Times" in the table below provide the turn-around times during which IBM must perform its responsibilities with respect to each Delivery Project.

                  (i) The Aggregate Turn-Around Time and the IBM Turn-Around times are equal in cases where IBM is responsible for all aspects of the fabrication and delivery process (i.e., there is no project manager oversight).

                  (ii) The IBM Turn-Around Times will be used to establish the Commitment Date for each Delivery Project and to measure IBM's performance against the on-time delivery Service Levels in Section 1.3 of Exhibit B-2 (Data Programming Service Levels).

2. RMS COMMITMENT DATES - US

          PROJECT                            AGGREGATE TURN-AROUND TIME                IBM TURN-AROUND TIME
------------------------------------- ----------------------------------------- ---------------------------------------
RAM/eRAM

New Sale Domestic                     2 days                                    4 hours-No Matching 1 day-with Matching

New Sale Global                       7 days                                    3 days-No Matching 6 days-with Matching

Demos                                 5 days                                    4 days

Refresh (automated)                   5 days                                    1 day

Refresh (new data/revenue)            2 to 7 days                               U.S.
                                                                                4 hours-No Matching
                                                                                1 day-with Matching

                                                                                Outside the U.S.
                                                                                3 days-No Matching
                                                                                6 days-with Matching

D&B / IBM Confidential

                                      B-2-2

Refresh (new data/non revenue)        5 to 10 days                              U.S.
                                                                                4 hours-No Matching
                                                                                1 day-with Matching

                                                                                Outside the U.S.
                                                                                3 days-No Matching
                                                                                6 days-with Matching

Custom Refresh/New Sale-Gold          Time negotiated for each project          Time negotiated for each project
Service Customer

RMS DATA APPENDS PROJECTS)

Standard                              5 days                                    3 days

Custom                                Time negotiated for each project          Time negotiated for each project

Competitive Showdowns                 5 days                                    3 days

3. SMS COMMITMENT DATES - US

        PROJECT                                 AGGREGATE TURN-AROUND TIME                IBM TURN-AROUND TIME
----------------------------------------------------------------------------------------------------------------
SMS DATA SERVICES

Standard                              3 days                                    3 days

Custom                                Time negotiated for each project          Time negotiated for each project

SMS ANALYTICAL SERVICES

Standard                              10 days                                   10 days

Custom                                Time negotiated for each project          Time negotiated for each project

4. S&MS COMMITMENT DATES - US

      The Turn-Around Times below apply to individual functions that may be required to fabricate an U.S. D&B Product. Where fabrication of U.S. D&B Product requires more than one function (e.g., Analyzer and Optimizer Postal Cleansing plus Match Processing), the applicable IBM Turn-Around Times below shall be added together to establish the Commitment Date.


        PROJECT                                 AGGREGATE TURN-AROUND TIME                IBM TURN-AROUND TIME
----------------------------------------------------------------------------------------------------------------
ANALYZER AND OPTIMIZER
POSTAL CLEANSING (US
RECORDS)


D&B / IBM Confidential

                                     B-2-3

         PROJECT                               AGGREGATE TURN-AROUND TIME                IBM TURN-AROUND TIME
--------------------------------------------------------------------------------------------------------------------------

1 - 250,000                           4 days                                    3 days

250,001 - 1 million                   5 days                                    4 days

1 million - 5 million                 7 days                                    6 days

5 million +                           TIME NEGOTIATED FOR EACH PROJECT          TIME NEGOTIATED FOR EACH PROJECT

OPTIMZER POSTAL CLEANSING (NON-US
RECORDS)

1- 50,000                             4 days                                    3 days

50,001 - 100,000                      4 days                                    3 days

100,001 - 200,000                     4 days                                    3 days

200,001- 350,000                      5 days                                    4 days

350,001 - 500,000                     5 days                                    4 days

500,001 - 1,000,000                   6 days                                    5 days

1,000,001 +                           TIME NEGOTIATED FOR EACH PROJECT          TIME NEGOTIATED FOR EACH PROJECT

MATCH PROCESSING (US RECORDS)

1 - 250,000                           3 days                                    2 days

250,001 - 1 million                   4 days                                    3 days

1 million - 5 million                 6 days                                    5 days

5 million +                           TIME NEGOTIATED FOR EACH PROJECT          TIME NEGOTIATED FOR EACH PROJECT

MATCH PROCESSING (NON-US RECORDS)

1- 50,000                             4                                         3 days

50,001 - 100,000                      5                                         4 days

100,001 - 200,000                     5                                         4 days

200,001- 350,000                      6                                         5 days

350,001 - 500,000                     6                                         5 days

500,001 - 1,000,000                   7                                         6 days

1,000,001 +                           TIME NEGOTIATED FOR EACH PROJECT          TIME NEGOTIATED FOR EACH PROJECT

MATCH APPEND PROCESSING

Less than 5 million (standard         1 day                                     1 day
request)

5+ million (standard request)         2 days                                    2 days

D&B / IBM Confidential

                                     B-2-4

         PROJECT                               AGGREGATE TURN-AROUND TIME                IBM TURN-AROUND TIME
--------------------------------------------------------------------------------------------------------------------------
Custom request                        TIME NEGOTIATED FOR EACH PROJECT          TIME NEGOTIATED FOR EACH PROJECT

* Size of deliverable includes the
number of customer records and D&B
prospect records.

NON-MATCH PROCESSING

Counts (standard request)             1 day                                     1 Day

MAPs (standard request)               2 days                                    2 Days

Prospect File with Append (standard   1 day                                     1 Day
request)

Custom Counts, MAPs, and Project      TIME NEGOTIATED FOR EACH PROJECT          TIME NEGOTIATED FOR EACH PROJECT
File with  Append (custom requests)

5. INCREMENTAL TIMES - U.S.

      This Section 5 describes certain incremental functions outside of IBM's scope of responsibility that may be required in order to fabricate a U.S. D&B Product. When required, (a) IBM shall order the incremental function from the D&B or third party responsible for the function, (b) D&B or a third party will perform the incremental function and (c) the applicable IBM Turn-Around Time shall be increased by the time it takes D&B or a third party to perform the incremental function. The estimated turn-around times for each of these incremental functions is specified below.

PROJECT                                         ESTIMATED TURN-AROUND TIME
---------------------------------------------------------------------------
BROWSE & REVIEW PROCESSING
(NON-US RECORDS)9

1-100                                           1 day

101-5,000                                       2 days

5,001-8,000                                     3 days

8,001-11,000                                    4 days

11,001-20,000                                   5-7 days

20,001-25,000                                   8 days

25,001-30,000                                   9 days

30,001-50,000                                   10-15 days

50,001 +                                        Time negotiated for each project

D&B / IBM Confidential

                                     B-2-5

MANUAL LOOKUP (US RECORDS)

1-500                                           2 days

501-1,000                                       3 days

1,001-2,000                                     4 days

2,001-3,000                                     5 days

3,001-4,000                                     6 days

4,001-5,000                                     7 days

5,001-10,000                                    11 days

10,001-15,000                                   16 days

15,001+                                         Time negotiated for each project

MANUAL LOOKUP (NON-US RECORDS)

1-500                                           2 days

501-1,000                                       3-5 days

1,001-2,000                                     4-7 days

2,001-3,000                                     5-8 days

3,001-4,000                                     6-9 days

4,001-5,000                                     7-10 days

5,001-10,000                                    15 days

10,001-15,000                                   20 days

15,000 +                                        Time negotiated for each project

MINI-INVESTIGATIONS (US RECORDS)

1 - 250                                         5 days

251 - 500                                       8 days

501 - 1,000                                     11 days

1,001 - 3,000                                   14 days

3001 +                                          Time negotiated for each project

MINI-INVESTIGATIONS (NON-US RECORDS)

1 - 75                                          10 days

76 - 150                                        20 days

151 +                                           Time negotiated for each project

6. EUROPE COMMITMENT DATES

      6.1 EUROPE COMMITMENT DATES

      The Turn-Around Times below apply to individual functions that may be required to fabricate a Europe D&B Product. Where fabrication of a Europe D&B Product requires more than one function, the applicable IBM Turn-Around Times below shall be added together to establish the Commitment Date.

D&B / IBM Confidential

                                     B-2-6

PROJECT                                                          AGGREGATE TURN-AROUND TIME        IBM TURN-AROUND TIME
------------------------------------------------------------------------------------------------------------------------------
Marketing Lists up to 20 parts                                   3 days                            3 days

Marketing Lists 21-50 parts                                      4 days                            4 days

Marketing Lists 51-100 parts                                     5 days                            5 days

Marketing Lists 101+ parts                                       On application

CIM Automatch up to 5,000 records                                3 days                            3 days

CIM Automatch 5,001-10,000 records                               4 days                            4 days

CIM Automatch 10,001-40,000 records                              5 days                            5 days

CIM Automatch 40,001-100,000 records                             6 days                            6 days

CIM Automatch 100,001-200,000 records                            8 days                            8 days

CIM Automatch 200,001-500,000 records                            10 days                           10 days

CIM Automatch 500,001-1,000,000 records                          15 days                           15 days

CIM Automatch 1,000,001+ records                                 TBD                               TBD

CIM                                                              As per CIM matching levels        As per CIM matching levels
                                                                 above plus 5 Days for             above plus 5 Days for
                                                                 analysis and prospect records     analysis and prospect records

CIM Data Append (incl. Worldbase or any local D&B Data File,     2 Days                            2 Days
SAP and DAK)

      6.2 INCREMENTAL FUNCTIONS

      This Section 6.2 describes certain incremental functions outside of IBM's scope of responsibility that may be required in order to fabricate a Europe D&B Product. When required, (a) IBM shall order the incremental function from the D&B or third party responsible for the function, (b) D&B or a third party will perform the incremental function and (c) the applicable IBM Turn-Around Time shall be increased by the time it takes D&B or a third party to perform the incremental function. The estimated turn-around times for each of these incremental functions is specified below.

PROJECT                                                                           ESTIMATED TURN-AROUND TIME
-------------------------------------------------------------------------------------------------------------
CIM Browse & Review up to 500 records                                             3 days

CIM Browse & Review 501-1,000 records                                             4 days

CIM Browse & Review 1,001-5,000 records                                           5 days

CIM Browse & Review 5,001-25,000 records                                          7 days

CIM Browse & Review 25,001-50,000 records                                         9 days

CIM Browse & Review 50,001+ records                                               TBD

CIM Look Up up to 300 records                                                     2 days

CIM Look Up 301-500 records                                                       4 days

CIM Look Up 501-1,000 records                                                     5 days

CIM Look Up 1,001-1,500 records                                                   6 days

CIM Look Up 1,501-2,500 records                                                   8 days

CIM Look Up 2,501+ records                                                        TBD

D&B / IBM Confidential

                                     B-2-7

7. CANADA COMMITMENT DATES

      The Turn-Around Times below apply to individual functions that may be required to fabricate a Canada D&B Product. Where fabrication of a Canada D&B Product requires more than one function, the applicable IBM Turn-Around Times below shall be added together to establish the Commitment Date.

PROJECT                                                          AGGREGATE TURN-AROUND TIME        IBM TURNAROUND TIME
----------------------------------------------------------------------------------------------------------------------
CIS - Customized Monitoring                                      5 days                            5 days

CIS - Data Append                                                3 days                            3 days

CIS - eKAM - Canadian                                            3 days                            3 days

CIS - eKAM - US                                                  3 days                            3 days

CIS - Family Tree                                                5 days                            5 days

CIS - RAM                                                        6 days                            6 days

CIS - RAP                                                        5 days                            5 days

CIS - Retro Score Analysis                                       10 days                           10 days

CMS - Customer Base Analysis                                     10 days                           10 days

CMS - Customized Monitoring                                      5 days                            5 days

CMS - Customized Marketing Analysis                              10 days                           10 days

CMS - Data Append                                                3 days                            3 days

CMS - External family Tree                                       5 days                            5 days

CMS - Modeling                                                   15 days                           15 days

CMS - Phase 1 Matching & Data Append                             3 days                            3 days

CMS - Prescreen by score                                         10 days                           10 days

CMS - Prospect List                                              7 days                            7 days

ES - Data Append                                                 3 days                            3 days

ES - Data Rationalization                                        15 days                           15 days

ES - Data Rationalization & External Family Tree                 15 days                           15 days

ES - eVAM - Canadian                                             3 days                            3 days

ES - eVAM - US                                                   3 days                            3 days

ES - Supplier Spend Analysis                                     10 days                           10 days

D&B / IBM Confidential

                                     B-2-8

                                   EXHIBIT B-3
                      TRANSACTION PROCESSING SERVICE LEVELS

1.    DEFINITIONS

            (a)   "Ad-Hoc Data" shall mean any of the following data types:

                  (i)   Validation Review

                  (ii)  Translations

                  (iii) Official Source Update

                  (iv)  Balance Sheet Updates

            (b) "Balance Sheet Update" shall mean manual data entry of ad-hoc balance sheet updates in response to a customer request.

            (c) "CoC Reject" shall mean a D&B mainframe database system reject caused as a result of entry or bulk-load of information received from the Italian Chamber of Commerce.

            (d) "Duplicate DUNS Number" shall mean a situation where the same business has more than one unique identification number (DUNS Number) entry on the D&B database. IBM shall review the duplicate records and resolve the duplicate resulting in one truly unique record on the D&B database.

            (e) "Exception File" shall mean a reject file occurring as a result of a system reject from bulk loaded data (e.g., Chamber of Commerce file of changes).

            (f) "Error" shall mean any inaccurate, duplicative, missed, or other erroneous entry or categorization of data, including number transposition, incorrect categorization, discrepancy in duplicate records, and inconsistency between statements and reporting information.

            (g) "Non-Service Failure Reject" shall mean a D&B EOS mainframe reject error (ELVIS, VGER) resulting from an update made by teams other than the service failure investigations team.

D&B / IBM Confidential

                                      B-3-1

            (h) "Office Notification NBFC190 Reject" shall mean a D&B NIKE database (non-EOS) reject error resulting from an update made by the Benelux teams (service failure and non-service failure).

            (i) "Official Source Update" shall mean manual data entry of ad-hoc official source updates in response to customer requests resulting in Service Failures.

            (j) Data shall be considered "Processed" when all editing, summarizing, data entry, telephone interview verification and update activities (for Italy Registration Data), and other processing required to make it available for use in the appropriate D&B database has been completed, including the Services described in Section 4 of Exhibit A-3 (Transaction Processing Services).

            (k) "Processing Time", except as otherwise stated for a particular metric below, shall be measured from (i) the time D&B's third party data source provides the data, until (ii) the time the data is Processed and the activities described in Section 4 of Exhibit A-3 (Transaction Processing Services) are completed.

            (l) "Rating Review" shall mean a review of a D&B rating requested by an End User.

            (m)   "Registration Data Levels" shall mean the following:

                  (i) Basic Level is achieved when all of the following information is verified, added, or changed, as appropriate in a record: company name and full address; chamber of commerce number; age of business; legal form; telephone; fax; VAT; line of business activity and SIC; and number of employees.

                  (ii) Medium Level - is achieved when all of the following information is verified, added, or changed, as appropriate in a record: all Basic Level data plus other principals; import / export information; and parent company data.

                  (iii) High Level - is achieved when all of the following
                        information is verified, added, or changed, as appropriate in a record: all Basic and Medium data plus bank and sales data.

            (n) "Registration Data Interview Targets" shall mean the following:

                  (i) Target 1: Administrative or finance director, owner or unlimited partner.

                  (ii) Target 2: Employee in Finance or administrative department with direct responsibility in credit management.

D&B / IBM Confidential

                                      B-3-2

                  (iii) Target 3: Employee in finance or administrative
                        department without direct responsibility in credit management.

                  (iv) Target 4: Other employee without responsibility in credit management.

            (o) "Re-Work Time" shall be measured from (i) the moment IBM identifies or is notified of a processing error or other problem with D&B data processed by IBM, until (ii) the moment the error or other problem is resolved and the affected data or job is provided to D&B for batch processing.

            (p) "Start/Stop Distribution Request" shall mean a list containing DUNS numbers that have been triggered for "stop distribution" resulting in that business record being unavailable to customers. These are caused by database validations identifying conflicts in data content following an update.

            (q) "Translations" shall mean requests for translation if free-form text in the D&B Business Information Report into either another language of the Benelux region (Dutch, Flemish, French, German) or any other European language.

            (r)   "Type 1 Rejects" shall mean:

                  (i)   Non-Service Failure Rejects;

                  (ii)  Start/Stop Distribution Lists;

                  (iii) Duplicate DUNS Numbers;

                  (iv)  Italy Chamber of Commerce Rejects; and

                  (v)   System generated rating reviews.

            (s)   "Type 2 Rejects" shall mean:

                  (i)   Office Notification NBFC190 Rejects;

                  (ii)  Exception Files; and

                  (iii) Italy Protested Bills Rejects.

D&B / IBM Confidential

                                      B-3-3

            (t) "Validation Review" shall mean Gold Service customer or other ad-hoc requests for information to be reviewed and validated for completeness and accuracy before it is sent to a customer.

            (u) "Van Leeuwen" shall mean ad-hoc queries and requests received from Van Leeuwen Nuizen Belgie NV, a major customer in the Benelux region.

            (v) "US Government DUNS Number Request" shall mean an ad-hoc query and request for DUNS number resolution received from the U.S. Government.

2.    MEASUREMENT INFORMATION

      2.1   ACCURACY

            (a) IBM (and D&B at its option) shall perform manual quality checks on a statistically significant Sample Group of files provided to IBM to measure and monitor "Accuracy".

            (b) IBM's performance against the Accuracy Service Levels will be determined by dividing the number of TP Data files in the Sample Group that are Processed without Errors, by the total number of TP Data files in the Sample Group, and multiplying the result by 100.

      2.2   COMPLETENESS

            (a) IBM (and D&B at its option) shall perform manual quality checks on a statistically significant Sample Group provided to IBM of files to measure and monitor the "Completeness" with which IBM processes TP Data.

            (b) IBM's performance against the Completeness Service Levels will be determined by dividing the number of TP Data files in the Sample Group for which all available information has been properly identified, categorized, and entered into the correct fields in the D&B databases, by the total number of TP Data files in the Sample Group, and multiplying the result by 100.

      2.3   TIMELINESS

            (a) IBM (and D&B at its option) shall perform manual quality checks on a statistically significant Sample Group of files provided to IBM to measure and monitor the "Timeliness" with which IBM processes TP Data.

D&B / IBM Confidential

                                      B-3-4

            (b) IBM's performance against the Timeliness Service Levels will be determined by dividing the number of TP Data files in the Sample Group that have been Processed within the required Processing Time, by the total number of TP Data files in the Sample Group, and multiplying the result by 100.

      2.4   RE-WORK TIME

            (a) IBM (and D&B at its option) shall perform manual quality checks on a statistically significant Sample Group of files submitted to IBM for Error Re-Work processing to measure and monitor the timeliness with which IBM completes such processing.

            (b) IBM's performance against the Error Re-Work Service Levels will be determined by dividing the number of TP Data files in the Sample Group that meet the applicable Re-Work Times, by the total number of TP Data files in the Sample Group, and multiplying the result by 100.

            (c) The Re-Work Time Service Levels are stated in "Business Days". For purposes of these Service Levels, Business Days start at 08:00 GMT and end at either 17:00 GMT for bulk data loads or 18:30 GMT for regular data loads. Thus in order to meet a Re-Work Time Service Level of "1 Business Day" for an error re-work file received before 08:00 GMT, IBM must perform all required processing and resubmit the re-worked file for overnight batch processing on the same day before 17:00 GMT for bulk data or 18:30 GMT for regular data loads. Notwithstanding the foregoing, IBM shall process data or perform error re-work on an expedited basis for emergency jobs submitted by D&B or requested by a D&B customer. This may require IBM to process data received after the 08:00 cut-off on the same day or for Saturday night batch processing.

3.    TRANSITION PERIOD BENCHMARK

      The "[TBD]" element of the Interim Service Level for (1) Detrimental Data
- Accuracy, (2) Registration Data - Accuracy (Italy only), and (3) Press Day - Accuracy (Italy) in Section 4 will be established during Transition as follows:

            (a) The Parties shall collect performance data for these Service Levels between January 3, 2005 and April 30, 2005 ("Measurement Period").

            (b) On April 30, 2005 the Parties will establish an Interim Service Level and Steady State Service Level at a level mutually agreed by the Parties based on data collected during the Measurement Period. This process shall replace the process described in Section 6.3 of Schedule B (Service Levels).

D&B / IBM Confidential

                                      B-3-5

4.    SERVICE LEVELS

      4.1   DETRIMENTAL DATA

SERVICE LEVEL
   CATEGORY        CODE            INTERIM SERVICE LEVEL                     STEADY STATE SERVICE LEVEL
-------------      ----       ------------------------------------       -----------------------------------------
Completeness        A         N/A - Steady State Service Level           100% of Detrimental Data provided to
                              applies                                    IBM shall be identified, categorized, and
                                                                         entered in its entirety into the
                                                                         appropriate D&B systems.

Timeliness          A         N/A- Steady State Service Level            Processing Time for 100% of Detrimental
                              applies                                    Data provided to IBM shall be less than
                                                                         or equal to 2 Business Days.

Accuracy            C         [TBD]% of Detrimental Data provided        99% of Detrimental Data provided to IBM
                              to IBM shall be processed without          shall be processed without Errors.
                              Errors.

      4.2   REGISTRATION DATA

SERVICE LEVEL
  CATEGORY           CODE                  INTERIM SERVICE LEVEL                     STEADY STATE SERVICE LEVEL
-------------     ----------       ---------------------------------------     ---------------------------------------
Accuracy          C - Italy        (a) Italy - [TBD]% of Registration Data     99% of Registration Data provided to
                  A - EMC          provided to IBM shall be processed          IBM shall be processed without Errors.
                                   without Errors; and

                                   (b) EMC - Steady State Service Level
                                   applies

Completeness      A                N/A - Steady State Service Level            100% of Registration Data provided to
                                   applies                                     IBM shall be identified, categorized,
                                                                               verified and supplemented through
                                                                               interviews where necessary, and entered
                                                                               in its entirety into the appropriate D&B
                                                                               systems.

Timeliness -      B                Processing Time for 100% of                 Processing Time for 100% of non-EMC
Non-EMC                            Registration Data provided to IBM           Registration Data provided to IBM shall
                                   shall be less than or equal to 8 days.      be less than or equal to 7 days.

D&B / IBM Confidential

                                      B-3-6

SERVICE LEVEL
  CATEGORY           CODE           INTERIM SERVICE LEVEL                 STEADY STATE SERVICE LEVEL
-------------        ----     ---------------------------------     ---------------------------------------
Timeliness -          C       Processing Time for 90% of EMC        Processing Time for 100% of EMC
EMC                           Registration Data provided to IBM     Registration Data provided to IBM shall
                              shall be less than or equal to 2      be less than or equal to 1 Business Day.
                              Business Days.

Interview             A       N/A - Steady State Service Level      99% of Registration Data interviews
Accuracy and                  applies)                              conducted by IBM shall result in:
Completeness
                                                                    (a) Successful verification or collection of
                                                                    the specific Registration Data that is the
                                                                    object of the interview itself (i.e. address
                                                                    change, business name change); and

                                                                    (b) Completion with the following
                                                                    Registration Data Levels (defined above
                                                                    in Section 1) result:

                                                                          (i) > 50% at High Level;
                                                                          (ii) > 85% at Medium or High level;
                                                                          and
                                                                          (iii) 100% at Basic, Medium, or
                                                                          High level.

Interview             C       No Interim Service Level              100% of Registration Data interviews
Interlocutor                                                        shall be within the following interlocutor
Targets                                                             targets:
                                                                    (a) Target 1= > 30%;
                                                                    (b) Target 1 or 2 = > 75%;
                                                                    (c) Target 1, 2, or 3 = > 95%; and
                                                                    (d) Target 1, 2, 3, or 4 = 100%.

D&B / IBM Confidential

                                      B-3-7

      4.3   PRESS DATA

SERVICE LEVEL
  CATEGORY           CODE            INTERIM SERVICE LEVEL                       STEADY STATE SERVICE LEVEL
-------------     ---------   -----------------------------------        -------------------------------------------
Accuracy*         C - Italy   (a) Italy - [TBD]% of Detrimental          99% of files containing Press Data shall be
                  A - UK      Data provided to IBM shall be              Identified and Processed accurately.
                              Identified and Processed accurately;
                              and

                              (b) UK - Steady State Service Level
                              applies

Timeliness**      A - Italy   (a) Press Data for Italy - Steady State    Processing Time for 100% of Press Data
                  C - UK      Service Level applies; and                 provided to IBM shall be less or equal to 1
                                                                         Business Day.
                              (b) Specifically for the UK (CMIC),
                              press articles on key stories will be
                              available to IBM from 07.30 GMT
                              and shall be processed and loaded
                              into the CMIC extranet available for
                              customers by 09.00 GMT. The
                              remainder of the stories shall be
                              processed within the same Business
                              Day.

Completeness      A - Italy   (a) Press Data for Italy - Steady State    100% of Press Data from Italy provided to
                  B - UK      Service Level applies; and                 IBM shall be identified, categorized,
                                                                         appropriately edited and entered into the
                              (b) 98% of Press Data from the UK          appropriate D&B systems.
                              provided to IBM shall be identified,
                              categorized, appropriately edited and
                              entered into the appropriate D&B
                              systems.

      * Press Data shall be considered to be "Identified and Processed" accurately if it is (i) identified and collected from a designated data source,
(ii) properly categorized, and (iii) summarized accurately and without misspelling or grammatical errors.

D&B / IBM Confidential

                                      B-3-8

      ** IBM shall use data mining tools to locate Press Data. This Processing Time for this Service Level shall be measured from (i) the time the Press Data is publicly available, until (ii) the time the data is Processed and the activities described in Section 4 of Exhibit A-3 (Transaction Processing Services) are completed.

      4.4   AD HOC DATA

SERVICE LEVEL
   CATEGORY        CODE               INTERIM SERVICE LEVEL                      STEADY STATE SERVICE LEVEL
-------------      ----       -------------------------------------      --------------------------------------------
Accuracy            C         90% of Ad Hoc Data provided to IBM         99% of Ad Hoc Data provided to IBM shall
                              shall be processed without Errors.         be processed without Errors.

Completeness        C         90% of Ad Hoc Data provided to IBM         100% of Ad Hoc Data provided to IBM shall
                              shall be identified, categorized,          be identified, categorized, verified and
                              verified and entered in its entirety       entered in its entirety into the appropriate
                              into the appropriate D&B systems.          D&B systems.

Timeliness          A         N/A - Steady State Service Level           Processing Time for 100% of Ad Hoc Data
                              applies                                    provided to IBM shall be less or equal to 1
                                                                         Business Day.

      4.5   ERROR REWORK

SERVICE LEVEL
  CATEGORY             CODE              INTERIM SERVICE LEVEL                            SERVICE LEVEL
-------------        ---------       ----------------------------------      ------------------------------------------
Type 1 Rejects -     A - Non-        (a) Non-service failure and Italy       Re-Work Time for 100% of Type 1 Rejects
Timeliness           service         CoC rejects - Steady State              shall be less than or equal to 1 Business
                     failure and     Service Level applies; and              Day.
                     Italy CoC
                     rejects         (b) All others - Re-Work Time for
                                     90% of Type 1 Rejects shall be
                     C - All         less than or equal to 1 Business
                     others          Days.

Type 2 Rejects -     C - Benelux     (a) Benelux - Re-Work Time for          Re-Work Time for 100% of Type 2 Rejects
Timeliness           A- Italy        100% of Type 1 Rejects shall be         in a month shall be less than or equal to 5
                                     less than or equal to 8 Business        Business Days.
                                     Days; and

                                     (b) Italy - Steady State Service
                                     Level applies


D&B / IBM Confidential

                                      B-3-9

Service Level           Code                    Interim Service Level                   Service Level
  Category

Error Re-work            C                      90% of all rejects received by      100% of all rejects received by IBM shall
  Accuracy                                      IBM shall be processed without      be processed without Errors.
                                                Errors.

      4.6   CUSTOMER SPECIFIC DATA

SERVICE LEVEL
   CATEGORY       CODE             INTERIM SERVICE LEVEL                       SERVICE LEVEL
-------------     ----        --------------------------------     ------------------------------------------
Van Leeuwen        A          N/A - Steady State Service Level     Processing Time for 100% of Van Leeuwen
                              applies                              records received on the first Business Day
                                                                   of a month shall be less than or equal to
                                                                   19 Business Days.

Ratings Review     C          Processing Time for 90% of           Processing Time for 100% of Ratings
                              Ratings Review requests              Review requests received by Suppler shall
                              received by Suppler shall be 1       be 1 hour for ad hoc requests received
                              hour for ad hoc requests             directly from an End User.
                              received directly from an End
                              User.

US Government      C          Processing Time for 100% of US       Processing Time for 100% of US
DUNS Number                   Government DUNS Number               Government DUNS Number Requests
Requests                      Requests provided to IBM shall       provided to IBM shall be less than or
                              be less than or equal to 2 days.     equal to 1 day.

D&B / IBM Confidential

                                     B-3-10

                                   EXHIBIT B-4
                        FINANCE PROCESSING SERVICE LEVELS

      Except as otherwise provided below, all Service Levels in this Exhibit B-4 shall be effective on the Service Commencement Date.

1.    COLLECTIONS

      1.1   DAYS SALES OUTSTANDING (DSO)

            (a)   Definitions

                  (i) "DSO" for a single month shall be calculated as: aggregate account receivables for the month, divided by the Three-Month Average Sale.

                  (ii) "Average DSO" shall be calculated by averaging the DSO from each month during the rolling-12 month period ending in the current month.

                  (iii) Three-Month Average Sale" shall mean the average of the end of month sales of D&B products plus the two prior month's sales of D&B products, divided by three.

            (b)   DSO Targets

            IBM shall measure and report on DSO performance on a monthly basis and work with D&B to develop a plan and strategy to consistently achieve the DSO targets in Attachment B-4-1. However, DSO shall not be a "Service Level" to which Service Level Credits apply.


CATEGORY                       TARGET                                    MEASUREMENT TOOL OR METHODOLOGY
--------------------------------------------------------------------------------------------------------------
Average    At the end of each month, Average DSO in the           Manual DSO calculation done by IBM at end of
DSO -      U.S. shall be less than or equal to the Average        month and compared to the applicable DSO
U.S.       DSO target provided for such month in                  target in Attachment B-4-1.
           Attachment B-4-1.

D&B / IBM Confidential

                                     B-4-1

CATEGORY                       TARGET                                    MEASUREMENT TOOL OR METHODOLOGY
--------------------------------------------------------------------------------------------------------------
Average    At the end of each month, Average DSO in (a)           Manual DSO calculation done by IBM at end of
DSO -      the U.K., (b) Ireland, (c) Italy, (d) the              month and compared to the applicable DSO
Europe     Netherlands, and (e) Belgium) shall be less than       target in Attachment B-4-1.
           or equal to the Average DSO target provided for
           such market and month in Attachment B-4-1.

            (c)   Post-Effective Date Recalibration

            The Average DSO targets in Attachment B-4-1 were established using performance data from October 2003 through September 2004. These DSO targets (extending through February 2007) shall be adjusted up or down on the Service Commencement Date using (A) actual DSO performance data prior to such date and
(B) the methodology, improvement assumptions, and forecasting model documented in Attachment B-4-2. This shall be a one-time adjustment that establishes the DSO targets through February 2007.

      1.2   AVERAGE DAYS DELINQUENT

            (a)   Definitions

                  (i) "Days Delinquent" shall be calculated each month by subtracting the BPDSO from the Average DSO for such month.

                  (ii) "Average Days Delinquent" shall be calculated each month by averaging the Days Delinquent from each month during the rolling-12 month period ending in the current month.

                  (iii) "Best Possible DSO" or "BPDSO" for each market for a single month shall be calculated as follows: Aggregate accounts receivables for the month, less past due amounts, divided by the 3-Month Average Sale.

                  (iv) "Average BPDSO" shall be calculated each month by averaging the BPDSO from each month during the rolling 12 month period ending in the current month.

                  (v) "3-Month Average Sale" shall mean the average of the end of month sales of D&B products plus the two prior month's sales of D&B products, divided by three.

D&B / IBM Confidential

                                     B-4-2

            (b)   Days Delinquent Service Levels

    CATEGORY                         SERVICE LEVEL                         MEASUREMENT TOOL OR METHODOLOGY
---------------------------------------------------------------------------------------------------------------
Average Days         At the end of each month, Average Days             Manual Average Days Delinquent
Delinquent - U.S.    Delinquent in (a) the U.S., (b) the U.K., (c)      calculation done by IBM at end of
and Europe           Ireland, (d) Italy, (e) the Netherlands, and (f)   month and compared to the applicable
                     Belgium) shall be less than or equal to the        Average Days Delinquent requirement in
                     corresponding Average Days Delinquent              Attachment B-4-1.
                     requirements provided for such month in
                     Attachment B-4-1.

            (c)   Post-Effective Date Recalibration

            The Average Days Delinquent Service Level requirements in Attachment B-4-1 were established using performance data from October 2003 through September 2004. These requirements (extending through February 2007) shall be adjusted up or down on the Service Commencement Date using (A) actual Average Days Delinquent performance data prior to such date and (B) the methodology, improvement assumptions, and forecasting model documented in Attachment B-4-2. This shall be a one-time adjustment that establishes the Average Days Delinquent Service Level requirements through February 2007.

            (d)   Service Level Commencement

            Supplier shall be excused from meeting the Average Days Delinquent Service Level during the first six months following the Service Commencement Date; provided the actual Average Days Delinquent achieved by Supplier does not increase above the Average Days Delinquent existing on the Service Commencement Date.

            (e)   Service Level Credit Waiver

            If the Average Days Delinquent achieved by Supplier at the end of a month in a market fails to meet the corresponding Service Level requirement for that month in Attachment B-4-1, but does not exceed that requirement by more than one day, Supplier shall not be required to pay a Service Level Credit for missing such Service Level; provided that this waiver of Service Level Credits shall not apply more than two times in any rolling 6-month period for any Average Days Delinquent Service Level requirement in any market.

D&B / IBM Confidential

                                     B-4-3

      1.3   BAD DEBT

            (a)   Definitions

                  (i) "Bad Debt Percentage" shall be determined by dividing the total amount of the D&B account receivables written off to specific bad debt in a month, by total sales of D&B products and services for the same month, as reported by D&B accounting.

                  (ii) "Average Bad Debt Percentage" shall be calculated each month by averaging the Bad Debt Percentage from each month during the rolling-12 month period ending in the current month.

            (b)   Bad Debt Service Levels

         CATEGORY                                 SERVICE LEVEL                      MEASUREMENT TOOL OR METHODOLOGY
-----------------------------------------------------------------------------------------------------------------------
Bad Debt Percentage - US          At the end of each month, the Average Bad Debt   Manual Bad Debt calculation done by
                                  Percentage in the U.S. shall be less than or     IBM at end of month.
                                  equal to 0.54%.

                                  IBM shall use Commercially Reasonable Efforts to improve the Average Bad Debt Percentage to 0.5%. These efforts include working with D&B to develop a plan and strategy for reducing
                                  Bad Debt Percentage and implementing the elements of the plan under IBM's control.

D&B / IBM Confidential

                                     B-4-4

         CATEGORY                                 SERVICE LEVEL                         MEASUREMENT TOOL OR METHODOLOGY
-----------------------------------------------------------------------------------------------------------------------------
Bad Debt Percentage - Europe      At the end of each month, the Average Bad Debt   Manual Bad Debt calculation done by IBM at
                                  Percentage shall be less than or equal to:       end of month.

                                  (a) 0.07% in the UK (excluding Ireland);

                                  (b) 0.07% in Ireland;

                                  (c) 1.49% in Italy;

                                  (d) 0.38% in the Netherlands; and

                                  (e) 0.16% in Belgium.

      1.4   ADDITIONAL COLLECTIONS METRICS

            (a)   Definitions

                  (i) The "Collections Dispute Escalation Procedure" shall be developed by the Parties during Transition and documented in the Procedures Manual. If the Parties cannot agree on a new escalation procedure, the D&B procedure existing as of the Effective Date shall be used for purposes of this Service Level.

                  (ii) "Cash Collection Target" shall mean aggregate amount of account receivables IBM is required to collect during a specified time period (i.e., cash in the bank). The Cash Collection Targets for each region shall be established as follows:

                        (A) D&B will establish monthly, quarterly and yearly Cash Collection Targets for each region during the annual budgeting process.

                        (B) IBM will have the opportunity to communicate its views on the validity of the target and to propose reasonable adjustments to the target. D&B will take IBM's comments

D&B / IBM Confidential

                                     B-4-5
                              into consideration and establish the final monthly, quarterly, and annual Cash Collection Target for each region.

                        (C) The Cash Collection Targets will be updated on a quarterly basis based on actual forecasted quarterly sales and DSO activity.

                        (D) During Transition, the Parties shall establish a forum for discussing Cash Collection Targets and develop strategies for achieving the targets during the Term.

            (b)   Service Levels

                                                                                           MEASUREMENT TOOL OR
    CATEGORY                               SERVICE LEVEL                                       METHODOLOGY
----------------------------------------------------------------------------------------------------------------
Cash Collected     IBM shall meet or exceed the applicable monthly Cash Collection       Cash Collection Targets
                   Target for accounts receivables each month in each of the             shall be established,
                   following markets: (a) the U.S., (b) the U.K. (excluding Ireland),    and adjusted on a
                   (c) Ireland, (d) Italy, (e) the Netherlands, and (f) Belgium.         monthly basis, in
                                                                                         accordance with the
                                                                                         process described in
                                                                                         Section 1.4.

Cancellations      100% of authorized Invoice cancellations shall be processed by        Number of
                   the IBM collections team within the earlier of (a) 1 Business Days    Cancellations in
                   and (b) the moment D&B's billing system is scheduled to close at      collection workflow
                   month-end.

Classification of  At the end of each month, at least 95% of the value on D&B's          Manual review of past-
Old Debt           accounts receivables ledger in the U.S. and Europe older than 60      due invoices and D&B's
                   days shall be classified with the appropriate status code.            monthly AR ledger.

D&B / IBM Confidential

                                     B-4-6

                                                                                          MEASUREMENT TOOL OR
    CATEGORY                            SERVICE LEVEL                                         METHODOLOGY
---------------------------------------------------------------------------------------------------------------
Aged Debt*      At the end of each month, the percentage of total receivables on        Aged Debt shall be
                D&B's ledgers that are past due more than 60 and 90 days (the           determined at the end
                "Aged Debt"), respectively, in (a) the U.S., (b) the U.K. (excluding    of the last day of each
                Ireland), (c) Ireland, (d) Italy, (e) the Netherlands, and (f) Belgium  fiscal quarter by
                shall be less than or equal to the corresponding Aged Debt              generating an aged debt
                percentage in Attachment B-4-1.                                         report.

                                                                                        This Service Level shall
                                                                                        be measured on a fiscal
                                                                                        quarter basis.

Collections     100% of invoices disputed by D&B customers shall be resolved
Dispute         within the time period specified in the Collections Dispute
Management      Escalation Procedure.

      * Supplier shall be excused from meeting the Aged Debt Service Level during the first six months following the Service Commencement Date; provided the actual Aged Debt for a market percentage does not increase above the Aged Debt percentage existing on the Service Commencement Date.

            (c)   Post-Effective Date Recalibration for Aged Debt

            The Aged Debt Service Level requirements in Attachment B-4-1 were established using performance data from October 2003 through September 2004. These requirements (extending for six calendar quarters following the Service Commencement Date) shall be adjusted up or down on the Service Commencement Date using (A) actual Aged Debt performance prior to such date and (B) the methodology, improvement assumptions, and forecasting model documented in Attachment B-4-2. This shall be a one-time adjustment that establishes the Aged Debt Service Level requirements for six calendar quarters following the Service Commencement Date.

D&B / IBM Confidential

                                     B-4-7

2.    CASH APPLICATIONS

      2.1   DEFINITIONS

            (a) "Credit Balance" shall mean an amount owed by D&B to a customer as a result of an overpayment, issuance of a credit, or other event.

            (b) "Unallocated Cash Percentage" shall mean the percentage of D&B's accounts receivables that is not allocated to the correct customer at the end of the month.

            (c) "Unmatched Cash Percentage" shall mean the percentage of D&B's accounts receivables that is allocated to the correct customer but not matched to the correct invoice at the end of the month.

      2.2   CASH APPLICATIONS SERVICE LEVELS - U.S AND EUROPE

                                                                                           MEASUREMENT TOOL OR
    CATEGORY                                SERVICE LEVEL METRIC                               METHODOLOGY
---------------------------------------------------------------------------------------------------------------
Electronic Cash    100% of electronic transactions between D&B's billing systems         Manual report of daily
and Invoice        and banks and accounts receivable systems that require                and monthly
Reconciliation     exception processing shall be applied to the appropriate D&B          reconciliations from
                   customer account or ledger if there is no remittance within 2         D&B's accounts
                   Business Days.                                                        receivable system.

Manual Cash /      100% of payments made by cash or check provided to IBM in a           Manual report of daily
Check and          month that require manual posting shall be applied to the             and monthly
Invoice            appropriate D&B customer account or ledger if there is no             reconciliations.
Reconciliation     remittance within the earlier of (a) 2 Business Days of receipt, or
                   (b) before month-end closing.

Credit Card to     100% of manual or point of sale credit card payments shall be         Manual report of daily
Invoice            posted to the appropriate D&B customer account or ledger if           and monthly
Reconciliation     there is no remittance within the earlier of (a) 1 Business Day of    reconciliations.
                   receipt, or (b) before month-end closing.

D&B / IBM Confidential

                                     B-4-8

                                                                                             MEASUREMENT TOOL OR
    CATEGORY                                SERVICE LEVEL METRIC                                 METHODOLOGY
-----------------------------------------------------------------------------------------------------------------
Cancellations      100% of authorized Invoice cancellations shall be processed by          Manual report of daily
                   the IBM cash applications team within the earlier of (a) 2              and monthly
                   Business Days of receipt and (b) before month-end close.                reconciliations.

Unallocated Cash   (a) The Unallocated Cash Percentage at the end of each month            Unallocated Cash
- U.S              shall be less than or equal to (i) 0.0% in the U.S. and (ii) 0.45% in   Percentage shall be
                   Europe; and (b) No amount shall remain unallocated for more             determined by a report
                   than 45 days in the U.S. or 60 days in Europe.                          generated by Oracle at
                                                                                           the end of every week
                                                                                           and each month.

Unmatched Cash -   (a) The Unmatched Cash Percentage at the end of each month              Unmatched Cash
Europe             shall be less than or equal to (i) 0.07% in the U.S.; (ii) 3.0% in      Percentage shall be
                   Europe; and (b) No amounts shall remain unmatched for more              determined by a report
                   than 45 days in the U.S. or 60 days in Europe.                          generated by Oracle at
                                                                                           the end of each month.

Credit Balances    100% of Credit Balances shall be processed (e.g., transferred or        Performance against
                   refunded) within 30 days of the date IBM identifies or is notified      this Service Level will
                   of such balances.                                                       be measured using a
                                                                                           listing of credit
                                                                                           balances and manual
                                                                                           records of reasons and
                                                                                           AR cash applications
                                                                                           records.

3.    AP/T&E - ALL REGIONS

      3.1   DEFINITIONS

            (a) "Error" shall mean any inaccurate, duplicative, missed, or other erroneous entry or categorization of data on an Invoice, Order, T&E Claim Form, or other F&A document.

D&B / IBM Confidential

                                     B-4-9

            (b) "F&A Quality Standards" shall mean standards established by D&B to ensure Invoices and T&E Claim Forms are accurate and in compliance with applicable D&B policies and payment terms before they are paid, including with respect to (i) vendor header and site information, (ii) amount payable, (iii) invoice number and date, (iv) inclusion of appropriate supporting documentation and line item descriptions, (v) appropriate tax calculations regarding tax assessments and exemptions, (v) validity of lines of distribution and voucher numbers where applicable, and (vi) special handling instructions.

      3.2   AP/T&E SERVICE LEVELS

                                                                                           MEASUREMENT TOOL OR
    CATEGORY                                 SERVICE LEVEL                                     METHODOLOGY
-----------------------------------------------------------------------------------------------------------------
Document            100% of paper and electronic T&E Claim Forms from End Users          Manual report
Validation,         in the U.S. and Canada, AP Invoices from End Users in the U.S.,      generated, in part using
Preparation, and    Canada, or U.K,., and all related supporting documentation           information from AP
Scanning - Oracle   received by IBM shall be either: (i) scanned the same day as         system
                    received if received before 3:00 p.m. (local time where the
                    Invoice is received by IBM) and uploaded to the appropriate
                    AP system for D&B coding and approval; or (ii) rejected and referred back to the End User submitting the documents with an explanation for the rejection within 1 Business Day of
                    receipt by IBM in the U.S. and 2 Business Days of receipt by
                    IBM in Europe.

Document            100% of pre-approved paper and electronic T&E Claims Forms           Manual report
Validation,         from End Users in Europe (U.K.), AP Invoices from End Users in       generated, in part using
Preparation, and    any country other than the U.S. or Canada,  or U.K., and all         information from AP
Scanning - Non-     related supporting documentation received by IBM shall be            system
Oracle Processes    checked for coding and approval and either (i) processed into the appropriate AP system or (ii) rejected and referred back to the End User submitting the documents with an explanation
                    for the rejection within 48 hours.

Transaction         100% of transaction entry (e.g., Invoice header entry, Vendor        Manual report
Processing          Master File maintenance, P-card administration) required into        generated, in part using
                    the AP or T&E systems will be processed within 1 Business Day        information from AP
                    of the date IBM receives the transaction request.                    system

D&B / IBM Confidential

                                     B-4-10

                                                                                           MEASUREMENT TOOL OR
    CATEGORY                                 SERVICE LEVEL                                     METHODOLOGY
-----------------------------------------------------------------------------------------------------------------
Rush and            100% of "rush" or "emergency" AP Invoice, T&E claims, and            Manual report
Emergency           special handling payments identified by D&B will be scanned          generated, in part using
Payment             (where applicable), entered into the appropriate systems, and        information from AP
Processing          processed on the same Business Day they are requested.               systems

Reconciliation,     100% of payment proposals sent to D&B for payment processing         Manual report
Validation, and     shall be (i) without Errors, and (ii) either sent on schedule (for   generated, in part using
Payment Proposal    scheduled payments), or sent within 1 Business Day of a D&B          information from AP
Process             request (for ad hoc payment run requests).                           system

Processing Quality  (a) 99.5% of AP and T&E transactions, including scanning,            This Service Level will
                    invoice header entry, sales and use tax assessment, p-card           be measured by
                    administration, VAT identification, payment transactions, vendor     manually checking the
                    master file maintenance, U.S., invoice or T&E entry, and p-card      quality of a statistically
                    maintenance (b) 100% of 1099 processing, and (c) 100% of             significant sample of
                    manual T&E Claim Form entry shall be completed by IBM                transactions each
                    without Errors and in compliance with D&B Quality Standards.         month

4.    ORDER TO INVOICE PROCESSING - EUROPE

      4.1   DEFINITIONS

            (a) "Credit Note" shall have the meaning given in Section 1.3 of Exhibit A-4 (F&A Services).

            (b)   "Monthly Over-Usage Report" shall have the meaning given in
Section 2.5(f) of Exhibit A-4 (F&A Services).

            (c) "Order" shall have the meaning given in Section 2.3 of Exhibit A-4 (F&A Services).

D&B / IBM Confidential

                                     B-4-11

            (d) "SMT" shall have the meaning given in Section 2.3 of Exhibit A-4 (F&A Services).

            (e)   An Order will be considered "Validated and Processed" when:
(i) all Order validation functions described in Section 2.5(c) of Exhibit A-4 (F&A Services) have been completed, and (ii) (ii) the Order has been processed in accordance with Section 2.5(e) (where compliant) or Section 2.5(d) (where non-compliant) of Exhibit A-4 (F&A Services).

      4.2   SERVICE LEVELS

                                                                                             MEASUREMENT TOOL OR
    CATEGORY                                SERVICE LEVEL METRIC                                 METHODOLOGY
------------------------------------------------------------------------------------------------------------------
Order Validation     100% of Orders provided to IBM before 3:00 p.m. Local Market           Manual report
and Processing       Time in a month shall be Validated and Processed before close of       generated, in part
                     business the same day.                                                 using information from
                                                                                            scanning systems and
                     IBM shall use Commercially Reasonable Efforts to Validate and          rejection logs
                     Process Orders submitted after 3:00 p.m. on the last Business
                     Day of the month before SOP is shut down for the month. IBM shall provide D&B with a list of all Orders that were not
                     processed by month end for revenue recognition purposes.

Order Rejections     (a) 100% of Orders determined to be non-compliant during the           Manual report
                     order validation process described in Section 2.5(c) of Exhibit A-4    generated, in part
                     (F&A Services) shall be rejected and referred (along with all          using information from
                     supporting documentation and an explanation for the rejection)         scanning systems and
                     to the D&B representatives submitting the Orders within 24             rejection logs
                     hours of the moment IBM receives the Order; and

                     (b) IBM shall escalate all unresolved Order rejections in accordance with D&B policies and procedures.

Usage                100% of Orders on the Monthly Over-Usage Report shall be               Manual comparison by
Management           invoiced by fiscal month-end unless a D&B policy or authorized         IBM of Monthly Over-
Reporting            representative directs otherwise.                                      Usage Report to list of
                                                                                            Orders invoiced by
                                                                                            during the month.

D&B / IBM Confidential

                                     B-4-12

                                                                                             MEASUREMENT TOOL OR
    CATEGORY                                SERVICE LEVEL METRIC                                 METHODOLOGY
------------------------------------------------------------------------------------------------------------------
SMT Processing       100% of SMT requests provided to IBM before 3:00 p.m. on a             Manual report
                     Business Day shall be created and entered into SOP or a                generated, in part
                     rejection log before close of business the same day.                   using information from
                                                                                            scanning systems and
                                                                                            rejection logs

Invoicing Printing   100% of Invoices, Credit Notes, and supporting documentation           Manual report
                     sent to IBM's print queue shall be printed by the later of (i) six hours from receipt, or (ii) the beginning of the next Business Day.

5.    INQUIRY PROCESSING TIME

      5.1   DEFINITIONS

            (a) "F&A Inquiry" shall mean a question or request for information from an End User pertaining to accounts payable the AP, T&E, and OTC Services for which IBM is responsible from a D&B vendor.

            (b) "F&A Inquiry Processing Time" shall be measured from (i) the moment IBM receives an F&A Inquiry, until (ii) the moment the inquiry is either
(A) researched and resolved if D&B assistance is not required to resolve the inquiry; or (B) escalated to the appropriate D&B representative for resolution if D&B assistance is required to resolve the inquiry.

      5.2   SERVICE LEVELS

                                                                                      MEASUREMENT TOOL OR
    CATEGORY                                SERVICE LEVEL METRIC                          METHODOLOGY
---------------------------------------------------------------------------------------------------------
F&A Inquiry          100% of F&A Inquiries from End Users shall have an F&A Inquiry   Manual report
Processing Time      Processing Time of less than 24 hours.

D&B / IBM Confidential

                                     B-4-13

                                ATTACHMENT B-4-1
                           COLLECTIONS SERVICE LEVELS

1.    DSO TARGETS

      DSO targets shall be established on the Service Commencement Date as required by Section 1.1(c) of Exhibit B- 4. The DSO targets shall be stated for 10 calendar quarters in the format of the tables below.

                  QRT 1                      QRT 2                         QRT 3                 QRT 4                  QRT 5
            Oct-04     Nov-04     Dec-04    Jan-05    Feb-05     Mar-05     Apr-05  May-05  Jun-05     Jul-05     Aug-05    Sep-05
------------------------------------------------------------------------------------------- ---------------------------------------
US            66.6       67.9       68.2      69.5      62.9       57.8       66.1    66.6    66.6       64.9       59.4      66.6
ROLL DSO      68.9       68.7       68.4      68.2      67.4       66.7       67.1    66.8   66.52      66.09      65.36     65.65

UK           107.4       99.3       98.5      95.8     185.3      135.1      127.1   138.7   135.1      130.7      128.0     100.1
ROLL DSO     135.6      134.0      133.0     131.9     137.9      132.4      130.6   130.3  128.79     127.22     125.84    122.54

Ireland      181.0      225.3      263.4     313.1     329.4      264.3      194.6   146.6  114.03     121.27     127.61    158.07
ROLL DSO     221.2      223.2      224.3     226.0     224.7      217.0      209.5   204.3  200.57     200.20     199.71    201.03

Holland       87.0       70.3       71.2      62.0     119.3       89.7       80.5    75.9   70.30      63.83      64.75     79.57
ROLL DSO      84.4       82.6       82.2      81.0      85.1       82.0       80.8    79.9   79.01      78.08      77.75     78.48

Belgum        82.8       78.1       82.8      60.5      94.9       72.5       79.1    78.1   71.61      88.35      92.07     74.38
ROLL DSO      85.4       84.5       84.4      82.2      84.5       82.3       82.3    81.8   80.87      81.74      81.51     79.62

Italy        179.3      137.4      124.7     144.7     185.6      172.9      165.6   176.5   160.2      158.3      180.2     160.7
ROLL DSO     178.3      173.7      171.7     172.3     174.3      171.9      170.1   169.6  167.03     165.68     166.15    163.28

               QRT 5                QRT 6                  QRT 7                     QRT 8                           Qrt9
              Oct-05     Nov-05     Dec-05     Jan-06     Feb-06      Mar-06     Apr-06   May-06     Jun-06   Jul-06      Aug-06
--------------------------------------------------------------------------------------------------------------------------------
US              62.9       64.1       64.3       65.6       59.3        54.5       62.4    62.83      62.83    61.31       56.05
ROLL DSO       65.06      64.86      64.59      64.39      63.61       62.97      63.33    63.08      62.79    62.39       61.70

UK              96.1       88.9       88.1       85.7      165.8       121.0      113.7    124.2      121.0    116.9       114.5
ROLL DSO      121.33     119.90     119.04     118.06     123.45      118.50     116.85   116.63     115.26   113.86      112.62

Ireland       163.81     203.94     238.34     283.38     298.13      239.16     176.09   132.68     103.20   109.75      115.48
ROLL DSO      200.19     201.95     202.95     204.49     203.34      196.40     189.61   184.85     181.51   181.19      180.74

Holland        80.43      65.03      65.88      57.33     110.38       83.00      74.44    70.16      65.03    59.04       59.89
ROLL DSO       78.05      76.37      76.03      74.96      78.68       75.89      74.71    73.92      73.09    72.22       71.92

Belgum         76.98      72.65      76.98      56.22      88.22       67.46      73.52    72.65       66.6     82.2        85.6
ROLL DSO       79.39      78.61      78.52      76.48      78.62       76.51      76.58    76.09      75.21    76.02       75.81

Italy          163.1      125.0      113.4      131.7      168.9       157.3      150.7    160.7      145.7    144.1       164.0
ROLL DSO      162.25     158.08     156.23     156.77     158.64      156.46     154.75   154.37     152.00   150.76      151.20

                           Qrt9                            Qrt10
                Sep-06    Oct-06      Nov-06     Dec-06    Jan-07     Feb-07
-----------------------------------------------------------------------------
US               62.84     59.39       60.48      60.74     61.91      56.03
ROLL DSO         61.97     61.42       61.23      60.97     60.79      60.05

UK                89.6      86.0        79.6       78.9      76.7      148.4
ROLL DSO        109.67    108.59      107.31     106.54    105.66     110.49

Ireland         143.06    148.24      184.56     215.69    256.46     269.80
ROLL DSO        181.93    181.17      182.77     183.67    185.07     184.02

Holland          73.61     74.40       60.15      60.94     53.03     102.10
ROLL DSO         72.60     72.20       70.64      70.33     69.34      72.78

Belgum            69.2      71.6        67.6       71.6      52.3       82.0
ROLL DSO         74.05     73.83       73.11      73.03     71.13      73.11

Italy            146.2     148.5       113.8      103.2     119.8      153.7
ROLL DSO        148.58    147.64      143.85     142.17    142.66     144.36

D&B / IBM Confidential

                                   B-4 - 1 - 1

2.    AVERAGE DAYS DELINQUENT

      Average Days Delinquent shall be established on the Service Commencement Date as required by Section 1.2(c) of Exhibit B-4. The Average Days Delinquent targets shall be stated for 10 calendar quarters in the format of the tables below.

                           Qrt 1                           Qrt 2                          Qrt 3
               Sep-04     Oct-04     Nov-04     Dec-04    Jan-05    Feb-05     Mar-05     Apr-05     May-05
--------------------------------------------------------------------------------------------------------------
US               18.3       20.6       23.5       15.0      20.6      18.3       16.8       24.6       24.0
ROLL ADD         23.8       23.7       23.6       22.6      22.8      22.3       21.8       22.2       21.8

UK               44.2       43.9       38.2       32.7      45.1     115.2       38.8       60.7       68.0
ROLL ADD         80.8       79.5       77.8       76.2      76.2      80.2       70.9       71.5       70.2

Ireland         102.7       93.6      136.9      147.1     213.6     197.0      151.1       89.6       75.3
ROLL ADD        167.4      163.0      162.9      158.7     158.5     149.5      138.9      128.7      124.3

Holland          46.0       27.2       20.9       28.6      41.3      80.2       36.1       35.7       30.4
ROLL ADD         43.5       41.1       40.0       40.2      40.6      42.7       37.6       36.8       35.7

Belgum           32.0       18.5       21.8       16.1      30.2      44.7        6.0       17.9       13.3
Roll ADD         31.2       29.5       29.4       28.6      29.3      29.9       26.0       26.8       26.1

Italy            92.5      112.5       77.0       75.9      90.6     121.3      108.0       97.7      104.3
ROLL ADD        141.6      139.8      133.0      130.1     128.5     127.6      122.1      117.4      114.4

                          Qrt 4                          Qrt5                            Qrt6                            Qrt7
               Jun-05    Jul-05    Aug-05     Sep-05    Oct-05     Nov-05     Dec-05    Jan-06     Feb-06     Mar-06     Apr-06
--------------------------------------------------------------------------------------------------------------------------------
US               18.2      21.5      20.3       15.2      17.1       19.5       12.5      17.1       15.2       13.9       20.4
ROLL ADD        20.93     20.90     20.46      19.76     19.66      19.58      18.73     18.89      18.47      18.13      18.41

UK               77.7      82.8      79.3       31.9      31.7       27.6       23.6      32.6       83.1       28.0       43.8
ROLL ADD        68.98     67.07     64.35      58.35     57.39      56.14      55.01     55.00      57.93      51.22      51.61

Ireland          61.2      67.4      74.4       69.8      63.6       93.1      100.0     145.2      133.9      102.8       61.0
ROLL ADD       120.51    118.78    116.87     113.83    110.82     110.79     107.95    107.81     101.68      94.43      87.50

Holland           7.0      26.7      28.4       36.2      21.4       16.5       22.5      32.5       63.1       28.4       28.1
ROLL ADD        33.26     34.63     34.21      34.21     32.32      31.50      31.62     31.92      33.60      29.62      29.00

Belgum           27.8      34.4      36.0       25.6      14.8       17.4       12.9      24.1       35.8        4.8       14.4
Roll ADD        27.00     26.98     26.43      24.94     23.62      23.54      22.85     23.47      23.90      20.83      21.47

Italy            92.7      95.1     121.0       62.9      76.5       52.4       51.6      61.6       82.5       73.4       66.5
ROLL ADD       109.75    106.57    105.13      96.28     95.04      90.42      88.47     87.36      86.74      83.06      79.86

                                    Qrt8                                Qrt9                           Qrt10
               May-06    Jun-06   Jul-06     Aug-06         Sep-06     Oct-06     Nov-06     Dec-06    Jan-07     Feb-07
------------------------------------------------------------------------------------------------------------------------
US               19.9      15.1     17.8       16.8           12.6       14.2       16.2       10.3      14.2       12.6
ROLL ADD        18.05     17.37    17.34      16.98          16.40      16.32      16.25      15.54     15.68      15.33

UK               49.1      56.1     59.8       57.3           23.0       22.9       19.9       17.0      23.5       60.0
ROLL ADD        50.72     49.80    48.42      46.46          42.13      41.43      40.53      39.72     39.71      41.82

Ireland          51.2      41.6     45.9       50.6           47.5       43.3       63.3       68.0      98.8       91.1
ROLL ADD        84.54     81.95    80.77      79.47          77.40      75.36      75.34      73.41     73.31      69.14

Holland          23.9       5.5     21.0       22.4           28.5       16.8       13.0       17.7      25.6       49.7
ROLL ADD        28.09     26.18    27.26      26.92          26.93      25.44      24.79      24.89     25.12      26.44

Belgum           10.6      22.2     27.5       28.8           20.5       11.9       13.9       10.3      19.3       28.6
Roll ADD        20.91     21.60    21.58      21.15          19.96      18.90      18.83      18.28     18.78      19.12

Italy            70.9      63.1     64.6       82.3           42.8       52.0       35.6       35.1      41.9       56.1
ROLL ADD        77.80     74.63    72.47      71.49          65.47      64.63      61.48      60.16     59.41      58.99

D&B / IBM Confidential

                                   B-4 - 1 - 2

3.    AGED DEBT

      Aged Debt shall be established on the Service Commencement Date as required by Section 0 of Exhibit B-4. The Aged Debt targets shall be stated for 10 calendar quarters in the format of the tables below.

             Start
              DSO
           (rolling
             Avg)    Baseline               Qrt-2       Qrt-3    Qrt-4    Qrt-5   Qrt-6   Qrt-7  Qrt-8   Qrt-9   Qrt-10   Qrt Drop
----------------------------------------------------------------------------------------------------------------------------------
US          % > 60     9.30%      Plan       8.44%       7.58%    6.72%    5.86%   5.00%                                    0.86%
            % > 90     4.66%      Plan       4.33%       4.00%    3.66%    3.33%   3.00%                                    0.33%
                                  Var

UK          % > 60    14.88%      Plan      12.90%      10.93%    8.95%    6.98%   5.00%                                    1.98%
            % > 90    11.05%      Plan       9.44%       7.83%    6.22%    4.61%   3.00%                                    1.61%
                                  Var

Ireland     % > 60    51.91%      Plan      43.93%      35.95%   27.96%   19.98%   2.00%                                    7.98%
            % > 90    15.07%      Plan      13.66%      12.24%   10.83%    9.41%   8.00%                                    1.41%
                                  Var

Holland     % > 60     6.11%      Plan       5.80%       5.49%    5.18%    4.87%   4.56%                                    0.31%
            % > 90     4.07%      Plan       3.82%       3.58%    3.33%    3.09%   2.84%                                    0.25%
                                  Var

Belgum      % > 60     6.79%      Plan       6.43%       6.07%    5.72%    5.36%   5.00%                                    0.36%
            % > 90     4.16%      Plan       3.93%       3.70%    3.46%    3.23%   3.00%                                    0.23%
                                  Var

Italy       % > 60    42.58%      Plan      36.46%      30.35%   24.23%   18.12%   2.00%                                    6.12%
            % > 90    37.95%      Plan      31.96%      25.97%   19.98%   13.99%   8.00%                                    5.99%
                                  Var

D&B / IBM Confidential

                                   B-4 - 1 - 3

                                ATTACHMENT B-4-2
                        FORECASTING METHODOLOGY AND MODEL

      The purpose of this Attachment B-4-2 is to provide an Excel forecasting model designed during the Agreement negotiation process and to describe the key assumptions that IBM and D&B agree to use when forecasting the parameters against which IBM's future Average DSO, Average Days Delinquent, and Aged Debt performance will be measured, and when updating and re-forecasting such parameters.

      The key assumption made in relation to each Service Level is that through use of improved processes and technologies, IBM will be able to improve on the past performance of D&B in the areas of Average DSO, Average Days Delinquent, and Aged Debt.

1.    AVERAGE DSO AND AVERAGE DAYS DELINQUENT

      In the forecasting model embedded in Section 4 (in the electronic version of this Attachment B-4-2), an opening position for Average DSO and Average Days Delinquent is calculated based on the actual previous 12 months of historical results from D&B records. The target for performance is then calculated based on a required improvement percentage over the first 10 quarters following the Service Commencement Date. From the monthly rate of change that is required to achieve the end result, it is possible to predict the monthly trend data, based on previous year equivalent result, that will be needed to produce this end result.

      The Average Days Delinquent forecasting model is based on the improvement assumptions below. The Parties may mutually agree to adjust these assumptions during the Term. If the Parties are unable to agree on new improvement assumptions, the assumptions below shall continue to apply.

            (a)   1.06 day reduction per quarter in the US

            (b)   4.66 day reduction per quarter in the UK

            (c)   11.52 day reduction per quarter in Ireland

            (d)   1.87 day reduction per quarter in Holland

            (e)   1.35 day reduction per quarter in Belgium

            (f)   9.71 day reduction per quarter in Italy

      The Service Level achievement will be monitored against this monthly trend data. Improvement after the 10th quarter following the Service Commencement Date will be subject to later negotiation between D&B and IBM.

D&B / IBM Confidential

                                   B-4 - 2 - 1

2.    AGED DEBT

      In the forecasting model in Section 4, an opening position for Aged Debt is calculated based on the actual previous 12 months of historical results from D&B records. The target for performance is then calculated based on an anticipated improvement over the first six quarters following the Service Commencement Date.

      The Aged Debt forecasting model is based on the improvement assumptions below. The Parties may mutually agree to adjust these assumptions during the Term. If the Parties are unable to agree on new improvement assumptions, the assumptions below shall continue to apply.

            (a) In the US, 0.86% drop in debt > 60 days and 0.33% drop in debt > 90 days.

            (b) In the UK, 1.98% drop in debt > 60 days and 1.61% drop in debt > 90 days.

            (c) In Ireland, 7.98% drop in debt > 60 days and 1.41% drop in debt > 90 days.

            (d) In Holland, 0.31% drop in debt > 60 days and 0.25% drop in debt > 90 days.

            (e) In Belgium, 0.36% drop in debt > 60 days and 0.23% drop in debt > 90 days.

            (f) In Italy, 6.12% drop in debt > 60 days and 5.99% drop in debt > 90 days.

      The Service Level achievement will be monitored against this monthly trend data. Improvement after the 6th quarter following the Service Commencement Date will be subject to later negotiation between D&B and IBM.

3.    RECALIBRATION

      Any recalibration of Service Levels on the Service Commencement Date done in accordance with Section 1.1(c), 1.2(c), or 1.4(c) of Exhibit B-4 (Financial Processing Service Levels) shall use the same forecasting tool the Parties used to establish the requirements above (i.e., the forecasting model in Section 4 below) and shall be based on the same assumptions.

4.    FORECASTING MODEL

      The excel forecasting model described above in this Attachment is embedded below in the electronic version of this document.

D&B / IBM Confidential

                                   B-4 - 2 - 2

DSO              Aug-03     Sep-03    Oct-03     Nov-03     Dec-03    Jan-04     Feb-04     Mar-04     Apr-04     May-04    Jun-04
------------------------------------------------------------------------------------------------------------------------------------
*                 *          *         *          *          *         *          *          *          *          *         *

*                 *          *         *          *          *         *          *          *          *          *         *

*                 *          *         *          *          *         *          *          *          *          *         *

*                 *          *         *          *          *         *          *          *          *          *         *

*                 *          *         *          *          *         *          *          *          *          *         *

*                 *          *         *          *          *         *          *          *          *          *         *


DSO             Jul-04     Aug-04    Average    6mth avg
--------------------------------------------------------
*                 *          *         *          *

*                 *          *         *          *

*                 *          *         *          *

*                 *          *         *          *

*                 *          *         *          *

Italy             174        198     179.85      185.67

BPDSO           Aug-03     Sep-03    Oct-03     Nov-03     Dec-03    Jan-04     Feb-04     Mar-04     Apr-04     May-04    Jun-04
-----------------------------------------------------------------------------------------------------------------------------------
*                 *          *         *          *          *         *          *          *          *          *         *

*                 *          *         *          *          *         *          *          *          *          *         *

*                 *          *         *          *          *         *          *          *          *          *         *

*                 *          *         *          *          *         *          *          *          *          *         *

*                 *          *         *          *          *         *          *          *          *          *         *

*                 *          *         *          *          *         *          *          *          *          *         *

BPDSO           Jul-04     Aug-04     Average    6mth avg
---------------------------------------------------------
*                 *          *         *

*                 *          *         *

*                 *          *         *

*                 *          *         *

*                 *          *         *

*                 *          *         *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


ADD             Aug-03     Sep-03    Oct-03     Nov-03     Dec-03    Jan-04     Feb-04     Mar-04     Apr-04     May-04    Jun-04
---------------------------------------------------------------------------------------------------------------------------------
*                 *          *         *          *          *         *          *          *          *          *         *

*                 *          *         *          *          *         *          *          *          *          *         *

*                 *          *         *          *          *         *          *          *          *          *         *

*                 *          *         *          *          *         *          *          *          *          *         *

*                 *          *         *          *          *         *          *          *          *          *         *

*                 *          *         *          *          *         *          *          *          *          *         *

ADD              Jul-04     Aug-04     Average    6mth avg
----------------------------------------------------------
*                 *          *         *          *

*                 *          *         *          *

*                 *          *         *          *

*                 *          *         *          *

*                 *          *         *          *

*                 *          *         *          *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                         1st base                                             mth on mth %
               Baseline     BPDSO (avg)        ADD        Target      30mth Goal    Drop per Qrt     % Drop     decrease
----------------------------------------------------------------------------------------------------------------------------
*              *             *                *           *            *             *                *        *
*              *             *                *           *            *             *                *        *
*              *             *                *           *            *             *                *        *
*              *             *                *           *            *             *                *        *
*              *             *                *           *            *             *                *        *
*              *             *                *           *            *             *                *        *
----------------------------------------------------------------------------------------------------------------------------

                                                                         Total                                         mth on mth %
                 $ Sales      1 day DSO      Past Dues   Total Drop    Opportunity  ADD Goal   Drop Qrt    % Drop       decrease
-----------------------------------------------------------------------------------------------------------------------------------
*              *              *             *            *            *             *           *           *           *
*              *              *             *            *            *             *           *           *           *
*              *              *             *            *            *             *           *           *           *
*              *              *             *            *            *             *           *           *           *
*              *              *             *            *            *             *           *           *           *
*              *              *             *            *            *             *           *           *           *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

               Aug-03     Sep-03    Oct-03      Nov-03     Dec-03     Jan-04     Feb-04     Mar-04     Apr-04     May-04     Jun-04
------------------------------------------------------------------------------------------------------------------------------------
*              *           *         *           *          *          *          *          *          *          *          *

*              *           *         *           *          *          *          *          *          *          *          *

*              *           *         *           *          *          *          *          *          *          *          *

*              *           *         *           *          *          *          *          *          *          *          *

*              *           *         *           *          *          *          *          *          *          *          *

*              *           *         *           *          *          *          *          *          *          *          *

                                                QRT 1                            QRT 2                          QRT 3
             Jul-04       Aug-04     Sep-04     Oct-04     Nov-04     Dec-04    Jan-05    Feb-05     Mar-05     Apr-05     May-05
------------------------------------------------------------------------------------------------------------------------------------
*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

                        QRT 4                           QRT 5                            QRT 6                  QRT 7
             Jun-05     Jul-05     Aug-05    Sep-05     Oct-05     Nov-05     Dec-05     Jan-06     Feb-06      Mar-06     Apr-06
------------------------------------------------------------------------------------------------------------------------------------
*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


                                 QRT 8                              Qrt9                            Qrt10
             May-06     Jun-06   Jul-06      Aug-06      Sep-06    Oct-06      Nov-06     Dec-06    Jan-07     Feb-07
----------------------------------------------------------------------------------------------------------------------
*             *            *          *          *          *          *         *         *          *          *

*             *            *          *          *          *          *         *         *          *          *

*             *            *          *          *          *          *         *         *          *          *

*             *            *          *          *          *          *         *         *          *          *

*             *            *          *          *          *          *         *         *          *          *

*             *            *          *          *          *          *         *         *          *          *
*             *            *          *          *          *          *         *         *          *          *

*             *            *          *          *          *          *         *         *          *          *

*             *            *          *          *          *          *         *         *          *          *


               Start DSO
             (rolling Avg)            Qrt-2      Qrt-3     Qrt-4       Qrt-5      Qrt-6      Qrt-7      Qrt-8      Qrt-9      Qrt-10
------------------------------------------------------------------------------------------------------------------------------------
*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

                                  (LINE GRAPH)

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


              Aug-03     Sep-03    Oct-03     Nov-03     Dec-03    Jan-04     Feb-04     Mar-04     Apr-04      May-04    Jun-04
--------------------------------------------------------------------------------------------------------------------------------
*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

                                                 Qrt 1                           Qrt 2                          Qrt 3
               Jul-04     Aug-04     Sep-04     Oct-04     Nov-04     Dec-04    Jan-05    Feb-05     Mar-05     Apr-05     May-05
------------------------------------------------------------------------------------------------------------------------------------
*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                          Qrt 4                          Qrt5                            Qrt6                            Qrt7
               Jun-05    Jul-05    Aug-05     Sep-05    Oct-05     Nov-05     Dec-05    Jan-06     Feb-06     Mar-06     Apr-06
------------------------------------------------------------------------------------------------------------------------------------
*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

                                    Qrt8                                Qrt9                           Qrt10
               May-06    Jun-06   Jul-06     Aug-06         Sep-06     Oct-06     Nov-06     Dec-06    Jan-07     Feb-07
------------------------------------------------------------------------------------------------------------------------
*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

1st base Target

                  Start ADD
                (rolling Avg)           Qrt-2     Qrt-3     Qrt-4      Qrt-5      Qrt-6     Qrt-7      Qrt-8       Qrt-9    Qrt-10
----------------------------------------------------------------------------------------------------------------------------------
*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

*             *            *          *          *          *          *         *         *          *          *          *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                    Baseline
               ------------------
               % > 60    % > 90
               ------------------
*              *           *
*              *           *
*              *           *
*              *           *
*              *           *
*              *           *
*              *           *
*              *           *


          Start DSO
         (rolling Avg)       Baseline        Qrt-2      Qrt-3      Qrt-4     Qrt-5        Qrt-6        Qrt-7  Qrt-8  Qrt-9  Qrt-10
----------------------------------------------------------------------------------------------------------------------------------
*         *                *                  *          *          *          *           *             *     *      *      *

*         *                *                  *          *          *          *           *             *     *      *      *

*         *                *                  *          *          *          *           *             *     *      *      *

*         *                *                  *          *          *          *           *             *     *      *      *

*         *                *                  *          *          *          *           *             *     *      *      *

*         *                *                  *          *          *          *           *             *     *      *      *

*         *                *                  *          *          *          *           *             *     *      *      *

*         *                *                  *          *          *          *           *             *     *      *      *


          Start DSO                                    Decrease On
         (rolling Avg)       Baseline   Qrt Drop      Age Profile
-----------------------------------------------------------------
*         *                *             *             *

*         *                *             *             *

*         *                *             *             *

*         *                *             *             *

*         *                *             *             *

*         *                *             *             *

*         *                *             *             *

*         *                *             *             *

                                    GOAL LINE
* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

*                                          *
*                                          *


US                                  Mth 1  Mth 2  Mth 3  Mth 4  Mth 5  Mth 6  Mth 7  Mth 8  Mth 9  Mth 10  Mth 11  Mth 12
--                                  -----  -----  -----  -----  -----  -----  -----  -----  -----  ------  ------  ------
*                              *      *     *       *      *     *      *       *      *     *       *      *        *
*                                     *     *       *      *     *      *       *      *     *       *      *        *
*                                     *     *       *      *     *      *       *      *     *       *      *        *
*                                     *     *       *      *     *      *       *      *     *       *      *        *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

Jan-05   Feb-05   Mar-05  Apr-05    May-05  Jun-05  Jul-05   Aug-05   Sep-05  Oct-05   Nov-05   Dec-05
------   ------   ------  ------    ------  ------  ------   ------   ------  ------   ------   ------

*         *       *       *          *      *       *      *     *       *      *        *       *
*         *       *       *          *      *       *      *     *       *      *        *       *
*         *       *       *          *      *       *      *     *       *      *        *       *
*         *       *       *          *      *       *      *     *       *      *        *       *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                          Baseline
                --------------------------
                Unallocated      Unmatched
*                *                *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

           Total    Aug-03   Sep-03    Oct-03   Nov-03   Dec-03    Jan-04    Feb-04   Mar-04   Apr-04   May-04   Jun-04   Jul-04
           -----    ------   ------    ------   ------   ------    ------    ------   ------   ------   ------   ------   ------
*          *         *        *         *        *        *         *         *        *        *        *       *         *
*          *         *        *         *        *        *         *         *        *        *        *       *         *
*          *         *        *         *        *        *         *         *        *        *        *       *         *
*          *         *        *         *        *        *         *         *        *        *        *       *         *

            Aug-04   Average  6mth avg
            ------   -------  --------

*          *         *        *
*          *         *        *
*          *         *        *
*          *         *        *

                            $ CONVERSION
                              TO EURO
         W/O AUG-03  % ON     (1.2283) &
         TO AUG-04   SALES  L to $ (1.783)
         ---------   -----  --------------
*         *           *      *              *             *
*         *           *      *              *             *
*         *           *      *              *             *
*         *           *      *              *             *


* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

EUROPEAN ACCOUNTS RECEIVABLE
SPIN DOWN ANALYSIS
$K
MARKET UK

                                                      17.50%
             FISCAL PERIOD            TOTAL SALES    SALES + VAT   UNBILLED    NYD      CURRENT       0-30        31-60       61-90
*                          *           *              *             *           *        *            *            *           *
*                          *           *              *             *           *        *            *            *           *
*                          *           *              *             *           *        *            *            *           *
*                          *           *              *             *           *        *            *            *           *
*                          *           *              *             *           *        *            *            *           *
*                          *           *              *             *           *        *            *            *           *
*                          *           *              *             *           *        *            *            *           *
*                          *           *              *             *           *        *            *            *           *
*                          *           *              *             *           *        *            *            *           *
*                          *           *              *             *           *        *            *            *           *
*                          *           *              *             *           *        *            *            *           *
*                          *           *              *             *           *        *            *            *           *
*                          *           *              *             *           *        *            *            *           *
*                          *           *              *             *           *        *            *            *           *
                                   106,575,392

                                                  17.50%
             91-120    121-365        >365      TOTAL TRADE             % > 60         % > 90        BPDSO            U/A
*            *         *                *         *                       *            *              *            *
*            *         *                *         *                       *            *              *            *
*            *         *                *         *                       *            *              *            *
*            *         *                *         *                       *            *              *            *
*            *         *                *         *                       *            *              *            *
*            *         *                *         *                       *            *              *            *
*            *         *                *         *                       *            *              *            *
*            *         *                *         *                       *            *              *            *
*            *         *                *         *                       *            *              *            *
*            *         *                *         *                       *            *              *            *
*            *         *                *         *                       *            *              *            *
*            *         *                *         *                       *            *              *            *
*            *         *                *         *                       *            *              *            *
*            *         *                *         *                       *            *              *            *
                                                                                                                          Average

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                      17.50%
             U/A NORMALISED         % U/A          UMATCHED            UMATCHED NORMALISED   % UNMATCHED
*            *                        *             *                   *                      *
*            *                        *             *                   *                      *
*            *                        *             *                   *                      *
*            *                        *             *                   *                      *
*            *                        *             *                   *                      *
*            *                        *             *                   *                      *
*            *                        *             *                   *                      *
*            *                        *             *                   *                      *
*            *                        *             *                   *                      *
*            *                        *             *                   *                      *
*            *                        *             *                   *                      *
*            *                        *             *                   *                      *
*            *                        *             *                   *                      *
*            *                        *             *                   *                      *
         Average                                            Average

Month on Month Collection %                                           *       *       *     *        *        *       *
Average Collection - Act                                              *       *       *     *        *        *       *
Avge Collection - 2002 sales only (excl Dec)                          *       *       *     *        *        *       *

Collection % of Original Debt

Average Collection % of Original Debt                                 *       *       *     *        *

% debt remaining                                                      *       *       *     *        *

Estimated Collections based on prior month aged buckets

COLLECTION TARGET
*                   *               *              *             *           *         *             *           *         *
*                   *               *              *             *           *         *             *           *         *
*                   *               *              *             *           *         *             *           *         *
*                   *               *              *             *           *         *             *           *         *
*                   *               *              *             *           *         *             *           *         *
*                   *               *              *             *           *         *             *           *         *
*                   *               *              *             *           *         *             *           *         *
*                   *               *              *             *           *         *             *           *         *
*                   *               *              *             *           *         *             *           *         *
*                   *               *              *             *           *         *             *           *         *
*                   *               *              *             *           *         *             *           *         *
*                   *               *              *             *           *         *             *           *         *
*                   *               *              *             *           *         *             *           *         *
*                   *               *              *             *           *         *             *           *         *

UK
                                M10          M11        M12         M1            M2      M3            M4          M5       M6
*                              *           *           *           *           *         *             *           *         *
*                              *           *           *           *           *         *             *           *         *
*                              *           *           *           *           *         *             *           *         *
*                              *           *           *           *           *         *             *           *         *
*                              *           *           *           *           *         *             *           *         *
*                              *           *           *           *           *         *             *           *         *
*                              *           *           *           *           *         *             *           *         *
*                              *           *           *           *           *         *             *           *         *
*                              *           *           *           *           *         *             *           *         *
*                              *           *           *           *           *         *             *           *         *
                                                                                                                           *
                                                                                                                           *

UK
                               M7        M8          M9         M10         M11          M12           M12 03 Targ     M12 Targ Inc
*                              *          *         *           *         *             *                 *               *
*                              *          *         *           *         *             *                 *               *
*                              *          *         *           *         *             *                 *               *
*                              *          *         *           *         *             *                 *               *
*                              *          *         *           *         *             *                 *               *
*                              *          *         *           *         *             *                 *               *
*                              *          *         *           *         *             *                 *               *
*                              *          *         *           *         *             *                 *               *
*                              *          *         *           *         *             *                 *               *
*                              *          *         *           *         *             *                 *               *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

EUROPEAN ACCOUNTS RECEIVABLE
SPIN DOWN ANALYSIS
$K
MARKET  IRELAND

                                20.00%
           Fiscal        Total  Sales +
           period        Sales    VAT    unbilled   NYD  Current  0-30  31-60  61-90  91-120 121-365  >365  Total Trade
           ------        -----    ---    --------   ---  -------  ----  -----  -----  ------ -------  ----  -----------
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *             average
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
*           *             *      *        *          *    *        *     *      *      *      *        *     *
  No month Actual data                                       33     33    33     33      33      33    33
                    3,446,608

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


           Fiscal
           period         > 60  % > 90  BPDSO
           ------        -----  ------  -----
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
*           *             *      *       *
        *
                    *

*                                                    *       *     *      *       *       *     *
*                                                    *       *     *      *       *       *     *
*                                                    *       *     *      *       *       *     *
*                                                    *       *     *      *       *       *     *

*                                                    *       *     *      *       *       *     *

*                                                    *       *     *      *       *       *     *

*                                                    *       *     *      *       *       *     *

Estimated Collections based on prior month aged buckets

COLLECTION TARGET

*                                          *     *      *    *       *      *       *            *                  *
*                                          *     *      *    *       *      *       *            *                  *
*                                          *     *      *    *       *      *       *            *                  *
*                                          *     *      *    *       *      *       *            *                  *
*                                          *     *      *    *       *      *       *            *                  *
*                                          *     *      *    *       *      *       *            *                  *
*                                          *     *      *    *       *      *       *            *                  *
*                                          *     *      *    *       *      *       *            *                  *
*                                          *     *      *    *       *      *       *            *                  *
*                                          *     *      *    *       *      *       *            *                  *
*                                          *     *      *    *       *      *       *            *                  *
*                                          *     *      *    *       *      *       *            *                  *
*                                          *     *      *    *       *      *       *            *                  *
*                                          *     *      *    *       *      *       *            *                  *
*                                          *     *      *    *       *      *       *            *                  *

                                 M10        M11     M12     M1     M2     M3     M4     M5    M6       M7    M8     M9
*                               *           *       *      *      *      *      *      *      *       *      *      *
*                               *           *       *      *      *      *      *      *      *       *      *      *

*                               *           *       *      *      *      *      *      *      *       *      *      *
*                               *           *       *      *      *      *      *      *      *       *      *      *

*                               *           *       *      *      *      *      *      *      *       *      *      *
*                               *           *       *      *      *      *      *      *      *       *      *      *

*                               *           *       *      *      *      *      *      *      *       *      *      *

*                               *           *       *      *      *      *      *      *      *       *      *      *

                                M11      M12     M12 03 Tar   M12 Targ Inc

*                               *           *       *      *      *
*                               *           *       *      *      *

*                               *           *       *      *      *
*                               *           *       *      *      *

*                               *           *       *      *      *
*                               *           *       *      *      *

*                               *           *       *      *      *

*                               *           *       *      *      *


* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

EUROPEAN ACCOUNTS RECEIVABLE
SPIN DOWN ANALYSIS
$K
MARKET        NETHERLANDS

                                                        19.00%
              Fiscal period            Total Sales    Sales + VAT  unbilled        NYD        Current       0-30          31-60
--------------------------------------------------------------------------------------------------------------------------------
*              *                        *              *            *               *         *              *            *
*              *                        *              *            *               *         *              *            *
*              *                        *              *            *               *         *              *            *
*              *                        *              *            *               *         *              *            *
*              *                        *              *            *               *         *              *            *
*              *                        *              *            *               *         *              *            *
*              *                        *              *            *               *         *              *            *
*              *                        *              *            *               *         *              *            *
*              *                        *              *            *               *         *              *            *
*              *                        *              *            *               *         *              *            *
*              *                        *              *            *               *         *              *            *
*              *                        *              *            *               *         *              *            *
*              *                        *              *            *               *         *              *            *
*              *                        *              *            *               *         *              *            *
                                        *


              Fiscal period         61-90        91-120      121-365      >365        Total Trade    % > 60      % > 90
----------------------------------------------------------------------------------------------------------------------------------
*              *                     *            *           *            *         *                *           *          *
*              *                     *            *           *            *         *                *           *          *
*              *                     *            *           *            *         *                *           *          *
*              *                     *            *           *            *         *                *           *          *
*              *                     *            *           *            *         *                *           *          *
*              *                     *            *           *            *         *                *           *          *
*              *                     *            *           *            *         *                *           *          *
*              *                     *            *           *            *         *                *           *          *
*              *                     *            *           *            *         *                *           *          *
*              *                     *            *           *            *         *                *           *          *
*              *                     *            *           *            *         *                *           *          *
*              *                     *            *           *            *         *                *           *          *
*              *                     *            *           *            *         *                *           *          *
*              *                     *            *           *            *         *                *           *          *
                                     *


* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


*                                                       *        *      *        *        *            *           *
*                                                       *        *      *        *        *            *           *
*                                                       *        *      *        *        *            *           *
*                                                       *        *      *        *        *            *           *

*                                                       *        *      *        *        *            *           *

*                                                       *        *      *        *        *            *           *

*                                                       *        *      *        *        *            *           *

Estimated Collections based on prior month aged buckets

*              *               *             *              *             *             *          *            *         *
*              *               *             *              *             *             *          *            *         *
*              *               *             *              *             *             *          *            *         *
*              *               *             *              *             *             *          *            *         *
*              *               *             *              *             *             *          *            *         *
*              *               *             *              *             *             *          *            *         *
*              *               *             *              *             *             *          *            *         *
*              *               *             *              *             *             *          *            *         *
*              *               *             *              *             *             *          *            *         *
*              *               *             *              *             *             *          *            *         *
*              *               *             *              *             *             *          *            *         *
*              *               *             *              *             *             *          *            *         *
*              *               *             *              *             *             *          *            *         *
*              *               *             *              *             *             *          *            *         *

                         M10        M11      M12          M1        M2            M3         M4          M5        M6       M7
------------------------------------------------------------------------------------------------------------------------------------
*                       *         *         *           *          *             *           *        *           *        *

*                       *         *         *           *          *             *           *        *           *        *

*                       *         *         *           *          *             *           *        *           *        *
*                       *         *         *           *          *             *           *        *           *        *

*                       *         *         *           *          *             *           *        *           *        *
*                       *         *         *           *          *             *           *        *           *        *

*                       *         *         *           *          *             *           *        *           *        *

*                       *         *         *           *          *             *           *        *           *        *

                        M8           M9          M10          M11         M12          M12 03 Targ    M12 Targ Inc
------------------------------------------------------------------------------------------------------------------

*                       *           *            *           *          *

*                       *           *            *           *          *

*                       *           *            *           *          *
*                       *           *            *           *          *

*                       *           *            *           *          *
*                       *           *            *           *          *

*                       *           *            *           *          *

*                       *           *            *           *          *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

EUROPEAN ACCOUNTS RECEIVABLE
SPIN DOWN ANALYSIS
$K
MARKET BELGIUM

                                                          21.00%
           Fiscal period               Total Sales    Sales + VAT   unbilled      NYD     Current      0-30        31-60    61-90
           -------------               -----------    -----------   --------      ---     -------      ----        -----    -----
*            *                         *                *           *              *       *            *           *        *
*            *                         *                *           *              *       *            *           *        *
*            *                         *                *           *              *       *            *           *        *
*            *                         *                *           *              *       *            *           *        *
*            *                         *                *           *              *       *            *           *        *
*            *                         *                *           *              *       *            *           *        *
*            *                         *                *           *              *       *            *           *        *
*            *                         *                *           *              *       *            *           *        *
*            *                         *                *           *              *       *            *           *        *
*            *                         *                *           *              *       *            *           *        *
*            *                         *                *           *              *       *            *           *        *
*            *                         *                *           *              *       *            *           *        *
*            *                         *                *           *              *       *            *           *        *
*            *                         *                *           *              *       *            *           *        *

                                                          21.00%
           91-120        121-365       >365         Total Trade               % > 60                  % > 90      BPDSO
           ------        -------       ----         -----------               ------                  ------      -----
*           *            *              *            *                         *                       *           *
*           *            *              *            *                         *                       *           *
*           *            *              *            *                         *                       *           *
*           *            *              *            *                         *                       *           *
*           *            *              *            *                         *                       *           *
*           *            *              *            *                         *                       *           *
*           *            *              *            *                         *                       *           *
*           *            *              *            *                         *                       *           *
*           *            *              *            *                         *                       *           *
*           *            *              *            *                         *                       *           *
*           *            *              *            *                         *                       *           *
*           *            *              *            *                         *                       *           *
*           *            *              *            *                         *                       *           *
*           *            *              *            *                         *                       *           *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


*                                                            *        *           *        *             *         *         *
*                                                            *        *           *        *             *         *         *
*                                                            *        *           *        *             *         *         *
*                                                            *        *           *        *             *         *         *

*                                                            *        *           *        *             *         *         *

*                                                            *        *           *        *             *         *         *

*                                                            *        *           *        *             *         *         *

Estimated Collections based on prior month aged buckets

*              *                                                                *             *             *           *
*              *                                                                *             *             *           *
*              *                                                                *             *             *           *
*              *                                                                *             *             *           *
*              *                                                                *             *             *           *
*              *                                                                *             *             *           *
*              *                                                                *             *             *           *
*              *                                                                *             *             *           *
*              *                                                                *             *             *           *
*              *                                                                *             *             *           *
*              *                                                                *             *             *           *
*              *                                                                *             *             *           *
*              *                                                                *             *             *           *
*              *                                                                *             *             *           *
*              *                                                                *             *             *           *
*              *                                                                *             *             *           *

*              *                                                 *                         *              *
*              *                                                 *                         *              *
*              *                                                 *                         *              *
*              *                                                 *                         *              *
*              *                                                 *                         *              *
*              *                                                 *                         *              *
*              *                                                 *                         *              *
*              *                                                 *                         *              *
*              *                                                 *                         *              *
*              *                                                 *                         *              *
*              *                                                 *                         *              *
*              *                                                 *                         *              *
*              *                                                 *                         *              *
*              *                                                 *                         *              *
*              *                                                 *                         *              *
*              *                                                 *                         *              *
*              *                                                 *                         *              *

                           M10         M11        M12         M1        M2          M3          M4         M5         M6       M7
*                          *          *          *          *          *          *           *           *         *         *
*                          *          *          *          *          *          *           *           *         *         *

*                          *          *          *          *          *          *           *           *         *         *
*                          *          *          *          *          *          *           *           *         *         *

*                          *          *          *          *          *          *           *           *         *         *
*                          *          *          *          *          *          *           *           *         *         *

*                          *          *          *          *          *          *           *           *         *         *

*                          *          *          *          *          *          *           *           *         *         *

                            M8            M9           M10         M11           M12     M12 03 Targ M12 Targ Inc
*                          *            *             *           *             *         *            *
*                          *            *             *           *             *         *            *
*                          *            *             *           *             *         *            *
*                          *            *             *           *             *         *            *

*                          *            *             *           *             *         *            *
*                          *            *             *           *             *         *            *

*                          *            *             *           *             *         *            *

*                          *            *             *           *             *         *            *
                                                                                               *
                                                                                  *
                                                                                  *
                                                                                  *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

EUROPEAN ACCOUNTS RECEIVABLE
SPIN DOWN ANALYSIS
$K
MARKET        ITALY

                                                        20.00%
            Fiscal period             Total Sales     Sales + VAT    unbilled   NYD        Current      0-30        31-60
            -------------             -----------     -----------    --------   ---        -------      ----        -----
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
*            *                         *               *              *         *           *            *           *
                                       *

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                        20.00%
             61-90        91-120      121-365     >365      Total Trade             % > 60                  % > 90
             -----        ------      -------     ----      -----------             ------                  ------
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
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*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
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*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *
*            *             *           *            *          *                     *               *           *         *

*                                                               *         *       *         *         *           *           *
*                                                               *         *       *         *         *           *           *
*                                                               *         *       *         *         *           *           *

*                                                               *         *       *         *         *           *           *

*                                                               *         *       *         *         *           *           *

*                                                               *         *       *         *         *           *           *

*                                                               *         *       *         *         *           *           *

*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *

*              *                                           *            *           *             *      *            *         *

*              *                                           *            *           *             *      *            *         *

*              *                                           *            *           *             *      *            *         *

*              *                                           *            *           *             *      *            *         *

*              *                                           *            *           *             *      *            *         *

*              *                                           *            *           *             *      *            *         *

*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
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*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
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*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *
*              *                                           *            *           *             *      *            *         *

--------------------------------------------------------

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

*              *                                          *                  *            *                      *

*              *                                          *                  *            *                      *
*              *                                          *                  *            *                      *
*              *                                          *                  *            *                      *
*              *                                          *                  *            *                      *

*              *                                          *                  *            *                      *

*              *                                          *                  *            *                      *

*              *                                          *                  *            *                      *

*              *                                          *                  *            *                      *

*              *                                          *                  *            *                      *

*              *                                          *                  *            *                      *
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*              *                                          *                  *            *                      *
*              *                                          *                  *            *                      *
*              *                                          *                  *            *                      *
*              *                                          *                  *            *                      *
*              *                                          *                  *            *                      *
*              *                                          *                  *            *                      *
*              *                                          *                  *            *                      *
*              *                                          *                  *            *                      *
*              *                                          *                  *            *                      *
*              *                                          *                  *            *                      *
*              *                                          *                  *            *                      *
*              *                                          *                  *            *                      *
*              *                                          *                  *            *                      *
*              *                                          *                  *            *                      *


* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   EXHIBIT B-5
                             CRITICAL SERVICE LEVELS

I.    CONTACT CENTER

                                                                                                CRITICAL              SERVICE
                                                                         SECTION                SERVICE                LEVEL
                                                                      REFERENCE IN               LEVEL                CREDIT
                            SERVICE LEVEL                              EXHIBIT B-1               (Y/N)               PERCENTAGE
-------------------------------------------------------------------------------------------------------------------------------
INBOUND CONTACTS
ASA - Aggregate measure for Customer Support and Technical Support      Section 2                 No
ASA - Customer Support                                                  Section 2                 No
ASA - Technical Support                                                 Section 2                 No
ASA - Gold Service Contacts                                             Section 2                 No
Service Factor - Aggregate measure for Customer Support and             Section 2                 No
Technical Support
Service Factor - Customer Support                                       Section 2                 No
Service Factor - Technical Support                                      Section 2                 No
Service Factor - Gold Service Contacts                                  Section 2                 No
Call Back Time                                                          Section 2                 No
ACP - Aggregate measure for Customer Support and Technical Support      Section 2                 No
ACP - Customer Support                                                  Section 2                 No
ACP - Technical Support                                                 Section 2                 No
Percentage of Calls Placed on Hold                                      Section 2                 No
Average On Hold Time                                                    Section 2                 No
First Time Resolution                                                   Section 2                 No
Reopened Ticket Percentage (Inbound Contacts)                           Section 2                 No

SEVERE RISK TIPS
Severe Risk Tip Ratio - (U.S. Only)                                     Section 3                 Yes                  *
High Risk Severe Risk Tip Accuracy Rate - (U.S. Only)                   Section 3                 Yes                  *
Business Deterioration Severe Risk Tip Accuracy Rate - (U.S. only)      Section 3                 Yes                  *

OUTBOUND SERVICE REQUESTS
Outbound Service Requests Accepting Interview                           Section 4                 Yes                  *
Reopened Ticket Percentage (Outbound Contacts)                          Section 4                 No
Inquiry Screening                                                       Section 4                 Yes                  *

SALES ACTIVITY
Credit Card Sales Percentage                                            Section 5                 No
Electronic Delivery Percentage ("EDP")                                  Section 5                 No
Traditional RMS Products - Number of Qualified Leads (North America)    Section 5                 Yes                  *
Traditional RMS Products - Number of Qualified Leads (Europe)           Section 5                 No                   *



D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     B-5-1

                                                                                                CRITICAL              SERVICE
                                                                         SECTION                SERVICE                LEVEL
                                                                      REFERENCE IN               LEVEL                CREDIT
                            SERVICE LEVEL                              EXHIBIT B-1               (Y/N)               PERCENTAGE
-------------------------------------------------------------------------------------------------------------------------------
Traditional RMS Products - Qualified Lead Close Rate                    Section 5                 No
DUNS Voice Record Hit Rate                                              Section 5                 No
Close Rate for Self Awareness Product Sales                             Section 5                 No

QUALITY AND COMPLETENESS
Percentage of Contacts Properly Documented                              Section 6                 No
Unable to Locate ("UTL") Rate (North America)                           Section 6                 Yes                  *
Unable to Locate ("UTL") Rate (Europe)                                  Section 6                 Yes                  *
Transferred Contact Percentage                                          Section 6                 No
Record Update Accuracy Rate                                             Section 6                 Yes                  *
(North America)
Record Update Accuracy Rate                                             Section 6                 Yes                  *
(Europe)
Record Opportunity Completeness Quality                                 Section 6                 Yes                  *
(North America)
Record Opportunity Completeness Quality                                 Section 6                 Yes                  *
(Europe)
Family Tree Update Accuracy Rate                                        Section 6                 Yes                  *
Family Tree Opportunity Completeness Rate                               Section 6                 Yes                  *
Contract Entry Accuracy Rate                                            Section 6                 Yes                  *
Usage Adjustments Accuracy Rate                                         Section 6                 Yes                  *

RECORD COMPLETENESS SCORES
Record Completeness Score -  Full Records (North America)              Section 7.3                No
Record Completeness Score -  Full Records (Europe)                     Section 7.3                No
Record Completeness Score -  Branch Records (North America)            Section 7.3                No
Record Completeness Score -  Branch Records (Europe)                   Section 7.3                No
Record Completeness Score -  DSR's (North America)                     Section 7.3                No
Record Completeness Score -  DSR's (Europe)                            Section 7.3                No

QUALITY OF CUSTOMER INTERACTION
U.S.                                                                    Section 8                 No
Canada                                                                  Section 8                 No
Italy                                                                   Section 8                 No
UK (including Ireland)                                                  Section 8                 No
Benelux                                                                 Section 8                 No
Family Tree                                                             Section 8                 No

CUSTOMER SATISFACTION
U.S.                                                                    Section 9                 No
Canada                                                                  Section 9                 No
Italy                                                                   Section 9                 No

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


                                     B-5-2

                                                                                                CRITICAL              SERVICE
                                                                         SECTION                SERVICE                LEVEL
                                                                      REFERENCE IN               LEVEL                CREDIT
                            SERVICE LEVEL                              EXHIBIT B-1               (Y/N)               PERCENTAGE
-------------------------------------------------------------------------------------------------------------------------------
UK (including Ireland)                                                  Section 9                 No
Benelux                                                                 Section 9                 No
Family Tree                                                             Section 9                 No

NORTH AMERICA TURN-AROUND TIMES
Contract Administration Request (Contract Entry)                     Section 10.2(a)              Yes                  *
Contract Administration Request (Name and Address Changes)           Section 10.2(a)              No
Contract Administration Request (Account Transfer)                   Section 10.2(a)              No
E-mail Response                                                      Section 10.2(a)              No
Standard Service Failure - US and Complaints - US                    Section 10.2(a)              Yes                  *
Service Failure - US Priority 1-Day                                  Section 10.2(a)              Yes                  *
Service Failure - US Priority 2-Day                                  Section 10.2(a)              Yes                  *
CRC Renewals                                                         Section 10.2(a)              No
Record Rework                                                        Section 10.2(a)              No
Fulfillment Request (Originating Reports)                            Section 10.2(a)              Yes                  *
Fulfillment Request (Trade Requests)                                 Section 10.2(a)              Yes                  *
Inquiry Screening Transaction                                        Section 10.2(a)              No
Usage Requests (Complex)                                             Section 10.2(a)              Yes                  *
Family Tree - Corporate Family  Updates (Scheduled)                  Section 10.2(a)              No
Family Tree Linkage Validation and Error Resolution                  Section 10.2(a)              Yes                  *
Family Tree Corporate  Updates (Ad hoc)                              Section 10.2(a)              Yes                  *
ACUG Public Records Update                                           Section 10.2(a)              Yes                  *
E-Update Validation (Regular and Financial)                          Section 10.2(a)              No

EUROPE TURN-AROUND TIMES
Service Failures - Europe (Excluding Priority)                       Section 10.2(b)              Yes                  *
Service Failures - Europe (Priority) and all                         Section 10.2(b)              Yes                  *
Complaints - Europe
EMC Customer Service Requests                                        Section 10.2(b)              No
Family Tree Corporate Updates (Scheduled)                            Section 10.2(b)              No
Family Tree Corporate Updates (Ad hoc)                               Section 10.2(b)              Yes                  *
VIP Request (Companies in Holland)                                   Section 10.2(b)              No
VIP Request (International companies other than U.S. and Europe)     Section 10.2(b)              No
VIP Request (U.S. or European companies other than Holland)          Section 10.2(b)              No
Customer Service Requests - Europe and                               Section 10.2(b)              No
Order Requests - Europe
Technical Support Requests                                           Section 10.2(b)              No
Gold Service Requests                                                Section 10.2(b)              No

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


                                     B-5-3

Service Level                                   Section                  Crital                  Service
                                             Reference in               Service                   Level
                                              Exhibit B-1                Level                   Credit
                                                                         (y/n)                 Percentage

File Update Request (File Build)                $10.2(b)                  No
File Update Request (File Maintenance)          $10.2(b)                  No


II.   DATA PROGRAMMING

                                                                              CRITICAL       SERVICE
                                                              SECTION         SERVICE         LEVEL
                                                           REFERENCE IN        LEVEL         CREDIT
                  SERVICE LEVEL                             EXHIBIT B-2        (Y/N)       PERCENTAGE
-----------------------------------------------------------------------------------------------------
DELIVERY SERVICES
Service Request Response Time                               Section 1.2         No
Project Sizing Time                                         Section 1.2         No
Standard Delivery Projects                                  Section 1.3         Yes           *
Priority Delivery Projects                                  Section 1.3         Yes           *
EOM Delivery Projects                                       Section 1.3         Yes           *
Delivery Project Quality - Gold Service Customers           Section 1.4         Yes           *
Delivery Project Quality - Non-Gold Service Customers       Section 1.4         Yes           *

GLOBAL TRADE SERVICES
Delinquency File Turn-around Time                           Section 2.3         No
Manual File Processing Time                                 Section 2.3         No
ABEND Resolution                                            Section 2.3         No
I Case Resolution                                           Section 2.3         No
Standard Benefits and Incentives                            Section 2.3         No
Priority Benefits and Incentives                            Section 2.3         No

III.  TRANSACTION PROCESSING

                                                                                    CRITICAL     SERVICE
                                                                   SECTION          SERVICE       LEVEL
                                                                REFERENCE IN         LEVEL       CREDIT
                   SERVICE LEVEL                                 EXHIBIT B-3         (Y/N)      PERCENTAGE
----------------------------------------------------------------------------------------------------------
Detrimental Data - Completeness                                  Section 3.1          No
Detrimental Data - Timeliness                                    Section 3.1          No
Detrimental Data - Accuracy                                      Section 3.1          No
Registration Data - Accuracy                                     Section 3.2          No
Registration Data - Completeness                                 Section 3.2          No
Registration Data - Timeliness (Non-EMC Countries)               Section 3.2          No
Registration Data - Timeliness (EMC Countries)                   Section 3.2          No
Registration Data - Interview Accuracy and Completeness          Section 3.2          No

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


                                     B-5-4

                                                                                    CRITICAL     SERVICE
                                                                   SECTION          SERVICE       LEVEL
                                                                REFERENCE IN         LEVEL       CREDIT
                   SERVICE LEVEL                                 EXHIBIT B-3         (Y/N)      PERCENTAGE
----------------------------------------------------------------------------------------------------------
Registration Data - Interview Interlocutor Targets               Section 3.2          No
Press Data - Accuracy                                            Section 3.3          No
Press Data - Timeliness                                          Section 3.3          No
Press Data - Completeness                                        Section 3.3          No
Ad Hoc Data - Accuracy                                           Section 3.4          No
Ad Hoc Data - Completeness                                       Section 3.4          No
Ad Hoc Data - Timeliness                                         Section 3.4          No
Error Rework - Type 1 Rejects - Timeliness                       Section 3.5          No
Error Rework - Type 2 Rejects -Timeliness                        Section 3.5          No
Error Rework - Accuracy                                          Section 3.5          No
Customer Specific Data - Van Leeuwen                             Section 3.6          No
Customer Specific Data - Ratings Review                          Section 3.6          No
Customer Specific Data - US Government DUNS Number Requests      Section 3.6          No

IV.   FINANCE PROCESSING

                                                                                          CRITICAL      SERVICE
                                                                            SECTION       SERVICE        LEVEL
                                                                         REFERENCE IN      LEVEL         CREDIT
                        SERVICE LEVEL                                     EXHIBIT B-4      (Y/N)       PERCENTAGE
------------------------------------------------------------------------------------------------------------------
COLLECTIONS
Average Days Delinquent - U.S. and Europe                                 Section 1.2        No
Bad Debt Percentage - US                                                  Section 1.3        No
Bad Debt Percentage - Europe                                              Section 1.3        No
Cash Collected                                                            Section 1.4        No
Cancellations                                                             Section 1.4        No
Classification of Old Debt                                                Section 1.4        No
Aged Bad Debt                                                             Section 1.4        No
Collections Dispute Management                                            Section 1.4        No

CASH APPLICATIONS
Electronic Cash and Invoice Reconciliation                                Section 2.2        No
Manual Cash / Check  and Invoice Reconciliation                           Section 2.2        No
Credit Card to Invoice Reconciliation                                     Section 2.2        No
Cancellations                                                             Section 2.2        No
Unallocated Cash - U.S                                                    Section 2.2        No
Unmatched Cash - Europe                                                   Section 2.2        No
Credit Balances                                                           Section 2.2        No

AP/T&E
Document Validation, Preparation, and Scanning - Oracle                   Section 3.2        No
Document Validation, Preparation, and Scanning - Non-Oracle Processes     Section 3.2        No

D&B / IBM Confidential

                                     B-5-5

                                                                                          CRITICAL      SERVICE
                                                                            SECTION       SERVICE        LEVEL
                                                                         REFERENCE IN      LEVEL         CREDIT
                        SERVICE LEVEL                                     EXHIBIT B-4      (Y/N)       PERCENTAGE
------------------------------------------------------------------------------------------------------------------
Transaction Processing                                                    Section 3.2        No
Rush and Emergency Payment Processing                                     Section 3.2        No
Reconciliation, Validation, and Payment Proposal Process                  Section 3.2        No
Processing Quality                                                        Section 3.2        No

ORDER-TO-CASH
Order Validation and Processing                                            Section 4         No
Order Rejections                                                           Section 4         No
Usage Management Reporting                                                 Section 4         No
SMT Processing                                                             Section 4         No
Invoicing Printing                                                         Section 4         No

INQUIRY PROCESSING TIME
F&A Inquiry Processing Time                                               Section 5.2        No

D&B / IBM Confidential

                                     B-5-6

                                   EXHIBIT B-6
                        MISSION CRITICAL SERVICE FAILURES

With reference to Section 23.1(d) of the Agreement, the following are the circumstances that would constitute a Mission Critical Service Failure on the part of IBM:

      1. A total or near total failure, in either the U.S. Major Markets or the Europe Major Market, to perform the Order, Customer Service, Complaint and Service Failure Services described in Exhibit A-1 (Contact Center Services) for a cumulative total of at least eight
            (8) hours during Local Market Business Hours over any three (3) consecutive day period;

      2. A failure, in one or more of the Major Markets, to complete at least eighty percent (80%) of the RMS Delivery, SMS Delivery, Canada Delivery, and Europe Delivery Services jobs described in Exhibit A-2 (Data Programming Services) that are scheduled to be completed during the last ten (10) calendar days of any month during the Term;

      3. A failure during a month, in the Europe Major Market, to process at least seventy-five percent (75%) of the Orders in compliance with the Order Validation and Processing Service Level set forth in Exhibit B-4;

      4. In one or more of the Major Markets, actual cash collections during a month is less than seventy-five percent (75%) of the applicable Cash Collections Target set forth for such Major Market in Exhibit B-4 (Finance Processing Service Levels), or

      5. Due to the fault of IBM, D&B is unable to complete a quarterly or year-end close of its books on time, as a result of which D&B's scheduled earnings release is delayed, or an audit conducted by or for D&B contains a finding that D&B is materially out of compliance with the requirements of the Sarbanes-Oxley Act of 2002, including any applicable regulations issued by the U.S. Securities and Exchange Commission (SEC) and the SEC-administered Public Company Accounting Oversight Board, and such non-compliance is due to IBM's failure to comply with the Sarbanes-Oxley Compliance requirements set forth in Section 3(b)of Exhibit A-5 (Cross Functional Services Statement of Work); and/or

      6. Pursuant to Exhibit A-7 (Revenue Commitment Service Levels), IBM owes (or has paid or given) or, but for the Revenue Credit Caps, would have owed, paid or given, D&B credits during four consecutive Revenue Quarters in an amount that, in the aggregate, exceeds the sum of the Revenue Credit Caps during each of such Revenue Quarters.

D&B / IBM Confidential

                                      B-6-1

                                   EXHIBIT B-7
                        REVENUE COMMITMENT SERVICE LEVELS

1. REVENUE

      1.1   Definitions

            (a)   *

            (b)   *

            (c)   *

            (d)   *

            (e)   *

                  (i)   *

                  (ii)  *

            (f)   *

            (g)   *

            (h)   *

            (i)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     B-7-1

                  *

            (j)   *

            (k)   *

            (l)   *

            (m)   *

            (n)   *

            (o)   *

      1.2   General Provisions

            (a)   *

            (b)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     B-7-2

                  *

            (c)   *

                  (i)   *

                        *

                  (ii)  *

            (d)   *

                  (i)   *

                  (ii)  *

            (e)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     B-7-3

                  *

      1.3   Direct Sales of Self-awareness Products

            (a)   *

            (b)   *

            (c)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     B-7-4

                        Table 1: Self-awareness Products

                         TIER 0                    TIER 1                      TIER 2                  TIER 3
              ---------------------------   ------------------------   -----------------------   --------------------
                                  AMOUNT
DBGR   RSGR      CONDITIO        (CREDIT)    CONDITION        AMOUNT   CONDITION        AMOUNT   CONDITION      AMOUNT
----------------------------------------------------------------------------------------------------------------------
 +      +     *                  *          *                 *        *                *       *               *

 +      -     *                  *          *                 *        *                *       *               *

 -      +     *                  *          *                 *        *                *       *               *

 -      -     *                  *          *                 *        *                *       *               *

      1.4   Up-sell and Cross-sell

            (a)   *

            (b)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     B-7-5

                  *

            (c)   *

                       Table 2: Up - sell and Cross - Sell

                         TIER 0                    TIER 1                      TIER 2                  TIER 3
              ---------------------------   ------------------------   -----------------------   --------------------
                                  AMOUNT
DBGR   RSGR     CONDITIO         (CREDIT)     CONDITION      AMOUNT    CONDITION      AMOUNT    CONDITION     AMOUNT
----------------------------------------------------------------------------------------------------------------------
 +      +     *                  *          *                 *        *                *       *               *



D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     B-7-6

+       -     *                  *          *                 *        *                *       *               *

-       +     *                  *          *                 *        *                *       *               *

-       -     *                  *          *                 *        *                *       *               *


      1.5   Lead Generation

            (a)   *

            (b)   *

            (c)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     B-7-7

                  *

                            Table 3: Lead Generation

                         TIER 0                      TIER 1                     TIER 2                  TIER 3
              ---------------------------   ------------------------   -----------------------   --------------------
                                  AMOUNT
DBGR   RSGR     CONDITIO          (CREDIT)    CONDITION       AMOUNT   CONDITION        AMOUNT   CONDITION      AMOUNT
----------------------------------------------------------------------------------------------------------------------
 +      +     *                  *          *                 *        *                *       *               *

 +      -     *                  *          *                 *        *                *       *               *

 -      +     *                  *          *                 *        *                *       *               *

 -      -     *                  *          *                 *        *                *       *               *

*

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     B-7-8

*


* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      B-7-9

                                                              SCHEDULE C
                                                                CHARGES

                                                           TABLE OF CONTENTS

1. INTRODUCTION..................................................................................................       3
2. DEFINITIONS...................................................................................................       4
         2.1      Certain Definitions............................................................................       4
         2.2      Other Terms....................................................................................       6

3. CHARGES METHODOLOGY...........................................................................................       6
         3.1      Service Charges................................................................................       6
         3.2      Financial Responsibilities.....................................................................       8

4. MONTHLY CHARGES AND INVOICING.................................................................................       8
         4.1      Fixed Service Charges..........................................................................       8
         4.2      Variable Service Charges.......................................................................       8
         4.3      Out-of-Pocket Expenses.........................................................................      10
         4.4      Taxes..........................................................................................      11
         4.5      Credits........................................................................................      11
         4.6      Invoicing Procedures...........................................................................      11
         4.7      Invoice Substantiation.........................................................................      13

5. [RESERVED]....................................................................................................      13
6. TAXES.........................................................................................................      13
         6.1      Taxes for Which D&B is Responsible.............................................................      13
         6.2      Taxes for Which IBM is Responsible.............................................................      13
         6.3      Property Taxes.................................................................................      14
         6.4      Tax-related Information........................................................................      14

7. PAYMENT.......................................................................................................      15
         7.1      Payment by D&B.................................................................................      15
         7.2      Disputed Charges...............................................................................      15
         7.3      Set-off........................................................................................      16

8. MECHANISMS FOR CHANGING PRICES AND CHARGES....................................................................      16
         8.1      Economic Change Adjustment.....................................................................      16
         8.2      Transition Delays..............................................................................      16
         8.3      Price Benchmarking.............................................................................      16
         8.4      Extraordinary Events...........................................................................      16
         8.5      Gain-Sharing...................................................................................      18
         8.6      Recalibration..................................................................................      19
         8.7      Minimum Annual Service Charges.................................................................      20

9. POTENTIAL FUTURE CHARGES......................................................................................      20
         9.1      Prices and Charges for New Services............................................................      20
         9.2      Termination Charges............................................................................      23
         9.3      Charges for Termination/Expiration Assistance..................................................      23

10. RESPONSIBILITY FOR CAPACITY NEEDS............................................................................      24

11. RESOURCE AND BUDGET PLANNING/FORECASTING.....................................................................      24

                                    Exhibits

C-1:     Transaction Types and Transaction Volume Measurement

C-2:     Pricing Tables

D&B / IBM Confidential

C-3:     T&M Rate Schedule
C-4:     Transaction Baselines
C-5:     Transition Reimbursement
C-6:     Finance Processing Gain-Share
C-7:     Minimum Annual Service Charges
C-8:     Financial Responsibilities
         Attachment C-8-1 Financial Responsibilities Matrix
C-9:     Price Benchmarking
C-10:    Economic Change Adjustment
         Attachment C-10-1 Inflation Sensitivity Factors
C-11:    Termination Charges
         Attachment C-11-1 Termination Charges Schedule
C-12:    Transition Delay Credits
C-13:    Invoice Template

D&B / IBM Confidential

                                   SCHEDULE C
                                     CHARGES

1. INTRODUCTION

            (a)   *

                  (i)   *

                  (ii)  *

                  (iii) *

                  (iv)  *

                  (v)   *

            (b)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

2. DEFINITIONS

      2.1   CERTAIN DEFINITIONS.

            *

            (a)   *

            (b)   *

            (c)   *

            (d)   *

            (e)   *

            (f)   *

            (g)   *

            (h)   *

            (i)   *

            (j)   *

            (k)   *

            (l)   *

            (m)   *

            (n)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

            (o)   *

            (p)   *

            (q)   *

            (r)   *

            (s)   *

            (t)   *

            (u)   *

            (v)   *

            (w)   *

            (x)   *

            (y)   *

            (z)   *

            (aa)  *

            (bb)  *

            (cc)  *

            (dd)  *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                  *

            (ee)  *

            (ff)  *

            (gg)  *

            (hh)  *

      2.2   Other Terms.

            *

3. CHARGES METHODOLOGY

      3.1   *

            (a)   *

                  (i)   *

                  (ii)  *

            (b)   *

            (c)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                  *

            (d)   *

            (e)   *

                  (i)   *

                  (ii)  *

                  (iii) *

                  (iv)  *

                  (v)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

            (f)   *

      3.2   *

            *

4. MONTHLY CHARGES AND INVOICING

      *

      4.1   *

            *

      4.2   *

            (a)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                  *

            (b)   *

            (c)   *

            (d)   *

            (e)   *

            (f)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

      4.3   Out-of-pocket Expenses.

            (a)   *

            (b)   *

            (c)   *

                  (i)   *

                  (ii)  *

                  (iii) *

            (d)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

      4.4   Taxes.

            *

      4.5   Credits.

            *

      4.6   Invoicing Procedures.

            *

            (a)   *

            (b)   *

            (c)   *

            (d)   *

            (e)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                  *

            (f)   *

            (g)   *

            (h)   *

                  (i)   *

                  (ii)  *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

      4.7   *

            *

5. [RESERVED]

6. TAXES

      *

      6.1   *

            (a)   *

            (b)   *

      6.2   *

            (a)   *

                  (i)   *

                  (ii)  *

                  (iii) *

                  (iv)  *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                        *

                  (v)   *

      6.3   Property Taxes.

            *

      6.4   Tax-Related Information.

            (a)   *

                  (i)   *

                  (ii)  *

                  (iii) *

            (b)   *

            (c)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                  *

7. PAYMENT

      7.1   *

            *

      7.2   Disputed Charges.

            (a)   *

            (b)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

      7.3   Set-off.

            *

8. MECHANISMS FOR CHANGING PRICES AND CHARGES

      *

      8.1   Economic Change Adjustment.

            *

      8.2   Transition Delays.

            *

      8.3   Price Benchmarking.

            *

      8.4   Extraordinary Events.

            (a)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                  *

            (b)   *

            (c)   *

            (d)   *

            (e)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                  *

            (f)   *

      8.5   Gain-Sharing.

            (a)   *

            (b)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                  *

            (c)   *

            (d)   *

            (e)   *

      8.6   *

      *

            (a)   *

            (b)   *

            (c)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                  *

            (d)   *

            (e)   *

      8.7   *

      *

*     9 Potential Future Charges

      9.1   *

            (a)   *

            (b)   *

                  (i)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                        *

                  (ii)  *

            (c)   *

                  (i)   *

                  (ii)  *

                  (iii) *

                  (iv)  *

                  (v)   *

                  (vi)  *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

            (d)   *

            (e)   *

            (f)   *

            (g)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                  *

            (h)   *

      9.2   Termination Charges.

            (a)   *

            (b)   *

      9.3   Charges for Termination/Expiration Assistance.

                  *

                  (i)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                        *

                  (ii)  *

                  (iii) *

10. RESPONSIBILITY FOR CAPACITY NEEDS

            *

11. RESOURCE AND BUDGET PLANNING/FORECASTING

            (a)   *

            (b)   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                  *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   EXHIBIT C-1
              TRANSACTION TYPES AND TRANSACTION VOLUME MEASUREMENT

      Exhibit C-2 (Pricing Tables) lists the Transaction types and corresponding rates IBM shall use to charge D&B for the Services. This Exhibit C-1 provides a definition for each of those Transaction types and explains how IBM shall measure, track, and count the Transactions when calculating IBM's Variable Service Charges each month.

1.    DATA PROGRAMMING SERVICES

      1.1   Global Trade Services

      The Transaction type definitions and measurement information in this
Section 1.1 shall be used to calculate the Variable Service Charges for the Global Trade Services IBM performs.

      (a)   Global Trade Service Transaction Types.

            (i) "Delinquent File" shall mean a file expected by D&B from a global trade customer that was not received on-time.

                  IBM shall charge D&B for each Delinquent File referred to IBM by D&B for which IBM performs the e-mail prompting and processing Services described in Section 1.3(a) of Exhibit A-2 (Data Programming Services) and:

                  (A)   Obtains the Delinquent File;

                  (B) Obtains a commitment from a customer to provide the Delinquent File with the next month's file submission; or

                  (C) Refers the Delinquent File back to D&B after performing the activities described in Section 1.3(a) of Exhibit A-2 (Data Programming Services) with an explanation of why the file cannot be obtained.

            (ii) "Manually Processed File" shall mean a global trade file that requires manual processing in order to pass through D&B's automated global trade systems.

                  IBM shall charge D&B for each Manually Processed File referred to IBM by D&B that:

                  (A) IBM manually processes in accordance with Section 1.3(b) of Exhibit A-2 (Data Programming Services) and submits to D&B for processing; and

                  (B) Successfully passes through D&B's automated global trade systems after such manual processing without resulting in an ABEND, I-Case, or other problem.

D&B / IBM Confidential

                                     C-1- 1

            (iii) "Global Trade File ABEND" shall mean an ABEND occurring during global trade system processing.

                  IBM shall charge D&B for each Global Trade File ABEND referred to IBM by D&B that:

                  (A) IBM processes in accordance with Section 1.3(c) of Exhibit A-2 (Data Programming Services); and

                  (B) Either (1) successfully passes through D&B's automated systems without ABENDing again or, (2) if the ABEND cannot be resolved without customer contact, is referred to D&B with an explanation of why customer contact is required.

            (iv) "I-Case" shall mean a file that requires exception processing in order to satisfy D&B's global trade system quality assurance checks.

                  IBM shall charge D&B for each I-Case referred to IBM by D&B that:

                  (A) IBM processes in accordance with Section 1.3(d) of Exhibit A-2 (Data Programming Services); and

                  (B) Either (1) successfully passes through D&B's quality assurance systems, or (2) if the I-Case cannot be resolved without customer contact, is referred to D&B with an explanation of why customer contact is required.

            (v) "Benefit/Incentive" shall mean a benefit or incentive that D&B asks IBM to create and send to a D&B customer.

                  IBM shall charge D&B for each Benefit/Incentive referred to IBM by D&B that IBM:

                  (A) Fabricates in accordance with specifications provided by D&B or documented in applicable D&B policies or procedures; and

                  (B) Distributes to a D&B customer in accordance with Section 1.3(e) of Exhibit A-2 (Data Programming Services).

      (b)   Counting Rules for Global Trade Transactions.

            (i)   There are five Global Trade Transaction types described in
                  Section 1.1(a). For each Global Trade Transaction type there is a separate U.S., Canada, and Europe Service Charge provided in Exhibit C-2 (Pricing Tables). The location of the customer account to which the Global Trade Transaction relates shall determine whether the

D&B / IBM Confidential

                                     C-1- 2

                  Transaction will result in a U.S., Canada, or Europe Variable Service Charge.

            (ii)  IBM shall not charge D&B for:

                  (A) Re-work required to correct a failure of a Manually Processed File, Global Trade ABEND, or I-Case processed by IBM to pass through D&B systems; or

                  (B) Re-work to correct a failure of a Benefit/Incentive to meet specifications provided by D&B or documented in applicable D&B policies or procedures.

      1.2   DELIVERY SERVICES

      The Transaction type definitions and measurement information in this
Section 1.2 shall be used to calculate the charges for the Delivery Services IBM performs.

      (a)   Delivery Service Transactions - United States.

            (i) "RMS RAM/eRAM Product" shall mean a standard RAM or eRAM RMS product.

            (ii) "RMS Data Append Product" shall mean a custom RMS product that is not a RAM or eRAM product. The three primary RMS Data Append Products existing as of the Effective Date are Small Business Risk Portfolio Scoring ("SBRPS"), Small Business Risk Insight ("SBRI"), and RMS Data Appends ("RMS Data Appends").

            (iii) "SMS Data Services Product" shall mean an SMS product that requires IBM to match a DUNS Number to a vendor file and append data requested by the customer to the file. SMS Data Service Projects are performed using the following tools and data: Data Rationalization, Diversity Information (i.e.,
                  MWOB), SAP BW, SAP DAK, Oracle data, Insights Accelerator (Spend Analysis).

            (iv) "SMS Analytical Services Product" shall mean an SMS Data Service Product for which IBM performs the following additional Services: (A) reformatting data to enable use of D&B's Supply Optimizer and Suppler Analyzer products and (B) generating additional reports containing custom data analysis requested by a customer.

            (v) "S&MS Custom Count" shall mean an S&MS count of some subset of records in the D&B database based on a combination of data elements specified by a D&B customer.

            (vi) "S&MS MAP" or "S&MS Marketing Analysis Profile" shall mean an S&MS multi-dimensional summary analysis of some subset of

D&B / IBM Confidential

                                     C-1- 3
                  records in the D&B database based on a combination of two or more data elements specified by a D&B customer.

            (vii) "S&MS Prospect File (Match Without Prospect Append)" shall mean an S&MS report generated by matching a customer record against data in D&B's databases and appending a DUNS Number.

            (viii) "S&MS Prospect File (Match With Prospect Append)" shall mean an S&MS report generated by matching a customer record against data in D&B's databases and appending a DUNS Number and a set of data elements specified by a D&B customer.

            (ix) "S&MS Prospect File (Prospect with Append)" shall mean an S&MS report generated by matching count criteria specified by a customer against a set of customer defined data elements.

      (b)   Delivery Service Transactions - Europe

            (i) "Standard Europe S&MS Product" shall mean an S&MS Custom Count or S&MS MAP (as defined above in Section 1.2(a)) requested by D&B's European sales team. These Transactions are also known within D&B as "Lists and Labels" Products.

            (ii) "Europe Append Product" shall mean any one of the following products requested by D&B's sales team in Europe (each as defined above in Section 1.2(a)):

                  (A) an S&MS Prospect File (Match Without Prospect Append), S&MS Prospect File (Match With Prospect Append), or S&MS Prospect File (Prospect with Append);

                  (B) an SMS Data Services Product or Analytical Services Product; or

                  (C)   an RMS Append Product.

      (c)   Delivery Service Transactions - Canada

            (i) "Standard Canada S&MS Product" shall mean an S&MS Custom Count or S&MS MAP (as defined above in Section 1.2(a)) requested by D&B's Canadian sales team.

            (ii) "Canada Append Product" shall mean any one of the following products requested by D&B's Canadian sales team (each as defined above in Section 1.2(a)):

                  (A) an S&MS Prospect File (Match Without Prospect Append), S&MS Prospect File (Match With Prospect Append), or S&MS Prospect File (Prospect with Append);

D&B / IBM Confidential

                                     C-1- 4

                  (B)   an SMS Data Services Product or Analytical Services
                        Product;

                  (C) an RMS Append Product requested by D&B's Canadian sales team.

      (b)   Counting Rules for Delivery Service Transactions.

            (i) IBM will receive requests for D&B Products from D&B representatives based in the U.S., Europe, and Canada. The location of the D&B account maintained by the customer to which the Delivery Project is to be delivered shall determine whether fabrication of the requested D&B Product will result in a U.S. Transaction described in Section 1.2(a), a European Transaction described in Section 1.2(b), or a Canadian Transaction described in Section 1.2(c).

            (ii) IBM shall charge D&B for D&B Products requested by an authorized D&B representative that IBM:

                  (A) Fabricates in accordance with Section 2 of Exhibit A-2 (Data Programming Services) and applicable order specifications;

                  (B) Delivers to the appropriate End User in the format requested in the applicable order specifications; and

                  (C) Documents in a IBM tracking system when the D&B Product is fabricated and delivered.

            (iii) An order request for a D&B Product shall only be counted as one Transaction for purposes of calculating the charges. IBM shall not charge D&B for any re-work or other Services associated with a Delivery Project after that Delivery Project has been fabricated and delivered to an End User.

2.    TRANSACTION PROCESSING SERVICES

      The Transaction type definitions and measurement information in this
Section 2 shall be used to calculate the Variable Service Charges for the Transaction Processing Services IBM performs.

      2.1   Current Methodology

      (a)   Transaction Processing Transaction Types.

            (i) "Data Entry Transaction" shall mean a TP Data update received from D&B third party data providers or Press Data obtained by IBM using data mining tools that IBM manually enters into a D&B database record in accordance with Section 3.4(a) of Exhibit A-3 (Transaction Processing Services). Each TP Data update (e.g., an

D&B / IBM Confidential

                                     C-1- 5
                  update containing Registration Data or Detrimental Data) entered by IBM shall be considered one Data Entry Transaction.

            (ii) "Error Rework Transaction" shall mean a D&B database record referred to IBM by D&B for error re-work processing that IBM investigates and re-works to correct data errors in accordance with Section 3.4(b) of Exhibit A-3 (Transaction Processing Services).

      (b) IBM shall document the number of Data Entry Transactions and Error-Rework Transactions it successfully processes each month. This report shall be used to calculate the monthly Variable Service Charges for Transaction Processing Services.

      2.2   Recalibration to New Methodology

      (a) 90 days following the Service Commencement Date, the following counting rules shall become effective:

            (i) IBM shall not charge D&B for Error Rework Transactions required as a result of data entry or other errors or omissions made by IBM (e.g., if IBM incorrectly updates a D&B record, the error rework required to correct the update shall not be considered a chargeable Transaction).

            (ii) IBM shall not charge D&B for Data Entry Transaction or Error Rework Transaction that are not processed within the time frames specified in Exhibit B-3 (Transaction Processing Service Levels).

      (b) The Parties shall use the methodology provided in Section 8.6 of Schedule C (Charges) to benchmark and adjust the Variable Service Charge unit rate for Error Rework Transactions in Exhibit C-2 (Pricing Tables).

3.    CONTACT CENTER SERVICES

      3.1   Inbound Contacts

      The Transaction type definitions and measurement information in this
Section 3.1 shall be used to calculate the Service Charges for the Inbound Contacts IBM receives and resolves.

      (a)   Counting Rules for Inbound Contact Transactions.

            (i) Until IBM implements the contact management system described in Exhibit A-7-3 (Transformation Solution), Inbound Contact Transactions shall be counted using data from the D&B call reporting systems in use as of the Effective Date (the "Legacy Inbound Contact Reporting Systems").

            (ii) At the end of each month, D&B shall generate a report using data from the Legacy Inbound Contact Reporting Systems that shows the volume of each type of Inbound Contact Transaction processed

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                  by IBM during such month. Until IBM implements a new Contact
                  Management system and the Parties agree otherwise, IBM shall use this report to calculate the monthly Variable Service Charges for the Inbound Contact Services.

            (iii) The Legacy Inbound Contact Reporting System does not count
                  (and IBM shall not charge for) Inbound Contacts that are not answered by an Agent (e.g., abandoned calls, calls processed by automated systems without Agent assistance).

            (iv) To the extent they can be identified, Inbound Contacts answered by an Agent and either disconnected or transferred back to the same Agent queue shall be excluded from the volume of chargeable Inbound Contact Transactions.

            (v) IBM shall not implement Transformation or other activities that will result in an increase in chargeable Inbound Contacts without D&B's prior approval, which D&B may withhold in its sole discretion. For example, if IBM segregates the Services, such that third parties returning a phone call from an Outbound Contact Agent are handled by Inbound Contact Agents (in lieu of Agents performing the Outbound Service Request as is D&B's current practice), then such Transformational activity shall not increase the volume of chargeable Inbound Contact Transactions.

            (vi) Until IBM implements a Contact Management System, IBM shall continue to receive Inbound Contacts from End Users in (or concerning records located in) the U.S., Italy, the U.K., Benelux, and Canada through separate telephone, fax, e-mail, and chat request channels. The channel through which an Inbound Contact is received shall determine whether the Inbound Contact will result in a U.S. Transaction described in
                  Section 3.1(b), a Canadian Transaction described in Section 3.1(c), or an Italian, UK, or Benelux Transaction described in 3.1(d).

            (vii) The following rules shall govern how Inbound Contacts during which multiple transactions are requested shall be counted:

                  (A) For U.S. and Canada Inbound Transactions, an Inbound Contact cannot result in more than one Inbound Contact Transaction charge. Inbound Contacts during which an End User makes more than one request (e.g., first orders a product and then asks a question about its contract usage level or requests multiple products during a single Contact) shall count as a single Inbound Contact Transaction that is initially categorized by the Legacy Inbound Contact Reporting System.

                  (B) For Europe Inbound Transactions, an Inbound Contact may result in more than one Inbound Contact Transaction

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                        charge. To the extent performed by D&B Agents in Europe
                        prior to the Effective Date, IBM shall log each transaction request made during an Inbound Contact as a separate Inbound Contact Transaction (e.g., if an End User requests 10 products during a single Contact, IBM shall log 10 separate Inbound Contact Transactions).

            (viii) For purposes of this Section 3.1, "Full Time Equivalent" (or
                  "FTE") is a level of effort, excluding vacation and other non-productive time, equivalent to that which one person working full time would provide (at the rate of 160 hours per month, plus a reasonable amount of overtime). D&B may add and remove FTEs on 30 days notice to IBM.

      (b)   Inbound Contact Transactions - United States.

      Following is a listing and description of the types of Inbound Contact Transactions that will be billed as U.S. Transactions when the Transaction is performed in relation to a D&B customer account located in the U.S.:

            (i) "Order Request - U.S." shall mean an order request by an End User for a D&B Product that IBM processes and enters into the appropriate D&B order entry system in accordance with Section
                  2.1 of Exhibit A-1 (Contact Center Services).

            (ii) "DunsVoice Assistance Request - U.S." shall mean a request by an End User for assistance using D&B's DunsVoice automated ordering system that IBM resolves in accordance with Section
                  2.1 of Exhibit A-1 (Contact Center Services).

            (iii) "Customer Service Request - U.S." shall mean a request by an
                  End User for assistance with service related issues concerning a customer account that IBM resolves in accordance with
                  Section 2.2 of Exhibit A-1 (Contact Center Services), including account, credit rating, and payment questions; requests for duplicate bills and product information; complaints; questions concerning delivery of a report; requests for removal from marketing files; non-technical questions about a D&B tool or application; contract inquiries (e.g., types of contracts available or usage requirements); and other non-technical inquiries.

            (iv) "Entity Query - U.S." shall mean a request by or on behalf of a customer for information or corrections to data in its own case file in the D&B database that IBM resolves in accordance with Section 2.3 of Exhibit A-1 (Contact Center Services). For clarification, Entity Queries are also referred to as "subject queries" within D&B.

                  IBM's inbound team shall resolve all Entity Query - U.S. requests, including those that require IBM to make Outbound Contacts to resolve the query. An Entity Query - U.S. cannot result in a

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                  chargeable Outbound Service Request. In contrast, complaints about a third party report in the D&B database may result in both a Customer Service Request charge and an outbound Complaint or Service Failure charge.

            (v) "Technical Support Request - U.S." shall mean a request by an End User for technical assistance with D&B software, systems, or products (e.g., assistance with navigation software, setting up modems, using D&B systems through firewalls) that IBM resolves in accordance with Section 2.4 of Exhibit A-1 (Contact Center Services).

            (vi) "Usage Request - U.S." shall mean a request by an End User for information about the volume of usage under the customer's D&B contract or for an adjustment to the usage thresholds documented in the customer's D&B contact that IBM resolves in accordance with Section 2.5 of Exhibit A-1 (Contact Center Services).

            (iii) "Gold Service FTE - U.S." shall mean one FTE used to provide the Services described in Section 2.6 of Exhibit A-1 (Contact Center Services) to Gold Service Customers in the U.S. The Gold Service FTE - U.S. Transaction Service Charge in Exhibit C-2 (Pricing Tables) applies to each FTE authorized by D&B and necessary to provide such Services. The Gold Service FTE - U.S. Transaction Service Charge shall be the only Service Charge for the Gold Service Services in the U.S. (i.e., Inbound Contacts processed by Gold Service FTE's do not generate chargeable Inbound Contact Transactions unless they are transferred to non-Gold Service Agents for processing).

      (c)   Inbound Contact Transactions - Canada.

      There is one Transaction type - Customer Service Request - Canada - that shall be measured and used to calculate IBM's Service Charges for all types of Inbound Contacts by or on behalf of D&B customer with D&B accounts located in
Canada:

      "Customer Service Request - Canada" shall mean any of the following requests submitted during an Inbound Contact by or on behalf of D&B customers:

            (i) An order request for a D&B Product that IBM processes and enters into the appropriate D&B order entry system in accordance with Section 2.1 of Exhibit A-1 (Contact Center Services).

            (ii) A request for assistance with service related issues concerning a customer account that IBM resolves in accordance with Section 2.2 of Exhibit A-1 (Contact Center Services), including account, credit rating, and payment questions; requests for duplicate bills and product information; complaints; questions concerning delivery of a report; requests for removal from marketing files; non-technical questions about a D&B tool or

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                  application; contract inquiries (e.g., types of contracts
                  available or usage requirements); and other non-technical inquiries.

            (iii) A request by an End User for information or corrections to data in its own case file in the D&B database that IBM resolves in accordance with Section 2.3 of Exhibit A-1 (Contact Center Services). For U.S. customers, this type of Inbound Contact is considered an Entity Query Request that IBM is required to resolve without generating an Outbound Service Request. In contrast, in Europe and Canada, IBM shall charge D&B for the Inbound Contact using the applicable Europe or Canada Customer Service Request charge and generate an Outbound Service Request that is separately chargeable under the applicable Transaction category below in Section 3.2.

            (iv) A request by an End User for technical assistance with D&B software, systems, or products that IBM resolves in accordance with Section 2.4 of Exhibit A-1 (Contact Center Services) (e.g., assistance with navigation software, setting up modems, using D&B systems through firewalls).

            (v) A request by an End User for information about the volume of usage under its D&B contract or for an adjustment to the usage thresholds documented in its D&B contract that IBM resolves in accordance with Section 2.5 of Exhibit A-1 (Contact Center Services).

            (vi) A request by an End User for a contract administration Service relating to its account (e.g., contract set-up, contract renewal, name or address change, change of account alignment for sales tracking) that IBM processes in accordance with
                  Section 8.1 of Exhibit A-1 (Contact Center Service Levels).

            (vii)  A request from a Gold Service customer for any of the information, products, or services described above in this
                  Section 3.1(c).

      (d)   Inbound Contact Transactions - Europe.

      There are three Inbound Contact Transactions applicable to Europe. For each of these Transactions, there is a separate Service Charge for U.K., Italy, and Benelux Transactions provided in Exhibit C-2 (Pricing Tables). The rules in Section ERROR! REFERENCE SOURCE NOT FOUND. shall be used to determine whether the Transaction will result in a U.K., Italy, or Benelux Service Charge.

            (i) "Order Request - Europe" shall mean an order request from a End User for a D&B Product that IBM processes and enters into the appropriate D&B order entry system in accordance with
                  Section 2.1 of Exhibit A-1 (Contact Center Services).

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            (ii)  "Customer Service Request - Europe" shall mean any of the following requests submitted during an Inbound Contact by or on behalf of a D&B customer:

                  (A) A request for assistance with service related issues concerning a customer account that IBM resolves in accordance with Section 2.1 of Exhibit A-1 (Contact Center Services), including account, credit rating, and payment questions; requests for duplicate bills and product information; complaints; questions concerning delivery of a report; requests for removal from marketing files; non-technical questions about a D&B tool or application; contract inquiries (e.g., types of contracts available or usage requirements); and other non-technical inquiries.

                  (B) A request by an End User for information or corrections to data in its own case file in the D&B database that IBM resolves in accordance with Section 2.3 of Exhibit A-1 (Contact Center Services). For U.S., customers, this type of Inbound Contact is considered an Entity Query Request that IBM is required to resolve without generating an Outbound Service Request. In contrast, in Europe and Canada, IBM shall charge D&B for the Inbound Contact using the applicable Europe or Canada Customer Service Request and generate an Outbound Service Request that is separately chargeable under the applicable Transaction category below in Section 3.2.

                  (C) A request for technical assistance with D&B software, systems, or products that IBM resolves in accordance with Section 2.4 of Exhibit A-1 (Contact Center Services) (e.g., assistance with navigation software, setting up modems, using D&B systems through firewalls).

                  (D) A request by an End User for information about the volume of usage under its D&B contract or for an adjustment to the usage thresholds documented in its D&B contract that IBM resolves in accordance with Section
                        2.5 of Exhibit A-1 (Contact Center Services).

                  (E) A request by an End User for a contract administration Service relating to its account (e.g., contract set-up, contract renewal, name or address change, change of account alignment for sales tracking) that IBM processes in accordance with Section 8.1 of Exhibit A-1 (Contact Center Services).

            (iii) "Technical Support Request - Europe" shall mean a request by an End User with a D&B account in Europe for technical assistance with D&B software or systems that IBM (e.g., assistance with

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                  navigation software, setting up modems, using D&B systems
                  through firewalls) that IBM resolves in accordance with
                  Section 2.4 of Exhibit A-1 (Contact Center Services).

            (iv) "Gold Service FTE - Italy" shall mean one FTE used to provide the Services described in Section 2.6 of Exhibit A-1 (Contact Center Services) to Gold Service Customers in Italy. The Gold Service FTE - Italy Transaction Service Charge in Exhibit C-2 (Pricing Tables) applies to each FTE authorized by D&B and necessary to provide such Services. The Gold Service FTE - Italy Transaction Service Charge shall be the only Service Charge for Gold Service Services in Italy (i.e., Inbound Contacts processed by Gold Service FTE's do not generate chargeable Inbound Contact Transactions unless they are transferred to non-Gold Service Agents for processing).

            (v) "Gold Service FTE - UK" shall mean one FTE used to provide the Services described in Section 2.6 of Exhibit A-1 (Contact Center Services) to Gold Service Customers in the UK. The Gold Service FTE - UK Transaction Service Charge in Exhibit C-2 (Pricing Tables) applies to each FTE authorized by D&B and necessary to provide such Services. The Gold Service FTE - UK Transaction Service Charge shall be the only Service Charge for Gold Service Services in the UK (i.e., Inbound Contacts processed by Gold Service FTE's do not generate chargeable Inbound Contact Transactions unless they are transferred to non-Gold Service Agents for processing).

      3.2   Outbound Service Requests

      (a)   Counting Rules for Outbound Service Requests Transactions.

            (i) Until IBM implements the contact management system described in Exhibit A-7-3 (Transformation Solution), chargeable Outbound Service Transactions shall be counted using data from D&B's existing Outbound Service Request tracking systems (the "Legacy Outbound Contact Reporting Systems").

            (ii) Except as provided in Section 3.2(a)(iii), D&B shall provide IBM with a list of Outbound Service Requests for IBM to process. Each Outbound Service Request will be grouped by D&B into one of the Transaction categories described in Sections 3.2(b) and 3.2(c) below and logged into the Legacy Outbound Contact Reporting Systems.

            (iii) IBM shall log (A) Complaints and (B) a subset of Service
                  Failures reported to IBM's Inbound Agents (other Service Failures will be generated by D&B systems and automatically logged into the Legacy Outbound Contact Reporting Systems) directly into the Legacy Outbound Contact Reporting Systems.

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            (iv)  The location of the D&B records IBM is required to investigate or update in connection with an Outbound Service Request shall determine whether the Outbound Service Request will result in a U.S. Transaction described in Section 3.2(b) or a Europe Transaction described in Section 3.2(c).

            (v) IBM shall charge D&B for each Outbound Service Request for which IBM performs all of the following activities:

                  (A) Researches, gathers, and validates all available data contained in, or requested for, the case file or Family Tree that is the subject of the Outbound Service Request;

                  (B) Resolves any complaints, inquiries, or problems identified in the Outbound Service Request;

                  (C) Performs any additional processing described in Exhibit A-1 (Contact Center Services) (e.g., back-office activity and receiving call-backs) applicable to the Outbound Service Request;

                  (D) Updates the relevant D&B case file or Family Tree with all new data obtained and correcting any errors; and

                  (E) Upon completion of the activities above and documents in the Legacy Outbound Contact Reporting System that the Outbound Service Request has been fulfilled.

            (vi) At the end of each month, the volume of fulfilled Outbound Service Requests documented in the Legacy Outbound Contact Reporting System in accordance with Section 3.2(a)(v)(E) above shall be used to calculate IBM's Variable Service Charges for Outbound Service Requests.

            (vii) Except as provided below in Section 3.2(a)(vii)(F) for inquiry screening Services, an Outbound Service Request cannot result in more than one Transaction charge. Each charge for an Outbound Service Request includes all Contacts and other activities required to fully process and resolve the request, including:

                  (A) The activities described in Exhibit A-1 (Contact Center Services);

                  (B) All Outbound Contacts required to resolve the Outbound Service Request;

                  (C) Call-backs and other Inbound Contacts from End Users relating to Outbound Service Requests (i.e., these Contact shall not generate additional chargeable Inbound Contacts under Section 3.1);

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                  (D)   The transfer of the Outbound Service Request to or among
                        IBM resources;

                  (E)   Maintaining data collection reports and case files; and

                  (F) Creation of new entity reports and case files in the D&B database where such files to not exist and are required to fulfill the Outbound Service Request (i.e., file building).

      (b)   Outbound Service Request Transactions - United States.

            (i) "CRC Renewal - U.S." or "Customer Relationship Consultant Renewal - U.S" shall mean an Outbound Service Request pertaining to a D&B customer that has previously purchased a Self Awareness Product under which IBM:

                  (A) Builds a new case file in the D&B database for the customer when one does not exist;

                  (B) Researches, gathers, validates, and updates all available data elements in the customer's case file;

                  (C) Collects all available financial statement information about the customer; and

                  (D)   Performs the activities described in accordance with
                        Section 3.1 of Exhibit A-1 (Contact Center Services).

            (ii) "eUpdate Validation - U.S." shall mean an Outbound Service Request under which IBM researches, validates, creates a report if requested, and supplements data provided by a D&B customer that has utilized DNB.com to update its own entity information in accordance with Section 3.1 of Exhibit A-1 (Contact Center Services).

            (iii) "Fulfillment Request - U.S." shall mean an Outbound Service
                  Request under which IBM creates a report if necessary and updates with trade payment information about a company based on information obtained from at least five reference companies. One Fulfillment Request Transaction includes the following activities:

                  (A) Building a DUNS Report for the customer submitting the Fulfillment Request if it does not have one;

                  (B) Contacting reference companies identified by the customer to obtain trade experience information about the designated company;

                  (C) In cases where the customer reference companies are unreachable or do not have adequate trade information

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                        about the designated company, contacting the customer to
                        obtain the names of additional reference companies;

                  (C) Repeating the process described above until IBM has obtained trade experience information from at least five reference companies. Customers will have six months after purchasing a trade report to submit additional reference company information for IBM to investigate to such information from five reference companies; and

                  (D) Performing the activities described in Section 3.3 of Exhibit A-1 (Contact Center Services).

            (iv) "Complaint - U.S." (also known as "reinvestigations" within D&B) shall mean an Outbound Service Request generated during an inbound Customer Service Request under which IBM resolves an End User complaint about an existing case file or report on a third party company by:

                  (A) Performing an investigation of data in the case file or report;

                  (B) Updating incomplete or obsolete information in the case file or report; and

                  (C) Performing the activities described in Section 3.2 of Exhibit A-1 (Contact Center Services).

                   A complaint from a customer about its own report shall be considered an inbound Entity Query Request under Section 3.1(b)(iv). and shall not result in a chargeable Complaint - U.S. Transaction under this Section 3.2(b)(iv).

            (v) "Service Failure - U.S." (also known as "CIC ticket inquiries" within D&B) shall mean an Outbound Service Request generated during either an inbound Customer Service Request or by D&B online systems under which IBM:

                  (A) Creates a new D&B case file or report or obtains current data for a missing or incomplete case file or report on a third party company;

                  (B) Updates the report in D&B's database to resolve the issues identified in the request;

                  (C) Generates a report for the End User with data specified in the request; and

                  (D) Performs the activities described in Section 3.2 of Exhibit A-1 (Contact Center Services).

                  IBM shall perform the initial inquiry screening described in
                  Section 3.7 of Exhibit A-1 (Contact Center Services) for all Service

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                  Failures - U.S. If a Service Failure - U.S. is resolved during such initial inquiry screening, it shall not be a chargeable Service Failure - U.S. Transaction (i.e., only the Initial Screening Transaction charge provided in Section 3.2(b)(vi) shall apply).

            (vi) "Inquiry Screening Transaction - U.S." shall mean a Service Failure - U.S. for which IBM performs the initial inquiry screening described in Section 3.7 of Exhibit A-1 (Contact Center Services) and either:

                  (A) Resolves the request during the initial inquiry screening; or

                  (B) Refers the request to other IBM personnel responsible for resolving the request.

            (vii) "Personalized Investigation Request - U.S." shall mean an
                  Outbound Service Request under which IBM performs a custom investigation of data elements specified in the request. Personalized Investigation Requests involve the following activities:

                  (A)   Collecting the requested data;

                  (B)   Creating a DunsSupport record;

                  (C) Communicating the result of the investigation to the End User submitting the request; and

                  (D) Performing the activities described in Section 3.2 of Exhibit A-1 (Contact Center Services).

                  There are two types of chargeable Personalized Investigation Requests - U.S. provided in Exhibit C-2 (Pricing Tables):

                  (1) "Personalized Investigation Request - Daily" shall mean a single Personalized Investigation Request submitted by or on behalf of a D&B customer.

                  (2) "Personalized Investigation Request - Bulk" shall mean a Personalized Investigation Request submitted as part of a bulk file of requests by or on behalf of a D&B customer.

            (viii) "Personalized Investigation Request - Linkage - U.S." shall mean an Outbound Service Request under which IBM confirms and updates the parent or headquarters of an entity for which a Family Tree does not exist in accordance with Section 3.2 of Exhibit A-1 (Contact Center Services).

            (ix) "Family Tree - Corporate Family Update - U.S." shall mean an Outbound Service Request under which IBM researches and gathers all available information about the company that is the subject of the Family Tree and either (A) updates an existing corporate Family Tree or (B) creates a new corporate Family Tree

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                  with such information in accordance with Section 3.4 of
                  Exhibit A-1 (Contact Center Services).

            (x) "Family Tree - Linkage Validation and Error Resolution - U.S." shall mean an Outbound Service Request under which IBM researches and resolves inaccuracies or other errors in a Family Tree in accordance with Section 3.4 of Exhibit A-1 (Contact Center Services).

            (xi) "ACUG - Public Records Update - U.S." shall mean an Outbound Service Request under which IBM collects and updates financial statement records for a public company and provides a current and accurate business information report in accordance with
                  Section 3.5 of Exhibit A-1 (Contact Center Services).

            (xii) "ACUG - Customer Records Update - U.S." shall mean an Outbound
                  Service Request under which IBM collects and updates financial statement records for a private company and provides a current and accurate business information report in accordance with
                  Section 3.5 of Exhibit A-1 (Contact Center Services).

      (c)   Outbound Service Request Transactions - Canada

            (i) "Family Tree - Corporate Family Update - Canada" shall mean an Outbound Service Request under which IBM researches and gathers all available information about the company that is the subject of the Family Tree and either (A) updates an existing corporate Family Tree or (B) creates a new corporate Family Tree with such information in accordance with Section
                  3.4 of Exhibit A-1 (Contact Center Services).

            (ii) "ACUG - Public Records Update - Canada" shall mean an Outbound Service Request under which IBM collects and updates financial statement records for a public company and provides a current and accurate business information report in accordance with
                  Section 3.5 of Exhibit A-1 (Contact Center Services).

            (iii) "ACUG - Customer Records Update - Canada" shall mean an
                  Outbound Service Request under which IBM collects and updates financial statement records for a private company and provides a current and accurate business information report in accordance with Section 3.5 of Exhibit A-1 (Contact Center Services).

      (d)   Outbound Service Request Transactions - Europe.

            (i) "File Update Request - Europe" shall mean an Outbound Service Request under which IBM:

                  (A) Builds a new case file for a company that is the subject of the Outbound Service Request when one does not exist;

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                  (B)   Researches, gathers, validates, and updates all
                        available data elements in the case file;

                  (C) Collects all available financial statement information about the company; and

                  (D)   Performs the activities described in accordance with
                        Section 3.1 of Exhibit A-1 (Contact Center Services).

            (ii) "Complaint - Europe" shall mean an Outbound Service Request generated during an inbound Customer Service Request under which IBM resolves an End User complaint about its own D&B case file or a case file or report on a third party that cannot be resolved by an Inbound Contact Agent by:

                  (A) Performing a reinvestigation of data in a case file or report;

                  (B) Updating incomplete or obsolete information in the case file or report; and

                  (C) Performing the activities described in Section 3.2 of Exhibit A-1 (Contact Center Services).

                  There is a separate Complaint - Europe Transaction Service Charge for U.K., Italy, and Benelux provided in Exhibit C-2 (Pricing Tables). The location of the customer account to which the Transaction relates shall determine whether the Transaction will result in a U.K., Italy, or Benelux Service Charge.

            (iii) "Service Failure - Europe" shall mean an Outbound Service
                  Request generated during either an inbound Customer Service Request or D&B online systems under which IBM:

                  (A) Creates a new D&B case and report or obtains current data for a missing or incomplete report on a third party company;

                  (B) Updates the report in D&B's database to resolve the issues identified in the request;

                  (C) Generates a report for the End User with data specified in the request; and

                  (D) Performs the activities described in Section 3.2 of Exhibit A-1 (Contact Center Services).

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                  There is a separate Service Failure - Europe Transaction
                  Service Charge for U.K., Italy, and Benelux provided in Exhibit C-2 (Pricing Tables). The location of the customer account to which the Transaction relates shall determine whether the Transaction will result in a U.K., Italy, or Benelux Service Charge.

            (iv) "VIP Request - Netherlands" shall mean an Outbound Service Request by an End User located in the Netherlands under which IBM performs an in-depth investigation to fulfill a customer request for an ad hoc investigation of non-standard collection and debt recovery data or extended data collection or verification of non-standard data elements in accordance with
                  Section 3.2 of Exhibit A-1 (Contact Center Services).

            (v) "Personalized Investigation Request - Europe" shall mean an Outbound Service Request under which IBM performs a custom investigation of data elements specified in the request. Personalized Investigation Requests involve the following activities:

                  (A)   Collecting the requested data;

                  (B)   Creating a DunsSupport record;

                  (C) Communicating the result of the investigation to the End User submitting the request; and

                  (D) Performing the activities described in Section 3.2 of Exhibit A-1 (Contact Center Services).

                  There are two types of chargeable Personalized Investigation Requests - Europe provided in Exhibit C-2 (Pricing Tables):

                  (1) "Personalized Investigation Request - Daily" shall mean a single Personalized Investigation Request submitted by or on behalf of a D&B customer.

                  (2) "Personalized Investigation Request - Bulk" shall mean a Personalized Investigation Request submitted as part of a bulk file of requests by or on behalf of a D&B customer.

            (vi) "Personalized Investigation Request - Linkage - Europe" shall mean an Outbound Service Request under which IBM confirms and updates the parent or headquarters of an entity for which a Family Tree does not exist in accordance with Section 3.4 of Exhibit A-1 (Contact Center Services).

            (vii) "Family Tree - Corporate Family Update - Europe" shall mean an
                  Outbound Service Request under which IBM researches and gathers all available information about the company that is the subject of the Family Tree and either (A) updates an existing corporate Family Tree or (B) creates a new corporate Family Tree

D&B / IBM Confidential

                                     C-1- 19
                  with such information in accordance with Section 3.4 of Exhibit A-1 (Contact Center Services).

      3.3   Contract Administration Services

      There is one Transaction type - Contract Administration Request - U.S. - that shall be measured and used to calculate IBM's Service Charges for the Contract Administration Services described in Section 8.1 of Exhibit A-1 (Contact Center Services).

      (a) "Contract Administration Request - U.S." shall mean a request by an End User for a contract administration Service relating to the customer's account (e.g., contract set-up, contract renewal, name or address change, change of account alignment for sales tracking) that IBM processes in accordance with
Section 8.1 of Exhibit A-1 (Contact Center Services).

      (b) IBM shall charge D&B for each Contract Administration Request - U.S. that IBM fulfills. Until IBM implements the contact management system described in Exhibit A-7-3 (Transformation Solution), chargeable Contract Administration Requests - U.S. shall be counted using data from the D&B tracking systems used as of the Effective Date.

      3.4   Contact Center Baseline True-up

      Following implementation of the contact management system described in Exhibit A-7-3 (Transformation Solution), the Parties shall use the methodology described in Section 8.6 of Schedule C (Charges) to revise the Transaction definitions or counting rules in this Section 3 and the corresponding Variable Service Charge unit rates in Exhibit C-2 (Pricing Tables).

4.    FINANCE PROCESSING

      4.1   Accounts Payable and Travel and Expense Transactions

      The Transaction type definitions and measurement information in this
Section 2.1 shall be used to calculate the Variable Service Charges for the Accounts Payable and Travel and Expense processing Services IBM performs.

      (a)   AP and T&E Transaction Types

            (i) "Manual AP Invoice" shall mean a single paper Invoice for goods or services received from a D&B vendor with a unique Invoice number and header that requires manual processing.

                  A Manual Invoice with a particular invoice number and header submitted to IBM for processing can only result in one "Manual Invoice" Transaction charge.

                  (A) If IBM rejects or places "on-hold" a Manual Invoice pending resolution of a dispute or other problem, there shall be no additional charge for repeat processing of any follow up

D&B / IBM Confidential

                                     C-1-20
                        documentation associated with the original AP Invoice number and header.

                  (B) If IBM rejects an AP Invoice and IBM issues a new AP Invoice with a new invoice number and header, then IBM may charge D&B for processing two AP Invoice transactions.

            (ii) "Electronic AP Upload" shall mean a single electronic file from a D&B vendor containing one or more Invoices.

                  An Electronic AP Invoice can only result in one "Electronic AP Upload" Transaction charge. This Service Charge includes all activities required to process the Invoices contained in an Electronic AP Upload, including manual processing required to correct uploading and other errors occurring during the auto-match process.

            (iii) "T&E Claim" shall mean a single paper or electronic claim form filed by a D&B employee requesting reimbursement for business travel and expenses.

                  Each T&E Claim processed by IBM shall result in a separate T&E Claim Transaction charge. For example, if IBM rejects an employee T&E Claim for failure to comply with D&B policies, and then processes a second, updated T&E Claim from the same employee, IBM may charge D&B for two T&E Claim Transactions.

      (b)   AP and T&E Transaction Counting Rules

            (i)   There are three AP and T&E Transaction types described in
                  Section 4.1(a). For each AP and T&E Transaction type, there is a separate U.S., Canada, and Europe Service Charge provided in Exhibit C-2 (Pricing Tables). The location of the D&B accounts receivable ledger on which an AP Transaction is processed or the location of the employee filing a T&E Claim shall determine whether the Transaction will result in a U.S., Canada, or Europe Transaction Service Charge.

            (ii)  IBM shall charge D&B for each AP and T&E Transaction for which
                  IBM:

                  (A) Performs the applicable processing activities described in Section 1.5 of Exhibit A-4 (Finance Processing Services), including correcting all errors and successfully uploading 100% of the file;

                  (B) Refers the Invoice (or Invoices in the case of an Electronic Upload with multiple Invoices) or T&E Claim and

D&B / IBM Confidential

                                     C-1- 21
                        corresponding payment proposal to D&B for final approval (where required) and payment; and

                  (C) Updates the appropriate Finance Processing systems to reflect the time and manner in which the Transaction was processed.

            (iii) IBM shall not charge D&B for data maintenance and processing of Credit Notes, Payment Requisitions, Returned Payments, Vendor Statements, Vendor Information Updates, P-Card Transaction Data and statements, change to P-card user information, Business Advances, supporting documentation for AP Invoices and T&E Claims, and other accounts payable or travel and expense documents that are not "Manual Invoices", "Electronic AP Uploads" or "T&E Claims" under the definitions above in Section 4.1(a).

      4.2   U.S. Collections and Cash Applications Transactions

      The Transaction type definitions and measurement information in this
Section 4.2 shall be used to calculate the Variable Service Charges for the U.S. Collections and Cash Applications Services IBM performs.

      (a)   U.S. Collections and Cash Application Transaction Types

            (i) "U.S. Collection Transaction" shall mean an open transaction on D&B's account receivable ledger that IBM processes in accordance with Section 2.5(h) of Exhibit A-4 (Finance Processing Services).

            (ii) "U.S. Cash Application - Manual" shall mean a payment, authorized cancellation or credit, or bad debt write off of an account receivable that IBM manually allocates and matches to the appropriate transaction in D&B's account receivable ledger and performs the activities described in Section 2.5(i) of Exhibit A-4 (Finance Processing Services).

            (iii) "U.S. Cash Application - Error Corrections" shall mean a cash application transaction contained in an electronic file that fails to properly auto-match to D&B's accounts receivable ledger that IBM manually allocates and matches to the appropriate transaction in D&B's accounts receivable ledger and performs the activities described in Section 2.5(i) of Exhibit A-4 (Finance Processing Services).

      4.3   Order-to-Cash in Europe

      There is one Transaction type - OTC Debit Transaction - that shall be measured and used to calculate IBM's Service Charges for OTC Services in Europe:

D&B / IBM Confidential

                                     C-1- 22

      "OTC Debit Transaction" shall mean a debit transaction that creates an account receivable on D&B's accounts receivable ledger in Europe as a result of an Order for D&B Product or other charge to a D&B customer in Europe. Credit transactions made on D&B's accounts receivable ledger shall not be considered OTC Invoices.

D&B / IBM Confidential

                                     C-1-23


                                Contact Center Services Pricing
                                Pricing Workbook
                                All Amounts in US Dollars

                                Monthly Amounts


FIXED CHARGE AMOUNTS                        OCT 2004       NOV 2004        DEC 2004        JAN 2005        FEB 2005       MAR 2005
----------------------                      --------       --------        --------        --------        --------       --------
*                                           *              *               *              *               *              *

Transaction Unit Rates                      APR 2005        MAY 2005        JUN 2005        JUL 2005       AUG 2005        SEP 2005
----------------------                      --------        --------        --------        --------       --------        --------
*                                           *               *               *               *               *              *



                                            OCT 2005        NOV 2005       DEC 2005
                                            --------        --------       --------
*                                            *               *               *


                                             2006            2007          2008         2009        2010       2011        2012
                                            --------        --------       --------    --------    --------   --------   --------
*                                            *               *               *           *            *          *         *




D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C-2-2


                                Data Programming Services Pricing
                                Pricing Workbook
                                All Amounts in US Dollars
                                Supplier Fixed Charge Amounts
                                Monthly Amounts


FIXED CHARGE AMOUNTS                        OCT 2004       NOV 2004        DEC 2004        JAN 2005        FEB 2005       MAR 2005
----------------------                      --------       --------        --------        --------        --------       --------
*                                           *              *               *              *               *              *

Transaction Unit Rates                      APR 2005        MAY 2005        JUN 2005        JUL 2005       AUG 2005        SEP 2005
----------------------                      --------        --------        --------        --------       --------        --------
*                                           *               *               *               *               *              *


                                            OCT 2005        NOV 2005       DEC 2005
                                            --------        --------       --------
*                                           *               *               *


                                            2006            2007          2008         2009        2010       2011        2012
                                           --------        --------       --------    --------    --------   --------   --------
*                                           *               *               *           *            *          *         *





D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C-2-9


                                Finance Processing Services Pricing
                                Pricing Workbook
                                All Amounts in US Dollars
                                Fixed Charge Amounts
                                Monthly Amounts


FIXED CHARGE AMOUNTS                        OCT 2004       NOV 2004        DEC 2004        JAN 2005        FEB 2005       MAR 2005
----------------------                      --------       --------        --------        --------        --------       --------
*                                           *              *               *              *               *              *

Revised Variable Names
Per Exh C1 (v0.3D)                          APR 2005        MAY 2005        JUN 2005        JUL 2005       AUG 2005        SEP 2005
----------------------                      --------        --------        --------        --------       --------        --------
*                                           *               *               *               *               *              *


                                            OCT 2005        NOV 2005       DEC 2005
                                            --------        --------       --------
*                                           *               *               *


                                             2006            2007          2008         2009        2010       2011        2012
                                            --------        --------       --------    --------    --------   --------   --------
*                                           *               *               *           *            *          *         *




D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C-2-17


                                Transaction Processing Services Pricing
                                Pricing Workbook
                                All Amounts in US Dollars
                                Fixed Charge Amounts
                                Monthly Amounts


FIXED CHARGE AMOUNTS                        OCT 2004       NOV 2004        DEC 2004        JAN 2005        FEB 2005       MAR 2005
----------------------                      --------       --------        --------        --------        --------       --------
*                                           *              *               *              *               *              *

Revised Variable Names Per
Exh C1 (v0.3D)                              APR 2005        MAY 2005        JUN 2005        JUL 2005       AUG 2005        SEP 2005
----------------------                      --------        --------        --------        --------       --------        --------
*                                            *               *               *               *               *              *


                                            OCT 2005        NOV 2005       DEC 2005
                                            --------        --------       --------
*                                            *               *               *


                                             2006            2007          2008         2009        2010       2011        2012
                                            --------        --------       --------    --------    --------   --------   --------
*                                            *               *               *           *            *          *         *






D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C-2-24

                          Exhibit C-2
                         Pricing Tables
             [by Major Market and Service Cluster]

D&B / IBM Confidential


                                     C-2-31

Calendar Years                        Calendar Years

2006    2007    2008    2009    2010    2011    2012

2006    2007    2008    2009    2010    2011    2012


                                     C-2-32

D&B / IBM Confidential

CONTACT CENTER SERVICES PRICING
US MAJOR MARKET
ALL AMOUNTS IN US DOLLARS

FIXED CHARGE AMOUNTS                                        OCT 2004          NOV 2004         DEC 2004
--------------------                                      ------------     ------------     ------------
12Monthly Amounts                                         *                *                *

FIXED CHARGE AMOUNTS                                        JAN 2005         FEB 2005         MAR 2005
--------------------                                      ------------     ------------     ------------
Monthly Amounts                                           *                *                *

FIXED CHARGE AMOUNTS                                        APR 2005         MAY 2005         JUN 2005
--------------------                                      ------------     ------------     ------------
Monthly Amounts                                           *                *                *

FIXED CHARGE AMOUNTS                                        JUL 2005         AUG 2005        SEP 2005
--------------------                                      ------------     ------------     ------------
Monthly Amounts                                           *                *                *

FIXED CHARGE AMOUNTS                                        OCT 2005         NOV 2005         DEC 2005
--------------------                                      ------------     ------------     ------------
Monthly Amounts                                           *                *                *

                                                                          CALENDER YEARS
FIXED CHARGE AMOUNTS                                         2006             2007            2008
--------------------                                      ------------     ------------     ------------
Monthly Amounts                                           *                *                *

                                                                        CALENDER YEARS
FIXED CHARGE AMOUNTS                                          2009             2010            2011
--------------------                                      ------------     ------------     ------------
Monthly Amounts                                           *                *                *

FIXED CHARGE AMOUNTS                                         2012
--------------------                                      ------------
Monthly Amounts                                           *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


TRANSACTION UNIT RATES                                      OCT 2004         NOV 2004         DEC 2004
----------------------                                    ------------     ------------     ------------
*                                                         *                *                *

TRANSACTION UNIT RATES                                      JAN 2005         FEB 2005         MAR 2005
----------------------                                    ------------     ------------     ------------
*                                                         *                *                *

TRANSACTION UNIT RATES                                      APR 2005         MAY 2005         JUN 2005
----------------------                                    ------------     ------------     ------------
*                                                         *                *                *

TRANSACTION UNIT RATES                                      JUL 2005         AUG 2005        SEP 2005
----------------------                                    ------------     ------------     ------------
*                                                         *                *                *

TRANSACTION UNIT RATES                                      Oct 2005         NOV 2005         DEC 2005
----------------------                                    ------------     ------------     ------------
*                                                         *                *                *

TRANSACTION UNIT RATES                                        2006            2007              2008
----------------------                                    ------------     ------------     ------------
*                                                         *                *                *

TRANSACTION UNIT RATES                                       2009             2010              2011
----------------------                                    ------------     ------------     ------------
*                                                         *                *                *

TRANSACTION UNIT RATES                                       2012
----------------------                                    ------------
*                                                         *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-2-33

CONTACT CENTER SERVICES PRICING
CANADA MAJOR MARKET
ALL AMOUNTS IN CANADIAN DOLLARS

SUPPLIER FIXED CHARGE AMOUNTS                               OCT 2004         NOV 2004         DEC 2004         JAN 2005
-----------------------------                             ------------     ------------     ------------     ------------
Monthly Amounts                                           *                *                *                *

SUPPLIER FIXED CHARGE AMOUNTS                               FEB 2005         MAR 2005         APR 2005         MAY 2005
-----------------------------                             ------------     ------------     ------------     ------------
Monthly Amounts                                           *                *                *                *

SUPPLIER FIXED CHARGE AMOUNTS                               JUN 2005         JUL 2005         AUG 2005         SEP 2005
-----------------------------                             ------------     ------------     ------------     ------------
Monthly Amounts                                           *                *                *                *

SUPPLIER FIXED CHARGE AMOUNTS                               OCT 2005         NOV 2005         DEC 2005          2006
-----------------------------                             ------------     ------------     ------------     ------------
Monthly Amounts                                           *                *                *                *

                                                                CALENDAR YEARS                  CALENDAR YEARS
SUPPLIER FIXED CHARGE AMOUNTS                                2007              2008            2009              2010
-----------------------------                             ------------     ------------     ------------     ------------
Monthly Amounts                                           *                *                *                *

                                                                CALENDAR YEARS
SUPPLIER FIXED CHARGE AMOUNTS                                2011              2012
-----------------------------                             ------------     ------------
Monthly Amounts                                           *                *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

TRANSACTION UNIT RATES                                      OCT 2004         NOV 2004         DEC 2004        JAN 2005
-----------------------------                             ------------     ------------     ------------     ------------
*                                                         *                *                *                *
*                                                         *                *                *                *
*                                                         *                *                *                *

TRANSACTION UNIT RATES                                      FEB 2005         MAR 2005        APR 2005          MAY 2005
-----------------------------                             ------------     ------------     ------------     ------------
*                                                         *                *                *                *
*                                                         *                *                *                *
*                                                         *                *                *                *

TRANSACTION UNIT RATES                                      JUN 2005        JUL 2005          AUG 2005         SEP 2005
-----------------------------                             ------------     ------------     ------------     ------------
*                                                         *                *                *                *
*                                                         *                *                *                *
*                                                         *                *                *                *

TRANSACTION UNIT RATES                                      OCT 2005          NOV 2005        DEC 2005          2006
-----------------------------                             ------------     ------------     ------------     ------------
*                                                         *                *                *                *
*                                                         *                *                *                *
*                                                         *                *                *                *

TRANSACTION UNIT RATES                                       2007              2008            2009              2010
-----------------------------                             ------------     ------------     ------------     ------------
*                                                         *                *                *                *
*                                                         *                *                *                *
*                                                         *                *                *                *

TRANSACTION UNIT RATES                                       2011              2012
-----------------------------                             ------------     ------------
*                                                         *                *
*                                                         *                *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-2-39

CONTACT CENTER SERVICES PRICING
EUROPE MAJOR MARKET
ALL AMOUNTS IN EUROS

SUPPLIER FIXED CHARGE AMOUNTS                             OCT 2004          NOV 2004        DEC 2004
-----------------------------                             --------          --------        --------
Monthly Amounts                                           *                *                *

SUPPLIER FIXED CHARGE AMOUNTS                              JAN 2005         FEB 2005         MAR 2005
-----------------------------                              --------         --------         --------
Monthly Amounts                                           *                *                *

SUPPLIER FIXED CHARGE AMOUNTS                             APR 2005         MAY 2005         JUN 2005
-----------------------------                             --------         --------         --------
Monthly Amounts                                           *                *                *

SUPPLIER FIXED CHARGE AMOUNTS                             JUL 2005         AUG 2005         SEP 2005
-----------------------------                             --------         --------         --------
Monthly Amounts                                           *                *                *

SUPPLIER FIXED CHARGE AMOUNTS                             OCT 2005         NOV 2005         DEC 2005
-----------------------------                             --------         --------         --------
Monthly Amounts                                           *                *                *

SUPPLIER FIXED CHARGE AMOUNTS                               2006             2007             2008
-----------------------------                               ----             ----             ----
Monthly Amounts                                           *                *                *

SUPPLIER FIXED CHARGE AMOUNTS                               2009             2010             2011
-----------------------------                               ----             ----             ----
Monthly Amounts                                           *                *                *

SUPPLIER FIXED CHARGE AMOUNTS                              2012
-----------------------------                              ----
Monthly Amounts                                           *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


TRANSACTION UNIT RATES                                                 OCT 2004         NOV 2004        DEC 2004
----------------------                                                 --------         --------        --------
*                                                                      *               *                  *

TRANSACTION UNIT RATES                                                   JAN 2005        FEB 2005       MAR 2005
----------------------                                                   --------        --------       --------
*                                                                      *               *                  *

TRANSACTION UNIT RATES                                                   APR 2005        MAY 2005       JUN 2005
----------------------                                                   --------        --------       --------
*                                                                      *               *                  *

TRANSACTION UNIT RATES                                                   JUL 2005        AUG 2005       SEP 2005
----------------------                                                   --------        --------       --------
*                                                                      *               *                  *

TRANSACTION UNIT RATES                                                   OCT 2005        NOV 2005       DEC 2005
----------------------                                                   --------        --------       --------
*                                                                      *               *                  *

TRANSACTION UNIT RATES                                                    2006             2007          2008
----------------------                                                    ----             ----          ----
*                                                                      *               *                  *

TRANSACTION UNIT RATES                                                     2009            2010            2011
----------------------                                                     ----            ----            ----
*                                                                      *               *                  *

TRANSACTION UNIT RATES                                                     2012
----------------------                                                 ------------
*                                                                      *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-2-43

DATA PROGRAMMING SERVICES PRICING
US MAJOR MARKET
ALL AMOUNTS IN US DOLLARS

SUPPLIER FIXED CHARGE AMOUNTS                OCT 2004         NOV 2004        DEC 2004
-----------------------------                --------         --------        --------
Monthly Amounts                              *                *               *

SUPPLIER FIXED CHARGE AMOUNTS               JAN 2005        FEB 2005        MAR 2005
-----------------------------               --------        --------        --------
Monthly Amounts                             *                *               *

SUPPLIER FIXED CHARGE AMOUNTS               APR 2005        MAY 2005        JUN 2005
-----------------------------               --------        --------        --------
Monthly Amounts                              *                *               *

SUPPLIER FIXED CHARGE AMOUNTS               JUL 2005        AUG 2005        SEP 2005
-----------------------------               --------        --------        --------
Monthly Amounts                             *                *               *

SUPPLIER FIXED CHARGE AMOUNTS              OCT 2005        NOV 2005         DEC 2005
-----------------------------              --------        --------         --------
Monthly Amounts                             *                *               *

                                                    Calendar Years
SUPPLIER FIXED CHARGE AMOUNTS              2006            2007             2008
-----------------------------              ----            ----             ----
Monthly Amounts                             *                *               *

                                                             Calendar Years
SUPPLIER FIXED CHARGE AMOUNTS              2009            2010             2011       2012
-----------------------------              ----            ----             ----       ----
Monthly Amounts                            *               *                *            *

SUPPLIER FIXED CHARGE AMOUNTS              2012
-----------------------------              ----
Monthly Amounts                           *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


TRANSACTION UNIT RATES                                    OCT 2004         NOV 2004        DEC 2004
----------------------                                    --------         --------        --------
*                                                           *                *                *

TRANSACTION UNIT RATES                                    JAN 2005        FEB 2005        MAR 2005
----------------------                                    --------        --------        --------
*                                                           *                *                *

TRANSACTION UNIT RATES                                     APR 2005        MAY 2005        JUN 2005
----------------------                                     --------        --------        --------
*                                                           *                *                *

TRANSACTION UNIT RATES                                   JUN 2005         JUL 2005        AUG 2005
----------------------                                   --------         --------        --------
*                                                           *                *                *

TRANSACTION UNIT RATES                                    JUL 2005        AUG 2005         SEP 2005
----------------------                                    --------        --------         --------
*                                                           *                *                *

TRANSACTION UNIT RATES                                   OCT 2005        NOV 2005          DEC 2005
----------------------                                   --------        --------          --------
*                                                           *                *                *

TRANSACTION UNIT RATES                                     2006            2007             2008
----------------------                                     ----            ----             ----
*                                                           *                *                *

TRANSACTION UNIT RATES                                     2009            2010             2011
----------------------                                     ----            ----             ----
*                                                           *                *                *

TRANSACTION UNIT RATES                                       2012
----------------------                                       ----
*                                                           *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-2-52

DATA PROGRAMMING SERVICES PRICING
CANADA MAJOR MARKET
ALL AMOUNTS IN CANADIAN DOLLARS

SUPPLIER FIXED CHARGE AMOUNTS               OCT 2004          NOV 2004      DEC 2004
-----------------------------               --------          --------      --------
Monthly Amounts                             *               *               *

SUPPLIER FIXED CHARGE AMOUNTS               JAN 2005        FEB 2005        MAR 2005
-----------------------------               --------        --------        --------
Monthly Amounts                             *               *               *

SUPPLIER FIXED CHARGE AMOUNTS               APR 2005        MAY 2005        JUN 2005
-----------------------------               --------        --------        --------
Monthly Amounts                             *               *               *

SUPPLIER FIXED CHARGE AMOUNTS               JUL 2005        AUG 2005        SEP 2005
-----------------------------               --------        --------        --------
Monthly Amounts                             *               *               *

SUPPLIER FIXED CHARGE AMOUNTS               OCT 2005        NOV 2005        DEC 2005
-----------------------------               --------        --------        --------
Monthly Amounts                             *               *               *

                                                       CALENDAR YEARS
SUPPLIER FIXED CHARGE AMOUNTS                2006            2007            2008
-----------------------------                ----            ----            ----
Monthly Amounts                             *               *               *

                                                       CALENDAR YEARS
SUPPLIER FIXED CHARGE AMOUNTS                2009             2010            2011
-----------------------------                ----             ----            ----
Monthly Amounts                             *               *               *

SUPPLIER FIXED CHARGE AMOUNTS                2012
-----------------------------                ----
Monthly Amounts                             *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


TRANSACTION UNIT RATES                     OCT 2004         NOV 2004        DEC 2004
----------------------                     --------         --------        --------
*                                          *                *                 *

TRANSACTION UNIT RATES                     JAN 2005         FEB 2005        MAR 2005
----------------------                     --------         --------        --------
*                                          *                *                 *

TRANSACTION UNIT RATES                     APR 2005          MAY 2005          JUN 2005
----------------------                     --------          --------          --------
*                                          *                *                 *

TRANSACTION UNIT RATES                     JUL 2005         AUG 2005          SEP 2005
----------------------                     --------         --------          --------
*                                          *                *                 *

TRANSACTION UNIT RATES                     OCT 2005          NOV 2005          DEC 2005
----------------------                     --------          --------          --------
*                                          *                *                 *

TRANSACTION UNIT RATES                     2006              2007              2008
----------------------                     ----              ----              ----
*                                          *                *                 *

TRANSACTION UNIT RATES                     2009              2010               2011
----------------------                     ----              ----               ----
*                                          *                *                 *

TRANSACTION UNIT RATES                        2012
----------------------                        ----
*                                          *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-2-56

DATA PROGRAMMING SERVICES PRICING
EUROPE MAJOR MARKET
ALL AMOUNTS IN EUROS

Supplier Fixed Charge Amounts               Oct 2004        Nov 2004       Dec 2004
-----------------------------               --------        --------       --------
Monthly Amounts                               *             *              *

Supplier Fixed Charge Amounts               Jan 2005        Feb 2005        Mar 2005
-----------------------------               --------        --------        --------
Monthly Amounts                             *               *               *

Supplier Fixed Charge Amounts               Apr 2005       May 2005        Jun 2005
-----------------------------               --------       --------        --------
Monthly Amounts                             *               *               *

Supplier Fixed Charge Amounts               Jul 2005        Aug 2005       Sep 2005
-----------------------------               --------        --------       --------
Monthly Amounts                              *               *               *

Supplier Fixed Charge Amounts               Oct 2005        Nov 2005        Dec 2005
-----------------------------               --------        --------        --------
Monthly Amounts                             *               *               *

                                                         CALENDAR YEARS
Supplier Fixed Charge Amounts                 2006           2007            2008
-----------------------------                 ----           ----            ----
Monthly Amounts                             *               *               *

                                                         CALENDAR YEARS
Supplier Fixed Charge Amounts                 2009            2010           2011
-----------------------------                 ----            ----           ----
Monthly Amounts                             *               *               *

Supplier Fixed Charge Amounts                2012
-----------------------------                ----
Monthly Amounts                             *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


TRANSACTION UNIT RATES                      OCT 2004        NOV 2004       DEC 2004
----------------------                      --------        --------       --------
*                                           *              *              *


TRANSACTION UNIT RATES                       JAN 2005        FEB 2005      MAR 2005
----------------------                       --------        --------      --------
*                                           *              *              *

TRANSACTION UNIT RATES                       APR 2005       MAY 2005      JUN 2005
----------------------                       --------       --------      --------
*                                           *              *              *

TRANSACTION UNIT RATES                       JUL 2005        AUG 2005      SEP 2005
----------------------                       --------        --------      --------
*                                           *              *              *


TRANSACTION UNIT RATES                       OCT 2005        NOV 2005      DEC 2005
----------------------                       --------        --------      --------
*                                           *              *              *

TRANSACTION UNIT RATES                        2006           2007            2008
----------------------                        ----           ----            ----
*                                           *              *              *

TRANSACTION UNIT RATES                        2009            2010           2011            2012
----------------------                        ----            ----           ----            ----
*                                           *               *              *               *

TRANSACTION UNIT RATES                        2012
----------------------                        ----
*                                           *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-2-60

FINANCE PROCESSING SERVICES PRICING
US MAJOR MARKET
ALL AMOUNTS IN US DOLLARS

FIXED CHARGE AMOUNTS                                              OCT 2004        NOV 2004        DEC 2004         JAN 2005
--------------------                                              --------        --------        --------         --------
Monthly Amounts                                                   *               *               *                 *

FIXED CHARGE AMOUNTS                                              FEB 2005        MAR 2005         APR 2005        MAY 2005
--------------------                                              --------        --------        --------         --------
Monthly Amounts                                                   *               *               *                 *

FIXED CHARGE AMOUNTS                                              JUN 2005         JUL 2005        AUG 2005         SEP 2005
--------------------                                              --------        --------        --------          --------
Monthly Amounts                                                   *               *               *                 *

FIXED CHARGE AMOUNTS                                              OCT 2005        NOV 2005         DEC 2005          2006
--------------------                                              --------        --------        --------         --------
Monthly Amounts                                                   *               *               *                 *

                                                                                      CALENDAR YEARS
                                                                                      ---------------
FIXED CHARGE AMOUNTS                                                2007            2008            2009             2010
--------------------                                              --------        --------        --------         --------
Monthly Amounts                                                   *               *               *                 *

                                                                       CALENDAR YEARS
FIXED CHARGE AMOUNTS                                               2011             2012
---------------------                                             -------          ------
Monthly Amounts                                                   *                *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


TRANSACTION UNIT RATES                                            OCT 2004        NOV 2004        DEC 2004         JAN 2005
----------------------                                            --------        --------        --------         --------
*                                                                 *                *               *               *

TRANSACTION UNIT RATES                                            FEB 2005        MAR 2005         APR 2005        MAY 2005
----------------------                                            --------        --------         --------        --------
*                                                                 *                *               *               *

TRANSACTION UNIT RATES                                            JUN 2005         JUL 2005        AUG 2005         SEP 2005
----------------------                                            --------         --------        --------         --------
*                                                                 *                *               *               *

TRANSACTION UNIT RATES                                            OCT 2005        NOV 2005         DEC 2005            2006
----------------------                                            --------        --------         --------            ----
*                                                                 *                *               *               *

                                                                                         CALENDAR YEARS
                                                                                         --------------
TRANSACTION UNIT RATES                                              2007             2008            2009            2010
----------------------                                              ----             ----            ----            ----
*                                                                 *                *               *               *

                                                                       CALENDAR YEARS
TRANSACTION UNIT RATES                                              2011            2012
-----------------------                                           --------        --------
*                                                                 *               *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-2-72

FINANCE PROCESSING SERVICES PRICING
CANADA MAJOR MARKET
ALL AMOUNTS IN CANADIAN DOLLARS

FIXED CHARGE AMOUNTS                      OCT 2004      NOV 2004      DEC 2004      JAN 2005          FEB 2005          MAR 2005
--------------------                      --------      --------      --------      --------          --------          --------
Monthly Amounts                           *             *             *             *                 *                 *

FIXED CHARGE AMOUNTS                      APR 2005      MAY 2005      JUN 2005      JUL 2005           AUG 2005          SEP 2005
--------------------                      --------      --------      --------      --------           --------          --------
Monthly Amounts                           *             *             *             *                 *                 *

                                                                                                    CALENDAR YEARS
                                                                                                    --------------
FIXED CHARGE AMOUNTS                      OCT 2005      NOV 2005      DEC 2005          2006              2007              2008
--------------------                      --------      --------      --------          ----              ----              ----
Monthly Amounts                           *             *             *             *                 *                 *

                                                           CALENDAR YEARS
                                                           --------------
FIXED CHARGE AMOUNTS                      2009          2010          2011           2012
--------------------                      ----          ----          ----           ----
Monthly Amounts                           *             *             *              *

TRANSACTION UNIT RATES                    OCT 2004      NOV 2004      DEC 2004      JAN 2005          FEB 2005          MAR 2005
----------------------                    --------      --------      --------      --------          --------          --------
*                                         *            *               *             *                *                 *


TRANSACTION UNIT RATES                    APR 2005      MAY 2005      JUN 2005      JUL 2005           AUG 2005          SEP 2005
----------------------                    --------      --------      --------      --------           --------          --------
*                                         *            *               *             *                *                 *

                                                                                                    CALENDAR YEARS
                                                                                                    --------------
TRANSACTION UNIT RATES                    OCT 2005      NOV 2005      DEC 2005        2006              2007              2008
----------------------                    --------      --------      --------        ----              ----              ----
*                                         *            *               *             *                *                 *

                                                              CALENDAR YEARS
                                                              --------------
TRANSACTION UNIT RATES                      2009          2010          2011           2012
----------------------                      ----          ----          ----           ----
*                                         *            *               *             *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C-2-78

FINANCE PROCESSING SERVICES PRICING
EUROPE MAJOR MARKET
ALL AMOUNTS IN EUROS

FIXED CHARGE AMOUNTS                        OCT 2004     NOV 2004        DEC 2004        JAN 2005        FEB 2005       MAR 2005
--------------------                        --------     --------        --------        --------        --------       --------
Monthly Amounts                             *            *               *              *                *              *

FIXED CHARGE AMOUNTS                        APR 2005        MAY 2005        JUN 2005        JUL 2005       AUG 2005        SEP 2005
--------------------                        --------        --------        --------        --------       --------        --------
Monthly Amounts                             *                *               *              *               *              *

                                                                                                       CALENDAR YEARS
FIXED CHARGE AMOUNTS                        OCT 2005        NOV 2005       DEC 2005         2006            2007            2008
--------------------                        --------        --------       --------         ----            ----            ----
Monthly Amounts                             *                *               *              *               *              *

                                                                CALENDAR YEARS
FIXED CHARGE AMOUNTS                          2009           2010            2011            2012
--------------------                          ----           ----            ----            ----
Monthly Amounts                             *              *               *               *

TRANSACTION UNIT RATES                      OCT 2004       NOV 2004        DEC 2004        JAN 2005        FEB 2005       MAR 2005
----------------------                      --------       --------        --------        --------        --------       --------
*                                           *              *               *              *               *              *

TRANSACTION UNIT RATES                       APR 2005        MAY 2005        JUN 2005        JUL 2005       AUG 2005        SEP 2005
----------------------                       --------        --------        --------        --------       --------        --------
*                                           *               *               *               *               *              *

TRANSACTION UNIT RATES                       OCT 2005        NOV 2005       DEC 2005         2006            2007          2008
----------------------                       --------        --------       --------         ----            ----          ----
*                                           *               *               *              *                *              *

TRANSACTION UNIT RATES                        2009            2010            2011            2012
----------------------                        ----            ----            ----            ----
*                                            *              *               *               *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-2-95

                                   Exhibit C-3
                                T&M Rate Schedule
                                [by Major Market]

D&B / IBM CONFIDENTIAL

                                      C3-1

T&M RATE SCHEDULE

UNIT RATES

POSITION TITLE                                                                                   HOURLY RATE
PROCESS RESOURCES

                                                                                                       USD
------------------------------------------------------------------------------------------------------------
    *                                                                                                  *
    *                                                                                                  *
    *                                                                                                  *
    *                                                                                                  *
    *                                                                                                  *

                                                                                                       Euro
------------------------------------------------------------------------------------------------------------
    *                                                                                                  *
    *                                                                                                  *
    *                                                                                                  *
    *                                                                                                  *
    *                                                                                                  *

                                                                                                       Euro
------------------------------------------------------------------------------------------------------------
    *                                                                                                  *
    *                                                                                                  *
    *                                                                                                  *
    *                                                                                                  *
    *                                                                                                  *

                                                                                                       USD
------------------------------------------------------------------------------------------------------------
    *                                                                                                  *
    *                                                                                                  *
    *                                                                                                  *
    *                                                                                                  *
    *                                                                                                  *

Project Resources                                                                                      USD
------------------------------------------------------------------------------------------------------------
    *                                                                                                  *
    *                                                                                                  *
    *                                                                                                  *
    *                                                                                                  *

    *                                                                                                  *
    *                                                                                                  *
    *                                                                                                  *

    *                                                                                                  *
    *                                                                                                  *

D&B / IBM CONFIDENTIAL

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-3-2

        Offshore Coordinator                            $*

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


                                     C-3-3

                                   Exhibit C-4
                              Transaction Baselines
                      [by Major Market and Service Cluster]

D&B / IBM CONFIDENTIAL

                                      C4-2

CONTACT CENTER SERVICES TRANSACTION VOLUME BASELINES
US MAJOR MARKET

                                                                                                           Calendar Year
TRANSACTION TYPES                                                                                         ANNUAL BASELINE
-----------------                                                                                         ---------------
*                                                                                                         *

D&B / IBM CONFIDENTIAL

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C4-2

CONTACT CENTER SERVICES TRANSACTION VOLUME BASELINES
CANADA MAJOR MARKET

                                                                                                           Calendar Year
TRANSACTION TYPES                                                                                         ANNUAL BASELINE
-----------------                                                                                         ---------------
*                                                                                                         *

D&B / IBM CONFIDENTIAL

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C4-11

CONTACT CENTER SERVICES TRANSACTION VOLUME BASELINES
EUROPE MAJOR MARKET

                                                                                                           Calendar Year
TRANSACTION TYPES                                                                                         ANNUAL BASELINE
-----------------                                                                                         ---------------
*                                                                                                         *

D&B / IBM CONFIDENTIAL

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C4-16

DATA PROGRAMMING SERVICES TRANSACTION VOLUMES BASELINES
US MAJOR MARKET

                                                                                                           Calendar Year
TRANSACTION TYPES                                                                                         ANNUAL BASELINE
-----------------                                                                                         ---------------
*                                                                                                         *

D&B / IBM CONFIDENTIAL

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C4-22

DATA PROGRAMMING SERVICES TRANSACTION VOLUMES BASELINES
CANADA MAJOR MARKET

                                                                                                           Calendar Year
TRANSACTION TYPES                                                                                         ANNUAL BASELINE
-----------------                                                                                         ---------------
*                                                                                                         *

D&B / IBM CONFIDENTIAL

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C4-26

DATA PROGRAMMING SERVICES TRANSACTION VOLUMES BASELINES
EUROPE MAJOR MARKET

                                                                                                           Calendar Year
TRANSACTION TYPES                                                                                         ANNUAL BASELINE
-----------------                                                                                         ---------------
*                                                                                                         *

D&B / IBM CONFIDENTIAL

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C4-34

FINANCE PROCESSING SERVICES TRANSACTION VOLUME BASELINES
US MAJOR MARKET

                                                                                                           Calendar Year
TRANSACTION TYPES                                                                                         ANNUAL BASELINE
-----------------                                                                                         ---------------
*                                                                                                         *

D&B / IBM CONFIDENTIAL

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C4-39

FINANCE PROCESSING SERVICES TRANSACTION VOLUME BASELINES
CANADA MAJOR MARKET

                                                                                                           Calendar Year
TRANSACTION TYPES                                                                                         ANNUAL BASELINE
-----------------                                                                                         ---------------
*                                                                                                         *

D&B / IBM CONFIDENTIAL

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C4-45

FINANCE PROCESSING SERVICES TRANSACTION VOLUME BASELINES
EUROPE MAJOR MARKET

                                                                                                           Calendar Year
TRANSACTION TYPES                                                                                         ANNUAL BASELINE
-----------------                                                                                         ---------------
*                                                                                                         *

D&B / IBM CONFIDENTIAL

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C4-51

TRANSACTION PROCESSING SERVICES TRANSACTION VOLUME BASELINES
EUROPE MAJOR MARKET

                                                                                                           Calendar Year
TRANSACTION TYPES                                                                                         ANNUAL BASELINE
-----------------                                                                                         ---------------
*                                                                                                         *

D&B / IBM CONFIDENTIAL

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C4-57

                                   EXHIBIT C-5
                            TRANSITION REIMBURSEMENT

1.   INTRODUCTION

     This Exhibit C-5 sets forth the terms for IBM reimbursement of D&B transition costs.

2.   TRANSITION REIMBURSEMENT AMOUNT

     2.1  *



     2.2  *


3.   TRANSITION REIMBURSEMENT PAYMENTS

     3.1  *


          (a)  *


          (b)  *


D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-5-1

                                   EXHIBIT C-6
                         FINANCE PROCESSING GAIN-SHARING

1.    GAIN-SHARE METHODOLOGY

      1.1   *

      *

      1.2   *

      *

            (a) *

                  (i)   *

                  (ii)  *


                        (A)   *


                        (B)   *

                        (C)   *


                        (D)   *

                        (E)   *

                        (F)   *

            (b) *

                  (i)   *


D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-6-1

                  (ii)   *


                  (iii)  *


                  (iv)   *


2.    ESTABLISHING THE ADD BASELINE

*

MARKET                        EFFECTIVE DATE ADD*                 BASELINE ADD
------                        -------------------                 ------------
*                             *


* *

3.    GAIN-SHARE CALCULATIONS

*

      3.1   U.S. ADD GAIN-SHARE

                            *                  *                   *                  *
                      -------------------------------------------------------------------------
REDUCTION IN ADD            *                  *                   *                  *



IBM'S GAIN-SHARE            *                  *                   *                  *
PAYMENT

D&B / IBM Confidential


* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


                                     C-6-2

      3.2   *

                         PHASE 1            PHASE 2             PHASE 3          POST-PHASE 3
                      -------------------------------------------------------------------------
*                     *                  *                   *                  *

3.3   *

                         PHASE 1            PHASE 2             PHASE 3          POST-PHASE 3
                      -------------------------------------------------------------------------
*                     *                  *                   *                  *

      3.4   *

                         PHASE 1            PHASE 2             PHASE 3          POST-PHASE 3
                      -------------------------------------------------------------------------
*                     *                  *                   *                  *

      3.5   *

                         PHASE 1            PHASE 2             PHASE 3          POST-PHASE 3
                      -------------------------------------------------------------------------
*                     *                  *                   *                  *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-6-3

      3.6   UK ADD GAIN-SHARE

                         PHASE 1            PHASE 2             PHASE 3          POST-PHASE 3
                      -------------------------------------------------------------------------
REDUCTION IN ADD      *                  *                   *                  *



IBM GAIN-SHARE        *                  *                   *                  *
PAYMENT

4.    EQUITABLE ADJUSTMENTS

*

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-6-4

                          Exhibit C-7
                 Minimum Annual Service Charges
                       [by Major Market]

D&B / IBM CONFIDENTIAL

                                      C7-1

MINIMUM ANNUAL SERVICE CHARGES
By Calendar Year

MAJOR MARKET                                              2004             2005             2006            2007            2008
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Major Market [US Dollars]                        *                *                *               *               *
Canada Major Market [Canadian Dollars]                *                *                *               *               *
Europe Major Market [Euros]                           *                *                *               *               *

Calculations Below

Minimum Service Charges in US Dollars
U.S. Major Market Minimum Annual Service Charge       *                *                *               *               *
Canada Major Market Minimum Annual Service Charge     *                *                *               *               *
Europe Major Market Minimum Annual Service Charge     *                *                *               *               *

Checksum 50% Total Charges                            *                *                *               *               *
Checksum Total Baseline Charges                       *                *                *               *               *

Contact Center
US                                                    *                *                *               *               *
CA                                                    *                *                *               *               *
EU                                                    *                *                *               *               *

DP
US                                                    *                *                *               *               *
CA                                                    *                *                *               *               *
EU                                                    *                *                *               *               *
FS
US                                                    *                *                *               *               *
CA                                                    *                *                *               *               *
EU                                                    *                *                *               *               *

TP/EU                                                                  *                *               *               *

MAJOR MARKET                                              2009             2010            2011            2012
------------------------------------------------------------------------------------------------------------------
U.S. Major Market [US Dollars]                        *                *               *               *
Canada Major Market [Canadian Dollars]                *                *               *               *
Europe Major Market [Euros]                           *                *               *               *

Calculations Below

Minimum Service Charges in US Dollars
U.S. Major Market Minimum Annual Service Charge       *                *               *               *
Canada Major Market Minimum Annual Service Charge     *                *               *               *
Europe Major Market Minimum Annual Service Charge     *                *               *               *

Checksum 50% Total Charges                            *                *               *               *
Checksum Total Baseline Charges                       *                *               *               *

Contact Center
US                                                    *                *               *               *
CA                                                    *                *               *               *
EU                                                    *                *               *               *

DP
US                                                    *                *               *               *
CA                                                    *                *               *               *
EU                                                    *                *               *               *
FS
US                                                    *                *               *               *
CA                                                    *                *               *               *
EU                                                    *                *               *               *

TP/EU                                                 *                *               *               *

D&B / IBM CONFIDENTIAL

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C7-2

                                   EXHIBIT C-8
                       FINANCIAL RESPONSIBILITIES MATRICES

1. INTRODUCTION

This Exhibit C-8 sets forth the financial responsibilities, including guiding principles and limitations, for certain activities related to the Services described in Schedule A. It does so by means of Financial Responsibility Models ("FRMs") - matrices that map the "FRM Activities" (defined below) against the facility, hardware, software, and telecommunications components comprising the service delivery environment.

Using color-coded matrices, the FRMs depict:

      - the span of components comprising the Service Delivery Environment organized by classification and location type;

      -     the FRM Activities applicable to each category; and

      - at each intersection of an component and an FRM Activity, the identification by color code of the party that is financially responsible for that FRM Activity with regard to that component.

Specifically, this Exhibit C-8 is organized as follows:

      1.    Introduction

      2.    Terminology

      3.    FRM Designations

      4.    General Principles

      5.    Exceptions and Clarifications (by Category)

      6.    Financial Responsibilities Matrices

      7.    Component Definitions

2. TERMINOLOGY

The following table sets forth the definitions of the various terms used in the FRMs and this Exhibit C-8.

  TERMINOLOGY                   DEFINITION
*                               *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-8-1

*                               *

                                   -    *


                                   -    *



                                   -    *

                                   -    *

                                   -    *

                                   -    *

                                   -    *

                                *


                                   -    *
*

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C-8-2

*                               *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-8-3

*                               *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-8-4

*                               *



D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-8-5

3. FRM DESIGNATIONS

*      *               *

4. GENERAL PRINCIPLES

      a.     *

      b.     *

      c.     *

5. EXCEPTIONS AND CLARIFICATIONS (BY CATEGORY)

*

GENERAL

*

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-8-6

A. *

B. *

*

C. *

*

D. *

*

E. *

*

F. *

*

6. *

*

      -     *

      -     *

      -     *

      -     *

      -     *

      -     *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-8-7

7. COMPONENT DEFINITIONS

ELEMENT                         DEFINITION
*                               *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


                                     C-8-8

ELEMENT                         DEFINITION
*                               *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-8-9

ELEMENT                         DEFINITION
*                               *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-8-10

ELEMENT                         DEFINITION
*                               *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-8-11

ELEMENT                         DEFINITION
*                               *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-8-12

ELEMENT                         DEFINITION
*                               *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


                                     C-8-13

ELEMENT                         DEFINITION
*                               *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


                                     C-8-14

ELEMENT                         DEFINITION
*                               *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


                                     C-8-15

ELEMENT                         DEFINITION
*                               *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


                                     C-8-16

ELEMENT                         DEFINITION
*                               *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-8-17

                 SHAW PITTMAN LLP PROPRIETARY AND CONFIDENTIAL

                                        *


                                       19

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                                              D&B Site
                                                        ---------------------------------------------------
                                                                              Facility
                                                        ---------------------------------------------------
                                                        Real Estate/ Building  D&B Workspace  IBM Workspace
                                                        ---------------------  -------------  -------------
*
 *                                                                 *                 *              *
 *                                                                 *                 *              *
 *                                                                 *                 *              *
 *                                                                 *                 *              *
 *                                                                 *                 *              *
 *                                                                 *                 *              *
 *                                                                 *                 *              *
 *                                                                 *                 *              *
*
 *
 *
 *
 *
 *
 *
 *
 *
 *

                                                                                   D&B Site
                                                        ------------------------------------------------------------------
                                                                                   Facility
                                                        ------------------------------------------------------------------
                                                        Shared Use Space (Meeting/Training)  Parking  Furniture & Fixtures
                                                        -----------------------------------  -------  --------------------
*
 *                                                                        *                     *              *
 *                                                                        *                     *              *
 *                                                                        *                     *              *
 *                                                                        *                     *              *
 *                                                                        *                     *              *
 *                                                                        *                     *              *
 *                                                                        *                     *              *
 *                                                                        *                     *              *
*
 *
 *
 *
 *
 *
 *
 *
 *
 *

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.
                                                                                   D&B Site
                                                        ----------------------------------------------------------------
                                                                                   Facility
                                                        ----------------------------------------------------------------
                                                        Office Equipment  Office Supplies  Security Equipment / Services
                                                        ----------------  ---------------  -----------------------------
*
 *                                                              *                 *                      *
 *                                                              *                 *                      *
 *                                                              *                 *                      *
 *                                                              *                 *                      *
 *                                                              *                 *                      *
 *                                                              *                 *                      *
 *                                                              *                 *                      *
 *                                                              *                 *                      *
*
 *
 *
 *
 *
 *
 *
 *
 *
 *

                                                                                   D&B Site
                                                        ---------------------------------------------------------------
                                                                      Facility                 Environmental Equipment
                                                        ----------------------------------      -----------------------
                                                        Custodial Services  Food Services?      Portable UPS       HVAC
                                                        ------------------  --------------      ------------       ----
*
 *                                                               *                 *                  *              *
 *                                                               *                 *                  *              *
 *                                                               *                 *                  *              *
 *                                                               *                 *                  *              *
 *                                                               *                 *                  *              *
 *                                                               *                 *                  *              *
 *                                                               *                 *                  *              *
 *                                                               *                 *                  *              *
*
 *
 *
 *
 *
 *
 *
 *
 *
 *

                                                                                   D&B Site
                                                        ----------------------------------------------------------------------
                                                                                 Environmental Equipment
                                                        ----------------------------------------------------------------------
                                                        MidRange Equipment Racks  Network Equipment Racks  MidRange KVM Switch
                                                        ------------------------  -----------------------  -------------------
*
 *                                                                  *                         *                     *
 *                                                                  *                         *                     *
 *                                                                  *                         *                     *
 *                                                                  *                         *                     *
 *                                                                  *                         *                     *
 *                                                                  *                         *                     *
 *                                                                  *                         *                     *
 *                                                                  *                         *                     *
*
 *
 *
 *
 *
 *
 *
 *
 *
 *

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.
                                                                  D&B Site                           IBM Site
                                                        ------------------------------  ------------------------------------
                                                           Environmental Equipment                   Facility
                                                        ------------------------------  ------------------------------------
                                                        Network KVM Switch  Electrical  Real Estate/ Building  D&B Workspace
                                                        ------------------  ----------  ---------------------  -------------
*
 *                                                               *              *                  *                  *
 *                                                               *              *                  *                  *
 *                                                               *              *                  *                  *
 *                                                               *              *                  *                  *
 *                                                               *              *                  *                  *
 *                                                               *              *                  *                  *
 *                                                               *              *                  *                  *
 *                                                               *              *                  *                  *
*
 *                                                                                                 *                  *
 *                                                                                                 *                  *
 *                                                                                                 *                  *
 *                                                                                                 *                  *
 *                                                                                                 *                  *
 *                                                                                                 *                  *
 *                                                                                                 *                  *
 *                                                                                                 *                  *
 *                                                                                                 *                  *

                                                                                 IBM Site
                                                        -----------------------------------------------------------
                                                                                 Facility
                                                        -----------------------------------------------------------
                                                        IBM Workspace  Shared Use Space (Meeting/Training)  Parking
                                                        -------------  -----------------------------------  -------
*
 *                                                            *                          *                      *
 *                                                            *                          *                      *
 *                                                            *                          *                      *
 *                                                            *                          *                      *
 *                                                            *                          *                      *
 *                                                            *                          *                      *
 *                                                            *                          *                      *
 *                                                            *                          *                      *
*
 *                                                            *                          *                      *
 *                                                            *                          *                      *
 *                                                            *                          *                      *
 *                                                            *                          *                      *
 *                                                            *                          *                      *
 *                                                            *                          *                      *
 *                                                            *                          *                      *
 *                                                            *                          *                      *

                                                                              IBM Site
                                                        -------------------------------------------------------
                                                                              Facility
                                                        -------------------------------------------------------
                                                        Furniture & Fixtures  Office Equipment  Office Supplies
                                                        --------------------  ----------------  ---------------
*
 *                                                                *                    *                *
 *                                                                *                    *                *
 *                                                                *                    *                *
 *                                                                *                    *                *
 *                                                                *                    *                *
 *                                                                *                    *                *
 *                                                                *                    *                *
 *                                                                *                    *                *
*
 *                                                                *                    *                *
 *                                                                *                    *                *
 *                                                                *                    *                *
 *                                                                *                    *                *
 *                                                                *                    *                *
 *                                                                *                    *                *
 *                                                                *                    *                *
 *                                                                *                    *                *

                                                                                     IBM Site
                                                        -----------------------------------------------------------------
                                                                                     Facility
                                                        -----------------------------------------------------------------
                                                        Security Equipment / Services  Custodial Services  Food Services?
                                                        -----------------------------  ------------------  --------------
*
 *                                                                   *                           *                 *
 *                                                                   *                           *                 *
 *                                                                   *                           *                 *
 *                                                                   *                           *                 *
 *                                                                   *                           *                 *
 *                                                                   *                           *                 *
 *                                                                   *                           *                 *
 *                                                                   *                           *                 *
*
 *                                                                   *                           *                 *
 *                                                                   *                           *                 *
 *                                                                   *                           *                 *
 *                                                                   *                           *                 *
 *                                                                   *                           *                 *
 *                                                                   *                           *                 *
 *                                                                   *                           *                 *
 *                                                                   *                           *                 *

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.
                                                                                     IBM Site
                                                        ---------------------------------------------------------------------
                                                                                Environmental Equipment
                                                        ---------------------------------------------------------------------
                                                        Portable UPS  HVAC  MidRange Equipment Racks  Network Equipment Racks
                                                        ------------  ----  ------------------------  -----------------------
*
 *                                                            *         *              *                          *
 *                                                            *         *              *                          *
 *                                                            *         *              *                          *
 *                                                            *         *              *                          *
 *                                                            *         *              *                          *
 *                                                            *         *              *                          *
 *                                                            *         *              *                          *
 *                                                            *         *              *                          *
*
 *                                                            *         *              *                          *
 *                                                            *         *              *                          *
 *                                                            *         *              *                          *
 *                                                            *         *              *                          *
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
                                                                              IBM Site
                                                        ---------------------------------------------------
                                                                        Environmental Equipment
                                                        ---------------------------------------------------
                                                        MidRange KVM Switch  Network KVM Switch  Electrical
                                                        -------------------  ------------------  ----------
*
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

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

    *
    *

                                                                           D&B Personnel
                                                  ---------------------------------------------------------------------
                                                                                  D&B Site
                                                  ---------------------------------------------------------------------
                                                                 PC                              Telephone
                                                  --------------------------------  -----------------------------------
                                                  Desktop PC  Mobile PC  Terminals  Standard Handset  Telephone Headset
                                                  ----------  ---------  ---------  ----------------  -----------------

*                                                      *          *          *             *                   *
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
                                                                               D&B Personnel
                                                  --------------------------------------------------------------------------
                                                                                  D&B Site
                                                  --------------------------------------------------------------------------
                                                          Telephone                          Mobile Handheld
                                                  -------------------------  -----------------------------------------------
                                                  Voice Client  Fax Machine  Pager  Mobile Phone  Calling Card Services  PDA
                                                  ------------  -----------  -----  ------------  ---------------------  ---
*                                                                                               *                     *            *
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
                                                                                D&B Personnel
                                                  ---------------------------------------------------------------------------------
                                                                                  D&B Site
                                                  ---------------------------------------------------------------------------------
                                                                           Peripherals & Video Conferencing
                                                  ---------------------------------------------------------------------------------
                                                  Network Printer  Local Printer  LAN High Speed Printers Video Conference  Display
                                                  ---------------  -------------  ----------------------------------------  -------
*
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* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                              D&B Personnel
                                                  -----------------------------------------
                                                                 D&B Site
                                                  -----------------------------------------
                                                     Peripherals & Video Conferencing
                                                  -----------------------------------------
                                                  Video Client  Scanner  Wallboard  Plotter
                                                  ------------  -------  ---------  -------
*
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
                                                                           D&B Personnel
                                                  ---------------------------------------------------------------------
                                                                                  D&B Site
                                                  ---------------------------------------------------------------------
                                                                 PC                              Telephone
                                                  --------------------------------  -----------------------------------
                                                  Desktop PC  Mobile PC  Terminals  Standard Handset  Telephone Headset
                                                  ----------  ---------  ---------  ----------------  -----------------
*
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
* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                                               D&B Personnel
                                                  --------------------------------------------------------------------------
                                                                                  D&B Site
                                                  --------------------------------------------------------------------------
                                                          Telephone                          Mobile Handheld
                                                  -------------------------  -----------------------------------------------
                                                  Voice Client  Fax Machine  Pager  Mobile Phone  Calling Card Services  PDA
                                                  ------------  -----------  -----  ------------  ---------------------  ---
*
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
                                                                                  D&B Personnel
                                                  ---------------------------------------------------------------------------------
                                                                                  D&B Site
                                                  ---------------------------------------------------------------------------------
                                                                           Peripherals & Video Conferencing
                                                  ---------------------------------------------------------------------------------
                                                  Network Printer  Local Printer  LAN High Speed Printers Video Conference  Display
                                                  ---------------  -------------  ----------------------------------------  -------
*
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* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                              D&B Personnel
                                                  -----------------------------------------
                                                                 D&B Site
                                                  -----------------------------------------
                                                     Peripherals & Video Conferencing
                                                  -----------------------------------------
                                                  Video Client  Scanner  Wallboard  Plotter
                                                  ------------  -------  ---------  -------
*
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
                                                                           D&B Personnel
                                                  ---------------------------------------------------------------------
                                                                                  D&B Site
                                                  ---------------------------------------------------------------------
                                                                 PC                              Telephone
                                                  --------------------------------  -----------------------------------
                                                  Desktop PC  Mobile PC  Terminals  Standard Handset  Telephone Headset
                                                  ----------  ---------  ---------  ----------------  -----------------
*
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
                                                                               D&B Personnel
                                                  --------------------------------------------------------------------------
                                                                                  D&B Site
                                                  --------------------------------------------------------------------------
                                                          Telephone                          Mobile Handheld
                                                  -------------------------  -----------------------------------------------
                                                  Voice Client  Fax Machine  Pager  Mobile Phone  Calling Card Services  PDA
                                                  ------------  -----------  -----  ------------  ---------------------  ---
*
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
                                                                                  D&B Personnel
                                                  ---------------------------------------------------------------------------------
                                                                                  D&B Site
                                                  ---------------------------------------------------------------------------------
                                                                           Peripherals & Video Conferencing
                                                  ---------------------------------------------------------------------------------
                                                  Network Printer  Local Printer  LAN High Speed Printers Video Conference  Display
                                                  ---------------  -------------  ----------------------------------------  -------
*
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* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                              D&B Personnel
                                                  -----------------------------------------
                                                                 D&B Site
                                                  -----------------------------------------
                                                     Peripherals & Video Conferencing
                                                  -----------------------------------------
                                                  Video Client  Scanner  Wallboard  Plotter
                                                  ------------  -------  ---------  -------
*
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
                                                                           D&B Personnel
                                                  ---------------------------------------------------------------------
                                                                                  D&B Site
                                                  ---------------------------------------------------------------------
                                                                 PC                              Telephone
                                                  --------------------------------  -----------------------------------
                                                  Desktop PC  Mobile PC  Terminals  Standard Handset  Telephone Headset
                                                  ----------  ---------  ---------  ----------------  -----------------
*
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
                                                                               D&B Personnel
                                                  --------------------------------------------------------------------------
                                                                                  D&B Site
                                                  --------------------------------------------------------------------------
                                                          Telephone                          Mobile Handheld
                                                  -------------------------  -----------------------------------------------
                                                  Voice Client  Fax Machine  Pager  Mobile Phone  Calling Card Services  PDA
                                                  ------------  -----------  -----  ------------  ---------------------  ---
*
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* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                                                  D&B Personnel
                                                  ---------------------------------------------------------------------------------
                                                                                  D&B Site
                                                  ---------------------------------------------------------------------------------
                                                                           Peripherals & Video Conferencing
                                                  ---------------------------------------------------------------------------------
                                                  Network Printer  Local Printer  LAN High Speed Printers Video Conference  Display
                                                  ---------------  -------------  ----------------------------------------  -------
*
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
                                                              D&B Personnel
                                                  -----------------------------------------
                                                                 D&B Site
                                                  -----------------------------------------
                                                     Peripherals & Video Conferencing
                                                  -----------------------------------------
                                                  Video Client  Scanner  Wallboard  Plotter
                                                  ------------  -------  ---------  -------
*
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
                                                                           D&B Personnel
                                                  ---------------------------------------------------------------------
                                                                                  D&B Site
                                                  ---------------------------------------------------------------------
                                                                 PC                              Telephone
                                                  --------------------------------  -----------------------------------
                                                  Desktop PC  Mobile PC  Terminals  Standard Handset  Telephone Headset
                                                  ----------  ---------  ---------  ----------------  -----------------
*
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
* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                                               D&B Personnel
                                                  --------------------------------------------------------------------------
                                                                                  D&B Site
                                                  --------------------------------------------------------------------------
                                                          Telephone                          Mobile Handheld
                                                  -------------------------  -----------------------------------------------
                                                  Voice Client  Fax Machine  Pager  Mobile Phone  Calling Card Services  PDA
                                                  ------------  -----------  -----  ------------  ---------------------  ---
*
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 *                                                     *             *         *          *                 *             *

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                                                  D&B Personnel
                                                  ---------------------------------------------------------------------------------
                                                                                  D&B Site
                                                  ---------------------------------------------------------------------------------
                                                                           Peripherals & Video Conferencing
                                                  ---------------------------------------------------------------------------------
                                                  Network Printer  Local Printer  LAN High Speed Printers Video Conference  Display
                                                  ---------------  -------------  ----------------------------------------  -------
*
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
                                                              D&B Personnel
                                                  -----------------------------------------
                                                                 D&B Site
                                                  -----------------------------------------
                                                     Peripherals & Video Conferencing
                                                  -----------------------------------------
                                                  Video Client  Scanner  Wallboard  Plotter
                                                  ------------  -------  ---------  -------
*
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
                                                                           D&B Personnel
                                                  ---------------------------------------------------------------------
                                                                                  D&B Site
                                                  ---------------------------------------------------------------------
                                                                 PC                              Telephone
                                                  --------------------------------  -----------------------------------
                                                  Desktop PC  Mobile PC  Terminals  Standard Handset  Telephone Headset
                                                  ----------  ---------  ---------  ----------------  -----------------
*
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
                                                                               D&B Personnel
                                                  --------------------------------------------------------------------------
                                                                                  D&B Site
                                                  --------------------------------------------------------------------------
                                                          Telephone                          Mobile Handheld
                                                  -------------------------  -----------------------------------------------
                                                  Voice Client  Fax Machine  Pager  Mobile Phone  Calling Card Services  PDA
                                                  ------------  -----------  -----  ------------  ---------------------  ---
*
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 *                                                     *             *         *          *                 *             *
 *                                                     *             *         *          *                 *             *

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                                                  D&B Personnel
                                                  ---------------------------------------------------------------------------------
                                                                                  D&B Site
                                                  ---------------------------------------------------------------------------------
                                                                           Peripherals & Video Conferencing
                                                  ---------------------------------------------------------------------------------
                                                  Network Printer  Local Printer  LAN High Speed Printers Video Conference  Display
                                                  ---------------  -------------  ----------------------------------------  -------
*
 *                                                       *                *                            *                       *
 *                                                       *                *                            *                       *
 *                                                       *                *                            *                       *
 *                                                       *                *                            *                       *
 *                                                       *                *                            *                       *
 *                                                       *                *                            *                       *
 *                                                       *                *                            *                       *
*
 *                                                       *                *                            *                       *
 *                                                       *                *                            *                       *
 *                                                       *                *                            *                       *
 *                                                       *                *                            *                       *
 *                                                       *                *                            *                       *
 *                                                       *                *                            *                       *
 *                                                       *                *                            *                       *

                                                              D&B Personnel
                                                  -----------------------------------------
                                                                 D&B Site
                                                  -----------------------------------------
                                                     Peripherals & Video Conferencing
                                                  -----------------------------------------
                                                  Video Client  Scanner  Wallboard  Plotter
                                                  ------------  -------  ---------  -------
*
 *                                                     *           *         *         *
 *                                                     *           *         *         *
 *                                                     *           *         *         *
 *                                                     *           *         *         *
 *                                                     *           *         *         *
 *                                                     *           *         *         *
 *                                                     *           *         *         *
*
 *                                                     *           *         *         *
 *                                                     *           *         *         *
 *                                                     *           *         *         *
 *                                                     *           *         *         *
 *                                                     *           *         *         *
 *                                                     *           *         *         *
 *                                                     *           *         *         *


* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

    *
    *

                                                                           Server Equipment
                                                  ----------------------------------------------------------------------
                                                                                D&B Site
                                                  ----------------------------------------------------------------------
                                                                        Infrastructure Servers
                                                  ----------------------------------------------------------------------
                                                  File/Print Servers  Web/Gateway Server  Notes Mail and Calendar Server
                                                  ------------------  ------------------  ------------------------------
*
 *                                                         *                  *                         *
 *                                                         *                  *                         *
 *                                                         *                  *                         *
 *                                                         *                  *                         *
 *                                                         *                  *                         *
 *                                                         *                  *                         *
 *                                                         *                  *                         *
*
 *                                                         *                  *                         *
 *                                                         *                  *                         *
 *                                                         *                  *                         *
 *                                                         *                  *                         *
 *                                                         *                  *                         *
 *                                                         *                  *                         *
 *                                                         *                  *                         *

                                                                               Server Equipment
                                                  --------------------------------------------------------------------------------
                                                                                     D&B Site
                                                  --------------------------------------------------------------------------------
                                                  Infrastructure Servers           Application Servers            Voice Equipment
                                                  ----------------------   ------------------------------------  -----------------
                                                     Messaging Servers     Application Servers  Storage Devices  PBX  IVR/VRU  ACD
                                                  ----------------------   -------------------  ---------------  ---  -------  ---
*
 *                                                           *                       *                 *          *        *    *
 *                                                           *                       *                 *          *        *    *
 *                                                           *                       *                 *          *        *    *
 *                                                           *                       *                 *          *        *    *
 *                                                           *                       *                 *          *        *    *
 *                                                           *                       *                 *          *        *    *
 *                                                           *                       *                 *          *        *    *
*
 *                                                           *                       *                 *          *        *    *
 *                                                           *                       *                 *          *        *    *
 *                                                           *                       *                 *          *        *    *
 *                                                           *                       *                 *          *        *    *
 *                                                           *                       *                 *          *        *    *
 *                                                           *                       *                 *          *        *    *
 *                                                           *                       *                 *          *        *    *

                                                                              Server Equipment
                                                  -------------------------------------------------------------------
                                                                    D&B Site                         IBM Site
                                                  -------------------------------------------  ----------------------
                                                               Voice Equipment                 Infrastructure Servers
                                                  -------------------------------------------  ----------------------
                                                  Call Recorder  Autodialer  VoiceMail Server    File/Print Servers
                                                  -------------  ----------  ----------------    ------------------
*
 *                                                       *            *              *                     *
 *                                                       *            *              *                     *
 *                                                       *            *              *                     *
 *                                                       *            *              *                     *
 *                                                       *            *              *                     *
 *                                                       *            *              *                     *
 *                                                       *            *              *                     *
*
 *                                                       *            *              *                     *
 *                                                       *            *              *                     *
 *                                                       *            *              *                     *
 *                                                       *            *              *                     *
 *                                                       *            *              *                     *
 *                                                       *            *              *                     *
 *                                                       *            *              *                     *

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                                              Server Equipment
                                                  ---------------------------------------------------------------------
                                                                                  IBM Site
                                                  ---------------------------------------------------------------------
                                                                         Infrastructure Servers
                                                  ---------------------------------------------------------------------
                                                  Web/Gateway Server  Notes Mail and Calendar Server  Messaging Servers
                                                  ------------------  ------------------------------  -----------------
*
 *                                                          *                         *                        *
 *                                                          *                         *                        *
 *                                                          *                         *                        *
 *                                                          *                         *                        *
 *                                                          *                         *                        *
 *                                                          *                         *                        *
 *                                                          *                         *                        *
*
 *                                                          *                         *                        *
 *                                                          *                         *                        *
 *                                                          *                         *                        *
 *                                                          *                         *                        *
 *                                                          *                         *                        *
 *                                                          *                         *                        *
 *                                                          *                         *                        *

                                                                              Server Equipment
                                                  ---------------------------------------------------------------------
                                                                                  IBM Site
                                                  ---------------------------------------------------------------------
                                                            Application Servers                 Voice Equipment
                                                  ------------------------------------  -------------------------------
                                                  Application Servers  Storage Devices  PBX  IVR/VRU  ACD  Call Recorder
                                                  -------------------  ---------------  ---  -------  ---  -------------
*
 *                                                          *                  *         *       *      *         *
 *                                                          *                  *         *       *      *         *
 *                                                          *                  *         *       *      *         *
 *                                                          *                  *         *       *      *         *
 *                                                          *                  *         *       *      *         *
 *                                                          *                  *         *       *      *         *
 *                                                          *                  *         *       *      *         *
*
 *                                                          *                  *         *       *      *         *
 *                                                          *                  *         *       *      *         *
 *                                                          *                  *         *       *      *         *
 *                                                          *                  *         *       *      *         *
 *                                                          *                  *         *       *      *         *
 *                                                          *                  *         *       *      *         *
 *                                                          *                  *         *       *      *         *

                                                        Server Equipment
                                                  ----------------------------
                                                             IBM Site
                                                  ----------------------------
                                                          Voice Equipment
                                                  ----------------------------
                                                  Autodialer  VoiceMail Server
                                                  ----------  ----------------
*
 *                                                       *             *
 *                                                       *             *
 *                                                       *             *
 *                                                       *             *
 *                                                       *             *
 *                                                       *             *
 *                                                       *             *
*
 *                                                       *             *
 *                                                       *             *
 *                                                       *             *
 *                                                       *             *
 *                                                       *             *
 *                                                       *             *
 *                                                       *             *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                                                        D&B Site
                                                    ---------------------------------------------------------------------------
                                                                                      Middleboxes
                                                    ---------------------------------------------------------------------------
                                                                                                                   Intrusion
                                                    Router  LAN Switch  LAN Hub  Security Devices (Firewall)   Detection Device
                                                    ------  ----------  -------  ---------------------------   ----------------
*
  *                                                    *        *           *                 *                         *
  *                                                    *        *           *                 *                         *
  *                                                    *        *           *                 *                         *
  *                                                    *        *           *                 *                         *
  *                                                    *        *           *                 *                         *
  *                                                    *        *           *                 *                         *
  *                                                    *        *           *                 *                         *
*
  *                                                    *        *           *                 *                         *
  *                                                    *        *           *                 *                         *
  *                                                    *        *           *                 *                         *
  *                                                    *        *           *                 *                         *
  *                                                    *        *           *                 *                         *
  *                                                    *        *           *                 *                         *
*                                                      *        *           *                 *                         *

                                                                                        D&B Site
                                                    ---------------------------------------------------------------------------
                                                                                      Middleboxes
                                                    ---------------------------------------------------------------------------
                                                    Fascimile
                                                     Gateways  Gateways  Cache  Terminal Servers  Address Servers  Name Servers
                                                    ---------  --------  -----  ----------------  ---------------  ------------
*
  *                                                      *         *       *             *                *               *
  *                                                      *         *       *             *                *               *
  *                                                      *         *       *             *                *               *
  *                                                      *         *       *             *                *               *
  *                                                      *         *       *             *                *               *
  *                                                      *         *       *             *                *               *
  *                                                      *         *       *             *                *               *
*
  *                                                      *         *       *             *                *               *
  *                                                      *         *       *             *                *               *
  *                                                      *         *       *             *                *               *
  *                                                      *         *       *             *                *               *
  *                                                      *         *       *             *                *               *
  *                                                      *         *       *             *                *               *
  *                                                      *         *       *             *                *               *

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.
                                                                                          D&B Site
                                                    -------------------------------------------------------------------------------
                                                     Middleboxes                    Link, Link Devices, and Link Services
                                                    -------------  ----------------------------------------------------------------
                                                                                        VPN                                   WAN
                                                    Proxy Servers  Modem - General  Concentrator  CSU/DSU  Internet Access  Circuit
                                                    -------------  ---------------  ------------  -------  ---------------  -------
*
  *                                                        *               *              *                       *             *
  *                                                        *               *              *                       *             *
  *                                                        *               *              *                       *             *
  *                                                        *               *              *                       *             *
  *                                                        *               *              *                       *             *
  *                                                        *               *              *                       *             *
  *                                                        *               *              *                       *             *
*
  *                                                        *               *              *           *           *             *
  *                                                        *               *              *           *           *             *
  *                                                        *               *              *           *           *             *
  *                                                        *               *              *           *           *             *
  *                                                        *               *              *           *           *             *
  *                                                        *               *              *           *           *             *
  *                                                        *               *              *           *           *             *

                                                                                           D&B Site
                                                    --------------------------------------------------------------------------------
                                                                            Link, Link Devices, and Link Services
                                                    --------------------------------------------------------------------------------
                                                                                                                            Vertical
                                                    VPN Tunnel  T1/E1 Dedicated Circuits  Digital Circuit  Virtual Circuit  Cabling
                                                    ----------  ------------------------  ---------------  ---------------  -------
*
  *                                                      *                   *                   *                *             *
  *                                                      *                   *                   *                *             *
  *                                                      *                   *                   *                *             *
  *                                                      *                   *                   *                *             *
  *                                                      *                   *                   *                *             *
  *                                                      *                   *                   *                *             *
  *                                                      *                   *                   *                *             *
*
  *                                                      *                   *                   *                *             *
  *                                                      *                   *                   *                *             *
  *                                                      *                   *                   *                *             *
  *                                                      *                   *                   *                *             *
  *                                                      *                   *                   *                *             *
  *                                                      *                   *                   *                *             *
*                                                        *                   *                   *                *             *

                                                                                                          IBM Site
                                                    ---------------------------------  ---------------------------------------------
                                                               Link, Link
                                                       Devices, and Link Services                       Middleboxes
                                                    ---------------------------------  ---------------------------------------------
                                                                                                                       (Firewall)
                                                    Horizontal Cabling  Voice Circuit  Router  LAN Switch  LAN Hub  Security Devices
                                                    ------------------  -------------  ------  ----------  -------  ----------------
*
  *                                                           *               *           *        *          *             *
  *                                                           *               *           *        *          *             *
  *                                                           *               *           *        *          *             *
  *                                                           *               *           *        *          *             *
  *                                                           *               *           *        *          *             *
  *                                                           *               *           *        *          *             *
  *                                                           *               *           *        *          *             *
*
  *                                                           *               *           *        *          *             *
  *                                                           *               *           *        *          *             *
  *                                                           *               *           *        *          *             *
  *                                                           *               *           *        *          *             *
  *                                                           *               *           *        *          *             *
  *                                                           *               *           *        *          *             *
  *                                                           *               *           *        *          *             *

                                                                                        IBM Site
                                                    --------------------------------------------------------------------------------
                                                                                      Middleboxes
                                                    --------------------------------------------------------------------------------
                                                    Intrusion Detection Device  Fascimile Gateways  Gateways  Cache Terminal Servers
                                                    --------------------------  ------------------  --------  ----- ----------------
*
  *                                                               *                      *              *       *             *
  *                                                               *                      *              *       *             *
  *                                                               *                      *              *       *             *
  *                                                               *                      *              *       *             *
  *                                                               *                      *              *       *             *
  *                                                               *                      *              *       *             *
  *                                                               *                      *              *       *             *
*
  *                                                               *                      *              *       *             *
  *                                                               *                      *              *       *             *
  *                                                               *                      *              *       *             *
  *                                                               *                      *              *       *             *
  *                                                               *                      *              *       *             *
  *                                                               *                      *              *       *             *
  *                                                               *                      *              *       *             *

                                                                                        IBM Site
                                                    -------------------------------------------------------------------------------
                                                                      Middleboxes                       Link and Link Devices
                                                    --------------------------------------------  ---------------------------------
                                                    Address Servers  Name Servers  Proxy Servers  Modem - General  VPN Concentrator
                                                    ---------------  ------------  -------------  ---------------  ----------------
*
  *                                                         *               *             *                *               *
  *                                                         *               *             *                *               *
  *                                                         *               *             *                *               *
  *                                                         *               *             *                *               *
  *                                                         *               *             *                *               *
  *                                                         *               *             *                *               *
  *                                                         *               *             *                *               *
*
  *                                                         *               *             *                *               *
  *                                                         *               *             *                *               *
  *                                                         *               *             *                *               *
  *                                                         *               *             *                *               *
  *                                                         *               *             *                *               *
  *                                                         *               *             *                *               *
  *                                                         *               *             *                *               *

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                                                        IBM Site
                                                    ---------------------------------------------------------------------------
                                                                                 Link and Link Devices
                                                    ---------------------------------------------------------------------------
                                                    CSU/DSU  Internet Access  WAN Circuit  VPN Tunnel  T1/E! Dedicated Circuits
                                                    -------  ---------------  -----------  ----------  ------------------------
*
  *                                                    *             *              *           *                 *
  *                                                    *             *              *           *                 *
  *                                                    *             *              *           *                 *
  *                                                    *             *              *           *                 *
  *                                                    *             *              *           *                 *
  *                                                    *             *              *           *                 *
  *                                                    *             *              *           *                 *
*
  *                                                    *             *              *           *                 *
  *                                                    *             *              *           *                 *
  *                                                    *             *              *           *                 *
  *                                                    *             *              *           *                 *
  *                                                    *             *              *           *                 *
  *                                                    *             *              *           *                 *
  *                                                    *             *              *           *                 *

                                                                                        IBM Site
                                                    -------------------------------------------------------------------------------
                                                                                 Link and Link Devices
                                                    -------------------------------------------------------------------------------
                                                                                                                             Voice
                                                    Digital Circuit  Virtual Circuit  Vertical Cabling  Horizontal Cabling  Circuit
                                                    ---------------  ---------------  ----------------  ------------------  -------
*
  *                                                         *                *                 *                  *             *
  *                                                         *                *                 *                  *             *
  *                                                         *                *                 *                  *             *
  *                                                         *                *                 *                  *             *
  *                                                         *                *                 *                  *             *
  *                                                         *                *                 *                  *             *
  *                                                         *                *                 *                  *             *
*
  *                                                         *                *                 *                  *             *
  *                                                         *                *                 *                  *             *
  *                                                         *                *                 *                  *             *
  *                                                         *                *                 *                  *             *
  *                                                         *                *                 *                  *             *
  *                                                         *                *                 *                  *             *
  *                                                         *                *                 *                  *             *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

    *
    *

                                                                                   D&B Proprietary
                                                   -------------------------------------------------------------------------------
                                                   Operating System  Database Admin/Management  Batch Processing  Diagnostic Tools
                                                   ----------------  -------------------------  ----------------  ----------------
*
  *                                                        *                     *                      *                 *
  *                                                        *                     *                      *                 *
  *                                                        *                     *                      *                 *
  *                                                        *                     *                      *                 *
  *                                                        *                     *                      *                 *
  *                                                        *                     *                      *                 *
  *                                                        *                     *                      *                 *
*
  *                                                        *                     *                      *                 *
  *                                                        *                     *                      *                 *
  *                                                        *                     *                      *                 *
  *                                                        *                     *                      *                 *
  *                                                        *                     *                      *                 *
  *                                                        *                     *                      *                 *
  *                                                        *                     *                      *                 *

                                                                                   D&B Proprietary
                                                   --------------------------------------------------------------------------
                                                                                                               Quality
                                                   Messaging  Business Applications  Productivity Tools  Assurance/Test Tools
                                                   ---------  ---------------------  ------------------  --------------------
*
  *                                                     *               *                     *                   *
  *                                                     *               *                     *                   *
  *                                                     *               *                     *                   *
  *                                                     *               *                     *                   *
  *                                                     *               *                     *                   *
  *                                                     *               *                     *                   *
  *                                                     *               *                     *                   *
  *                                                     *               *                     *                   *
*
  *                                                     *               *                     *                   *
  *                                                     *               *                     *                   *
  *                                                     *               *                     *                   *
  *                                                     *               *                     *                   *
  *                                                     *               *                     *                   *
  *                                                     *               *                     *                   *
  *                                                     *               *                     *                   *

                                                                                   D&B Proprietary
                                                   -------------------------------------------------------------------------------
                                                   Systems Mangement  Anti-Virus  Call Management System  Communciations Protocols
                                                   -----------------  ----------  ----------------------  ------------------------
*
  *                                                        *              *                   *                       *
  *                                                        *              *                   *                       *
  *                                                        *              *                   *                       *
  *                                                        *              *                   *                       *
  *                                                        *              *                   *                       *
  *                                                        *              *                   *                       *
  *                                                        *              *                   *                       *
*
  *                                                        *              *                   *                       *
  *                                                        *              *                   *                       *
  *                                                        *              *                   *                       *
  *                                                        *              *                   *                       *
  *                                                        *              *                   *                       *
  *                                                        *              *                   *                       *
  *                                                        *              *                   *                       *

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                                                   D&B Proprietary
                                                   --------------------------------------------------------------------------------
                                                   Query/Analysis/OLAP  Fax  Voice Recognition  VRU  Legacy Images  Standard Images
                                                   -------------------  ---  -----------------  ---  -------------  ---------------
*
  *                                                           *          *            *          *         *              *
  *                                                           *          *            *          *         *              *
  *                                                           *          *            *          *         *              *
  *                                                           *          *            *          *         *              *
  *                                                           *          *            *          *         *              *
  *                                                           *          *            *          *         *              *
  *                                                           *          *            *          *         *              *
*
  *                                                           *          *            *          *         *              *
  *                                                           *          *            *          *         *              *
  *                                                           *          *            *          *         *              *
  *                                                           *          *            *          *         *              *
  *                                                           *          *            *          *         *              *
  *                                                           *          *            *          *         *              *
  *                                                           *          *            *          *         *              *

                                                       D&B Proprietary                          Third Party
                                                   -----------------------  -------------------------------------------------------
                                                                                                                           Batch
                                                   Image Content  Security  Operating System  Database Admin/Management  Processing
                                                   -------------  --------  ----------------  -------------------------  ----------
*
  *                                                       *            *             *                     *                   *
  *                                                       *            *             *                     *                   *
  *                                                       *            *             *                     *                   *
  *                                                       *            *             *                     *                   *
  *                                                       *            *             *                     *                   *
  *                                                       *            *             *                     *                   *
  *                                                       *            *             *                     *                   *
*
  *                                                       *            *             *                     *                   *
  *                                                       *            *             *                     *                   *
  *                                                       *            *             *                     *                   *
  *                                                       *            *             *                     *                   *
  *                                                       *            *             *                     *                   *
  *                                                       *            *             *                     *                   *
  *                                                       *            *             *                     *                   *

                                                                                       Third Party
                                                   -------------------------------------------------------------------------------
                                                                                  Business     Productivity         Quality
                                                   Diagnostic Tools  Messaging  Applications       Tools      Assurance/Test Tools
                                                   ----------------  ---------  ------------       -----      --------------------
*
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
*
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *

                                                                                      Third Party
                                                   -------------------------------------------------------------------------------
                                                   Systems Mangement  Anti-Virus  Call Management System  Communciations Protocols
                                                   -----------------  ----------  ----------------------  ------------------------
*
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
*
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *
  *                                                        *             *            *              *                  *

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                                                       Third Party
                                                   --------------------------------------------------------------------------------
                                                                                                                             Notes
                                                   Query/Analysis/OLAP  Fax  Voice Recognition  VRU  Citrix  Globlal Dialer  Client
                                                   -------------------  ---  -----------------  ---  ------  --------------  ------
*
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
                                                                                  Third Party                                IBM
                                                   ----------------------------------------------------------------------- ---------
                                                                                                                           Operating
                                                   Notes Database  Legacy Images  Standard Images  Image Content  Security   System
                                                   --------------  -------------  ---------------  -------------  --------   ------
*
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
                                                                                       IBM
                                                   -------------------------------------------------------------------------
                                                   Database Admin/Management  Batch Processing  Diagnostic Tools  Messaging
                                                   -------------------------  ----------------  ----------------  ---------
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
                                                                                           IBM
                                                   ---------------------------------------------------------------------------------
                                                                                                                            Systems
                                                   Business Applications  Productivity Tools Quality Assurance/Test Tools  Mangement
                                                   ---------------------  -----------------------------------------------  ---------
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* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                                                          IBM
                                                   ---------------------------------------------------------------------------------
                                                   Anti-Virus  Call Management System  Communciations Protocols  Query/Analysis/OLAP
                                                   ----------  ----------------------  ------------------------  -------------------
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
                                                                                          IBM
                                                   ---------------------------------------------------------------------------------
                                                   Fax  Voice Recognition  VRU  Citrix  Globlal Dialer  Notes Client  Notes Database
                                                   ---  -----------------  ---  ------  --------------  ------------  --------------
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
                                                                              IBM
                                                   -------------------------------------------------------
                                                   Legacy Images  Standard Images  Image Content  Security
                                                   -------------  ---------------  -------------  --------
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

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                                                            Call Center
                                                              ----------------------------------------------------------------------
                                                                                              D&B Site
                                                              ----------------------------------------------------------------------
                                                              ACUG  Cust Serv  Error Resolution  EU Service Failures Family Tree- US
                                                              ----  ---------  ----------------  ------------------- ---------------
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
* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.
                                                                                          Call Center
                                                              -----------------------------------------------------------------
                                                                                            D&B Site
                                                              -----------------------------------------------------------------
                                                                                                                     Personal
                                                              Family Tree-CAN  Family Tree-EU  Inbound  Outbound  Investigation
                                                              ---------------  --------------  -------  --------  -------------
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
* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.
                                                                                             Call Center
                                                              ----------------------------------------------------------------------
                                                                                            Supplier Site
                                                              ----------------------------------------------------------------------
                                                              ACUG  Cust Serv  Error Resolution  EU Service Failures Family Tree- US
                                                              ----  ---------  ----------------  ------------------- ---------------
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
* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                                                           Call Center
                                                              -----------------------------------------------------------------
                                                                                          Supplier Site
                                                              -----------------------------------------------------------------
                                                                                                                     Personal
                                                              Family Tree-CAN  Family Tree-EU  Inbound  Outbound  Investigation
                                                              ---------------  --------------  -------  --------  -------------
*
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
* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.
                                                                                         Data Programming
                                                              --------------------------------------------------------------------
                                                                                             D&B Site
                                                              --------------------------------------------------------------------
                                                                                Europe
                                                              Canada Delivery  Delivery  RMS Delivery  S&MS Delivery  SMS Delivery
                                                              ---------------  --------  ------------  -------------  ------------
*
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
                                                                                         Data Programming
                                                              ------------------------------------------------------------------
                                                                   D&B Site                       Supplier Site
                                                              ------------------  ----------------------------------------------
                                                              Trade US  Trade EU  Canada Delivery  Europe Delivery  RMS Delivery
                                                              --------  --------  ---------------  ---------------  ------------
*
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

* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


                                                                              Data Programming                 Financial Services
                                                              -----------------------------------------------  ------------------
                                                                                 Supplier Site                      D&B Site
                                                              -----------------------------------------------  -----------------
                                                              S&MS Delivery  SMS Delivery  Trade US  Trade EU  AP T&E  Cash Apps
                                                              -------------  ------------  --------  --------  ------  ---------
*
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*
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  *                                                                 *             *            *         *       *        *
  *                                                                 *             *            *         *       *        *
  *                                                                 *             *            *         *       *        *
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  *
  *                                                                 *             *            *         *       *        *
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  *                                                                 *             *            *         *       *        *
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  *                                                                 *             *            *         *       *        *
*
  *                                                                 *             *            *         *       *        *
  *                                                                 *             *            *         *       *        *
  *                                                                 *             *            *         *       *        *
  *                                                                 *             *            *         *       *        *
  *                                                                 *             *            *         *       *        *



* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                                                        Financial Services
                                                              ------------------------------------------------------------------
                                                                                              D&B Site
                                                              ------------------------------------------------------------------
                                                                             Collections -
                                                              Collections  Customer Services    Collections Temp  Europe Finance
                                                              -----------  -----------------    ----------------  --------------
*
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
*
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
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  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
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  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
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*
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *
  *                                                                *                *                   *                 *


* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


                                                                                      Financial Services
                                                              ---------------------------------------------------------------
                                                                                         Supplier Site
                                                              ---------------------------------------------------------------
                                                              AP T&E  Cash Apps  Collections  Collections - Customer Services
                                                              ------  ---------  -----------  -------------------------------
*
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
*
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
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  *                                                              *       *           *                        *
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*
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
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*
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *
  *                                                              *       *           *                        *


* Text redacted pursuant to application for Confidential Treatment under Rule
24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


                                                                     Financial Services                     TP
                                                              --------------------------------  -------------------------
                                                                       Supplier Site            D&B Site    Supplier Site
                                                              --------------------------------  ----------  -------------
                                                                                                Bulk Data     Bulk Data
                                                              Collections Temp  Europe Finance  Processing    Processing
                                                              ----------------  --------------  ----------  -------------
*
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
*
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
*
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *
  *                                                                   *                *             *             *

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

*


                                  CALL CENTER
----------------------------------------------------------------------------------------
ACUG            CUST SERV               ERROR RESOLUTION                EU SERV FAILURES
----            ---------               ----------------                ----------------

 *                  *

                                     CALL CENTER
----------------------------------------------------------------------------------------
FAMILY TREE-US          FAMILY TREE-CAN         FAMILY TREE-EU          INBOUND
--------------          ---------------         --------------          --------
                                                *


                CALL CENTER                                                     DATA PROGRAMMING
------------------------------------------------------------------              -----------------

OUTBOUND               PERSONAL INVESTIGATION     CANADA DELIVERY               EUROPE DELIVERY
---------               ----------------------     ---------------              -----------------


                                        FINANCIAL SERVICES
--------------------------------------------------------------------------------------------------------
RMS DELIVERY            S&MS DELIVERY           SMS DELIVERY     TRADE US        TRADE EU         AP T&E



                                                       CALL CENTER                                                 TRANS PRO
------------------------------------------------------------------------------------------------------------------------------
                                                                                                   EUROPE          BULK DATA
CASH APPS           COLLECTIONS         COLLECTIONS-CUSTOMER SERVICES        COLLECTIONS TEMP      FINANCE         PROCESSING


                                   EXHIBIT C-9
                               PRICE BENCHMARKING

1.    BENCHMARKS FOR COST OF SERVICES.

            (a)   *





            (b)   *












            (c)   *

















            (d)   *





D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-9-1

                  *







            (e)   *








                  (i)   *













                  (ii)  *












            (f)   *



D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-9-2

                  *



            (g)   *


D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-9-3

                                  EXHIBIT C-10
                           ECONOMIC CHANGE ADJUSTMENTS

1.    INTRODUCTION

*
2.    ADJUSTMENT PROCESS, GENERALLY

*
            (a)   *



            (b)   *



            (c)   *








            (d)   *









3.    CALCULATING THE ECA

            (a)   *




D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-10-1

                  *


            (b)   *






                  (i)   *




                  (ii)  *










            (c)   *









4.    APPLICATION OF THE ECA TO RATES AND SERVICE CHARGES FOR NEW SERVICES

            (a)








D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-10-2

                        *


            (b)   *


                        *






            (c)   *











5.    EXAMPLES OF ECA CALCULATION AND CALCULATION OF ADJUSTED NEW SERVICES
      RATES.

            (a)   *

                  *



                  (i)   *

            Employment Cost Indices
----------------------------------------------

*                            *

                  (ii)  *


D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-10-3

                  (iii) *


                  (iv)  *

            (b)   *


            Hypothetical ECA Calculation Example for January 2006 Service Charges
-------------------------------------------------------------------------------------------
*                   *    *

            (c)   *




            (d)   *






                  (i)   *

        Employment Cost Indices
--------------------------------------------
*                          *

                  (ii)  *



            (e)   *


              Hypothetical Adjusted New Services Rate Calculation
-------------------------------------------------------------------------------------
*                           *     *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-10-4

                                Attachment C-10-1
                          Inflation Sensitivity Factors

Changes to Final
1.1 Calendar year Sub-Title
1.2 Change Worksheet Name (tab) to Inflation Sensitivity Factors
1.2 Change Cover Title (A2) to Inflation Sensitivity Factors
1.3 Change Title (A1) on worksheet to Inflation Sensitivity Factors
1.3 Change row label (A5) on worksheet to Inflation Sensitivity Factors

D&B / IBM Confidential

                                     C-10-1

INFLATION SENSITIVITY FACTORS
BY CALENDAR YEAR

Calendar Year                 2004  2005  2006  2007  2008  2009  2010  2011  2012
----------------------------------------------------------------------------------
Inflation Sensitivity Factor   *     *     *     *     *     *     *     *     *

D&B / IBM Confidential

                               Attachment C-10-1-1

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                                             V4.O, OCT. 15, 2004

                                  EXHIBIT C-11
                               TERMINATION CHARGES

1.    TERMINATION CHARGES.

            (a)   *











            (b)   *





                   TERMINATION FOR CONVENIENCE AND CHANGE IN CONTROL:
                         TERMINATION CHARGE PRORATION FORMULA
--------------------------------------------------------------------------------------------------
*                        =    *
                         =    *
                         =    *
                         =    *



            (c)   *





            (d)   *



                  (i)   *


D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     C-11-1

                                                             V4.O, OCT. 15, 2004

                  (ii)  *


D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


                                     C-11-2

                                Attachment C-11-1
                          Termination Charges Schedule
                       [by Major Market and Local Market]

Conversion Rates
                        US Dollars = 1.25660 Candian Dollars
                        US Dollars = 0.81120 Euros

12-Oct Rates Published 13-Oct in the Wall Street Journal

D&B / IBM CONFIDENTIAL

                                      C11-1

TERMINATION CHARGES (000'S)
CONVENIENCE

                                                        CONTRACT    CONTRACT CONTRACT  CONTRACT  CONTRACT CONTRACT CONTRACT CONTRACT
MAJOR MARKET                                             YEAR 1      YEAR 2   YEAR 3    YEAR 4    YEAR 5    YEAR 6  YEAR 7   YEAR 8
------------------------------------------------------------------------------------------------------------------------------------
GLOBAL (USD)
------------------------------------------------------------------------------------------------------------------------------------
*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *
*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *

EUROPE (EUROS)
------------------------------------------------------------------------------------------------------------------------------------
*                                                       *            *        *`        *         *       *         *        *
*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *

US (USD)                                                        *
------------------------------------------------------------------------------------------------------------------------------------
*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *
*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *

CANADA (CANADIAN DOLLARS)
------------------------------------------------------------------------------------------------------------------------------------
*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *
====================================================================================================================================

D&B / IBM CONFIDENTIAL

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C11-2


        L      M      N      O      P      Q      R      S      T      U      V      W      X      Y      Z      AA      AB
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41

D&B / IBM CONFIDENTIAL


                                      C11-3

        AC      AD      AE      AF      AG      AH
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41

D&B / IBM CONFIDENTIAL


                                      C11-4

TERMINATION CHARGES (000'S)
CHANGE OF CONTROL

                                                        CONTRACT    CONTRACT CONTRACT  CONTRACT  CONTRACT CONTRACT CONTRACT CONTRACT
MAJOR MARKET                                             YEAR 1      YEAR 2   YEAR 3    YEAR 4    YEAR 5    YEAR 6  YEAR 7   YEAR 8
------------------------------------------------------------------------------------------------------------------------------------
GLOBAL (USD)
------------------------------------------------------------------------------------------------------------------------------------
*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *
*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *

EUROPE (EUROS)
------------------------------------------------------------------------------------------------------------------------------------
*                                                       *            *        *`        *         *       *         *        *
*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *

US (USD)                                                        *
------------------------------------------------------------------------------------------------------------------------------------
*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *
*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *

CANADA (CANADIAN DOLLARS)
------------------------------------------------------------------------------------------------------------------------------------
*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *

*                                                       *            *        *`        *         *       *         *        *
====================================================================================================================================

D&B / IBM CONFIDENTIAL

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C11-5


        L      M      N      O      P      Q      R      S      T      U      V      W      X      Y      Z      AA      AB
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41

D&B / IBM CONFIDENTIAL


                                      C11-6

        AC      AD      AE      AF      AG      AH
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41

D&B / IBM CONFIDENTIAL


                                      C11-7



   Termination Charges (000's)
   Change of Control
   Major Market                         Contract  Contract Contract Contract Contract Contract Contract Contract
                                         Year      Year     Year     Year     Year     Year     Year     Year
                                           1         2       3         4        5        6        7        8
   *                                       *         *       *         *        *        *        *        *


D&B / IBM CONFIDENTIAL

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C11-8


        L      M      N      O      P      Q      R      S      T      U      V      W      X      Y      Z      AA      AB
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41

D&B / IBM CONFIDENTIAL


                                      C11-9

        AC      AD      AE      AF      AG      AH
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41

D&B / IBM CONFIDENTIAL


                                      C11-10



   Termination Charges (000's)
   Change of Control
   Major Market                         Contract  Contract Contract Contract Contract Contract Contract Contract
                                         Year      Year     Year     Year     Year     Year     Year     Year
                                           1         2       3         4        5        6        7        8
   *                                       *         *       *         *        *        *        *        *


D&B / IBM CONFIDENTIAL

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      C11-11

        L      M      N      O      P      Q      R      S      T      U      V      W      X      Y      Z      AA      AB
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41

D&B / IBM CONFIDENTIAL


                                      C11-12

        AC      AD      AE      AF      AG      AH
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41

D&B / IBM CONFIDENTIAL


                                      C11-13

                                  Exhibit C-12
                            Transition Delay Credits

Confidential                 C-12 - 1

TRANSITION DELAY CREDITS

                                                                                                    RAMP UP TO 100%
                                                                                                    EFFECTIVENESS
GEO    CLUSTER     WORK TYPE    FUNCTION                       DEPARTURE          ARRIVAL               END DATE      CREDIT AMOUNT
-----------------------------------------------------------------------------------------------------------------------------------
EU        CC       Other        Family Tree                    Rotterdam          Greenock           March 31, 2005    *
EU        CC       Other        Family Tree                    Rotterdam          Budapest           March 31, 2005    *
EU        CC       Other        Service Failures (UK)          Almelo             Budapest           April 30, 2005    *
EU        CC       Other        Service Failures (Benelux)     Almelo             Greenock           April 30, 2005    *
EU        CC       Other        Service Failures (Italy)       Barin/Milan/Turin  Budapest           April 30, 2005    *
EU        CC       Other        Service Complaints (UK)        Almelo             Budapest           April 30, 2005    *
EU        CC       Other        Service Complaints (Benelux)   Almelo             Greenock           April 30, 2005    *
EU        CC       Outbound     Astron                         Leicester          Bangalore       February 28, 2005    *
EU        DP       Other        EU Delivery                    High Wycombe       Budapest            March 4, 2005    *
EU        TP       Other        Chamber of Commerce            Milan              Budapest              May 6, 2005    *
EU        TP       Other        Court Judgment                 Milan              Budapest           April 29, 2005    *
EU        TP       Other        Protested Bills                Milan              Budapest           April 15, 2005    *
EU        TP       Other        Press Clippings                Milan              Budapest           April 22, 2005    *
EU        FS       Other        ITC (OTC)                      High Wycombe       Bangalore          March 25, 2005    *
EU        FS       Other        OTI (OTC)                      High Wycombe       Krakow             March 25, 2005    *
EU        FS       Other        OTI/ ITC (OTC)                 Milan              Krakow             March 25, 2005    *
NA        CC       Inbound      Usage Request US               Austin             New Delhi          April 15, 2005    *
NA        CC       Inbound      Contract Admin                 Austin             New Delhi          April 15, 2005    *
NA        CC       Outbound     Service Failures (US)          Greensboro         Bangalore          April 30, 2005    *
NA        CC       Outbound     Service Failures (US)          Greensboro         New Delhi          April 30, 2005    *
NA        CC       Outbound     Service Failures (US)          Tucson             Bangalore          April 30, 2005    *
NA        CC       Outbound     Service Failures (US)          Tucson             New Delhi          April 30, 2005    *
NA        CC       Outbound     Renewal Request                Greensboro         Bangalore          April 30, 2005    *
NA        CC       Outbound     Fulfillment Request US         Tucson             Bangalore          April 15, 2005    *
NA        CC       Other        Family Tree                    Bethlehem          Bangalore          April 15, 2005    *
NA        CC       Other        Family Tree                    Bethlehem          New Delhi          April 15, 2005    *
NA        CC       Other        Personal Investigation         Bethlehem          Bangalore          April 15, 2005    *
NA        DP       Other        US Trade                       Bethlehem          Bangalore        January 28, 2005    *
NA        DP       Other        RMS                            Bethlehem          Bangalore       February 18, 2005    *
NA        DP       Other        SMS                            Bethlehem          Bangalore          March 11, 2005    *
NA        DP       Other        S&MS                           Bethlehem          Bangalore          April 15, 2005    *
NA        DP       Other        Canada Delivery                Mississauga        Bangalore       February 18, 2005    *
NA        FS       Other        US Collections                 Bethlehem          Bangalore       February 25, 2005    *
                                                                                               TOTAL                   *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


                                    C12 - 2


        Transition Delay Credits                                                            Ramp Up to 100%
                                                                                             Effectiveness
        Geo     Cluster         Work Type       Function        Departure       Arrival         End Date        Credit Amount


D&B / IBM Confidential

                                    C12 - 3

                                  EXHIBIT C-13
                                INVOICE TEMPLATE

D&B / IBM CONFIDENTIAL

                                     C13-1

                                     Invoice Date:     XXXXXXXX
IBM LOGO & CORPORATE NAME            Invoice #:        XXXXXXXX
                                     Payment Terms:    30 Days

D&B                                  Please Remit To:    Wire, EFT, Lockbox Info
103 John F. Kennedy Parkway                              XXXXXXXXXXXXXXXXXXXX
Short Hills, NJ 07078-2708                               XXXXXXXXXXXXXXXXXXXX
                                                         XXXXXXXXXXXXXXXXXXXX
Attention: XXXXXXXX                                      XXXXXXXXXXXXXXXXXXXX
                                                         XXXXXXXXXXXXXXXXXXXX
                                                         XXXXXXXXXXXXXXXXXXXX

Invoice for services - UNITED STATES Market
Service Period:        XXXXXXXX through       XXXXXXXX

                          SUMMARY OF BILLABLE SERVICES

Total Fixed Charges                                          $XXX,XXX
Total Pass-Through Charges                                   $XXX,XXX
Total Variable Charges                                       $XXX,XXX
Total Transition Reimbursement                               $XXX,XXX
Total Other Charges / (Credits)                              $XXX,XXX
                                                             --------
TOTAL AMOUNT DUE                                             $XXX,XXX
                                                             ========

                           SECTION 1 - FIXED CHARGES

Contact Center Services                                      $XXX,XXX
Data Programming Services                                    $XXX,XXX
Financial Processing Services                                $XXX,XXX
                                                             --------
Total Fixed Charges                                          $XXX,XXX
                                                             ========

                       SECTION II - PASS-THROUGH CHARGES

      Description                      Service Tower          Charge
      -----------                      -------------          ------
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX   XXXXXXXXXXXXXXX        $XXX,XXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX   XXXXXXXXXXXXXXX        $XXX,XXX
                                                             --------
Total Pass-Through Charges                                   $XXX,XXX
                                                             ========

D&B / IBM CONFIDENTIAL

                                     C13-2

        A       B       C       D       E       F       G       H       I       J       K       L       M       N

48
49
50
51
52
53
54
55
56
57



D&B / IBM CONFIDENTIAL

                                     C13-3

                                     Invoice Date:            XXXXXXXX
IBM LOGO & CORPORATE NAME            Invoice #:               XXXXXXXX
                                     Payment Terms:       30 Days


D&B                                  Please Remit To:    Wire, EFT, Lockbox Info
103 John F. Kennedy Parkway                              XXXXXXXXXXXXXXXXXXXX
Short Hills, NJ 07078-2708                               XXXXXXXXXXXXXXXXXXXX
                                                         XXXXXXXXXXXXXXXXXXXX
Attention: XXXXXXXX                                      XXXXXXXXXXXXXXXXXXXX
                                                         XXXXXXXXXXXXXXXXXXXX
                                                         XXXXXXXXXXXXXXXXXXXX

Invoice for services - UNITED STATES Market
Service Period:   XXXXXXXX   through  XXXXXXXX

                         SECTION III - VARIABLE CHARGES

                     CONTACT CENTER SERVICES - UNITED STATES

       Transaction Category                                  Actual Volume  Unit Rate      Charge
       --------------------                                  -------------  ---------      ------
Order Request - U.S.                                            XXX,XXX      $X.XXXX      $XXX,XXX
Customer Service Request - U.S.                                 XXX,XXX      $X.XXXX      $XXX,XXX
Entity Query - U.S.                                             XXX,XXX      $X.XXXX      $XXX,XXX
Technical Support Request - U.S.                                XXX,XXX      $X.XXXX      $XXX,XXX
Usage Request - U.S.                                            XXX,XXX      $X.XXXX      $XXX,XXX
Gold Service FTE - U.S.                                         XXX,XXX      $X.XXXX      $XXX,XXX
DunsVoice Assistance Request - U.S.                             XXX,XXX      $X.XXXX      $XXX,XXX
Complaint - U.S.                                                XXX,XXX      $X.XXXX      $XXX,XXX
Contract Administration Request - U.S.                          XXX,XXX      $X.XXXX      $XXX,XXX
Service Failure - U.S.                                          XXX,XXX      $X.XXXX      $XXX,XXX
Customer Relationship Consultant Renewal - U.S.                 XXX,XXX      $X.XXXX      $XXX,XXX
Fulfillment Request - U.S.                                      XXX,XXX      $X.XXXX      $XXX,XXX
eUpdate Validation - U.S.                                       XXX,XXX      $X.XXXX      $XXX,XXX
Family Tree - Corporate Family Update                           XXX,XXX      $X.XXXX      $XXX,XXX
Family Tree - Linkage Validation and Error Resolution           XXX,XXX      $X.XXXX      $XXX,XXX
Personalized Investigation Request - Daily                      XXX,XXX      $X.XXXX      $XXX,XXX
Personalized Investigation Request - Bulk                       XXX,XXX      $X.XXXX      $XXX,XXX
Personalized Investigation Request - Linkage                    XXX,XXX      $X.XXXX      $XXX,XXX
ACUG - Public Records Update                                    XXX,XXX      $X.XXXX      $XXX,XXX
Inquiry Screening Transaction                                   XXX,XXX      $X.XXXX      $XXX,XXX
                                                                                          --------

D&B / IBM CONFIDENTIAL

                                     C13-4

Total Contact Center Services Variable Charges                                            $XXX,XXX
                                                                                          ========

                                     Invoice Date:      XXXXXXXX
IBM LOGO & CORPORATE NAME            Invoice #:         XXXXXXXX
                                     Payment Terms:     30 Days

D&B                                  Please Remit To:   Wire, EFT, Lockbox Info
103 John F. Kennedy Parkway                             XXXXXXXXXXXXXXXXXXXX
Short Hills, NJ 07078-2708                              XXXXXXXXXXXXXXXXXXXX
                                                        XXXXXXXXXXXXXXXXXXXX
Attention:  XXXXXXXX                                    XXXXXXXXXXXXXXXXXXXX
                                                        XXXXXXXXXXXXXXXXXXXX
                                                        XXXXXXXXXXXXXXXXXXXX

Invoice for services - UNITED STATES Market
Service Period: XXXXXXXX to XXXXXXXX

                    SECTION III - VARIABLE CHARGES (CONT'D)

              DATA PROGRAMMING SERVICES - UNITED STATES

         Transaction Category                                            Actual Volume  Unit Rate      Charge
         --------------------                                            -------------  ---------      ------
Delinquent File                                                             XXX,XXX      $X.XXXX      $XXX,XXX
Manually Processed File                                                     XXX,XXX      $X.XXXX      $XXX,XXX
Global Trade File ABEND                                                     XXX,XXX      $X.XXXX      $XXX,XXX
I-Case                                                                      XXX,XXX      $X.XXXX      $XXX,XXX
Benefit/Incentive                                                           XXX,XXX      $X.XXXX      $XXX,XXX
RMS RAM/eRAM Product                                                        XXX,XXX      $X.XXXX      $XXX,XXX
RMS Data Append Product                                                     XXX,XXX      $X.XXXX      $XXX,XXX
SMS Data Services Product                                                   XXX,XXX      $X.XXXX      $XXX,XXX
SMS Analytical Services Product                                             XXX,XXX      $X.XXXX      $XXX,XXX
S&MS Custom Count                                                           XXX,XXX      $X.XXXX      $XXX,XXX
S&MS MAP                                                                    XXX,XXX      $X.XXXX      $XXX,XXX
S&MS Prospect File (Match Without Prospect Append)                          XXX,XXX      $X.XXXX      $XXX,XXX
S&MS Prospect File (Match With Prospect Append)                             XXX,XXX      $X.XXXX      $XXX,XXX
S&MS Prospect File (Prospect with Append)                                   XXX,XXX      $X.XXXX      $XXX,XXX
                                                                                                      --------

D&B / IBM CONFIDENTIAL

                                     C13-5

Total Data Programming Services Variable Charges                                                      $XXX,XXX
                                                                                                      ========

                                     Invoice Date:        XXXXXXXX
IBM LOGO & CORPORATE NAME            Invoice #:           XXXXXXXX
                                     Payment Terms:       30 Days

D&B                                  Please Remit To:    Wire, EFT, Lockbox Info
103 John F. Kennedy Parkway                              XXXXXXXXXXXXXXXXXXXX
Short Hills, NJ 07078-2708                               XXXXXXXXXXXXXXXXXXXX
                                                         XXXXXXXXXXXXXXXXXXXX
Attention:  XXXXXXXX                                     XXXXXXXXXXXXXXXXXXXX
                                                         XXXXXXXXXXXXXXXXXXXX
                                                         XXXXXXXXXXXXXXXXXXXX

Invoice for services - UNITED STATES Market
Service Period: XXXXXXXX to XXXXXXXX

                    SECTION III - VARIABLE CHARGES (CONT'D)

              FINANCE PROCESSING SERVICES - UNITED STATES

       Transaction Category                                   Actual Volume   Unit Rate     Charge
       --------------------                                   -------------   ---------     ------
Manual AP Invoice                                                XXX,XXX      $X.XXXX      $XXX,XXX
Electronic AP Upload                                             XXX,XXX      $X.XXXX      $XXX,XXX
T&E Claim                                                        XXX,XXX      $X.XXXX      $XXX,XXX
U.S. Collection Transaction                                      XXX,XXX      $X.XXXX      $XXX,XXX
U.S. Cash Application                                            XXX,XXX      $X.XXXX      $XXX,XXX
U.S. Cash Application - Error Corrections                        XXX,XXX      $X.XXXX      $XXX,XXX


D&B / IBM CONFIDENTIAL

                                     C13-6

Total Finance Processing Services Variable Charges                                         $XXX,XXX

                                     Invoice Date:      XXXXXXXX
IBM LOGO & CORPORATE NAME            Invoice #:         XXXXXXXX
                                     Payment Terms:     30 Days


D&B                                  Please Remit To:   Wire, EFT, Lockbox Info
103 John F. Kennedy Parkway                             XXXXXXXXXXXXXXXXXXXX
Short Hills, NJ 07078-2708                              XXXXXXXXXXXXXXXXXXXX
                                                        XXXXXXXXXXXXXXXXXXXX
Attention:  XXXXXXXX                                    XXXXXXXXXXXXXXXXXXXX
                                                        XXXXXXXXXXXXXXXXXXXX
                                                        XXXXXXXXXXXXXXXXXXXX

Invoice for services - UNITED STATES Market
Service Period: XXXXXXXX to XXXXXXXX

                     SECTION IV - TRANSITION REIMBURSEMENT

Transition Reimbursement Total                                  ($XXX,XXX)

                     SECTION V - OTHER CHARGES / (CREDITS)

D&B / IBM CONFIDENTIAL

                                     C13-7

                                                                 Charge/
Description                               Service Tower          (Credit)
-----------                               -------------          --------
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX    XXXXXXXXXXXXXXX           $XXX,XXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX    XXXXXXXXXXXXXXX          ($XXX,XXX)

Total Other Charges / (Credits)                                  $XXX,XXX
                                                                 --------
TOTAL AMOUNT DUE                                                 $XXX,XXX
                                                                 ========

Footnotes:

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX


D&B / IBM CONFIDENTIAL

                                     C13-8

                                   SCHEDULE D
                                KEY IBM POSITIONS

The following are key Supplier positions:

      (a)   Global Transition Manager - during Transition

      (b)   Transition Manager in each region - during Transition

      (c)   Transformation Program Manager - during Transformation

      (d)   Global Project Executive

      (e)   Americas and Global Delivery Project Executive

      (f)   Infrastructure Delivery Project Executive

      (g)   India Delivery Project Executive

      (h)   EMEA Delivery Project Executive

      (i)   Global Financial Service Delivery Project Executive

D&B / IBM Confidential

                                   SCHEDULE E
                                 HUMAN RESOURCES

                                TABLE OF CONTENTS

1.    Introduction ...............................................................................    2
2.    Definitions ................................................................................    2
3.    Non-ARD Affected Employees..................................................................    4
4.    ARD AFFECTED EMPLOYEES......................................................................    5
5.    RESPONSIBILITY FOR SEVERANCE/REDUNDANCY PAYMENTS............................................    5
6.    BENEFITS ...................................................................................    5
7.    IMMIGRATION ................................................................................   11
8.    EU Employee Organizations...................................................................   11
9.    INDEMNITIES ON TRANSFER.....................................................................   11
10.   D&B CONTRACTOR PERSONNEL....................................................................   12
11.   PROCEDURE UPON TERMINATION/EXPIRATION.......................................................   13
12.   SUPPLY OF SUPPLIER PERSONNEL INFORMATION....................................................   14
13.   CHANGE TO A SUCCESSOR SUPPLIER AND RE-TRANSFER PROVISIONS...................................   15
14.   INDEMNITIES ON TRANSFER UPON TERMINATION OR EXPIRATION......................................   17

                                    EXHIBITS

E-1:  Affected Personnel

E-2:  Transitioned Personnel

E-3:  Key Transitioned Personnel

E-4:  [Reserved]

E-5:  [Reserved]

E-6:  [Reserved]

E-7:  Job Descriptions

D&B / IBM Confidential

                                   SCHEDULE E
                                 HUMAN RESOURCES

1. INTRODUCTION

*

2. DEFINITIONS

*

            (a)   *

            (b)   *

            (c)   *

            (d)   *

            (e)   *

            (f)   *

            (g)   *

D&B / IBM Confidential

                                      E-2

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                  *

            (h)   *

            (i)   *

            (j)   *

            (k)   *

            (l)   *

            (m)   *

            (n)   *

            (o)   *

            (p)   *

            (q)   *

D&B / IBM Confidential

                                      E-3

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                  *

            (r)   *

            (s)   *

            (t)   *

*

3. *

      3.1   *

      3.2   *

      3.3   *

      3.4   *

D&B / IBM Confidential

                                      E-4

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

            *

4. *

      *

5. *

      5.1   *

      5.2   *

6. *

      6.1   *

D&B / IBM Confidential

                                      E-5

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

            *

            (a)   *

            (b)   *

                  (i)   *

                  (ii)  *

                  (iii) *

                  (iv)  *

                  (v)   *

D&B / IBM Confidential

                                      E-6

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                         *

                  (vi)   *

                  (vii)  *

                  (viii) *

            (c)   *

      6.2   *

D&B / IBM Confidential

                                      E-7

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

            *

            (a)   *

                  (i)   *

                  (ii)  *

                  (iii) *

                  (iv)  *

                  (v)   *

                  (vi)  *

D&B / IBM Confidential

                                      E-8

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                        *

                  (vii) *

            (b)   *

                  (i)   *

                  (ii)  *

                  (iii) *

            (c)   *

                  (i)   *

D&B / IBM Confidential

                                      E-9

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                        *

                  (ii)  *

                  (iii) *

                  (iv)  *

                  (v)   *

                  (vi)  *

      6.3   *

D&B / IBM Confidential

                                      E-10

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

            *

      6.4   *

      6.5   *

      6.6   *

7. *

*

8. *

*

9. *

      9.1   *

D&B / IBM Confidential

                                      E-11

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

            *

      9.2   *

            (a)   *

            (b)   *

            *

      9.3   *

10. *

*

D&B / IBM Confidential

                                      E-12

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

11. PROCEDURE UPON TERMINATION/EXPIRATION

      11.1  *

            (a)   *

            (b)   *

                  (i)   *

                  (ii)  *

                  (iii) *

            (c)   *

      11.2  *

            (a)   *

D&B / IBM Confidential

                                      E-13

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                  *

            (b)   *

            (c)   *

            (d)   *

            (e)   *

            (f)   *

12. SUPPLY OF SUPPLIER PERSONNEL INFORMATION

      12.1  *

      12.2  *

            (a)   *

D&B / IBM Confidential

                                      E-14

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                  *

            (b)   *

            (c)   *

            (d)   *

13. CHANGE TO A SUCCESSOR SUPPLIER AND RE-TRANSFER PROVISIONS

      13.1  *

      13.2  *

      13.3  *

            (a)   *

            (b)   *

D&B / IBM Confidential

                                      E-15

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                  (i)   *

                  (ii)  *

                  (iii) *

                  (iv)  *

      13.4  *

            (a)   *

            (b)   *

            (c)   *

D&B / IBM Confidential

                                      E-16

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                  *

      13.5  *

      13.6  *

14. INDEMNITIES ON TRANSFER UPON TERMINATION OR EXPIRATION

      14.1  *

            (a)   *

            (b)   *

D&B / IBM Confidential

                                      E-17

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

            (c)   *

      14.2  *

            (a)   *

            (b)   *

      14.3  *

      14.4  *

      14.5  *

      14.6  *

D&B / IBM Confidential

                                      E-18

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

*

D&B / IBM Confidential

                                      E-19


* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                 (a) EXHIBIT E-1

                               AFFECTED PERSONNEL

1. AFFECTED EMPLOYEES

      A.    NON-ARD AFFECTED EMPLOYEES AND D&B CONTRACTOR PERSONNEL

            (a)   United States:

                                         STAFF (S)
        FUNCTION          LOCATION    CONTRACTOR (C)  FTE      ASSOCIATE NAME                            TITLE
-------------------------------------------------------------------------------------------------------------------------
*                         *           *               *        *                               *

D&B / IBM Confidential

                                     E-1-1

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

*                         *           *               *        *                               *

D&B / IBM Confidential

                                     E-1-2

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

*                         *           *               *        *                               *

D&B / IBM Confidential

                                     E-1-3

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

*                         *           *               *        *                               *

D&B / IBM Confidential

                                     E-1-4

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

*                         *           *               *        *                               *

D&B / IBM Confidential

                                     E-1-5

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

*                         *                  *       *         *                               *

            (b)   Canada

                               STAFF (S)
   FUNCTION    LOCATION     CONTRACTOR (C)  FTE      ASSOCIATE NAME                            TITLE
--------------------------------------------------------------------------------------------------------------------
*              *            *               *        *                        *

D&B / IBM Confidential

                                     E-1-6

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

*              *                  *        *         *                        *



      B.    ARD-AFFECTED EMPLOYEES

      *

2. AFFECTED EMPLOYEES WHO MAY NOT TRANSITION ON THE EFFECTIVE DATE

D&B / IBM Confidential

                                     E-1-7

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   EXHIBIT E-2
                             TRANSITIONED PERSONNEL

                                      *

D&B / IBM Confidential

                                     E-2-1

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   EXHIBIT E-3
                           KEY TRANSITIONED PERSONNEL

*

D&B / IBM Confidential

                                     E-3-1

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   EXHIBIT E-4

                                   [RESERVED]

D&B / IBM Confidential

                                     E-4-1

                                   EXHIBIT E-5

                                   [RESERVED]

D&B / IBM Confidential

                                     E-5-1

                                   EXHIBIT E-6

                                   [RESERVED.]

D&B / IBM Confidential

                                     E-6-1

                                   EXHIBIT E-7
                                JOB DESCRIPTIONS

JOB TITLE: *

JOB DESCRIPTION: *

POSITIONS AVAILABLE: *

The SKILLS REQUIRED for the job are as follows:

*

      -     *

      -     *

      -     *

The JOB ROLES AND RESPONSIBILITIES include:

      -     *

      -     *

      -     *

      -     *

      -     *

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      -     *

      -     *

      -     *

      -     *

OTHER

      -     *

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      -     *

D&B / IBM Confidential

                                     E-7-1


* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

JOB TITLE: *

JOB DESCRIPTION: *

POSITIONS AVAILABLE: *

The SKILLS REQUIRED for the job are as follows:

      -     *

      -     *

      -     *

      -     *

The JOB ROLES AND RESPONSIBILITIES include:

      -     *

      -     *

      -     *

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      -     *

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      -     *

      -     *

      -     *

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OTHER

      -     *

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      -     *

D&B / IBM Confidential

                                     E-7-2


* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

JOB TITLE: *

JOB DESCRIPTION: *

POSITIONS AVAILABLE: *

The skills required for the job are as follows:

      -     *

      -     *

      -     *

      -     *

The JOB ROLES AND RESPONSIBILITIES include:

      -     *

      -     *

      -     *

      -     *

      -     *

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      -     *

      -     *

      -     *

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OTHER

      -     *

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D&B / IBM Confidential

                                     E-7-3


* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

JOB TITLE: *

JOB DESCRIPTION: *

POSITIONS AVAILABLE: *

The SKILLS REQUIRED for the job are as follows:

      -     *

      -     *

      -     *

      -     *

The JOB ROLES AND RESPONSIBILITIES include:

      -     *

      -     *

      -     *

      -     *

      -     *

      -     *

      -     *

      -     *

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OTHER

      -     *

      -     *

      -     *

JOB TITLE: *

JOB DESCRIPTION: *

D&B / IBM Confidential

                                     E-7-4


* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

*

POSITIONS AVAILABLE: *
*

The SKILLS REQUIRED for the job are as follows:

      -     *

      -     *

      -     *

      -     *

The JOB ROLES AND RESPONSIBILITIES include:

      -     *

      -     *

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      -     *

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OTHER

      -     *

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D&B / IBM Confidential

                                     E-7-5


* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

JOB TITLE: IBM CUSTOMER RESOURCE CENTER LEADER

JOB DESCRIPTION: *

POSITIONS AVAILABLE: *

The SKILLS REQUIRED for this job are:

      -     *

      -     *

      -     *

      -     *

The JOB ROLES AND RESPONSIBILITIES include:

      -     *

      -     *

      -     *

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      -     *

      -     *

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OTHER:

      -     *

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D&B / IBM Confidential

                                     E-7-6


* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

            *

D&B / IBM Confidential

                                     E-7-7

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   SCHEDULE F
                                   GOVERNANCE

                                TABLE OF CONTENTS

1.  In General..............................................................................................    2

    1.1      Implementation of Governance Model.............................................................    2

    1.2      Relationship and Contract Governance Model.....................................................    3

2.  Key Organizational Roles................................................................................    4

    2.1      IBM Project Executive..........................................................................    4

    2.2      IBM Regional Project Executives................................................................    5

    2.3      IBM Delivery Project Executives................................................................    5

    2.4      D&B Global Project Executive...................................................................    6

    2.5      D&B Regional Program Managers..................................................................    6

3.  Organizational Structure................................................................................    6

    3.1      Executive Steering Committee...................................................................    6

    3.2      Global Governance Team.........................................................................    8

    3.3      Global Business Office.........................................................................    9

    3.4      Regional Governance Team.......................................................................   11

    3.5      Operations Teams (Regional)....................................................................   12

4.  Procedures Manual.......................................................................................   14

    4.1      In General.....................................................................................   14

    4.2      Change Management Process......................................................................   14

5.  Meetings................................................................................................   15

    5.1      Minutes........................................................................................   15

    5.2      Process........................................................................................   15

6.  Reports.................................................................................................   15

                                    EXHIBITS

F-1:  IBM and D&B Organization Structures

F-2:  Draft Procedures Manual Table of Contents

F-3:  Reports

D&B / IBM Confidential

                                   SCHEDULE F

                                   GOVERNANCE

1. IN GENERAL

      1.1   IMPLEMENTATION OF GOVERNANCE MODEL

            (a) This Schedule F provides an overview of the global relationship and contract governance model and processes IBM and D&B have agreed to follow:

                  (i) to support and facilitate IBM's provision of the Services in a consistent, integrated manner globally across all Service Clusters and country locations;

                  (ii) to provide leadership and direction for the relationship over the Term;

                  (iii) to provide an escalation path and process and for the resolution of issues that the line managers are unable to resolve; and

                  (iv) to report to D&B and IBM regarding each of the foregoing areas.

            (b) The Parties will identify and develop global processes, procedures, and interaction protocols as necessary to implement the roles and responsibilities described in this Schedule F. These global processes, procedures, and interaction protocols will be developed for consistent application in all country locations and will be documented and maintained on a continuous basis as reasonably necessary throughout the Term. Such processes, procedures, and interaction protocols will be designed to ensure that:

                  (i) the Services are provided professionally, and in accordance with the Agreement;

                  (ii) the provision of Services is regularly monitored to ensure compliance with the Service Levels, and that appropriate timely action is taken to deal with any problems or issues;

                  (iii) the Services are carried out in accordance with D&B's regulatory, compliance, audit and risk management requirements;

                  (iv) IBM undertakes its responsibilities in a timely and professional manner;

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                                     F-2

                  (v) Changes are recorded and the Agreement is kept up to date and is modified, as appropriate, to comply with the changing requirements of D&B

                  (vi) potential problems and issues are identified early and resolved promptly in a co-operative manner;

                  (vii) any disputes are resolved quickly, effectively and in a co-operative and business-like manner;

                  (viii) In-Flight Projects, Transformation and Transition
                         Activities are completed within the agreed timescales;

                  (ix) the Change Management Process is implemented correctly and monitored by both parties; and

                  (x) a forum for co-operative and pro-active management of the Agreement is established.

            (c) The parties will periodically (and at least once per annum) review and update the contract management processes, procedures, and interaction protocols. All such reviews will be conducted and approved by the Executive Steering Committee.

      1.2   RELATIONSHIP AND CONTRACT GOVERNANCE MODEL

            (a) IBM acknowledges that it is a key business requirement of D&B's that IBM provide the Services in a consistent, integrated manner globally across all countries and locations. To meet that requirement, IBM has proposed and will adhere to a global relationship and governance model and processes as described in this Schedule F (Governance).

            (b) The IBM Project Executive will be supported by IBM Regional Project Executives (Regional PEs), , and regional and country Delivery Project Executives (DPEs), whose roles and responsibilities are set forth in this Schedule F (Governance). The IBM Regional PE's will serve as the primary points of contact with their respective D&B counterparts in the regional and country locations.

            (c) The governance organizations for the Transition Services and Transformation Services are further described in Exhibit A-7-1 (Transition Solution) and Exhibit A-7-3 (Transformation Solution). Such organizations shall report in to the IBM Project Executive, the D&B Global Project Executive, and the Executive Steering Committee.

D&B / IBM Confidential

            (d) IBM will have the following additional governance responsibilities:

                  (i) Provide experienced and skilled personnel focused on the work of governance as described in this Schedule. This work includes financial, performance and contract management oversight;

                  (ii) Facilitate and negotiate changes to the scope of Services, Statements of Work, performance requirements and Charges;

                  (iii) Jointly with D&B, resolve and manage any issues or disputes between the Parties with respect to the Agreement;

                  (iv) Provide for continual linkage between the business plans of D&B and the current and potential Services provided by IBM to D&B;

                  (v) Facilitate a process to ensure the Parties remain aligned on the realization of the business benefits to each Party that caused it to enter into the Agreement while respecting the economic imperatives of each Party;

                  (vi) Implement and maintain service policies and procedures in accordance with the Agreement;

                  (vii) In an effective and efficient manner, jointly with D&B resolve all problems, issues or exceptions arising in connection with the performance of the Services under the Agreement;

                  (viii) In collaboration with D&B, provide best practice
                         templates and tools to support the governance processes and protocols described in this Schedule; and

                  (ix) Produce all governance related deliverables per the milestones and timelines agreed.

2. KEY ORGANIZATIONAL ROLES

      2.1   IBM PROJECT EXECUTIVE

            (a) The IBM Project Executive shall (i) serve as the single point of accountability for IBM for the Services and IBM's relationship with D&B under the Agreement; (ii) have day-to-day authority and responsibility for customer (i.e., D&B) satisfaction; (iii) work directly with D&B's Global Project Executive, the Executive

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                                     F-4

                  Steering Committee, and the Global Governance Team; (iv) develop and maintain a keen understanding of D&B's business requirements and applications; and (v) serve as D&B's advisor as well as an advocate for D&B's interests within IBM.

            (b) The IBM Project Executive will support the execution of all key contract responsibilities and will serve as the integration point for human resources, overall relationship and contract financial management, audit readiness, change management, global metrics and reporting, and contract management. A principal objective of the IBM Project Executive will be to integrate and manage the activities of the IBM service delivery teams in the different country locations in such a manner that they present a consistent, cohesive face to D&B.

      2.2   IBM REGIONAL PROJECT EXECUTIVES

            (a) In support of the IBM Project Executive, IBM will appoint Regional Project Executives (Regional PEs) as it deems necessary to support the Services. IBM may assign multiple country locations to a single Regional PE. As of the Effective Date, there are two Regional PEs; one in North America for the United States and Canada, and one for Europe (located in the United Kingdom. Each Regional PE performs two roles.

                  (i) The Regional PE is responsible for the integration of day-to-day operations and service performance for all IBM personnel within the respective geographic region. The Regional PE serves as the primary point of contact and escalation for all service and contract related issues.

                  (ii) The Regional PE also provides consistency in processes, delivery systems, tools deployments, infrastructure deployment, alert management, and all cross-functional Services to the extent reasonably possible. This role also includes the deployment of consistent technologies within the regional environments.

            (b) The IBM Regional PEs are accountable to and subject to the direction and supervision of the IBM Project Executive.

      2.3   IBM DELIVERY PROJECT EXECUTIVES

            (a)   IBM will also appoint regional Delivery Project Executives
                  (DPEs) responsible for the day-to-day operations and service performance for all IBM processes, systems, and personnel within their respective regions. This includes regional service operations, quality of service, customer satisfaction, Service Level measurements, achievement and reporting, alert management, cross-functional elements, and partnerships with other suppliers,

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                                     F-5
                  as required, to achieve the required level of performance within the context of managing-the-whole. To best provide customer visibility and responsiveness and so that employees have access to a local IBM executive, the regional DPEs will reside in their respective geographical regions.

            (b) IBM may assign multiple DPEs within a region to focus on key Service Clusters to provide appropriate attention to specific service delivery issues.

            (c) As determined by the scope and scale of services, IBM may assign additional roles to the regional organization structures to provide consistent and focused attention to service deliverables and Service Levels.

            (d) The IBM DPEs are accountable to and subject to the direction and supervision of their respective IBM Regional PEs and the IBM Project Executive.

      2.4   D&B GLOBAL PROJECT EXECUTIVE

            D&B will appoint a Global Project Executive to serve as the primary D&B counterpart to the IBM Project Executive.

      2.5   D&B REGIONAL PROGRAM MANAGERS

            (a) D&B will designate a Regional Program Manager (Regional PM) for each of the country locations. D&B may assign multiple Country Locations to a single Regional PM. The D&B Regional PMs will serve as the primary D&B counterparts to the IBM Regional PEs. As such, the Regional PMs serve as the primary points of contact and escalation for all service and contract-related issues within their respective geographies.

            (b) The D&B Regional PMs are accountable to and subject to the direction and supervision of the D&B Global Project Executive.

3. ORGANIZATIONAL STRUCTURE

      Following is a prototype description of certain organizational structures the Parties may establish and use as input into their identification and development of global governance bodies, processes, procedures, and interaction protocols as described above. In particular, the Parties may elect to establish jointly staffed Program/Project Management Offices instead of maintaining separate organizations.

      3.1   EXECUTIVE STEERING COMMITTEE

            (a) The Parties will appoint an Executive Steering Committee to facilitate oversight and management of the overall relationship between D&B and IBM. The Executive Steering Committee will include:

D&B / IBM Confidential

                  (i)    The D&B Global Customer Operations Leader;

                  (ii)   The D&B Global Project Executive;

                  (iii)  The D&B Regional Program Managers;

                  (iv) Senior D&B Business Executives (including representatives of the D&B Global Finance Organization), as needed;

                  (v)    The IBM Project Executive;

                  (vi)   The IBM Regional Project Executives; and

                  (vii)  IBM Industry VP(s), as needed.

            (b)   Responsibilities:

                  (i)    Discuss the evolving business agenda of both companies;

                  (ii) Review and refresh the strategic goals and objectives for the relationship;

                  (iii) Approve and recommend significant changes to the Services;

                  (iv) Identify change on the horizon that will need to be managed;

                  (v) Review performance against the strategic goals and objectives (business and relationship), including Service Levels;

                  (vi) Explore ways to extend the relationship to solve new business challenges;

                  (vii) Review and discuss ways in which the Parties can leverage new skills, techniques, and knowledge gained by IBM through research and development initiatives and experiences with other customers;

                  (viii) Communicate the strategic intent and relationship
                         factors to the operational personnel of D&B who are responsible for carrying out the relationship; and

                  (ix) Identify ways in which to improve revenue generation activities.

            (c)   Objectives:

                  (i) Strategically align the Services with D&B's business direction;

D&B / IBM Confidential

                  (ii)   Set strategic priorities for use of resources; and

                  (iii) Appropriately use technology to support changing D&B business needs.

      3.2   GLOBAL GOVERNANCE TEAM

            (a) The Global Governance Team will manage the global business and contractual relationship between D&B and IBM. The Global Governance Team will include:

                  (i)    D&B Global Project Executive; and

                  (ii)   IBM Project Executive.

            (b) The Global Governance Team will meet monthly or as otherwise agreed by the Parties to review IBM's Service delivery performance and discuss objectives, plans, issues and opportunities.

            (c)   Responsibilities:

                  (i) Development of global strategies to meet goals set by the Executive Steering Committee;

                  (ii) Development of regional objectives to meet global goals;

                  (iii) Addressing of any systemic contractual or management issues;

                  (iv) Periodic assessment of the quality of the working relationship and plans appropriate actions to strengthen the relationship;

                  (v)    Identification and resolution of conflict;

                  (vi)   Identification and management of impending change;

                  (vii) Review of business volumes and service performance, including revenue achievement;

                  (viii) Investigation of new opportunities to deliver business value;

                  (ix) Recommendation to the Executive Steering Committee on significant changes to objectives, strategies or the Agreement;

                  (x) Definition of the procedures and practices to be followed by the Regional Governance Team;

                  (xi) Development and documentation of strategy and tactics; keeping Service capabilities aligned with D&B's needs as

D&B / IBM Confidential
                         they evolve over time - maintaining desired flexibility for transformation and change;

                  (xii)  Scope management;

                  (xiii) Cost and resource allocation management;

                  (xiv)  Risk management;

                  (xv)   Communications management;

                  (xvi)  Contract management (compliance, amendments);

                  (xvii) Integration management; and

                  (xviii) Quality management.

            (d)   Objectives:

                  (i) Manage IBM's fulfillment of all commitments as the service provider; and

                  (ii) Develop, monitor and maintain high level processes such as project management, quality management, and contract management;

                  (iii) Provide for audit integrity of financial processes and procedures; and

                  (iv) Set requirements, inspect appropriately and leverage the relationship.

      3.3   GLOBAL BUSINESS OFFICE

            (a) IBM will create a single Global Business Office, under the leadership of the Global Project Executive, designed to address contractual needs across all Country Locations. This Global Business Office will align contract management processes so that there are synergies in place to support all Country Locations.

            (b) D&B will assign personnel responsible for related functions, under the leadership of the D&B Global Project Executive, to coordinate with and complement the Global Business Office as necessary to administer/manage the Agreement and the related Services.

            (c) Key processes managed by the Global Business Office include, but are not limited to:

                  (i)    Contract Management

D&B / IBM Confidential

                         (A) Compliance with the terms and conditions of the Agreement (procedural compliance);

                         (B)  Monitoring deliverable commitments;

                         (C)  Tracking fulfillment of deliverables;

                         (D) Maintenance of reasonable auditability of service provider processes;

                         (E) Provision of early warning for key delivery problems;

                         (F) Management of benchmark activities to monitor vendor performance against industry standards;

                         (G)  Third-party contract management; and

                         (H)  Contract Change Management.

                  (ii)   Financial Management

                         (A) Maintenance of the accuracy and auditability of related financial transactions and to maintain proper financial controls for the term of the agreement;

                         (B) Establishment and management of overall IT budgets and charges forecasts;

                         (C) Review of the business case for all projects to assess financial viability;

                         (D) Management and tracking of monthly charges to maintain accuracy of IBM charges, retained expenses, and pass-through expenses;

                         (E) Monitoring and implementation of Service Level Credits;

                         (F) Provision of regular financial reporting including budgeted v. actual expenses, forecasts, and financial trend analyses;

                         (G) Management of anticipated and agreed upon service provider financial responsibilities such that they are not inadvertently converted to retained or pass-through expenses;

                         (H) Investigation of variances in forecasted expenses or usage; and

D&B / IBM Confidential

                         (I) Establishment and maintenance of the charge back process and systems.

                  (iii)  Service Level Management

                         (A)  Performance Monitoring;

                         (B)  Forecasting Service Volumes; and

                         (C)  Problem Management/Escalation.

                  (iv)   Change Management

      3.4   REGIONAL GOVERNANCE TEAM

            (a) The Regional Governance Teams will focus on managing alignment of local Services with business requirements, service quality and the local business relationship. Each Regional Governance Team will include:

                  (i)    The D&B Global Project Executive;

                  (ii)   The IBM Global Project Executive;

                  (iii)  The D&B Regional Program Manager; and

                  (iv)   The IBM Regional Program Manager.

            (b) The Regional Governance Team will meet bi-weekly or as otherwise agreed by the parties.

            (c)   Responsibilities:

                  (i) Development of strategies to meet Regional objectives set by the Global Governance Team;

                  (ii) Addressing of any systemic contractual or management issues;

                  (iii) Periodic assessment of the quality of the working relationship and plans appropriate actions to strengthen the relationship;

                  (iv)   Identification and resolution of conflict;

                  (v)    Identification and management of impending change;

                  (vi)   Review of business volumes and service performance;

                  (vii) Investigation of new opportunities to deliver business value;

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                                     F-11

                  (viii) Recommendation to the Global Governance Team on
                         significant changes to objectives, strategies or the contract;

                  (ix) Definition of the procedures and practices to be followed by the Operations Teams; and

                  (x) Tracking and identifying business user needs; establishing action plans to meet those needs customer feedback to ensure that the contract is not viewed as a constraint by the business community.

            (d)   Objectives:

                  (i) Maintenance of tactical control of quality and effectiveness;

                  (ii) Management of technology such that it does not interrupt business processes; and

                  (iii)  Predictive problem and risk management.

      3.5   OPERATIONS TEAMS (REGIONAL)

            (a) Operations Teams will focus on infrastructure management and service management (service delivery and service support). The function of the Operations Teams is to maintain Service Levels and continually improve them in accordance with Schedule B and to minimize problems with day-to-day delivery of the Services. Each Operations Team will include:

                  (i) The D&B Regional Program Manager, and key team leaders as needed;

                  (ii)    The IBM Regional Project Executive; and

                  (iii) The IBM Delivery Project Executive(s), and key team leaders as needed.

            (b)   Responsibilities:

                  (i) Identification and addressing of day-to-day service and change management issues;

                  (ii) Preparation of reports for the Regional and Global Governance Teams to highlight service issues;

                  (iii) Identification of upcoming events that may result in changes in service demand;

                  (iv) Review and discussion of customer satisfaction and service quality improvements;

D&B / IBM Confidential

                  (v) Review of monthly reports and Service Level attainment;

                  (vi) Continual review the support processes, tools and methodologies;

                  (vii) Reconciliation of projected resource utilization with actual utilization;

                  (viii) Establishment and tracking of IBM performance to ensure business viability of Service Levels;

                  (ix) Definition and implementation of Service Level reporting for business units;

                  (x) Provision of communication/alerts to D&B management regarding degrading or missed Service Levels;

                  (xi) Review and monitoring of problem management process and escalation procedures;

                  (xii) As operational problems occur, review of vendor recovery and permanent fix plans;

                  (xiii) Definition and maintenance of business resumption plans to provide for business continuance;

                  (xiv)   Schedule management (planning and control);

                  (xv)    HR management;

                  (xvi)   Change management;

                  (xvii)  Acceptance testing and approval;

                  (xviii) Status and Service Level Reporting;

                  (xix)   Standard Setting; and

                  (xx)    Development and revision of Procedures Manuals.

            (c) The Operations Teams will meet weekly or as otherwise agreed by the parties.

D&B / IBM Confidential

4. PROCEDURES MANUAL

      4.1   IN GENERAL

            IBM will prepare a Procedures Manual as set forth in Section 13.3(a) of the Agreement. Attached as Exhibit F-2 (Draft Procedures Manual Table of Contents) is a draft table of contents for the Procedures Manual.

      4.2   CHANGE MANAGEMENT PROCESS

            The Change Management Process will be included in the Procedures Manual as set forth in Section 13.4(b) of the Agreement. IBM's responsibilities with respect to managing changes within D&B's environment include the following:

            (a) Planning, coordinating, monitoring, and controlling all changes relating to the Services, including changes in processes, technologies, facilities, documentation, or staffing ("each a "Change");

            (b)   Developing and maintaining Change management documentation;

            (c)   Receiving or initiating Change requests;

            (d) Assessing the requested Change for quality, completeness, and other pertinent factors;

            (e) Identifying impractical or unnecessary requests for Change and providing guidance to the sponsor or requestor;

            (f) Classifying or prioritizing requests for Change by assessing the risk, cost and impact (including possible security impact) of Changes;

            (g) Developing and maintaining Change plans with input from affected parties and obtaining the required approval for Changes pursuant to the Procedures Manual;

            (h) Proposing and obtaining D&B approval of the schedule for the implementation of approved Changes;

            (i) Performing quality control on the completed Change, including back-out procedures, and complying with requests for post-implementation reviews when problems occur during a Change;

            (j) Periodically reviewing the status of Change requests and initiating communication regarding such status with the sponsor/requestor and the governance structure;

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

            (k) In conjunction with the sponsor/requestor, verifying that Changes are completed and facilitating post implementation reviews; and

            (l)   Adhering to the change control requirements provided in
                  Section 13.4 of the Agreement.

5. MEETINGS

      5.1   PROCESS

            All meetings will be chaired by a representative of D&B who will decide:

            (a)   whether a meeting is quorate;

            (b) whether an issue should be resolved by the meeting or escalated to the next level; and

            (c)   the venue, date and form of the next meeting.

      5.2   MINUTES

            IBM will be responsible for taking minutes at meetings of the committees described in Section 3, tracking issues and circulating any agreed actions to the relevant personnel. Such minutes shall not be binding on D&B unless and until they are reviewed and approved by D&B. A template for minutes will be developed pursuant to Section 1.1(b).

6. REPORTS

      Exhibit F-3 (Reports) lists certain reports that are to be provided by IBM to D&B. Further detail regarding reports are contained in Exhibit A-5 (Cross Functional Services Statement of Work).

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                                     F-15

                                   EXHIBIT F-1
                       IBM AND D&B ORGANIZATION STRUCTURES

1. IBM ORGANIZATION CHART

                            *

D&B / IBM Confidential

                                     F-1-1

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

2. D&B ORGANIZATION CHART

                                     [TBD]

D&B / IBM Confidential

                                     F-1-2

                                  EXHIBIT F-2

                   DRAFT PROCEDURES MANUAL TABLE OF CONTENTS

AUTHOR:
VERSION:
DATE:

POLICY AND PROCEDURES MANUAL
DUN AND BRADSTREET AND IBM PARTNERSHIP
IBM GLOBAL SERVICES

LICENSED MATERIALS - PROPERTY OF DUN & BRADSTREET

EXECUTIVE SUMMARY

PURPOSE
POLICIES AND PROCEDURES DOCUMENT ONGOING CHANGE PROCESS
D&B AND IBM GOVERNANCE PLAN.
ROLES AND RESPONSIBILITIES

GOVERNANCE PROCESSES
     CONTRACT ISSUE MANAGEMENT
     CONTRACT CHANGE MANAGEMENT
     DELIVERABLES MANAGEMENT
     NEW SERVICE REQUEST

PROJECT MANAGEMENT
     PROJECT INITIATION AND APPROVALS
     PROJECT MANAGEMENT PROCESS
     PROJECT CHANGE MANAGEMENT
     PROJECT ISSUE AND ESCALATION MANAGEMENT
     COMPLETION

KNOWLEDGE MANAGEMENT

WORKFORCE MANAGEMENT

DELIVERY ORGANIZATION STRUCTURE
     ROLES AND RESPONSIBILITIES
     BILLING ADJUSTMENT / CREDIT ADJUSTMENT
     DISPUTED CHARGES
     CALL ROUTING FLOW

CALL CENTER PROCESSES - INBOUND EMEA

CALL CENTER PROCESES - INBOUND US

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

CALL CENTER PROCESSES - OUTBOUND US

DATA PROGRAMMING PROCESSES

TRANSACTION PROCESSING PROCESSES

FINANCIAL SERVICES PROCESSES

INFORMATION TECHNOLOGY INFRASTRUCTURE
     PRODUCTION SUPPORT
     PRODUCTION OPERATIONS FOR SUPPORTED APPLICATIONS
     ROLES AND RESPONSIBILITIES
     INCIDENT (PROBLEM) MANAGEMENT
     OPERATIONS MANAGEMENT BACKUP AND RESTORE
     CAPACITYAND PERFORMANCE PLANNING
     TECHNICAL CHANGE MANAGEMENT
     ESCALATION MANAGEMENT

SECURITY
     SCOPE
     ENFORCEMENT AND VIOLATION HANDLING
     ROLES AND RESPONSIBILITIES
     INFORMATION SECURITY MANAGEMENT POLICIE
     SECURITY MANAGEMENT
     PERSONNEL SECURITY
     PRIVACY
     PHYSICAL AND ENVIRONMENTAL SECURITY
     ACCESS CONTROL

PERFORMANCE MANAGEMENT
     DESCRIPTION AND SCOPE
     DATA ACCESS
     TELECOMMUNICATIONS INFRASTRUCTURE
     WIDE-AREA NETWORK
     VOICE AND DATA CIRCUIT MANAGEMENT
     TELECOMMUNICATIONS FACILITIES DISASTER RECOVERY / BUSINESS
     CONTINUATION PLANNING

PROCEDURES
     DATA COLLECTION METHODS
     MEASUREMENT & REPORTING METHODS
     VARIANCE REPORTING / DATA ANALYSIS
     CONTINUOUS IMPROVEMENT
     MEASUREMENT PROCEDURE MAINTENANCE

IN-FLIGHT PROJECTS

APPENDICES
     ORGANIZATION CHARTS
     D&B CONTACT LISTING
     MEETING SCHEDULES

D&B / IBM Confidential

                                     F-2-2

GLOSSARY

D&B / IBM Confidential

                                     F-2-3

                                   EXHIBIT F-3
                                     REPORTS

                                    Attached

D&B / IBM Confidential

                                     F-3-1

                                  EXHIBIT F-3
                                REQUIRED REPORTS

1. CONTACT CENTER REPORTS

      1.1   INBOUND CONTACT CENTER REPORTS

                                                                                               RETENTION
     REPORT NAME                   CONTENT                 FREQUENCY      EXISTING/ NEW       REQUIREMENTS          FORMAT
----------------------- ------------------------------- ----------------- --------------- --------------------- ---------------
45 Day                        Obtain the $ save and           Monthly         Existing        3 years           Access
Refund                        exceptions processed
                              for 45 day policy.

Absenteeism                   Records number of               Monthly         Existing        3 years           Excel
                              missed days of work
                              that were service
                              impacting.

Agent Quality                 Agent attrition rate,           Weekly          New             3 years           Electronic
& Productivity                call length per agent,
                              productivity per
                              agent, sales leads and
                              revenue generation.

Agent Report                  AHT, Calls per hours,           Real Time       Existing        3 years           Web
                              # of calls, queue                                                                 Based
                              distribution- Genesys
                              Phone Stat Database.

Average Daily                 Average Daily Sales in          Daily           Existing        3 years           Electronic
Sales per FTE                 Dollars per FTE.                                                                  and Print

Average Sales                 Agent Sales Average             Daily           Existing        3 years           Electronic
per Day                       per day in Dollars                                                                and Print
                              with roll up.

Center                        Record number of                Quarterly       New             3 years           Excel
Training                      technical and
Agenda                        performance
                              enhancement D&B
                              university courses
                              associate has
                              completed.

Complaint                     Volumes by complaint            Monthly         New             3 years           Electronic
Analysis                      type. Detail on each
                              complaint needs to be
                              available on request.

CRS - Call                    Internal quality call           Monthly         Existing        3 years           Access
Monitoring                    monitoring report.
Report

Customer                      Number of customer              Monthly         Existing        3 years           Electronic
Linked                        linked activities and                                                             - Siebel
Activities                    ratio of time spent on                                                            export to
                              customer related                                                                  Access

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                                     F3 - 1

                                                                                               RETENTION
     REPORT NAME                   CONTENT                 FREQUENCY      EXISTING/ NEW       REQUIREMENTS          FORMAT
----------------------- ------------------------------- ----------------- --------------- --------------------- ---------------
                              activities vs. total time
                              worked.

Customer                      Customer Feedback               Monthly          New            3 years           Electronic
Satisfaction                  results of Supplier
                              post contact
                              surveying.

Daily                         Daily products (count)          Daily            Existing       3 years           Electronic
Products Sold                 sold.                                                                             and Print

Daily Sales                   Agent Sales/FTE in              Daily            Existing       3 years           Electronic
Reports                       Dollars with roll up.                                                             and Print

Daily Sales                   Sold products and               Daily            Existing       3 years           Electronic
Report                        dollars with average                                                              and Print
                              to date.

Daily Sales                   Agent Sales per day             Daily            Existing       3 years           Electronic
Reports                       with roll up.                                                                     and Print

Daily/Monthly                 List of work processed          Daily/           Existing       3 years           Electronic
Contract Type                 by type - Internal SQL          Monthly
Processing                    Database.
Report

Escalation                    Detailed                        Daily            New            3 years           Electronic
Report                        documentation of
                              escalated cases.

Flash Report                  Answer Quality by               Daily,           Existing       3 years           Electronic
                              group,                          MTD, YTD,                                         and Print
                              Calls Received by               Historical
                              group,
                              Calls Answered by
                              group,
                              Calls Abandoned by
                              group,
                              Average Handling
                              Times by group,
                              DDWW sales
                              /products/up-
                              sell/cross-sell,
                              DDWW revenue per
                              transaction,
                              e-delivery,
                              calling card percent,
                              Sales Leads
                              (submitted, sold, and
                              revenue),
                              Quality Assurance

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

                                                                                               RETENTION
     REPORT NAME                   CONTENT                 FREQUENCY      EXISTING/ NEW       REQUIREMENTS          FORMAT
----------------------- ------------------------------- ----------------- --------------- --------------------- ---------------
                              Scores,
                              E-mail statistics,
                              DVA statistics.

Flash Report                  Answer Quality and              Daily           Existing        3 years           Electronic
                              Abandonment Rate-
                              Genesys.

Hourly Sales                  Hourly sales by team            Hourly          Existing        3 years           Electronic
Report                        and roll up.                                                                      and Print

MDP                           Running total and               Daily           Existing        3 years           Web
Cancellation                  status of MDP                                                                     Based
Report                        cancellation requests.
                              Displays total
                              requests submitted,
                              requests pending
                              Manager approval < 5
                              days, requests
                              pending Manager
                              approval > 5 days,
                              and requests
                              completed.

Month to Date                 Agent Sales per day in          Daily/          Existing        3 years           Electronic
Sales                         dollars with roll up.           Monthly                                           and Print

Monthly                       Quality Review Avg.,            Monthly         Existing        3 years           Prepared
Performance                   Inquiries per Hr, Turn                                                            Manually
Statistics                    around time/ Internal
                              SQL Database

Monthly Sales                 Sold products and               Daily/          Existing        3 years           Electronic
Report                        dollars with monthly            Monthly                                           and Print
                              average and year end
                              forecast.

MTD Product                   MTD products (count)            Daily/          Existing        3 years           Electronic
Sold                          sold.                           Monthly                                           and Print

MTD Sales per                 Agent Sales MTD per             Daily/          Existing        3 years           Electronic
FTE                           FTE in dollars with             Monthly                                           and Print
                              roll up.

Over 25k                      Contract in BOLT that           Weekly/         Existing        3 years           Electronic
Contract                      exceed $25k -                   Monthly
Processed                     Business Objects.

Performance                   SLA performance                 Weekly          Existing        3 years           Electronic
Levels                        including call Quality                          (No
                              and Revenue                                     specific
                              performance                                     format
                                                                              required)

Public                        Details age of SEC              Daily           Existing        3 years           Web

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                                     F3 - 3

                                                                                               RETENTION
     REPORT NAME                   CONTENT                 FREQUENCY      EXISTING/ NEW       REQUIREMENTS          FORMAT
----------------------- ------------------------------- ----------------- --------------- --------------------- ---------------
Timeliness                    filing (e.g., where the                                                           Based
                              data come from).

Quality Check                 Contracts to Be                 Weekly           Existing       3 years           Electronic
Report                        Reviewed/Internal
                              SQL Database.

Real-time call                Calls Received, Calls           15 Minute        Existing       3 years           Electronic
Statistics                    Answered, Call                  Refresh                                           and Print
                              Abandoned, Agent
                              Availability, Average
                              Speed of Answer, Max
                              Hold Time and other
                              relevant call statistics.

Revenue                       Revenue performance             Monthly          Existing       3 years           Web
Target                        vs. Target - derived                                                              Based
Objective                     from Truecomp (sales
Report                        compensation)
                              system.

Schedule                      Percentage of time for          Weekly           Existing       3 years           Electronic
Adherence                     the day that the agent
                              follows his/her
                              assigned work
                              schedule.

Self-                         Records the IR Saves            Monthly          Existing       3 years           Web
Awareness                     by CRM. -Call                                                                     Based
Saved                         Documentation.

Self-Analysis                 Month to date total of          Daily            Existing       3 years           Web
Products                      Self-Awareness                                                                    Based
Credits                       products that have
                              been credited number
                              and dollar amount-
                              Call Documentation.

Summary of                    Total number of                 Daily            Existing       3 years           Web
Adjustments                   Credit/Debits and                                                                 Based
by Source                     dollar amount broken
                              out by Customer call
                              in, RM call or Field
                              adj.-Call
                              Documentation.

Tech Support                  Internal quality call           Monthly          Existing       3 years           Access
Call                          monitoring report.
Monitoring
Report

Telecredit                    Summary of requests             Daily            Existing       3 years           Web
Summary                       of calls that were                                                                Based
                              accepted, rejected and

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

                                                                                               RETENTION
     REPORT NAME                   CONTENT                 FREQUENCY      EXISTING/ NEW       REQUIREMENTS          FORMAT
----------------------- ------------------------------- ----------------- --------------- --------------------- ---------------
                            abandoned.

Training                    Training hours per                Monthly         New              3 years          Electronic
                            FTE, levels achieved
                            on knowledge, quality,
                            culture, language.

Turnaround                  The average length of             Monthly         Existing         3 years          Web
Time                        time for the                                                                        Based
                            processing of a usage
                            adjustment from the
                            time of logging the call
                            record to the close of
                            the call record. Call
                            Documentation

Volumes                     Volumes by Service                Monthly         Existing         3 years          Electronic
                            and activity type by                              (No
                            week                                              specific
                                                                              format
                                                                              required)

      1.2   OUTBOUND CONTACT CENTER REPORTS

                                                                                               RETENTION
     REPORT NAME                   CONTENT                 FREQUENCY      EXISTING/ NEW       REQUIREMENTS          FORMAT
----------------------- ------------------------------- ----------------- --------------- --------------------- ---------------
Linkage                      Number of completed              Weekly          New             13 months            MS
Validation                   updates on                                                                            Access
Production                   subsidiaries and                                                                      Stand
Report                       branches.                                                                             Alone
                                                                                                                   Report

Linkage                      Average number of                Weekly          New             13 months            MS
Validation                   days to complete by                                                                   Access
Error                        branch or subsidiary.                                                                 Stand
Turnaround                                                                                                         Alone
Time Report                                                                                                        Report

Completed                    List of Family Tree              Real-time       Existing        13 months            MS
Tree Report                  Updates completed by                                                                  Access
                             analyst or agent.                                                                     Stand
                                                                                                                   Alone
                                                                                                                   Database

Report                       (# and % for each                Daily           Existing        13 months            Electronic
Completeness                 rating)

                             -  Less than BASIC
                             LEVEL

                             -  BASIC LEVEL
                             -  Company name &

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                                     F3 - 5

                                                                                               RETENTION
     REPORT NAME                   CONTENT                 FREQUENCY      EXISTING/ NEW       REQUIREMENTS          FORMAT
----------------------- ------------------------------- ----------------- --------------- --------------------- ---------------
                                full address
                             -  Telephone
                             -  Fax
                             -  Legal form
                             -  Age of business
                             -  VAT
                             -  Activity (LOB) &
                                SIC
                             -  Shareholders
                             -  Employees
                             -  Banks

                             MEDIUM LEVEL -
                             Basic Level +
                             -  Premises
                             -  Principals
                             -  Sales
                             -  Import-Export

                             HIGH LEVEL -
                             Medium Level +
                             -  Parent companies
                             -  Insurance

Family Tree                  Number of directories            Weekly         New              13 months            MS
Comprehensiv                 and monitoring jobs                                                                   Access
e Directory &                processed for Family                                                                  Stand
Monitoring                   Tree Updates.                                                                         Alone
Report                                                                                                             Report

Currency                     Schedule Pace by                 Daily          Existing         3 years              Electronic
Report for all               segment.
Scheduled
functions.
Family Tree,
CRC

Data                         Actual performance               Weekly         New              13 months            Electronic
Incidence All                vs. target on % data
Segments                     elements collected.

Data Modified                Number of records                Daily          Existing         13 months            Electronic
All Segments                 with data modified
                             (Measure level of
                             completeness using
                             standard basic, med,
                             high standards).

Data Verified                Number of records                Daily          Existing         13 months            Electronic
All Segments                 which have only had
                             data verified - no
                             CHG/ADD/DEL

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

                                                                                               RETENTION
     REPORT NAME                   CONTENT                 FREQUENCY      EXISTING/ NEW       REQUIREMENTS          FORMAT
----------------------- ------------------------------- ----------------- --------------- --------------------- ---------------
                              (Measure level of
                              completeness using
                              standard basic, med,
                              high standards).

Element Level                 Number and                      Daily            Existing       13 months            Electronic
Changes All                   percentage of
Segments                      verifications, changes,
                              additions and
                              deletions at the data
                              element level
                              (telephone, fax, age of
                              business, SIC).

Family Tree                   Comparison of                   Monthly          Existing       13 months            MS Excel
Employee                      employee figures at                                                                  Stand
Consistency                   individual sites to the                                                              Alone
Report                        total for the company.                                                               Report

Family Tree                   Average completeness            Monthly          Existing       13 months            MS Excel
Completeness                  and accuracy scores                                                                  Stand
and Accuracy                  from randomly                                                                        Alone
Report                        selected corporate                                                                   Report
                              families.

Family Tree                   Number of records               Weekly           New            13 months            MS
Update Report                 added, deleted and                                                                   Access
                              changed by Corporate                                                                 Stand
                              Family Tree for every                                                                Alone
                              corporate family                                                                     Database
                              review completed by
                              the Supplier.

Intake                        Detail of the different         Monthly          Existing       3 years              Electronic
Analysis                      types of work
                              received.

Inventory                     Inflow/Outflow of new           Daily/           Existing       N/A                  Electronic
                              and completed work-             Wkly/                                                and Print
                              Web Accessed/                   Qtrly/
                              ABUS/ICW.                       Mthly/
                                                              Annual
                                                              Web
                                                              Accessed

IRD/Global                    Lists all current               Real Time        Existing       Indefinite           Electronic
IRD, Batch                    customer files in                                in IRD/                             Web
Status Report                 progress. Lists                                  GIRD
                              customer name, total
                              records, records
                              completed, and due
                              date. Appear in due
                              out order.

IRD/GIRD                      Allows the user to              Real time        Existing       Indefinite           Electronic

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                                     F3 - 7

                                                                                               RETENTION
     REPORT NAME                   CONTENT                 FREQUENCY      EXISTING/ NEW       REQUIREMENTS          FORMAT
----------------------- ------------------------------- ----------------- --------------- --------------------- ---------------
Warehouse                     query data from past                             in IRD/                             Web
Report                        investigations                                   GIRD
                              completed.

Performance                   Actual performance              Weekly           Existing       3 years              Electronic
Center                        Record number of
                              service and on
                              quality.

Portfolio Sales               Measures Sales                  Daily            Existing       3 years              Electronic
                              Performance.

Production                    Associate/ Group                Daily/           Existing       N/A                  Electronic
                              Performance- Web                Wkly/                                                and Print
                              Accessed/                       Qtrly/
                              ABUS/ICW.                       Mthly/
                                                              Annual

Production                    Record resolution               Real Time        Existing       7 business           Electronic
Statistics                    results by agent and                             in IRD/        days                 Web
report                        customer.                                        GIRD

Quality                       Review % of                     Monthly          Existing       N/A                  Electronic
                              Completed Work per                                                                   and Print
                              associate - Web
                              Accessed/ ABUS/ICW

Quality Report                Records returned                Monthly          Existing       1 year               Print
                              with a D&B subject
                              DUNS number by
                              country and world
                              wide roll up. Data
                              pulled from
                              IRD/GIRD warehouse
                              and populated in an
                              excel spreadsheet.

Quality Report                Measures Quality                Daily            Existing       3 years              Electronic
                              input.

Records for                   Lists each record,              Real time        Existing       Indefinite           Electronic
User report                   customer and due                                 in IRD/                             Web
                              date in agent queue.                             GIRD

Remaining                     Trees not completed             Real-time        Existing       13 months            MS
Trees Report                  by country.                                                                          Access
                                                                                                                   Stand
                                                                                                                   Alone
                                                                                                                   Database

Inbound                       Revenue generated by            Weekly           New            13 months            Electronic
Contact                       call activity
Revenue                       Credit card
]                             percentage.

SLA report                    Data on all metrics,            Monthly          New            13 months            Electronic
                              by call activity,

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

                                                                                               RETENTION
     REPORT NAME                   CONTENT                 FREQUENCY      EXISTING/ NEW       REQUIREMENTS          FORMAT
----------------------- ------------------------------- ----------------- --------------- --------------------- ---------------
                              specified in the SLAs.

Speed of                      Turnaround time                 Monthly         Existing        1 year               Print
Service Report                achieved by each
                              country and office for
                              all investigations
                              including bulk, daily
                              linkage
                              investigations,
                              personal
                              investigations tickets,
                              service failures and
                              complaints. Data
                              pulled from
                              IRD/GIRD warehouse
                              and populated in to
                              an excel spreadsheet.

Statement                     Average time required           Monthly         Existing        13 months            Excel
Replacement                   to replace statements
Timeliness                    on SRP work.

Target                        Level of interviewed            Daily           Existing        13 months            Electronic
Achievement                   employee within
                              organization (three
                              tiers of employees).

Top 5000 YTD                  Trees completed by              Real-time       Existing        13 months            MS
Progress                      country.                                                                             Access
Report                                                                                                             Stand
                                                                                                                   Alone
                                                                                                                   Database

Volume &                      (Number and                     Daily           Existing        13 months            Electronic
Time Levels                   percentage for each
                              bullet)

                              - Total numbers of
                              records called

                              - Total number of
                              records not reached
                              - Fax
                              - Answer
                              machine
                              - Missing
                              telephone number
                              - Wrong
                              telephone number
                              - Always busy
                              - Always free (no
                              answer)

D&B / Supplier Confidential

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

                                                                                               RETENTION
     REPORT NAME                   CONTENT                 FREQUENCY      EXISTING/ NEW       REQUIREMENTS          FORMAT
----------------------- ------------------------------- ----------------- --------------- --------------------- ---------------
                             - Total number of
                             records reached
                               - Asking fax
                               - Asking mail
                               - Out of
                                 business
                               - Wrong
                                 business
                               - Refused
                                 interview
                               - Accepted
                                 interview.

Volumes                      Actual volume of                 Weekly           Existing       3 years              Electronic
                             service failures and
                             complaints.

Work in                      Updates complete,                Weekly           New            13 months            Electronic
Progress                     Statements
                             processed,
                             Customer inquiries
                             received,
                             Customer inquiries
                             resolved,
                             Fulfillment requests,
                             Fulfillment records
                             updated,
                             Fulfillment references
                             checked, eUpdate OR
                             requests received,
                             OR's built, eUpdate
                             statements
                             received/retained,
                             eUpate error
                             resolutions received,
                             eUpdate error
                             resolutions resolved.

Work Queue                   Tracks by agent                  Real Time        Existing       Indefinite           Electronic
Statistics                   number records                                    in IRD/                             Web
Report                       pending in queue for                              GIRD
                             investigation

D&B / Supplier Confidential

                                     F3 - 10

      1.3   CONTACT CENTER PERFORMANCE MEASURE REPORTS

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Average Calls Per               The average number of calls                 (Number of               Monthly         Monthly
Hour                            (Number of Calls) received per              Inbound +
                                hour of login time (Time of                 Number of
                                Login) for an agent, agent                  Outbound +
                                group, place, or place group                Number of
                                during a requested time period.             Internal + Number
                                                                            of Consult +
                                                                            Number of
                                                                            Unknown )*3600 /
                                                                            Time of Login

Average Consult                 The average amount of time                  Time of Consult /        Monthly         Monthly
Talk Time                       spent on consult calls (Time of             Number of
                                Consult / Number of Consult)                Consult
                                for an agent, agent group, place,
                                or place group during a
                                requested time period.

Average                         The average amount of time                  (Time of Inbound         Monthly         Monthly
Customer Time                   spent on inbound and outbound               +Time of
                                calls (Time of Inbound + Time of            Outbound) /
                                Outbound) / (Number of                      (Number of
                                Inbound + Number of                         Inbound +Number
                                Outbound) for an agent, agent               of Outbound)
                                group, place, or place group
                                during a requested time period.
                                (Customer calls are the sum of
                                inbound and outbound calls).

Average Dialing                 The average amount of time                  Time of Dialing /        Monthly         Monthly
Time                            spent dialing calls (Time of                Number of Dialing
                                Dialing / Number of Dialing) for
                                an agent, agent group, place, or
                                place group during a requested
                                time period.

Average Inbound                 The average amount of time                  Time of Inbound /        Monthly         Monthly
Talk Time                       spent on inbound calls (Time of             Number of
                                Inbound / Number of Inbound)                Inbound
                                for an agent, agent group, place,
                                or place group during a
                                requested time period.

D&B / Supplier Confidential

                                     F3 - 11

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Average Internal                The average amount of time                  Time of Internal / Monthly               Monthly
Time (Talk)                     spent on internal calls (Time of            Number of
                                Internal / Number of Internal)              Internal
                                for an agent, agent group, place,
                                or place group during a
                                requested time period.

Average Not                     The average amount of time for              Time of Not Ready Monthly                Monthly
Ready Time                      which an agent, agent group,                / Number of Not
                                place, or place group was not               Ready
                                ready for calls (Time of Not
                                Ready / Number of Time Not
                                Ready) during a requested time
                                period.

Average                         The average amount of time                  Time of Outbound Monthly                 Monthly
Outbound Time                   spent on outbound calls (Time               / Number of
                                of Outbound / Number of                     Outbound
                                Outbound) for an agent, agent
                                group, place, or place group
                                during a requested time period.

Average Ringing                 The average amount of time                  Time of Ringing / Monthly                Monthly
Time                            calls were ringing (Time of                 Number of Ringing
                                Ringing / Number of Ringing)
                                for an agent, agent group, place,
                                or place group during a
                                requested time period.

Average Service                 The average amount of time                  (Time of Internal + Monthly              Monthly
Time (Talk)                     spent on service-related calls              Time of Consult) /
                                (Time of Srv_Calls / Number of              (Number of
                                Srv_Calls) for an agent, agent              Internal + Number
                                group, place, or place group                of Consult)
                                during a requested time period.

D&B / Supplier Confidential

                                     F3 - 12

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Average Talk                    The average amount of time                  (Time of Inbound +       Monthly         Monthly
Time - All                      spent on calls (Time of Calls /             Time of Outbound
                                Number of Calls) for an agent,              + Time of Internal
                                agent group, place, or place                + Time of Consult
                                group during a requested time               + Time of
                                period.                                     Unknown) /
                                                                            (Number of
                                                                            Inbound +
                                                                            Number of
                                                                            Outbound +
                                                                            Number of
                                                                            Internal +
                                                                            Number of
                                                                            Consult + Number
                                                                            of Unknown )

Average Time to                 Average time before a Contact is            Total time in an         Monthly         Monthly
Abandon                         abandoned after reaching an                 Agent Queue by
                                Agent Queue.                                abandoned calls /
                                                                            Number of
                                                                            abandoned calls

Average Time to                 Average time Contacts spend in              Total time of            Monthly         Monthly
Distribute                      an Agent Queue.                             Contacts in an
                                                                            Agent Queue /
                                                                            Number of
                                                                            Contacts in an
                                                                            Agent Queue

Average                         The average amount of time                  Time of Unknown          Monthly         Monthly
Unknown Time                    spent on unknown calls (Time of             / Number of
                                Unknown / Number of                         Unknown
                                Unknown) for an agent, agent
                                group, place, or place group
                                during a requested time period.

Average Wait                    The average amount of time for              Time of Wait /           Monthly         Monthly
Time                            which an agent, agent group,                Number of Wait
                                place, or place group was ready
                                for a call (Time of Wait /
                                Number of Wait) during a
                                requested time period.

D&B / Supplier Confidential

                                     F3 - 13

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Average Work                  The average amount of time for                Time of Work /          Monthly          Monthly
Time                          which an agent, agent group,                  Number of Work
                              place, or place group was in
                              after-call work status (Time of
                              Work / Number of Work) during
                              a requested time period.

Campaign                      Total number of unsuccessful                  Sum(Unsuccessful Monthly                 Monthly
Answering                     dialing attempts initiated by a               dialing attempts)
Machine                       Campaign Manager with a call
                              result of Answering Machine
                              Detected; that is, the Campaign
                              Manager dropped the call
                              because an answering machine
                              was detected on the called
                              party's side.

Campaign                      Total number of dialing                       Number of Calls         Monthly          Monthly
Answers                       attempts initiated by Supplier                answered
                              with a call result of Answer
                              (when a call is answered by a
                              human voice).

D&B / Supplier Confidential

                                     F3 - 14

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Campaign Busy                    Total number of unsuccessful               Sum of the total         Monthly         Monthly
                                 dialing attempts initiated by a            number of calls
                                 Campaign manager with a call               resulting in a busy
                                 result of Busy; that is, the call          signal for a
                                 does not go through because of             campaign.
                                 a busy signal for the called
                                 party. Applied to Campaign,
                                 this stat type calculates the
                                 number of unsuccessful dialing
                                 attempts (with a call result of
                                 Busy) performed on behalf of a
                                 specified campaign while the
                                 campaign is running.
                                 Applied to CallingList, this stat
                                 type calculates the number of
                                 unsuccessful dialing attempts
                                 (with a call result of Busy)
                                 initiated by any campaign from
                                 records on this calling list.
                                 Applied to CampaignCallingList,
                                 this stat type calculates the
                                 number of unsuccessful dialing
                                 attempts (with a call result of
                                 Busy) initiated by a specified
                                 campaign from records on this
                                 calling list.
                                 Applied to CampaignGroup, this
                                 stat type calculates the number
                                 of unsuccessful dialing attempts
                                 (with a call result of Busy)
                                 initiated by a specified
                                 campaign for a specified group
                                 (agent or place), assigned to this
                                 campaign.

Campaign Group                   Total time during which a                  Sum of the time          Monthly         Monthly
Activated                        campaign group is in the                   associated when
Duration                         Campaign Activated status.                 the campaign is
                                 Campaign Activated status                  active with no
                                 means that the campaign is                 activity.
                                 loaded for a specified group, but
                                 no dialing is performed.

Escalated Calls                  Percentage of Contacts                     (Number of               Month           Monthly
(%)                              escalated to second or third               escalated Contacts
                                 level support resources.                   / Number of
                                                                            Contacts) * 100

D&B / Supplier Confidential

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

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Max Time to                     The maximum time that calls                 Maximum Time of          Monthly          Monthly
Abandon                         waited in a queue or route point            Abandoned
                                before they were abandoned. A
                                call is abandoned, for instance,
                                if the caller hangs up before a
                                call is distributed from a queue
                                or route point. There are also
                                other reasons for classifying
                                calls as abandoned. As applied
                                to a group of queues, this stat
                                type represents the maximum
                                duration of all wait times for
                                abandoned calls on all queues
                                or route points in the group.

Max Time to                     The maximum time that calls                 Maximum Time of          Monthly          Monthly
Answer                          waited in a queue or at a route             Answered
                                point before being answered by
                                an agent. Applied to Group
                                Queues, this stat type
                                represents the maximum
                                duration of all wait times for
                                answered calls distributed from
                                all queues or route points in the
                                specified group.

Net Revenue /                   Total Net Revenue (Sales net of             Total Net Revenue        Month            Monthly
Gross Sales (%)                 cancellations) per gross sales of           / Total Gross
for Self                        Self Awareness products.                    Sales of Self
Awareness                                                                   Awareness
Products                                                                    Products

Outbound Cases                  Number of Outbound Cases                    Number of Cases          Month            Monthly
Called                          called.                                     called

Percent of Cases                Percentage of Cases in a                    (Number of Cases         Campaign         Campaign
Not Reached                     Campaign in which the subject               without subject
                                is not reached.                             contact) / Number
                                                                            of Cases) * 100

Percent                         Percentage of Cases requiring a             (Number of Cases         Campaign         Campaign
Outbound Cases                  call back to resolve.                       requiring call back
with Callback                                                               to resolve /
                                                                            Number of Cases
                                                                            resolved) * 100

D&B / Supplier Confidential

                                     F3 - 16

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Percent Revenue                 Measures the percentage of                  (Total Net revenue       Month           Monthly
to Target                       Gold Service Customers for                  / Total Net
Objectives (RTO)                which D&B achieves its revenue              Revenue
                                target. Revenue targets are                 Objective) * 100
                                established annually.

Percentage of                   The percentage of calls (Number             (Number of               Monthly         Monthly
Calls With After                of Calls) that required after-call          Transfers Taken
Call Work                       work by an agent, agent group,              *100 )/(Number of
                                place, or place group during a              Inbound +
                                requested time period.                      Number of
                                                                            Outbound +
                                                                            Number of
                                                                            Internal + Number
                                                                            of Consult +
                                                                            Number of
                                                                            Unknown)

Percentage of                   The percentage of calls (Number             Number of                Monthly         Monthly
Conference Calls                of Calls) for which conferences             Conferences *100
                                (Number of Conferences) were                / (Number of
                                made by an agent, agent group,              Inbound +Number
                                place, or place group during a              of
                                requested time period. A                    Outbound+Numbe
                                relatively high percentage may              r of Internal +
                                indicate difficulty in responding           Number of
                                to customer requests or the                 Consult + Number
                                general redirection of calls to             of Unknown)
                                meet agent service targets.

Percentage of                   The percentage of calls (Number             Number of                Monthly         Monthly
Consult Calls                   of Calls) that required                     Consult * 100 /
                                consultation (Number of                     (Number of
                                Consult) (transfer or conference)           Inbound +
                                during a requested time period.             Number of
                                A relatively high number may                Outbound +
                                indicate the handling of                    Number of
                                complex calls.                              Internal + Number
                                                                            of Consult +
                                                                            Number of
                                                                            Unknown)

D&B / Supplier Confidential

                                     F3 - 17

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Percentage of                  The percentage of login time                 (Time of Consult        Monthly          Monthly
Consult Talk                   (Time of Login) that was Consult             *100) / Time of
Time                           Talk Time (Time of Consult) for              Login
                               an agent, agent group, place, or
                               place group during a requested
                               time period. A relatively high
                               number may indicate the
                               handling of complex calls.

Percentage of                  The percentage of calls (Number              (Number of              Monthly          Monthly
Customer Calls                 of Calls) that were customer                 Inbound +Number
                               calls (Number Of Customer                    of Outbound)*100)
                               Calls) for an agent, agent group,            / (Number of
                               place, or place group during a               Inbound +
                               requested time period.                       Number of
                                                                            Outbound +
                                                                            Number of
                                                                            Internal + Number
                                                                            of Consult +
                                                                            Number of
                                                                            Unknown)

Percentage of                  The percentage of login time                 (Time of Inbound        Monthly          Monthly
Customer Talk                  (Time of Login) related to                   +Time of
Time                           inbound (Time of Inbound) and                Outbound) *100) /
                               outbound calls (Time of                      Time of Login
                               Outbound) for an agent, agent
                               group, place, or place group
                               during a requested time period.

Percentage of                  The percentage of login time                 (Time of Dialing        Monthly          Monthly
Dialing Time                   (Time of Login) for which an                 *100) / Time of
                               agent was dialing calls (Time of             Login
                               Dialing) during a requested time
                               period.

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

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Percentage of                  The percentage of calls (Number              (Number of              Monthly          Monthly
Inbound Calls                  of Calls) that were inbound                  Inbound *100
                               (Number of Inbound) for an                   )/(Number of
                               agent, agent group, place, or                Inbound +Number
                               place group during a requested               of Outbound +
                               time period.                                 Number of
                                                                            Internal + Number
                                                                            of Consult +
                                                                            Number of
                                                                            Unknown)

Percentage of                  The percentage of login time                 (Time of Inbound        Monthly          Monthly
Inbound Talk                   (Time of Login) pertaining to                *100) / Time of
Time                           inbound calls (Time of Inbound)              Login
                               for an agent, agent group, place,
                               or place group during a
                               requested time period.

Percentage of                  The percentage of calls (Number              (Number of              Monthly          Monthly
Internal Calls                 of Calls) that were internal                 Internal *100 ) /
                               (Number of Internal) for an                  (Number of
                               agent, agent group, place, or                Inbound +Number
                               place group during a requested               of Outbound +
                               time period. A relatively high               Number of
                               number may indicate that                     Internal + Number
                               additional training or assistance            of Consult +
                               is required.                                 Number of
                                                                            Unknown)

Percentage of                  The percentage of login time                 (Time Of Internal * Monthly              Monthly
Internal Talk                  (Time of Login) pertaining to                100 ) / Time Of
Time                           internal calls (Time of Internal)            Login
                               for an agent, agent group, place,
                               or place group during a
                               requested time period.

D&B / Supplier Confidential

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

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Percentage of Not               The percentage of login time                Least (Time of          Monthly          Monthly
Ready Time                      (Time of Login) for which an                Notime of Ready
                                agent, agent group, place, or               *100 ) / Time of
                                place group was not ready (Time             Login,100
                                of Not Ready) for calls during a
                                requested time period. A
                                relatively high number may
                                indicate additional training is
                                required.

Percentage of                   The percentage of calls (Number             (Number of              Monthly          Monthly
Outbound Calls                  of Calls) that were outbound                Outbound *100 ) /
                                (Number of Outbound) for an                 (Number of
                                agent, agent group, place, or               Inbound +Number
                                place group during a requested              of Outbound +
                                time period.                                Number of
                                                                            Internal + Number
                                                                            of Consult +
                                                                            Number of
                                                                            Unknown )

Percentage of                   The percentage of login time                (Time Of                Monthly          Monthly
Outbound Talk                   (Time of Login) pertaining to               Outbound * 100 )
Time                            outbound calls (Time of                     / Time Of Login
                                Outbound) for an agent, agent
                                group, place, or place group
                                during a requested time period.
                                A relatively high number may
                                indicate the start of a campaign.

Percentage of                   The percentage of login time                (Time of Ringing        Monthly          Monthly
Ringing Time                    (Time of Login) for which an                *100) / Time of
                                agent was on a ringing call                 Login
                                (Time of Ringing) during a
                                requested time period. This
                                number propagates to agent
                                group, place, and place group.
                                A relatively high number may
                                indicate that the agent is taking
                                too long to answer a call.

D&B / Supplier Confidential

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

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Percentage of                   The percentage of calls (Number            ((Number of               Monthly         Monthly
Service Calls                   of Calls) that were service                Internal + Number
                                related (Number of Service                 of Consult)*100) /
                                Calls) during a requested time             (Number of
                                period.                                    Inbound +
                                                                           Number of
                                                                           Outbound +
                                                                           Number of
                                                                           Internal + Number
                                                                           of Consult +
                                                                           Number of
                                                                           Unknown)

Percentage of                   The percentage of login time               (Time of Internal +       Monthly         Monthly
Service Talk Time               that was spent on service-                 Time of Consult)
                                related calls (Time of Service             *100 / Time of
                                Calls / Time of Login) for an              Login
                                agent, agent group, place, or
                                place group during a requested
                                time period.

Percentage of                   The percentage of login time               (( Time of Inbound        Monthly         Monthly
Talk Time                       (Time of Login) for which an               + Time of
                                agent, agent group, place, or              Outbound + Time
                                place group was on an inbound              of Internal + Time
                                (Time of Inbound), outbound                of Consult + Time
                                (Time of Outbound), consult                of Unknown)*100)
                                (Time of Consult), internal (Time          / Time of Login
                                of Internal), or unknown call
                                (Time of Unknown) during a
                                requested time period. A
                                relatively high number may
                                indicate excellent performance.

Percentage of                   Percentage of Contacts                     (Number of                Month           Monthly
Transfers Made                  transferred to a Supplier, D&B,            Contacts
                                or third party resource.                   transferred by an
                                                                           Agent / Number of
                                                                           Contacts received
                                                                           by an Agent) * 100

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

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Percentage of                  Percentage of Contacts                       (Number of               Month           Monthly
Transfers Taken                transferred from a Supplier,                 Contacts
                               D&B, or third party resource.                transferred to an
                                                                            Agent / Number of
                                                                            Contacts received
                                                                            by an Agent) * 100

Percentage of                  The percentage of unknown                    (Number of               Monthly         Monthly
Unknown Calls                  calls (Number of Calls) that                 Unknown *100) /
                               were handled (Number of                      (Number of
                               Unknown) for an agent, agent                 Inbound +Number
                               group, place, or place group                 of Outbound +
                               during a requested time period.              Number of
                                                                            Internal + Number
                                                                            of Consult +
                                                                            Number of
                                                                            Unknown)

Percentage of                  The percentage of login time                 (Time Of Unknown         Monthly         Monthly
Unknown Talk                   spent on unknown calls (Time of              *100 ) / Time Of
Time                           Unknown / Time of Login) for                 Login
                               an agent, agent group, place, or
                               place group during a requested
                               time period.

Percentage of                  The percentage of login time                 (Time Of Wait *          Monthly         Monthly
Wait Time                      (Time of Login) for which an                 100) / Time Of
                               agent, agent group, place, or                Login
                               place group was ready for calls
                               (Time of Wait) during a
                               requested time period. A
                               relatively high number may
                               indicate an ineffective use of
                               resources.

Percentage of                  The percentage of calls that                 (Number of Work *        Monthly         Monthly
Work                           required after-call work by an               100) / (Number of
                               agent, agent group, place, or                Inbound +
                               place group during a requested               Number of
                               time period.                                 Outbound +
                                                                            Number of
                                                                            Internal + Number
                                                                            of Consult +
                                                                            Number of
                                                                            Unknown)

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

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Percentage of                   The percentage of total login               (Time of Work *          Monthly         Monthly
Work Time                       time (Time of Login) for which              100 ) / Time of
                                an agent, agent group, place, or            Login
                                place group is in AfterCallWork
                                status during a requested time
                                period. A relatively high
                                number may indicate the
                                handling of complex calls
                                requiring additional after-call
                                work or that additional training
                                may be required.

Sales from Leads                Sales generated from leads                  Sum (Sales               Annual          Monthly
per Agent                       submitted by agent.                         generated per
                                                                            agent) / Agent

Severe Risk Tips                Average number of Severe Risk               (Number of Severe        Week            Monthly
                                Tips submitted by Agents per                Risk Tips
                                week.                                       submitted each
                                                                            week / Number of
                                                                            Agents)

Total Calls                     The total number of calls                   Number of                Monthly         Monthly
Abandoned                       abandoned on a specified queue              Abandoned
                                or route point when, for
                                instance, a caller hangs up
                                while waiting on that queue or
                                at that route point. There are
                                also other reasons for
                                classifying calls as abandoned.
                                The total number of transitions
                                from a Queued state to a NULL
                                state when a party was
                                abandoned from a specified
                                Queue or Route Point.

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

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Total Calls                  The total number of calls                      Sum(Calls            Monthly             Monthly
Answered                     distributed from a queue or                    Answered)
                             route point directly to an agent
                             and answered by an agent.
                             Applied to a group of queues
                             (GroupQueues), this stat type
                             sums all answered calls
                             (distinguished by connection ID)
                             for all the queues or route
                             points in that group.

Total Calls                  The total number of Call                       Sum (Calls           Monthly             Monthly
Consult                      Consult statuses for agents;                   Consult)
                             that is, the number of times
                             that agents participated in
                             consultation calls. For Group
                             Agents, this stat type gives the
                             total number of times that
                             agents in the specified group
                             were in the Call Consult status.
                             For Group Places, this stat type
                             gives the total number of Call
                             Consult statuses for all agents
                             who are logged in at places
                             belonging to the specified place
                             group.

Total Calls                  Total number of unique calls                   Number of            Monthly             Monthly
Distributed                  distributed from a specified                   Distributed
                             queue or route point.

Total Calls                  Total number of unique calls                   Sum (Calls           Monthly             Monthly
Distributed                  distributed from a specified                   Distributed)
                             queue or route point.

D&B / Supplier Confidential

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

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Total Calls                   The total number of unique                    Number of             Monthly            Monthly
Distributed In                calls distributed from a specific             Distributed In
Threshold                     queue or route point within the               Threshold
                              specified time threshold
                              (measured in seconds). The
                              Distinguish By Connect ID
                              option is turned on for this stat
                              type; therefore, Stat Server
                              counts each distributed call
                              only once, even if a call is
                              distributed from a queue, route
                              point, or group of queues more
                              than once. As applied to a
                              group of queues, this stat type
                              sums all the numbers of such
                              calls for all queues or route
                              points in the same queue group.
                              Note: Redirected calls are not
                              included in the count for
                              distributed calls.

Total Calls                   Total number of first entries of              Number of             Monthly            Monthly
Entered                       calls on a specified queue or at              Entered
                              a specified route point.

Total Calls                   Total number of times an Agent                Number of             Monthly            Monthly
Inbound                       was in the Inbound Call (Call                 Inbound
                              Inbound) status. Applied to a
                              group of agents (Group Agents)
                              or a group of places (Group
                              Places), this stat type sums
                              such status appearances for all
                              the agents in the specified
                              group.

Total Calls                   Total number of times an Agent                Number of             Monthly            Monthly
Internal                      was in Internal Call (Call                    Internal
                              Internal) status. Applied to a
                              group of agents (Group Agents)
                              or a group of places (Group
                              Places), this stat type sums
                              such status appearances for all
                              the agents in the specified
                              group.

D&B / Supplier Confidential

                                     F3 - 25

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Total Calls                   In an inbound contact center,                 Number of                Monthly         Monthly
Outbound                      this metric indicates the                     Outbound
                              number of outbound calls made
                              by the agent. In an outbound
                              contact center, this metric
                              indicates the number of
                              outbound calls generated by
                              OCS and handled by the agent.
                              See also Number of Outbound
                              in the "CC Analyzer Metrics -
                              Sourced from Stat Server"
                              section.

Total Calls                   Total number of times an Agent                Number of                Monthly         Monthly
Unknown                       was in the Unknown Call (Call                 Unknown
                              Unknown) status. Applied to a
                              group of agents (Group Agents)
                              or a group of places (Group
                              Places), this stat type sums
                              such status appearances for all
                              the agents in the specified
                              group.

Total Consult                 The total time that agents spend              Sum Total Time To        Monthly         Monthly
Talk Time                     in Call Consult status; that is,              Consult
                              the total time that agents spend
                              on consultation calls. Applied
                              to Group Agents or Group
                              Places, this stat type shows the
                              total time in this status by
                              agents who are related to the
                              specified group. For Group
                              Agents, this stat type calculates
                              the total consult talk time for all
                              the agents belonging to the
                              specified group. For Group
                              Places, this stat type calculates
                              the total consult talk time for all
                              the agents logged in at places
                              belonging to the specified place
                              group.

D&B / Supplier Confidential

                                     F3 - 26

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Total Customer                 The total amount of time spent               T_Inbound +              Monthly         Monthly
Talk Time                      on inbound (N_Inbound) and                   T_Outbound
                               outbound (N_Outbound) calls
                               during a requested time period.
                               A relatively high number may
                               indicate excellent performance.

Total Dialing                  The total number of times that               Number of Dialing        Monthly         Monthly
Number                         agents spend in CallDialing
                               status; that is, the total number
                               of times that agents dial calls.
                               Applied to GroupAgents or
                               GroupPlaces, this stat type
                               shows the total number of times
                               in this status by agents who are
                               related to the specified group.
                               For GroupAgents, this stat type
                               calculates the total dialing
                               number for all the agents
                               belonging to the specified group.
                               For GroupPlaces, this stat type
                               calculates the total dialing
                               number for all the agents logged
                               in at places belonging to the
                               specified place group.

D&B / Supplier Confidential

                                     F3 - 27

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Total Dialing                   The total time that agents spend            Sum Total Time          Monthly          Monthly
Time                            in Call Dialing status; that is,            For Dialing
                                the total time that agents spend
                                dialing calls. Applied to Group
                                Agents or Group Places, this
                                formula shows the total time in
                                this status by agents who are
                                related to the specified group.
                                For Group Agents, this stat type
                                calculates the total dialing time
                                for all the agents belonging to
                                the specified group. For Group
                                Places, this stat type calculates
                                the total dialing time for all the
                                agents logged in at places
                                belonging to the specified place
                                group.

Total Hold Time                 The total time that agents spend            Sum (Agent Call         Monthly          Monthly
                                in CallOnHold status; that is,              On Hold Status
                                the total time that agents have             Time)
                                calls on hold for them.

Total Login Time                The total time that agents were             Sum (Agent              Monthly          Monthly
                                logged in.                                  Logged In Time)

Total Not Ready                 The total number of times that              Sum (Agent Not          Monthly          Monthly
Number                          agents are in the Not Ready For             Ready For Next
                                Next Call status; that is, the              Call Status)
                                total number of times that
                                agents have one or more DNs
                                not ready for the next call. For
                                Group Agents, the formula
                                calculates the total Not Ready
                                For Next Call statuses for all the
                                agents belonging to the specified
                                group. For Group Places, the
                                formula calculates the total
                                number of times in this status
                                for all the agents logged in at
                                places belonging to the specified
                                place group.

D&B / Supplier Confidential

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

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Total Not Ready                 The total time that agents spend            Sum (Agent Not          Monthly          Monthly
Time                            in the NotReadyForNextCall                  Ready For Next
                                status; that is, the total time             Call Status Time)
                                that agents have one or more
                                DNs not ready for the next call.

Total Number of                 The sum of customer-related                 Number of               Monthly          Monthly
Calls                           (Number of Customer Calls),                 Inbound +
                                service-related (Number of                  Number of
                                Service Calls), and unknown                 Outbound +
                                (Number of Unknown)calls                    Number of
                                during a requested time period.             Internal + Number
                                Note that transferred calls,                of Consult +
                                which can be a part of another              Number of
                                type of call - inbound, for                 Unknown
                                example - are not counted as a
                                separate category.

Total Number of                 Total number of unique                      Number of               Monthly          Monthly
Conferences                     conferences made (Call                      Conferences
                                Conference Made) or joined (Call
                                Conference Joined) by a
                                specified agent or at a specified
                                place. Applied to GroupAgents
                                or GroupPlaces, this stat type
                                shows the total number of
                                conference calls for all the
                                agents or for all the places in
                                their respective groups.

Total Number of                 The sum of inbound (Number of               Number of               Monthly          Monthly
Customer Calls                  Inbound) and outbound                       Inbound +
                                (Number of Outbound) calls                  Number of
                                during a requested time period.             Outbound

Total Number of                 The sum of internal (Number of              Number of               Monthly          Monthly
Service Calls                   Internal) and consult (Number               Internal + Number
                                of Consult) calls during a                  of Consult
                                requested time period.

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

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Total Number of                 Total number of transfers made              Number of               Monthly          Monthly
Transfers Made                  (Call Transfer Made) by a                   Transfers Made
                                specified agent or a specified
                                place. Applied to a group of
                                agents (Group Agents) or a
                                group of places (Group Places),
                                this stat type sums all transfers
                                made by all the agents or all the
                                places in the group.

Total Number of                 Total number of transferred                 Number of               Monthly          Monthly
Transfers Taken                 calls received (Call Transfer               Transfers Taken
                                Taken) by a specified agent or at
                                a specified place. Applied to a
                                group of agents (Group Agents)
                                or a group of places (Group
                                Places), this stat type sums all
                                transferred calls received by all
                                the agents or all the places in
                                the group. This stat type
                                counts the calls when they end.

Total Number on                 The total number of times that              Number of Hold          Monthly          Monthly
Hold                            agents are in the Call On Hold
                                status; that is, the total number
                                of times that agents have one or
                                more calls on hold. For Group
                                Agents, the formula calculates
                                the total Call On Hold statuses
                                for all the agents belonging to
                                the specified group. For Group
                                Places, the formula calculates
                                the total number of times in this
                                status for all the agents logged
                                in at places belonging to the
                                specified place group.

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

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Total Ringing                   The total number of times that              Sum (Agent Call         Monthly          Monthly
Number                          agents were in the Call Ringing             Ringing Status)
                                status; that is, the total number
                                of times that agents had one or
                                more calls ringing. For Group
                                Agents, the formula calculates
                                the total Call Ringing statuses
                                for all the agents belonging to
                                the specified group. For Group
                                Places, the formula calculates
                                the total number of times in this
                                status for all the agents logged
                                in at places belonging to the
                                specified place group.

Total Ringing                   The total time that agents spend            Sum (Agent Call         Monthly          Monthly
Time                            in the CallRinging status; that             Ringing Status
                                is, the total time that agents              Time)
                                have one or more calls ringing
                                for them.

Total Service Talk              The total amount of time spent              Total Internal          Monthly          Monthly
Time                            on internal and consult calls               Time + Total
                                during a requested time period.             Consult Time

Total Short                     The total number of calls                   Number of               Monthly          Monthly
Abandoned Calls                 abandoned on a specified queue              Abandoned Calls
                                or route point within predefined            Within Specified
                                threshold. A call is abandoned,             Time
                                for instance, if the caller hangs
                                up before the call is distributed
                                from a queue or route point.
                                There are also other reasons for
                                calls being abandoned. As
                                applied to a group of queues,
                                this stat type sums all
                                abandoned calls for all queues
                                or route points belonging to the
                                group.

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

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Total Talk Time                The total amount of time spent               Time of Inbound +        Monthly         Monthly
                               on calls for an agent, agent                 Time of Outbound
                               group, place, or place group                 + Time of Internal
                               during a requested time period.              + Time of Consult
                               A relatively high number may                 + Time of
                               indicate excellent performance.              Unknown

Total Talk Time                The total time that agents spend             Sum (Agent Call          Monthly         Monthly
Inbound                        in the Call Inbound status.                  Inbound Time)

Total Talk Time                The total time that agents spend             Sum (Agent Call          Monthly         Monthly
Internal                       in the Call Internal status.                 Internal Time)

Total Talk Time                The total time that agents spend             Sum (Agent Call          Monthly         Monthly
Outbound                       in the CallOutbound status.                  Outbound Time)

Total Talk Time                The total time that agents spend             Sum (Agent Call          Monthly         Monthly
Unknown                        in the CallUnknown status                    Unknown Time)
                               (handling calls of unknown
                               types).

Total Time to                  The total time that calls waited             Sum Total Time To        Monthly         Monthly
Abandon                        on a queue or at a route point               Abandon
                               before they were abandoned;
                               (that is, before the caller hung
                               up without reaching an agent).
                               The cumulative wait time on a
                               specified queue or route point.
                               Applied to Group Queues, Total
                               Time to Abandon is the sum of
                               all the wait times for abandoned
                               calls on all the queues in the
                               group.

Total Time to                  Total time that calls waited on a            Sum Total Time To        Monthly         Monthly
Answer                         queue or at a route point before             Answer
                               they reached an agent. The
                               cumulative wait time before
                               calls were answered. Applied to
                               Group Queues, Total Time to
                               Answer is the sum of all the
                               wait times for answered calls
                               distributed from queues in the
                               specified group.

D&B / Supplier Confidential

                                     F3 - 32

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Total Time to                   The total time that calls waited            Sum Total Time         Monthly           Monthly
Distribute                      on a queue or at a route point              For Distributed
                                before being distributed. The
                                cumulative wait time before
                                calls were distributed. Applied
                                to Group Queues, Total Time to
                                Distribute is the sum of all the
                                wait times for calls distributed
                                from the queues in the group.

Total Wait                      The total number of times that              Number of Wait         Monthly           Monthly
Number                          agents were in the Wait For
                                Next Call status; that is, the
                                total number of times that
                                agents had one or more DNs
                                ready to receive call(s). For
                                Group Agents, this stat type
                                calculates the total Wait For
                                Next Call statuses for all the
                                agents belonging to the specified
                                group. For Group Places, this
                                stat type calculates the total
                                number of times in this status
                                for all the agents logged in at
                                places belonging to the specified
                                place group.

Total Wait Time                 Total wait time. A relatively               Total Wait Time        Monthly           Monthly
                                high number may indicate
                                ineffective use of resources.

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

                                                                                                  MEASUREMENT        REPORTING
       MEASUREMENT                      DESCRIPTION                             FORMULA            INTERVAL           INTERVAL
----------------------------------------------------------------------------------------------------------------------------------
Total Work                      The total number of times that              Number of Work          Monthly          Monthly
Number                          agents are in the After Call
                                Work status; that is, the total
                                number of times that agents are
                                performing follow-up work after
                                calls. For Group Agents, this
                                stat type calculates the total
                                After Call Work statuses for all
                                the agents belonging to the
                                specified group. For Group
                                Places, this stat type calculates
                                the total number of times in this
                                status for all the agents logged
                                in at places belonging to the
                                specified place group.

Total Work                      The total number of times that              Sum (Agent After        Monthly          Monthly
Number                          agents are in the AfterCallWork             Call Work Status)
                                status; that is, the total number
                                of times that agents are
                                performing follow-up work after
                                calls.

Total Work Time                 Average after call work time. A             Total Work Time         Monthly          Monthly
                                relatively high number may
                                indicate excellent performance.

2. DATA PROGRAMMING

      2.1   GLOBAL TRADE

                                                                              EXISTING/          RETENTION
       REPORT NAME                   CONTENT                FREQUENCY            NEW            REQUIREMENTS          FORMAT
----------------------------------------------------------------------------------------------------------------------------------
ABEND Solving                    Status of open           Daily              Existing           2 months            Electronic
                                 cases.

Benefit/Incentive                Status of open           Weekly             Existing           2 months            Electronic
Creation and                     cases.
Distribution to
Customer

Delinquent Files                 Status of open           Daily              Existing           2 months            Electronic
                                 cases.

Manual File Pre-                 Status of open           Daily              Existing           2 months            Electronic
processing                       cases.

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

                                                                              EXISTING/          RETENTION
       REPORT NAME                   CONTENT                FREQUENCY            NEW            REQUIREMENTS          FORMAT
----------------------------------------------------------------------------------------------------------------------------------
Resolving                      Status of open             Daily            Existing             2 months            Electronic
Automatic                      cases.
Quality Check
rejects (i.e., I
Cases)

      2.2   DELIVERY

      (a)   RMS Delivery (US and Canada)

                                                                              EXISTING/
       REPORT NAME                 CONTENT                 FREQUENCY             NEW            RECIPIENT           FORMAT
---------------------------------------------------------------------------------------------------------------------------------
CFP Reports                     Generated                 Delivered when         Existing       Client and          Electronic
                                automatically             requested by                          internal
                                through the CFP           customer or                           partners
                                match process.            D&B sales
                                                          person

Create History                  Take history file         Monthly                Existing       Monthly to          Electronic
File and Send                   of all Duns                                                     noted
Confirmation                    numbers on jobs                                                 partners
                                processed and                                                   internal
                                create
                                regeneration file
                                to send to
                                partners. They
                                analysis to
                                understand
                                which numbers
                                are used most
                                often.

Data Appends                    Looks like CFP            Delivered when         Existing       Client and          Electronic
                                Audits.                   requested by                          internal
                                                          customer or                           partners
                                                          D&B sales
                                                          person.

Metrics Reports                 Tracks                    Monthly                Existing       Internal            Electronic
                                performance of
                                each FSA.

Monthly Refresh                 Manual process            Monthly                Existing       Monthly to          Electronic
Calendar                        comparing lotus                                                 QCAs
                                notes (PDI) to
                                mainframe
                                members that
                                would initiate
                                weekly
                                automation.

Port Stat Report                Extract for PDI           Weekly                 Existing       Internal            Electronic

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                                     F3 - 35

                                                                              EXISTING/
       REPORT NAME                 CONTENT                 FREQUENCY             NEW            RECIPIENT           FORMAT
---------------------------------------------------------------------------------------------------------------------------------
                                Database used to                                                RAM/eRAM
                                track status of
                                jobs in delayed.

SBA Client                      Audits on each            Forwarded to            Existing      Client and          Electronic
Reports                         of the six                D&B and                               internal
                                databases for             Customer when                         partners
                                SBA.                      monthly feeds
                                                          are uploaded

Service Tracking                Log for tracking          Weekly                  Existing      Internal            Electronic
Report                          problems during
                                transition

Severe Risk                     Created by                Weekly                  Existing      Weekly to           Electronic
Weekly Sweep                    severe risk to                                                  noted
                                identify                                                        partners in
                                fraudulent                                                      e-mail
                                businesses
                                embedded in the
                                database.

      (b)   Europe Delivery

                                                                              EXISTING/          RETENTION
       REPORT NAME                   CONTENT                FREQUENCY            NEW            REQUIREMENTS          FORMAT
----------------------------------------------------------------------------------------------------------------------------------
Audits of                    Regular audits will          Quarterly          Existing          2 years           Electronic
Processes                    be required.

Productivity                 To measure the               Weekly             Existing          2 years           Electronic
and Accuracy                 performance of
of Vendor                    individuals.
Operators

Scorecard                    Performance                  Weekly             Existing          2 years           Electronic
                             against SLA by
                             market.

      (c)   SMS Delivery (US AND CANADA)

                                                                              EXISTING/          RETENTION
       REPORT NAME                   CONTENT                FREQUENCY            NEW            REQUIREMENTS          FORMAT
----------------------------------------------------------------------------------------------------------------------------------
Commitment                  Number/percentage            Monthly and as          Existing       2 years           Electronic
Dates                       of projects that met         requested
Met/Missed                  delivery dates.

Cycle Time                  Turn around time             Monthly and as          Existing       2 years           Electronic
for Each                    by project and               requested
Project                     overall average
                            cycle time.

Number of                   Number/Percentage            Monthly and as          Existing       2 years           Electronic
Defects                     of projects that             requested
                            required rework.

Number of                   Number/Percentage            Monthly and as          Existing       2 years           Electronic
Jobs Rerun                  of jobs rerun and            requested

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                                     F3 - 36

                                                                              EXISTING/          RETENTION
       REPORT NAME                   CONTENT                FREQUENCY            NEW            REQUIREMENTS          FORMAT
----------------------------------------------------------------------------------------------------------------------------------
                          the reason for
                          rework.

Volume of                 Total number of               Monthly and as           Existing       2 years           Electronic
Work for                  projects for the              requested
Data and                  given timeframe,
Analytical                broken down by
Services                  project categories.

      (d)   S&MS Delivery (US AND Canada)

                                                                              EXISTING/          RETENTION
       REPORT NAME                   CONTENT                FREQUENCY            NEW            REQUIREMENTS          FORMAT
----------------------------------------------------------------------------------------------------------------------------------
Analyzer                    Provides a                   Only when              Existing        Supplier               Electronic
Report                      summary of                   requested                              should keep a          and Print
(Global &                   customer data                                                       copy that
US)                         before and after                                                    could be
                            postal cleansing.                                                   reproduced for
                                                                                                up to a year.
                                                                                                S&MS
                                                                                                Delivery will
                                                                                                retain a
                                                                                                printed copy

Confidence                  Provides confidence          For each output        Existing        Supplier               Electronic
Code &                      codes and                    dataset                                should keep a          and Print
MatchGrade                  MatchGrade                                                          copy that
Summary                     summary of                                                          could be
(US and                     cumulative records                                                  reproduced for
Global)                     against matched                                                     up to a year.
                            records.                                                            S&MS
                                                                                                Delivery will
                                                                                                retain a
                                                                                                printed copy.

Data                        Data Cleansing               Only when              Existing        Supplier               Electronic
Cleansing                   Report (Global &             requested                              should keep a          and Print
Report                      US)                                                                 copy that
(Global &                                                                                       could be
US)                                                                                             reproduced for
                                                                                                up to a year.
                                                                                                S&MS
                                                                                                Delivery will
                                                                                                retain a
                                                                                                printed copy

Delivery                    Scorecard that               When requested         Existing        D&B will               Electronic
Scorecard                   indicates the                                                       retain the
                            Delivery output for                                                 maintenance
                            a given customer.                                                   and
                            This report                                                         production of

D&B / Supplier Confidential

                                     F3 - 37

                                                                              EXISTING/          RETENTION
       REPORT NAME                   CONTENT                FREQUENCY            NEW            REQUIREMENTS          FORMAT
----------------------------------------------------------------------------------------------------------------------------------
                            includes # of                                                       this report
                            Projects, # of                                                      since it is
                            Deliverables, listing                                               included
                            of all Projects, and                                                within the
                            Hours Worked by                                                     Timekeeper
                            S&MS Delivery at                                                    system.
                            the customer level.

Edit View                   Provides a                   For each output        Existing        Supplier               Electronic
Report                      summary of                   dataset                                should keep a          and Print
(Global)                    occurrences of 5 or                                                 copy that
                            more by city.                                                       could be
                                                                                                reproduced for
                                                                                                up to a year.
                                                                                                S&MS
                                                                                                Delivery will
                                                                                                retain a
                                                                                                printed copy.

LDP                         Performance Metric           Nightly                Existing        D&B will               Electronic
Summary                     Report that                                                         retain the
Report                      measures customer                                                   maintenance
                            Commit Date,                                                        and
                            Quality Rate, Turn                                                  production of
                            Around Time, and                                                    this report
                            Productivity.                                                       since it is
                                                                                                included
                                                                                                within the
                                                                                                Timekeeper
                                                                                                system.

Match Data                  Provides a                   For each output        Existing        Supplier               Electronic
Profile                     summary of                   dataset                                should keep a
Report (US &                cumulative records                                                  copy that
Global)                     against matched                                                     could be
                            records.                                                            reproduced for
                                                                                                up to a year.
                                                                                                S&MS
                                                                                                Delivery will
                                                                                                retain a
                                                                                                printed copy.

Match                       Provides a                   Only when              Existing        Supplier               Electronic
Results                     summary of                   requested                              should keep a          and Print
Report (US)                 customer matched                                                    copy that
                            data with postal                                                    could be
                            cleansing                                                           reproduced for
                            information.                                                        up to a year.
                                                                                                S&MS
                                                                                                Delivery will

D&B / Supplier Confidential

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

                                                                              EXISTING/          RETENTION
       REPORT NAME                   CONTENT                FREQUENCY            NEW            REQUIREMENTS          FORMAT
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                retain a
                                                                                                printed copy.

MatchGrade                  Provides samples of          For each output        Existing        Supplier               Electronic
Samples                     records against              dataset                                should keep a          and Print
Report (US                  matched D&B                                                         copy that
and Global)                 records by                                                          could be
                            confidence code                                                     reproduced for
                            and MatchGrade                                                      up to a year.
                            sting.                                                              S&MS
                                                                                                Delivery will
                                                                                                retain a
                                                                                                printed copy.

Performance                 This report                  Weekly                 Existing        1 week                 Electronic
Report                      provides the                                                                               and Print
                            performance
                            details for each job
                            process by the
                            vendor as well as a
                            summary by job
                            type (standard, ad-
                            hoc and priority
                            jobs). Statistics
                            include turnaround
                            time and
                            commitment dates
                            met.

Post Match                  Provides a count of          For each output        Existing        Supplier               Electronic
Country                     the number of                dataset                                should keep a          and Print
(Global)                    records processed,                                                  copy that
                            grouped by                                                          could be
                            matched and                                                         reproduced for
                            unmatched, with                                                     up to a year.
                            continent and                                                       S&MS
                            within country.                                                     Delivery will
                                                                                                retain a
                                                                                                printed copy.

PostMatch                   Provides a                   For each output        Existing        Supplier               Electronic
Audit Report                summary of the               dataset                                should keep a          and Print
(US and                     matched and                                                         copy that
Global)                     unmatched results                                                   could be
                            grouped by the                                                      reproduced for
                            elements used for                                                   up to a year.
                            matching against                                                    S&MS
                            the D&B Database.                                                   Delivery will
                                                                                                retain a
                                                                                                printed copy.

D&B / Supplier Confidential

                                     F3 - 39

                                                                              EXISTING/          RETENTION
       REPORT NAME                   CONTENT                FREQUENCY            NEW            REQUIREMENTS          FORMAT
----------------------------------------------------------------------------------------------------------------------------------
Pre Match                   Provides a                   For each output        Existing        Supplier               Electronic
Audit Post                  summary of all               dataset                                should keep a          and Print
Cleanse                     records after going                                                 copy that
(Global)                    through First Logic                                                 could be
                            cleansing                                                           reproduced for
                                                                                                up to a year.
                                                                                                S&MS
                                                                                                Delivery will
                                                                                                retain a
                                                                                                printed copy.

Pre Match                   Provides a count of          For each output        Existing        Supplier               Electronic
Country                     the number of                dataset                                should keep a          and Print
Audit Report                records processed,                                                  copy that
(Global)                    grouped by the                                                      could be
                            continent and the                                                   reproduced for
                            country.                                                            up to a year.
                                                                                                S&MS
                                                                                                Delivery will
                                                                                                retain a
                                                                                                printed copy.

PreMatch                    Provides a                   For each output        Existing        Supplier               Electronic
Audit Report                summary of your              dataset                                should keep a          and Print
(US)                        input file by                                                       copy that
                            elements that will                                                  could be
                            be used for                                                         reproduced for
                            matching against                                                    up to a year.
                            the D&B Database.                                                   S&MS
                                                                                                Delivery will
                                                                                                retain a
                                                                                                printed copy.

PreMatch                    Provides samples of          For each output        Existing        Supplier               Electronic
Samples                     pre-matched                  dataset                                should keep a          and Print
Report (US)                 records. These                                                      copy that
                            sample records are                                                  could be
                            grouped by the                                                      reproduced for
                            data elements that                                                  up to a year.
                            are used in the                                                     S&MS
                            matching process.                                                   Delivery will
                                                                                                retain a
                                                                                                printed copy.

Presence/Ab                 Summary of data              Required for           Existing        Supplier               Electronic
sence/Frequ                 contained in either          each deliverable                       should keep a          and Print
ency Reports                an input or output           file. Critical for                     copy that
                            file which provides          Quality                                could be
                            a detail presence,           Assurance                              reproduced for
                            absence or                   process                                up to a year.

D&B / Supplier Confidential

                                     F3 - 40

                                                                              EXISTING/          RETENTION
       REPORT NAME                   CONTENT                FREQUENCY            NEW            REQUIREMENTS          FORMAT
----------------------------------------------------------------------------------------------------------------------------------
                         frequency count for                                                    S&MS
                         each data                                                              Delivery will
                         elements.                                                              retain a
                                                                                                printed copy

Quality                  This report                    Any time a            Existing          As necessary          Electronic
Report                   provides                       defect is                                                     and Print
                         information                    identified.
                         regarding the                  Monthly
                         defects resulting              summary of
                         from the vendor's              Defects
                         processing. The
                         vendor is
                         responsible to
                         provide details of
                         each defect.

Work in                  List of orders                 Daily                 Existing          1 day                 Electronic
Progress                 currently being                                                                              and Print
Report                   handled by the
                         vendor. This
                         report includes
                         standard, ad-hoc
                         and priority jobs.
                         Additionally, those
                         jobs that are in
                         jeopardy of missing
                         their commitment
                         dates should be
                         highlighted.

3. TRANSACTION PROCESSING

      3.1   UK

REPORT NAME                      CONTENT               FREQUENCY              FORMAT
-----------------------------------------------------------------------------------------
Data                        Actual                      Weekly             Electronic
Incidence                   performance vs.
                            target on % data
                            elements
                            collected.

Escalation                  Detailed                    Daily              Electronic
Report                      documentation of
                            escalated cases.

Intake                      Detail of the               Monthly            Electronic
Analysis                    different types of
                            work received.

Performance                 Actual                      Weekly             Electronic
Levels                      performance vs.

D&B / Supplier Confidential

                                     F3 - 41

REPORT NAME                      CONTENT               FREQUENCY              FORMAT
-----------------------------------------------------------------------------------------
                             target on speed of
                             service and on
                             quality.

Reconciliation               Shows                      Weekly             Electronic
                             reconciliation
                             between intake
                             received, cases
                             processed and
                             output produced.

Volumes                      Actual volume of           Weekly             Electronic
                             service failures
                             and complaints.

      3.2   BENELUX

REPORT NAME                      CONTENT               FREQUENCY              FORMAT
-----------------------------------------------------------------------------------------
Data                         Actual                     Weekly              Electronic
Incidence                    performance vs.
                             target on % data
                             elements
                             collected.

Elvis Errors                 Lists out records          Daily               Electronic
                             rejected by
                             systems after
                             Bulk Load
                             Processes or
                             manual data
                             entry.

Escalation                   Detailed                   Daily               Electronic
Report                       documentation of
                             escalated cases.

Exception                    Exception Error            Daily               Electronic
Records                      Reports generated
                             from 'Nike.'

Intake                       Detail of the              Monthly             Electronic
Analysis                     different types of
                             work received.

Performance                  Actual                     Weekly              Electronic
Levels                       performance vs.
                             target on speed of
                             service and on
                             quality.

Reconciliation               Shows                      Weekly              Electronic
                             reconciliation
                             between intake
                             received, cases
                             processed and
                             output produced.

Vger Errors                  Lists out records          Daily               Electronic

D&B / Supplier Confidential

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

REPORT NAME                      CONTENT               FREQUENCY              FORMAT
-----------------------------------------------------------------------------------------
                          rejected by
                          systems after
                          Bulk Load
                          Processes or
                          manual data
                          entry.

Volumes                   Actual volume of             Weekly              Electronic
                          service failures
                          and complaints.

      3.3   ITALY

REPORT NAME                      CONTENT               FREQUENCY              FORMAT
-----------------------------------------------------------------------------------------
Data                         Actual                     Weekly              Electronic
Incidence                    performance vs.
                             target on % data
                             elements
                             collected.

Elvis Errors                 Lists out records          Daily               Electronic
                             rejected by
                             systems after
                             Bulk Load
                             Processes or
                             manual data
                             entry.

Escalation                   Detailed                   Daily               Electronic
report                       documentation of
                             escalated cases.

Intake                       Detail of the              Monthly             Electronic
Analysis                     different types of
                             work received.

Performance                  Actual                     Weekly              Electronic
Levels                       performance vs.
                             target on speed of
                             service and on
                             quality.

Reconciliation               Shows                      Weekly              Electronic
                             reconciliation
                             between intake
                             received, cases
                             processed and
                             output produced.

Vger Errors                  Lists out records          Daily               Electronic
                             rejected by
                             systems after
                             Bulk Load
                             Processes or
                             manual data
                             entry.

D&B / Supplier Confidential

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

REPORT NAME                      CONTENT               FREQUENCY              FORMAT
-----------------------------------------------------------------------------------------
Volumes                   Actual volume of             Weekly              Electronic
                          service failures
                          and complaints.

D&B / Supplier Confidential

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

4. FINANCE SERVICES

      4.1   GLOBAL AP/T&E

      (a)   North America

     REPORT NAME                 CONTENT                  FREQUENCY
---------------------------------------------------------------------------
1099's                      Controls runs the           Annual
                            1099's and tapes
                            annually.

Ad Hoc                      As                          As needed
Requests                    requested/generall
                            y involve vendor
                            spend, use of
                            national suppliers,
                            etc.

Ad Hoc                      Annual downloads            As needed
Requests                    for unrecorded
                            liabilities; also any
                            interim requests
                            when audit targets
                            a particular
                            department or
                            vendor.

Ad Hoc                      Occasional ad hoc           As needed
Requests                    reporting on
                            request of field for
                            various data
                            (specific
                            department's
                            spend, freight
                            charges over a
                            period of time,
                            etc.).

Aged Trial                  Aged trial balance          Monthly
Balance                     prints a report of
                            all or selected
                            invoices displaying
                            the aging for
                            current invoice,
                            30, 60, 90 day old
                            or older.

AP Closing                  Is compiled into            Annual
Calendar                    overall closing
                            calendar for the
                            field.

Direct                      All payments are            Daily
Deposit Files               reconciled daily
                            and transmitted to

D&B / Supplier Confidential

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

     REPORT NAME                 CONTENT                  FREQUENCY
---------------------------------------------------------------------------
                           Northern Trust.

Key                        BO queries are                Monthly
Indicators                 pulled and synced
True-Up                    to Oracle Key
                           Indicators Report
                           of number of
                           transactions. The
                           true-up breaks out
                           the transactions
                           by company.

Kilometer                  Kilometers listed             Annual
usage                      on expense reports
                           for Canadian
                           employees.

Mileage                    Reports of mileage            As requested
reports                    listed on expense
                           reports.

Positive Pay               All payments are              Daily
Files                      reconciled daily
                           and positive pay
                           reports
                           transmitted to
                           Citibank.

Quality                    Lists QAR errors              Monthly
Assurance                  from monthly
Review                     samples.

SEAMS                      Download of                   Quarterly
                           vendors paid by
                           D&B goes regularly
                           to the SEAMS
                           group for DUNS
                           numbering and
                           supplier analysis.
                           Download is done
                           by the technical
                           group, not directly
                           by AP or Controls.

Signatory                  Signatory file to             As requested
File                       Purchasing on an
                           as requested basis
                           for their records
                           and FA purchases.

Training                   Lists all training            Monthly
Download                   by dept. and
                           person/vendor
                           paid for a single
                           accounting period.

D&B / Supplier Confidential

                                     F3 - 46

     REPORT NAME                 CONTENT                  FREQUENCY
---------------------------------------------------------------------------
Use Tax                   Use tax liability by          Monthly
Reporting                 state is pulled and
                          reported to Tax
                          Department for
                          payment to the
                          states.

     REPORT NAME                PURPOSE                   FREQUENCY
---------------------------------------------------------------------------
"Match Pay"                 Key control. File            Weekly
data                        sent to bank,
                            detailing valid
                            checks with
                            amount. Utilized
                            by bank to reject
                            unauthorized
                            checks. Source =
                            Bottomline.

1099 data                   This Business                Annual
for                         Objects query is
reconciliation              utilized to reconcile
                            the 1099 data.

1099 Invoice                This Oracle report           Monthly
Exception                   identifies 1099
                            data
                            inconsistencies
                            with vendor
                            records.

1099                        This Oracle report           Monthly
Supplier                    identifies 1099
Exception                   data
                            inconsistencies
                            with vendor
                            records.

1099's                      This Oracle report           Annual
                            produces the 1099
                            statements that
                            are printed on IRS
                            compliant
                            stationery and
                            mailed to vendors.

Accounting                  Used by                      Monthly
Accruals                    Accounting to
                            identify invoices
                            received but not
                            posted to GL. BO.

D&B / Supplier Confidential

                                     F3 - 47

     REPORT NAME                PURPOSE                   FREQUENCY
---------------------------------------------------------------------------
Accounting                  Sub process of               Weekly
Entries Audit               Weekly Posts to GL

ACH File                    File containing              Weekly
                            direct deposit
                            instructions for
                            associates/vendors
                            . This encrypted
                            file is transmitted
                            to Northern Trust
                            for onward
                            processing.
                            Source =
                            Bottomline.

AP Trial                    Required to                  Monthly
Balance                     complete
                            reconciliation to
                            GL. Run from
                            Oracle.

Associate                   Often responding             Ad hoc
payments                    to
                            audit/management
                            requests.
                            BO/MarkView/Oracle.

Cash Flow                   External measure             Monthly
                            = 90 day Paydex
                            from "D&B
                            Business
                            Information
                            Report"
                            Internal measure =
                            weighted average
                            terms computed
                            from BO query.

Data export                 Data extracted               Monthly/Quarte
to D&B                      from Oracle and              rly
Supply                      loaded into tool
Optimizer /                 and used to
SMS group                   analyze spend.

Final                       One per payment              Weekly
Payments                    batch. Source =
register                    Oracle.

General                     Exported from                Weekly
Participant                 Oracle and loaded
                            into Bottomline to
                            update payment
                            details.

D&B / Supplier Confidential

                                     F3 - 48

     REPORT NAME                PURPOSE                   FREQUENCY
---------------------------------------------------------------------------
Helpline                    Component of                 Monthly
Analysis                    productivity
                            metrics. Source of
                            reengineering data.
                            Data extracted
                            from MS Access
                            and supplemented
                            with other sources.

Historical                  BO query utilized            Ad hoc
vendor                      for example by a
activity                    Sales associate to
                            assess balance of
                            trade with a
                            prospect.

Invoice Aging               Key control.                 Weekly
                            Utilized to identify
                            invoices not being
                            processed in a
                            timely manner.
                            Separate report
                            run from Oracle for
                            all each company.

Invoice                     Useful for                   Monthly
History                     troubleshooting
                            invoice processing.
                            Source = Oracle.

Invoice                     BO query that is a           Monthly
Numbering                   component of
Data                        quality metrics.

Invoice on                  Review of this               Daily
Hold                        report is a key
                            process control.
                            Different types of
                            hold exist; some
                            manual, some
                            automatic. These
                            may indicate that
                            intervention is
                            required. Source =
                            Oracle.

IRS 1099                    This Oracle report           Annual
Data                        generates the data
transmission                file ready for
                            transmission to
                            IRS.

Journal                     Sub process of               Weekly
Import                      Weekly Posts to GL

D&B / Supplier Confidential

                                     F3 - 49

     REPORT NAME                PURPOSE                   FREQUENCY
---------------------------------------------------------------------------
Key                        Oracle report that            Monthly
Indicators                 is the basis for
                           productivity
                           metrics. BO
                           queries are used to
                           supplement the
                           Oracle report and
                           provide greater
                           detail/functionality.

Kilometer                  Data provided to              Annual
usage                      D&B Canada. BO.

List of valid              MS Excel                      Monthly
Cost centers               document
                           published through
                           AP website.

Mass                       Sub process of                Weekly
Additions                  Weekly Posts to GL
Create

National                   We either provide             Ad hoc
vendor                     data or training to
compliance                 Purchasing/JVKG
requests                   associates to help
                           themselves. We
                           assist them with
                           their follow up
                           questions. BO and
                           Oracle and
                           MarkView.

Payable                    Note that expense             Weekly plus final
Accounting                 detail is posted to           three days of
Process                    GL but the payable            accounting
                           posting is                    month
                           summarized since
                           the detail is not
                           desired in the GL
                           (due to the volume
                           and lack of
                           purpose). These
                           Oracle reports are
                           utilized to ensure
                           processing is
                           complete.

Payables                   Transfers invoices,           6 to 8 times per
Transfer to                payment and detail            month
GL                         to the Accounting
                           System.

D&B / Supplier Confidential

                                     F3 - 50

     REPORT NAME                PURPOSE                   FREQUENCY
---------------------------------------------------------------------------
Payment                     HTML document               Annual
Calendar                    published through
                            AP website.

Pcard                       Used to cancel              Monthly and ad
Activity                    under-utilized              hoc.
reports -                   cards. Also used
various                     for compliance
                            review. Reports
                            requested specific
                            to a card, or
                            vendor. Report
                            run from
                            Accounting Link
                            (Amex proprietary
                            software).

Pcard                       Transaction file            Monthly
transactions                exported for import
                            into Oracle as
                            invoice. Report
                            run from
                            Accounting Link
                            (Amex proprietary
                            software).

Period Close                Oracle report that          Monthly
Exception                   identifies problems
                            when switching
                            between
                            accounting
                            periods.

Preliminary                 One per payment             Weekly
register                    batch. Source =
                            Oracle.

Quality                     Data extracted              Monthly
Assurance                   from Oracle and is
Review                      provided for post-
                            processing
                            transaction audit.

Recurring                   Recurring invoices          Monthly
Invoices                    are processed on a
                            monthly basis.
                            This report is
                            utilized to confirm
                            the accuracy and
                            completeness of
                            that payment run.
                            Source = Oracle.

Route To AP                 BO query that is a          Monthly

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

     REPORT NAME                PURPOSE                   FREQUENCY
---------------------------------------------------------------------------
                            component of
                            quality metrics.

SequelFlow                  MarkView based               Daily
Monitor                     data used to
status                      calculate cycle
                            time and to detect
                            server outage and
                            other potential
                            problems.

Supplier                    Upon request from            Ad hoc
Payment                     supplier, or D&B
History                     contact. Source =
                            Oracle.

Suppliers                   Oracle report                Ad hoc
                            utilized to review
                            quality of Vendor
                            Master File and
                            troubleshoot
                            potential issues.

Unaccounted                 Sub process of               Weekly
Transactions                Weekly Posts to
                            GL.

Update                      This Oracle report           Monthly
Income Tax                  identifies vendor's
Details                     who have changed
                            tax status and
                            includes a utility to
                            update the
                            associated invoices
                            to the new 1099
                            status.

Upload                      Calculation/suppo            Monthly
Processing                  rt of cycle time and
Statistics                  quality metrics for
                            electronically
                            processed invoices.
                            Source= MS Excel.

Use Tax                     This BO query is             Monthly
Activity                    used to calculate
                            and accrue multi-
                            state tax liabilities.

Use Tax                     This BO query is             Monthly
Liability                   first reviewed for
                            accuracy and then
                            sent to the D&B
                            Tax Department to
                            remit Use Tax to
                            States.

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

      (b)   UK, Ireland, Italy, Belgium, Netherlands

     REPORT NAME               CONTENT             FREQUENCY      EXISTING/ NEW       FORMAT
-----------------------------------------------------------------------------------------------------
AP Payments                  List of suppliers       As                Existing       n/a
on Hold                      with payment            required
Report                       on hold.

AP to GL                     Reports to              Weekly            Existing       n/a
Control                      reconcile after
Reports                      the AP interface
                             to GL.

AP Trial                     List of all             As                Existing       Electronic
Balance                      suppliers that          required                         and Print
                             D&B owe a
                             debt.

AP Trial                     Proposed list of        As                Existing       Electronic
Payment Run                  payments by             required                         and Print
                             supplier and
                             employee.

Bank Transfer                List of                 Twice             Existing       Electronic
List                         payments to be          monthly or                       and Print
                             made via bank.          weekly for
                                                     employees

Check List                   List of                 Twice             Existing       Electronic
                             payments to be          monthly or                       and Print
                             made by check.          weekly for
                                                     employees

Credit Listing               List of credit          As                Existing       n/a
Report                       accounts.               required

Credit Memo                  To review               As                Existing       n/a
Matching                     invoices and            required
Report                       credits on one
                             supplier
                             account.

DB Markview                  Invoices coded          Daily             Existing       n/a
Coded and                    but not
not Approved                 approved.

Employee                     Employees by            As                Existing       n/a
Listing                      name and cost           required
                             center.

Final                        Payment run to          As                Existing       n/a
Payment                      be transferred          required
Register                     or print checks.

Invoice Aging                List of invoices        As                Existing       n/a

D&B / Supplier Confidential

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

     REPORT NAME               CONTENT             FREQUENCY      EXISTING/ NEW       FORMAT
-----------------------------------------------------------------------------------------------------
Report                        and aged by             required
                              date specified.

Invoice Audit                 List of invoices        As             Existing         n/a
Reports                       as specified by         required
                              user.

Invoice                       Tracks what             As             Existing         n/a
History                       happened to an          required
                              invoice.

Invoices Input                Details of all          As             Existing         n/a
                              invoices input.         required

Payments                      Historical              As             Existing         n/a
History                       record of               required
                              payment history

VAT                           Invoice by              Monthly        Existing         n/a
Summary                       invoice VAT
Report                        input.

      4.2   Collections and Cash Applications

      (a)   Collections

     REPORT NAME             CONTENT            RECIPIENT           FREQUENCY          FORMAT
-----------------------------------------------------------------------------------------------------
Accounts                    17 separate           RS                  Monthly         Electronic
Receivable                  spreadsheets          management                          - Excel file
Portfolios                  (Credit,              and                                 sent via
                            Marketing,            Accounting                          email
                            BRS, MDR,             Operations
                            Broker, etc.)
                            that segment
                            the A/R
                            balance at
                            month end
                            by aging
                            categories
                            and Invoice
                            size.

ATB for                     Detail list of        Receivable          Monthly         Print
Government                  open items            Services
Accounts                    by office for
                            all
                            government
                            accts.

Bad Debt                    Summary of            Finance and         Monthly         Electronic
Report                      all bad debt          RS                                  - Excel file
                            write offs by         management                          sent via
                            month, by                                                 email

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

     REPORT NAME             CONTENT            RECIPIENT           FREQUENCY          FORMAT
-----------------------------------------------------------------------------------------------------
                             channel, by
                             product line
                             (MDP, ADP,
                             Marketing,
                             BRS) and
                             Year to Date.

Branch                       All                  District            Monthly         Electronic
Delinquency                  receivables          Managers                            - Excel file
                             over 60 days         and RS                              sent via
                             late by              associates                          email
                             District
                             Manager,
                             AVP, RVP,
                             Region.

BRS Product                  Detail list of       Sales               Monthly         Electronic
Cancellation                 BRS product          Finance                             - Excel file
                             cancellations.                                           sent via
                                                                                      email

Business                     Aged Trial           GBS Acctng          Monthly         Electronic
Scope ATB                    Balance              Ops                                 - Excel file
Totals                       summarized                                               sent via
                             by aging                                                 email
                             buckets for
                             Business
                             Scope.

Cancellation                 Summary              Receivable          Monthly         Electronic
summary by                   format by            Services                            - Excel file
month YTD                    Region(dollars       Leaders                             sent via
(RMS and                     and counts).                                             email
Marketing)

Core                         Detail list of       Credit Inside       Monthly         Electronic
Accounts                     open                 Sales                               - Excel file
Over 60 Days                 accounts in                                              sent via
                             the Credit                                               email
                             Inside Sales
                             Area with
                             effective date
                             of contract.

Credit                       Summarized           Receivable          Monthly         Electronic
Telesales                    payments by          Services                            - Excel file
Receivable                   DM for Credit        Leaders                             sent via
Scorecard                    Telesales.                                               email

Credits                      Credit               Cash                Monthly         Electronic
                             Balance              Application                         - Excel file
                             Invoices by                                              sent via
                             Days Open.                                               email

D&B Express                  Aged Trial           GBS Acctng          Monthly         Electronic
ATB Totals                   Balance              Ops                                 - Excel file

D&B / Supplier Confidential

                                     F3 - 55

     REPORT NAME             CONTENT            RECIPIENT           FREQUENCY          FORMAT
-----------------------------------------------------------------------------------------------------
                            summarized                                                 sent via
                            by aging                                                   email
                            buckets for
                            D&B
                            Express.

Daily Cash                  Daily cash            RS mgmt.,           Daily            Electronic
Report                      received              Finance                              - Excel file
                            through                                                    sent via
                            various                                                    email
                            lockboxes
                            and credit
                            card
                            transactions.

Daily                       Total                 RS                  Daily            Produced
Workflow                    Collection            management                           in Excel
Report                      prompt                and RS                               with hard
                            inventory by          associates                           copies
                            Associate.                                                 distributed
                            Report                                                     to
                            includes                                                   associates
                            associate
                            total
                            inventory,
                            daily follow
                            up prompts
                            and any
                            prompts that
                            are
                            delinquent in
                            follow up.

Daily /                     Records               RS                  Daily and        Electronic
Weekly                      number of             management          Weekly           - Excel file
Outbound                    outbound              and RS                               sent via
phone call                  business              associates                           email
report                      calls made by
                            collectors /
                            hour.

Dispute                     Records of all        Receivable          Monthly          Electronic
Detail by                   disputed              Services                             - Excel file
Invoice                     receivables           Leaders                              sent via
                            needed for                                                 email
                            resolution by
                            invoice

Dispute                     Records of all        Receivable          Monthly          Electronic
Summary by                  disputed              Services                             - Excel file
Invoice Type                receivables           Leaders                              sent via
                            needed for                                                 email
                            resolution by

D&B / Supplier Confidential

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

     REPORT NAME             CONTENT            RECIPIENT           FREQUENCY          FORMAT
-----------------------------------------------------------------------------------------------------
                            invoice type

Dispute                     Records of all        Receivable         Monthly          Electronic
Summary by                  disputed              Services                            - Excel file
Region                      receivables           Leaders                             sent via
                            needed for                                                email
                            resolution by
                            region

DSO and                     Record of             RS mgmt.           Monthly          Electronic
Aging Report                Sales and             Original                            - Excel file
                            Receivables           Data is                             sent via
                            by month for          received                            email
                            Credit and            from
                            Marketing.            Accounting
                            Historical            Operations.
                            information           RS updates
                            back to 1993.         this report
                            Receivables           to maintain
                            broken out            historical
                            into aging            record of
                            categories.           these
                            Performance           metrics.
                            metrics
                            include DSO,
                            DBO, ADD,
                            Percent over
                            60 and
                            Percent over
                            90 days.

Duns                        Listing of            Trade              Monthly          Electronic
Numbers for                 unique Duns                                               - Excel file
Trade CIS                   Numbers in                                                sent via
(gmc)                       the GMC CIS                                               email
                            region (to be
                            excluded in
                            Trade
                            process).

Duns                        Listing of            Trade              Monthly          Electronic
Numbers for                 unique Duns                                               - Excel file
Trade MDS                   Numbers in                                                sent via
(gmc)                       the GMC CIS                                               email
                            region (to be
                            excluded in
                            Trade
                            process).

Electronic                  Detail list of        Sales              Monthly          Electronic
Licensing                   open items            leaders                             - Excel file
ATB                         by office for                                             sent via
                            all e-licensing                                           email

D&B / Supplier Confidential

                                     F3 - 57

     REPORT NAME             CONTENT            RECIPIENT           FREQUENCY          FORMAT
-----------------------------------------------------------------------------------------------------
                             accts.
-----------------------------------------------------------------------------------------------------
Executive                    All invoices         Receivable          Monthly           Electronic
Review                       over $25K            Services                              - Excel file
                             over 60 days         Leaders                               sent via
                             in dispute,                                                email
                             with detail of
                             dispute by
                             sales leader.

Invoice Totals               Detail on            Finance             Monthly           Electronic
- Oneshot                    Oneshot                                                    - Excel file
                             invoice totals                                             sent via
                             used in                                                    email
                             portfolio
                             verification

Invoice Totals               Detail on            Finance             Monthly           Electronic
- RMS                        RMS invoice                                                - Excel file
                             totals used in                                             sent via
                             portfolio                                                  email
                             verification

Large Dollar                 All Credit           RS                  Monthly           Electronic
over 60 Day                  receivables          management                            - Excel file
Report                       over $50K                                                  sent via
                             over 60 days                                               email
                             and all
                             Marketing
                             receivables
                             over $25K
                             over 60 days.

MDR ATB                      Detail list of       MDR                 Monthly           Electronic
                             open items                                                 - Excel file
                             by office for                                              sent via
                             all MDR                                                    email
                             accts.

MDR Y-T-D                    Bad Debt,            MDR-Anne            Monthly           Electronic
Bad Debts                    Recoveries,                                                - Excel file
                             and                                                        sent via
                             Reversals by                                               email
                             Office for
                             MDR.

Not Yet Due                  Not Yet Due          Receivable          On Request        Electronic
Invoices                     Invoices (due        Services                              - Excel file
                             dates are in                                               sent via
                             current                                                    email
                             month).

Oasis/BRS                    Cancellations        Sales               Monthly           Electronic
Detail and                   processed            Finance                               - Excel file
Summary                      through                                                    sent via
Cancellations                Oasis and                                                  email

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                                     F3 - 58

     REPORT NAME             CONTENT            RECIPIENT           FREQUENCY          FORMAT
-----------------------------------------------------------------------------------------------------
                            BRS

Over 1 Day                  Past Due              Receivable        Monthly           Electronic
Over 10K                    Accts- Over 1         Services                            - Excel file
(CREDIT-                    day old-                                                  sent via
GMC)                        Credit                                                    email
                            Services GMC
                            Region.

Over 1 Day                  Past Due              Receivable        Monthly           Electronic
Over 10K                    Accts- Over 1         Services                            - Excel file
(MDS-GMC)                   day old-                                                  sent via
                            Marketing                                                 email
                            GMC Region.

Over 150                    Past Due              Receivable        Monthly           Electronic
Days                        Accts- Over           Services                            - Excel file
(BRS,BKR,M                  150 days old-                                             sent via
DR)                         BRS / MDR /                                               email
                            Broker

Over 150                    Past Due              Receivable        Monthly           Electronic
Days (GMC,                  Accts- Over           Services                            - Excel file
Fed Gov't)                  150 days old-                                             sent via
                            (GMC, Fed                                                 email
                            Gov't).

Over 150                    Past Due              Finance           Monthly           Electronic
Days Corp                   CIS Accts-                                                - Excel file
Totals-CIS                  Over 180                                                  sent via
                            days old                                                  email

Over 150                    Past Due              Finance           Monthly           Electronic
Days Corp                   MDS Accts-                                                - Excel file
Totals-MDS                  Over 180                                                  sent via
                            days old                                                  email

Over 180                    Past Due              Finance           Monthly           Electronic
Days Corp                   CIS Accts-                                                - Excel file
Totals-CIS                  Over 180                                                  sent via
                            days old                                                  email

Over 180                    Past Due              Finance           Monthly           Electronic
Days Corp                   MDS Accts-                                                - Excel file
Totals-MDS                  Over 180                                                  sent via
                            days old                                                  email

Over 190                    Past Due              Receivable        Monthly           Electronic
Days (CIS-                  Accts - Over          Services                            - Excel file
NON-GMC)                    200 days old-                                             sent via
                            Credit                                                    email
                            Services
                            RBU's/Inside
                            Sales.

Over 190                    Past Due              Receivable        Monthly           Electronic
Days (MDS-                  Accts- Over           Services                            - Excel file
NON-GMC)                    200 days old-                                             sent via

D&B / Supplier Confidential

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

     REPORT NAME             CONTENT            RECIPIENT           FREQUENCY          FORMAT
-----------------------------------------------------------------------------------------------------
                             Marketing                                                email
                             RBU's/Inside
                             Sales

Over 30 Days                 Past Due             Receivable        Monthly           Electronic
Over 20K                     Accts over 30        Services                            - Excel file
                             days over                                                sent via
                             20k (RBU                                                 email
                             and Inside
                             Sales).

Over 60 Days                 Past Due             Receivable        Monthly           Electronic
over 50K                     accounts             Services                            - Excel file
                             requiring                                                sent via
                             collection                                               email
                             efforts

Personal                     One-shot             Receivable        Monthly           Electronic
Touch Detail                 invoice aging        Services                            - Excel file
                             detail.                                                  sent via
                                                                                      email

SBS/EXP Tax                  D&B                  Tax Dept          Monthly           Electronic
Bad Debts                    Express-                                                 - Excel file
                             Transaction                                              sent via
                             detail of bad                                            email
                             debts with
                             tax broken
                             out by
                             month.

SBS/EXP Tax                  D&B                  Tax Dept          Monthly           Electronic
Cancellations                Express-                                                 - Excel file
                             Transaction                                              sent via
                             detail of                                                email
                             cancellations
                             with tax
                             broken Out
                             by month.

SBS/EXP Tax                  D&B                  Tax Dept          Monthly           Electronic
Recoveries/                  Express-                                                 - Excel file
Reversals                    Transaction                                              sent via
                             detail of bad                                            email
                             debt
                             recoveries
                             with tax
                             broken Out
                             by month.

Scope Tax                    Business             Tax Dept          Monthly           Electronic
Bad Debts                    Scope                                                    - Excel file
                             Transaction                                              sent via
                             Detail of Bad                                            email
                             Debts with

D&B / Supplier Confidential

                                     F3 - 60

     REPORT NAME             CONTENT            RECIPIENT           FREQUENCY          FORMAT
-----------------------------------------------------------------------------------------------------
                             Tax broken
                             Out by
                             Month.

Scope Tax                    Business             Tax Dept            Monthly         Electronic
Cancellations                Scope                                                    - Excel file
                             Transaction                                              sent via
                             detail of                                                email
                             cancellations
                             with tax
                             broken Out
                             by month.

Scope Tax                    Business             Tax Dept            Monthly         Electronic
Recoveries/                  Scope                                                    - Excel file
Reversals                    Transaction                                              sent via
                             detail of bad                                            email
                             debt
                             recoveries
                             with tax
                             broken out
                             by Month.

Small                        Monthly DSO          RS Mgmt,            Monthly         Hard
Business                     and Aging            Finance,                            copies are
Monthly                      results, as          BRS, MDR,                           sent via
Performance                  well as              Scope and                           interoffice
Report                       Performance          Express                             messenger
                             Trends for           sales                               or U.S.
                             BRS, MDR,            management                          mail.
                             Express and
                             Scope.

Top 50                       Highest $            Finance             Monthly         Electronic
(Credit)                     Accts Past                                               - Excel file
                             Due -Credit                                              sent via
                             Services.                                                email

Top 50                       Highest $            Finance             Monthly         Electronic
(Marketing)                  Accts Past                                               - Excel file
                             Due -                                                    sent via
                             Marketing.                                               email

Weekly                       Records daily        RS                  Weekly          Electronic
Workflow                     prompts and          management                          - Excel file
Report                       weekly               and RS                              sent via
                             inventory of         associates                          email
                             throughput
                             by associate.

Y-T-D                        Records              RS                  Monthly         Electronic
workflow                     monthly              management                          - Excel file
Report                       "percentage          and RS                              sent via
                             of accounts          associates                          email
                             handled" by


D&B / Supplier Confidential

                                     F3 - 61

     REPORT NAME               CONTENT               FREQUENCY            FORMAT
--------------------------------------------------------------------------------------------

                             associate,
                             based upon
                             weekly
                             workflow
                             activity.



      (b)   Cash Applications

     REPORT NAME                 CONTENT               FREQUENCY     EXISTING/ NEW       FORMAT
---------------------------------------------------------------------------------------------------------
ARM Calendar                  Identifies turns            Monthly        Existing         Print
                              that should run
                              each day.

BRS                           Log of BRS                  Ad hoc         Existing         Electronic
Cancellation                  cancellation form
Report                        rejections.

BRS                           Comparison of               Monthly        Existing         Electronic
cancellations                 BRS cancellations
& bad debts                   & bad debts (prior
Trend                         year vs. current
                              year by month).

Credit Card                   Logs credit card            Monthly        Existing         Electronic
Decline                       declines by month.                                          (Database)
Report

Customer                      Number of                   Monthly        Existing         Electronic
Refunds                       customer refunds
                              by month.

Lockbox                       Lockbox                     Monthly        Existing         Electronic
Report                        performance.

Manual Credit                 Log of manual               Ad hoc         Existing         Electronic
Card                          credit card
Rejection                     rejections
Report
                              Log of Marketing            Ad hoc         Existing         Electronic
Marketing                     cancel re-bills that
Rebill Report                 GBS billing needs
                              to process.

MDS                           Log of MDS                  Ad hoc         Existing         Electronic
cancellation                  cancellation form
Report                        rejections.

Performance                   Cash application            Monthly        Existing         Electronic
Report                        performance.

Rejection                     Log of refund form          Ad hoc         Existing         Electronic
Report                        rejections.

Unapplied                     Unapplied credits           Monthly        Existing         Electronic
Summary                       stats.

Unapplied                     5 yr comparison of          Monthly        Existing         Electronic

D&B / Supplier Confidential

                                     F3 - 62

     REPORT NAME                 CONTENT               FREQUENCY     EXISTING/ NEW       FORMAT
---------------------------------------------------------------------------------------------------------
trend report                unapplied credits.

Warehouse                   List of lockbox              Ongoing         Existing         Electronic
Report                      items sent to
                            warehouse.

D&B / Supplier Confidential

                                     F3 - 63

                                   SCHEDULE G
                             OTHER COUNTRY LOCATIONS

Attached to this Schedule G as Exhibits G-1 and G-2 are the agreed form of Local Country Agreement for Canada and for Europe respectively.

                                    EXHIBITS

G-1   Canada Services Agreement

G-2   Europe Services Agreement

D&B / IBM Confidential

                                   EXHIBIT G-1
                            CANADA SERVICES AGREEMENT

This CANADA SERVICES AGREEMENT is entered into and agreed to have been effective as of October 15, 2004, (the "Canada Services Agreement Effective Date"), by and between: The D&B Companies of Canada Ltd. (the "D&B Party"), a company incorporated in Canada whose registered office is at 5770 Hurontario Street, Mississauga, Ontario, Canada L5R 3G5; and IBM Canada Ltd (the "IBM Party"), a company incorporated in Canada whose registered office is at 3600 Steele Avenue East, Markham, Ontario, Canada L3R9Z7.

WHEREAS, The Dun & Bradstreet Corporation ("D&B") and IBM Corporation ("IBM") are parties to a Business Process Outsourcing Agreement (the "Master Agreement"), dated October 15, 2004, pursuant to which Affiliates of D&B may acquire the Services (such term, and all other terms used with initial capitalisation and not otherwise defined herein, shall have the meaning as defined in the Master Agreement) from Affiliates of IBM;

WHEREAS, The Master Agreement contemplates that, in relation to each of Canada and Europe, the Affiliate of D&B acquiring Services and the Affiliate of IBM furnishing Services pursuant to the Master Agreement will execute a separate agreement by which they subscribe to the terms of, and join in, the Master Agreement;

WHEREAS, The D&B Party and the IBM Party intend that the IBM Party will provide Services to the D&B Party in Canada pursuant to this Canada Services Agreement;

WHEREAS, The D&B Party is an Affiliate of D&B and the IBM Party is an Affiliate of IBM;

WHEREAS, the D&B Party desires to obtain Services from the IBM Party,

NOW, THEREFORE, in consideration of the mutual promises set forth below and other good and valid consideration, the parties intending to be legally bound, with effect from the Canada Services Agreement Effective Date, agree as follows:

1.    GENERAL

      1.1   SERVICES

      The IBM Party hereby agrees to provide the Services described in the Master Agreement to the D&B Party in respect of those Canadian locations and for those Services more particularly set forth in the Master Agreement on the same terms and conditions including the Performance Standards and Service Levels as set forth in the Master Agreement and including all of the Schedules to the Master Agreement ("Terms and Conditions") except as the Terms and Conditions may be modified by the provisions of this Canada Services Agreement to the extent permitted by Section 3.8 of the Master Agreement.

                                     G-1-1

D&B / IBM Confidential

      1.2   MASTER AGREEMENT.

      This Canada Services Agreement is intended to, and shall, constitute a Local Services Agreement under the Master Agreement. By entering this Canada Services Agreement, the D&B Party and the IBM Party hereby accept the Terms and Conditions of the Master Agreement, save as set out at Section 1.4. In the event of a conflict between this Canada Services Agreement and the Master Agreement, the terms and conditions of this Canada Services Agreement shall govern in relation to its scope (i.e. the jurisdiction of the Services) and otherwise the Terms and Conditions of the Master Agreement shall prevail. Any amendment or modification of the Master Agreement shall be deemed to govern this Canada Services Agreement without the necessity of further action by either party.

      1.3   APPROVAL BY PARTIES' PROJECT EXECUTIVES.

      Neither this Canada Services Agreement nor any amendment hereto shall be valid until approved by both the D&B Global Project Executive and the IBM Project Executive (as evidenced by the appropriate signature below).

      1.4   CHANGES TO THE MASTER AGREEMENT.

      The -changes set out in this Section 1.4 shall be made to the Master Agreement when applicable to the Services provided under this Canada Services
Agreement:

            (a) except where the context otherwise requires, all references in the Master Agreement to "this Agreement" or "the Agreement" shall be to the Master Agreement as modified and adopted by the parties pursuant to this Canada Services Agreement in relation to the Services provided hereunder;

            (b) except where the context otherwise requires, all references to IBM and to D&B in the Master Agreement shall, in relation to the Services provided hereunder, be to the IBM Party and the D&B Party, respectively, as identified in this Canada Services Agreement;

            (c) references to Sections contained within the Master Agreement shall be understood as referring to the corresponding provision of the Master Agreement as adopted by this Canada Services Agreement and not to the Section of that number in the body of this Canada Services Agreement;

            (d) the IBM Party will provide the Services under this Canada Services Agreement from the Canada Services Agreement Effective Date or, if later, such date or dates as shall be agreed between the IBM and D&B and set forth in Exhibit A-7-(Transition and Transformation) to the Master Agreement and/or the Transition Plan attached thereto;

                                     G-1-2
D&B / IBM Confidential

            (e) Section 23 of the Master Agreement shall operate, in relation to this Canada Services Agreement, as set out in Section 3 below; and

            (f) The provisions of Sections 24.2; 24.3; 24.4 and 24.5 of the Master Agreement are not adopted by and shall not apply in relation to this Canada Services Agreement.

            (g) In addition to each of our obligations under any existing agreements, the following provisions shall apply in the event that one of us makes Personal Data available to the other:
                  "Personal Data" refers to information relating to an identified or identifiable individual made available by one of us, its personnel or any other individual to the other in connection with an agreement between us.

                  1.    General

                        a) Each of us is responsible for complying with any obligations applying respectively to each of us under applicable Canadian data privacy laws and regulations ("Laws").

                        b) Neither of us will request Personal Data beyond what is necessary to fulfill the purpose(s) for which it is requested. The purpose(s) for requesting Personal Data shall be reasonable. Each of us will agree in advance as to the type of Personal Data which is required to be made available.

                  2.    Security Safeguards

                        a) Each of us acknowledges that it is solely responsible for determining and communicating to the other the appropriate technological, physical and organizational security measures required to protect Personal Data.

                        b) Each of us will ensure that Personal Data is protected in accordance with the security safeguards communicated by the other.

                        c) Each of us will ensure that any third party to whom Personal Data is transferred is bound by the applicable terms of these provisions.

                  3.    Use

                        a) Each of us agrees that Personal Data will only be used, accessed, managed, transferred, disclosed to third parties or otherwise processed to fulfill the purpose(s) for which it was made available.

                  4.    Access Requests

                        a) Each of us agrees to reasonably cooperate with the other in connection with access requests for Personal Data.

                                     G-1-3
D&B / IBM Confidential

                        b) Each of us agrees to reimburse the other for any reasonable charges incurred in providing each other assistance.

                        c) Each of us agrees to amend Personal Data only upon receiving instructions to do so from the other party, its personnel or any other individual.

                        5.    Retention

                              a. Each of us will promptly return to the other or destroy all Personal Data which is no longer necessary to fulfill the purpose(s) for which it was made available, unless otherwise instructed by the other, its personnel or any other individual or required by law.

      1.5   APPLICABLE LANGUAGE.

      The language of this Canada Services Agreement is English and all notices given under this Canada Services Agreement must be in English to be effective. No translation, if any, of this Canada Services Agreement or any notice will be of any effect in the interpretation of this Canada Services Agreement or in determining the intent of the parties. The parties have expressly agreed that this Canada Services Agreement and all invoices and related documents be drafted in English. Les parties ont expressement exige que cette convention ainsi que tout autre avis et documents afferents soient rediges en langue anglaise seulement.

      1.6   NO THIRD PARTY BENEFICIARIES.

      Nothing in this Canada Services Agreement shall be deemed to grant any rights or benefits to any person other than the parties, their respective successors in title or permitted assignees, or entitle any third party to enforce any provision hereof and the parties do not intend that any term of this Canada Services Agreement should be enforceable by a third party.

2.    INVOICING AND PAYMENT

      2.1   INVOICING.

      For Services provided under this Canada Services Agreement, the IBM Party shall send invoices, in Canadian dollars based on the pricing tables set forth in Exhibit C-2 (Pricing Tables) to the Master Agreement to the D&B Party, in accordance with the invoicing requirements of Schedule C (Charges) to the Master Agreement, at the following address:

      Doug Freeman
      Customer Operations Leader
      The D&B Companies of Canada Ltd.
      5770 Hurontario Street
      Mississauga, Ontario, Canada L5R 3G5

                                     G-1-4
D&B / IBM Confidential

      2.2   PAYMENT.

      The D&B Party shall remit payment for invoices to the IBM Party, in accordance with the payment provisions of Schedule C (Charges) to the Master Agreement, at the IBM Party's address set forth on the invoice.

3.    TERMINATION

      The D&B Party and the IBM Party acknowledge and agree that this Canada Services Agreement may be terminated as described in Section 23 of the Master Agreement, subject to the restrictions set out within those provisions. The parties to this Canada Services Agreement agree that, in certain cases set out within those Sections, termination of all or part of the Master Agreement may result in a party to this Canada Services Agreement terminating this Canada Services Agreement in accordance with the provisions set out within Section 23 of the Master Agreement.

4.    DISPUTE RESOLUTION

      4.1   DISPUTE RESOLUTION PROCESS.

            (a) Any complaints, problems or disputes relating to the provision of the Services, the interpretation of this Canada Services Agreement or otherwise shall first be handled in accordance with the process set out at Section 22.1 (Dispute Resolution Process) of the Master Agreement.

            (b) The venue for any settlement proceedings which are requested by the parties under the ICC ADR Rules shall, unless the settlement proceedings are consolidated as described in
                  Section 4.2, be Toronto, Ontario, Canada or such other place as the parties shall agree.

            (c) Nothing in this Canada Services Agreement shall prevent any party seeking, obtaining or implementing interim or conservatory measures or other immediate relief in respect of any dispute or referring any matter relating to this Canada Services Agreement to any competent governmental agency, commission, court or other authority having jurisdiction over either signatory party with a request that it make a determination or take other appropriate steps for its resolution.

      4.2   CONSOLIDATION OF DISPUTES.

      In the event that D&B or IBM elects pursuant to, and in accordance with,
Section 22 of the Master Agreement to consolidate a dispute arising under this Canada Services Agreement with a dispute arising under the Master Agreement, the D&B Party and the IBM Party shall assign and transfer to D&B or IBM (as applicable) the relevant cause of action, claim or proceeding (whether arising in contract, tort, negligence, misrepresentation or breach of statutory duty) under or in connection with

                                     G-1-5
D&B / IBM Confidential
this Canada Services Agreement so that D&B or IBM will be able to bring such action, claim or proceedings on behalf of the D&B Party or the IBM Party as applicable. The D&B Party and the IBM Party hereby appoint D&B or IBM (as applicable) as agents to bring such actions, claims or proceedings and agree to do all such further acts or things and to execute all such deeds and other documents as may be required to perfect such assignment and transfer and/or to exercise such rights as described in this Section 4.2.

5.    SERVICE OF PROCESS

The D&B Party and the IBM Party hereby appoint D&B and IBM as their respective agents for service of process.

                                     G-1-6

D&B / IBM Confidential

6.    HUMAN RESOURCES

Provisions regarding the Transfer of Affected Employees to the IBM Party are set forth in Schedule E (Human Resources).

7.    NOTICE

All notices under this Canada Services Agreement pursuant to Section 25.19 of the Master Agreement shall be made between the D&B Party and the IBM Party at the following addresses:

   IN THE CASE OF THE D&B PARTY:             IN THE CASE OF THE IBM PARTY:

         The D&B Companies of Canada Ltd.        IBM Canada Ltd
         5770 Hurontario Street                  10 York Mills Road
         Mississauga, ON L5R 3G5                 Suite 400
         Canada                                  Toronto, Canada M2P267
         Attn.: Doug Freeman                     Attn.: BPO Delivery Executive
         Facsimile.: +1.800.668.7800             facsimile:

   WITH A COPY TO:                           WITH A COPY TO:
         Dun & Bradstreet, Inc.                  IBM Florham Park
         103 JFK Parkway                         400 Campus Drive
         Short Hills, NJ, USA                    Florham Park NJ 07932
         Attn.: Gary Michel                      Attn.: D&B Project Executive
         Facsimile.: +1.866.491.4948             facsimile: 973-514-4159

IN WITNESS WHEREOF, the parties hereto have caused this Canada Services Agreement to be executed on its behalf by its officers or representatives thereunto duly authorised, as of the date above written.

The D&B Companies of Canada Ltd.         IBM CANADA LTD (IBM PARTY)
(D&B PARTY)

BY: ________________________________     BY: _______________________________
NAME: ______________________________     NAME: Lynn Belo
TITLE: _____________________________
                                         TITLE: CFO Business Consulting Services

APPROVED BY D&B GLOBAL PROJECT EXECUTIVE    APPROVED BY IBM PROJECT EXECUTIVE ON
ON BEHALF OF DUN & BRADSTREET, INC.         BEHALF OF IBM CORPORATION

BY: ________________________________        BY: ________________________________

                                     G-1-7

D&B / IBM Confidential

NAME: ______________________________        Name: ______________________________

DATE: ______________________________        DATE: ______________________________

                                     G-1-8
D&B / IBM Confidential

                                   EXHIBIT G-2
                            EUROPE SERVICES AGREEMENT

This EUROPE SERVICES AGREEMENT is entered into and agreed to have been effective as of October 15, 2004, (the "Europe Services Agreement Effective Date"), by and between: D & B Europe Limited (the "D&B Party"), a company incorporated in the United Kingdom whose registered office is at 50-100 Holmers Farm Way, High Wycombe, Bucks, United Kingdom HP12 4UL; and IBM United Kingdom Limited (the "IBM Party"), a company incorporated in the United Kingdom whose registered office is at PO Box 41, North Harbour, Portsmouth, Hampshire, United Kingdom, PO6 3AU.

WHEREAS, The Dun & Bradstreet Corporation ("D&B") and IBM Corporation ("IBM") are parties to a Business Process Outsourcing Agreement (the "Master Agreement"), dated October 15, 2004, pursuant to which Affiliates of D&B may acquire the Services (such term, and all other terms used with initial capitalisation and not otherwise defined herein, shall have the meaning as defined in the Master Agreement) from Affiliates of IBM;

WHEREAS, The Master Agreement contemplates that, in relation to each of Canada and Europe, the Affiliate of D&B acquiring Services and the Affiliate of IBM furnishing Services pursuant to the Master Agreement will execute a separate agreement by which they subscribe to the terms of, and join in, the Master Agreement;

WHEREAS, The D&B Party and the IBM Party intend that the IBM Party will provide Services to the D&B Party in the United Kingdom pursuant to this Europe Services Agreement;

WHEREAS, The D&B Party and the IBM Party intend through this Europe Services Agreement to provide a mechanism by which their respective Affiliates in Italy, the Netherlands, Belgium, and other European countries may elect to also subscribe to and join in the Master Agreement as more fully described in Section 1.1(c).

WHEREAS, The D&B Party is an Affiliate of D&B and the IBM Party is an Affiliate of IBM;

WHEREAS, the D&B Party desires to obtain Services from the IBM Party,

NOW, THEREFORE, in consideration of the mutual promises set forth below and other good and valid consideration, the parties intending to be legally bound, with effect from the Europe Services Agreement Effective Date, agree as follows:

1.       GENERAL

         1.1      SERVICES

                  (a) The IBM Party hereby agrees to provide the Services described in the Master Agreement to the D&B Party in respect of those European locations and for those Services more particularly set forth in the Master Agreement on the same terms and conditions, including the Performance



                                      G2-1
D&B / IBM Confidential

                           Standards and Service Levels, as set forth in the Master Agreement and including all of the Schedules to the Master Agreement ("Terms and Conditions") except as the Terms and Conditions may be modified by the provisions of this Europe Services Agreement, but only to the extent permitted by Section 3.8 of the Master Agreement.

                  (b) The implementation of Services in the United Kingdom shall commence on the UK Services Effective Date. For the purposes of this Europe Services Agreement, "UK Services Effective Date" means, in relation to the United Kingdom, the date upon which D&B confirms in writing to IBM that any applicable legal pre-conditions in relation to the transfer of UK ARD Affected Employees have been satisfied.

                  (c) The Services may be implemented in Italy, the Netherlands, Belgium, and other European Countries through the applicable Affiliates of IBM and D&B entering into by the an agreement by which such parties would subscribe to the terms of and join in the Master Services Agreement via this Europe Services Agreement in the applicable country, subject to changes required to conform to local law and custom, and such other changes as are mutually agreed by such parties (in each case, an "Adoption Agreement").

         1.2      MASTER AGREEMENT.

         This Europe Services Agreement is intended to, and shall, constitute a Local Services Agreement under the Master Agreement. By entering this Europe Services Agreement, the D&B Party and the IBM Party hereby accept the Terms and Conditions of the Master Agreement, save as set out at Sections 1.4 and 1.5 below, to the extent that they are applicable to the provision of the Services under this Europe Services Agreement. In the event of a conflict between this Europe Services Agreement and the Master Agreement, the terms and conditions of this Europe Services Agreement shall govern in relation to its scope (i.e. the jurisdiction of the Services) and otherwise the Terms and Conditions of the Master Agreement shall prevail. Any amendment or modification of the Master Agreement shall be deemed to govern this Europe Services Agreement without the necessity of further action by either party.

         1.3      APPROVAL BY PARTIES' PROJECT EXECUTIVES.

         Neither this Europe Services Agreement nor any amendment hereto shall be valid until approved by both the D&B Global Project Executive and the IBM Project Executive (as evidenced by the appropriate signature below).

         1.4      CHANGES TO THE MASTER AGREEMENT.

         The changes set out in this Section 1.4 and, in respect of data privacy and data protection, Section 1.5 shall be made to the Master Agreement when applicable to Services provided under this Europe Services
         Agreement:



                                      G2-2
D&B / IBM Confidential

                  (a) Except where the context otherwise requires, all references in the Master Agreement to "this Agreement" or "the Agreement" shall be to the Master Agreement as modified and adopted by the parties pursuant to this Europe Services Agreement in relation to the Services provided hereunder;

                  (b) Except where the context otherwise requires, all references to IBM and to D&B in the Master Agreement shall be, in relation to the Services provided hereunder, to the IBM Party and the D&B Party, respectively, as identified in this Europe Services Agreement;

                  (c) References to Sections contained within the Master Agreement shall be understood as referring to the corresponding provision of the Master Agreement as adopted by this Europe Services Agreement and not to the Section of that number in the body of this Europe Services Agreement;

                  (d) The IBM Party will provide the Services under this Europe Services Agreement in the United Kingdom from the UK Services Effective Date, or, if later, such Service(s) Commencement Date(s) as shall be agreed between the IBM and D&B and set forth in Exhibit A-7 (Transition and Transformation) to the Master Agreement and/or the Transition Plan attached thereto;

                  (e) Section 23 of the Master Agreement shall operate, in relation to this Europe Services Agreement, as set out in Section 3 below;

                  (f) Nothing in this Europe Services Agreement shall be deemed to grant any rights or benefits to any person other than the parties, their respective successors in title or permitted assignees, or entitle any third party to enforce any provision hereof and the parties do not intend that any term of this Europe Services Agreement should be enforceable by a third party by virtue of the Contracts (Rights of Third Parties) Act 1999; and

                  (g) The provisions of Sections 24.2; 24.3; 24.4 and 24.5 of the Master Agreement are not adopted by and shall not apply in relation to this Europe Services Agreement.


                                      G2-3
D&B / IBM Confidential

         1.5      DATA PRIVACY AND DATA PROTECTION LAWS

         Schedule H (Data Privacy and Data Protection Laws) to the Master Agreement sets out terms and conditions governing data privacy and data protection. Capitalized terms not defined in this Section 1.5 shall have the meaning given them in Schedule H (Data Privacy and Data Protection Laws) or elsewhere in the Master Agreement. References to Sections in the remainder of this Section 1.5 are to Sections of Schedule H (Data Privacy and Data Protection Laws). As adopted by and in relation to this Europe Services Agreement, the Master Agreement shall be amended as follows:

                  (a) At Section 2.1, the definition of "Do Not Call Legislation" shall be extended to include the Privacy and Electronic Communications (EC Directive) Regulations 2003.

                  (b) Pursuant to Section 4.6, the IBM Party acknowledges that the applicable legislation implementing article 17 of Directive 95/46/EC with which it must comply is the "Seventh Data Protection Principle" in the United Kingdom's Data Protection Act 1998 ("DPA").

                  (c) In accordance with the specific requirements of the DPA, Section 4.7(a)(i) shall not apply where the personal data transfer is required by any regulation or is necessary to implement a contract with the data subject or where the data refer to companies or partnerships, and more generally if the transfer of personal data falls within Schedule 4 of the DPA.

                  (d) In addition to the provisions of Section 5.3, IBM shall, in performing the Services, comply in the United Kingdom with the Regulation of Investigatory Powers Act 2000, the Telecommunications (Lawful Business Practice)(Interception of Communications) Regulations 2000 and the Privacy and Electronic Communications (EC Directive) Regulations 2003.

2.       INVOICING AND PAYMENT

         2.1      INVOICING.

         For Services provided under this Europe Services Agreement, the IBM Party shall send invoices, in Euros based on the pricing tables set forth in Exhibit C-2 (Pricing Tables) to the Master Agreement to the D&B Party, in accordance with invoicing requirements of Schedule C (Charges) to the Master Agreement, at the following address:

                  Mark Stanton
                  CFO - Europe


                                      G2-4
D&B / IBM Confidential

                  D & B Europe Limited
                  50-100 Holmers Farm Way
                  High Wycombe, Bucks
                  United Kingdom
                  HP12 4UL

         2.2      PAYMENT.

         The D&B Party shall remit payment for invoices to the IBM Party, in accordance with the payment provisions of Schedule C (Charges) to the Master Agreement, at the IBM Party's address set forth on the invoice.

3.       TERMINATION

The D&B Party and the IBM Party acknowledge and agree that this Europe Services Agreement may be terminated as described in Section 23 of the Master Agreement, subject to the restrictions set out within those provisions. The parties to this Europe Services Agreement agree that, in certain cases set out within those Sections, termination of all or part of the Master Agreement may result in a party to this Europe Services Agreement terminating this Europe Services Agreement in accordance with the provisions set out within Section 23 of the Master Agreement.

4.       DISPUTE RESOLUTION

         4.1      DISPUTE RESOLUTION PROCESS.

                  (a) Any complaints, problems or disputes relating to the provision of the Services, the interpretation of this Europe Services Agreement or otherwise shall first be handled in accordance with the process set out at
                           Section 22.1 (Dispute Resolution Process) of the Master Agreement.

                  (b) The venue for any settlement proceedings which are requested by the parties under the ICC ADR Rules shall, unless the settlement proceedings are consolidated as described in Section 4.2, be London or such other place as the parties shall agree.

                  (c) Nothing in this Europe Services Agreement shall prevent any party seeking, obtaining or implementing interim or conservatory measures or other immediate relief in respect of any dispute or referring any matter relating to this Europe Services Agreement to any competent governmental agency, commission, court or other authority having jurisdiction over either signatory party with a request that it make a determination or take other appropriate steps for its resolution.



                                      G2-5
D&B / IBM Confidential

         4.2      CONSOLIDATION OF DISPUTES.

         In the event that D&B or IBM elects pursuant to, and in accordance with, Section 22.2 of the Master Agreement to consolidate a dispute arising under this Europe Services Agreement with a dispute arising under the Master Agreement, the D&B Party and the IBM Party shall assign and transfer to D&B or IBM (as applicable) the relevant cause of action, claim or proceeding (whether arising in contract, tort, negligence, misrepresentation or breach of statutory duty) under or in connection with this Europe Services Agreement so that D&B or IBM will be able to bring such action, claim or proceeding on behalf of the D&B Party or the IBM Party as applicable. The D&B Party and the IBM Party hereby appoint D&B or IBM (as applicable) as agents to bring such actions, claims or proceedings and agree to do all such further acts or things and to execute all such deeds and other documents as may be required to perfect such assignment and transfer and/or to exercise such rights as described in this Section 4.2.

5.       SERVICE OF PROCESS

The D&B Party and the IBM Party hereby appoint D&B and IBM as their respective agents for service of process.

6.       HUMAN RESOURCES

         6.1      GENERAL AND DEFINITIONS

                  This Section 6 sets out the terms and conditions governing the transfer of employment of ARD Affected Employees from the relevant D&B Affiliate to the relevant IBM Affiliate. Capitalized terms in this
         Section 6 shall have the meanings given in Schedule E (Human Resources). Attachment G-2-1 (United Kingdom Affected Employees) identifies the Affected Employees in the United Kingdom.

         6.2      TRANSFER OF EMPLOYMENT.

                  (a)      *

                           (i)      *






                           (ii)     *










D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      G2-6
D&B / IBM Confidential

                                    *







                           (iii)    *






                  (b)      *




                  (c)      *













                  (d)      *




         6.3      PENSIONS AND RELATED BENEFITS

                  *


                  (a)      *

                           (i)      *









D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      G2-7

D&B / IBM Confidential

                           (ii)     *














                           (iii)    *







                  (b)      *




         6.4      ARD AFFECTED EMPLOYEE INFORMATION

                  *








                  (a)      *












                  (b)      *




D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      G2-8

D&B / IBM Confidential

                           *













         6.5      RESPONSIBILITY FOR SEVERANCE/REDUNDANCY PAYMENTS

                  *







         6.6      BENEFITS

                  *



                  (a)      *











                  (b)      *





                           (i)      *




                           (ii)     *




D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                      G2-9

D&B / IBM Confidential

                                    *





                           (iii)    *









                           (iv)     *



                           (v)      *


                           (vi)     *


                           (vii)    *








                  (c)      *





                  (d)      *















D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     G2-10
D&B / IBM Confidential

                           *













                  (e)      *



                           (i)      *

                           (ii)     *





                           (iii)    *

                           (iv)     *

                           (v)      *




                                    1)       *






                                    2)       *











                  (f)      *





D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     G2-11

D&B / IBM Confidential

                           *


                  (g)      *











         6.7      INDEMNITIES ON TRANSFER

                  (a)      *



                  (b)      *






                           (i)      *






                           (ii)     *






                  (c)      *



D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     G2-12
D&B / IBM Confidential

         6.8      NON-ARD AFFECTED EMPLOYEES

                  *





7.       APPLICABLE LANGUAGE

         The language of this Europe Services Agreement is English and all notices given under this Europe Services Agreement must be in English to be effective. No translation, if any, of this Europe Services Agreement or any notice will be of any effect in the interpretation of this Europe Services Agreement or in determining the intent of the parties. The parties have expressly agreed that this Europe Services Agreement and all related documents be drafted in English.

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     G2-13
D&B / IBM Confidential

8.       NOTICE

All notices under this Europe Services Agreement pursuant to Section 25.19 of the of the Terms and Conditions shall be made between the D&B Party and the IBM Party at the following addresses:

         IN THE CASE OF THE D&B PARTY:      IN THE CASE OF THE IBM PARTY:

              D & B Europe Limited              IBM Florham Park
              50-100 Holmers Farm Way           400 Campus Drive
              High Wycombe, Bucks               Florham Park, NJ 07932
              United Kingdom                    Attn.: D&B Project Executive
              HP12 4UL                          Facsimile: 973-514-4159
              Attn.:  Mark Stanton
              Facsimile.: ___________

         WITH A COPY TO:                    WITH A COPY TO:

              Dun & Bradstreet, Inc.            IBM United Kingdom Limited
              103 JFK Parkway                   PO Box 41,
              Short Hills, NJ, USA              North Harbour, Portsmouth,
              Attn.: Gary Michel                Hants, UK PO63AU
              Facsimile.: +1.866.491.4948       Attn.: D&B IBM Project Executive
                                                facsimile:

IN WITNESS WHEREOF, the parties hereto have caused this Europe Services Agreement to be executed on its behalf by its officers or representatives thereunto duly authorised, as of the date above written.

D & B Europe Limited (D&B PARTY)          IBM UNITED KINGDOM LIMITED (IBM PARTY)

BY: ________________________________      BY: _______________________________

NAME: Gary S. Michel                      NAME: David Dockray

TITLE: Vice President, Re-Engineering     TITLE: Managing Partner, IBM Business
                                          Consulting Services, EMEA

APPROVED BY D&B GLOBAL PROJECT EXECUTIVE  APPROVED BY IBM PROJECT EXECUTIVE
ON BEHALF OF DUN & BRADSTREET, INC.       ON BEHALF OF IBM CORPORATION

BY: ________________________________      BY: ________________________________

NAME: Mark Samuels                        NAME: ______________________________

DATE: 15 October 2004                     DATE: ______________________________


                                     G2-14
D&B / IBM Confidential

                                     G2-15

D&B / IBM Confidential

                                ATTACHMENT G-2-1
                        UNITED KINGDOM AFFECTED EMPLOYEES

            FUNCTION                 LOCATION              FTE               ASSOCIATE NAME
-----------------------------------------------------------------------------------------------
*                                   *              *                        *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     G2-16
D&B / IBM Confidential

                                   SCHEDULE H
                      DATA PRIVACY AND DATA PROTECTION LAWS

                                TABLE OF CONTENTS

1.    INTRODUCTION........................................................     3
2.    DEFINITIONS.........................................................     3
2.1      Certain Definitions..............................................     3
2.2      Other Definitions................................................     4
3.    NORTH AMERICAN DATA PRIVACY LAWS....................................     5
3.1      Personally Identifiable Information..............................     5
3.2      Personal Information Protection and Electronic Documents Act.....     5
4.    EUROPEAN UNION DATA PROTECTION LAWS.................................     5
4.1      Compliance with EU Data Protection Legislation...................     5
4.2      The Parties' Roles...............................................     6
4.3      IBM's Obligations................................................     6
4.4      Restrictions on use of personal data.............................     7
4.5      Other IBM Obligations............................................     7
4.6      Article 17 of the Directive......................................     8
4.7      Offshore Processing..............................................     9
5.    DO NOT CALL AND OTHER LEGISLATION...................................    10
5.1      Compliance with Do Not Call Legislation..........................    10
5.2      Compliance with Do Not Call Policies.............................    10
5.3      Other relevant legislation.......................................    11

D&B / IBM Confidential

                                    EXHIBITS

H-1      Offshore Processing

H-2      Qualifications to the Standard Contractual Clauses

H-3      Model Contract

D&B / IBM Confidential

                                   SCHEDULE H
                      DATA PRIVACY AND DATA PROTECTION LAWS

1.       INTRODUCTION

         This Schedule H sets out terms and conditions governing data privacy and data protection, and compliance by the Parties with applicable legislation and regulation, as the same relates to the performance of the Services by IBM.

         If, during the Term, a change is made to any of the laws referred to in this Schedule H, or a new law is implemented which affects any of the matters referred to in this Schedule H, IBM shall comply with such changed or new law in accordance with the provisions of Section 24.1 (Compliance with Laws and Regulations, Generally) of the Agreement.

2.       DEFINITIONS

         2.1      CERTAIN DEFINITIONS.

         As used in this Schedule H, the following terms shall have the meanings given them below.

                  (a) "D&B Personal Data" means personal data that is processed by or on behalf of IBM in performing the Services, including personal data relating to employees and customers of D&B and/or which is made available directly or indirectly to IBM by D&B or D&B Affiliates in connection with the performance of the Services.

                  (b)      "Data Importer" shall have the meaning provided in
                           Section 4.7(a)(i).

                  (c)      "Data Exporter" shall have the meaning provided in
                           Section 4.7(a)(i).

                  (d) "Directive" means Directive 95/46/EC of the European Parliament and of the Council on the protection of individuals with regard to the processing of personal data and on the free movement of such data.

                  (e) "Do Not Call Legislation" means, in the United States of America, the Federal Trade Commission and Federal Communications Commission's regulations regarding the National Do Not Call List; in the European Union, Directive 02/58/EC of the European Parliament and of the Council on privacy and electronic communications and any applicable member state legislation implementing Directive 02/58/EC; and any similar or equivalent legislation in any applicable jurisdiction, including in connection with any

D&B / IBM Confidential
                           form of direct marketing contact including fax, e-mail and postal mail.

                  (f) "EEA" shall mean the European Economic Area (i.e., at the Effective Date, the European Union member states together with Iceland, Liechtenstein and Norway).

                  (g) "EU Data Protection Legislation" shall mean the Directive and any applicable member state legislation implementing the Directive.

                  (h) "Model Contract" shall mean a contract in the form of the Standard Contractual Clauses, with the qualifications specified in Exhibit H-2 (Qualifications to the Standard Contractual Clauses).

                  (i) "Personally Identifiable Information" shall mean any information that, alone or in combination with other information, relates to a specific, identifiable individual person. Personally Identifiable Information includes individual names, social security numbers, telephone numbers, home addresses, drivers' license numbers, account numbers, email addresses, and vehicle registration numbers. Any information that can be associated with Personally Identifiable Information shall also be Personally Identifiable Information. For example, an individual's age alone is not Personally Identifiable Information, but if such age were capable of being associated with one or more specific identifiable individuals then such age would be deemed Personally Identifiable Information.

                  (j) "PIPEDA" means Canada's Personal Information Protection and Electronic Documents Act, 2000.

                  (k) "Standard Contractual Clauses" shall mean the standard contractual clauses set out in the annex to Decision 2002/16/EC of the European Commission dated 17 December 2001 for the transfer of personal data to processors established in third countries outside of the EEA. The standard contractual clauses are set forth in Exhibit H3 (Model Contract).

         2.2      OTHER DEFINITIONS.

         Capitalized terms not defined in this Schedule H shall have the meaning given them elsewhere in the Agreement. In addition, the following non-capitalized terms used in this Schedule H shall have the meanings given to those terms in the Directive: "controller"; "data subject"; "personal data"; "processing" (and "processed" shall be construed accordingly); and "processor".

D&B / IBM Confidential

3.       NORTH AMERICAN DATA PRIVACY LAWS

         3.1      PERSONALLY IDENTIFIABLE INFORMATION.

         IBM shall perform its obligations in a manner that complies with all applicable national, federal, state, provincial or local laws, regulations, ordinances and codes, including any laws governing the collection of Personally Identifiable Information, use of telephony devices (e.g., telephone, fax), or relating to calling consumers and the privacy of information (including identifying and procuring required permits, certificates, approvals and inspections). In addition:

                  (a) IBM may only use D&B Data that contains Personally Identifiable Information as strictly necessary to render the Services and must restrict access to such information to IBM Personnel on a strict need-to-know basis; and

                  (b) when accessing or handling any D&B Data that contains Personally Identifiable Information, IBM will comply with all reasonable policies of D&B that have been disclosed to IBM relating to the use and disclosure of such information.

         3.2      PERSONAL INFORMATION PROTECTION AND ELECTRONIC DOCUMENTS ACT.

         To the extent that, as part of the Services, IBM handles Inbound or Outbound Contacts involving Entities located in Canada or otherwise collects personal information protected by PIPEDA, IBM and D&B hereby agree that both Parties shall comply, and shall support the other Party in complying, with all relevant provisions of PIPEDA. To that end, both Parties hereby declare their commitment to adhering to the privacy principles contained in PIPEDA. In the event that either Party is the subject of a complaint and/or investigation issued or conducted by the Office of the Canadian Privacy Commissioner (or any corresponding provincial office), the other Party shall employ Commercially Reasonable Efforts in cooperating with such Party in preparing its official responses and in responding to requests issued by the Office of the Canadian Privacy Commissioner (or any corresponding provincial office).

4.       EUROPEAN UNION DATA PROTECTION LAWS

         4.1      COMPLIANCE WITH EU DATA PROTECTION LEGISLATION.

         IBM and D&B hereby agree that both Parties shall comply, and shall support the other Party in complying, with all relevant EU Data Protection Legislation. In addition:

                  (a) IBM and D&B are each responsible for complying with their respective obligations under EU Data Protection Legislation including any specific requirements of applicable local implementing legislation which shall include any requirements set out in Exhibit G-2 (Europe Local Country Agreement);

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

                  (b) neither IBM nor D&B shall do anything that puts the other in breach of its obligations under EU Data Protection Legislation; and

                  (c) nothing in the Agreement shall prevent IBM or D&B from taking the steps it deems necessary to comply with EU Data Protection Legislation.

         The Parties shall each employ Commercially Reasonable Efforts to co-operate with any requests received from relevant EU privacy or information commissioners (or any corresponding government offices or agencies) relating to the processing of personal data by or on behalf of IBM under the Agreement, including providing copies of executed Model Contracts, where requested.

         4.2      THE PARTIES' ROLES.

         The Parties acknowledge that:

                  (a) D&B is solely responsible for determining the purposes for which and the manner in which D&B Personal Data are, or are to be, processed under the Agreement;

                  (b) IBM shall only process D&B Personal Data in accordance with written instructions given by D&B, including as set out in set out in Exhibit G-2 (Europe Local Country Agreement) and elsewhere in the Agreement; and

                  (c) D&B shall be the controller and IBM shall be the processor in respect of all D&B Personal Data.

         4.3      IBM'S OBLIGATIONS.

         In a manner that conforms to any time-scales set out in applicable EU Data Protection Legislation (to the extent that it is reasonably practicable to conform to such time-scales in view of the time when the request was made or when any information reasonably required to be provided by D&B to meet the request was actually provided and, in any event, as soon as is reasonably practicable), IBM shall, and shall procure that all Approved Subcontractors shall, comply with any written request by D&B to:

                  (a)      correct or delete inaccurate D&B Personal Data;

                  (b) provide a copy of the D&B Personal Data relating to any data subject that is stored in any form of retrieval or storage facilities in the possession or control of IBM;

                  (c) provide information about IBM's or its Approved Subcontractors' processing of D&B Personal Data;

                  (d) assist in respect of any request or notice, or any anticipated request or notice, by or on behalf of any data subject in

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                           respect of D&B Personal Data as reasonably required
                           to allow D&B to comply with the EU Data Protection Legislation; and

                  (e) otherwise provide reasonable assistance to D&B as necessary to allow D&B to comply with EU Data Protection Legislation.

         4.4      RESTRICTIONS ON USE OF PERSONAL DATA.

         All D&B Personal Data shall remain the property of D&B (which may be withheld or withdrawn by D&B at its sole discretion). IBM shall not, without D&B's prior written authorization:

                  (a) use, or permit the use of, D&B Personal Data for IBM's or its Approved Subcontractors' own purposes, including marketing purposes;

                  (b) transfer, disclose, assign, sell, lease or otherwise permit to be transferred, disclosed, assigned, sold or leased, any D&B Personal Data to third parties;

                  (c) transfer, or permit to be transferred, any D&B Personal Data across any country's border except:

                           (i)      to countries or territories within the EEA;
                                    or

                           (ii) to those countries or territories (and for processing of D&B Personal Data as) specified in Exhibit H-1 (Offshore Processing) (as amended from time to time by agreement of the Parties in accordance with the Change Management Process) and then only as permitted by, and in accordance with,
                                    Section 4.7; or

                  (d) carry out, or permit to be carried out, the processing by automatic means of any D&B Personal Data for the purpose of evaluating matters about a data subject that constitutes the sole basis for any decision that significantly affects such data subject.

         4.5      OTHER IBM OBLIGATIONS.

         IBM shall, and shall procure that all of its Approved Subcontractors shall:

                  (a) promptly notify D&B in writing if any complaints are received about the processing of D&B Personal Data from third parties (including data subjects) and IBM shall, and shall procure that its Approved Subcontractors shall, not make any admissions or take any action which may be prejudicial to the defense or settlement of any such complaint and provide to D&B such reasonable assistance

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                           as D&B may require in connection with such complaint;
                           and

                  (b) in the event that IBM and/or its Approved Subcontractors acquire, on behalf of D&B, any personal data from data subjects as part of the Services, IBM and IBM's Approved Subcontractors shall, prior to such acquisition, give such individuals a data protection notice describing the intended use of such personal data and with the purpose of obtaining consent to such intended use in compliance with applicable EU Data Protection Legislation, in a form provided by D&B.

         4.6      ARTICLE 17 OF THE DIRECTIVE.

         IBM acknowledges that, in respect of D&B Personal Data, it is obliged to comply with article 17 of the Directive, and any applicable legislation implementing such article and, in particular, that IBM shall, and shall provide that all of its Approved Subcontractors shall:

                  (a) take appropriate technical and organizational security measures, in accordance with the requirements of the Agreement including as set forth in Section 1 of Attachment A-5 (Cross Functional Services Statement of Work) (as amended from time to time by agreement of the Parties in accordance with the Change Management Procedure), to safeguard against unauthorized accesses to, and unlawful processing of, D&B Personal Data and against accidental loss or destruction of, or damage to, D&B Personal Data. In doing so, D&B and IBM will have regard to the state of technological development and the cost of implementing any measures in order to comply with the legislation in determining which measures are appropriate;

                  (b) only process D&B Personal Data in accordance with written instructions given by D&B, including as set out in the Agreement;

                  (c) take reasonable steps to ensure the reliability of those IBM employees, professional advisers and Approved Subcontractors that have access to D&B Personal Data; and

                  (d) ensure that all IBM Personnel involved in processing D&B Personal Data have undergone (and continue to undergo) reasonably adequate training in the care and handling of personal data.

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         4.7      OFFSHORE PROCESSING.

                  (a) Following the Effective Date, D&B and IBM will identify in Exhibit H-1 (Offshore Processing) (in accordance with the Change Management Procedure), the countries and territories to which D&B Personal Data may be transferred by IBM to the extent required to perform the Services. Where any of the Services are to be provided in countries or territories located outside the EEA and the performance of those Services requires D&B Personal Data to be processed in countries or territories outside the EEA (by or on behalf of IBM) that are not listed in Exhibit H-1 (Offshore Processing), IBM will obtain D&B's prior consent before adding such countries or territories to Exhibit H-1 (Offshore Processing). The following terms shall apply to any D&B Personal Data transferring to countries or territories listed in Exhibit H-1 (Offshore Processing) that are outside the EEA:

                           (i) Subject to Section 4.7(b), IBM shall procure that the IBM Affiliate (or any third party to whom IBM transfers D&B Personal Data for the purposes of processing such data as part of the Services) deemed by EU Data Protection Legislation to be the "data importer" in respect of such D&B Personal Data (the "Data Importer") shall promptly enter into a Model Contract with D&B and/or any D&B Affiliate(s) nominated by D&B (i.e., whichever D&B entity or entities is or are deemed by EU Data Protection Legislation to be the "data exporter" (the "Data Exporter"));

                           (ii) Without prejudice to the other provisions of this Schedule H, IBM shall, and shall procure that the Data Importer shall, take all such action as D&B or any D&B Affiliate may reasonably require in order for D&B or such D&B Affiliate to comply with all EU Data Protection Legislation requirements with regard to the D&B Personal Data being transferred outside the EEA;

                           (iii) IBM shall ensure that the Data Importer shall comply with its obligations under each Model Contract made pursuant to Section 4.7(i); and

                           (iv) D&B Personal Data shall only be transferred outside the EEA to the extent that IBM requires such D&B Personal Data for the performance of the applicable Services.

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                  (b)      Section 4.7(a)(i) shall not apply where the
                           applicable Services are to be provided from any country which the European Commission has found does ensure an adequate level of protection within the meaning of article 25(2) of the Directive.

                  (c) Prior to the export of any personal data outside the EEA for processing under the terms of the Agreement (including the relevant Model Contract), the Parties shall take such steps as may be necessary to comply with the requirements and time-limits set out in applicable EU Data Protection Legislation of the relevant EEA country or territory by lodging a copy of any such Model Contract with, or seeking any permits or licenses from, the relevant privacy or information commissioner (or any corresponding government office or agency) in the applicable jurisdiction.

                  (d) Nothing in this Section 4.7 shall in any way affect IBM's obligations pursuant to the other provisions of this Schedule H.

5.       DO NOT CALL AND OTHER LEGISLATION

         5.1      COMPLIANCE WITH DO NOT CALL LEGISLATION.

                  (a) IBM shall perform its obligations in a manner that complies with all applicable Do Not Call Legislation and shall support D&B in complying with all relevant provisions of Do Not Call Legislation including carrying out appropriate screening against do not call or preference lists maintained by government offices and agencies. To that end, both Parties hereby declare their commitment to adhering to the privacy principles contained in the Do Not Call Legislation.

                  (b) In the event that either Party is the subject of a complaint and/or investigation issued under or in connection with any applicable Do Not Call Legislation, the other Party shall employ Commercially Reasonable Efforts in cooperating with such Party in preparing its official responses and in responding to requests issued by the applicable privacy commissioner (or any corresponding government office or agency).

         5.2      COMPLIANCE WITH DO NOT CALL POLICIES.

                  (a) IBM will comply with all reasonable policies of D&B that have been disclosed to IBM relating to compliance with Do Not Call Legislation.

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                  (b)      IBM shall ensure that, when collecting contact and
                           other information and details from D&B's customers and other entities from whom D&B collects such information, IBM Personnel (i) provide, where directed to do so by D&B, D&B's customers with an opportunity to opt-in or opt-out (as applicable) of the use of their contact details for direct marketing purposes; (ii) follow any relevant scripts provided by D&B to IBM from time to time; (iii) record opt-in or opt-out election information in respect of such customers; and (iv) promptly provide D&B with this information in such format and manner as shall be agreed between the Parties and set forth elsewhere in the Agreement.

         5.3      OTHER RELEVANT LEGISLATION.

                  (a) In performing the Services, IBM shall comply with all applicable laws regarding the recording and monitoring of voice calls and communications systems including in the European Union, Directive 02/58/EC of the European Parliament and of the Council on privacy and electronic communications, the Directive, and any applicable European Union member state legislation implementing such European Directives, so as to ensure the lawfulness of such recording and monitoring including, where applicable, by providing appropriate information regarding the monitoring and recording of such calls and obtaining appropriate consents.

                  (b) IBM will comply with all reasonable policies of D&B that have been disclosed in writing, in advance to IBM relating to compliance with the legislation described in Section 5.3(a).

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

                                   EXHIBIT H-1
                               OFFSHORE PROCESSING

[THE TABLE BELOW WILL BE POPULATED AS THE COUNTRIES COME ON LINE, AS DESCRIBED IN SECTION 4.7 (OFFSHORE PROCESSING) OF SCHEDULE H]

       PERMITTED          TYPE OF D&B PERSONAL      RELEVANT SERVICE
   COUNTRY/TERRITORY      DATA TO BE PROCESSED        DESCRIPTION            DATA IMPORTER          DATA EXPORTER
------------------------  ---------------------  ----------------------  ---------------------  ---------------------
------------------------  ---------------------  ----------------------  ---------------------  ---------------------

------------------------  ---------------------  ----------------------  ---------------------  ---------------------

------------------------  ---------------------  ----------------------  ---------------------  ---------------------

------------------------  ---------------------  ----------------------  ---------------------  ---------------------

------------------------  ---------------------  ----------------------  ---------------------  ---------------------

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                                   EXHIBIT H-2
               QUALIFICATIONS TO THE STANDARD CONTRACTUAL CLAUSES

(i)      the "DATA EXPORTER" shall be the Data Exporter;

(ii)     the "DATA IMPORTER" shall be the Data Importer;

(iii)    clause 6(3) of the Standard Contractual Clauses shall be included; and

(iv) appendices 1 and 2 of the Standard Contractual Clauses shall be completed as applicable to D&B Personal Data being processed and to the Services being performed outside the EEA.

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                                   EXHIBIT H-3

                                 MODEL CONTRACT

                                      ANNEX

                          STANDARD CONTRACTUAL CLAUSES

   FOR THE PURPOSES OF ARTICLE 26(2) OF DIRECTIVE 9546 EC FOR THE TRANSFER OF
    PERSONAL DATA TO THIRD COUNTRIES WHICH DO NOT ENSURE AN ADEQUATE LEVEL OF
                                   PROTECTION

Name of the data exporting organisation: .......................................

.................................................................................

Address:........................................................................

Tel: ................. Fax: ................. E-mail: ..........................

Other information needed to identify the organisation:..........................

                                                           (the "data EXPORTER")
and

Name of the data importing organisation: .......................................

.................................................................................

Tel: ................. Fax: ................. E-mail: ..........................

Other information needed to identify the organisation: .........................

                                                           (the "data IMPORTER")

HAVING AGREED on the following contractual clauses (the "Clauses") in order to adduce adequate safeguards with respect to the protection of privacy and fundamental rights and freedoms of individuals for the transfer by the data exporter to the data importer of personal data specified in Appendix 1:

                                    Clause 1

                                   DEFINITIONS

For the purposes of the Clauses:

a) 'PERSONAL DATA', 'SPECIAL CATEGORIES OF DATA', 'PROCESS/PROCESSING', 'CONTROLLER', 'DATA SUBJECT', and 'SUPERVISORY AUTHORITY' shall have the same meaning as in Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data ('hereinafter the Directive');

b) the 'DATA EXPORTER' shall mean the controller who transfers the personal data;

c) the 'DATA IMPORTER' shall mean the processor who agrees to receive from the data exporter personal data for further processing in accordance with the terms of these clauses and who is not subject to a third country's system ensuring adequate protection.

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                                    Clause 2

                             DETAILS OF THE TRANSFER

The details of the transfer, and in particular the categories of personal data and the purposes for which they are transferred, are specified in Appendix 1 which forms an integral part of the Clauses.

                                    Clause 3

                         THIRD-PARTY BENEFICIARY CLAUSE

The data subjects can enforce this Clause, Clause 4(b), (c) and (d), Clause 5(a), (b), (c) and (e), Clause 6(1) and (2), and Clauses 7, 9 and 11 as third-party beneficiaries. The parties do not object to the data subjects being represented by an association or other bodies if they so wish and if permitted by national law.

                                    Clause 4

                        OBLIGATIONS OF THE DATA EXPORTER

The data exporter agrees and warrants:

(a) that the processing, including the transfer itself, of the personal data by him has been and, up to the moment of the transfer, will continue to be carried out in accordance with the relevant provisions of the Member State in which the data exporter is established (and where applicable has been notified to the relevant authorities of that State) and does not violate the relevant provisions of that State;

(b) that if the transfer involves special categories of data the data subject has been informed or will be informed before the transfer that this data could be transmitted to a third country not providing adequate protection;

(c) to make available to the data subjects upon request a copy of the Clauses; and

(d) to respond in a reasonable time and to the extent reasonably possible to enquiries from the supervisory authority on the processing of the relevant personal data by the data importer and to any enquiries from the data subject concerning the processing of this personal data by the data importer.

                                    Clause 5

                        OBLIGATIONS OF THE DATA IMPORTER

The data importer agrees and warrants:

(a) that he has no reason to believe that the legislation applicable to him prevents him from fulfilling his obligations under the contract and that in the event of a change in that legislation which is likely to have a substantial adverse effect on the guarantees provided by the Clauses, he will notify the change to the data exporter and to the supervisory authority where the data exporter is established, in which case the data exporter is entitled to suspend the transfer of data and/or terminate the contract;

(b) to process the personal data in accordance with the mandatory data protection principles set out in Appendix 2; or if explicitly agreed by the parties by ticking below and subject to compliance with the mandatory data protection principles set out in Appendix 3, to process in all other respects the data in accordance with:

         ____ the relevant provisions of national law (attached to these Clauses) protecting the fundamental rights and freedoms of natural persons, and in particular their right to privacy with respect to the processing of personal data applicable to a data controller in the country in which the data exporter is established, or

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

         ____     the relevant provisions of any Commission Decision under
                  Article 25(6) of Directive 95/46/EC finding that a third country provides adequate protection in certain sectors of activity only, if the data importer is based in that third country and is not covered by those provisions, in so far as those provisions are of a nature which makes them applicable in the sector of the transfer;

(c) to deal promptly and properly with all reasonable inquiries from the data exporter or the data subject relating to his processing of the personal data subject to the transfer and to cooperate with the competent supervisory authority in the course of all its inquiries and abide by the advice of the supervisory authority with regard to the processing of the data transferred;

(d) at the request of the data exporter to submit its data processing facilities for audit which shall be carried out by the data exporter or an inspection body composed of independent members and in possession of the required professional qualifications, selected by the data exporter, where applicable, in agreement with the supervisory authority;

(e) to make available to the data subject upon request a copy of the Clauses and indicate the office which handles complaints.

                                    Clause 6

                                    LIABILITY

1. The parties agree that a data subject who has suffered damage as a result of any violation of the provisions referred to in Clause 3 is entitled to receive compensation from the parties for the damage suffered. The parties agree that they may be exempted from this liability only if they prove that neither of them is responsible for the violation of those provisions.

2. The data exporter and the data importer agree that they will be jointly and severally liable for damage to the data subject resulting from any violation referred to in paragraph 1. In the event of such a violation, the data exporter or the data importer or both.

3. The parties agree that if one party is held liable for a violation referred to in paragraph 1 by the other party, the latter will, to the extent to which it is liable, indemnity the first part for any cost, charge, damages, expenses or loss it has incurred.

                                    Clause 7

                           MEDIATION AND JURISDICTION

1. The parties agree that if there is a dispute between a data subject and either party which is not amicably resolved and the data subject invokes the third-party beneficiary provision in clause 3, they accept the decision of the data subject;

         (a) to refer the dispute to mediation by an independent person or, where applicable, by the supervisory authority;

         (b) to refer the dispute to the courts in the Member State in which the data exporter is established.

2. The parties agree that by agreement between a data subject and the relevant party a dispute can be referred to an arbitration body, if that party is established in a country which has ratified the New York convention on enforcement of arbitration awards.

3. The parties agree that paragraphs 1 and 2 apply without prejudice to the data subject's substantive or procedural rights to seek remedies in accordance with other provisions of national or international law.

-------------------
* Paragraph 3 is optional.

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                                    Clause 8

                    COOPERATION WITH SUPERVISORY AUTHORITIES

The parties agree to deposit a copy of this contract with the supervisory authority if it so requests or if such deposit is required under national law.

                                    Clause 9

                           TERMINATION OF THE CLAUSES

The parties agree that the termination of the Clauses at any time, in any circumstances and for whatever reason does not exempt them from the obligations and/or conditions under the Clauses as regards the processing of the data transferred.

                                    Clause 10

                                  GOVERNING LAW

The Clauses shall be governed by the law of the Member State in which the Data
Exporter is established, namely ................................................

                                    Clause 11

                            VARIATION OF THE CONTRACT

The parties undertake not to vary or modify the terms of the clauses.

ON BEHALF OF THE DATA EXPORTER:

Name (written out in full): ....................................................

Position: ......................................................................

Address: .......................................................................

Other information necessary in order for the contract to be binding (if any):

.................................................................................

....................................................
              (signature)

                                                         (stamp of organisation)

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ON BEHALF OF THE DATA IMPORTER:

Name (written out in full): ....................................................

Position: ......................................................................

Address: .......................................................................

Other information necessary in order for the contract to be binding (if any):

.................................................................................

....................................................
              (signature)

                                                         (stamp of organisation)

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                                      H3-5

                                   Appendix 1

                       TO THE STANDARD CONTRACTUAL CLAUSES

THIS APPENDIX FORMS PART OF THE CLAUSES AND MUST BE COMPLETED AND SIGNED BY THE PARTIES.

(The Member States may complete or specify, according to their national procedures, any additional necessary information to be contained in this Appendix.)


Data exporter

The data exporter is (please specify briefly your activities relevant to the transfer):

.................................................................................

.................................................................................

.................................................................................

Data importer

The data importer is (please specify briefly your activities relevant to the transfer):

.................................................................................

.................................................................................

.................................................................................

Data subjects

The personal data transferred concern the following categories of data subjects (please specify):

.................................................................................

.................................................................................

.................................................................................

Purpose of the transfer

The transfer is necessary for the following purposes (please specify):

.................................................................................

.................................................................................

.................................................................................

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Categories of data

The personal data transferred fall within the following categories of data (please specify):

.................................................................................

.................................................................................

.................................................................................

Sensitive data (if appropriate)

The personal data transferred fall within the following categories of sensitive data (please specify):

.................................................................................

.................................................................................

.................................................................................

Recipients

The personal data may be disclosed only to the following recipients or categories of recipients (please specify):

.................................................................................

.................................................................................

.................................................................................

Storage limit

The personal data transferred may be stored for no more than (please indicate):

.......................... (months/years)

            Data exporter                              Data importer

Name: ..............................        Name: ..............................

.....................................        ....................................
       (Authorised signature)                      (Authorised signature)

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

                                   Appendix 2

                       TO THE STANDARD CONTRACTUAL CLAUSES

MANDATORY DATA PROTECTION PRINCIPLES REFERRED TO IN THE FIRST PARAGRAPH OF CLAUSE 5(b)

These data protection principles should be read and interpreted in the light of the provisions (principles and relevant exceptions) of Directive 95/46/EC.

They shall apply subject to the mandatory requirements of the national legislation applicable to the data importer which do not go beyond what is necessary in a democratic society on the basis of one of the interests listed in
Article 13(1) of Directive 95/46/EC, that is, if they constitute a necessary measure to safeguard national security, defence, public security, the prevention, investigation, detection and prosecution of criminal offences or of breaches of ethics for the regulated professions, an important economic or financial interest of the State or the protection of the data subject or the rights and freedom of others.

1. Purpose limitation: data must be processed and subsequently used or further communicated only for the specific purposes in Appendix 1 to the Clauses. Data must not be kept longer than necessary for the purposes for which they are transferred.

2. Data quality and proportionality: data must be accurate and, where necessary, kept up to date. The data must be adequate, relevant and not excessive in relation to the purposes for which they are transferred and further processed.

3. Transparency: data subjects must be provided with information as to the purposes of the processing and the identity of the data controller in the third country, and other information insofar as this is necessary to ensure fair processing, unless such information has already been given by the data exporter.

4. Security and confidentiality: technical and organisational security measures must be taken by the data controller that are appropriate to the risks, such as unauthorised access, presented by the processing. Any person acting under the authority of the data controller, including a processor, must not process the data except on instructions from the controller.

5. Rights of access, rectification, erasure and blocking of data: as provided for in Article 12 of Directive 95/46/EC, the data subject must have a right of access to all data relating to him that are processed and, as appropriate, the right to the rectification, erasure or blocking of data the processing of which does not comply with the principles set out in this Appendix, in particular because the data are incomplete or inaccurate. He should also be able to object to the processing of the data relating to him on compelling legitimate grounds relating to his particular situation.

6. Restrictions on onwards transfers: further transfers of personal data from the data importer to another controller established in a third country not providing adequate protection or not covered by a decision adopted by the Commission pursuant to Article 25(6) of Directive 95/46/EC (onward transfer) may take place only if either:

         (a) data subjects have, in the case of special categories of data, given their unambiguous consent to the onward transfer or, in other cases, have been given the opportunity to object.

                  The minimum information to be provided to data subjects must contain in a language understandable to them:

                  ____     the purposes of the onward transfer,

                  ____ the identification of the data exporter established in the Community,

                  ____ the categories of further recipients of the data and the countries of destination, and

D&B / IBM Confidential

                                      H3-8

                  ____ an explanation that, after the onward transfer, the data may be processed by a controller established in a country where there is not an adequate level of protection of the privacy of individuals; or

         (b) the data exporter and the data importer agree to the adherence to the Clauses of another controller which thereby becomes a party to the Clauses and assumes the same obligations as the data importer.

7. Special categories of data: where data revealing racial or ethnic origin, political opinions, religious or philosophical beliefs or trade union memberships and data concerning health or sex life and data relating to offences, criminal convictions or security measures are processed, additional safeguards should be in place within the meaning of Directive 95/46/EC, in particular, appropriate security measures such as strong encryption for transmission or such as keeping a record of access to sensitive data.

8. Direct marketing: where data are processed for the purposes of direct marketing, effective procedures should exist allowing the data subject at any time to 'opt-out' from having his data used for such purposes.

9. Automated individual decisions: data subjects are entitled not to be a subject to a decision which is based solely on automated processing of data, unless other measures are taken to safeguard the individual's legitimate interests as provided for in Article 15(2) of Directive 95/46/EC. Where the purpose of the transfer is the taking of an automated decision as referred to in Article 15 of Directive 95/46/EC, which produces legal effects concerning the individual or significantly affects him and which is based solely on automated processing of data intended to evaluate certain personal aspects relating to him, such as his performance at work, creditworthiness, reliability, conduct, etc., the individual should have the right to know the reasoning for this.

                                   Appendix 3

                       TO THE STANDARD CONTRACTUAL CLAUSES

MANDATORY DATA PROTECTION PRINCIPLES REFERRED TO IN THE SECOND PARAGRAPH OF CLAUSE 5(b)

1. Purpose limitation: data must be processed and subsequently used or further communicated only for the specific purposes in Appendix 1 to the Clauses. Data must not be kept longer than necessary for the purposes for which they are transferred.

2. Rights of access, rectification, erasure and blocking of data: as provided for in Article 12 of directive 95/46/EC, the data subject must have a right of access to all data relating to him that are processed and, as appropriate, the right to the rectification, erasure or blocking of data the processing of which does not comply with the principles set out in this Appendix, in particular because the data is incomplete or inaccurate. He should also be able to object to the processing of the data relating to him on compelling legitimate grounds relating to his particular situation.

3. Restrictions on onward transfers: further transfers of personal data from the data importer to another controller established in a third country not providing adequate protection or not covered by a decision adopted by the Commission pursuant to Article 25(6) of Directive 95/46/EC (onwards transfer) may take place only if either:

         (a) data subjects have, in the case of special categories pf data, given their unambiguous consent to the onward transfer, or, in other cases, have been given the opportunity to object.

         The minimum information to be provided to data subjects must contain in a language understandable to them:

D&B / IBM Confidential

                                      H3-9

         ____     the purposes of the onwards transfer,

         ____ the identification of the data exporter established in the Community,

         ____ the categories of further recipients of the data and the countries of destination, and

         ____ an explanation that, after the onward transfer, the data may be processed by a controller established in a country where there is not an adequate level of protection of the privacy of individuals; or

         (b) the data exporter and the data importer agree to the adherence to the Clauses of another controller which thereby becomes a party to the Clauses and assumes the same obligations as the data importer.

D&B / IBM Confidential

                                      H3-10

                                   SCHEDULE I
                                   [RESERVED]

D&B / IBM Confidential

                                   SCHEDULE J
                        TERMINATION/EXPIRATION ASSISTANCE

         This Schedule K supplements the General Terms and Conditions of the Agreement by providing additional details concerning the Termination/Expiration Assistance to be provided by IBM pursuant to Section 24.7 (Termination/ Expiration Assistance) of the Agreement.

1.       REMOVAL OF RESOURCES

         Except as required for the ordinary delivery of Services, during the Termination/Expiration Assistance period IBM shall not remove any Equipment, Software, or other material ("Property") owned or licensed by D&B from any D&B Facility, IBM Facility, or other location without D&B's prior written consent. Further, prior to removing any Property that IBM is required to transfer to D&B, or that D&B is entitled to purchase, upon termination or expiration of the Agreement or the cessation of any Services, IBM shall provide appropriate notice to D&B identifying the Property it intends to remove. Such identification shall be sufficient in detail to apprise D&B of the nature and ownership of such Property. IBM shall comply with removal procedures reasonably established by D&B for removal of Property from D&B Facilities.

2.       PRE-TRANSFER SERVICES

                  "Pre-transfer" refers to the period starting six months prior to expiration of the Agreement, or upon notice of termination of the Agreement or cessation of certain Services. IBM's pre-transfer responsibilities with respect to Termination/Expiration Assistance shall include the following:

         (a) Identifying, recording and providing to D&B or its designee release levels and maintenance release levels for Software.

         (b) Reviewing the test and production Software libraries with D&B's or its designee's operations staff.

         (c) Assisting D&B or its designee in the analysis of the space required for Software libraries.

         (d) Providing the source and object code and related documentation in IBM's possession for D&B-Owned Software.

         (e) Providing the object code (and the source code where permitted by the terms of the applicable license) for any other Software which D&B is licensed or otherwise authorized to use.

         (f) Assisting D&B or its designee in transferring and/or establishing naming conventions, including, as requested by D&B, providing documentation regarding the naming conventions used by IBM in providing the Services.

D&B / IBM Confidential

         (g) Identifying Software changes in process, and unless otherwise requested by D&B or required to meet its obligations under the Agreement, including Service Levels, freezing Software changes (other than maintenance modifications necessary to address processing problems).

         (h) As requested by D&B, providing to D&B or its designee multiple tape copies of D&B's storage volumes, including, as applicable, files, D&B Data, programs, load modules, libraries and script files.

         (i) Providing asset listings for the Equipment, including maintenance and firmware levels.

         (j) Providing and coordinating assistance to D&B or its designee in notifying relevant suppliers of the procedures to be followed during the transfer. D&B shall make timely decisions regarding such suppliers as appropriate to the orderly transfer of responsibilities

         (k) Providing a listing of the IBM Personnel used to provide the Services in sufficient detail to determine their applicability to the transfer process and ongoing operation and support of D&B systems.

         (l) Providing to D&B or its designee reasonable access to IBM Personnel performing (or who previously performed to the extent still IBM Personnel) the Services and to a IBM representative familiar with the provision of the relevant Services, in order that these personnel may answer D&B or its designee's reasonable questions regarding the Services.

         (m) Providing to D&B or its designee copies of documentation that is used by IBM in performing the Services, including the Procedures Manual, security plans, business continuity and disaster recovery plans, and operating level agreements with third-party suppliers of goods and services.

         (n) Reviewing and explaining the Procedures Manual and other documentation used to provide the Services to D&B's or its designee's operations staff. All individuals receiving such review and explanation shall already be reasonably knowledgeable about or proficient in such technology.

         (o) Providing to D&B or its designee the End User profiles from the Help Desk and the requested problem management records, as these exist as of the effective date of expiration or termination of the Agreement, or cessation of Services.

         (p) Providing to D&B or its designee the timelines, work product, plans and status reports of current and pending projects as reasonably requested by D&B.

         (q) Cooperating with D&B or its designee in the preparation for and conduct of migration testing.

D&B / IBM Confidential

         (r) In conjunction with D&B, conducting rehearsal(s) of the transfer prior to cutover at times reasonably designated by D&B.

         (s) Providing an inventory of the documentation and media stored off-site as reasonably requested by D&B.

         (t) Providing an inventory of telephone numbers, email addresses and IP addresses being used by IBM in conjunction with performing the Services.

         (u) Providing work volumes, staffing requirements, and information on historical performance against the Service Levels from the previous twelve
(12) months.

         (v) Identifying and documenting the demarcation points for each portion of the Services affected by the termination, expiration, or cessation of Services, including any operating level agreements with other D&B or IBM groups at those demarcation points.

3.       TRANSFER SERVICES

         IBM's transfer responsibilities with respect to Termination/Expiration Assistance shall include the following:

         (a) In conjunction with D&B or its designee, supporting the cutover of the Services and supporting D&B's or its designee's commencement of the operations.

         (b) Unloading requested D&B Data and other D&B Confidential Information from the systems used to provide the Services and returning to D&B or providing to its designee D&B Data and other D&B Confidential Information in a reasonable format specified by D&B; provided that D&B is responsible for the charges associated with format conversion to the extent the format is other than as originally provided by D&B or as normally used by IBM for such information in the provision of Services.

         (c) Transferring responsibility to D&B or its designee for off-site tape and document storage .

         (d) Delivering tapes or other media containing D&B-requested data files (with content listing) and printouts of control file information to D&B or its designee as reasonably requested by D&B.

         (e) Providing assistance to D&B or its designee in loading the data files.

         (f) Providing assistance to D&B or its designee with the turnover of operational responsibility, including providing assistance and cooperation in the execution of parallel operation testing.

         (g) Proving assistance to D&B in porting telephone numbers and IP addresses to D&B or its designee.

D&B / IBM Confidential

         (h) Providing documentation and diagrams for the voice, data, and other communications networks, including device (modem, router, controller, bridge, etc.) configurations, router tables, IP addressing schema, and managed device thresholds.

4.       POST-TRANSFER SERVICES

         IBM's post-transfer responsibilities with respect to Termination/Expiration Assistance shall include the following:

         (a) Providing additional assistance as requested by D&B to assure continuity of operations.

         (b) Returning to D&B remaining property of D&B in IBM's possession, including remaining reports, data and other D&B Confidential Information (alternatively, as required by D&B, IBM shall destroy such property), except as otherwise provided in the Agreement.

         (c) Certifying that D&B Data and D&B Confidential Information have been removed from IBM's systems, premises and control and returned or destroyed, except as otherwise provided in the Agreement..

         (d)      Vacating D&B's premises in an orderly manner.

         (e) Providing to D&B or its designee reasonable access to IBM Personnel to address questions or issues with respect to IBM's prior performance and transfer of the Services.

D&B / IBM Confidential

                                   SCHEDULE K
                             APPROVED SUBCONTRACTORS

         Following are the Approved Subcontractors as of:

         *



D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                   SCHEDULE L
                                    INSURANCE

1.    INSURANCE

      1.1   INSURANCE COVERAGES.

      Supplier represents that as of the Effective Date it shall have, and agrees that during the Term it shall maintain in force, at least the following insurance coverages:

            (a) Employer's Liability Insurance and Worker's Compensation Insurance, including coverage for occupational injury, illness and disease, and other similar social insurance in accordance with the laws of the country, state or territory exercising jurisdiction over the employee with minimum limits per employee and per event of $1,000,000 or the minimum limit required by law, whichever limit is greater.

            (b) Comprehensive General Liability Insurance, including Products, Completed Operations, Premises Operations, Bodily Injury, Personal and Advertising Injury, Broad Form Contractual and Broad Form Property Damage liability coverages, on an occurrence basis, with a minimum combined single limit per occurrence of $1,000,000 and a minimum combined single aggregate limit of $2,000,000. This coverage shall be endorsed to name D&B and its Affiliates as additional insureds.

            (c) Property Insurance, including Extra Expense and Business Income coverage, for all risks of physical loss of or damage to buildings, business personal property or other property that is in the possession, care, custody or control of Supplier pursuant to this Agreement. Such insurance shall have a minimum limit adequate to cover risks on a replacement costs basis. This coverage shall be endorsed to name D&B and its Affiliates as loss payees.

            (d) Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles for bodily injury, property damage liability with a minimum combined single limit per accident of $1,000,000 or the minimum limit required by law, whichever limit is greater. This coverage shall be endorsed to name D&B and its Affiliates as additional insureds.

            (e) Commercial Crime Insurance, including blanket coverage for Employee Dishonesty and Computer Fraud, for loss or damage arising out of or in connection with any fraudulent or dishonest acts committed by the employees of Supplier, acting alone or in collusion with others, including the

D&B / IBM Confidential
                  property and funds of others in their possession, care, custody or control, with a minimum limit per event of $10,000,000. This coverage shall include a Client's Property endorsement and shall name D&B and its Affiliates as joint loss payees.

            (f) Errors and Omissions Liability Insurance covering liability for loss or damage due to an act, error, omission or negligence, with a minimum limit per event of $10,000,000.

            (g) Umbrella Liability Insurance with a minimum limit of $20,000,000 in excess of the insurance coverage described above in Sections 1.1(a), 1.1(b), and 1.1(d).

      1.2   INSURANCE PROVISIONS.

            (a) The insurance coverages described above shall be primary, and all coverage shall be non-contributing with respect to any other insurance or self insurance which may be maintained by D&B. Supplier shall be responsible for all deductibles and retentions with regard to such insurance. All coverage described above shall include a waiver of subrogation and a waiver of any insured-versus-insured exclusion regarding D&B and its Affiliates. To the extent any coverage is written on a claims-made basis, it shall have a retroactive date no earlier than the Effective Date and, notwithstanding the termination of the Agreement, either directly or through `tail' coverage shall allow for reporting of claims until the applicable limitation of actions period has expired.

            (b) Supplier shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under the Agreement are maintained in force and that not less than thirty (30) days written notice shall be given to D&B prior to any modification, cancellation or non-renewal of the policies. The insurers selected by Supplier shall have an A.M. Best rating of A-, Size IX or better, or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency. Supplier shall ensure that all Approved Subcontractors, if any, maintain insurance coverages described above naming Supplier as an additional insured or loss payee where relevant or Supplier shall ensure that all Approved Subcontractors, if any, are endorsed as additional insureds on Supplier coverages described above.

            (c) In the case of loss or damage or other event that requires notice or other action under the terms of any insurance

D&B / IBM Confidential
                  coverage described above, Supplier shall be solely responsible to take such action. Supplier shall provide D&B with contemporaneous notice and with such other information as D&B may request regarding the event.

            (d) The maintenance of the insurance coverages required under this Agreement shall in no way operate to limit the liability of IBM to Equifax under the provisions of this Agreement.

            (e) The Parties do not intend to shift all risk of loss to insurance. Supplier's obligation to maintain insurance coverage in specified amounts shall not act as a limitation on any other liability or obligation which Supplier would otherwise have under the Agreement. Similarly, the naming of D&B and its Affiliates as additional insureds is not intended to be a limitation of Supplier's liability under the Agreement and shall in no event be deemed to, or serve to, limit Supplier's liability to D&B to available insurance coverage or to the policy limits specified in this Schedule M, nor to limit D&B's rights to exercise any and all remedies available to D&B under the Agreement, at law or in equity.

D&B / IBM Confidential

                                   SCHEDULE M
                             EXISTING D&B RESOURCES

1.    GENERAL PROVISIONS

      This Schedule M identifies certain assets and facilities of D&B (the "D&B Resources") that IBM may use to provide the Services as further described in the Technical Solution Documents attached to Schedule A (IBM Services and Solution) (collectively, the "Technical Solution"). This Schedule M also sets forth the duration of such use. Except to the extent IBM's Technical Solution provides for IBM's use of D&B Resources referenced in this Schedule M, IBM shall provide all resources and related infrastructure required to provide the Services. For the avoidance of doubt, this Schedule M does not include any provisions relating to human resources which are incorporated elsewhere in this Agreement.

            (a) IBM may not use D&B Resources to provide services for IBM's other customers or for any purpose other than providing Services for D&B. The use of such D&B Resources by IBM does not constitute a leasehold or other property interest in favor of IBM.

            (b) IBM shall use the D&B Resources in an efficient manner and in a manner that is coordinated, and does not interfere, with D&B's business operations. If IBM uses D&B Resources in a manner that unnecessarily increases costs incurred by D&B, D&B reserves the right to deduct such excess costs from the amounts otherwise due IBM.

            (c) IBM shall be responsible for any damage to the D&B Resources resulting from the abuse, misuse, neglect or gross negligence of IBM or other failures by IBM to comply with its obligations with respect to the D&B Resources.

            (d) IBM shall comply with the duties imposed on D&B by any leases corresponding to leased D&B Resources.

            (e) IBM shall not make any improvements or changes involving structural, mechanical or electrical alterations to the D&B Resources without D&B's prior written approval. Any improvements to the D&B Resources, whether owned or leased, will become the property of D&B.

            (f) When the D&B Resources are no longer required for performance of the Services, upon D&B's request, IBM shall return such D&B Resources to D&B in substantially the same condition as when IBM began use of such D&B Resources, subject to reasonable wear and tear.

D&B / IBM Confidential

            (g) ALL RIGHTS OF USE GRANTED BY D&B TO IBM UNDER THIS SECTION ARE GRANTED ON AN 'AS-IS, WHERE-IS' BASIS, WITHOUT WARRANTIES OF ANY KIND.

2.    EXISTING D&B EQUIPMENT

      Subject to the provisions of Section 10 of the Agreement, IBM may use the following Equipment in connection with the provision of the Services.

      2.1   OWNED EQUIPMENT

            The owned equipment to be used by IBM is set forth in the applicable portions of Schedule A (IBM Services and Solutions).

      2.2   LEASED EQUIPMENT

            The leased equipment to be used by IBM is set forth in the applicable portions of Schedule A (IBM Services and Solutions).

3.    ACQUIRED D&B EQUIPMENT

      Subject to the provisions of Section 8.2 of the Agreement, IBM shall own the following equipment owned by D&B prior to the Effective Date.

                               ASSET DESCRIPTION
                         DUNSVoice Assistance Equipment

4.    EXISTING D&B SOFTWARE

      D&B retains all of its right, title and interest in and to the D&B Software. As of the Effective Date, D&B grants to IBM a fully paid-up, nonexclusive license during the term to Use the D&B Software identified as D&B Software in Exhibit M-1 (Software) solely to perform the Services. The D&B Software will be made available to IBM in object code form (and, at D&B's election, source code form) in an agreed format, together with available documentation and other related materials. IBM is not permitted to Use D&B Software for the benefit of any entity other than D&B (and its Service Recipients under the Agreement) without the prior written consent of D&B, which may be withheld in D&B's discretion.

5.    EXISTING THIRD PARTY CONTRACTS

      Subject to the provisions of Section 10 of the Agreement, IBM may use the following Third Party Contracts in connection with the provision of the Services.

D&B / IBM Confidential

      5.1   SOFTWARE LICENSES

            The Licensed Software identified as Licensed Software in Exhibit M-1 (Software) will be made available to IBM in object code form (and, at D&B's election, source code form) in an agreed format, together with available documentation and other related materials. IBM will comply with the duties, including Use and non-disclosure restrictions, imposed on D&B (or its Affiliate) by the licenses for the Licensed Software that have been disclosed to Supplier. Supplier will not seek to modify or otherwise revoke such terms.

      5.2   EQUIPMENT MAINTENANCE

            IBM may use the Equipment Maintenance agreements set forth in the applicable portions of Schedule A (IBM Services and Solutions) in connection with provision of the Services.

      5.3   THIRD PARTY SERVICES

            IBM may use the Third Party Service agreements set forth in the applicable portions of Schedule A (IBM Services and Solutions) in connection with provision of the Services.

6.    D&B FACILITIES

      Subject to the provisions of Section 10 of the Agreement and the additional provisions set forth below, IBM may use the D&B Facilities identified in Schedule A (IBM Services and Solutions) in connection with the provision of the Services.

            (a) For each D&B Facility, the Technical Solution describes any desktop equipment, network and voice connectivity, and other resources D&B will provide for IBM Personnel located in such D&B Facility.

            (b) IBM shall keep the areas of the D&B Facilities it uses in good order, not commit or permit waste or damage to such facilities, not use such facilities for any unlawful purpose or act, and comply with D&B's standard policies and procedures and applicable leases as these are made available to IBM regarding access to and use of the D&B Facilities, including procedures for the physical security of the D&B Facilities.

            (c) IBM shall permit D&B, its agents and representatives to enter into those portions of the D&B Facilities occupied by IBM staff at any time.

            (d) "ON-SITE D&B RESOURCES" means the reasonable office space, furniture, fixtures, desktop computers, software, telephones, office supplies, and other resources to be

D&B / IBM Confidential
                  provided or made available by D&B (or its Affiliates) to IBM Personnel assigned by mutual agreement of the Parties to work on-site at facilities of D&B (or its Affiliates).

            (e) Except as otherwise provided in the Agreement, D&B will provide to IBM Personnel located and authorized to work on-site at D&B's (or its Affiliate's) facilities the reasonable use of On-site D&B Resources substantially equivalent to those made available by D&B (or its Affiliate) to its own personnel who perform similar functions; provided, however, that D&B will not be responsible for providing any mobile or portable computing or communications devices to IBM Personnel except as otherwise provided in the Agreement.

            (f) IBM shall comply and cause IBM Personnel to comply with Customer's policies and procedures regarding access to and use of the On-site D&B Resources that have been disclosed to IBM, including procedures for the physical and logical security, and shall submit to periodic D&B compliance inspections and security audits.

D&B / IBM Confidential

                                   EXHIBIT M-1
                                    SOFTWARE

                                                                      VENDOR/
APPLICATION                     DESCRIPTION                         PROPRIETARY           FUNCTION                     CLUSTER
-----------                     -----------                         -----------           --------                     -------
2003 Price Guide     Intranet Site that gives you the               Proprietary       US Inbound                      Call Center
                     past year sales guide.

2004 Price Guide     Intranet Site that gives the current           Proprietary       US Inbound                      Call Center
                     price guide for the year

A/R:M Millennium*    Collections and Cash Application               Third Party       Collections/CashApplication     FS
                                                                    Software (GEAC)
ABUS                 Bulk Loading Data Entry, Application           Proprietary       US Outbound, Screeners          Call Center
                     used to resolve records

Access Database      There are three access databases used to       Proprietary       Canada Customer Support         Call Center
                      manage the retail inquiries,
                     TransUnion requests and manual debits.

Accounting Link      Amex P-Cards                                   Third Party -     AP T&E                          FS
                                                                    American Express
ACT!                 Contact Management tool                                                                          Call Center

ADI                  Accounting - US/UK                             Third Party Tool  Collections/CashApplication     FS

Adobe Acrobat                                                       Adobe                                             Call Center

Amex                 T&E Payments                                   Third Party -     AP T&E                          FS
                                                                    American Express
Banking Systems      Banking Systems                                                  Europe OTC                      FS

Banks                Funds Transfer                                 Third  Party-     AP T&E                          FS
                                                                    Northern Trust
                                                                    and Bank of
                                                                    Montreal

Bolt                 Billing/accounting system utilizing            Proprietary       Sales & Service Usage, Gold     Call Center
                     a Oracle database.                                               team, Contract Admin, ACUG

BOLT                 RMS Billing System                             Proprietary       Collections/CashApplication     FS

BRS                  Business Reference Services                    Proprietary       Collections/CashApplication     FS
                     billing system

Business Objects     Database reporting tool                                                                          Call Center

Business Objects     Reporting tool                                 Third Party       AP T&E                          FS

CATALYST             RMS home-grown collection software             Proprietary       Collections/CashApplication     FS
                     (Post SOX - no automated D&B access to
                     Catalyst. Information from Catalyst will be
                     provided through manual request to RMS when
                     necessary)

CDC2                 This application is similar to our password    Proprietary       Canada Customer Support         Call Center
                     control.  Only two agents
                     have the privileges to add, modify or
                     delete.   They also leverage an
                     access database which is an extract
                     from CDC2 to look-up passwords.

Centerview           Address lookup application                                                                       Call Center

CFP - Customer File  Record confidence                              Proprietary       FT                              Call Center
Processing           matching application

Chat by Liveperson   Web based chat                                 LivePerson                                        Call Center

Checkman             Checks by Phone/Fax                            Third Party       Collections                     FS
                                                                    Software

CIC Forms            Several different forms loaded on an intranet  Proprietary       Canada Customer Support         Call Center
                     site dealing with handling
                     customer concerns as-well-as
                     policies/procedures and FAQ's, i.e. Usage
                     adjustments.
                     The link is \\cicram1\cic\main.doc

CIC Web (Replacement CIC Web replacing Dunstel                      Proprietary       Canada Custome Support          Call Center
for Dunstel)         order entry application

Credit Control       Equitant                                                         Europe OTC                      FS

CTI Desktop Client - CTI application displays                       Proprietary       inbound us                      Call Center
 (Ernestine)         call/customer data collected
                     through IVR prompting

Customer Service     Contact management, basic                      Proprietary       Sales & Service Usage, Tech     Call Center
Windows (ACS)        service transaction, and                                         Support, Gold team
                     agent assistance software,

Confidential

                                     M-1-1

                                   EXHIBIT M-1
                                    SOFTWARE

D&O's Communication  Intranet site that provides                    Proprietary       US Inbound                      Call Center
about Quality        policy and procedure
                     information for Data Operations

DBData1              Intranet based ticket                          Proprietary       ACUG, Reinvestigations          Call Center
                     submittal system for internal
                     customers

DEC (ASC/DDWW)       ASC - Austin Customer Service                  Proprietary       Collections/CashApplication     FS
                     DEC application -
                     DDWW DunsDial
                     WorldWide Application.

Delrina FormFlow     Invoice Creation                               Third Party Tool  Collections                     FS

DEWS - Data Entry    Data Entry Workstation                         Proprietary       Canada Customer Support         Call Center
Workstation

DIGS - Duns          Data Updating application - is                 Proprietary       US Outbound                     Call Center
Interviewing Guide   speciffically used for
System               supporting US Marketing and adhoc marketing
                     campaigns. Data entry user interface used
                     with the Melita dialer to update marketing
                     records, is also used with dialer for other
                     campaigns such as sales and surveys.
                     Developed using IBM visualage for Java web
                     applet in an HTML page using DB2 database
                     with Smalltalk database engine

DNB.com              Main D&B website                               Proprietary       Inbound                         Call Center

DNBdirect Admin      This is the retail website used for cash       Proprietary       Canada Customer Support         Call Center
                     orders.  The Customer Support group also
                     manages the out-of-date
                     reports through this site.

DNBUsage Admin       This application is used to verify and         Proprietary       Canada Customer Support         Call Center
                     justify all usage adjustments.

DOE                  Duns Order Entry                               Proprietary       Collections/CashApplication     FS

DUNS Dial World Wide Product order entry system                     Proprietary       US Inbound (Sales & Service,    Call Center
(DDWW) - Could                                                                        Usage, Gold)
migrate to servers
in BH

Dunsgate / part of   Intranet site that helps                       Proprietary       US Inbound                      Call Center
Duns Voice           to set properties for duns
                     voice customers. Helps set up
                     the profiles

DUNSTel  (OBSOLETE)  Mainframe application used to                  Proprietary       Canada Customer Support         Call Center
                     fulfill report requests via fax and mail
                     on Canadian reports

Education Services   Intranet site that provides more               Proprietary       US Inbound                      Call Center
(Intranet)           details about educational services

E-Leads              Intranet site that allows you to submit a      Proprietary       US Inbound                      Call Center
                     sales lead on a company

Entry Browse         Canadian billing and accounting application.   Proprietary       Canada Customer Support         Call Center
                     Netron fusion, cobalt language

eRam                 D&B's Credit Tool                              Proprietary( D&B  Collections/CashApplication     FS
                                                                    Tool for
                                                                    External Credit
                                                                    Use)

EUpdate              Intranet site that allows you to give          Proprietary       US Inbound                      Call Center
                      id/pswds to customers so that the customer
                     can go to www.eupdate.dnb.com
                     and update their own report.

Financial Statement  Intranet site that allows you to check and see Proprietary       US Inbound                      Call Center
Lookup               if updated financials were sent on a company,
                     if so - when it was rec'd and the status.

Fixed Assets Systems                                                Third Party Tool  Collections/CashApplication     FS

FTP                  File transfer process                                                                            Call Center

Genesys Chat Client  Online text communication with customers       Proprietary       US Inbound (Customer            Call Center
                                                                                      Service, Technical Support)

Genesys Chat Client  Agent interface for Genesys chat               Genesys                                           Call Center

Genesys CTI Desktop  Genesys screen-pop                             Genesys                                           Call Center
Client - (Ernestine)

Confidential

                                     M-1-2


Genesys DB query     database lookups for Genesys and the IVR.                                                        Call Center
server (Austin)      database server queryied for IVR pre
                     routing lookups and Genesys data queries       Genesys

Genesys Dbserver     Genesys framework database - database                                                            Call Center
(Austin)             of Genesys configuration                       Genesys

Genesys Stat         statistics server for Genesys - collects all                                                     Call Center
server (Austin)      stats generated                                Genesys

Genesys Tserver      switch monitoring system and call                                                                Call Center
(Austin)             routing engine - route calls to proper rep     Genesys

GIRD - Global        Routes customer records to respective          roprietary        PI                              Call Center
Investigation        countries for local agent to investigate.
Repository Database  Assigns due dates. Tracks all results by agent. Stores data for
                     billing and customer inquiry situations.
                     Monitors status of
                     records. Returns customer record to system.
                      Merges all country records back into 1
                     file for customer delivery. Tracks records
                     completed for each individual agent for
                     productivity and quality. Retains customer
                     record and results by agent for quality
                     review.

Global Retail        Credit Card Processing                         Third Party       Collections                     FS
PC - PaymenTech

Hummingbird 3270
Emuluation           3270 emulator                                  Hummingbird                                       Call Center

HummingBird Exceed   Terminal Emulator                              Third Party Tool  Collections/CashApplication     FS

Hummingbird Exceed
Telnet 7.1           Remote Executable Interface                    Hummingbird                                       Call Center

ICW                  US Data Collection Data Entry                  Proprietary       US Data Collection              FS

ICW - Information
Consultant           Report update system interface.                Proprietary       All                             Call Center

Workstation

ID/Passwords         Intranet site that allows you to               Proprietary       US Inbound                      Call Center
                     assign id & pswds for
                     a dnb.com customer

IFES                 Integrated Fax & Email System                  Proprietary       Fax Administration              Call Center

Image Port           MCI Faxing software inbound                    MCI
                     and outbound                                                                                     Call Center

Internal Websites    Invoice Communication                          Proprietary       Collections                     FS

Internet & Intranet                                                                                                   Call Center

InterVoiceBrite IVR  collect customer data for correct                                                                Call Center
(80 ports)           call routing collect customer data             InterVoiceBrite

IntraBolt            Intranet site that allows you to view          Proprietary       US Inbound                      Call Center
                     the usage of a cutomer

IntraBOLT            Intranet Interface to Usage Information        Proprietary       Collections/CashApplication     FS
                     in BOLT

Intranet             Request to Process Credit                      Proprietary       Collections                     FS

Intranet - CRC       Intranet Knowledge base repository             Proprietary       US Inbound                      Call Center
Toolbox

Intranet - D&B       D&B Site used to access links                  Proprietary       US Inbound
                     required to perform updates

Intranet - Self      Web based forms for ordering                   Proprietary       All                             Call Center
Analytic Product

Order System         Self Analytical products

Intranet Website for Request to process credit card for             Proprietary       Collections                     FS
Credit Card Data     payment of open invoice
Entry

Investigation Tracer Intranet site to trace invetigation            Proprietary       US Inbound                      Call Center
                     requests as long as you have the ticket #

Confidential

                                     M-1-3

                                   EXHIBIT M-1
                                    SOFTWARE

IRD - Investigation  Tracks US PI investigations. Routes,           Proprietary       US Inbound (Sales               Call Center
Repository Database  investigations to agent. Assigns due dates.                      & Service, Reinvestigation)
                     Tracks all results by agent. Stores data
                     for billing and customer
                     inquiry Monitors status of records. Returns
                     customer record situations. and results to
                     system for delivery to D&B customer. Tracks
                     records completed for each individual agent
                     for productivity and quality. Retains
                     customer record and results by agent for
                     quality review.

Jabber               Instant Messaging Software                     Jabber Inc.                                       Call Center

JPAC Admin           All account information                        Proprietary       US Inbound (Tech Support)       Call Center

JPAC Admin           Used for I-market                                                                                Call Center

Linkage              Web-based tool for downloading corporate       Proprietary       US Inbound (Tech Support) / FT  Call Center
                     family trees.  Requires signon (corresponds
                     to OSP signon) and password.  This tool is
                     accessed from each team member's
                     desktop through a web server.
                     t produces the most current view of a family
                     tree in a spreadsheet format.

Linkage Validation   Identifies Linkage Validation Errors-Access    Proprietary       FT                              Call Center
Errors               designed to import errors from the mainframe
                     to database be distributed to team members
                     using the following steps:

                     1. Click on Import Today's cases 2. Locate file on J (shared) drive (FESU/COS folder)
                     3. Import cases from J drive to an Access table 4. Click on Assign Today's Cases to distribute work

Look-Alike           Identifies Look-alikes - Web-based tool to     Proprietary       FT                              Call Center
                     access look-alikes for assigned family
                     trees. This tool requires
                     asignon and password and is accessed from
                     team member's desktop through a web server.
                     This tool is utilized to access and resolve
open look-alikes.

Look-Alike           Matching software                                                                                Call Center

Lotus Notes          Customer account and email manager.            IBM
                     Used for I-market                                                                                Call Center

LSSI                 Telephone number look system                                                                     Call Center

Mainframe Smart      Charging                                       Proprietary       Europe OTC                      FS

MarkView Imaging     Imaging/Document Management with Workflow      Third Party       AP T&E                          FS
                                                                    - 170 Systems

MDSN                                                                Microsoft                                         Call Center

Melita Conversation  Dialer Client                                  AccuLab                                           Call Center

Melita Dialer        Dialer                                         AccuLab                                           Call Center

Melita Predictive    Auto-Dialer for Collection Calls               Third Party       Collections                     FS
Dialer (tied to                                                     Software
current Collections                                                 Tool - Magellan
Platform (Millennium)

Microsoft Office     Internal/External Communication                Third Party Tool  Collections                     FS
Products (Excel,                                                    (Microsoft
Word, PowerPoint)                                                   Office)

Millennium           Accounts receivable management system          Proprietary       All                             Call Center

Minime               Process Hoovers and 3rd party credit           Proprietary       US Inbound (Sales & Service,    Call Center
                     transactions                                                     Usage, Gold)

MS Access                                                           Microsoft                                         Call Center

MS Excel                                                            Microsoft                                         Call Center

MS Internet Explorer                                                Microsoft                                         Call Center

Confidential

                                     M-1-4

MS NetMeeting                                                       Microsoft                                         Call Center

MS Office                                                           Microsoft
Professional(Minimum
Version Office '97)                                                                                                   Call Center

MS Outlook (email)                                                  Microsoft                                         Call Center

MS Powerpoint                                                       Microsoft                                         Call Center

MS Visio                                                            Microsoft                                         Call Center

MS Word                                                             Microsoft                                         Call Center

MS WordPad                                                          Microsoft                                         Call Center

MSDN (operation      Developers toolkit                             Microsoft                                         Call Center
systems only)

Multiproject         Used for I-market                                                                                Call Center

Navision V2.6 (D&B)  General Ledger, AR/AP for Italy                Third Party       AP T&E, Europe OTC              FS
and V3.6
(Datahouse)

Nero                 CD burning software                            Nero                                              Call Center

Newmis               Customer contact database, delivery tracking,  Proprietary       US Inbound (Usage)              Call Center

Newmis               Used for I-market                                                                                Call Center

NEWMIS               iMarket billing system                         Proprietary       Collections/CashApplication     FS

Norton Antivirus                                                    Symantec                                          Call Center

OASIS                Marketing Billing System                       Proprietary       Collections/CashApplication     FS

OLUS                 Online Usage Statements                        Proprietary       Europe OTC                      FS

Oracle 8 and 9                                                      Oracle                                            Call Center

Oracle Discoverer    Reporting - UK                                 Third Party Tool  Collections/CashApplication     FS

Oracle Financials
V11.0.3              General Ledger, AR/AP for UK and Ireland       Third Party       AP T&E, Europe OTC              FS

Oracle Financials    General Ledger, AP for North America           Third Party       AP T&E,                         FS
V11i.5.8
                                                                                      Collections/CashApplication
OSP                  US Data Collection/Update Component            Proprietary       US Data Collection              FS

OSP - Office Systems Creation of new reports (creating a new        Proprietary       All                             Call Center
Project              DUNs #) and editing existing report
                     information, Used for subject file D&B
                     DUNS (R) number look up in the United States

Outlook E-mail       Internal/External Communication                Third Party Tool  Collections                     FS
                     (Assuming vendor will provide email outside    (Microsoft
                     D&B Exchange network)                           Office)

Pacer                Bankruptcy lookup tool                                                                           Call Center

Paybase              Electronic payments and remittance, laser      Third Party        AP T&E                          FS
                     check and fraud prevention tools               - BottomLine

PC-Smarts            Charging                                       Proprietary       Europe OTC                      FS

PlaceWare - MS Live                                                 Microsoft                                         Call Center
Meeting

PostMaster Email     Inbound customer email response system         Proprietary       All                             Call Center
Response

Price Admin          Pricing Administration                         Proprietary       Europe OTC                      FS

Procomm Plus         Modem Diling - Terminal Emulation              Third Party Tool  AP T&E                          FS

Product History Page Intranet site to view self analytical          Proprietary       US Inbound                      Call Center
                     products that were previously ordered by
                     a customer

Product Order Form   Intranet site to order self analytical         Proprietary       US Inbound                      Call Center
                     products

Product Solutions    Intranet site that provides lists of D&B       Proprietary       US Inbound                      Call Center

Catalog              Products alphabetically

Proxy                Remote Access tool                             Funk Software                                     Call Center

PSW1 (password)      Customer id and password maintenance system    Proprietary       US Inbound                      Call Center

QWS3270              3270 emulator                                                                                    Call Center

RAM-Risk Assessment  D&B Desktop Scoring Solution                   Proprietary       US Inbound                      Call Center
Manager

Confidential

                                     M-1-5

                                   EXHIBIT M-1
                                    SOFTWARE

Real Time            Online Matching - D&B Canada has a             Proprietary       Canada Customer Support         Call Center
Decisioning (Real    service for customers who do not want to get
Time Match in RFP)   involved with the complexities of running
                     RAM in their own shop. The Post-sales group
                     works with these customers to determine
                     their business rules for RAM, and they set
                     up a RAM database on a desktop machine in
                     the CIC. Each CIC desktop points to the RAM
                     database on a disk share. When one of the
                     Real Time
                     Decisioning customers calls in, they
                     provide the company information, the CIC
                     connects to the database and pulls down the
                     RAM scoring for that company, using the
                     decisioning rules set up for the customer.
                     The score information is returned to the
                     customer. The software is stock RAM.
                     Shared/Desktop means that one machine holds
                     the RAM database, which is accessed through
                     a share from each CIC desktop.

Retriever            Historical Invoice Retrieval                   Third Party       Collections                     FS
                                                                    Software (Data
                                                                    Reduction
                                                                    Services)

Sales Order          Sales order entry and billing                  Proprietary       Europe OTC                      FS
Processing (SOP)                                                    LS/400 package
System                                                              heavily
                                                                    customized in
                                                                    house

Screening
Application-Desktop  Application used to Screening Records          Proprietary       Screeners                       Call Center

Severe Risk Form     Intranet site to submit cases for severe risk  Proprietary       US Inbound                      Call Center

Severe Risk LookUp   Intranet site to look up previously            Proprietary       US Inbound                      Call Center
                     submitted severe risk cases

SIC Code             Used to perform SIC Code look up               Proprietary       Screeners                       Call Center
                     on US investigations

Siebel                                                              Third Party       Collections/Cash Application    FS
                                                                    Tool
Siebel Sales
(Gold Team)                                                         Siebel                                            Call Center

Small Business
Solutions Website    Intranet based SBS Credit Card billing         Proprietary       US Inbound (Usage, Sales &      Call Center
                     system

Superuser (Intranet)                                                                  Service, Technical Support)

SOP                                                                                                                   Call Center

SQL 2000 CAL (12 in                                                 Microsoft
Canada, 21 in
Austin & Waltham)                                                                                                     Call Center

SQL2000 and SQL7                                                    Microsoft                                         Call Center

Systems Union Sun    General Ledger, AR/AP for Belgium, Netherlands Third Party       AP T&E, Europe OTC              FS
Systems V4.2.5,
SQL 7.0 Database

TADS                 proprietary software for Time Reporting        Proprietary       Collections/CashApplication     FS
                     (Not expected to be used by BPO)

TAPs                 View Hoovers and 3rd-party transactions        Proprietary       US Inbound (Usage)              Call Center

Trade Tape 100+      Intranet site to submit new trade tape         Proprietary       US Inbound                      Call Center
                     customer

Transunion Canada    Transunion report lookup. This                 TransUnion
                     application delivers consumer reports for      DOS
                     TransUnion requests. program, 3rd party
                     transunion provided
                     application, reside
                     on desktop to transunion mainframe.                                                              Call Center

TransUnion US Client Transunion report lookup                                                                         Call Center

Vista                Report distribution                            Third Party       AP T&E                          FS

Visual Messenger     graphic file viewer                            ConnectComs                                       Call Center

Confidential

                                     M-1-6

                                   EXHIBIT M-1
                                    SOFTWARE

Webmeter/ Waltham    Fulfill meter credits                          Proprietary       US Inbound (Tech Support)       Call Center

WinFax               Inbound Outbound fax software                  Windows                                           Call Center

WinZip                                                              WinZip                                            Call Center

Witness              Remote audio and video monitoring              Witness Systems                                   Call Center

Word Perfect Suite                                                  Corel Inc.                                        Call Center

Worldlink            Exchange Rates                                 Third Party       AP T&E                          FS
                                                                    - CitiBank

Xsellsys             Canada's CRM application for the               Non-Proprietary
                     Sales organization. 3rd party
                     application - Customized proprietary not
                     developed by DNB - Canadian sales force,
                     hosted in application service
                     provide in Texas or California.
                     Maintenance thru Xsellsys.
                     DNB Sales negotiated thru
                     DNB Sales not Technology

Xtaps                View SBS and Retail website transactions       Proprietary       US Inbound (Usage)              Call Center

Yahoo Instant        IM for Imarket                                 Yahoo                                             Call Center
Messenger

Zapdata Admin        Id/Password Administration                     Proprietary       US Inbound (Usage)              Call Center

Zetafax              Inbound Outbound fax software                  Equisys                                           Call Center

ZetaFax              Internal/External Communication-Allows         Third Party       Collections                     FS
                     faxes to be send from Windows desktops         Tool (ZetaFax)
                     from a central FAX server

Confidential

                                     M-1-7

Appears to be included in preceding worksheets.

                                                                WILL SUPPLIER BE REQIRED
                                 PROPRIETARY OF                 TO USE THE TOOL OR CAN IT
TOOL        UK      IT     BL    THIRD PARTY TOOL    FUNCTION   PROPOSE ALTERNATIVES
*           *      *       *      *                  *          *                              *



* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     M-1-2


*                             *              *                                  *                 *


* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

                                     M-1-3

                                   SCHEDULE N
                                   [RESERVED]

                                   SCHEDULE O
                                 D&B COMPETITORS

Following is a listing of D&B's principal competitors as of January 1, 2004

For the purposes of the Agreement, "D&B Competitors" includes all Affiliates (as defined in the Agreement) of the entities listed below.

Unless otherwise stated below, the principal geographic market of each entity is the United States, or it is engaged in business in multiple markets. In any event, each listed entity and its Affiliates shall be considered to be D&B Competitors in all markets in which they conduct business.

ENTITY NAME                                                  PRINCIPAL GEOGRAPHIC MARKET(S)
*                                                            *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

ENTITY NAME                                                  PRINCIPAL GEOGRAPHIC MARKET(S)
*                                                            *



B&B IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

ENTITY NAME                                                  PRINCIPAL GEOGRAPHIC MARKET(S)
*                                                            *

D&B / IBM Confidential

* Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


                                      O3